Form 10-K, Exhibit 13
period 1996-12-31
DEARBORN BANCORP INC /MI/
filed 1997-03-26
CIK 895541

Exhibit 13








                            DEARBORN BANCORP, INC.



                              and its subsidiary



                          COMMUNITY BANK OF DEARBORN













                                     1996
                                ANNUAL REPORT

                                 INSIDE COVER




















                      THIS PAGE INTENTIONALLY LEFT BLANK





                            DEARBORN BANCORP, INC

                              and its subsidiary

                          COMMUNITY BANK OF DEARBORN




CONTENTS

        Description of Business  .  .  .  .  .  .  .  .  .  .  .  .   .  .  .  .  .  .    4

        Summary of Selected Financial Data  . .  .  .  .  .  .  .  .   .  .  .  .  .  .   5

        Chairman's Letter to Stockholders  .  .  .  .  .  .  .  .  .   .  .  .  .  .  .   6

        Report of Independent Certified Public Accountants  .  .  .   .  .  .  .   .  .   8

        Consolidated Balance Sheets  .  .  .  .  .  .  .  .  .  .  .   .  .  .   .  .  .  9

        Consolidated Statements of Operations  .  .  .  .  .  .  .  .  .  .  .  .  .  .  10

        Consolidated Statements of Stockholders' Equity  .  .  .  .   .  .  .  .  .   .  11

        Consolidated Statements of Cash Flows  .  .  .  .  .  .  .  .  .  .  .   .  . .  12

        Notes to Consolidated Financial Statements  .  .  .  .  .  .   .  .  .   .  .  . 13

        Management's Discussion and Analysis  .  .  .  .  .  .  .  .   .  .  .  .  . .   29

        Dearborn Bancorp, Inc. Directors and Officers  .  .  .  .  .   .  .  .  .  .  .  35

        Community Bank of Dearborn Directors and Officers   .  .  .   .  .  .   .  .   . 36

DESCRIPTION OF BUSINESS


Dearborn Bancorp, Inc.

Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Community Bank of Dearborn (the "Bank").



Community Bank of Dearborn

The Bank was incorporated on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. On December 20, 1995, a second office located on West Warren Avenue in Dearborn Heights was opened. The Bank offers a wide range of financial products and services. These include checking accounts, savings accounts, money market accounts, certificates of deposit, business checking, direct deposit, loan services (commercial, consumer, real estate mortgages), travelers' checks, cashiers' checks, wire transfers, safety deposit boxes, collection services, and night depository service. The Bank does not have a trust department.

                             FORM 10-K AVAILABLE

For a free copy of the Company's Form 10-K filed with the U.S. Securities and Exchange Commission, please direct your request to Mr. Jeffrey Karafa, Dearborn Bancorp, Inc., P.O. Box 2247, Dearborn, Michigan 48123-2247.


                                ANNUAL MEETING

The Annual Meeting of Stockholders will be held on May 20, 1997, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.


                     DEARBORN BANCORP, INC., COMMON STOCK

To the Parent Company's knowledge, there has been no significant trading in the Parent Company's common stock since it was issued in 1993, and there is no organized market in the Parent Company's stock. Shares are traded on an individual basis. The last known trade in 1996 was on March 8, 1996 at $12.00 per share. On December 31, 1996 the Parent Company recorded common stock subscriptions for 276,000 shares of common stock at a price of $10.00 per share in connection with a rights offering to existing stockholders. No dividends have been paid and the Parent Company has no current plans to pay dividends in the future.



                      SUMMARY OF SELECTED FINANCIAL DATA



(In thousands, except per share           1996       1995        1994        1993       1992
 data)                                --------------------------------------------------------
For the Year
     Net interest income              $  1,608    $  1,019      $   408     $    65     $ --
     Noninterest income                    284         210           93         --        --
     Noninterest expenses                1,701       1,403        1,065          205      --
     Net income (loss)                      27        (288)        (664)        (140)     --


Per Common Share
     Net income (loss)                $   0.04    $  (0.43)     $ (0.99)    $  (1.85)   $ --


At Year End
     Investment securities,
       available for sale             $ 10,493    $ 10,035     $  7,088     $   --      $ --
     Total loans                        36,263      19,945        9,907         --        --
     Total assets                       56,599      35,130       20,879        7,041      140
     Total deposits                     47,463      28,922       14,389         --        --
     Mortgage payable                      554         569          584          597      --
     Total stockholders' equity          8,190       5,458        5,626        6,381      133


Profitability Ratios
     Return on average
       stockholders' equity               0.50%      (5.20)%     (11.62)%      (2.19)%    --
     Return on average total assets       0.06%      (1.01)%      (5.12)%      (1.99)%    --
     Average equity to average
       total assets                      12.19%      19.46%       44.06%       90.63%     --

                      CHAIRMAN'S AND PRESIDENT'S LETTER



To Our Shareholders:

        1996 will be remembered as a very important year in the history of our company and our bank. First, it was the year when we "turned the corner" and began to operate at a modest profit. And, second, it was the year when rapid growth required us to raise additional capital through a highly successful rights offering. Both of these events occurred considerably sooner than we had projected when Community Bank of Dearborn first opened for business on February 28, 1994.

        Net income for the full year was a modest $27,000 but much better than the net losses of $288,000 in 1995 and $664,000 in 1994 while we were in a start-up mode. On a quarterly basis, we lost $87,000 in the first quarter and just $5,000 in the second quarter. Then, we earned a profit of $60,000 in the third quarter and $59,000 in the fourth quarter. Essentially, it took us just a bit more than two years to go from a standing start to a break-even operation. This is an unusual record for any new banking company.

        We became profitable so quickly because of our swift growth. By the end of the year, total assets had reached $56,599,000, 61% more than they were at the end of 1995. During 1996, total deposits also went up 64% to $47,463,000 and total loans increased 82% to $36,263,000.

        At mid-year, it became apparent that the only way we could sustain this rate of growth would be to add to our capital by selling additional common stock. As a consequence, the board of directors took steps to implement a rights offering to existing shareholders that resulted in the sale of 276,000 new shares of common stock at $10 per share. With this $2,760,000 in additional capital and the income we expect to earn over the next two years, we should have enough capital to support total assets of $100 million by the end of 1998.

        One of our key strategies for achieving growth is the careful development of a network of branch banking offices in Dearborn, Dearborn Heights, and other nearby communities. Our first branch opened in December of 1995 on West Warren Avenue between Telegraph and Beech-Daly Roads in Dearborn Heights. This office became profitable in less than one year. Now that it has moved beyond the break-even point we are planning to open a second branch bank at Five Mile and Sheldon Roads in Plymouth Township.

        This new office should open in mid 1997. We expect to do as well there as we have done in Dearborn Heights. The Northville - Plymouth - Canton corridor along I-275 is one of the fastest growing areas in Southeastern Michigan but there are no independent community banks doing business there. Consequently, we believe that we will attract new business from customers who prefer doing business at a bank like ours while we also will benefit from nearby development.


        The people who organized our company and Community Bank of Dearborn did so because they were convinced that both business organizations and individuals are served best by a financial institution that keeps its key decision makers close to its customers. The success we have achieved during our first three years of operation has proved that they were correct. Our directors and senior officers know our customers and our customers know our directors and senior officers. We formulate our policies based on a personal knowledge of our customers' attitudes, opinions and preferences. Often, we can respond to a customer's request in a matter of hours, not days or weeks. When circumstances warrant, we can modify our procedures to suit a customer's special needs because we are not bound by inflexible policies handed down from a distant city.

        By giving our customers this highly personal service and ready access to our decision makers, we have made considerably more progress than we predicted when we first opened for business. Now, it is becoming clear that our independent community banking approach to doing business will assure us compounding success in the years ahead.

        The directors and senior officers join us in encouraging you to attend our Annual Meeting. It will be held at Park Place in Dearborn on May 20, 1997, at 4:00 PM. We look forward to seeing you there, hearing your comments and answering your questions.



                                  Sincerely,




      /s/ John E. Demmer                   /s/ Michael J. Ross
-----------------------------           -------------------------
        John E. Demmer                       Michael J. Ross
Chairman of the Board and CEO               President and CEO
    Dearborn Bancorp, Inc.              Community Bank of Dearborn

                                                    Suite 400
                                                    First Center Office Plaza
                                                    26911 Northwestern Hwy.
                                                    Southfield, MI  48034-8439
                                                    810 262-1950
                                                    FAX  810  350-3581



              Report of Independent Certified Public Accountants

                                               Grant Thornton LLP
                                                  Accountants and
                                                  Management Consultants

                                                  The U.S. Member Firm of
                                                  Grant Thornton International


Board of Directors
Dearborn Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the result of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/  Grant Thornton LLP
-----------------------
Detroit, Michigan
January 27, 1997


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

(In thousands)                                                December 31,
                                                         ---------------------
                                                            1996        1995
                                                         -----------  --------
ASSETS
Cash and cash equivalents
          Cash and due from banks                         $  2,126    $  1,342
          Federal funds sold                                 5,300       1,200
                                                          --------    --------
                    Total cash and cash equivalents          7,426       2,542

Mortgage loans held for sale                                   303         408
Investment securities, available for sale  (note B)         10,493      10,035
Loans (note C)
          Loans                                             36,263      19,945
          Allowance for possible credit losses                (366)       (204)
                                                          --------    --------
                    Net loans                               35,897      19,741

Bank premises and equipment, net  (note D)                   2,080       2,013
Accrued interest receivable                                    306         290
Other assets                                                    94         101
                                                          --------    --------

          Total assets                                    $ 56,599    $ 35,130
                                                          ========    ========

LIABILITIES
Deposits (note E)
          Non-interest bearing deposits                   $  7,583    $  4,073
          Interest bearing deposits                         39,880      24,849
                                                          --------    --------
                    Total deposits                          47,463      28,922

Other liabilities
          Mortgage payable (note F)                            554         569
          Accrued interest payable                             127          92
          Other liabilities                                    265          89
                                                          --------    --------
                    Total liabilities                       48,409      29,672

STOCKHOLDERS' EQUITY
          Common stock - no par value, 1,000,000 shares
              authorized, 674,000 shares outstanding
              in 1996 and 1995                               6,521       6,521
          Common stock subscribed but unissued,
              276,000 shares in 1996 (note L)                2,752          --
          Accumulated deficit                               (1,065)     (1,092)
          Net unrealized gain (loss) on securities
              available for sale  (note B)                     (18)         29
                                                          --------    --------
                    Total stockholders' equity               8,190       5,458

                    Total liabilities and stockholders'
                        equity                            $ 56,599    $ 35,130
                                                          ========    ========

The accompanying notes are an integral part of these consolidated statements.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)                    Years Ended December 31,
                                                   ----------------------------------
                                                      1996        1995         1994
                                                   ---------   ---------    ---------
Interest income
          Interest and fees on loans               $   2,466   $   1,369    $     348
          Interest on investment securities,
              available for sale                         733         466          232
          Interest on federal funds and deposits
              with banks                                 115         188           94
                                                   ---------   ---------    ---------
                    Total interest income              3,314       2,023          674

Interest expense
          Interest on deposits                         1,662         959          220
          Interest on other liabilities                   44          45           46
                                                   ---------   ---------    ---------
                    Total interest expense             1,706       1,004          266

                    Net interest income                1,608       1,019          408
Provision for possible credit losses  (note C)           164         114          100
                                                   ---------   ---------    ---------

Net interest income after provision for possible
    credit losses                                      1,444         905          308

Non-interest income
          Service charges on deposit accounts             92          38           11
          Fees for other services to customers            19          16           15
          Gain on the sale of loans                      130         126           61
          Gain on the sale of investment                  37          19           --
              securities
          Other income                                     6          11            6
                                                   ---------   ---------    ---------
                    Total non-interest income            284         210           93

Non-interest expenses
          Salaries and employee benefits               1,060         877          658
          Occupancy and equipment expense                198         147          104
          Advertising and marketing                       93          63           68
          Stationery and supplies                         56          62           59
          Professional services                           63          79           59
          Data processing                                 71          47           15
          FDIC insurance premiums                          2          16            8
          Other operating expenses                       158         112           94
                                                   ---------   ---------    ---------
                    Total non-interest expenses        1,701       1,403        1,065
                                                   ---------   ---------    ---------

Income (loss) before provision for federal
    income tax                                            27        (288)        (664)
Provision for federal income tax (note H)                 --          --           --
                                                   ---------   ---------    ---------

Net income (loss)                                  $      27   $    (288)   $    (664)
                                                   =========   =========    =========

Per share data:
Net income (loss)                                  $    0.04   $   (0.43)   $   (0.99)
                                                   =========   =========    =========

Weighted average number of shares outstanding        674,756     674,000      674,000
                                                   =========   =========    =========

The accompanying notes are an integral part of these consolidated statements.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 Years Ended December 31, 1996, 1995 and 1994

                                                              Common                 Net Unrealized
                                                               Stock                 Gain (Loss) on
                                       Common Stock         Subscribed                  Securities      Total
                                    -------------------         but      Accumulated    Available    Stockholders'
(In thousands)                      Shares       Amount      Unissued      Deficit       For Sale       Equity
                                    ------       ------     ----------   -----------  -------------- -------------
Balance, January 1, 1994                674      $ 6,521      $    --      $  (140)      $    --       $ 6,381

          Net loss                       --           --           --         (664)           --          (664)

          Net change in
             unrealized gain
             (loss) on
             securities                  --           --           --           --           (91)          (91)
                                    -------      -------      -------      -------       -------       -------

Balance, December 31, 1994              674        6,521           --         (804)          (91)        5,626

          Net loss                       --           --           --         (288)           --          (288)

          Net change in
             unrealized gain
             (loss) on
             securities                  --           --           --           --           120           120
                                    -------      -------      -------      -------       -------       -------

Balance, December 31, 1995              674        6,521           --       (1,092)           29         5,458

          276,000 shares of
             common stock
             subscribed but
             unissued
             ($10.00 per
             share, net of
             offering costs of
             $8) (note L)                --           --        2,752           --            --         2,752

          Net income                     --           --           --           27            --            27

          Net change in
             unrealized gain
             (loss) on
             securities                  --           --           --           --           (47)          (47)
                                    -------      -------      -------      -------       -------       -------

Balance, December 31, 1996              674      $ 6,521      $ 2,752      $(1,065)      $   (18)      $ 8,190
                                    =======      =======      =======      =======       =======       =======

The accompanying notes are an integral part of these consolidated statements.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                              Years Ended December 31,
                                                       --------------------------------
                                                         1996        1995        1994
                                                       --------    --------    --------
Cash flows from operating activities
          Interest and fees received                   $  3,415    $  1,959    $    513
          Interest paid                                  (1,671)     (1,040)       (210)
          Proceeds from sale of mortgages held for
              sale                                        7,648       8,251       4,873
          Origination of mortgages held for sale         (7,413)     (8,493)     (4,852)
          Cash paid to suppliers and employees           (1,330)     (1,435)       (889)
                                                       --------    --------    --------
          Net cash provided by (used in) operating
              activities                                    649        (758)       (565)

Cash flows from investing activities
          Proceeds from the sale of securities
              available for sale                          8,735       3,249          --
          Proceeds from maturities of securities
              available for sale                          9,250       4,050       1,650
          Purchases of securities available for sale    (18,514)    (10,091)     (8,775)
          Increase in loans, net of payments
              received                                  (16,320)    (10,048)     (9,907)
          Purchases of property and equipment              (194)       (483)       (724)
                                                       --------    --------    --------
          Net cash used in investing activities         (17,043)    (13,323)    (17,756)

Cash flows from financing activities
          Net increase in non-interest bearing
              deposits                                    3,510       1,706       2,367
          Net increase in interest bearing deposits      15,031      12,827      12,022
          Principal payments on mortgage payable            (15)        (15)        (13)
          Common stock subscriptions received             2,752        --          --
                                                       --------    --------    --------
          Net cash provided by financing activities      21,278      14,518      14,376

Increase (decrease) in cash and cash equivalents          4,884         437      (3,945)
Cash and cash equivalents at the beginning of the
    period                                                2,542       2,105       6,050
                                                       --------    --------    --------

Cash and cash equivalents at the end of the period     $  7,426    $  2,542    $  2,105
                                                       ========    ========    ========

Reconciliation of net income (loss) to net cash
    provided by (used in) operating activities
Net income (loss)                                      $     27    $   (288)   $   (664)
    Adjustments to reconcile net income
       (loss) to net cash
       used in operating activities
            Provision for possible credit
                losses                                      164         114         100
            Depreciation and amortization
                expense                                     133         104          48
            Accretion of discount on
                investment securities                       (11)        (54)        (54)
            Amortization of premium on
                investment securities                        72          38        --
            (Gain) on the sale of
                investment securities                       (37)        (19)       --
            (Increase) decrease in
                mortgages held for sale                     105        (368)        (40)
            (Increase) in interest
                receivable                                  (16)       (129)       (161)
            Increase in interest payable                     35          36          56
            (Increase) decrease in other
                assets                                        1         (57)        (11)
            Increase (decrease) in other
                liabilities                                 176        (135)        161
                                                       --------    --------    --------

Net cash provided by (used in) operating activities    $    649    $   (758)   $   (565)
                                                       ========    ========    ========

The accompanying notes are an integral part of these consolidated statements.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

        1.  Basis of Presentation and Operations

        Dearborn Bancorp, Inc. (the Corporation) was incorporated in Michigan on September 30, 1992. The Corporation's subsidiary, Community Bank of Dearborn (the Bank), began operations on February 28, 1994. The Bank operates two community banking offices in Dearborn and Dearborn Heights, Michigan, offering a full range of banking services to individuals and businesses.

        2.  Principles of Consolidation

        The consolidated financial statements include the accounts of Dearborn Bancorp, Inc. and its wholly-owned subsidiary, Community Bank of Dearborn. All significant intercompany transactions are eliminated in consolidation.

        3.  Mortgages Held for Sale

        Mortgages held for sale are carried at the lower of cost or market. Market value is determined on the basis of existing forward delivery contracts.

        4.  Investment Securities

        When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and carried at market value. Any decision to sell a security available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized gains and losses for available for sale securities are excluded from income and recorded as an amount, net of tax, in a separate component of stockholders' equity until realized. All of the Corporation's securities are classified as available for sale.

        5.  Interest Income on Loans

        Interest on loans is accrued and credited to income based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued is reversed. Interest accruals are generally resumed when all delinquent principal and interest has been brought current or the loan becomes both well secured and in the process of collection.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

        6.  Allowance for Possible Credit Losses

        The allowance is maintained at a level considered by management to be adequate to provide for reasonably foreseeable loan losses based on an evaluation of the loan portfolio, loan loss experience and the economic condition of the borrower. The Bank maintains a minimum allowance to total loans ratio of one percent in accordance with regulatory agency agreements.

        7.  Loan Impairment

        A loan is identified as impaired when it is probable in the opinion of management that interest and principal may not be collected according to the contractual terms of the loan agreement.

        8.  Bank Premises and Equipment

        Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over useful lives ranging from five to thirty years.

        9.  Income Taxes

        The Corporation files a consolidated Federal income tax return. The Corporation uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Tax planning strategies are utilized in the computation of deferred federal income taxes. In addition, the current or deferred tax consequences of a transaction is measured by applying the provisions of enacted tax laws to determine the amount of taxes receivable or payable, currently or in future years.

        10.  Use of Estimates

        In the preparation of financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

        11.  Cash Equivalents

        For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, cash due from banks, and federal funds sold to be cash equivalents.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE B - INVESTMENT SECURITIES, AVAILABLE FOR SALE

        The amortized cost and estimated market value of investment securities available for sale are as follows (in thousands):

                                                    December 31, 1996
                                     -------------------------------------------------
                                                   Gross        Gross        Estimated
                                     Amortized   Unrealized   Unrealized       Market
                                       Cost        Gains        Losses         Value
                                     ---------   ----------   ----------     ---------
         US Treasury securities      $ 2,009      $    --      $   (10)      $ 1,999
         US Government agency
            securities                 8,502            4          (12)        8,494
                                     -------      -------      -------       -------

                   Totals            $10,511      $     4      $   (22)      $10,493
                                     =======      =======      =======       =======

                                                    December 31, 1995
                                     -------------------------------------------------
                                                   Gross        Gross        Estimated
                                     Amortized   Unrealized   Unrealized       Market
                                       Cost        Gains        Losses         Value
                                     ---------   ----------   ----------     ---------
         US Treasury securities      $ 4,961      $    14      $    --       $ 4,975
         US Government agency
            securities                 5,045           16           (1)        5,060
                                     -------      -------      -------       -------

                   Totals            $10,006      $    30      $    (1)      $10,035
                                     =======      =======      =======       =======


        The amortized cost and estimated market value of investment securities available for sale at December 31, 1996 by contractual maturity, are shown below (in thousands):

                                                               Estimated
                                                  Amortized      Market
                                                     Cost        Value
                                                  ---------    ---------
         Due in three months or less               $ 2,000      $ 2,000
         Due in three months through one year        2,006        2,003
         Due in one year through five years          6,505        6,490
                                                   -------      -------

                   Totals                          $10,511      $10,493
                                                   =======      =======

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994




NOTE B - INVESTMENT SECURITIES, AVAILABLE FOR SALE  (Continued)

        Securities having a carrying value of $2,009,000 and a market value of $1,998,000 were pledged to secure public deposits. Securities having a carrying value of $994,000 and a market value of $998,000 were pledged to secure treasury, tax and loan payments with the Federal Reserve Bank of Chicago. In addition, securities having a carrying value of $2,000,000 and a market value of $1,999,000 were pledged as collateral to secure a Federal Funds credit line.




NOTE C - LOANS

        Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                      1996       1995
                                                     -------    -------
         Consumer loans                              $ 8,877    $ 4,620
         Commercial, financial, & other                7,199      5,375
         Commercial real estate construction           1,971        961
         Commercial real estate mortgages              6,384      2,676
         Residential real estate mortgages            11,832      6,313
                                                     -------    -------

                                                      36,263     19,945
         Less allowance for possible credit              366        204
         losses
                                                     -------    -------

                                                     $35,897    $19,741
                                                     =======    =======

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


 NOTE C - LOANS  (Continued)

        Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1996 are as follows (in thousands):

                                          Within     Three to      One to        After
                                          Three       Twelve        Five         Five
                                          Months      Months        Years        Years        Total
                                          -------    --------      ------        ------       -----
         Consumer loans                  $ 2,342      $    88      $ 5,790      $   649      $ 8,869
         Commercial, financial &
            other                          4,048        1,052        2,099           --        7,199
         Commercial real estate
            construction                   1,687          249           35           --        1,971
         Commercial real estate
            mortgages                        337           --        5,693          354        6,384
         Residential real estate
            mortgages                      1,767        5,380        4,565          120       11,832
                                         -------      -------      -------      -------      -------

                                         $10,181      $ 6,769      $18,182      $ 1,123       36,255
                                         =======      =======      =======      =======

         Non-accrual loans                                                                         8
                                                                                             -------

                   Total loans                                                               $36,263
                                                                                             =======


         Loans at fixed interest
            rates                        $   509      $ 1,166      $14,080      $ 1,003      $16,758
         Loans at variable interest
            rates                          9,672        5,603        4,102          120       19,497
                                         -------      -------      -------      -------      -------

                                         $10,181      $ 6,769      $18,182      $ 1,123       36,255
                                         =======      =======      =======      =======

         Non-accrual loans                                                                         8
                                                                                             -------

                   Total loans                                                               $36,263
                                                                                             =======


        Certain directors of the Corporation, including their related interests, were loan customers of the Bank during 1996. Such loans were made in the ordinary course of business at the Bank's normal credit terms and interest rates, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1996 amounted to $1,850,000. During 1996, $1,091,000 of new loans were made and repayments totaled $640,000. These loans aggregated to 23% of consolidated stockholders' equity as of December 31, 1996.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE C - LOANS  (Continued)

        Transactions in the allowance for possible credit losses for the years ended December 31 are as follows (in thousands):

                                                  1996        1995        1994
                                                  ----        ----        ----
         Balance, beginning of year             $   204     $   100     $    --

         Provision for possible credit losses
                   charged to operations            164         114         100
                                                -------     -------     -------

                                                    368         214         100

         Loans charged off                           (4)        (10)         --
         Recoveries of loans charged off              2          --          --
                                                -------     -------     -------

                                                $   366     $   204     $   100
                                                =======     =======     =======


         As a percent of total loans               1.01%       1.02%       1.00%
                                                =======     =======     =======


        The aggregate balances on non-accrual loans and the reduction of interest income associated with these loans at December 31, are as follows (in thousands):

                                                1996        1995         1994
                                                ----        ----         ----
         Non-accrual loans                      $   8       $  43       $   --
                                                =====       =====       ======

         As a percentage of total loans          0.02%       0.21%          --
                                                =====       =====       ======

         Income in accordance with original
                   loan terms                   $   1       $   2           --
         Income recognized                         --          --           --
                                                -----       -----       ------

         Reduction in interest income           $   1       $   2       $   --
                                                =====       =====       ======


        The Corporation adopted Statement of Financial Accounting Standards
        (SFAS) No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan", effective as of January 1, 1995. Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. No loans have been identified as impaired at December 31, 1996 and 1995.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE D - BANK PREMISES AND EQUIPMENT

        Bank premises and equipment are comprised of the following at December 31 (in thousands):

                                          1996     1995
                                          ----     ----

         Land and improvements           $  394   $  394
         Building and improvements        1,469    1,368
         Furniture and equipment            484      391
                                         ------   ------
                                          2,347    2,153

         Less accumulated depreciation      267      140
                                         ------   ------

                                         $2,080   $2,013
                                         ======   ======


        Depreciation expense for 1996, 1995 and 1994 amounted to $127,000, $98,000 and $42,000, respectively.


NOTE E - DEPOSITS

        The following is a summary of the distribution and weighted average interest rate of deposits at December 31 (in thousands):

                                                          1996                 1995
                                                   -------------------- --------------------
                                                              Average              Average
                                                    Amount      Rate     Amount      Rate
                                                   -------------------- --------------------
         Non-interest bearing:
                   Demand                           $ 7,583        --     $ 4,073       --
                                                    =======               =======


         Interest bearing:
                   Checking                         $   977      2.02%    $   676     1.98%
                   Money market                       5,977      4.22%      7,088     4.34%
                   Savings                            1,240      2.50%      1,073     2.50%
                   Time, under $100,000              19,048      5.83%      6,673     6.06%
                   Time, $100,000 and over           12,638      5.71%      9,339     5.76%
                                                    -------               -------

                                                    $39,880               $24,849
                                                    =======               =======

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994

NOTE E - DEPOSITS  (Continued)

        Final maturities of time deposits of $100,000 and greater at December 31, 1996 are as follows (in thousands):

                                                  1996
                                                  ----
         Due in three months or less            $ 4,261
         Due in three months through one year     7,207
         Due in one year through five years       1,170
                                                -------

                   Total                        $12,638
                                                =======


NOTE F - MORTGAGE PAYABLE

        The mortgage payable with a bank matures September 1, 2013 and requires monthly installments of $4,925 including interest at 7.75% per annum. Effective September, 1998 the interest rate will be computed annually at 2.5% plus the five year treasury rate. The note is collateralized by a first real estate mortgage on a building and land.

        Aggregate maturities for the five years following December 31, 1996 and thereafter are as follows (in thousands):


                            1997                    $ 17
                            1998                      18
                            1999                      20
                            2000                      21
                            2001                      23
                            Thereafter               455
                                                    ----

                                                    $554
                                                    ====


NOTE G - FEDERAL FUNDS PURCHASED

        During 1996, the Bank entered into a federal funds credit line with another bank in the amount of $1,000,000 to provide additional flexibility in the daily management of liquidity. Terms of the credit line require the Bank to pledge securities with a minimum market value of $1,250,000. At December 31, 1996 the Bank had pledged securities with carrying value of $2,000,000 and a market value of $1,999,000. The outstanding balance of the federal funds credit line at December 31, 1996 was zero.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE H - INCOME TAXES

        At December 31, 1996 the Corporation had net operating loss carryforwards of approximately $1,175,000 expiring in 2008 through 2011. These losses are available to reduce otherwise taxable income in future periods.

        The details of the net deferred tax asset are as follows at December 31, (in thousands):

                                                              1996     1995
                                                              ----     ----
         Deferred tax assets
              Provision for possible credit losses            $ 110    $  49
              Unrealized losses on securities
                 available for sale                               8       --
              Net operating loss carryforwards                  400      446
              Other                                               1       --
                                                              -----    -----

                             Total deferred tax assets          519      495

         Deferred tax liabilities
              Accretion of discounts on securities
                 available for sale                              (1)     (14)
              Deferred loan fees                                (59)     (34)
              Premises and equipment                            (56)     (35)
              Accrual to cash conversion                        (46)     (53)
              Unrealized gain on securities
                 available for sale                              (1)     (10)
                                                              -----    -----

                             Total deferred tax liabilities    (163)    (146)
                                                              -----    -----

         Net deferred tax asset before
                   valuation allowance                          356      349

         Valuation allowance                                   (356)    (349)
                                                              -----    -----

         Net deferred tax asset                               $  --    $  --
                                                              =====    =====


        The tax benefit of the unrealized losses on securities available for sale, net of the valuation allowance, was charged directly to its related component of stockholders' equity.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE H - INCOME TAXES  (Continued)

        A valuation allowance equal to the tax benefit of the temporary differences and net operating loss carryforwards has been provided since their future realization is uncertain. The net increase in the valuation allowance in 1996 was $7,000.



NOTE I - FINANCIAL INSTRUMENTS

        Fair Values of Financial Instruments

        The estimated fair values of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                1996                           1995
                                      --------------------------- -----------------------------
                                                      Estimated                     Estimated
                                         Carrying        Fair        Carrying          Fair
                                          Amount        Value         Amount          Value
                                      ------------- ------------- -------------- --------------
         Assets:
            Cash and cash equivalents      $7,426        $7,426         $2,542          $2,542
            Loans held for sale               303           307            408             414
            Securities                     10,493        10,493         10,035          10,035
            Loans                          35,897        35,332         19,741          19,890

         Liabilities:
            Deposits                       47,463        47,444         28,922          28,978
            Mortgage Payable                  554           554            569             569

        The following methods and assumptions were used by the Corporation in estimating its fair value disclosure for financial instruments:

        Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

        Loans held for sale: The market value of these loans represents estimated fair value. The market value is determined in the aggregate on the basis of existing forward delivery commitments.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE I - FINANCIAL INSTRUMENTS  (Continued)

        Fair Values of Financial Instruments  (Continued)

        Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are bases on quoted market prices of comparable instruments.

        Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

        Off-balance-sheet instruments: The Corporation's off-balance-sheet instruments approximate their fair values.

        Deposit liabilities: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. Fair values for fixed rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates. The carrying amount of accrued interest payable approximates its fair value.

        Mortgage payable: The fair value of the Corporation's mortgage payable is estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rate for similar types of borrowing arrangements.

        Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


        Off-Balance-Sheet Risk

        The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated statements of operations.

        Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual notational amount of those items. The Corporation generally requires collateral to support such financial instruments in excess of the contractual notational amount of those instruments and, therefore, is in a fully collateralized position.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE I - FINANCIAL INSTRUMENTS  (Continued)

        Off-Balance-Sheet Risk  (Continued)

        The Corporation had outstanding loan commitments aggregating $4,284,000 at December 31, 1996.

        Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.

        The Corporation originates primarily residential and commercial real estate loans, commercial loans, and installment loans. The Corporation estimates that 71% of their portfolio is based in Wayne County, 14% in Oakland County, and the remainder distributed throughout Michigan.

        At December 31, 1996, the Corporation has consumer loans secured by real estate aggregating approximately $2,602,000 and construction loans relating to commercial, residential, and land development properties of $1,971,000.


NOTE J - EMPLOYEE BENEFIT PLANS

        On January 1, 1996, the Bank established a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) after completion of age and service requirements. An employee can be enrolled as a participant on the first "Enrollment Date" after reaching age 18 and completing six months of service. Contributions to the plan by the Bank are discretionary. As of December 31, 1996 the Corporation has elected not to match any portion of employee contributions to the plan.

NOTE K - REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE K - REGULATORY MATTERS (Continued)

        The following is a presentation of the Corporation's and Bank's regulatory capital ratios.

                                                           December 31,                 Minimum
                                                       -------------------             Regulatory
                                                       1996           1995             Guidelines
                                                       ----           ----             ----------
         Dearborn Bancorp, Inc. and Subsidiary
         Risk-Based Capital Ratios
                   Tier 1 Capital                      23.9%          26.6%               4.0%
                   Total Capital                       25.0%          27.6%               8.0%
         Leverage Ratio (Tier 1 to
            Average Assets)                            15.9%          15.4%               4.0%


         Community Bank of Dearborn
         Risk-Based Capital Ratios
                   Tier 1 Capital                      13.2%          17.8%               4.0%
                   Total Capital                       14.4%          18.9%               8.0%
         Leverage Ratio (Tier 1 to
            Average Assets)                             8.5%          10.2%               4.0%


        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital tiers for banks. Pursuant to that statute the federal bank regulatory agencies have defined five capital tiers for banks. Under these regulations, a bank is defined to be well capitalized, the highest tier, if it maintains a Tier 1 Capital ratio of at least 6 percent, A Total Capital ratio of at least 10 percent and a Leverage Ratio of at least 5 percent.

        Based on their respective regulatory capital ratios at December 31, 1996 and 1995, both the Corporation and the Bank are well capitalized.


NOTE L - COMMON STOCK SUBSCRIBED BUT UNISSUED

        On November 15, 1996, the Corporation issued an offering memorandum, which included an over-subscription privilege, to those stockholders who are residents of the State of Michigan the right to subscribe to 276,000 shares of common stock at a price of $10.00 per share. All rights expired on December 31, 1996.

        At the close of business on December 31, 1996, the Corporation had received requests to purchase 290,549 shares of common stock. In accordance with the Corporation's offering memorandum $2,760,000 was recorded as common stock subscribed, representing 276,000 shares of common stock and $145,490 was recorded as an oversubscription rights payable. On January 21, 1997, the common stock subscribed was formally issued.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE M - STOCK OPTION PLAN

        On June 21, 1994, the Corporation adopted a stock option plan to enable key employees of the Corporation and its subsidiaries to participate in the Corporation's future growth and profitability by the granting of long-term performance-based incentive compensation. As of December 31, 1996, 50,000 shares of common stock were authorized with no options granted.


NOTE N - ISSUED BUT NOT YET ADOPTED ACCOUNTING STANDARDS

        The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 125, " Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127. The Statement provides accounting and reporting standards for transfer and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain transactions such as repurchase agreements and securities lending, which are effective after December 31, 1997. This pronouncement is to be applied prospectively. Management does not expect the Statement to have a significant impact on the consolidated financial condition or results of operations of the Bank.


NOTE O - SUMMARY OF UNAUDITED FINANCIAL INFORMATION

        The following quarterly financial information is unaudited. However, in the opinion of management, all adjustments which include normal recurring adjustments necessary to present fairly the results of operations for such periods are reflected (in thousands except per share data).

                                  March 31          June 30       September 30        December 31
                               -------------     ------------     -------------      -------------
                               1996     1995     1996    1995     1996     1995      1996     1995
                               ----     ----     ----    ----     ----     ----      ----     ----
         Net interest
            income           $  325   $  206   $  394   $  229    $ 424    $ 277    $ 465   $  307

         Provision for
            possible
            credit losses       (18)     (17)     (36)     (36)     (39)     (22)     (71)     (39)

         Noninterest income      69       28       57       55       70       84       88       43

         Noninterest
            expense            (463)    (339)    (420)    (337)    (395)    (331)    (423)    (396)
                             ------   ------   ------   ------    -----    -----    -----   ------

         Net income (loss)   $  (87)  $ (122)  $   (5)  $  (89)   $  60    $   8    $  59   $  (85)
                             ======   ======   ======   ======    =====    =====    =====   ======

         Net income (loss)
            per share        $(0.13)  $(0.18)  $(0.01)  $(0.13)   $0.09    $0.01    $0.09   $(0.13)
                             ======   ======   ======   ======    =====    =====    =====   ======

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994

NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION

        The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                           CONDENSED BALANCE SHEETS

         (In thousands)                          December 31,
                                               ---------------
                                                1996     1995
                                                ----     ----
         ASSETS
                   Cash and cash equivalents   $2,901   $  231
                   Investment securities,
                         available for sale      --        706
                   Investment in subsidiary     4,203    3,341
                   Other assets                 1,792    1,755
                                               ------   ------

                                               $8,896   $6,033
                                               ======   ======

         LIABILITIES AND
              STOCKHOLDERS' EQUITY
                   Mortgage payable            $  554   $  569
                   Other liabilities              152        6
                   Stockholders' equity         8,190    5,458
                                               ------   ------

                                               $8,896   $6,033
                                               ======   ======


                      CONDENSED STATEMENTS OF OPERATIONS

         (In thousands)                       Years Ended December 31,
                                              -----------------------
                                              1996     1995      1994
                                              ----     ----      ----
         Dividends from subsidiary bank       $  --    $  --    $  --
         Operating income                        35       87       82
         Operating expenses                     (60)     (77)     (62)
                                              -----    -----    -----

         Net income (loss) before equity in
               undistributed income (loss)      (25)      10       20
               of subsidiary
         Equity in undistributed income
              (loss) of subsidiary               52     (298)    (684)
                                              -----    -----    -----

                       Net income (loss)      $  27    $(288)   $(664)
                                              =====    =====    =====

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1996, 1995 and 1994


NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION  (Continued)

                                  CONDENSED STATEMENTS OF CASH FLOWS

         (In thousands)                               Years Ended December 31,
                                                   -----------------------------
                                                     1996       1995       1994
                                                   -------    --------   -------
         Cash flows from operating activities
                   Net income (loss)               $    27    $  (288)   $  (664)
                   Adjustments to reconcile
                      net income (loss) to net
                      cash used in operating
                      activities
                         Equity in undistributed
                            income (loss) of
                            subsidiary                 (52)       298        684
                         Other                          61         37        (27)
                                                   -------    -------    -------
         Net cash flows provided by (used in)
                   operating activities                 36         47         (7)

         Cash flows from investing activities
                   Investment in subsidiary           (850)      (500)    (3,800)
                   Investment in securities             --       (698)    (1,595)
                   Maturity of securities               --      1,600         --
                   Sale of securities                  703         --         --
                   Property and equipment             (101)      (361)      (477)
                                                   -------    -------    -------
         Net cash flows provided by (used in)
                   investing activities               (248)        41     (5,872)

         Cash flows from financing activities
                   Proceeds from common stock
                        subscribed                   2,752         --         --
                   Proceeds due stockholders
                        on oversubscription            145         --         --
                   Reduction of mortgage
                        payable                        (15)       (15)       (13)
                   Dividends paid                       --         --         --
                                                   -------    -------    -------
         Net cash flows provided by (used in)
                   financing activities              2,882        (15)       (13)

         Increase (decrease) in cash and
                   cash equivalents                  2,670         73     (5,892)
         Cash and cash equivalents at
                   beginning of year                   231        158      6,050
                                                   -------    -------    -------

         Cash and cash equivalents at end of
            year                                   $ 2,901    $   231    $   158
                                                   =======    =======    =======

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS



The following discussion and analysis are intended to address significant factors affecting the financial condition and results of operations of the Corporation. The discussion provides a more comprehensive review of the financial position and operating results and should be read in conjunction with the financial statements, footnotes and supplemental financial data presented elsewhere in this report.

For the fiscal years of 1992 and 1993 the Corporation was "A Company in the Development Stage." Principal operations commenced on February 28, 1994 when the Bank opened for business. Activity for 1993 was primarily limited to the sale of common stock and the initial organization of the Bank. On December 20, 1995, the Bank opened a second office, located at 24935 West Warren Avenue in Dearborn Heights, Michigan.


RESULTS OF OPERATIONS

1996 Summary and Highlights

The Corporation reported income of $27 thousand in 1996 compared to a loss of $288 thousand in 1995 and a loss of $664 thousand in 1994. The improvement each year was primarily a factor of growth in the volume of loans and deposits and the corresponding net interest income associated with the increased volume.

During 1996 and 1995, respectively, the Corporation's total assets increased by $21.5 million and $14.2 million as a result of the continued growth of deposit gathering, lending, investing and other asset and liability management operations.

Total deposits grew from $14.4 million in 1994 to $28.9 million in 1995 to $47.5 million in 1996, thus allowing funds to be reinvested in loans and investment securities available for sale.

Loans grew from $9.9 million in 1994 to $19.9 million in 1995 and to $36.3 million in 1996, and investment securities available for sale, grew from $7.1 million in 1994 to $10.0 million in 1995 and to $10.5 million in 1996.

    The Bank originates loans and accepts deposits with an emphasis on:
    o "Community Club" retail and deposit services to persons aged 50 and older.
    o   Small business lending and deposit services.
    o   Professional individual services, lines of credit and auto loans.
    o   The origination and sale of residential real estate mortgages.

Net Interest Income

An analysis of the Corporation's average balance sheet and associated interest income, expense and average rates for 1996, 1995 and 1994 is presented as follows.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                 SUMMARY OF CONSOLIDATED NET INTEREST INCOME

                                    Year Ended December 31, 1996          Year Ended December 31, 1995
                                    ----------------------------          -----------------------------
                                    Average              Average           Average             Average
(In thousands)                      Balance  Interest     Rate             Balance   Interest   Rate
                                    -------  ---------   ---------        ---------- -------- ---------
Assets
          Federal funds sold and
             interest bearing
             deposits with banks     $ 2,137  $  115       5.38%            $ 3,184    $  188     5.90%

          Investment securities,
             available for sale       12,400     733       5.91%              8,240       466     5.66%
          Loans                       25,835   2,466       9.55%             14,345     1,369     9.54%
                                     -------  ------       ----             -------    ------     ----

             Sub-total earning
                assets                40,372   3,314       8.21%             25,769     2,023     7.85%
          Other assets                 3,618                                  2,711
                                     -------                                -------
             Total assets            $43,990                                $28,480
                                     =======                                =======

Liabilities and stockholders'
   equity

          Interest bearing deposits  $31,713  $1,662       5.24%            $18,748    $  959     5.12%
          Mortgage payable               564      44       7.75%                576        45     7.75%
                                     -------  ------       ----             -------    ------     ----
               Sub-total interest
                  bearing
                  liabilities         32,277   1,706       5.29%             19,324     1,004     5.20%
          Non-interest bearing
             deposits                  6,142                                  3,359
          Other liabilities              210                                    256
          Stockholders' equity         5,361                                  5,541
                                     -------                                -------
           Total liabilities
              and stockholders'
              equity                 $43,990                                $28,480
                                     =======                                =======
             Net interest income              $1,608                                   $1,019
                                              ======                                   ======
             Net interest rate
                spread                                     2.92%                                  2.65%
             Net interest margin                           ====                                   ====
                on earning assets                          3.98%                                  3.95%
                                                           ====                                   ====

(Continued)



                                   Year Ended December 31, 1994
                                    ---------------------------
                                    Average           Average
(In thousands)                      Balance  Interest   Rate
                                    -------- -------- ---------
Assets
          Federal funds sold and
             interest bearing
             deposits with banks    $ 3,097     $ 94     3.03%
                                    -------     ----     ----

          Investment securities,
             available for sale       4,828      232     4.81%
          Loans                       3,582      348     9.71%
                                    -------     ----     ----

             Sub-total earning
                assets               11,507      674     5.86%
          Other assets                1,458
                                    -------
             Total assets           $12,965
                                    =======

Liabilities and stockholders'
   equity
          Interest bearing deposits $ 5,444     $220     4.04%
          Mortgage payable              591       46     7.75%
                                    -------     ----     ----
             Sub-total interest
                bearing liabilities   6,035      266     4.40%
          Non-interest bearing
             deposits                   903
          Other liabilities             314
          Stockholders' equity        5,713
                                    -------
          Total liabilities
             and stockholders'
             equity                 $12,965
                                    =======
             Net interest income                $408
                                                ====
             Net interest rate
                spread                                   1.46%
             Net interest margin                         ====
                on earning assets                        3.55%
                                                         ====

An analysis of the Corporation's change in net interest income for 1996 and 1995 is presented as follows.



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED NET INTEREST INCOME VOLUME / RATE ANALYSIS

                                            1996/1995                     1995/1994
                                   Change in Interest Due to:     Change in Interest Due to:
                                  ----------------------------- -------------------------------
                                  Average   Average     Net     Average    Average      Net
(In thousands)                    Balance     Rate     Change   Balance     Rate       Change
                                  --------- --------- --------- --------- ----------  ---------
Assets
       Federal funds sold and
          interest bearing
          deposits with banks       $  (56)     $(17)   $  (73)   $    5       $ 89     $   94
       Investment securities,
          available for sale           246        21       267       193         41        234
       Loans                         1,097        --     1,097     1,027         (6)     1,021
                                    ------      ----    ------    ------       ----     ------
Total earning assets                $1,287      $  4    $1,291    $1,225       $124     $1,349
                                    ======      ====    ======    ======       ====     ======
Liabilities
       Interest bearing deposits    $  679      $ 23      $703    $  680       $ 59     $  739
       Mortgage payable                 (1)       --        (1)       (1)        --         (1)
                                    ======      ====    ======    ======       ====     ======
Total interest bearing
   liabilities                      $  678      $ 23    $  702    $  679       $ 59     $  738
                                    ======      ====    ======    ======       ====     ======
           Net interest income                          $  589                          $  611
                                                        ======                          ======
           Net interest rate
              Spread                                      0.27%                           1.19%
                                                        ======                          ======
           Net interest margin
              on earning assets                           0.03%                           0.40%
                                                        ======                          ======

An analysis of the Corporation's interest rate sensitivity and gap analysis is presented as follows. The information presents earning assets and interest bearing liabilities by maturity or the earliest repricing opportunity.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                   RATE SENSITIVITY ANALYSIS / GAP ANALYSIS

                                                 Interest Rate Sensitivity Period
                                     ----------------------------------------------------------
December 31, 1996  (In thousands)       1-90       91-365       1-5        Over
                                        Days        Days       Years      5 Years     Total
                                     ----------- ----------- ----------- ---------- -----------
Earning assets
          Federal funds sold            $ 5,300   $      --     $    --    $  --     $ 5,300
          Mortgage loans held for           303          --          --       --         303
            sale
          Securities available for        2,000       1,998       6,495       --      10,493
            sale
          Total loans, net of            10,181       6,769      18,182      1,123    36,255
            non-accrual                 -------   ---------     -------    -------   -------
Total earning assets                    $17,784       8,767      24,677      1,123    52,351
Interest bearing liabilities
          Total interest bearing
            deposits                      9,092      20,863       9,925         --    39,880
          Mortgage payable                   --          --          --        554       554
                                        -------   ---------     -------    -------   -------
Total interest bearing liabilities        9,092      20,863       9,925        554    40,434

Net asset (liability) funding gap       $ 8,692   $ (12,096)    $14,752    $   569   $11,917
                                        -------   ---------     -------    -------   =======
Cumulative net asset (liability)
  funding gap                           $ 8,692   $  (3,404)    $11,348    $11,917
                                        =======   =========     =======    =======


Other Non-interest Income

Non-interest income for 1996 amounted to $284 thousand, an increase of $74 thousand from 1995 and an increase of $191 thousand from 1994. The primary components of non-interest income are the gain on sale of residential mortgages held for sale and service charges on deposit accounts. During 1996, the Corporation sold $7.5 million in residential mortgages and recorded $130 thousand in gains on the sale of those mortgages. During 1995, residential mortgage sales of $8.1 million resulted in gains of $126 thousand. During 1994, residential mortgage sales of $4.8 million resulted in gains of $61 thousand. Service charges on deposit accounts amounted to $92 thousand, $38 thousand, and $11 thousand for 1996, 1995 and 1994, respectively. The increase in service charge income is a function of growth in total deposits during 1995 and 1996.

Non-interest Expenses

Total non-interest expenses for 1996 amounted to $1,701 thousand, an increase of $298 thousand from 1995 and an increase of $636 thousand from 1994. Non-interest expenses and the net increases in non-interest expenses consisted primarily of salaries and employee benefits as well as occupancy and equipment expenses. As of December 31, 1996 the number of full time equivalent employees was 23 as compared to 24 as of December 31, 1995 and 20 as of December 31, 1994. The average number of full time equivalent employees for 1996, 1995 and 1994 were 24, 21 and 16, respectively.


Liquidity

The Corporation maintains a liquid position. As of December 31, 1996 and 1995, respectively, the Corporation had $5.3 million and $1.2 million in federal funds sold and securities classified as available for sale of approximately $10.5 million and $10.0 million. Those securities with maturities within one year totaled $4.0 million and $6 million as of December 31, 1996 and 1995, respectively. Loan repayments provide another source of liquidity. The Corporation is continuing to build a stable customer base of core deposits and has proven the ability to attract deposits within the Corporation's market area. The liquidity of the Corporation and its subsidiary provides flexibility to meet credit-worthy loan requests and deposit fluctuations.


Capital

The Corporation maintains a strong capital base. Consolidated stockholders' equity totaled approximately $8.2 million as of December 31, 1996 and approximately $5.5 million as of December 31, 1995. Primary capital for the Corporation, consisting of stockholders' equity and the allowance for possible credit losses, totaled approximately $8.6 million and approximately $5.7 million at December 31, 1996 and 1995, respectively. For more information regarding the Corporation's capital, see Note L in the Notes to Consolidated Financial Statements.

                            DEARBORN BANCORP, INC.

                            DIRECTORS AND OFFICERS


WILBER M. BRUCKER, JR.
Secretary of the Company

Retired, Attorney


MARGARET I. CAMPBELL
President
Kean Manufacturing Corporation


JOHN E. DEMMER
Chairman of the Board &
     Chief Executive Officer of the Company

Chairman of the Board &
     Chief Executive Officer
Jack Demmer Ford, Inc. and
Jack Demmer Leasing


MICHAEL V. DORIAN, JR.
Vice President
Mike Dorian Ford


DAVID HIMICK
Financial Consultant


DONALD G. KARCHER
Vice President & Treasurer of the Company

Chairman of the Board
Karcher Agency, Inc.


BRADLEY F. KELLER
President
Braden Associates, Inc.


STEVEN M. KIRKPATRICK
President & Chief Executive Officer
The Bancorp Group, Inc. and
Capital Mortgage Funding, L.L.C.


WILLIAM E. KREGER
Retired, Real Estate Investor


JEFFREY G. LONGSTRETH
President
Prudential Christie Real Estate


RICHARD NORDSTROM
President of the Company

Retired, Architectural Consultant


MICHAEL J. ROSS
Vice President of the Company

President and Chief Executive Officer
Community Bank of Dearborn


DR. ROBERT C. SCHWYN
Physician


RONNIE J. STORY
President & Chief Executive Officer
Story Development Corp.

                          COMMUNITY BANK OF DEARBORN

                            DIRECTORS AND OFFICERS


DIRECTORS

WILBER M. BRUCKER, JR.
Retired, Attorney

MARGARET I. CAMPBELL
President
Kean Manufacturing Corporation

JOHN E. DEMMER
Chairman of the Board &
     Chief Executive Officer
Jack Demmer Ford, Inc. and
Jack Demmer Leasing

MICHAEL V. DORIAN, JR.
Vice President
Mike Dorian Ford

DAVID HIMICK
Financial Consultant

DONALD G. KARCHER
Chairman of the Board
Karcher Agency, Inc.

BRADLEY F. KELLER
President
Braden Associates, Inc..

STEVEN M. KIRKPATRICK
President & Chief Executive Officer
The Bancorp Group, Inc. and
Capital Mortgage Funding, L.L.C.

WILLIAM E. KREGER
Retired, Real Estate Investor

JEFFREY G. LONGSTRETH
President
Prudential Christie Real Estate

RICHARD NORDSTROM
Retired, Architectural Consultant

MICHAEL J. ROSS
President and Chief Executive Officer
Community Bank of Dearborn

DR. ROBERT C. SCHWYN
Physician

RONNIE J. STORY
President & Chief Executive Officer
Story Development Corp.


OFFICERS

JOHN E. DEMMER
Chairman of the Board

MICHAEL J. ROSS
President & Chief Executive Officer

TIMOTHY J. CUTTLE
Executive Vice President

JEFFREY L. KARAFA
Vice President and Cashier

JEFFREY J. WOLBER
Vice President

DENIS T. NISSLE
Private Banking Officer

SAMANTHA J. MAZIASZ
Bank Administration Officer

NANCY M. BARON
Compliance Officer

                          COMMUNITY BANK OF DEARBORN

                               BRANCH LOCATIONS





                                 Main Office
                            22290 Michigan Avenue
                                 PO Box 2247
                        Dearborn, Michigan 48123-2247
                                (313) 274-1000
                             Fax: (313) 274-5050
               Hours: 9:30 AM - 4:30 PM Monday through Thursday
                           9:30 AM - 6:00 PM Friday
                  9:30 AM - 1:00 PM Saturday, Drive-In Only



                    Warren Avenue and Silvery Lane Branch
                           24935 West Warren Avenue
                       Dearborn Heights, Michigan 48127
                                (313) 724-0100
                             Fax: (313) 724-1010
               Hours: 9:00 AM - 4:30 PM Monday through Thursday
                           9:00 AM - 6:00 PM Friday



                              Opening Mid 1997:
                         Five Mile and Sheldon Branch
                        Sheldon Place Shopping Center
                             44623 Five Mile Road
                           Plymouth, Michigan 48170
                                (313) 454-1000