Form 10-K, Exhibit 13
period 1997-12-31
DEARBORN BANCORP INC /MI/
filed 1998-03-06
CIK 895541

Exhibit 13







                            Dearborn Bancorp, Inc.



                              and its subsidiary




                          Community Bank of Dearborn








                                     1997
                                ANNUAL REPORT

                            [Inside Front Cover ]


















                     [This Page Intentionally Left Blank]



                            Dearborn Bancorp, Inc.

                              and its subsidiary


                          Community Bank of Dearborn


CONTENTS

        Description of Business............................................4

        Summary of Selected Financial Data.................................5

        Chairman's and President's Letter to Stockholders..................6

        Report of Independent Certified Public Accountants.................8

        Consolidated Balance Sheets........................................9

        Consolidated Statements of Operations..............................10

        Consolidated Statements of Stockholders' Equity....................11

        Consolidated Statements of Cash Flows..............................12

        Notes to Consolidated Financial Statements.........................13

        Management's Discussion and Analysis...............................33

        Dearborn Bancorp, Inc. Directors and Officers......................43

        Community Bank of Dearborn Directors and Officers..................44

DESCRIPTION OF BUSINESS

Dearborn Bancorp, Inc.

Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Community Bank of Dearborn (the "Bank").

Community Bank of Dearborn

The Bank was incorporated on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. On December 20, 1995, a second office located on West Warren Avenue in Dearborn Heights was opened. On August 11, 1997, a third office located on Five Mile Road at Sheldon Road in Plymouth Township was opened. The Bank offers a wide range of financial products and services. These include checking accounts, savings accounts, money market accounts, certificates of deposit, business checking, direct deposit, loan services (commercial, consumer, real estate mortgages), travelers' checks, cashiers' checks, wire transfers, safety deposits boxes, collection services, and night depository service. The Bank does not have a trust department.

                             FORM 10-K AVAILABLE

For a free copy of the Corporation's Form 10-K filed with the U.S. Securities and Exchange Commission, please direct your request to Mr. Jeffrey Karafa, Dearborn Bancorp, Inc., PO Box 2247, Dearborn, Michigan 48123-2247.



                               ANNUAL MEETING

The Annual Meeting of Stockholders will be held on May 19, 1998, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.



                     DEARBORN BANCORP, INC., COMMON STOCK

To the Parent Company's knowledge, there has been no significant trading in the Parent Company's common stock since it was issued in 1993, and there is no organized market in the Parent Company's stock. Shares are traded on an individual basis. The last known trade in 1997 was on September 16, 1997 at $13.00 per share. The Parent Company declared a 10% stock dividend payable January 30, 1998, to shareholders of record as of December 16, 1997 and has no current plans to pay additional dividends in the future.

                      SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 1997 are derived from the Corporation's audited consolidated financial statements. The information set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Statements of Financial Condition as of December 31, 1997 and 1996, and the Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995 are included elsewhere in this Annual Report.

                                                               At or for the years ended December 31,
                                                -----------------------------------------------------------------
(In thousands, except share data)                 1997         1996          1995         1994 (1)       1993 (1)
                                                  ----         ----          ----         --------       --------
OPERATIONS
Interest income                              $    5,404    $    3,314    $    2,023     $      674     $       65
Interest expense                                  2,998         1,706         1,004            266           --
                                             ----------    ----------    ----------     ----------     ----------
Net interest income                               2,406         1,608         1,019            408             65
Provision for possible credit losses                164           164           114            100           --
                                             ----------    ----------    ----------     ----------     ----------
Net interest income after provision for
     possible credit losses                       2,242         1,444           905            308             65
Total non-interest income                           312           284           210             93           --
Total non-interest expense                        2,089         1,701         1,403          1,065            205
                                             ----------    ----------    ----------     ----------     ----------
Net income (loss) before federal income
     tax benefit                                    465            27          (288)          (664)          (140)
Income tax benefit                                  145          --            --             --             --
                                             ----------    ----------    ----------     ----------     ----------
Net income (loss)                            $      610    $       27    ($     288)    ($     664)    ($     140)
                                             ==========    ==========    ==========     ==========     ==========

FINANCIAL CONDITION
Total assets                                 $   86,653    $   56,599    $   35,130     $   20,879     $    7,041
Investment securities - available for sale       29,780        10,493        10,035          7,088           --
Loans                                            52,139        36,263        19,945          9,907           --
Deposits                                         75,397        47,463        28,922         14,389           --
Other borrowings                                  2,037           554           569            584            597
Stockholders' equity                              8,752         8,190         5,458          5,626          6,381

SHARE INFORMATION
Net income (loss) per common share -
     basic and diluted                            $0.58         $0.04        ($0.39)        ($0.90)        ($1.68)
Book value per common share                       $8.38         $7.84         $7.36          $7.59          $8.61
Average shares outstanding  - basic           1,044,924       742,178       741,346        741,346         83,202
Average shares outstanding - diluted          1,055,861       742,178       741,346        741,346         83,202
Shares outstanding at end of period           1,044,924     1,044,924       741,346        741,346        741,346

OTHER DATA
Return on average assets                           0.86%         0.06%        (1.01%)        (5.12%)        (1.99%)
Return on average equity                           7.23%         0.50%        (5.20%)       (11.62%)        (2.19%)
Average equity to average assets                  11.84%        12.19%        19.46%         44.06%         90.63%
Net interest margin                                3.60%         3.98%         3.92%          3.55%          ---%
Net interest spread                                2.54%         2.92%         2.65%          1.46%          ---%
Allowance for possible credit losses to
     total loans                                   1.01%         1.01%         1.02%          1.00%          ---%
Non-performing assets to total loans               0.02%         0.02%         0.21%          ---%           ---%
Stockholders' equity to total assets              10.10%        14.47%        15.54%         26.95%         90.63%
Total interest expense to interest income         55.48%        51.48%        49.63%         39.47%          ---%
Number of Offices                                     3             2             2              1              1

(1) Bank operations began on February 28, 1994.

                      CHAIRMAN'S AND PRESIDENT'S LETTER

To Our Shareholders:

        Our Corporation continued to make extraordinary progress throughout 1997. In less than four years, we have become a profitable institution. While our market share is still small compared to the giants with which we compete, it has become clear that our opportunities and potential are almost unlimited.

        Net income in 1997 was $610,000 or $0.58 per common share. In 1996, we earned just $27,000 or $0.04 per share. In areas that lend themselves to meaningful comparison, total assets increased 53% to $86.7 million; total deposits went up 59% to $75.4 million; and total loans grew by 44% to $52.1 million.

        In addition, we originated $21 million in residential mortgages and sold $11 million of these loans in the secondary market. In 1996, by comparison, we originated $14.5 million in mortgages and sold more than $7 million of them in the secondary market. The annual increases in mortgage originations and secondary market sales were 45% and 55%, respectively.

        The strides we have taken since Community Bank of Dearborn opened for business in February 1994, are apparent when our results are compared to the projections our organizers made when we applied for a bank charter. According to those admittedly conservative projections, we were to have ended 1997 with $35 million in total assets and annual income of $195,000. Our actual asset total is approximately two and one half times what we projected and our earnings exceeded the forecast by a factor of more than three.

        We are also exceeding our own internal budgets. The 1997 budget that the Board approved at the beginning of the year called for us to reach $70.5 million in total assets and earn about $450,000.

        We want to emphasize that we have not "forced" growth by compromising our credit standards. At year-end, the Allowance for Possible Credit Losses stood at 1.01% of total loans. Yet only 0.47% of all loans were delinquent, no commercial loans or commercial real estate mortgages were delinquent and total charge-offs of loans during 1997 were just $7,895.

        There are a number of reasons why our organization has done so well. Most important, we have developed an effective marketing program built around three principal components: an aggressive and effective officer calling program, sophisticated telemarketing and productive direct mail advertising. We have complemented these activities with two other activities intended to make them even more effective. The first activity is our Community Club program for people over age 50. At least once a month, we sponsor educational programs for club members. The club's travel program has allowed hundreds of members to go on everything from one day trips to nearby attractions to around-the-world tours. And more than 250 members attended our Customer Appreciation Luncheon in September 1997. The other activity is the involvement of our officers and directors in a wide range of local civic and service activities. The personal relationships they develop become, in many cases, good sources of new business and referrals.

        Moreover, the expansion of our branch network continued with the opening of our newest office at Five Mile and Sheldon Roads in Plymouth Township in August. In just four and a half months, this new branch attracted more than $5.4 million in deposits. It is now close to the break-even point and we expect it to become profitable during 1998.

        To provide our shareholders with tangible benefits from our success, the Board declared a 10 percent stock dividend at its December meeting. Certificates representing their additional shares were distributed to shareholders on January 30, 1998.

        At this December meeting, the Board also took the first step to bring additional capital into the Corporation. We expect that our total assets will surpass $100 million during the second quarter of 1998. In spite of our successful rights offering at the end of 1996, our present capital base will not allow us to grow much beyond that point and we will be forced to turn away new business if we have to rely solely on retained earnings to build our capital accounts.

        Consequently, the Board authorized negotiations with underwriters leading to the sale of an additional one million shares of common stock in a public offering. Those negotiations have been successful and the offering is expected to be consummated during April, 1998. The proceeds of this sale will more than double our capital and allow us to continue our rapid growth well into the foreseeable future.

        All the other directors and our senior officers join us in thanking you for the support and cooperation that you have given us. This has been a key factor in the progress we have made. Thanks in no small measure to your personal business and your referrals, Community Bank of Dearborn grew from 2,918 accounts with $47.5 million on deposit at the end of 1996 to 4,204 accounts with $75.4 million on deposit at the end of 1997. We are counting on your continued help in recording comparable growth in the coming year.

                                  Sincerely,


      /s/ John E. Demmer                    /s/ Michael J. Ross
------------------------------           --------------------------
        John E. Demmer                        Michael J. Ross
Chairman of the Board and CEO                President and CEO
    Dearborn Bancorp, Inc.               Community Bank of Dearborn

              Report of Independent Certified Public Accountants




Board of Directors
Dearborn Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/  Grant Thornton LLP

Detroit, Michigan
January 28, 1998



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)                           December 31,
                                                          -----------------
                                                          1997         1996
                                                          ----         ----
ASSETS
Cash and cash equivalents
          Cash and due from banks                       $  1,406    $  2,126
          Federal funds sold                                 254       5,300
                                                        --------    --------
                    Total cash and cash equivalents        1,660       7,426

Mortgage loans held for sale                                 347         303
Investment securities - available for sale                29,780      10,493
Loans
          Loans                                           52,139      36,263
          Allowance for possible credit losses              (522)       (366)
                                                        --------    --------
                    Net loans                             51,617      35,897

Bank premises and equipment, net                           2,296       2,080
Accrued interest receivable                                  723         306
Other assets                                                 230          94
                                                        --------    --------

                    Total assets                        $ 86,653    $ 56,599
                                                        ========    ========

LIABILITIES
Deposits
          Non-interest bearing deposits                 $  8,587    $  7,583
          Interest bearing deposits                       66,810      39,880
                                                        --------    --------
                    Total deposits                        75,397      47,463

Other liabilities
          Federal funds purchased                          1,500        --
          Mortgage payable                                   537         554
          Accrued interest payable                           310         127
          Other liabilities                                  157         265
                                                        --------    --------
                    Total liabilities                     77,901      48,409

STOCKHOLDERS' EQUITY
          Common stock - 3,000,000 shares authorized,
                   1,044,924 and 742,178 shares
                   outstanding in 1997 and 1996,
                   respectively                           10,506       6,521
          Common stock subscribed but unissued,
                   303,578 shares in 1996                   --         2,752
          Accumulated deficit                             (1,689)     (1,065)
          Net unrealized gain (loss) on securities
                   available for sale                        (65)        (18)
                                                        --------    --------
                    Total stockholders' equity             8,752       8,190
                                                        --------    --------
                    Total liabilities and
                     stockholders' equity               $ 86,653    $ 56,599
                                                        ========    ========

The accompanying notes are an integral part of these consolidated statements.




                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)                        Years Ended December 31,
                                              ------------------------------------------
                                                   1997             1996         1995
                                                   ----             ----         ----
Interest income
          Interest on loans                   $     3,981    $     2,466   $     1,369
          Interest on investment securities
              - available for sale                  1,235            733           466
          Interest on federal funds and
              deposits with banks                     188            115           188
                                              -----------    -----------   -----------
                    Total interest income           5,404          3,314         2,023

Interest expense
          Interest on deposits                      2,955          1,662           959
          Interest on other liabilities                43             44            45
                                              -----------    -----------   -----------
                    Total interest expense          2,998          1,706         1,004

                    Net interest income             2,406          1,608         1,019
Provision for possible credit losses                  164            164           114
                                              -----------    -----------   -----------
Net interest income after provision for
    possible credit losses                          2,242          1,444           905
                                              -----------    -----------   -----------

Non-interest income
          Service charges on deposit
              accounts                                124             92            38
          Fees for other services to
              customers                                26             19            16
          Gain on the sale of loans                   144            130           126
          Gain on the sale of investment
              securities                               13             37            19
          Other income                                  5              6            11
                                              -----------    -----------   -----------
              Total non-interest income               312            284           210


Non-interest expense
          Salaries and employee benefits            1,218          1,060           877
          Occupancy and equipment expense             267            198           147
          Advertising and marketing                   105             93            63
          Stationery and supplies                      80             56            62
          Professional services                        99             63            79
          Data processing                              90             71            47
          FDIC insurance premiums                       7              2            16
          Other operating expenses                    223            158           112
                                              -----------    -----------   -----------
            Total non-interest expense              2,089          1,701         1,403
                                              -----------    -----------   -----------
Income (loss) before federal income tax
    benefit                                           465             27          (288)
Income tax benefit                                   (145)          --            --
                                              -----------    -----------   -----------
Net income (loss)                             $       610    $        27   $      (288)
                                              ===========    ===========   ===========

Per share data:
Net income (loss) - basic and diluted         $      0.58    $      0.04    $    (0.39)

Weighted average number of shares
    outstanding - basic                         1,044,924        742,178       741,346
Weighted average number of shares
    outstanding - diluted                       1,055,861        742,178       741,346

The accompanying notes are an integral part of these consolidated statements.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 Years Ended December 31, 1997, 1996 and 1995

                                                                         Net
                                                                     Unrealized
                                                Common               Gain (Loss)
                                                Stock                    on
                                              Subscribed              Securities      Total
                                     Common      but      Accumulated Available    Stockholders'
(In thousands, except share data)    Stock     Unissued    Deficit     For Sale      Equity
                                    --------- ----------- ---------- ------------- ------------

Balance, January 1, 1995              $ 6,521    $ --    $    (804)  $    (91)   $ 5,626

          Net loss                       --        --         (288)      --         (288)

          Net change in
            unrealized gain (loss)
            on securities                --        --         --          120        120
                                       -------   -------    -------    -------    -------

Balance, December 31, 1995              6,521      --       (1,092)        29      5,458

          303,578 shares of
            common stock
            subscribed
              (net of offering
              costs of $8),
              but unissued               --       2,752       --         --        2,752

          Net income                     --        --           27       --           27

          Net change in
            unrealized gain (loss)
            on securities                --        --         --          (47)       (47)
                                      -------   -------    -------    -------    -------

Balance, December 31, 1996              6,521     2,752     (1,065)       (18)     8,190

          303,578 shares of
            subscribed common
            stock issued
              (net of additional
              offering costs
              of $1)                    2,751    (2,752)      --         --           (1)

         10% stock dividend
            declared
            December 16,
            payable
            January 30, 1998            1,234      --       (1,234)      --         --

          Net income                     --        --          610       --          610

          Net change in
             unrealized gain (loss)
             on securities               --        --         --          (47)       (47)

                                      -------   -------    -------    -------    -------

Balance, December 31, 1997            $10,506   $  --      $(1,689)   $   (65)   $ 8,752
                                      =======   =======    =======    =======    =======

The accompanying notes are an integral part of these consolidated statements.



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                Years Ended December 31,
                                                       ------------------------------------
                                                          1997           1996          1995
                                                          ----           ----          ----
Cash flows from operating activities
          Interest and fees received                       $  5,142    $  3,415    $  1,959
          Interest paid                                      (2,815)     (1,671)     (1,040)
          Proceeds from sale of mortgages held
           for sale                                          11,209       7,648       8,251
          Origination of mortgages held for sale            (11,109)     (7,413)     (8,493)
          Cash paid to suppliers and employees               (2,032)     (1,330)     (1,435)
                                                           --------    --------    --------
          Net cash provided by (used in)
           operating activities                                 395         649        (758)

Cash flows from investing activities
          Proceeds from the sale of securities
           available for sale                                 2,613       8,735       3,249
          Proceeds from maturities of
           securities available for sale                     19,500       9,250       4,050
          Purchases of securities available for
           sale                                             (41,438)    (18,514)    (10,091)
          Increase in loans, net of payments
           received                                         (15,884)    (16,320)    (10,048)
          Purchases of property and equipment                  (369)       (194)       (483)
                                                           --------    --------    --------
          Net cash used in investing activities             (35,578)    (17,043)    (13,323)

Cash flows from financing activities
          Net increase in non-interest bearing
           deposits                                           1,004       3,510       1,706
          Net increase in interest bearing
           deposits                                          26,930      15,031      12,827
          Increase in federal funds purchased                 1,500        --          --
          Principal payments on mortgage payable                (17)        (15)        (15)
          Common stock subscriptions received                  --         2,752        --
                                                           --------    --------    --------
          Net cash provided by financing
           activities                                        29,417      21,278      14,518

Increase (decrease) in cash and cash equivalents             (5,766)      4,884         437
Cash and cash equivalents at the beginning of
 the period                                                   7,426       2,542       2,105
                                                           --------    --------    --------
Cash and cash equivalents at the end of the
 period                                                    $  1,660    $  7,426    $  2,542
                                                           ========    ========    ========

Reconciliation of net income (loss) to net cash
 provided by (used in) operating activities                $    610    $     27    $   (288)

Net income (loss)
          Adjustments to reconcile net income
           (loss) to net cash
           provided by (used in)
           operating activities
          Provision for possible credit losses                  164         164         114
          Depreciation and amortization expense                 158         133         104
          Accretion of discount on investment securities         (6)        (11)        (54)
          Amortization of premium on investment
           securities                                            10          72          38
          (Gain) on the sale of investment securities           (13)        (37)        (19)
          (Increase) decrease in mortgages held for sale        (44)        105        (368)
          (Increase) in interest receivable                    (417)        (16)       (129)
          Increase in interest payable                          183          35          36
          (Increase) decrease in other assets                  (142)          1         (57)
          Increase (decrease) in other liabilities             (108)        176        (135)
                                                           --------    --------    --------
Net cash provided by (used in) operating
 activities                                                $    395    $    649    $   (758)
                                                           ========    ========    ========

The accompanying notes are an integral part of these consolidated statements.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

        Basis of Presentation and Operations
        ------------------------------------

        Dearborn Bancorp, Inc. (the Corporation) was incorporated in Michigan on September 30, 1992. The Corporation's subsidiary, Community Bank of Dearborn (the Bank), began operations on February 28, 1994. The Bank operates three community banking offices in Dearborn, Dearborn Heights and Plymouth, Michigan, offering a full range of banking services to individuals and businesses.

        Principles of Consolidation
        ---------------------------

        The consolidated financial statements include the accounts of Dearborn Bancorp, Inc. and its wholly-owned subsidiary, Community Bank of Dearborn. All significant intercompany transactions are eliminated in consolidation.

        Cash Equivalents
        ----------------

        For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, cash due from banks, and federal funds sold to be cash equivalents.

        Mortgages Held for Sale
        -----------------------

        Mortgages held for sale are carried at the lower of cost or market. Market value is determined on the basis of existing forward delivery contracts.

        Investment Securities
        ---------------------

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

        Interest Income on Loans
        ------------------------

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

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

        Allowance for Possible Credit Losses
        ------------------------------------

        The allowance is maintained at a level considered by management to be adequate to provide for reasonably foreseeable loan losses based on an evaluation of the loan portfolio, loan loss experience and the economic environment.

        Loan Impairment
        ---------------

        A loan is identified as impaired when it is probable in the opinion of management that interest and principal may not be collected according to the contractual terms of the loan agreement.

        Bank Premises and Equipment
        ---------------------------

        Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

               Building and improvements - 5 to 30 years
               Furniture and equipment - 5 to 10 years

        Income Taxes
        ------------

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

        Stock Options
        -------------

        The Financial Accounting Standards Board (the "FASB") issued Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") effective for transactions entered into during 1996 and thereafter. The statement establishes a fair market value method of accounting for employee stock options and similar equity instruments such as warrants, and encourages all companies to adopt that method of accounting for all their employee stock option plans. However, the statement allows companies to continue measuring compensation cost for such plans using accounting guidance in place prior to SFAS No.
        123. Companies that elect to remain with the former method of accounting must make pro forma disclosures of net income and income per share as if the fair value method provided for in SFAS No. 123 had been adopted. The Corporation has not adopted the fair value provisions of SFAS No. 123 but has disclosed the pro forma effects in accordance with the pronouncement.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

        Stock Dividends
        ---------------

        The Corporation accounts for stock dividends by capitalizing retained earnings in an amount equal to the fair value of the additional shares issued. All share and per share amounts are retroactively adjusted for stock dividends.

        The Corporation declared a 10% stock dividend payable January 30, 1998, to shareholders of record as of December 16, 1997. Accordingly, per share amounts for 1997, 1996 and 1995 have been adjusted to reflect the dividend.

        Income Per Share
        ----------------

        The FASB has issued Statement No. 128, "Earnings Per Share" ("SFAS No. 128") which is effective for financial statements issued after December 15, 1997. The new standard eliminates primary and fully diluted income per share and requires presentation of basic and diluted income per share together with disclosure of how the per share amounts were computed. Basic income per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then shared in the income of the entity. The Corporation adopted SFAS No. 128 at December 31, 1997. All per share data has been restated to reflect application of this new pronouncement.

        Use of Estimates
        ----------------

        In the preparation of financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for possible credit losses and fair value of certain financial instruments.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE B - INVESTMENT SECURITIES - AVAILABLE FOR SALE

        The amortized cost and estimated market value of investment securities - available for sale are as follows (in thousands):


                                                        December 31, 1997
                                     ------------------------------------------------------
                                                       Gross          Gross       Estimated
                                      Amortized     Unrealized     Unrealized       Market
                                         Cost          Gains         Losses         Value
                                      ---------     ----------     ----------     ----------
         US Treasury securities       $ 2,001          $2         $--               $ 2,003
         US Government agency
           securities                  27,844          --          (67)              27,777
                                      -------          --         ----              -------
                   Totals             $29,845          $2         $(67)             $29,780
                                      =======          ==         ====              =======

                                                        December 31, 1996
                                     ---------------------------------------------------------
                                                       Gross          Gross       Estimated
                                      Amortized     Unrealized     Unrealized       Market
                                         Cost          Gains         Losses         Value
                                     ------------- -------------- -------------- -------------
         US Treasury securities       $ 2,009          $--        $(10)             $ 1,999
         US Government agency
           securities                   8,502            4         (12)               8,494
                                      -------           --        ----              -------
                   Totals             $10,511          $ 4        $(22)             $10,493
                                      =======          ===        ====              =======

        The amortized cost and estimated market value of investment securities - available for sale at December 31, 1997 by contractual maturity, are shown below (in thousands):


                                                                          Estimated
                                                          Amortized          Market
                                                            Cost              Value
                                                          ----------      ---------
         Due in three months or less                         $ 1,000       $     999
         Due in three months through one year                    999           1,000
         Due in one year through five years                   27,846          27,781
                                                             -------       ---------

                   Totals                                    $29,845       $  29,780
                                                             =======       =========

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE B - INVESTMENT SECURITIES - AVAILABLE FOR SALE  (Continued)

        Securities having a carrying value of $2,001,000 and a market value of $2,003,000 were pledged to secure public deposits. Securities having a carrying value of $1,000,000 and a market value of $999,000 were pledged to secure treasury, tax and loan payments with the Federal Reserve Bank of Chicago.


NOTE C - LOANS

        Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                              1997            1996
                                                            -------        --------
       Consumer loans                                       $ 12,705       $  8,877
       Commercial, financial, & other                         10,668          7,199
       Commercial real estate construction                     1,746          1,971
       Commercial real estate mortgages                        9,796          6,384
       Residential real estate mortgages                      17,224         11,832
                                                            --------       --------

                                                              52,139         36,263
       Allowance for possible credit losses                     (522)          (366)
                                                            --------       --------

                                                            $ 51,617       $ 35,897
                                                            ========       ========

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


 NOTE C - LOANS  (Continued)

        Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1997 are as follows (in thousands):


                                     Within     Three to     One to      After
                                      Three      Twelve       Five        Five
                                     Months      Months      Years       Years         Total
                                    ---------    -------     ------      ------      ----------

         Consumer loans               $ 1,779    $  605     $10,166        $144      $12,694
         Commercial, financial &
           other                        6,006       678       3,984          --       10,668
         Commercial real estate
           construction                 1,486        53         207          --        1,746
         Commercial real estate
           mortgages                      486       693       8,337         280        9,796
         Residential real estate
           mortgages                    1,843     5,934       9,378          69       17,224
                                      -------    ------     -------        ----      -------
                                      $11,600    $7,963     $32,072        $493       52,128
                                      =======    ======     =======        ====
         Non-accrual loans                                                                11
                                                                                     -------
                   Total loans                                                       $52,139
                                                                                     =======
         Loans at fixed interest
           rates                      $   778    $1,446     $23,000        $493      $25,717
         Loans at variable
           interest rates              10,822     6,517       9,072          --       26,411
                                      -------    ------     -------        ----      -------
                                      $11,600    $7,963     $32,072        $493       52,128
                                      =======    ======     =======        ====
         Non-accrual loans                                                                11
                                                                                     -------
                   Total loans                                                       $52,139
                                                                                     =======


        Certain directors of the Corporation, including their related interests, were loan customers of the Bank during 1997. Such loans were made in the ordinary course of business at the Bank's normal credit terms and interest rates, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1997 amounted to $1,989,000. During 1997, $1,664,000 of new loans were made and repayments totaled $1,525,000. These loans aggregated to 23% of consolidated stockholders' equity as of December 31, 1997.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE C - LOANS  (Continued)

        Transactions in the allowance for possible credit losses for the years ended December 31 are as follows (in thousands):


                                         1997      1996        1995
                                         ----      ----        ----
       Balance, beginning of year         $ 366     $ 204     $ 100
       Charge-offs:
            Consumer loans                   (8)       (4)      (10)

       Recoveries:
            Consumer loans                 --           2      --
                                          -----     -----     -----

       Net charge-offs                       (8)       (2)      (10)

       Additions charged to operations      164       164       114
                                          -----     -----     -----

       Balance at end of period           $ 522     $ 366     $ 204
                                          =====     =====     =====

       Allowance to total loans            1.01%     1.01%     1.02%
                                          =====     =====     =====

       Net charge-offs to average loans    0.02%     0.01%     0.07%
                                          =====     =====     =====

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE C - LOANS  (Continued)

        The allocation of the allowance for possible credit losses as of December 31, are as follows (in thousands):

                                           1997                   1996                  1995
                                 ----------------------   ---------------------- ----------------------
                                           Percent of             Percent of               Percent of
                                           loans in               loans in                 loans in
                                           each category          each category            each category
                                  Amount   to total loans  Amount to total loans   Amount  to total loans
                                  ------   --------------  ------ --------------   ------  --------------
         Consumer loans            $ 15        24.37%       $  8      24.48%       $ 10        23.16%
         Commercial, financial &
           other                      7        20.46%          5      19.85%          4        26.95%
         Commercial real estate
           construction               1         3.35%          1       5.44%          1         4.82%
         Commercial real estate
           mortgages                  7        18.79%          4      17.60%          2        13.42%
         Residential real estate
           mortgages                 12        33.03%          8      32.63%          4        31.65%
         Unallocated                480         N/A          340       N/A          183         N/A
                                   ----       ------        ----     ------        ----       ------
                                   $522       100.00%       $366     100.00%       $204       100.00%
                                   ====       ======        ====     ======        ====       ======

        The aggregate balances on non-accrual loans and the reduction of interest income associated with these loans at December 31, are as follows (in thousands):

                                             1997         1996       1995
                                             ----         ----       ----
         Non-accrual loans                    $11         $ 8         $43
                                              ===         ===         ===

         As a percentage of total loans       0.02%       0.02%       0.21%
                                              ===         ===         ===

         Income in accordance with original
           loan terms                         $ 2         $ 1         $ 2
         Income recognized                     --          --          --
                                              ---         ---         ---

         Reduction in interest income         $ 2         $ 1         $ 2
                                              ===         ===         ===

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE D - BANK PREMISES AND EQUIPMENT

        Bank premises and equipment are comprised of the following at December 31 (in thousands):

                                         1997      1996
                                         ------   ------
         Land and improvements           $  394   $  394
         Building and improvements        1,579    1,469
         Furniture and equipment            742      484
                                         ------   ------
                                          2,715    2,347

         Less accumulated depreciation      419      267
                                         ------   ------

                                         $2,296   $2,080
                                         ======   ======


        Depreciation expense for 1997, 1996 and 1995 amounted to $152,000, $127,000, and $98,000, respectively.


NOTE E - DEPOSITS

        The following is a summary of the distribution and weighted average interest rate of deposits at December 31 (in thousands):

                                                        1997                   1996
                                               ----------------------- ---------------------
                                                            Weighted              Weighted
                                                             Average               Average
                                                 Amount       Rate      Amount      Rate
                                                 ------     --------    ------    --------
          Non-interest bearing:
                   Demand                          $8,587      ---       $7,583      ---
                                                   ======                ======


         Interest bearing:
                   Checking                        $1,274       2.92%      $977       2.02%
                   Money market                     6,787       3.98%     5,977       4.22%
                   Savings                          1,529       2.50%     1,240       2.50%
                   Time, under $100,000            36,114       6.01%    19,048       5.83%
                   Time, $100,000 and over
                      Non-volatile priced          12,055       6.00%     5,265       5.74%
                      Volatile priced               9,051       5.84%     7,373       5.69%
                                                  -------               -------
                                                  $66,810               $39,880
                                                  =======               =======

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995

NOTE E - DEPOSITS  (Continued)

        Final maturities of time deposits of $100,000 and greater at December 31, 1997 are as follows (in thousands):

                                              Non-volatile      Volatile
                                                 priced          priced           Total
                                              ------------       --------         -----
         Due in three months or less            $ 1,545          $ 4,115          $ 5,660
         Due in three months through one year     7,739            4,818           12,557
         Due in one year through five years       2,771              118            2,889
                                                -------          -------          -------

                   Totals                       $12,055          $ 9,051          $21,106
                                                =======          =======          =======


        Time deposits of $100,000 and greater that are non-volatile priced are time deposits that are priced using retail rates and would be considered by the Bank as core deposits except for the fact that they are issued in denominations of $100,000 or more. Volatile priced time deposits of $100,000 and greater are time deposits that are priced using wholesale rates and are typically referred to as jumbo time deposits.


NOTE F - MORTGAGE PAYABLE

        The mortgage payable with a bank matures September 1, 2013 and requires monthly installments of $4,925 including interest at 7.75% per annum. Effective September, 1998 the interest rate will be computed annually at 2.5% plus the five year treasury rate. The note is collateralized by a first real estate mortgage on a building and land.

        Aggregate maturities for the five years following December 31, 1997 and thereafter are as follows (in thousands):



                                   1998                     $18
                                   1999                      20
                                   2000                      21
                                   2001                      23
                                   2002                      25
                                   Thereafter               430
                                                           ----
                                                           $537
                                                           ====

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE G - FEDERAL FUNDS PURCHASED

        The Bank has entered into a federal funds credit line with another bank in the amount of $1,500,000 to provide additional flexibility in the daily management of liquidity. The outstanding balance of the federal funds credit line at December 31, 1997 was $1,500,000 and was repaid on January 5, 1998.


NOTE H - INCOME TAXES

        The federal tax provision consists of the following (in thousands):

                                     1997           1996          1995
                                  ------------- ------------- -------------
         Current                     $  --          $  --          $ --
         Deferred                     (145)            --            --
                                     -----          -----          ----
                                     ($145)            --            --
                                     =====          =====          ====


        The deferred tax benefit in 1997 consisted of a reduction of the beginning of the year valuation allowance of $293,000 offset by a deferred tax expense of $148,000. Deferred tax benefits for 1996 and 1995 were eliminated by increases in the valuation allowance of $7,000 and $48,000, respectively.

        The reconciliation of the effective income tax rate to the federal statutory tax rate is as follows:

                                           1997    1996     1995
                                           ----    ----     ----
         Federal income tax rate            34%     34%    (34%)
         Effect of net operating loss
              carryforward and valuation
              allowance                    (63)    (26)     31
         Effect of graduated tax rates     --      (18)      1
         Other                              (2)     10       2
                                           ---     ---     ---
              Effective tax rate           (31%)    --%     --%
                                           ===     ===     ===

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE H - INCOME TAXES  (Continued)

        The details of the net deferred tax asset are as follows at December 31, (in thousands):

                                          1997      1996
                                          ----      ----
  Deferred tax assets
     Provision for possible
      credit losses                       $ 163    $ 110
     Unrealized losses on
      securities available for sale          23        8
     Net operating loss carryforwards       282      400
     Other                                    4        1
                                          -----    -----
              Total deferred tax assets     472      519

     Deferred tax liabilities
     Accretion of discounts on
      securities available for sale          (4)      (1)

      Deferred loan fees                    (72)     (59)
      Premises and equipment                (72)     (56)
      Accrual to cash conversion           (115)     (46)
      Unrealized gain on
       securities available for sale         (1)      (1)
                                          -----    -----

     Total deferred  tax liabilities       (264)    (163)
                                          -----    -----

     Net deferred tax asset before
      valuation allowance                   208      356

     Valuation allowance                    (63)    (356)
                                          -----    -----

     Net deferred tax asset               $ 145    $  --
                                          =====    =====


        The tax benefit of the unrealized losses on securities available for sale, net of the valuation allowance, was charged directly to its related component of stockholders' equity.

        At December 31, 1997 the Corporation had net operating loss carryforwards of approximately $829,000 expiring in 2009 through 2011. These losses are available to reduce otherwise taxable income in future periods.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE I - FINANCIAL INSTRUMENTS

        Fair Value of Financial Instruments

        The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                1997                          1996
                                     ---------------------------  -----------------------------
                                                    Estimated                      Estimated
                                       Carrying        Fair         Carrying         Fair
                                        Amount        Value          Amount          Value
                                       -------      --------        --------       ---------
Assets:
     Cash and cash equivalents    $ 1,660            $ 1,660         $ 7,426      $ 7,426

     Loans held for sale              347                349             303          307

               Securities          29,780             29,780          10,493       10,493
               Loans               51,617             51,020          35,897       35,332

     Liabilities:
               Deposits            75,397             75,507          47,463       47,444
               Federal funds        1,500              1,500            --           --
                 purchased
               Mortgage Payable       537                537             554          554


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

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE I - FINANCIAL INSTRUMENTS  (Continued)

        Fair Value of Financial Instruments  (Continued)
        ------------------------------------------------

        Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

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

        Deposit liabilities: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates. The carrying amount of accrued interest payable approximates its fair value.

        Mortgage payable: The fair value of the Corporation's mortgage payable is estimated using discounted cash flow analysis, based on the Corporation's current incremental borrowing rate for similar types of borrowing arrangements.

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


        Off-Balance-Sheet Risk
        ----------------------

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

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE I - FINANCIAL INSTRUMENTS  (Continued)

        Off-Balance-Sheet Risk  (Continued)
        -----------------------------------

        The Corporation has outstanding loan commitments aggregating $5,150,000 and outstanding financial standby letters of credit aggregating $147,000 at December 31, 1997.

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

        The Corporation originates primarily residential and commercial real estate loans, commercial loans, and installment loans. The Corporation estimates that 67% of the loan portfolio is based in Wayne County, 18% in Oakland County, and the remainder distributed throughout Michigan.

        At December 31, 1997, the Corporation has consumer loans secured by real estate aggregating approximately $2,790,000 and construction loans relating to commercial, residential, and land development properties of $1,746,000.


NOTE J - EMPLOYEE BENEFIT PLANS

        On January 1, 1996, the Bank established a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) after completion of age and service requirements. An employee can be enrolled as a participant on the first "Enrollment Date" after reaching age 18 and completing six months of service. Contributions to the plan by the Bank are discretionary. As of December 31, 1997 the Corporation has elected not to match any portion of employee contributions to the plan.

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

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE K - REGULATORY MATTERS (Continued)

        The following is a presentation of the Bank's regulatory capital ratios (in thousands):

                                                              Minimum For Capital        Minimum
                                                 Actual        Adequacy Purposes:  To Be Well Capitalized:
                                           ---------------    -------------------  -----------------------
                                           Amount    Ratio     Amount    Ratio     Amount   Ratio
                                           ------    -----     ------    -----     ------   -----
     As of December 31, 1997
         Total capital
            (to risk  weighted assets)     $7,963     16.1%    $3,964     8.0% $   4,955     10.0%

         Tier I capital
              (to risk  weighted assets)    7,441     15.0%     1,982     4.0%     2,972      6.0%
         Tier I capital
              (to average  assets)          7,441      9.1%     3,282     4.0%     4,102      5.0%


     As of December 31, 1996
         Total capital
              (to risk weighted assets)     4,586     14.4%     2,548     8.0%     3,185     10.0%

         Tier I capital
              (to risk weighted assets)     4,220     13.2%     1,279     4.0%     1,918      6.0%

         Tier I capital
              (to average assets)           4,220      8.5%     1,986     4.0%     2,482      5.0%



        Based on the respective regulatory capital ratios at December 31, 1997 and 1996, the Bank is well capitalized.


NOTE L - COMMON STOCK SUBSCRIBED

        On November 15, 1996, the Corporation issued an offering memorandum, which included an over-subscription privilege, to those stockholders who were residents of the State of Michigan. The offering memorandum gave those stockholders the right to subscribe to 303,578 shares of common stock at a price of $9.09 per share. All rights expired on December 31, 1996.

        At the close of business on December 31, 1996, the Corporation had received requests to purchase approximately 319,600 shares of common stock. In accordance with the Corporation's offering memorandum $2,760,000 was recorded as common stock subscribed, representing 303,578 shares of common stock and $145,490 was recorded as an oversubscription rights payable in other liabilities. On January 21, 1997, the common stock subscribed was formally issued.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE M - STOCK OPTION PLAN

        On June 21, 1994, the Corporation adopted a stock option plan to enable key employees of the Corporation and its subsidiaries to participate in the Corporation's future growth and profitability by the granting of long-term performance-based incentive compensation. As of December 31, 1996, 55,000 shares of common stock were authorized with no options granted.

        During 1997, the stock option plan was amended to allow up to 165,000 shares to be granted. Also in 1997, the Corporation issued 45,100 options at an exercise price of $9.09. No options were exercised, expired or terminated during 1997.

        Granted options expire no later than ten years after the date of grant, may not be exercised for six months after the date of grant and are granted at a price of not less than the fair market value of the Corporation's share price on the date of grant. If an option expires or terminates without having been exercised, such option will be available for future grant under the plan.

        The Corporation accounts for the stock option plan under Accounting Principles Board Option No. 25, "Accounting for Stock Issued to Employees." No compensation costs have been recognized for the plan. Had compensation costs for the plan been determined based on the fair value of the options at the grant date consistent with the method of SFAS No. 123, the Corporation's net income per share for the year ended December 31, 1997 would have been as follows (in thousands, except per share data):

         Net income
                   As reported                     $610
                   Pro forma                        419
         Basic and diluted income per
            share
                   As reported                     0.58
                   Pro forma                       0.40


        The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 0.00%; expected volatility of 51.23%; risk-free interest rate of 6.67%; and expected lives of ten years. All information presented with respect to stock options has been adjusted for the effects of the stock dividend.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE N - INCOME PER SHARE

        The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the year ended December 31, 1997 (in thousands, except share data);

                                       Income          Shares        Per Share
                                     (Numerator)    (Denominator)      Amount
                                     -----------    -------------      ------
      Basic income per share
          Net income  available       $     610       1,044,924       $   0.58

     Effect of dilutive options
               Options                     --            10,937           --
                                      ---------       ---------       --------

     Diluted income per share
         Net income to stockholders
           plus assumed conversions   $     610       1,055,861       $   0.58
                                      =========       =========       ========


NOTE O - ISSUED BUT NOT YET ADOPTED ACCOUNTING STANDARDS

        In June 1997, the FASB issued SFAS No. 130, "Reporting of Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expense, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Corporation does not anticipate that the adoption of SFAS 130 will have a material effect on its financial statements.

        In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of adoption, comparative information for earlier years is to be restated. The Corporation does not anticipate that the adoption of SFAS 131 will have a material effect on its financial statements.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995

NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION

        The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                           CONDENSED BALANCE SHEETS

          (In thousands)                     December 31,
          --------------                     ------------
                                            1997      1996
                                            ----      ----
          ASSETS
               Cash and cash equivalents   $  181   $2,901
               Investment in subsidiary     7,376    4,203
               Other assets                 1,741    1,792
                                           ------   ------

                                           $9,298   $8,896
                                           ======   ======

     LIABILITIES AND
          STOCKHOLDERS' EQUITY
               Mortgage payable            $  537   $  554
               Other liabilities                9      152
               Stockholders' equity         8,752    8,190
                                           ------   ------

                                           $9,298   $8,896
                                           ======   ======


                      CONDENSED STATEMENTS OF OPERATIONS

         (In thousands)                    Years Ended December 31,
                                           ------------------------
                                          1997     1996       1995
                                          ----     ----       ----
     Dividends from subsidiary bank        $ --     $ --     $ --
     Operating income                        58       35       87
     Operating expenses                     (68)     (60)     (77)
                                          -----    -----    -----

     Net income (loss) before equity in
               undistributed income         (10)     (25)      10
               (loss) of subsidiary
     Equity in undistributed income
               (loss) of subsidiary         620       52     (298)
                                          -----    -----    -----
            Net income  (loss)            $ 610    $  27    $(288)
                                          =====    =====    =====

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1997, 1996 and 1995


NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION  (Continued)


                                  CONDENSED STATEMENTS OF CASH FLOWS

          (In thousands)                               Years Ended December 31,
                                                       ------------------------
                                                     1997       1996        1995
                                                     ----       ----        ----
    Cash flows from operating
       activities
           Net income (loss)                     $   610    $    27    ($  288)
           Adjustments to reconcile net income
            (loss) to net cash provided by
            operating activities
              Equity in undistributed (income)
               loss of subsidiary                   (620)       (52)       298

                    Other                             66         61         37
                                                 -------    -------    -------
     Net cash flows provided by
       operating activities                           56         36         47

     Cash flows from investing
       activities
           Investment in subsidiary               (2,600)      (850)      (500)
           Investment in securities               (1,000)      --         (698)
           Maturity of securities                  1,000       --        1,600
           Sale of securities                       --          703       --
           Property and equipment acquired           (14)      (101)      (361)
                                                 -------    -------    -------
     Net cash flows provided by (used
       in) investing activities                   (2,614)      (248)        41

     Cash flows from financing
       activities
        Proceeds from sale of common stock          --        2,752       --
        Proceeds due stockholders on
         oversubscription of stock                  (145)       145       --
        Reduction of mortgage payable                (17)       (15)       (15)
        Dividends paid                              --         --         --
                                                 -------    -------    -------
     Net cash flows provided by (used
       in) financing activities                     (162)     2,882        (15)

     Increase (decrease) in cash and
       cash equivalents                           (2,720)     2,670         73
     Cash and cash equivalents at
       beginning of year                           2,901        231        158
                                                 -------    -------    -------
     Cash and cash equivalents at end
       of year                                   $   181    $ 2,901    $   231
                                                 =======    =======    =======

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS


General

The Company was formed in 1992 and the Bank was formed in 1993. Principal operations of the Bank commenced on February 28, 1994 when the Bank opened for business at its main office, located at 22290 Michigan Avenue, Dearborn, Michigan. On December 20, 1995, the Bank opened its second office, located at 24935 West Warren Avenue, Dearborn Heights, Michigan. On August 11, 1997, the Bank opened its third office, located at 44623 Five Mile Road, Plymouth Township, Michigan.

Results of Operations

The Company reported net income of $610,000 in 1997 compared to net income of $27,000 in 1996 and a net loss of $288,000 in 1995. The improvement each year was primarily a factor of growth in the volume of investments, loans and deposits and the corresponding net interest income associated with the increased volumes.

Net Interest Income

1997 Compared to 1996. Net interest income for the period ended December 31, 1997 was $2.4 million compared to $1.6 million for the period ended December 31, 1996, an increase of $0.8 million or 50%. This increase was caused primarily by an increase in average earning assets of $26.5 million between the periods while interest-bearing liabilities grew by $21.9 million. At the same time the Company's interest rate spread decreased to 2.54% in 1997 from 2.92% in 1996. The Company's net interest margin also decreased in 1997 to 3.60% from 3.98% in 1996. However, the decreases in net interest spread and net interest margin were offset by increases in the volume of net earning assets. The Company's decrease in interest rate spread and net interest margin was a direct result of aggressive time deposit gathering at premium rates and the direct reinvestment of those funds into investment securities with similar interest rates until the funds could be redeployed into quality loans with higher yields.

1996 Compared to 1995. Net interest income for the period ended December 31, 1996 was $1.6 million compared to $1.0 million for the period ended December 31, 1995, an increase of $0.6 million or 60%. This increase was caused primarily by an increase in average earning assets of $14.6 million between the periods while interest-bearing liabilities grew by $13.0 million. At the same time the Company's interest rate spread increased to 2.92% in 1996 from 2.65% in 1995. The Company's net interest margin also increased in 1996 to 3.98% from 3.95% in 1995.

Average Balances, Interest Rates and Yields. Net interest income is affected by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and the relative amounts of interest-bearing liabilities and interest-earning assets. When the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

The following table sets forth certain information relating to the Company's consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans, if any, are included in the net loan category.


                                                  Year Ended December 31, 1997  Year Ended December 31, 1996
                                                  ---------------------------   -----------------------------
                                                   Average            Average   Average             Average
(In thousands)                                     Balance  Interest   Rate     Balance  Interest   Rate
                                                  -------- --------- --------  --------- -------   --------
Assets
  Federal funds sold and interest
    bearing deposits with banks                  $ 3,351    $  188     5.61%   $  2,137  $  115     5.38%
  Investment securities - available for sale      20,031     1,235     6.17%     12,400     733     5.91%
  Loans                                           43,533     3,981     9.14%     25,835   2,466     9.55%
                                                 -------    ------     ----    --------  ------     ----
          Sub-total earning assets                66,915     5,404     8.08%     40,372   3,314     8.21%
  Other assets                                     4,361                          3,618
                                                 -------                       --------
          Total assets                           $71,276                       $ 43,990
                                                 =======                       ========

Liabilities and stockholders' equity
  Interest bearing deposits                      $53,559    $2,955     5.52%   $ 31,713  $1,662     5.24%
  Other borrowings                                   582        43     7.39%        564      44     7.80%
                                                 -------    ------     ----    --------  ------     ----
  Sub-total interest bearing liabilities          54,141     2,998     5.54%     32,277   1,706     5.29%
  Non-interest bearing deposits                    8,374                          6,142
  Other liabilities                                  322                            210
  Stockholders' equity                             8,439                          5,361
                                                 -------                       --------
          Total liabilities and
            stockholders' equity                 $71,276                       $ 43,990
                                                 =======                       ========
          Net interest income                               $2,406                       $1,608
                                                            ======                       ======
          Net interest rate spread                                     2.54%                        2.92%
                                                                       ====                         ====
          Net interest margin on earning assets                        3.60%                        3.98%
                                                                       ====                         ====

                                      34



(Continued)                                               Year Ended December 31, 1995
                                                           ---------------------------
                                                          Average              Average
(In thousands)                                            Balance  Interest      Rate
                                                          -------  --------      ----
Assets
       Federal funds sold and interest
         bearing deposits with banks                     $ 3,184    $   188      5.90%

       Investment securities -
         available for sale                                8,240        466      5.66%
       Loans                                              14,345      1,369      9.54%
                                                         -------    -------      -----
              Sub-total earning assets                    25,769      2,023      7.85%
       Other assets                                        2,711
                                                         -------
              Total assets                               $28,480
                                                         =======
     Liabilities and stockholders' equity
       Interest bearing deposits                         $18,748    $   959      5.12%
       Other borrowings                                      576         45      7.75%
               Sub-total interest
                 bearing liabilities                      19,324      1,004      5.20%
                                                         -------    -------      -----
       Non-interest bearing deposits                       3,359
       Other liabilities                                     256
       Stockholders' equity                                5,541
                                                         -------
               Total liabilities
                 and stockholders' equity                $28,480
                                                         =======
               Net interest income                                  $ 1,019
                                                                    =======
               Net interest rate spread                                          2.65%
                                                                                 =====
               Net interest margin on earning assets                             3.95%
                                                                                 =====

Rate/Volume Analysis. The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in the interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.


                                                                 1997/1996                    1996/1995
                                                       Change in Interest Due to:   Change in Interest Due to:
                                                       --------------------------   --------------------------
                                                      Average    Average    Net        Average     Average     Net
(In thousands)                                        Balance    Rate       Change     Balance     Rate       Change
                                                      -------    ----       ------     -------     ----       ------
Assets
     Federal funds sold and
       interest bearing
       deposits with banks                            $    68     $     5     $    73    $   (56)   $   (17)   $   (73)
     Investment securities -
       available for sale                                 470          32         502        246         21        267
     Loans                                              1,619        (104)      1,515      1,097       --        1,097
                                                      -------     -------     -------    -------    -------    -------
Total earning assets                                  $ 2,157     $   (67)    $ 2,090    $ 1,287    $     4    $ 1,291
                                                      =======     =======     =======    =======    =======    =======

Liabilities
     Interest bearing deposits                        $ 1,206     $    87     $ 1,293    $   679    $    24    $   703
     Other borrowings                                       1          (2)         (1)        (1)      --           (1)
                                                      -------     -------     -------    -------    -------    -------
Total interest bearing liabilities                    $ 1,207     $    85     $ 1,292    $   678    $    24    $   702
                                                      =======     =======     =======    =======    =======    =======

        Net interest income                                                   $   798                          $   589
                                                                              =======                          =======
        Net interest rate spread                                                (0.38%)                           0.27%
                                                                                =====                             ====
        Net interest margin on earning assets                                   (0.39%)                           0.03%
                                                                                =====                             ====


Provision for Possible Credit Losses

1997 Compared to 1996. The provision for possible credit losses was $164,000 in both 1997 and 1996. The provision for possible credit losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current and projected economic conditions. Refer to Note C of the Notes to Consolidated Financial Statements for additional information.

1996 Compared to 1995. The provision for possible credit losses was $164,000 in 1996 compared to $114,000 in 1995, an increase of $50,000 or 44%. The increase in the provision for possible credit losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current and projected economic conditions. Refer to Note C of the Notes to Consolidated Financial Statements for additional information.

Non-interest Income

1997 Compared to 1996. Non-interest income was $312,000 in 1997 compared to $284,000 in 1996, an increase of $28,000 or 10%. This increase was primarily due to service charges on deposit accounts as a result of an increase in the volume of these accounts.

1996 Compared to 1995. Non-interest income was $284,000 in 1996 compared to $210,000 in 1995, an increase of $74,000 or 35%. This increase was primarily due to service charges on deposit accounts as a result of an increase in the volume of these accounts.

Non-interest Expense

1997 Compared to 1996. Non-interest expense was $2.1 million in 1997 compared to $1.7 million in 1996, an increase of $0.4 million or 24%. The largest components of non-interest expense were salaries and employee benefits which amounted to $1.2 million and occupancy and equipment expense which amounted to $267,000 in 1997. In 1996, salaries and employee benefits and occupancy and equipment expense were $1.1 million and $198,000, respectively. The primary factor for these increases was the opening of the Bank's office in Plymouth Township in August 1997. As of December 31, 1997, the number of full time equivalent employees was 26 as compared to 23 as of December 31, 1996.

1996 Compared to 1995. Non-interest expense was $1.7 million in 1996 compared to $1.4 million in 1995, an increase of $0.3 million or 21%. The largest components of non-interest expense were salaries and employee benefits which amounted to $1.1 million and occupancy and equipment expense which amounted to $198,000 in 1996. In 1995, salaries and employee benefits and occupancy and equipment expense were $0.9 million and $147,000, respectively. The primary factor for these increases was the opening of the Bank's office in Dearborn Heights in late December 1995. As of December 31, 1996, the number of full time equivalent employees was 23 as compared to 24 as of December 31, 1995.

Income Tax Benefit

1997 Compared to 1996. The income tax benefit was $145,000 in 1997 compared to $0 in 1996, an increase of $145,000. During 1997, the Bank recognized a $145,000 tax benefit from the change in the valuation allowance against a deferred tax asset related to net operating loss carryforwards. Refer to Note H of the Notes to Consolidated Financial Statements for additional information.

Comparison of Financial Condition at December 31, 1997 and December 31, 1996

Assets. Total assets at December 31, 1997 were $86.7 million compared to $56.6 million at December 31, 1996, an increase of $30.1 million or 53%. The increase was primarily due to increases in investment securities - available for sale and loans.

Investment Securities - Available for Sale. Total investment securities - available for sale, at December 31, 1997 were $29.8 million compared to $10.5 million at December 31, 1996, an increase of $19.3 million or 184%. During 1997 the Company purchased $41.4 million in securities and $19.5 million of securities were called or matured during the year. In addition, the Company sold securities of $2.6 million and recognized gain on such sales in the amount of $13,000. The increase in deposits has enabled the Company to invest in investment securities - available for sale until such time as quality loan opportunities become available. All securities within the Company's portfolio are U.S. treasury issues or U.S. government sponsored agency issues carrying AAA ratings. The Company does not hold any securities in the "Held to Maturity" category nor does the Company hold or utilize derivatives. Refer to Note B of the Notes to Consolidated Financial Statements for additional information.

Loans. Total loans at December 31, 1997 were $52.1 million compared to $36.3 million at December 31, 1996, an increase of $15.8 million or 44%. The components of the outstanding balances and percentage increase in loans from 1996 to 1997 are as follows:

(In thousands)                         December 31, 1997     December 31, 1996
                                    ---------------------- ---------------------         Percent
                                        Balance    Percent     Balance    Percent   Increase/(Decrease)
                                        -------    -------     -------    -------   -------------------
     Consumer loans                   $12,705         25%   $ 8,877         24%        43%
     Commercial, financial, & other    10,668         20      7,199         20         48
     Commercial real estate
       construction                     1,746          3      1,971          5        (11)
     Commercial real estate
       mortgages                        9,796         19      6,384         18         53
     Residential real estate
       mortgages                       17,224         33     11,832         33         46
                                      -------        ---    -------        ---         --
                                      $52,139        100%   $36,263        100%        44%
                                      =======        ===    =======        ===         ==

Refer to Note C of the Notes to Consolidated Financial Statements for additional information.

Allowance for Possible Credit Losses. The allowance for possible credit losses at December 31, 1997 was $522,000 compared to $366,000 at December 31, 1996, an increase of $156,000 or 43%. The increase in the allowance for possible credit losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current and projected economic conditions. Refer to Note C of the Notes to Consolidated Financial Statements for additional information.

Bank Premises and Equipment. Bank premises and equipment at December 31, 1997 was $2.3 million compared to $2.1 million at December 31, 1996, an increase of $0.2 million or 10%. This increase reflects the Bank's investment in technology as well as capital expenditures necessary to open the Bank's Plymouth Township Office.

Accrued Interest Receivable. Accrued interest receivable at December 31, 1997 was $723,000 compared to $306,000 at December 31, 1996, an increase of $417,000 or 136%. The increase was due to the increased volume of investments securities - available for sale, for which interest is receivable semi-annually.

Other Assets. Other assets at December 31, 1997 were $230,000 compared to $94,000 at December 31, 1996, an increase of $136,000 or 145%. The increase was due to the Bank's recognition of an income tax asset of $145,000 in 1997. Refer to Note H of the Notes to Consolidated Financial Statements for additional information.

Deposits. Total deposits at December 31, 1997 were $75.4 million compared to $47.5 million at December 31, 1996, an increase of $27.9 million or 59%. The components of the outstanding balances and percentage increase in deposits from 1996 to 1997 are as follows:

(In thousands)                   December 31, 1997     December 31, 1996
                               ---------------------- ---------------------      Percent
                                 Balance    Percent     Balance    Percent       Increase
                               ---------------------- --------------------- -------------------
Non-interest bearing:
          Demand                    $8,587        11%     $ 7,583       15%          13%
Interest bearing:
          Checking                   1,274         2          977        2           30
          Money market               6,787         9        5,977       13           14
          Savings                    1,529         2        1,240        3           23
          Time, under $100,000      36,114        48       19,048       40           90
          Time, $100,000 and
           over
             Non-volatile priced    12,055        16        5,265       11          129
             Volatile priced         9,051        12        7,373       16           23
                                   -------       ---      -------      ---          ---
                                   $75,397       100%     $47,463      100%          59%
                                   =======       ===      =======      ===          ===


The increase in deposits was primarily due to growth in time deposits. During 1997, the Bank completed two major marketing campaigns, an annual birthday celebration in March and a grand opening celebration in August, offering a premium rate of interest on time deposits. These campaigns raised in excess of $7 million in new deposits per campaign in a period of approximately two weeks each. Additional growth in all types of deposits was achieved via normal marketing, telemarketing, referral and visitation programs. The increase in deposits enabled the Company to invest the funds in loans and investment securities - available for sale.

Federal Funds Purchased. Federal funds purchased at December 31, 1997 were $1.5 million compared to $0 at December 31, 1996. The increase in federal funds purchased was a result of the Bank's need for liquidity to fund an unanticipated $1.5 million outgoing wire transfer for a large customer late in the day on December 31, 1997.

Accrued Interest Payable. Accrued interest payable at December 31, 1997 was $310,000 compared to $127,000 at December 31, 1996. The increase was due to the increase in the volume of time deposits during 1997.

Capital

Stockholders' equity at December 31, 1997 was $8.8 million compared to $8.2 million as of December 31, 1996, an increase of $0.6 million or 7%. In addition, at December 31, 1997, the Bank exceeded all applicable regulatory capital requirements. Refer to Note K of the Notes to Consolidated Financial Statements for further information.

Liquidity and Asset and Liability Management

Liquidity refers to readily available funds to meet the needs of borrowers and depositors. Levels of liquidity are closely monitored in conjunction with loan funding requirements and deposit outflows. Adequate liquidity protects institutions from raising funds under duress at excessive expense and provides a necessary cushion for occasional unpredictable aberrations in demand. While adequate liquidity is imperative, excessive liquidity in lower yielding cash investments or other easily marketable assets reduces potential interest income. Thus, an appropriate balance must be maintained to protect the institution and at the same time, prudently maximize income opportunities. Sources of liquidity from both assets and liabilities includes federal funds sold, securities available for sale, loan repayments, core deposits and a federal funds purchase credit facility.

The Company has sought to manage its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities. The matching of the asset and liabilities may be analyzed by examining the extent to which the assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on net interest income.

An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent that its liabilities, the Company's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

Interest Rate Sensitivity Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity "gap" is the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceed the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, and thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. Additionally, the gap analysis does not consider the many factors as banking interest rates move. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. During periods of rising interest rates, the Company's assets tend to have prepayments that are slower than those in an interest rate sensitivity gap and would increase the negative gap position. Conversely, during a period of falling interest rates, the Company's assets would tend to prepay faster than originally expected thus decreasing the negative gap position. In addition, some of the Company's assets, such as adjustable rate mortgages, have caps on the amount by which their interest rates can change in any single period, and therefore may not reprice as quickly as liabilities in the same maturity category.

The following table set forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997 which are expected to mature or reprice in each of the time periods shown.

                                               Interest Rate Sensitivity Period
                                  ------------------------------------------------------------
(In thousands)                             1-90       91-365       1-5         Over
                                           Days        Days       Years       5 Years      Total
                                           ----        ----       -----       -------      -----
Earning assets
               Federal funds sold        $    254    $  --      $   --     $   --      $    254
               Mortgage loans held
                 for sale                     347       --          --         --           347
               Securities available
                 for sale                     999      1,000      27,781       --        29,780
               Total loans, net of
                 non-accrual               11,600      7,963      32,072        493      52,128
                                         --------   --------    --------   --------    --------
     Total earning assets                  13,200      8,963      59,853        493      82,509
     Interest bearing liabilities
               Total interest bearing
                deposits                   11,060     33,303      22,447       --        66,810
               Federal funds purchased      1,500       --          --         --         1,500
               Mortgage payable              --         --          --          537         537
                                         --------   --------    --------   --------    --------
     Total interest bearing
       liabilities                         12,560     33,303      22,447        537      68,847
     Net asset (liability) funding gap        640    (24,340)     37,406        (44)   $ 13,662
                                         --------   --------    --------   --------    ========
     Cumulative net asset (liability)
       funding gap                       $    640   $(23,700)   $ 13,706   $ 13,662
                                         ========   ========    ========   ========

Effects of New Accounting Standards

In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 130, "Reporting of Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expense, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not anticipate that the adoption of SFAS 130 will have a material effect on its financial statements.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the manner in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of adoption, comparative information for earlier years is to be restated. The Company does not anticipate that the adoption of SFAS 131 will have a material effect on its financial statements.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Year 2000 Problem

The Company is aware of the current concerns throughout the business community of reliance upon computer software programs that do not properly recognize the year 2000 in date formats, often referred to as the "Year 2000 Problem." The Year 2000 Problem is the result of software being written using two digits rather than four digits to define the application year (i.e., "98" rather than "1998"). A failure by a business to properly identify and correct a Year 2000 Problem in its operations could result in system failures or miscalculations. In turn, this could result in disruptions of operations, including among other things a temporary inability to process transactions, send invoices or otherwise engage in routine business transactions on a day-to-day basis.

Operations of the Company depend upon the successful operation on a daily basis of its computer software programs. The Company relies upon software purchased from third-party vendors rather than internally generated software, and based upon its ongoing discussions with these vendors, the Company believes that most of its software already reflects changes necessary to avoid the Year 2000 Problem. The Company expects to update during 1998 any remaining software that could be affected by the Year 2000 Problem to eliminate remaining concerns. This update is not expected to have a material adverse effect on the Company.

                            DEARBORN BANCORP, INC.

                            DIRECTORS AND OFFICERS

DIRECTORS

WILBER M. BRUCKER, JR.
Retired, Attorney

MARGARET I. CAMPBELL
President
Kean Manufacturing Corporation

JOHN E. DEMMER
Chairman of the Board and
     Chief Executive Officer
Jack Demmer Ford, Inc. and
Jack Demmer Leasing

MICHAEL V. DORIAN, JR.
Vice President
Mike Dorian Ford

DAVID HIMICK
Financial Consultant

DONALD G. KARCHER
Chairman of the Board
Karcher Agency, Inc.

BRADLEY F. KELLER
President
Braden Associates, Inc.

STEVEN M. KIRKPATRICK
President and Chief Executive Officer
The Bancorp Group, Inc. and
Capital Mortgage Funding, L.L.C.

WILLIAM E. KREGER
Retired, Real Estate Investor

JEFFREY G. LONGSTRETH
President
Prudential Christie Real Estate

RICHARD NORDSTROM
Retired, Architect

MICHAEL J. ROSS
President and Chief Executive Officer
Community Bank of Dearborn

DR. ROBERT C. SCHWYN
Physician

RONNIE J. STORY
President and Chief Executive Officer
Story Development Corp.

OFFICERS

JOHN E. DEMMER
Chairman of the Board and
     Chief Executive Officer

RICHARD NORDSTROM
Vice Chairman

MICHAEL J. ROSS
President

JEFFREY L. KARAFA
Vice President and Treasurer

DONALD G. KARCHER
Vice President

WILBER M. BRUCKER, JR.
Secretary

                          COMMUNITY BANK OF DEARBORN

                            DIRECTORS AND OFFICERS

DIRECTORS

WILBER M. BRUCKER, JR.
Retired, Attorney

MARGARET I. CAMPBELL
President
Kean Manufacturing Corporation

JOHN E. DEMMER
Chairman of the Board and
     Chief Executive Officer
Jack Demmer Ford, Inc. and
Jack Demmer Leasing

MICHAEL V. DORIAN,  JR.
Vice President
Mike Dorian Ford

DAVID HIMICK
Financial Consultant

DONALD G. KARCHER
Chairman of the Board
Karcher Agency, Inc.

BRADLEY F. KELLER
President
Braden Associates, Inc.

STEVEN M. KIRKPATRICK
President and Chief Executive Officer
The Bancorp Group, Inc. and
Capital Mortgage Funding, L.L.C.

WILLIAM E. KREGER
Retired, Real Estate Investor

JEFFREY G. LONGSTRETH
President
Prudential Christie Real Estate

RICHARD NORDSTROM
Retired, Architect

MICHAEL J. ROSS
President and Chief Executive Officer
Community Bank of Dearborn



DR. ROBERT C. SCHWYN
Physician

RONNIE J. STORY
President and Chief Executive Officer
Story Development Corp.

OFFICERS

JOHN E. DEMMER
Chairman of the Board

MICHAEL J. ROSS
President
Chief Executive Officer

TIMOTHY J. CUTTLE
Executive Vice President
Chief Lending Officer

JEFFREY L. KARAFA
Vice President
Cashier

JEFFREY J. WOLBER
Vice President
Retail Administration

DANIEL A. BZURA
Branch Officer

SAMANTHA J.  MAZIASZ
Bank Administration Officer

DENIS T. NISSLE
Private Banking Officer

STEVEN P. SLADE
Consumer Banking Officer

NANCY M. BARON
Compliance Officer

WILBER M. BRUCKER, JR.
Secretary

                          COMMUNITY BANK OF DEARBORN

                               BRANCH LOCATIONS




Main Office
22290 Michigan Avenue
PO Box 2247
Dearborn, Michigan  48123-2247
Phone:         (313)  274-1000
Fax:           (313)  274-5050
Cynthia A. Pizzo, Branch Manager


Hours:  9:30 AM - 4:30 PM  Monday through Friday
        9:30 AM - 6:00 PM  Friday
        9:30 AM - 1:00 PM  Saturday, Drive-In Only



Warren Avenue and Silvery Lane
24935 West Warren Avenue
Dearborn Heights, Michigan  48127
Phone:  (313)  724-0100
Fax:    (313)  724-1010
Daniel A. Bzura, Branch Manager


 Hours: 9:00 AM - 4:30 PM  Monday through Thursday
 9:00 AM - 6:00 PM  Friday


Five Mile and Sheldon Road
44623 Five Mile
Plymouth, Michigan  48170
Phone:  (734)  454-1000
Fax:    (734)  454-0123
Denis T. Nissle, Branch Manager



Hours: 9:30 AM - 4:30 PM  Monday through Thursday
       9:30 AM - 6:00 PM  Friday
       9:30 AM - 1:00 PM  Saturday, Walk-Up Window

                     [This Page Intentionally Left Blank]

                              Inside Back Cover












                     [This Page Intentionally Left Blank]

                            DEARBORN BANCORP, INC.
                            22290 Michigan Avenue
                                 PO Box 2247
                        Dearborn, Michigan 48123-2247

                            Phone: (313) 274-1000