Form 10-K, Exhibit 13
period 1998-12-31
DEARBORN BANCORP INC /MI/
filed 1999-03-29
CIK 895541

Dearborn Bancorp, Inc.



                              and its subsidiary




                          Community Bank of Dearborn








                                     1998
                                ANNUAL REPORT

                              Inside Front Cover






                     [This Page Intentionally Left Blank]

                            Dearborn Bancorp, Inc.

                              and its subsidiary


                          Community Bank of Dearborn


CONTENTS

         Description of Business..........................................4

         Summary of Selected Financial Data...............................5

         Chairman's and President's Letter to Stockholders................6

         Report of Independent Certified Public Accountants...............8

         Consolidated Balance Sheets......................................9

         Consolidated Statements of Income ..............................10

         Consolidated Statements of Comprehensive Income (Loss)..........11

         Consolidated Statements of Stockholders' Equity.................12

         Consolidated Statements of Cash Flows...........................13

         Notes to Consolidated Financial Statements......................14

         Management's Discussion and Analysis............................35

         Dearborn Bancorp, Inc. Directors and Officers...................45

         Community Bank of Dearborn Directors and Officers...............46

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

FORM 10-K AVAILABLE

For a free copy of the Corporation's Form 10-K filed with the U.S. Securities and Exchange Commission, please direct your request to Mr. Jeffrey L. Karafa, Dearborn Bancorp, Inc., PO Box 2247, Dearborn, Michigan 48123-2247

ANNUAL MEETING

The Annual Meeting of Stockholders will be held on May 19, 1999, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.

DEARBORN BANCORP, INC. COMMON STOCK

Dearborn Bancorp, Inc. common stock is listed on the Nasdaq SmallCap Market and is traded under the symbol "DEAR".

PRINCIPAL MARKET MAKERS

Advest, Inc.
First of Michigan Corporation
Herzog, Heine, Geduld, Inc.
Knight Securities, L.P.
Roney Capital Markets

STOCK TRANSFER AGENT AND REGISTRAR

Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records or lost or stolen certificates should contact:

Fifth Third Bank
Corporate Trust Division
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Toll Free 1-800-837-2755

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Grant Thornton LLP
26911 Northwestern Highway
Suite 400
Southfield, Michigan 48034


                   QUARTERLY COMMON STOCK PRICE INFORMATION

                                            1998
                            -------------------------------------
                                 High        Low       Close
                            -------------------------------------

Initial public offering (1)    $ 14.00     $   --     $   --
Second quarter                   18.14      14.00      14.46
Third quarter                    14.71      10.54      11.77
Fourth quarter                   13.73       9.80      10.50

(1) Dearborn Bancorp, Inc. began trading on the Nasdaq SmallCap Market on April 8, 1998.

                      SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 1998 are derived from the Corporation's audited consolidated financial statements. The information set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Statements of Financial Condition as of December 31, 1998 and 1997, and the Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996 are included elsewhere in this Annual Report.

                                                               At or for the years ended December 31,
                                                  ---------------------------------------------------------------
(In thousands, except share data)                       1998        1997        1996         1995       1994 (1)
                                                  ---------------------------------------------------------------
OPERATIONS
Interest income                                         $8,290      $5,404      $3,314       $2,023         $674
Interest expense                                         4,466       2,998       1,706        1,004          266
                                                      --------     -------     -------      -------      -------
Net interest income                                      3,824       2,406       1,608        1,019          408
Provision for possible credit losses                       120         164         164          114          100
                                                      --------     -------     -------      -------      -------
Net interest income after provision for
     possible credit losses                              3,704       2,242       1,444          905          308
Total non-interest income                                  533         312         284          210           93
Total non-interest expense                               2,941       2,089       1,701        1,403        1,065
                                                      --------     -------     -------      -------      -------
Income (loss) before federal income tax
     provision (benefit)                                 1,296         465          27         (288)        (664)
Income tax provision (benefit)                             346        (145)        ---          ---          ---
                                                      --------     -------     -------      -------      -------
Net income (loss)                                         $950        $610         $27        ($288)       ($664)
                                                      ========     =======     =======      =======      =======

FINANCIAL CONDITION
Total assets                                          $126,755     $86,653     $56,599      $35,130      $20,879
Investment securities, available for sale              $50,211     $29,780     $10,493      $10,035       $7,088
Loans                                                   66,023      52,139      36,263       19,945        9,907
Deposits                                                97,610      75,397      47,463       28,922       14,389
Other borrowings                                           517       2,037         554          569          584
Stockholders' equity                                    27,731       8,752       8,190        5,458        5,626

PER SHARE INFORMATION (2)
Net income per common share - basic and diluted          $0.45       $0.57       $0.04       ($0.38)      ($0.88)
Book value per common share                             $11.21       $8.21       $7.68        $7.22        $7.44
Average shares outstanding  - basic                  2,099,239   1,065,767     756,982      756,134      756,134
Average shares outstanding - diluted                 2,112,866   1,076,922     756,982      756,134      756,134
Shares outstanding at end of period                  2,473,295   1,065,767   1,065,767      756,134      756,134

OTHER DATA
Return on average assets                                  0.81%       0.86%       0.06%       (1.01%)      (5.12%)
Return on average equity                                  4.15%       7.23%       0.50%       (5.20%)     (11.62%)
Net interest margin                                       3.41%       3.60%       3.98%        3.92%        3.55%
Net interest spread                                       2.03%       2.54%       2.92%        2.65%        1.46%
Allowance for possible credit losses to total
    loans                                                 0.95%       1.01%       1.01%        1.02%        1.00%
Nonperforming assets to total assets                      0.33%       0.04%       0.01%        0.21%         ---%
Stockholders' equity to total assets                     21.88%      10.10%      14.47%       15.54%       26.95%
Total interest expense to gross interest income          53.87%      55.48%      51.48%       49.63%       39.47%
Number of Offices                                            3           3           2            2            1

(1) Bank operations began on February 28, 1994.

(2) All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

                      CHAIRMAN'S AND PRESIDENT'S LETTER

To Our Stockholders:

         We have made great strides during the five years that Community Bank of Dearborn has been open for business. From the time the Bank opened for business the morning of February 28, 1994, we have grown to $126,755,000 in total assets, $97,610,000 in total deposits, $66,023,000 in total loans and $27,731,000 in stockholder's equity. We have expanded from one office to three and plan to open a fourth in Canton Township in 1999. By every measure, we have exceeded the projections we made when we organized the company and applied for a bank charter. Our directors and senior officers are proud of the progress we have made and pleased to report on our performance in 1998.

         Net income for the year was $950,000 or $0.45 per common share. In 1997, we reported earnings of $610,000 or $0.57 per common share. This is a 56% increase in net income. Per share income decreased due to our highly successful public offering of 1,380,000 new common shares at a price of $14 per share in April 1998. During 1998, our total assets grew by 46.3%, total deposits went up by 29.5% and total loans grew by 26.7%.

         Undoubtedly, the most significant event during the year was the public offering. We now have almost $28 million in our capital accounts. Today, we have enough capital along with earnings, to support more than $350 million in total assets while qualifying as a well capitalized institution. Each additional $1 million that we retain in earnings will support another $12.5 million in total assets.

         Looking ahead to the Company's next five years, the most important challenge we face is growing assets to employ our capital advantageously while still not growing so fast that we risk regulatory criticism. If we can increase total assets at an annually compounded rate of 20%, we should reach total assets of about $250 million in approximately three and one half years and approach $500 million in six or seven years. During that time, we hope to have opportunities to make bank acquisitions, single branch acquisitions and to expand our mortgage banking activities.

         Alex Sheshunoff, the renowned banking consultant and analyst, has said that high performance community banking organizations such as Dearborn Bancorp should maintain an average return on average equity of at least 14%. We see no reason why we cannot realistically project that we will achieve that return on a sustainable basis before another five years has passed.

         From the very beginning, our directors have indicated their intention to ensure that our shareholders receive tangible evidence of whatever progress our organization has made. Reflecting that philosophy, we distributed a 10% stock dividend in January, 1998. Then, the board declared another 2% stock dividend to be distributed in January, 1999. Realistically, we are some years away from paying cash dividends but the distribution of stock dividends is, in our opinion, an important step in the right direction.

         There are two primary reasons why we continue to do so well. The first is our successful marketing program. Its three principal components are an aggressive officer call program, the use of sophisticated direct mail and telemarketing and our enormously successful Community Club for those over age 50.

         The second is the change that is taking place in the competitive environment. Our marketing efforts are made more productive when giant megabanks that dominate the markets where we do business sometimes fail to meet the expectations of their customers. Often, the customers of these banks grow dissatisfied when those institutions use technology and automation as a means of reducing expenses. As they reduce staff levels, it becomes increasingly difficult to find an officer who has the authority to make important decisions and provide definitive answers.

         A local institution such as Community Bank of Dearborn is a welcome alternative to a megabank for some of these people. Our president's office is readily accessible on the first floor of our Main Office. Our people have the authority necessary to be responsive to customer requests they are likely to receive.

         Our directors meet in Dearborn. They live and work nearby. As they go about their daily business, they have frequent contact with many of our customers. They can see the results of the decisions they make as they travel through the community. We believe that the positive opinions of banking professionals and investors about Community Bank of Dearborn are reflected in the number of similar institutions that have opened for business during the past five years.

         And so we look forward to the beginning of a new millenium with confidence and optimism. Much of the credit for the success we have achieved is due to our shareholders. The directors and senior officers join us in thanking you for your contributions to the success we have made.



                                  Sincerely,



                                John E. Demmer
                            Chairman of the Board



                               Michael J. Ross
                                  President

              Report of Independent Certified Public Accountants




Board of Directors
Dearborn Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




/s/  Grant Thornton LLP

Detroit, Michigan
February 17, 1999


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

(In thousands)                                                 December 31,
                                                          ----------------------
                                                             1998         1997
                                                          ---------    ---------
ASSETS
Cash and cash equivalents
          Cash and due from banks                         $   2,259    $   1,406
          Federal funds sold                                  3,995          254
                                                          ---------    ---------
                    Total cash and cash equivalents           6,254        1,660

Mortgage loans held for sale                                  1,211          347
Investment securities, available for sale                    50,211       29,780
Loans
          Loans                                              66,023       52,139
          Allowance for possible credit losses                 (627)        (522)
                                                          ---------    ---------
                    Net loans                                65,396       51,617

Bank premises and equipment, net                              2,378        2,296
Accrued interest receivable                                     933          723
Other assets                                                    372          230
                                                          ---------    ---------
                    Total assets                          $ 126,755    $  86,653
                                                          =========    =========
LIABILITIES
Deposits
          Non-interest bearing deposits                   $  11,142    $   8,587
          Interest bearing deposits                          86,468       66,810
                                                          ---------    ---------
                    Total deposits                           97,610       75,397

Other liabilities
          Federal funds purchased                                --        1,500
          Mortgage payable                                      517          537
          Accrued interest payable                              338          310
          Other liabilities                                     559          157
                                                          ---------    ---------
                    Total liabilities                        99,024       77,901
                                                          ---------    ---------

Contingencies                                                    --           --

STOCKHOLDERS' EQUITY
          Common stock - 5,000,000 shares authorized,
                   2,473,295 and 1,065,767
                   shares outstanding
                   In 1998 and 1997, respectively            29,015       10,506
          Accumulated deficit                                (1,270)      (1,689)
          Accumulated comprehensive loss                        (14)         (65)
                                                          ---------    ---------
                    Total stockholders' equity               27,731        8,752
                                                          ---------    ---------
                    Total liabilities and stockholders'
                             equity                       $ 126,755    $  86,653
                                                          =========    =========

The accompanying notes are an integral part of these consolidated statements.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)                                  Years Ended December 31,
                                                           ---------------------------------------
                                                             1998          1997           1996
                                                          -----------   -----------    -----------
Interest income
          Interest on loans                               $     5,259   $     3,981    $     2,466
          Interest on investment securities, available
               for sale                                         2,504         1,235            733
          Interest on federal funds and deposits with
               banks                                              527           188            115
                                                          -----------   -----------    -----------
                    Total interest income                       8,290         5,404          3,314

Interest expense
          Interest on deposits                                  4,425         2,955          1,662
          Interest on other liabilities                            41            43             44
                                                          -----------   -----------    -----------
                    Total interest expense                      4,466         2,998          1,706

                    Net interest income                         3,824         2,406          1,608
Provision for possible credit losses                              120           164            164
                                                          -----------   -----------    -----------
Net interest income after provision for possible credit
     losses                                                     3,704         2,242          1,444
                                                          -----------   -----------    -----------
Non-interest income
           Service charges on deposit accounts                    141           124             92
           Fees for other services to customers                    23            26             19
           Gain on the sale of loans                              286           144            130
           Gain on the sale of investment securities               71            13             37
           Other income                                            12             5              6
                                                          -----------   -----------    -----------
                    Total non-interest income                     533           312            284

Non-interest expenses
           Salaries and employee benefits                       1,700         1,218          1,060
           Occupancy and equipment expense                        411           267            198
           Advertising and marketing                               85           105             93
           Stationery and supplies                                120            80             56
           Professional services                                  159            99             63
           Data processing                                        123            90             71
           FDIC insurance premiums                                 10             7              2
           Other operating expenses                               333           223            158
                                                          -----------   -----------    -----------
                    Total non-interest expenses                 2,941         2,089          1,701
                                                          -----------   -----------    -----------

Income before federal income tax provision (benefit)            1,296           465             27
Income tax provision (benefit)                                    346          (145)            --
                                                          -----------   -----------    -----------

Net income                                                $       950   $       610    $        27
                                                          ===========   ===========    ===========

Per share data:
Net income - basic and diluted                            $      0.45   $      0.57    $      0.04

Weighted average number of shares outstanding - basic       2,099,239     1,065,767        756,982
Weighted average number of shares outstanding - diluted     2,112,866     1,076,922        756,982

The accompanying notes are an integral part of these consolidated statements.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)                                                       Years Ended December 31,
                                                                    -------------------------
                                                                     1998     1997      1996
                                                                    ------   ------    ------
Net income                                                          $  950   $  610    $   27
Other comprehensive income, net of tax
     Unrealized gains (losses) on securities
          Unrealized holding gains (losses) arising during period       98      (34)      (10)
          Less:  reclassification adjustment for gains included
               in net income                                            47       13        37
                                                                    ------   ------    ------
Other comprehensive income (loss)                                       51      (47)      (47)
                                                                    ------   ------    ------

Comprehensive income (loss)                                         $1,001   $  563    ($  20)
                                                                    ======   ======    ======

The accompanying notes are an integral part of these consolidated statements.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               Common
                                                                Stock
                                                              Subscribed                    Accumulated       Total
                                                  Common          but        Accumulated   Comprehensive  Stockholder's
(In thousands, except shares)                      Stock       Unissued        Deficit     Income (Loss)      Equity
                                                -----------  ------------  --------------  -------------  -------------
Balance, January 1, 1996                        $     6,521     $      --    ($    1,092)   $        29    $     5,458

          309,634 shares of common stock
                    subscribed (net of
                    offering costs of $8),
                    but unissued                         --         2,752             --             --          2,752

          Net income                                     --            --             27             --             27

          Other comprehensive loss                       --            --             --            (47)           (47)
                                                -----------   -----------    -----------    -----------    -----------

Balance, December 31, 1996                            6,521         2,752         (1,065)           (18)         8,190

          309,634 shares of subscribed common
                   stock issued (net of
                   additional
                   offering costs of $1)              2,751        (2,752)            --             --             (1)

         10% stock dividend declared
                   December 16, 1997,
                   payable January 30, 1998           1,234            --         (1,234)            --             --

          Net income                                     --            --            610             --            610

          Other comprehensive loss                       --            --             --            (47)           (47)
                                                -----------   -----------    -----------    -----------    -----------

Balance, December 31, 1997                           10,506            --         (1,689)           (65)         8,752

          Initial public offering of
                   1,407,527 shares
                   of common stock (net of
                   offering costs of $1,342)         17,978            --             --             --         17,978

          2% stock dividend declared
                    December 15, 1998,
                    payable January 15, 1999            531            --           (531)            --             --

          Net income                                     --            --            950             --            950

          Other comprehensive income                     --            --             --             51             51
                                                -----------   -----------    -----------    -----------    -----------
Balance, December 31, 1998                      $    29,015   $        --    ($    1,270)   ($       14)   $    27,731
                                                ===========   ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these consolidated statements.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                    Years Ended December 31,
                                                           ------------------------------------
                                                               1998         1997         1996
                                                            ---------    ---------    ---------
Cash flows from operating activities
          Interest and fees received                        $   8,256    $   5,142    $   3,415
          Interest paid                                        (4,438)      (2,815)      (1,671)
          Proceeds from sale of mortgages held for sale        21,279       11,209        7,648
          Origination of mortgages held for sale              (21,857)     (11,109)      (7,413)
          Cash paid to suppliers and employees                 (2,782)      (2,032)      (1,330)
                                                            ---------    ---------    ---------
          Net cash provided by operating activities               458          395          649

Cash flows from investing activities
          Proceeds from the sale of securities available
              for sale                                         36,572        2,613        8,735
          Proceeds from maturities of securities
              available for sale                               52,808       19,500        9,250
          Purchases of securities available for sale         (109,690)     (41,438)     (18,514)
          Increase in loans, net of payments received         (13,899)     (15,884)     (16,320)
          Purchases of property and equipment                    (326)        (369)        (194)
                                                            ---------    ---------    ---------
          Net cash used in investing activities               (34,535)     (35,578)     (17,043)

Cash flows from financing activities
          Net increase in non-interest bearing deposits         2,555        1,004        3,510
          Net increase in interest bearing deposits            19,658       26,930       15,031
          (Decrease) increase in federal funds purchased       (1,500)       1,500           --
          Principal payments on mortgage payable                  (20)         (17)         (15)
          Initial public offering of common stock              17,978           --           --
          Common stock subscriptions received                      --           --        2,752
                                                            ---------    ---------    ---------
          Net cash provided by financing activities            38,671       29,417       21,278

Increase (decrease) in cash and cash equivalents                4,594       (5,766)       4,884
Cash and cash equivalents at the beginning of the period        1,660        7,426        2,542
                                                            ---------    ---------    ---------

Cash and cash equivalents at the end of the period          $   6,254    $   1,660    $   7,426
                                                            =========    =========    =========

Reconciliation of net income to net cash provided by
          operating activities
Net income                                                  $     950    $     610    $      27
          Adjustments to reconcile net income to net cash
                    provided by operating activities
                    Provision for possible credit losses          120          164          164
                    Depreciation and amortization expense         244          158          133
                    Accretion of discount on investment
                          securities                              (22)          (6)         (11)
                    Amortization of premium on investment
                          securities                               23           10           72
                    Gain on the sale of investment                (71)         (13)         (37)
                          securities
                    (Increase) decrease in mortgages held
                          for sale                               (864)         (44)         105
                    Increase in interest receivable              (210)        (417)         (16)
                    Increase in interest payable                   28          183           35
                    (Increase) decrease in other assets          (142)        (142)           1
                    Increase (decrease) in other
                          liabilities                             402         (108)         176
                                                            ---------    ---------    ---------
Net cash provided by operating activities                   $     458    $     395    $     649
                                                            =========    =========    =========

The accompanying notes are an integral part of these consolidated statements.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

         Basis of Presentation and Operations

         Dearborn Bancorp, Inc. (the Corporation) was incorporated in Michigan during 1992. The Corporation's subsidiary, Community Bank of Dearborn (the Bank), began operations on February 28, 1994. The Bank operates three community banking offices in Dearborn, Dearborn Heights and Plymouth, Michigan, offering a full range of banking services to individuals and businesses.

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

         Investment Securities

         When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and carried at market value. Any decision to sell a security available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized gains and losses for available for sale securities are excluded from income and recorded as an amount, net of tax, as a separate component of comprehensive income. All of the Corporation's securities are classified as available for sale.

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

                       December 31, 1998, 1997 and 1996


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

         Stock Options

         The Financial Accounting Standards Board (the "FASB") issued Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") effective for transactions entered into during 1996 and thereafter. The statement establishes a fair market value method of accounting for employee stock options and similar equity instruments such as warrants, and encourages all companies to adopt that method of accounting for all their employee stock option plans. However, the statement allows companies to continue measuring compensation cost for such plans using accounting guidance in place prior to SFAS No. 123. Companies that elect to remain with the former method of accounting must make pro forma disclosures of net income and income per share as if the fair value method provided for in SFAS No. 123 had been adopted. The Corporation has not adopted the fair value provisions of SFAS No. 123 but has disclosed the pro forma effects in accordance with the previous pronouncement.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

         Stock Dividends

         The Corporation accounts for stock dividends by capitalizing retained earnings in an amount equal to the fair value of the additional shares issued. All share and per share amounts are retroactively adjusted for stock dividends.

         The Corporation declared a 2% stock dividend payable January 15, 1999, to shareholders of record as of December 24, 1998.
         Accordingly, per share amounts for 1998, 1997 and 1996 have been adjusted to reflect the dividend.

         Income Per Share

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

         Comprehensive Income

         The FASB has issued SFAS No. 130, "Comprehensive Income." The statement requires that entities present items of other comprehensive income in a financial statement with the same prominence as other financial statements. The Corporation adopted SFAS No. 130 in 1998.

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

                       December 31, 1998, 1997 and 1996


NOTE B - INVESTMENT SECURITIES - AVAILABLE FOR SALE

         The amortized cost and estimated market value of investment securities - available for sale are as follows (in thousands):

                                                           December 31, 1998
                                 ------------------------------------------------------------------
                                                       Gross            Gross            Estimated
                                   Amortized        Unrealized       Unrealized            Market
                                     Cost              Gains           Losses              Value
                                   ---------        ----------       ----------          ----------
US Treasury securities              $ 2,013               --          ($    1)            $ 2,012
US Government agency securities      31,682               --              (20)             31,662
Corporate debt securities            16,537               --               --              16,537
                                    -------          -------          -------             -------
          Totals                    $50,232          $     0          ($   21)            $50,211
                                    =======          =======          =======             =======
                                                          December 31, 1997
                                 ------------------------------------------------------------------
                                                       Gross            Gross            Estimated
                                   Amortized        Unrealized       Unrealized            Market
                                     Cost              Gains           Losses              Value
                                   ---------        ----------       ----------          ----------
US Treasury securities             $ 2,001          $     2            $    --            $ 2,003
US Government agency securities     27,844               --                (67)            27,777
                                   -------          -------            -------            -------
          Totals                   $29,845          $     2            ($   67)           $29,780
                                   =======          =======            =======            =======

The amortized cost and estimated market value of investment securities - available for sale at December 31, 1998 by contractual maturity, are shown below (in thousands):


                                                                Estimated
                                               Amortized          Market
                                                  Cost            Value
                                               ---------        ----------
Due through one year                            $ 2,013          $ 2,012
Due in one year through five years               31,682           31,662
Due in five years through thirty years           16,537           16,537
                                                -------          -------
          Totals                                $50,232          $50,211
                                                =======          =======

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE B - INVESTMENT SECURITIES - AVAILABLE FOR SALE  (Continued)

         Securities having an amortized cost of $2,013,216 and a market value of $2,011,875 were pledged to secure public deposits. Securities having an amortized cost of $2,003,976 and a market value of $2,000,625 were pledged to secure treasury, tax and loan payments with the Federal Reserve Bank of Chicago.


NOTE C - LOANS

         Major categories of loans included in the portfolio at December 31 are as follows (in thousands):


                                         1998        1997
                                       --------    --------

Consumer loans                         $ 12,434    $ 12,705
Commercial, financial, & other           14,843      10,668
Commercial real estate construction       2,619       1,746
Commercial real estate mortgages         12,478       9,796
Residential real estate mortgages        23,649      17,224
                                       --------    --------

                                         66,023      52,139
Allowance for possible credit losses       (627)       (522)
                                       --------    --------

                                       $ 65,396    $ 51,617
                                       ========    ========

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996

NOTE C - LOANS (Continued)

Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1998 are as follows (in thousands):


                                       Within     Three to    One to      After
                                       Three       Twelve      Five       Five
                                       Months      Months      Years      Years        Total
                                      -------     -------     -------     ------       -----
Consumer loans                        $ 2,327     $ 1,024     $ 8,927     $    85     $12,363
Commercial, financial & other           7,009         628       7,174          --      14,811
Commercial real estate
construction                              669       1,632         318          --       2,619
Commercial real estate mortgages          661       1,403      10,260         154      12,478
Residential real estate mortgages       1,023       5,352      10,722       6,245      23,342
                                      -------     -------     -------     -------     -------
                                      $11,689     $10,039     $37,401     $ 6,484      65,613
                                      =======     =======     =======     =======
Non-accrual loans                                                                         410
                                                                                      -------
          Total loans                                                                 $66,023
                                                                                      =======
Loans at fixed interest rates         $   837     $ 1,569     $27,142       4,724     $34,272
Loans at variable interest rates       10,852       8,470      10,259       1,760      31,341
                                      -------     -------     -------     -------     -------
                                      $11,689     $10,039     $37,401     $ 6,484      65,613
                                      =======     =======     =======     =======
Non-accrual loans                                                                         410
                                                                                      -------
          Total loans                                                                 $66,023
                                                                                      =======

         Certain directors of the Corporation, including their associates, were loan customers of the Bank during 1998. Such loans were made in the ordinary course of business at the Bank's normal credit terms and interest rates, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1998 amounted to $2,716,000. During 1998, $1,671,000 of new loans were made and repayments totaled $944,000. These loans aggregated to 10% of consolidated stockholder's equity as of December 31, 1998.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE C - LOANS  (Continued)

         Transactions in the allowance for possible credit losses for the years ended December 31 are as follows (in thousands):


                                     1998        1997        1996
                                     ----        ----        ----
Balance, beginning of year           $ 522       $ 366       $ 204
Charge-offs:
     Consumer loans                    (15)         (8)         (4)

Recoveries:
     Consumer loans                     --          --           2
                                     -----       -----       -----

Net charge-offs                        (15)         (8)         (2)

Additions charged to operations        120         164         164
                                     -----       -----       -----

Balance at end of period             $ 627       $ 522       $ 366
                                     =====       =====       =====

Allowance to total loans              0.95%       1.01%       1.01%
                                     =====       =====       =====

Net charge-offs to average loans      0.03%       0.02%       0.01%
                                     =====       =====       =====

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE C - LOANS  (Continued)

         The allocation of the allowance for possible credit losses as of December 31, are as follows (in thousands):

                                               1998                   1997                    1996
                                     ----------------------- ----------------------- ----------------------
                                                Percent of              Percent of              Percent of
                                                 loans in                loans in                loans in
                                                   each                    each                    each
                                               category to             category to             category to
                                      Amount   total loans    Amount   total loans    Amount   total loans
                                      ------   -----------    ------   -----------    ------   ------------
Consumer loans                        $   20       18.83%     $   15       24.37%     $    8       24.48%
Commercial, financial & other            266       22.48%          7       20.46%          5       19.85%
Commercial real estate
construction                               2        3.39%          1        3.35%          1        5.44%
Commercial real estate mortgages           9       18.90%          7       18.79%          4       17.60%
Residential real estate mortgages        101       36.40%         12       33.03%          8       32.63%
Unallocated                              229         N/A         480         N/A         340         N/A
                                      ------      ------      ------      ------      ------      ------
                                      $  627      100.00%     $  522      100.00%     $  366      100.00%
                                      ======      ======      ======      ======      ======      ======

         The aggregate balances on nonperforming loans and the reduction of interest income associated with these loans at December 31, are as follows (in thousands):

                                                  1998      1997      1996
                                                  ----      ----      ----

Over 90 days past due and still accruing          $  2      $ 25      $---
Non-accrual loans                                  410        11         8
                                                  ----      ----      ----

Total nonperforming assets                        $412      $ 36      $  8
                                                  ====      ====      ====

As a percentage of total loans                    0.62%     0.07%     0.02%
                                                  ====      ====      ====

Income in accordance with original loan terms     $ 20      $  2      $  1
Income recognized                                   --        --        --
                                                  ----      ----      ----

Reduction in interest income                      $ 20      $  2      $  1
                                                  ====      ====      ====

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE D - BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are comprised of the following at December 31 (in thousands):

                                   1998       1997
                                  ------     ------

Land and improvements             $  394     $  394
Building and improvements          1,595      1,579
Furniture and equipment            1,052        742
                                  ------     ------
                                   3,041      2,715

Less accumulated depreciation        663        419
                                  ------     ------

                                  $2,378     $2,296
                                  ======     ======



NOTE E - DEPOSITS

         The following is a summary of the distribution and weighted average interest rate of deposits at December 31 (in thousands):


                                                 1998                          1997
                                       -------------------------     ------------------------
                                                       Weighted                      Weighted
                                                       Average                       Average
                                       Amount            Rate        Amount            Rate
                                       ------          ---------     ------          --------
Non-interest bearing:
      Demand                          $11,142             --         $ 8,587            --
                                      =======                        =======



Interest bearing:
     Checking                         $ 3,630            2.96%       $ 1,274           2.92%
     Money market                      11,215            3.39%         6,787           3.98%
     Savings                            2,079            2.50%         1,529           2.50%
     Time, under $100,000              42,790            5.51%        36,114           6.01%
     Time, $100,000 and over
        Non-volatile priced            13,493            5.54%        12,055           6.00%
        Volatile priced                13,261            5.36%         9,051           5.84%
                                      -------                        -------
                                      $86,468                        $66,810
                                      =======                        =======

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996

NOTE E - DEPOSITS  (Continued)

         Final maturities of time deposits of $100,000 and greater at December 31, 1998 are as follows (in thousands):

                                          Non-volatile       Volatile
                                             priced           Priced             Total
                                          ------------       ---------           -----
Due in three months or less                   $ 4,138          $ 5,911          $10,049
Due in three months through one year            4,594            7,203           11,797
Due in one year through five years              4,761              147            4,908
                                              -------          -------          -------

          Totals                              $13,493          $13,261          $26,754
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


NOTE F - MORTGAGE PAYABLE

         The mortgage payable with a bank matures September 1, 2012 and requires monthly installments of $4,925 including interest at 6.82% per annum. Effective September, 2003 the interest rate will be computed annually at 2.5% plus the five year treasury rate. The note is collateralized by a first real estate mortgage on a building and land.

         Aggregate principal payments for the five years following December 31, 1998 and thereafter are as follows (in thousands):

1999                 $25

2000                  26

2001                  28

2002                  30

2003                  31

Thereafter           377
                    ----

                    $517
                    ====

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE G - FEDERAL FUNDS PURCHASED

         The Bank has entered into federal funds credit lines with other banks in the amount of $4,500,000 to provide additional flexibility in the daily management of liquidity. The outstanding balance of the federal funds credit line at December 31, 1997 was $1,500,000 and was repaid on January 5, 1998.


NOTE H - INCOME TAXES

         The federal tax provision consists of the following (in thousands):

             1998      1997     1996
            -----     -----     ----

Current     $ 119     $ --      $ --
Deferred      227      (145)      --
            -----     -----     ----
            $ 346     ($145)    $ --
            =====     =====     ====



         The reconciliation of the effective income tax rate to the federal statutory tax rate is as follows:

                                  1998     1997     1996
                                   ---      ---      ---

Federal income tax rate             34%      34%     (34%)
Effect of net operating loss
     carryforward and valuation
     Allowance                      (5)     (63)     (26)
Effect of graduated tax rates       --       --      (18)
Other                               (2)      (2)      10
                                   ---      ---      ---
     Effective tax rate             27%     (31%)     --%
                                   ===      ===      ===

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE H - INCOME TAXES  (Continued)

         The details of the net deferred tax asset (liability) are as follows at December 31, (in thousands):

                                               1998      1997
                                              -----     -----

Deferred tax assets
          Provision for possible credit
                    losses                    $ 200     $ 163
          Unrealized losses on securities
                    available for sale            8        23
          Net operating loss carryforwards       --       282
          Other                                  --         4
                                              -----     -----

                    Total deferred tax
                          assets                208       472

Deferred tax liabilities
          Accretion of discounts on
                    securities available
                    for sale                     --        (4)
          Deferred loan fees                    (91)      (72)
          Premises and equipment                (57)      (72)
          Accrual to cash conversion           (140)     (115)
          Unrealized gain on securities
                    available for sale           (2)       (1)
                                              -----     -----

                    Total deferred tax
                             liabilities       (290)     (264)
                                              -----     -----

Net deferred tax asset (liability) before
          valuation allowance                   (82)      208

Valuation allowance                              --       (63)
                                              -----     -----

Net deferred tax asset (liability)            ($ 82)    $ 145
                                              =====     =====


         The tax benefit of the unrealized losses on securities available for sale, net of the valuation allowance, was charged directly to its related component of stockholders' equity.

         At December 31, 1998 the Corporation had utilized all net operating loss carryforwards.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE I - FINANCIAL INSTRUMENTS

         Fair Value of Financial Instruments

         The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                      1998                           1997
                                            ------------------------       ------------------------
                                                           Estimated                      Estimated
                                            Carrying         Fair          Carrying         Fair
                                             Amount          Value          Amount          Value
                                            --------       ---------       --------       ---------
Assets:
          Cash and cash equivalents         $ 6,254         $ 6,254         $ 1,660         $ 1,660
          Loans held for sale                 1,211           1,229             347             349
          Securities                         50,211          50,211          29,780          29,780
          Loans                              65,396          65,221          51,617          51,020

Liabilities:
          Deposits                           97,610          97,424          75,397          75,507
          Federal funds purchased                --              --           1,500           1,500
          Mortgage Payable                      517             517             537             537

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

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996

NOTE I - FINANCIAL INSTRUMENTS  (Continued)

         Fair Value of Financial Instruments  (Continued)

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

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996



NOTE I - FINANCIAL INSTRUMENTS  (Continued)

         Off-Balance-Sheet Risk  (Continued)

         The Corporation has outstanding loan commitments aggregating $9,367,000 and outstanding financial standby letters of credit aggregating $498,000 at December 31, 1998.

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

         The Corporation originates primarily residential and commercial real estate loans, commercial loans, and installment loans. The Corporation estimates that 64% of the loan portfolio is based in Wayne County, 22% in Oakland County, and the remainder primarily distributed throughout Michigan.

         At December 31, 1998, the Corporation has consumer loans secured by real estate aggregating approximately $2,632,000 and construction loans relating to commercial, residential, and land development properties of $2,619,000.

NOTE J - EMPLOYEE BENEFIT PLANS

         During 1996, the Bank established a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) after completion of age and service requirements. An employee can be enrolled as a participant on the first "Enrollment Date" after reaching age 18 and completing six months of service. Contributions to the plan by the Bank are discretionary. As of October 1, 1998, the Corporation began matching 50% of the first 6% of employee contributions to the plan. During 1998, matching contributions to the plan totalled $7,000.

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

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE K - REGULATORY MATTERS (Continued)

         The following is a presentation of the Bank's regulatory capital ratios (in thousands):

                                                          Minimum For Capital          Minimum
                                          Actual           Adequacy Purposes   To Be Well Capitalized
                                   -------------------    -------------------  -----------------------
                                   Amount        Ratio    Amount        Ratio    Amount         Ratio
                                   ------        -----    ------        -----    ------         -----
As of December 31, 1998
    Total capital
         (to risk weighted
         assets)                  $10,622        16.2%    $ 5,245        8.0%    $ 6,557        10.0%
    Tier I capital
         (to risk weighted
         assets)                    9,995        15.2%      2,623        4.0%      3,934         6.0%
    Tier I capital
         (to average assets)        9,995         9.0%      4,438        4.0%      5,547         5.0%

As of December 31, 1997
    Total capital
         (to risk weighted
         assets)                    7,963        16.1%      3,964        8.0%      4,955        10.0%
    Tier I capital
         (to risk weighted
         assets)                    7,441        15.0%      1,982        4.0%      2,972         6.0%
    Tier I capital
         (to average assets)        7,441         9.1%      3,282        4.0%      4,102         5.0%

         Based on the respective regulatory capital ratios at December 31, 1998 and 1997, the Bank is well capitalized.


NOTE L - COMMON STOCK SUBSCRIBED

         On November 15, 1996, the Corporation issued an offering memorandum, which included an over-subscription privilege, to those stockholders who were residents of the State of Michigan. The offering memorandum gave those stockholders the right to subscribe to 309,634 shares of common stock at a price of $8.91 per share. All rights expired on December 31, 1996.

         At the close of business on December 31, 1996, the Corporation had received requests to purchase 325,956 shares of common stock. In accordance with the Corporation's offering memorandum, $2,760,000 was recorded as common stock subscribed, representing 309,634 shares of common stock and $145,490 was recorded as an oversubscription rights payable in other liabilities. On January 21, 1997, the common stock subscribed was formally issued.

NOTE M - COMMON STOCK OFFERING

         On April 8, 1998, the Corporation completed its initial public offering of 1,407,527 shares of common stock at a price of $13.73 per share and began trading on the Nasdaq SmallCap Market.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE N - STOCK OPTION PLAN

         During 1994, the Corporation adopted a stock option plan to enable key employees of the Corporation and its subsidiaries to participate in the Corporation's future growth and profitability by the granting of long-term performance-based incentive compensation. As of December 31, 1996, 56,100 shares of common stock were authorized with no options granted.

         During 1997, the stock option plan was amended to allow up to 168,300 shares to be granted. Also in 1997, the Corporation issued 46,002 options at an exercise price of $8.91. No options were exercised, expired or terminated during 1997.

         During 1998, the stock option plan was amended to allow up to 255,000 shares to be granted. Also in 1998, the Corporation issued 33,150 options at an exercise price of $12.75. No options were exercised, expired or terminated during 1998. At December 31, 1998, 79,152 options were outstanding and 175,848 options were available for grant.

         Granted options expire no later than ten years after the date of grant, may not be exercised for six months after the date of grant and are granted at a price of not less than the fair market value of the Corporation's share price on the date of grant. If an option expires or terminates without having been exercised, such option will be available for future grant under the plan.

         The Corporation accounts for the stock option plan under Accounting Principles Board Option No. 25, "Accounting for Stock Issued to Employees." No compensation costs have been recognized for the plan. Had compensation costs for the plan been determined based on the fair value of the options at the grant date consistent with the method of SFAS No. 123, the Corporation's net income per share for the years ended December 31, 1998 and 1997 would have been as follows (in thousands, except per share data):

                                                         1998            1997
                                                         ----            ----
         Net income
                   As reported                           $950            $610
                   Pro forma                              813             419
         Basic and diluted income per share
                   As reported                          $0.45           $0.57
                   Pro forma                             0.38            0.39

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997: dividend yield of 0.00%; expected volatility of 22.38% and 51.23% for 1998 and 1997, respectively; risk-free interest rate of 5.79% and 6.67% for 1998 and 1997, respectively; and expected lives of ten years. All information presented with respect to stock options has been adjusted for the effects of the stock dividend.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE O - INCOME PER SHARE

         The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the years ended December 31, 1998 and 1997 (in thousands, except share data);

                                                        1998                                         1997
                                       ---------------------------------------       --------------------------------------
                                         Income          Shares      Per Share         Income        Shares       Per Share
                                       (Numerator)   (Denominator)     Amount        (Numerator)  (Denominator)     Amount
                                       -----------   -------------   ---------       -----------  -------------   ---------
Basic income per share
          Net income available         $     950       2,099,239        $0.45         $     610      1,065,767      $0.57

Effect of dilutive options                    --          13,627           --                --         11,155         --
                                       ---------       ---------        -----         ---------      ---------      -----

Diluted income per share
          Net income to
          stockholders
          plus assumed
          conversions                  $     950       2,112,866        $0.45         $     610      1,076,922      $0.57
                                       =========       =========        =====         =========      =========      =====


NOTE P - CONTINGENCIES

         LEGAL

         From time to time, the Corporation and the Bank are parties to various legal proceedings incidental to their business. At December 31, 1998, there were no legal proceedings which management anticipates would have a material adverse effect on the Corporation.

         YEAR 2000

         The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Corporation and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Corporation or entities with which the Corporation conducts business, the Corporation's revenues and financial condition could be adversely impacted.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE Q - ISSUED BUT NOT YET ADOPTED ACCOUNTING STANDARDS

         The FASB has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The statement is effective January 1, 2000 for the Corporation; however, management does not expect this pronouncement to have a significant impact on the Corporation's financial position.

         The FASB has issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. The statement requires that an entity engaged in mortgage banking activities classify resulting mortgage-backed securities and other retained interests based on its ability and intent to sell or hold those investments. This statement is effective in 1999 for the Corporation: however, management does not expect this pronouncement to have an impact on the Corporation's financial position.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996

NOTE R - PARENT ONLY CONDENSED FINANCIAL INFORMATION

         The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                           CONDENSED BALANCE SHEETS

(In thousands)                                             December 31,
                                                        ------------------
                                                         1998       1997
                                                        -------    -------
ASSETS
          Cash and cash equivalents                     $ 2,185    $   181
          Investment securities                          14,460          0
          Investment in subsidiary                        9,985      7,376
          Other assets                                    1,803      1,741
                                                        -------    -------
          Total assets                                  $28,433    $ 9,298
                                                        =======    =======

LIABILITIES AND
     STOCKHOLDERS' EQUITY
          Mortgage payable                              $   517    $   537
          Other liabilities                                 185          9
          Stockholders' equity                           27,731      8,752
                                                        -------    -------
          Total liabilities and stockholder's equity    $28,433    $ 9,298
                                                        =======    =======



                        CONDENSED STATEMENTS OF INCOME

       (In thousands)                        Years Ended December 31,
                                             ------------------------
                                             1998      1997      1996
                                             ----      ----      ----

Operating income                             $ 655     $  58     $  35
Operating expenses                            (259)      (68)      (60)
                                             -----     -----     -----

Net income (loss) before equity in
      undistributed income  of subsidiary      396       (10)      (25)
Equity in undistributed income
          of subsidiary                        554       620        52
                                             -----     -----     -----

                    Net income               $ 950     $ 610     $  27
                                             =====     =====     =====

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                       December 31, 1998, 1997 and 1996


NOTE R - PARENT ONLY CONDENSED FINANCIAL INFORMATION  (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS


(In thousands)                                    Years Ended December 31,
                                             ----------------------------------
                                               1998         1997         1996
                                             --------     --------     --------
Cash flows from operating activities
          Net income
          Adjustments to reconcile net
            income to net cash provided by
            operating activities             $    950     $    610     $     27
               Equity in undistributed
                     income of subsidiary        (554)        (620)         (52)
               Other                              114           66           61
                                             --------     --------     --------
Net cash flows provided by
          operating activities                    510           56           36

Cash flows from investing activities
          Investment in subsidiary             (2,004)      (2,600)        (850)
          Investment in securities            (20,608)      (1,000)          --
          Maturity of securities                4,150        1.000           --
          Sale of securities                    1,998           --          703
          Property and equipment acquired          --          (14)        (101)
                                             --------     --------     --------
Net cash flows used in
          investing activities                (16,464)      (2,614)        (248)

Cash flows from financing activities
          Proceeds from sale of common
                    stock                      17,978           --        2,752
          Proceeds due stockholders on
                    Oversubscription of
                    stock                          --         (145)         145
          Reduction of mortgage payable           (20)         (17)         (15)
                                             --------     --------     --------
Net cash flows provided by (used in)
          financing activities                 17,958         (162)       2,882

Increase (decrease) in cash and
          cash equivalents                      2,004       (2,720)       2,670
Cash and cash equivalents at
          beginning of year                       181        2,901          231
                                             --------     --------     --------

Cash and cash equivalents at end of year     $  2,185     $    181     $  2,901
                                             ========     ========     ========

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS


General

The Company was formed in 1992 and the Bank was formed in 1993. Principal operations of the Bank commenced on February 28, 1994 when the Bank opened for business at its main office, located at 22290 Michigan Avenue, Dearborn, Michigan. During December 1995, the Bank opened its second office, located at 24935 West Warren Avenue, Dearborn Heights, Michigan. In August 1997, the Bank opened its third office, located at 44623 Five Mile Road, Plymouth Township, Michigan.

Forward Looking Statements

Certain information contained in Management's Discussion and Analysis of Financial Condition and Results of Operations may be deemed to be forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and are subject to the Act's safe harbor provisions. These statements are based on current expectations and involve a number of risks and uncertainties. Actual results could differ materially and adversely from those described in the forward-looking statements as a result of various factors outside the control of the Corporation, including but not limited to the following: the risk of non-payment of loans, changes in prevailing economic conditions causing declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government, and strong competition for deposits, loans and other financial services from competitors.

Results of Operations

The Company reported net income of $950,000 in 1998 compared to net income of $610,000 in 1997 and net income of $27,000 in 1996. The improvement each year was primarily a factor of growth in the volume of investments, loans and deposits and the corresponding net interest income associated with the increased volumes.

Net Interest Income

1998 Compared to 1997. Net interest income for the period ended December 31, 1998 was $3.8 million compared to $2.4 million for the period ended December 31, 1997, an increase of $1.4 million or 58%. This increase was caused primarily by an increase in average earning assets of $45.1 million between the periods while interest-bearing liabilities grew by $29.1 million. At the same time the Company's interest rate spread decreased to 2.03% in 1998 from 2.54% in 1997. The Company's net interest margin also decreased in 1998 to 3.41% from 3.60% in 1997. However, the decreases in net interest spread and net interest margin were offset by increases in the volume of net earning assets. The Company's decrease in interest rate spread and net interest margin was a direct result of the repositioning of investment funds and decreases in loan yields due to declining interest rates.

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

                                                  Year Ended December 31, 1998   Year Ended December 31, 1997
                                                 ------------------------------  ----------------------------
                                                  Average             Average     Average           Average
(In thousands)                                    Balance   Interest    Rate      Balance  Interest  Rate
                                                 ---------- --------  ---------  --------  -------- -------
Assets
          Federal funds sold and interest
                    bearing deposits with banks   $  9,827   $    527   5.36%   $  3,351   $    188   5.61%
          Investment securities, available for
                    sale                            42,853      2,504   5.84%     20,031      1,235   6.17%
          Loans                                     59,355      5,259   8.86%     43,533      3,981   9.14%
                                                  --------   --------   ----    --------   --------   ----
                    Sub-total earning assets       112,035      8,290   7.40%     66,915      5,404   8.08%
          Other assets                               5,273                         4,361
                                                  --------                      --------
                    Total assets                  $117,308                      $ 71,276
                                                  ========                      ========

Liabilities and stockholders' equity
          Interest bearing deposits               $ 82,702   $  4,425   5.35%   $ 53,559   $  2,955   5.52%
          Other borrowings                             505         41   8.12%        582         43   7.39%
                                                  --------   --------   ----    --------   --------   ----
                    Sub-total interest bearing
                              liabilities           83,207      4,466   5.37%     54,141      2,998   5.54%
          Non-interest bearing deposits             10,706                         8,374
          Other liabilities                            509                           322
          Stockholders' equity                      22,886                         8,439
                                                  --------                      --------

                    Total liabilities and
                              stockholders'
                              equity              $117,308                      $ 71,276
                                                  ========                      ========

                    Net interest income                      $  3,824                      $ 2,406
                                                             ========                      =======

                    Net interest rate spread                            2.03%                         2.54%
                                                                        ====                          ====

                    Net interest margin on
                              earning assets                            3.41%                         3.60%
                                                                        ====                          ====



(Continued)                                      Year Ended  December 31, 1996
                                                 -----------------------------
                                                 Average               Average
(In thousands)                                   Balance    Interest     Rate
                                                 -------    --------   -------
Assets
          Federal funds sold and interest
                    Bearing deposits with banks   $ 2,137   $   115      5.38%
          Investment securities, available for
                    sale                           12,400       733      5.91%
          Loans                                    25,835     2,466      9.55%
                                                  -------   -------      ----
                    Sub-total earning assets       40,372     3,314      8.21%
          Other assets                              3,618
                                                  -------

                    Total assets                  $43,990
                                                  =======

Liabilities and stockholders' equity
          Interest bearing deposits               $31,713   $ 1,662      5.24%
          Other borrowings                            564        44      7.80%
                                                  -------   -------      ----
                    Sub-total interest bearing
                          liabilities              32,277     1,706      5.29%
          Non-interest bearing deposits             6,142
          Other liabilities                           210
          Stockholders' equity                      5,361
                                                  -------

                    Total liabilities and
                          stockholders'
                          equity                  $43,990
                                                  =======

                    Net interest income                     $ 1,608
                                                            =======

                    Net interest rate spread                             2.92%
                                                                         ====

                    Net interest margin on
                           earning assets                                3.98%
                                                                         ====

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

                                                      1998/1997                        1997/1996
                                              Change in Interest Due to:        Change in Interest Due to:
                                           -------------------------------    -----------------------------
                                            Average    Average     Net        Average    Average      Net
(In thousands)                              Balance      Rate     Change      Balance      Rate     Change
                                           ----------- --------- ---------    ---------  --------- --------
Assets
          Federal funds sold and interest
                    bearing deposits with
                    banks                    $   347    ($    8)   $   339     $    68   $     5    $    73
          Investment securities,
                    available for sale         1,334        (65)     1,269         470        32        502
          Loans                                1,402       (124)     1,278       1,619      (104)     1,515
                                             -------    -------    -------     -------   -------    -------
Total earning assets                         $ 3,083    ($  197)   $ 2,886     $ 2,157   ($   67)   $ 2,090
                                             =======    =======    =======     =======   =======    =======

Liabilities
          Interest bearing deposits          $ 1,559    ($   89)   $ 1,470     $ 1,206   $    87    $ 1,293
          Other borrowings                        (6)         4         (2)          1        (2)        (1)
                                             -------    -------    -------     -------   -------    -------
Total interest bearing liabilities           $ 1,553    ($   85)   $ 1,468     $ 1,207   $    85    $ 1,292
                                             =======    =======    =======     =======   =======    =======

                Net interest income                                $ 1,418                          $   798
                                                                   =======                          =======

                  Net interest rate spread                           (0.51%)                          (0.38%)
                                                                   =======                          =======

                Net interest margin on
                            earning assets                           (0.19%)                          (0.39%)
                                                                   =======                          =======


Provision for Possible Credit Losses

1998 Compared to 1997. The provision for possible credit losses was $120,000 in 1998, compared to $164,000 in 1997. The provision for possible credit losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current and projected economic conditions. Refer to Note C of the Notes to Consolidated Financial Statements for additional information.

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

Non-interest Income

1998 Compared to 1997. Non-interest income was $533,000 in 1998 compared to $312,000 in 1997, an increase of $221,000 or 71%. This increase was primarily due to gain on sale of loans and service charges on deposit accounts as a result of an increase in the volume of these accounts.

1997 Compared to 1996. Non-interest income was $312,000 in 1997 compared to $284,000 in 1996, an increase of $28,000 or 10%. This increase was primarily due to service charges on deposit accounts as a result of an increase in the volume of these accounts.


Non-interest Expense

1998 Compared to 1997. Non-interest expense was $2.9 million in 1998 compared to $2.1 million in 1997, an increase of $0.8 million or 38%. The largest components of non-interest expense in 1998 were salaries and employee benefits which amounted to $1.7 million and occupancy and equipment expense which amounted to $411,000. In 1997, salaries and employee benefits and occupancy and equipment expense were $1.2 million and $267,000, respectively. The primary factor for these increases was the opening of the Bank's office in Plymouth Township in August 1997 and the expansion of the operations and lending departments in 1998. As of December 31, 1998, the number of full time equivalent employees was 36 as compared to 26 as of December 31, 1997.

1997 Compared to 1996. Non-interest expense was $2.1 million in 1997 compared to $1.7 million in 1996, an increase of $0.4 million or 24%. The largest components of non-interest expense were salaries and employee benefits which amounted to $1.2 million and occupancy and equipment expense in 1997 which amounted to $267,000. In 1996, salaries and employee benefits and occupancy and equipment expense were $1.1 million and $198,000, respectively. The primary factor for these increases was the opening of the Bank's office in Plymouth Township in August 1997. As of December 31, 1997, the number of full time equivalent employees was 26 as compared to 23 as of December 31, 1996.


Income Tax Provision

1998 Compared to 1997. The income tax expense for 1998 was $346,000, compared to an income tax benefit of $145,000 in 1997, an increase of $491,000. Refer to Note H of the Notes to Consolidated Financial Statements for additional information.

1997 Compared to 1996. The income tax benefit for 1997 was $145,000, compared to $0 in 1996. During 1997, the Bank recognized a $145,000 tax benefit from the change in valuation allowance against a deferred tax asset related to net operating loss carryforwards. Refer to Note H of the Notes to Consolidated Financial Statements for additional information.


Comparison of Financial Condition at December 31, 1998 and December 31, 1997

Assets. Total assets at December 31, 1998 were $126.8 million compared to $86.7 million at December 31, 1997, an increase of $40.1 million or 46%. The increase was primarily due to increases in investment securities - available for sale and loans.

Investment Securities - Available for Sale. Total investment securities - available for sale, at December 31, 1998 were $50.2 million compared to $29.8 million at December 31, 1997, an increase of $20.4 million or 68%. During 1998 the Company purchased $109.7 million in securities and $52.8 million of securities were called or matured during the year. In addition, the Company sold securities of $36.6 million and recognized gain on such sales in the amount of $71,000. The increase in deposits has enabled the Company to invest in investment securities - available for sale until such time as quality loan opportunities become available. All securities within the Company's U.S. treasury or U.S. government sponsored agency portfolios carry AAA ratings. All securities within the company's corporate debt portfolio carry AA2 ratings or better, are secured by an underlying letter of credit and have a 5 business day put option. The Company does not hold any securities in the "Held to Maturity" category nor does the Company hold or utilize derivatives. Refer to Note B of the Notes to Consolidated Financial Statements for additional information.

Loans. Total loans at December 31, 1998 were $66.0 million compared to $52.1 million at December 31, 1997, an increase of $13.9 million or 27%. The components of the outstanding balances and percentage increase in loans from 1998 to 1997 are as follows:

                                     December 31, 1998    December 31, 1997
                                    -------------------   ------------------      Percent
                                    Balance     Percent   Balance     Percent     Increase
                                    -------     -------   -------     -------     --------
Consumer loans                      $12,434      18.83%   $12,705      24.37%     (2.13%)
Commercial, financial, & other       14,843      22.48%    10,668      20.46%     39.14%
Commercial real estate                2,619       3.39%     1,746       3.35%     50.00%
construction
Commercial real estate mortgages     12,478      18.90%     9,796      18.79%     27.38%
Residential real estate mortgages    23,649      36.40%    17,224      33.03%     37.30%
                                    -------     ------    -------     ------      -----

                                    $66,023     100.00%   $52,139     100.00%     26.63%
                                    =======     ======    =======     ======      =====

Refer to Note C of the Notes to Consolidated Financial Statements for additional information.

Allowance for Possible Credit Losses. The allowance for possible credit losses at December 31, 1998 was $627,000 compared to $522,000 at December 31, 1997, an increase of $105,000 or 20%. The increase in the allowance for possible credit losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current and projected economic conditions. Refer to Note C of the Notes to Consolidated Financial Statements for additional information.

Bank Premises and Equipment. Bank premises and equipment at December 31, 1998 was $2.4 million compared to $2.3 million at December 31, 1997, an increase of $0.1 million or 4%. This increase reflects the Bank's investment in technology.

Accrued Interest Receivable. Accrued interest receivable at December 31, 1998 was $933,000 compared to $723,000 at December 31, 1997, an increase of $210,000 or 29%. The increase was due to increased loan volume and the increased volume of investments securities - available for sale, for which interest is receivable semi-annually.

Other Assets. Other assets at December 31, 1998 were $372,000 compared to $230,000 at December 31, 1997, an increase of $142,000 or 62%. The increase was primarily due to increases in prepaid insurance and prepaid maintenance contracts.

Deposits. Total deposits at December 31, 1998 were $97.6 million compared to $75.4 million at December 31, 1997, an increase of $22.2 million or 29%. The components of the outstanding balances and percentage increase in deposits from 1998 to 1997 are as follows:

                                       December 31, 1998            December 31, 1998
                                 ---------------------------   ---------------------------
                                    Balance          Percent     Balance           Percent  Increase/(Decrease)
                                    -------          -------     -------           -------  -------------------

Non-interest bearing:
           Demand                $    11,142          11.41%   $     8,587          11.39%         29.75%

Interest bearing:
            Checking             $     3,630           3.72%   $     1,274           1.69%        184.93%
            Money market              11,215          11.49%         6,787           9.00%         65.24%
            Savings                    2,079           2.13%         1,529           2.03%         35.97%
            Time, under
               $100,000               42,790          43.84%        36,114          47.90%         18.49%
            Time, $100,000
               and over
                  Non-volatile
                     priced           13,493          13.82%        12,055          15.99%         11.93%
                  Volatile
                     priced           13,261          13.59%         9,051          12.00%         46.51%
                                 -----------         ------    -----------         ------         ------

                                 $    97,610         100.00%   $    75,397         100.00%         29.46%
                                 ===========         ======    ===========         ======         ======


The increase in deposits was primarily due to growth in time deposits. During 1998, the Bank completed one major marketing campaign, an annual birthday celebration in March, offering a premium rate of interest on time deposits. This campaign raised in excess of $8 million in new deposits in a period of approximately two weeks. Additional growth in all types of deposits was achieved via normal marketing, telemarketing, referral and visitation programs. The increase in deposits enabled the Company to invest the funds in loans and investment securities - available for sale.

Federal Funds Purchased. There were no federal funds purchased at December 31, 1998 compared to $1.5 million at December 31, 1997. The Bank's federal funds position in 1997 was a result of the Bank's need for liquidity to fund an unanticipated $1.5 million outgoing wire transfer for a large customer late in the day on December 31, 1997 and was repaid January 5, 1998.

Accrued Interest Payable. Accrued interest payable at December 31, 1998 was $338,000 compared to $310,000 at December 31, 1997. The increase was due to the increase in the volume of time deposits during 1998.

Capital

Stockholders' equity at December 31, 1998 was $27.7 million compared to $8.8 million as of December 31, 1997, an increase of $18.9 million or 215%. At December 31, 1998, the Bank exceeded all applicable regulatory capital requirements. The increase in Capital was primarily due to an initial public offering of common stock on April 8, 1998. Refer to Note K and Note M of the Notes to Consolidated Financial Statements for further information.

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

The Company has sought to manage its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities. The matching of the assets and liabilities may be analyzed by examining the extent to which the assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on net interest income.

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

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 which are expected to mature or reprice in each of the time periods shown.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                   RATE SENSITIVITY ANALYSIS / GAP ANALYSIS

                                                          Interest Rate Sensitivity Period
                                               -----------------------------------------------------
(In thousands)                                   1-90      91-365       1-5        Over
                                                 Days       Days       Years      5 Years    Total
                                               --------   --------    --------   --------   --------
Earning assets
          Federal funds sold                   $  3,995    $    --    $     --    $    --   $  3,995
          Mortgage loans held for sale            1,211         --          --         --      1,211
          Securities available for sale          16,537      2,013      31,661         --     50,211
          Total loans, net of non-accrual        13,428      8,519      39,230      4,846     66,023
                                               --------   --------    --------   --------   --------
Total earning assets                             35,171     10,532      70,891      4,846    121,440

Interest bearing liabilities
          Total interest bearing deposits        23,838     37,546      25,084         --     86,468
          Mortgage payable                           --         --          --        517        517
                                               --------   --------    --------   --------   --------
Total interest bearing liabilities               23,838     37,546      25,084        517     86,985

Net asset (liability) funding gap                11,333    (27,014)     45,807      4,329   $ 34,455
                                               --------   --------    --------   --------   ========

Cumulative net asset (liability) funding gap   $ 11,333   ($15,681)   $ 30,126   $ 34,455
                                               ========   ========    ========   ========

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


Year 2000 Problem

The Corporation is aware of the current concerns throughout the business community of reliance upon computer software programs that do not properly recognize the year 2000 in date formats, often referred to as the "Year 2000 Problem." The Year 2000 Problem is the result of software being written using two digits rather than four digits to define the application year (i.e., "98" rather than "1998"). A failure by a business to properly identify and correct a Year 2000 Problem in its operations could result in system failures or miscalculations. In turn, this could result in disruptions of operations, including among other things a temporary inability to process transactions, send invoices or otherwise engage in routine business transactions on a day-to-day basis.

The Corporation began to prepare for the Year 2000 project in 1997. The plan began with an internal evaluation of equipment, software applications and vendor supplied products. The Corporation's main data processing vendor has represented that it is compliant at December 31, 1998, and regularly provides updates on its progress to the Corporation. The Corporation has a written plan which is regularly updated and reported to the Board of Directors. The testing phase of the plan was essentially complete on December 31, 1998. The current phase of the plan is testing systems and equipment. The Corporation has also been gathering information from significant borrowers and depositors, to help mitigate any risk posed to the Bank by their non-compliance.

During 1998, the Corporation has made expenditures of $313,000, of which $65,000 was charged to expense for depreciation, testing and employee wages to upgrade non-compliant personal computer workstations, software and local area networks. In 1999, the Corporation expects to incur $99,000 in expenses related to depreciation, testing costs and employee wages. In August 1998, the Corporation made a capital expenditure of $151,000 to purchase a new mainframe computer to accommodate the growth of the corporation. The mainframe was certified Year 2000 Compliant at the time of delivery. Additionally, if the Corporation (or its customers or vendors) are unable to remedy any potential Year 2000 problems in a timely manner, there could be a material adverse effect on the Corporation's business. The Corporation has a written contingency plan in place should testing fail on any given computer application. Based on information that is currently available, the Corporation does not anticipate that the cost of achieving Year 2000 compliance will have a material effect on its capital resources, results of operations, or liquidity as presented herein.

                            DEARBORN BANCORP, INC.

                            DIRECTORS AND OFFICERS



DIRECTORS

WILBER M. BRUCKER, JR.
Retired, Attorney

MARGARET I. CAMPBELL
Retired, Consultant

JOHN E. DEMMER
Chairman of the Board and
     Chief Executive Officer
Jack Demmer Ford, Inc. and
Jack Demmer Leasing

MICHAEL V. DORIAN, JR.
Vice President
Mike Dorian Ford

DAVID HIMICK
Financial Consultant

DONALD G. KARCHER
Chairman of the Board
Karcher Agency, Inc.

BRADLEY F. KELLER
President
Braden Associates, Inc. and
MultiGard Properties, Ltd.

JEFFREY G. LONGSTRETH
President
Prudential Christie Real Estate

RICHARD NORDSTROM
Retired, Architect

MICHAEL J. ROSS
President and Chief Executive Officer
Community Bank of Dearborn

DR. ROBERT C. SCHWYN
Physician

RONNIE J. STORY
President and Chief Executive Officer
Story Development Corp. and Story Brothers Grading & Excavating

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

MARGARET I. CAMPBELL
Retired, Consultant

JOHN E. DEMMER
Chairman of the Board and
     Chief Executive Officer
Jack Demmer Ford, Inc. and
Jack Demmer Leasing

MICHAEL V. DORIAN,  JR.
Vice President
Mike Dorian Ford

DAVID HIMICK
Financial Consultant

DONALD G. KARCHER
Chairman of the Board
Karcher Agency, Inc.

BRADLEY F. KELLER
President
Braden Associates, Inc. and
MultiGard Properties, Ltd.

JEFFREY G. LONGSTRETH
President
Prudential Christie Real Estate

RICHARD NORDSTROM
Retired, Architect

MICHAEL J. ROSS
President and Chief Executive Officer
Community Bank of Dearborn

DR. ROBERT C. SCHWYN
Physician

RONNIE J. STORY
President and Chief Executive Officer
Story Development Corp. and Story
Brothers Grading & Excavating

OFFICERS

JOHN E. DEMMER
Chairman of the Board

MICHAEL J. ROSS
President
Chief Executive Officer

TIMOTHY J. CUTTLE
Executive Vice President
Chief Lending Officer

JEFFREY L. KARAFA
Vice President
Cashier

BRIAN A. MAMO
Vice President
Commercial Lending

JEFFREY J. WOLBER
Vice President
Retail Administration

GARY AMES JR.
Controller

NANCY M. BARON
Compliance Officer

WILBER M. BRUCKER, JR.
Secretary

DANIEL A. BZURA
Branch Officer

SAMANTHA J.  MAZIASZ
Bank Administration Officer

LARRY D. MORSE
Credit Officer

DENIS T. NISSLE
Private Banking Officer

STEVEN P. SLADE
Consumer Banking Officer

DENISE STAFFELD
Mortgage Loan Officer

                          COMMUNITY BANK OF DEARBORN

                               BRANCH LOCATIONS



Main Office                                 Hours:   9:30 AM - 4:30 PM  Monday through Friday
22290 Michigan Avenue                                9:30 AM - 6:00 PM  Friday
PO Box 2247                                          9:30 AM - 1:00 PM  Saturday, Drive-In Only
Dearborn, Michigan  48123-2247
Phone:   (313)  274-1000
Fax:     (313)  274-5050
Cynthia A. Pizzo, Branch Officer



Warren Avenue and Silvery Lane              Hours:   9:00 AM - 4:30 PM  Monday through Thursday
24935 West Warren Avenue                             9:00 AM - 6:00 PM  Friday
Dearborn Heights, Michigan  48127
Phone:   (313)  724-0100
Fax:     (313)  724-1010
Daniel A. Bzura, Branch Officer



Five Mile and Sheldon Road                  Hours:   9:00 AM - 4:30 PM  Monday through Thursday
44623 Five Mile                                      9:00 AM - 6:00 PM  Friday
Plymouth, Michigan  48170                            9:30 AM - 1:00 PM  Saturday, Walk-Up Window
Phone:   (734)  454-1000
Fax:     (734)  454-0123
Trudy J. Anderson, Branch Manager

                            DEARBORN BANCORP, INC.
                            22290 Michigan Avenue
                                 PO Box 2247
                        Dearborn, Michigan 48123-2247

                            Phone: (313) 274-1000