Form 10-K, Exhibit 13
period 1999-12-31
DEARBORN BANCORP INC /MI/
filed 2000-03-30
CIK 895541

Dearborn Bancorp, Inc.



                              and its subsidiary




                          Community Bank of Dearborn








                                     1999
                                ANNUAL REPORT





                            Dearborn Bancorp, Inc.

                              and its subsidiary


                          Community Bank of Dearborn


CONTENTS

      Corporate Information .........................................    3

      Stock Information .............................................    4

      Summary of Selected Financial Data ............................    5

      Chairman's and President's Letter to Stockholders .............    6

      Consolidated Balance Sheets ...................................    8

      Consolidated Statements of Income .............................    9

      Consolidated Statements of Changes in Stockholders' Equity ....   10

      Consolidated Statements of Cash Flows .........................   12

      Notes to Consolidated Financial Statements ....................   13

      Report of Independent Auditors ................................   33

      Management's Discussion and Analysis ..........................   34

      Dearborn Bancorp, Inc. Directors and Officers .................   49

      Community Bank of Dearborn Officers ...........................   50








DESCRIPTION OF BUSINESS

Dearborn Bancorp, Inc.

Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Community Bank of Dearborn (the "Bank").

Community Bank of Dearborn

The Bank was incorporated on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. On December 20, 1995, a second office located on West Warren Avenue in Dearborn Heights was opened. On August 11, 1997, a third office located on Five Mile Road at Sheldon Road in Plymouth Township was opened. The Bank offers a wide range of financial products and services. These include checking accounts, savings accounts, money market accounts, certificates of deposit, business checking, direct deposit, loan services (commercial, consumer, real estate mortgages), travelers' checks, cashiers' checks, wire transfers, safe deposit boxes, collection services, and night depository service. The Bank does not have a trust department.


FORM 10-K AVAILABLE

For a free copy of the Corporation's Form 10-K filed with the U.S. Securities and Exchange Commission, please direct your request to Mr. Jeffrey Karafa, Dearborn Bancorp, Inc., 22290 Michigan Avenue, Dearborn, Michigan 48124


ANNUAL MEETING

The Annual Meeting of Stockholders will be held on May 16, 2000, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Crowe Chizek & Company LLP
300 Riverfront Plaza Building
55 Campau Avenue, N.W.
Grand Rapids, Michigan  49503


DEARBORN BANCORP, INC. COMMON STOCK

Dearborn Bancorp, Inc. common stock is listed on the Nasdaq Stock Market and is traded under the symbol "DEAR".

STOCK TRANSFER AGENT AND REGISTRAR

Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records or lost or stolen certificates should contact:

Fifth Third Bank
Corporate Trust Division
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Toll Free 1-800-837-2755


PRINCIPAL MARKET MAKERS

First of Michigan Corporation
300 River Place
Detroit, MI  48207
(313) 259-2600

Herzog, Heine, Geduld, Inc.
525 Washington Boulevard
Jersey City, NJ  07310
(800) 221-3600

Raymond James & Associates,  Inc.
880 Carillon Parkway
St. Petersburg, FL  33716
(727) 573-3800

INVESTOR RELATIONS

Additional information about the corporation may be obtained by writing or calling: Jeffrey L. Karafa, Vice President, 22290 Michigan Avenue, Dearborn, Michigan 48124; (313) 274-1000 ext. 312


                              [GRAPHIC OMITTED]


                   QUARTERLY COMMON STOCK PRICE INFORMATION
                        COMMON STOCK PRICE INFORMATION

                                  High        Low       Close
                                 -----------------------------
1999
----
First quarter                  $  12.25   $   8.88   $   9.00
Second quarter                    10.13       8.38       9.25
Third quarter                      9.88       7.00       8.25
Fourth quarter                     8.25       4.25       6.00

1998
----
Initial  public offering (1)   $  14.00   $   --     $   --
Second quarter                    18.14      14.00      14.46
Third quarter                     14.71      10.54      11.77
Fourth quarter                    13.73       9.80      10.50

(1) Dearborn Bancorp, Inc. began trading on the Nasdaq Stock Market on April 8, 1998.


                      SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 1999 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 1999 and 1998, and the Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997 are included elsewhere in this Annual Report.

(In thousands, except share and
   per share data)                                         1999          1998           1997            1996          1995
                                                           ----          ----           ----            ----          ----
OPERATIONS
Interest income                                       $     9,677    $     8,290    $     5,404     $     3,314    $     2,023
Interest expense                                            4,735          4,466          2,998           1,706          1,004
                                                      -----------    -----------    -----------     -----------    -----------
Net interest income                                         4,942          3,824          2,406           1,608          1,019
Provision for possible credit losses                          772            120            164             164            114
                                                      -----------    -----------    -----------     -----------    -----------
Net interest income after provision for
     possible credit losses                                 4,170          3,704          2,242           1,444            905
Total non-interest income                                     558            533            312             284            210
Total non-interest expense                                  3,804          2,941          2,089           1,701          1,403
                                                      -----------    -----------    -----------     -----------    -----------
Income (loss) before federal income tax
     expense (benefit)                                        924          1,296            465              27           (288)
Income tax expense (benefit)                                  394            346           (145)           --             --
                                                      -----------    -----------    -----------     -----------    -----------
Net income (loss)                                     $       530    $       950    $       610     $        27    $      (288)
                                                      ===========    ===========    ===========     ===========    ===========

FINANCIAL CONDITION
Total assets                                          $   152,698    $   126,755    $    86,653     $    56,599    $    35,130
Investment securities, available for sale                  55,022         50,211         29,780          10,493         10,035
Federal Home Loan Bank stock                                  381           --             --              --             --
Loans                                                      85,390         66,023         52,139          36,263         19,945
Deposits                                                  118,875         97,610         75,397          47,463         28,922
Other borrowings                                            5,493            517          2,037             554            569
Stockholders' equity                                       27,260         27,731          8,752           8,190          5,458

PER SHARE INFORMATION (1)
Net income per common share - basic and diluted       $      0.21    $      0.45    $      0.57     $      0.04    $     (0.38)
Book value per common share                           $     11.16    $     11.21    $      8.21     $      7.68    $      7.22
Average shares outstanding  - basic                     2,472,352      2,099,239      1,065,767         756,982        756,134
Average shares outstanding - diluted                    2,472,352      2,112,866      1,076,922         756,982        756,134
Shares outstanding at end of period                     2,442,740      2,473,295      1,065,767       1,065,767        756,134

OTHER DATA
Return on average assets                                     0.38%          0.75%          0.86%           0.06%         (1.01)%
Return on average equity                                     1.92%          2.99%          7.23%           0.50%         (5.20)%
Net interest margin                                          3.69%          3.16%          3.60%           3.98%          3.92%
Net interest spread                                          2.44%          1.78%          2.54%           2.92%          2.65%
Allowance for possible credit losses to total loans          0.91%          0.95%          1.01%           1.01%          1.02%
Nonperforming assets to total assets                         0.19%          0.32%          0.02%           0.02%          0.21%
Stockholders' equity to total assets                        17.85%         21.88%         10.10%          14.47%         15.54%
Total interest expense to gross interest income             48.93%         53.87%         55.48%          51.48%         49.63%
Number of offices                                               3              3              3               2              2

(1) All per share amounts presented have been adjusted to reflect the issuance of stock dividends.


To Our Shareholders:

           During 1999, Community Bank of Dearborn observed the fifth anniversary of its opening and the robust growth that has characterized every year we have been in business continued. Over the course of the year, total assets increase 20.47 percent to $152,698,000, total deposits went to 21.79 percent to $118,875,000 and total loans grew 29.33 percent to stand at $85,390,000 at year-end.

           Net income for the year was $530,000 or $0.21 per common share. For 1998, we reported earnings of $950,000 or $0.45 per share. Had it not been for the charge-off of a large loan to a commercial customer that suddenly and unexpectedly declared bankruptcy, we would have recorded another increase in earnings in 1999.

           To ensure that we maintain a high level of customer service, we continued to add to our staff, including the employment of two senior officers who brought extensive banking experience to our management group. Warren R. Musson was named Vice President and Senior Lender while H. Kristene Rautio became Vice President and Branch Administrator. Mr. Musson completed the highly regarded credit training program at the former NBD Bank and then earned ten promotions in twelve years as a commercial lending officer. For the past eight years, he has been a senior credit officer at two other banks in southeastern Michigan. Ms. Rautio spent 21 years in increasingly responsible positions at the former First of America organization. During the past 12 years, her primary duties have involved branch administration, business development and retail sales management.

           Both of our branch offices on Warren Avenue in Dearborn Heights and on Five Mile Road in Plymouth Township are doing well and making a solid contribution to our "bottom line." Consequently, we are now making plans to open a fourth banking office in Canton Township on Canton Center Road between Ford and Saltz Roads. We have applied for permits to build a 6,000 square foot building on the site. Initially, we will use half of the space to house the new branch and lease the other half to an unaffiliated tenant. This will be a full-service branch with drive-in facilities, safe deposit boxes and an automatic teller machine. If there are no unanticipated delays in the permitting process or construction, we expect that the new office will open for business during the fourth quarter of 2000.

           Traditional "brick and mortar" branch networks will never be quite as important in building a bank's business as they once were. Still, a few strategically located banking offices will always play a major role in our marketing strategy in western Wayne and southwestern Oakland Counties. Electronic and internet services and automated teller machines will increasingly satisfy many of our customers' day-to-day financial needs but person-to-person contact in a banking office is likely to remain the most widely used means of opening new accounts, originating loans and the like as far as we can foresee into the future.

           Moreover, older, more affluent consumers often prefer doing business in a banking office. In our case, the mature market is a very important part of our customer base. We now have more than 1,800 members of our Community Club for those ages 50 and older. In fact, Community Club members provide almost 45 percent of our total deposits. We cultivate our relationships with these customers very carefully with popular events such as the "Oktoberfest" Seniors Fair that attracted over 400 people last fall.

           In the words of Crain's Detroit Business, bank stock prices were "clobbered" during 1999. Some of the nation's best banking companies saw their price-earnings ratios fall below 10 and their premiums over book value drop to the lowest levels in many years. Community banking organizations such as ours were similarly affected by this trend. During much of the year, the entire market seemed to be driven more by speculation and enthusiasm for unproven technologies than by traditional economic fundamentals. Given this environment, over which we had absolutely no control, we took two actions which should have a positive impact on our stock price in the long-term.

           First, we moved our stock listing from the Nasdaq SmallCap Market to the Nasdaq National Stock Market. In time, this should allow us to attract more market makers and expand investor interest in our stock. Then, in November, our board of directors authorized a modest stock repurchase program. Management was authorized to repurchase up to 125,000 shares on the open market. Through the end of the year, approximately 30,000 shares had actually been acquired. The repurchased shares will be held for future corporate uses.



           Late in the year, Congress passed the Gramm-Leach-Billey Act. This legislation was the most dramatic restructuring of the financial services industry since the Great Depression. One important provision of the Act will significantly expand the authority of the Federal Home Loan Banks to provide advances to community banks. Through the Federal Home Loan Banks, organizations like ours will now have access to the national and international money markets to fund some of their lending. During 1999, we joined the Federal Home Loan Bank of Indianapolis and look forward to a long and mutually beneficial relationship with this institution.

           The directors and senior officers join us in encouraging you to attend the Annual Meeting, which will be held at Park Place in Dearborn on May 16, 2000 at 4:00 pm. We look forward to your comments, questions and suggestions and an opportunity to discuss our plans to keep Dearborn Bancorp, Inc. on the path to further progress and ever-greater success.


                                  Sincerely,


         John E. Demmer                             Michael J. Ross
   Chairman of the Board and CEO                   President and CEO
      Dearborn Bancorp, Inc.                   Community Bank of Dearborn


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

    (Dollars, in thousands)                                   December 31,
                                                        ---------------------
                                                            1999        1998
                                                            ----        ----
ASSETS
Cash and cash equivalents
        Cash and due from banks                          $   2,446  $   2,259
        Federal funds sold                                   4,963      3,995
                                                         ---------  ---------
                  Total cash and cash equivalents            7,409      6,254

Mortgage loans held for sale                                   783      1,211
Investment securities, available for sale                   55,022     50,211
Federal Home Loan Bank stock                                   381       --
Loans
        Loans                                               85,390     66,023
        Allowance for possible credit losses                  (781)      (627)
                                                         ---------  ---------
                  Net loans                                 84,609     65,396

Premises and equipment, net                                  2,388      2,378
Accrued interest receivable                                  1,370        933
Other assets                                                   736        372
                                                         ---------  ---------

        Total assets                                     $ 152,698  $ 126,755
                                                         =========  =========

LIABILITIES
Deposits
        Non-interest bearing deposits                    $  14,859  $  11,142
        Interest bearing deposits                          104,016     86,468
                                                         ---------  ---------
                  Total deposits                           118,875     97,610

Other liabilities
        Federal funds purchased                              3,000       --
        Federal Home Loan Bank advances                      2,000       --
        Mortgage payable                                       493        517
        Accrued interest payable                               469        338
        Other liabilities                                      601        559
                                                         ---------  ---------
                  Total liabilities                        125,438     99,024
                                                         ---------  ---------

CONTINGENCIES                                                 --         --

STOCKHOLDERS' EQUITY
        Common stock - 5,000,000 shares
                  authorized, 2,442,740 and 2,473,295
                  shares outstanding at December 31,
                  1999 and 1998, respectively               28,822     29,015
        Accumulated deficit                                   (740)    (1,270)
        Accumulated other comprehensive loss                  (822)       (14)
                                                         ---------  ---------
                  Total stockholders' equity                27,260     27,731
                                                         ---------  ---------

                  Total liabilities and stockholders'
                     equity                              $ 152,698  $ 126,755
                                                         =========  =========

    The accompanying notes are an integral part of these consolidated financial statements.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY


                      CONSOLIDATED STATEMENTS OF INCOME

  (In thousands, except share
      and per share data)                                 Years Ended December 31,
                                                 ----------------------------------------
                                                      1999           1998          1997
                                                      ----           ----          ----
Interest income
          Interest on loans                      $     6,302    $     5,259   $     3,981
          Interest on investment securities,
            available for sale                         3,162          2,504         1,235
          Interest on federal funds and
            deposits with banks                          213            527           188
                                                 -----------    -----------   -----------
                Total interest income                  9,677          8,290         5,404

Interest expense
          Interest on deposits                         4,687          4,425         2,955
          Interest on other borrowings                    48             41            43
                                                 -----------    -----------   -----------
                Total interest expense                 4,735          4,466         2,998

                Net interest income                    4,942          3,824         2,406
Provision for possible credit losses                     772            120           164
                                                 -----------    -----------   -----------

Net interest income after provision for
  possible credit losses                               4,170          3,704         2,242
                                                 -----------    -----------   -----------

Non-interest income
          Service charges on deposit accounts            197            141           124
          Fees for other services to customers            26             23            26
          Gain on the sale of loans                      340            286           144
          Gain (loss) on the sale of
            investment securities                        (12)            71            13
          Other income                                     7             12             5
                                                 -----------    -----------   -----------
                Total non-interest income                558            533           312

Non-interest expenses
          Salaries and employee benefits               2,226          1,700         1,218
          Occupancy and equipment expense                446            411           267
          Advertising and marketing                      101             85           105
          Stationery and supplies                        164            113            80
          Professional services                          333            166            99
          Data processing                                158            123            90
          FDIC insurance premiums                         12             10             7
          Other operating expenses                       364            333           223
                                                 -----------    -----------   -----------
                Total non-interest expenses            3,804          2,941         2,089
                                                 -----------    -----------   -----------

Income before federal income tax
  provision (benefit)                                    924          1,296           465
Income tax provision (benefit)                           394            346          (145)
                                                 -----------    -----------   -----------

Net income                                       $       530    $       950   $       610
                                                 ===========    ===========   ===========

Per share data:
Net income - basic and diluted                   $      0.21    $      0.45   $      0.57

Weighted average number of shares
  outstanding - basic                              2,472,352      2,099,239     1,065,767
Weighted average number of shares
  outstanding - diluted                            2,472,352      2,112,866     1,076,922

  The accompanying notes are an integral part of these consolidated financial statements.



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 Years Ended December 31, 1999, 1998 and 1997


                                                                Common
                                                                Stock                    Accumulated
                                                              Subscribed                    Other           Total
                                                    Common       but      Accumulated   Comprehensive   Stockholder's
                                                    Stock      Unissued     Deficit     Income (Loss)      Equity
(In thousands, except shares)                      --------   ----------  -----------   ------------    -------------
Balance, January 1, 1997                           $  6,521   $  2,752    $ (1,065)      $  (18)          $  8,190

    309,634 shares of subscribed common
            stock issued (net of additional
            offering costs of $1)                     2,751     (2,752)       --             --                 (1)

    10% stock dividend declared December 16,
            payable January 30, 1998                  1,234       --        (1,234)          --               --

    Net income                                         --         --           610           --                610

    Other comprehensive income:
         Changes in net unrealized loss on
            securities available for sale              --         --          --            (58)               (58)
         Reclassification adjustment for (gains)
            losses included in net income              --         --          --            (13)               (13)
                                                                                         ------           --------
         Net change in net unrealized loss on
            securities available for sale              --         --          --            (71)               (71)
         Tax effects                                   --         --          --             24                 24
                                                                                         ------           --------
        Other comprehensive loss                       --         --          --            (47)               (47)
                                                                                                          --------

      Comprehensive income                             --         --          --             --                563
                                                   --------   --------    --------       ------           --------

Balance, December 31, 1997                           10,506       --        (1,689)         (65)             8,752

    Initial public offering of 1,407,527
          shares of common stock (net of
          offering costs of $1,342)                  17,978       --          --             --             17,978

    2% stock dividend declared December 15,
              payable January 15, 1999                  531       --          (531)          --               --

    Net income                                         --         --           950           --                950

    Other comprehensive income
        Changes in net unrealized loss on
           securities available for sale               --         --          --            148                148
        Reclassification adjustment for (gains)
           losses included in net income               --         --          --            (71)               (71)
                                                                                         ------           --------
        Net change in net unrealized loss on
           securities available for sale               --         --          --             77                 77
        Tax effects                                    --         --          --            (26)               (26)
                                                                                         ------           --------
       Other comprehensive income                      --         --          --             51                 51
                                                                                                          --------
      Comprehensive income                             --         --          --             --              1,001
                                                   --------   --------    --------       ------           --------
Balance, December 31, 1998                         $ 29,015   $   --      $ (1,270)      $  (14)          $ 27,731
                                                   ========   ========    ========       ======           ========


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (con't)

                 Years Ended December 31, 1999, 1998 and 1997


                                                                Common
                                                                Stock                    Accumulated
                                                              Subscribed                    Other           Total
                                                    Common       but      Accumulated   Comprehensive   Stockholder's
                                                    Stock      Unissued     Deficit     Income (Loss)      Equity
(In thousands, except shares)                      --------   ----------  -----------   ------------    -------------
Balance, January 1, 1999                            $ 29,015    $   --     $ (1,270)     $    (14)        $ 27,731

     Repurchase of  30,555 shares of common stock       (193)       --         --            --               (193)

     Net income                                         --          --          530          --                530

     Other comprehensive income:
         Changes in net unrealized loss on
            securities available for sale               --          --         --          (1,236)          (1,236)
         Reclassification adjustment for (gains)
            losses included in net income               --          --         --              12               12
                                                                                         --------         --------
         Net change in net unrealized loss on
            securities available for sale               --          --         --          (1,224)          (1,224)
         Tax effects                                    --          --         --             416              416
                                                                                         --------         --------
    Other comprehensive loss                            --          --         --            (808)            (808)
                                                                                                          --------

  Comprehensive loss                                    --          --         --            --               (278)
                                                    --------    --------   --------      --------         --------

Balance, December 31, 1999                          $ 28,822    $   --     $   (740)     $   (822)        $ 27,260
                                                    ========    ========   ========      ========         ========

The accompanying notes are an integral part of these consolidated financial statements.



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                           Years Ended December 31,
                                                                    ---------------------------------
                                                                    1999         1998            1997
                                                                    ----         ----            ----
Cash flows from operating activities
          Interest and fees received                              $   9,240    $   8,256    $   5,142
          Interest paid                                              (4,604)      (4,438)      (2,815)
          Proceeds from sale of mortgages held for sale              21,707       21,279       11,209
          Taxes paid                                                   (435)        --           --
          Origination of mortgages held for sale                    (20,939)     (21,857)     (11,109)
          Cash paid to suppliers and employees                       (3,050)      (2,782)      (2,032)
                                                                  ---------    ---------    ---------
          Net cash provided by operating activities                   1,919          458          395

Cash flows from investing activities
          Proceeds from the sale of securities
            available for sale                                        3,670       36,572        2,613
          Proceeds from maturities of securities
            available for sale                                       33,828       52,808       19,500
          Purchases of securities available for sale                (43,669)    (109,690)     (41,438)
          Purchase of Federal Home Loan Bank stock                     (381)        --           --
          Increase in loans, net of payments received               (19,985)     (13,899)     (15,884)
          Purchases of property and equipment                          (275)        (326)        (369)
                                                                  ---------    ---------    ---------
          Net cash used in investing activities                     (26,812)     (34,535)     (35,578)

Cash flows from financing activities
          Net increase in non-interest bearing deposits               3,717        2,555        1,004
          Net increase in interest bearing deposits                  17,548       19,658       26,930
          Increase (decrease) in federal funds purchased              3,000       (1,500)       1,500
          Proceeds from Federal Home Loan Bank advances               2,000         --           --
          Principal payments on mortgage payable                        (24)         (20)         (17)
          Initial public offering of common stock                      --         17,978         --
          Purchase of treasury stock                                   (193)        --           --
                                                                  ---------    ---------    ---------
          Net cash provided by financing activities                  26,048       38,671       29,417

Increase (decrease) in cash and cash equivalents                      1,155        4,594       (5,766)
Cash and cash equivalents at the beginning of the period              6,254        1,660        7,426
                                                                  ---------    ---------    ---------

Cash and cash equivalents at the end of the period                $   7,409    $   6,254    $   1,660
                                                                  =========    =========    =========

Reconciliation of net income to net cash provided by
          operating activities
Net income                                                        $     530    $     950    $     610
          Adjustments to reconcile net income to net cash
           provided by operating activities
               Provision for possible credit losses                     772          120          164
               Depreciation and amortization expense                    265          244          158
               Accretion of discount on investment securities            (5)         (22)          (6)
               Amortization of premium on investment securities         130           23           10
               (Gain) loss on the sale of investment securities          12          (71)         (13)
               (Increase) decrease in mortgages held for sale           428         (864)         (44)
               (Increase) in interest receivable                       (437)        (210)        (417)
               Increase in interest payable                             131           28          183
               (Increase) decrease in other assets                       51         (142)        (142)
               Increase (decrease) in other liabilities                  42          402         (108)
                                                                  ---------    ---------    ---------
Net cash provided by operating activities                         $   1,919    $     458    $     395
                                                                  =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

           Basis of Presentation and Operations

           Dearborn Bancorp, Inc. (the Corporation) was incorporated in Michigan on September 30, 1992. The Corporation's subsidiary, Community Bank of Dearborn (the Bank), began operations on February 28, 1994. The Bank operates three community banking offices in Dearborn, Dearborn Heights and Plymouth Township, Michigan, offering a full range of banking services to individuals and businesses.

           Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial, residential mortgage, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

           While the Corporation's chief decision makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation's banking operations are considered by management to be aggregated in one reportable operating segment.

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

           Cash Equivalents

           For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, cash due from banks, and federal funds sold to be cash equivalents. Net cash flows are reported for loan and deposit transactions.

           Mortgages Held for Sale

           Mortgages held for sale are carried at the lower of cost or market. Market value is determined on the basis of existing forward delivery contracts.

                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

           Investment Securities

           When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and carried at market value. Any decision to sell a security available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized gains and losses for available for sale securities are excluded from income and recorded as an amount, net of tax, in other comprehensive income and as a separate component of stockholders' equity until realized. All of the Corporation's securities are classified as available for sale. Gains and losses on sales are based on the amortized cost of the security and securities are written down to fair market value when a decline in fair value in not temporary.

           Loans

           Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

           Interest Income on Loans

           Interest on loans is accrued and credited to income based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued is reversed. Payments received on such loans are reported as principal reductions. Interest accruals are generally resumed when all delinquent principal and interest has been brought current or the loan becomes both well secured and in the process of collection.

           Allowance for Possible Credit Losses

           The allowance for possible credit losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

           Loan Impairment

           A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

           Foreclosed Assets

           Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

           Premises and Equipment

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                Building and improvements - 5 to 30 years
                Furniture and equipment - 5 to 10 years

           Long-term Assets

           Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

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

           Stock Compensation

           Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method to measure expense for options granted, using an option pricing model to estimate fair value.

           Stock Dividends

           The Corporation accounts for stock dividends by capitalizing retained earnings in an amount equal to the fair value of the additional shares issued. All share and per share amounts are retroactively adjusted for stock dividends.




                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)


           Income Per Share

           Basic income per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted income per share includes the dilutive effect of additional potential common shares issuable under stock options. Income per share is restated for all stock splits and dividends through the date of issue of the financial statements.

           Restrictions on Cash

           The Corporation was required to have $513,000 and $277,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 1999 and 1998. These balances do not earn interest.

           Dividend Restriction

           Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Corporation or by the Corporation to shareholders.

           Fair Value of Financial Instruments

           Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

           Reclassifications

           Some items in the prior year financial statements were reclassified to conform to the current presentation.







                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE B - INVESTMENT SECURITIES - AVAILABLE FOR SALE

           The amortized cost and estimated market value of investment securities - available for sale are as follows (in thousands):

                                              December 31, 1999
                                 ---------------------------------------------
                                               Gross       Gross     Estimated
                                 Amortized  Unrealized  Unrealized     Market
                                   Cost        Gains      Losses       Value
                                 ---------  ----------  ----------   ---------

US Treasury securities            $  2,320    $  --      $    (76)   $  2,244
US Government agency securities     53,822       --        (1,167)     52,655
Municipal Securities                   125       --            (2)        123
                                  --------    -------    --------    --------

          Totals                  $ 56,267    $  --      $ (1,245)   $ 55,022
                                  ========    =======    ========    ========

                                              December 31, 1998
                                 ---------------------------------------------
                                               Gross       Gross     Estimated
                                 Amortized  Unrealized  Unrealized     Market
                                   Cost        Gains      Losses       Value
                                 ---------  ----------  ----------   ---------


US Treasury securities            $  2,013    $  --      $     (1)   $  2,012
US Government agency securities     31,682       --           (20)     31,662
Corporate Debt Securities           16,537       --          --        16,537
                                  --------    -------    --------    --------
          Totals
                                  $ 50,232    $  --      $    (21)   $ 50,211
                                  ========    =======    ========    ========


           The amortized cost and estimated market value of investment securities - available for sale at December 31, 1999 by contractual maturity are shown below (in thousands):

                                                    Estimated
                                        Amortized     Market
                                          Cost        Value
                                        ---------   ---------
Due in three months or less              $  --       $  --
Due in three months through one year        --          --
Due in one year through five years        56,267      55,022
                                         -------     -------
          Totals                         $56,267     $55,022
                                         =======     =======



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE B - INVESTMENT SECURITIES - AVAILABLE FOR SALE  (Continued)

           The Bank's securities at December 31, 1999 have an unrealized loss of $1,245,000 compared to an unrealized loss of $21,000 at December 31, 1998. The decrease in the market value of the investment portfolio was primarily due to an increasing interest rate environment. The market position of the Bank's investment portfolio is reviewed and discussed regularly by management.

           Securities having a market value of $2,243,750 and $2,011,875 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits. Securities having a market value of $1,976,875 and $2,000,625 at December 31, 1999 and 1998, respectively, were pledged to secure treasury, tax and loan payments with the Federal Reserve Bank of Chicago. Securities having a market value of $7,801,875 at December 31, 1999 were pledged to the Federal Home Loan Bank of Indianapolis to secure advances.


NOTE  C - FEDERAL HOME LOAN BANK STOCK

           The Bank became a member of the Federal Home Loan Bank of Indianapolis during 1999. During this process, the Bank purchased Federal Home Loan Bank stock in the amount of $381,300 during 1999.

NOTE D - LOANS

           Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                                  Percent
                                           1999         1998     Incr(decr)
                                           ----         ----     ----------
Consumer loans                           $ 10,967    $ 12,434    (11.80)%
Commercial, financial, & other             20,563      14,843     38.54%
Commercial real estate construction         3,656       2,619     39.60%
Commercial real estate mortgages           23,103      12,478     85.15%
Residential real estate mortgages          27,101      23,649     14.60%
                                         --------     -------    -------
                                           85,390      66,023     29.33%
Allowance for possible credit losses         (781)       (627)
                                         --------    --------
                                         $ 84,609    $ 65,396
                                         ========    ========





                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997

NOTE D - LOANS (Continued)

           Certain directors of the Corporation, including their related interests, were loan customers of the Bank during 1999. Total loans to these persons at December 31, 1999 amounted to $2,247,000. During 1999, $3,026,000 of new loans were made and repayments totaled $3,495,000. These loans aggregated to 8.2% of consolidated stockholders' equity as of December 31, 1999.

           Transactions in the allowance for possible credit losses for the years ended December 31 are as follows (in thousands):

                                     1999       1998      1997
                                     ----       ----      ----

Balance, beginning of year          $ 627      $ 522      $ 366
Charge-offs:
     Consumer loans                   (55)       (15)        (8)
     Commercial Loans                (584)      --         --

Recoveries:
     Consumer loans                    21       --         --
                                    -----      -----      -----

Net charge-offs                      (618)       (15)        (8)

Additions charged to operations       772        120        164
                                    -----      -----      -----

Balance at end of period            $ 781      $ 627      $ 522
                                    =====      =====      =====

           Net charge-offs for 1999 were $618,000 in 1999 compared to $15,000 in 1998. The increase in charge-offs was primarily due to the charge-off of a commercial loan relationship in the amount of $584,000. Since the Bank's inception in 1994 through December 31, 1998, net charge-offs were $35,000.

           The aggregate balances in impaired loans at December 31, are as follows (in thousands):


                                                      1999      1998
                                                      ----      ----
 Impaired loans with no allocated
    allowance for loan losses                          $--      $--
 Impaired loans with allocated
    allowance for loan losses                           618      34
                                                       ----     ---
          Total                                        $618     $34
                                                       ====     ===

 Amount of the allowance for loan losses allocated     $171     $ 5

Average of impaired loans during the year              $436     $26

 Interest income recognized during impairment          $--      $ 5
 Cash-basis interest income recognized                 $  1     $--



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE E - BANK PREMISES AND EQUIPMENT

           Bank premises and equipment are comprised of the following at December 31 (in thousands):

                                   1999      1998
                                   ----      ----
Land and improvements             $  394     $  394
Building and improvements          1,706      1,595
Furniture and equipment            1,212      1,052
                                  ------     ------
                                   3,312      3,041

Less accumulated depreciation        924        663
                                  ------     ------

                                  $2,388     $2,378
                                  ======     ======


           Depreciation expense for 1999, 1998 and 1997 amounted to $265,000, $247,000 and $152,000, respectively. The Corporation anticipates additional capital expenditures of approximately $1.7 million to be incurred in 2000 for the construction of its new branch in Canton Township, Michigan.

NOTE F - DEPOSITS

           Time deposits of $100,000 or more were $41,519,000 and $26,754,000 at December 31, 1999 and 1998, respectively.

           Scheduled maturities of time deposits at December 31, 1999 were as follows (in thousands).

        $100,000 and over  Less than $100,000     Total
        -----------------  ------------------     -----

2000          $39,418            $33,237          $72,655
2001            1,464              5,049            6,513
2002              534              1,387            1,921
2003              103              1,230            1,333
2004             --                   81               81
              -------            -------          -------
              $41,519            $40,984          $82,503
              =======            =======          =======

           Related party deposits were approximately $3,346,000 at December 31, 1999.




                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997



NOTE G - MORTGAGE PAYABLE

           The mortgage payable to a bank matures September 1, 2012 and requires monthly installments of $4,925 including interest at 6.82% per annum. Effective September, 2003 the interest rate will be computed annually at 2.5% plus the five year treasury rate. The note is collateralized by a first real estate mortgage on a building and land.

           Aggregate principal payments for the five years following December 31, 1999 and thereafter are as follows (in thousands):

                   2000               $26
                   2001                28
                   2002                30
                   2003                31
                   2004                32
                   Thereafter         346
                                     -----
                                     $493
                                     =====


NOTE H - FEDERAL FUNDS PURCHASED

           The Bank has entered into federal funds credit lines with other banks in the amount of $4,500,000 to provide additional flexibility in the daily management of liquidity. The outstanding balance of the federal funds credit line at December 31, 1999 was $3,000,000 and was repaid on January 3, 2000.



NOTE I - FEDERAL HOME LOAN BANK ADVANCES

           The Bank joined the Federal Home Loan Bank of Indianapolis with the intention of utilizing the facility as an additional source of funds and entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis. At December 31, 1999, the Bank held a $2,000,000 variable rate advance with a rate of 5.97% at December 31, 1999, maturing on May 22, 2000. The advance is subject to a prepayment penalty based on the conditions of the credit policy of the Federal Home Loan Bank.




                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997



NOTE J - INCOME TAXES

           The federal tax provision consists of the following (in thousands):

                           1999     1998      1997
                           ----     ----      ----

           Current         $383      119    $  --
           Deferred          11      227     (145)
                          -----     ----    -----
                           $394     $346    $(145)
                          =====     ====    =====

           The reconciliation of the effective income tax rate to the federal statutory tax rate is as follows:

                                                1999    1998   1997
                                                ----    ----   ----
           Federal income tax rate               34%     34%    34%
           Effect of net operating loss
                carryforward and valuation
                allowance                        --      (5)   (63)
           Other                                  9      (2)    (2)
                                                 ===    ===    ===
                Effective tax rate               43%     27%   (31)%
                                                 ===    ===    ===





                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997

NOTE J - INCOME TAXES (Continued)


           The details of the net deferred tax asset (liability) are as follows at December 31, (in thousands):

                                                      1999        1998
                                                      ----        ----
Deferred tax assets
          Provision for possible credit  losses        $ 196      $ 200
          Net unrealized losses on securities
                    available for sale                   423          6
          Other                                            3       --
                                                       -----      -----

                    Total deferred tax assets            622        206

Deferred tax liabilities
          Accretion of discounts on
                    securities available for sale         (2)      --
          Deferred loan fees                            (102)       (91)
          Premises and equipment                         (66)       (57)
          Mark to market on loans held for sale           (4)      --
          Accrual to cash conversion                    (124)      (140)
                                                       -----      -----

                    Total deferred tax liabilities      (298)      (288)
                                                       -----      -----

Net deferred tax asset (liability) before
          valuation allowance                            324        (82)

Valuation allowance                                     --         --
                                                       -----      -----

Net deferred tax asset (liability)                     $ 324      $ (82)
                                                       =====      =====



           The tax benefit of the net unrealized losses on securities available for sale, was charged directly to its related component of stockholders' equity.

           At December 31, 1998, the Corporation had exhausted all net operating loss carryforwards.




                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE K - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK

           Fair Value of Financial Instruments

           The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                            1999                 1998
                                    --------------------  -------------------
                                               Estimated            Estimated
                                    Carrying     Fair     Carrying    Fair
                                     Amount      Value     Amount     Value
                                    --------  ----------  --------  --------

Assets:
   Cash and cash equivalents        $  7,409  $  7,409    $ 6,254   $ 6,254
   Loans held for sale                   783       796      1,211     1,229
   Securities                         55,022    55,022     50,211    50,211
   Federal Home Loan Bank stock          381       381       --        --
   Loans, net                         84,609    84,058     65,396    65,221
   Accrued interest receivable         1,370     1,370        933       933

Liabilities:
   Deposits                          118,875   119,087     97,610    97,424
   Federal funds purchased             3,000     3,000       --        --
   Federal Home Loan Bank advances     2,000     2,000       --        --
   Mortgage payable                      493       493        517       517
   Accrued interest payable              469       469        338       338


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



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997

NOTE K - FINANCIAL INSTRUMENTS  AND OFF-BALANCE SHEET RISK (Continued)

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

           Federal funds purchased: The carrying amounts reported in the balance sheet for federal funds purchased approximate those liabilities' fair values.

           Federal Home loan Bank advances: The carrying amounts reported in the balance sheet for Federal Home Loan Bank advances approximate those liabilities' fair values.

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



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE K - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK (Continued)

           Off-Balance-Sheet Risk (Continued)

           Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual notional amount of those items. The Corporation generally requires collateral to support such financial instruments in excess of the contractual notional amount of those instruments and, therefore, is in a fully collateralized position.

           The Corporation had outstanding loan commitments aggregating $16,122,000 and $9,367,000 and outstanding financial standby letters of credit aggregating $641,000 and $498,000 at December 31, 1999 and 1998, respectively.

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

NOTE L - EMPLOYEE BENEFIT PLANS

           On January 1, 1996, the Bank established a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) after completion of age and service requirements. An employee can be enrolled as a participant on the first "Enrollment Date" after reaching age 18 and completing six months of service. Contributions to the plan by the Bank are discretionary. As of October 1, 1998, the Corporation began matching 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 1999 and 1998, employer contributions were $31,000 and $8,000, respectively.

NOTE M - REGULATORY MATTERS

           The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

           Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).




                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997

NOTE M - REGULATORY MATTERS (Continued)

           The following is a presentation of the Corporation's and Bank's regulatory capital ratios (in thousands):


                                                                                    Minimum
                                                                             To Be Well Capitalized
                                                       Minimum For Capital  Under Prompt Corrective
                                          Actual        Adequacy Purposes      Action Regulations
                                     ---------------   -------------------  -----------------------
                                     Amount    Ratio   Amount        Ratio    Amount         Ratio
                                     ------    -----   ------        -----    ------         -----
As of December 31, 1999
    Total capital
      (to risk weighted assets)
          Consolidated              $28,864    32.1%   $7,193        8.0%     $8,992       10.0%
          Bank                       12,878    15.1%    6,824        8.0%      8,531       10.0%
    Tier I capital
      (to risk weighted assets)
          Consolidated               28,083    31.2%    3,597        4.0%      5,395        6.0%
          Bank                       12,097    14.2%    3,412        4.0%      5,118        6.0%
    Tier I capital
      (to average assets)
          Consolidated               28,083    19.2%    5,860        4.0%      7,325        5.0%
          Bank                       12,097     9.2%    5,255        4.0%      6,568        5.0%

As of December 31, 1998
    Total capital
      (to risk weighted assets)
          Consolidated               29,642    38.1%    6,223        8.0%      7,779       10.0%
          Bank                       10,622    16.2%    5,245        8.0%      6,557       10.0%
    Tier I capital
      (to risk weighted assets)
          Consolidated               29,015    37.3%    3,112        4.0%      4,668        6.0%
          Bank                        9,995    15.2%    2,623        4.0%      3,934        6.0%
    Tier I capital
      (to average assets)
          Consolidated               29,015    22.4%    5,170        4.0%      6,463        5.0%
          Bank                        9,995     9.0%    4,438        4.0%      5,547        5.0%


           Based on the respective regulatory capital ratios at December 31, 1999 and 1998, the Corporation and Bank are considered to be well capitalized.


NOTE N - COMMON STOCK OFFERING

           On April 8, 1998, the Corporation completed its initial public offering of 1,407,527 shares of common stock at a price of $13.73 per share and began trading on the Nasdaq SmallCap Market. During 1999, the Corporation began trading on the Nasdaq National Market.



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997

 NOTE O - STOCK  REPURCHASE  PLAN

           The Corporation approved a Stock Repurchase Plan, by which the Corporation may repurchase up to 125,000 outstanding common shares of the Corporation on the open market at a price ranging from $5.00 to $13.00. As of December 31, 1999, the Corporation had repurchased 30,555 shares of the Corporation at an average price per share of $6.29. The shares that were repurchased are being reserved for future corporate uses.


NOTE P - STOCK OPTION PLAN

           Options to buy common stock are granted to officers and employees under a Stock Option Plan which provides for issue of up to 255,000 shares. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest fully after six months from the date of grant. If an option expires or terminates without having been exercised, such option becomes available for future grant under the Plan.

           A summary of the option activity is as follows:
                                                                    Weighted
                                                        Weighted  Average Fair
                                 Available              Average     Value of
                                    for      Options    Exercise    Options
                                   Grant   Outstanding   Price      Granted
                                 --------- -----------  --------  ------------

Outstanding at January 1, 1997    255,000       --         --
Granted                           (46,002)    46,002    $   8.91    $   6.29
                                  -------     ------    --------
Outstanding at December 31, 1997  208,998     46,002        8.91
Granted                           (33,150)    33,150       12.75        6.28
                                  -------    -------    --------
Outstanding at January 1, 1998    175,848     79,152       10.52
Granted                           (71,000)    71,000       11.23        4.01
                                  -------    -------    --------
Outstanding at January 1, 1999    104,848    150,152    $  10.85
                                  =======    =======    ========

           For the options outstanding at December 31, 1999, the range of exercise prices was $8.91 to $12.75 per share with a weighted-average remaining contractual term of 8.4 years. At December 31, 1999, 1998 and 1997, 150,152, 79,152, and 46,002
           options were exercisable at weighted average exercise prices of $10.85, $10.52, and $8.91 per share, respectively.

           Had compensation cost for stock options been measured using the fair value method of FASB Statement No. 123, net income and earnings per share would have been the pro forma amounts indicated below (in thousands, except per share data). The pro forma effects may increase in the future if more options are granted.


                                        1999      1998      1997
                                        ----      ----      ----
Net income
          As reported                  $ 530     $ 950     $ 610
          Pro forma                      245       813       419
Basic and diluted income per share
          As reported                  $0.21     $0.45     $0.57
          Pro forma                     0.10      0.38      0.39


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997

NOTE P - STOCK OPTION PLAN (continued)

           The pro forma effects are computed with option pricing models, using the following weighted average assumptions as of grant date.

                                         1999        1998         1997
                                         ----        ----         ----
Risk-free interest rate                   4.94%        5.79%        6.67%
Expected option life                    9 years    10 years     10 years
Dividend yield                            0.00%        0.00%        0.00%
Expected volatility of stock price       33.45%       22.38%       51.23%

           All share and per share amounts have been adjusted for stock dividends.


NOTE Q - INCOME PER SHARE

           The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the years ended December 31, 1999, 1998 and 1997 (in thousands, except share and per share data):


                                            1999         1998        1997
                                            ----         ----        ----
Basic
   Net income                            $      530   $      950   $      610

   Weighted average common shares         2,472,352    2,099,239    1,065,767

   Basic earnings per common share       $     0.21   $     0.45   $     0.57

 Diluted
  Net income                             $      530   $      950   $      610

  Weighted average common shares
      outstanding for basic earnings
      per ommon share                     2,472,352    2,099,239    1,065,767

   Add:  Dilutive effects of assumed
       exercises of stock options              --         13,627       11,155

   Average shares and dilutive
      potential common shares             2,472,352    2,112,866    1,076,922

   Diluted earnings per common share     $     0.21   $     0.45   $     0.57


           Stock options for 150,152 shares of common stock were not considered in computing diluted earnings per common share for 1999 because they were antidilutive. All share and per share amounts have been adjusted for stock dividends. Stock options for 60,500 shares were granted on January 18, 2000.


                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE R - ISSUED BUT NOT YET ADOPTED ACCOUNTING STANDARDS

Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect, but the effect will depend on derivative holdings when this Standard applies.












                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997

NOTE S - PARENT ONLY CONDENSED FINANCIAL INFORMATION

           The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                           CONDENSED BALANCE SHEETS

(In thousands)                                             December 31,
                                                        ------------------
                                                         1999       1998
                                                        -------    -------
ASSETS
          Cash and cash equivalents                     $ 1,428    $ 2,185
          Investment securities                          11,176     14,460
          Investment in subsidiary                       11,448      9,985
          Advances to subsidiary                          2,000       --
          Other assets                                    1,881      1,803
                                                        -------    -------
          Total assets                                  $27,933    $28,433
                                                        =======    =======
LIABILITIES AND
     STOCKHOLDERS' EQUITY
          Mortgage payable                              $   493    $   517
          Other liabilities                                 180        185
          Stockholders' equity                           27,260     27,731
                                                        -------    -------

          Total liabilities and stockholders' equity    $27,933    $28,433
                                                        =======    =======

                        CONDENSED STATEMENTS OF INCOME

(In thousands)                                  Years Ended December 31,
                                                ------------------------
                                                1999      1998      1997
                                                ----      ----      ----
Interest income                                 $ 852     $ 655     $  58
Operating expenses                               (424)     (259)      (68)
                                                -----     -----     -----
Income (loss) before equity in undistributed
   income (loss) of subsidiary
                                                  428       396       (10)
Equity in undistributed income
  of subsidiary                                   102       554       620
                                                -----     -----     -----
                    Net income                  $ 530     $ 950     $ 610
                                                =====     =====     =====



                    DEARBORN BANCORP, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                       December 31, 1999, 1998 and 1997


NOTE S - PARENT ONLY CONDENSED FINANCIAL INFORMATION  (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS

           (In thousands)                                    Years Ended December 31,
                                                           -----------------------------
                                                           1999         1998        1997
                                                           ----         ----        ----
Cash flows from operating activities
          Net income                                      $   530     $    950     $   610
          Adjustments to reconcile net income
          to net cash provided by
          operating activities
               Equity in undistributed income
                     of subsidiary                           (102)        (554)       (620)
               Other                                            5          114          66
                                                          -------     --------     -------
Net cash flows provided by
          operating activities                                433          510          56

Cash flows from investing activities
          Investment in subsidiary                         (2,000)      (2,004)     (2,600)
          Advances to subsidiary                           (2,000)        --          --
          Purchases of securities - available for sale     (7,748)     (20,608)     (1,000)
          Maturity of securities - available for sale       8,375        4,150       1,000
          Sale of securities - available for sale           2,400        1,998        --
          Property and equipment acquired                    --           --           (14)
                                                          -------     --------     -------
Net cash flows (used in)
          investing activities                               (973)     (16,464)     (2,614)

Cash flows from financing activities
          Proceeds from sale of common stock                 --         17,978        --
          Proceeds due stockholders on
                    Oversubscription of stock                --           --          (145)
          Purchase of treasury stock                         (193)        --          --
          Reduction of mortgage payable                       (24)         (20)        (17)
                                                          -------     --------     -------
Net cash flows provided by (used in)
          financing activities                               (217)      17,958        (162)

Increase (decrease) in cash and
          cash equivalents                                   (757)       2,004      (2,720)
Cash and cash equivalents at
          beginning of year                                 2,185          181       2,901
                                                          -------     --------     -------

Cash and cash equivalents at end of year                  $ 1,428     $  2,185     $   181
                                                          =======     ========     =======



                        REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan


We have audited the accompanying consolidated balance sheet of Dearborn
Bancorp, Inc. and subsidiary as of December 31, 1999 and the related consolidated statement of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Dearborn Bancorp, Inc. and subsidiary as of December 31, 1998 and for the years ended December 31, 1998 and 1997, were audited by other auditors whose report dated February 17, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.





                                                Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 3, 2000






       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS

General

The Corporation was formed in 1992 and the Bank was formed in 1993. Principal operations of the Bank commenced on February 28, 1994 when the Bank opened for business at its main office, located at 22290 Michigan Avenue, Dearborn, Michigan. On December 20, 1995, the Bank opened its second office, located at 24935 West Warren Avenue, Dearborn Heights, Michigan. On August 11, 1997, the
Bank opened its third office, located at 44623 Five Mile Road, Plymouth
Township, Michigan.

Forward Looking Statements

The following discussion contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and Bank. Words such as "anticipates", "believes", "estimates",
"expects", "forecasts", "intends", "is likely", "plans", "projects", variations of such words and similar expressions are intended to identify such forward- looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions
("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation;
changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Results of Operations

1999 Compared to 1998. The Corporation reported net income of $530,000 in 1999 compared to $950,000 in 1998. The Corporation's decrease in net income was primarily due to an increase in the provision for possible credit losses and an increase in non-interest expense , which was partially offset by the continued increase in net interest income.

1998 Compared to 1997. The Corporation reported net income of $950,000 in 1998 compared to $610,000 in 1997. The improvement from 1997 to 1998 was primarily a factor of growth in the volume of investments, loans and deposits and the corresponding net interest income associated with the increased volumes.





Net Interest Income

1999 Compared to 1998. Net interest income for the period ended December 31, 1999 was $4.9 million compared to $3.8 million for the period ended December
31, 1998, an increase of $1.1 million or 29%. This increase was caused primarily by an increase in average earning assets of $21.8 million between the periods while interest bearing liabilities grew by $15.7 million.
Management believes that average net earning assets will continue to grow in volume consistent with 1999 growth.

The Corporation's interest rate spread increased to 2.44% in 1999 from 2.03% in 1998. The Corporation's net interest margin also increased in 1999 to 3.69% from 3.41% in 1998. The increases in net interest spread and net interest margin were primarily the result of increases in the volume of net earning assets and decreases in the cost of deposits. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from volume growth.

1998 Compared to 1997. Net interest income for the period ended December 31, 1998 was $3.8 million compared to $2.4 million for the period ended
December 31, 1997, an increase of $1.4 million or 58%. This increase was caused primarily by an increase in average earning assets of $45.1 million between the periods while interest bearing liabilities grew by $29.1 million.

The Corporation's interest rate spread decreased to 2.03% in 1998 from 2.54% in 1997. The Corporation's net interest margin also decreased in 1998 to 3.41% from 3.60% in 1997. However, the decreases in net interest spread and net interest margin were offset by increases in the volume of net earning assets. The Corporation's decrease in interest rate spread and net interest margin was a direct result of the repositioning of investment funds and decreases in loan yields due to declining interest rates.


Average Balances, Interest Rates and Yields. Net interest income is affected by the difference ("interest rate spread") between rates of interest earned on interest earning assets and rates of interest paid on interest bearing liabilities and the relative amounts of interest bearing liabilities and interest earning assets. When the total of interest earning assets approximates or exceeds the total of interest bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest earning assets" or "net interest margin," which is net interest income divided by average interest earning assets.





The following table sets forth certain information relating to the Corporation's consolidated average interest earning assets and interest bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans, if any, are included in the net loan category.


                                                     Year Ended December 31, 1999     Year Ended December 31, 1998
                                                   -------------------------------   --------------------------------
                                                   Average                 Average   Average                 Average
(In thousands)                                     Balance     Interest     Rate     Balance     Interest      Rate
                                                   -------     --------    -------   -------     --------    -------
Assets
   Federal funds sold and interest
             bearing deposits with banks          $  3,973      $  213      5.36%   $  9,827     $  527       5.36%
   Investment securities, available for sale        56,573       3,162      5.59%     42,853      2,504       5.84%
   Loans                                            73,327       6,302      8.59%     59,355      5,259       8.86%
                                                  --------      ------      -----    -------     ------       -----
             Sub-total earning assets              133,873       9,677      7.23%    112,035      8,290       7.40%
   Other assets                                      6,525                             5,273
                                                  --------                          --------

             Total assets                         $140,398                          $117,308
                                                  ========                          ========

Liabilities and stockholders' equity
   Interest bearing deposits                       $98,185      $4,687      4.77%   $ 82,702     $4,425       5.35%
   Other interest bearing  liabilities                 753          48      6.37%        505         41       8.12%
                                                  --------      ------      ----    --------     ------       ----
             Sub-total interest bearing
               liabilities                          98,938       4,735      4.79%     83,207      4,466       5.37%
   Non-interest bearing deposits                    13,159                            10,706
   Other liabilities                                   727                               509
   Stockholders' equity                             27,574                            22,886
                                                  --------                          --------
             Total liabilities and
                stockholders' equity              $140,398                          $117,308
                                                  ========                          ========
             Net interest income                                $4,942                           $3,824
                                                                ======                           ======
             Net interest rate spread                                       2.44%                             2.03%
                                                                            ====                              ====
             Net interest margin on
               earning assets                                               3.69%                             3.41%
                                                                            ====                              ====




                                                    Year Ended December 31, 1997
                                                  -------------------------------
                                                  Average                 Average
(In thousands)                                    Balance     Interest     Rate
                                                  -------     --------    -------
Assets
   Federal funds sold and interest
             bearing deposits with banks          $ 3,351       $  188      5.61%
   Investment securities, available for sale       20,031        1,235      6.17%
   Loans                                           43,533        3,981      9.14%
                                                  -------       ------      ----
             Sub-total earning assets              66,915        5,404      8.08%
   Other assets                                     4,361
                                                  -------

             Total assets                         $71,276
                                                  =======

Liabilities and stockholders' equity
   Interest bearing deposits                      $53,559       $2,955      5.52%
   Other interest bearing  liabilities                582           43      7.39%
                                                  -------       ------      ----
             Sub-total interest bearing
               liabilities                         54,141        2,998      5.54%
   Non-interest bearing deposits                    8,374
   Other liabilities                                  322
   Stockholders' equity                             8,439
                                                  -------

             Total liabilities and
                stockholders' equity              $71,276
                                                  =======
             Net interest income                                $2,406
                                                                 ======
             Net interest rate spread                                       2.54%
                                                                            ====
             Net interest margin on
               earning assets                                               3.60%
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


                                                                1999/1998                             1998/1997
                                                        Change in Interest due to:            Change in Interest due to:
                                                     -------------------------------      -------------------------------
                                                     Average     Average        Net       Average      Average      Net
(In thousands)                                       Balance       Rate       Change      Balance       Rate      Change
                                                     -------     -------      ------      -------      -------    ------
Assets
          Federal funds sold and interest
               bearing deposits with banks         $  (314)      $  --        $  (314)     $   347      $  (8)     $   339
          Investment securities, available
               for sale                                767          (109)         658        1,334        (65)       1,269
          Loans                                      1,201          (158)       1,043        1,402       (124)       1,278
                                                   -------       -------      -------      -------      -----      -------
Total earning assets                               $ 1,654       $  (267)     $ 1,387      $ 3,083      $(197)     $ 2,886
                                                   =======       =======      =======      =======      =====      =======

Liabilities
          Interest bearing deposits                $   739       $  (477)     $   262        1,559      $ (89)     $ 1,470
          Other borrowings                              16            (9)           7           (6)         4           (2)
                                                   -------       -------      -------      -------      -----      -------
Total interest bearing liabilities                 $   755       $  (486)     $   269      $ 1,553      $ (85)     $ 1,468
                                                   =======       =======      =======      =======      =====      =======

                Net interest income                                           $ 1,118                              $ 1,418
                                                                              =======                              =======

                Net interest rate spread                                         0.41%                               (0.51%)
                                                                              =======                              =======

                Net interest margin on earning
                    assets                                                       0.28%                               (0.19%)
                                                                              =======                              =======


Provision for Possible Credit Losses

1999 Compared to 1998. The provision for possible credit losses was $772,000 in 1999, compared to $120,000 in 1998. The increase in the provision for possible credit losses was primarily a result of replenishing the provision for possible credit losses for a commercial loan charge-off in the amount of $584,000 and secondarily to provide for loan growth. Management expects that during the year 2000, the provision for possible credit losses will approximate one percent of loan growth. The provision for possible credit losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current and projected economic conditions. Management currently has no knowledge of any performing loan, non-performing loan or impaired loan that may result in a significant charge-off during 2000.

1998 Compared to 1997. The provision for possible credit losses was $120,000 in 1998, compared to $164,000 in 1997. The increase in the provision for possible credit losses was primarily a result of loan growth during 1998. The provision for possible credit losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current and projected economic conditions. Refer to Note D of the Notes to Consolidated Financial Statements for additional information.



Non-interest Income

1999 Compared to 1998. Non-interest income was $558,000 in 1999 compared to $533,000 in 1998, an increase of $25,000 or 5%. The increase in non-interest income was primarily due to gain on sale of mortgage loans. Increases in the gain on sale of mortgage loans were a result of a refinancing boom and the addition of a mortgage loan originator in April of 1999 bringing the total number of mortgage loan originators to three. As the refinancing boom ended in mid 1999 due to an increasing interest rate environment, the mortgage origination staff was able to maintain origination volume by moving from mortgage loan refinancing to new purchase mortgage loans. Management expects in 2000 that mortgage origination will be dominated by new purchase mortgages and that volumes of mortgages originated will continue to grow with an addition of one or more qualified mortgage originators to the staff of the Bank.

Service charges increased from 1998 to 1999 due to an increase in the number of deposit accounts and an increase in non-sufficient funds fees. During 2000, management anticipates an increase in service charges on deposit accounts primarily as a result of opening new accounts.

1998 Compared to 1997. Non-interest income was $533,000 in 1998 compared to $312,000 in 1997, an increase of $221,000 or 71%. The increase in non-interest income was primarily due to the gain on sale of mortgage loans due to a decreasing interest rate environment that led to a mortgage refinancing boom.

Non-interest Expense

1999 Compared to 1998. Non-interest expense was $3.8 million in 1999 compared to $2.9 million in 1998, an increase of $0.9 million or 31%. The largest components of the change in non-interest expense were salaries and employee benefits which amounted to $2.2 million and professional services which amounted to $333,000 in 1999. In 1998, salaries and employee benefits and professional services were $1.7 million and $166,000, respectively. The primary factor for the increase in salaries and employee benefits expense was the expansion of the retail banking and lending departments during 1999 in anticipation of future growth. As of December 31, 1999, the number of full time equivalent employees was 40 as compared to 36 as of December 31, 1998. Management anticipates that salaries and employee benefits will continue to grow as the Corporation increases in asset size. In addition, approximately five full time equivalent employees will be added to the staff during the third quarter of 2000 in anticipation of the opening of a branch office in Canton Township, Michigan during the fourth quarter of 2000.

The increase in professional services was primarily due to three one-time charges. First, the Corporation was accepted for listing on the Nasdaq National Market and incurred a one-time application and entry fee of $49,000. Second, the Bank successfully defended itself against a lawsuit without merit and incurred $50,000 in legal expense. And third, the Corporation spent $30,000 on outside technical support related to Year 2000 issues.

1998 Compared to 1997. Non-interest expense was $2.9 million in 1998 compared to $2.1 million in 1997, an increase of $0.8 million or 38%. The largest components of non-interest expense were salaries and employee benefits which amounted to $1.7 million and occupancy and equipment expense which amounted to $411,000 in 1998. In 1997, salaries and employee benefits and occupancy and equipment expense were $1.2 million and $267,000, respectively. The primary factor for these increases was the opening of the Bank's office in Plymouth Township in August 1997 and the expansion of the operations and lending departments on 1998. As of December 31, 1998, the number of full time equivalent employees was 36 as compared to 26 as of December 31, 1997.


Income Tax Provision

1999 Compared to 1998. The income tax expense was $394,000 in 1999 compared to $346,000 in 1998, an increase of $48,000 or 14%. Although pretax income decreased from 1998 to 1999, the provision for income taxes increased as a result of changes in deferred tax assets and liabilities. Refer to Note J of the Notes to Consolidated Financial Statements for additional information.

1998 Compared to 1997. The income tax expense was $346,000, compared to an income tax benefit was $145,000 in 1997, an increase of $491,000. The increase was primarily due to the exhaustion of net operating loss carry-forwards from inception in 1992 through 1997. Refer to Note J of the Notes to Consolidated Financial Statements for additional information.


Comparison of Financial Condition at December 31, 1999 and December 31, 1998

Assets. Total assets at December 31, 1999 were $152.7 million compared to $126.8 million at December 31, 1998, an increase of $25.9 million or 20%. The increase was primarily due to increases in loans and investment securities available for sale funded by increases in deposits and Federal Home Loan Bank advances.

Investment Securities - Available for Sale. Total investment securities available for sale, at December 31, 1999 were $55.0 million compared to $50.2 million at December 31, 1998, an increase of $4.8 million or 10%. During 1999, the Corporation purchased $43.7 million in securities and $33.8 million of securities were called or matured during the year. In addition, the Corporation sold securities of $3.7 million and recognized losses on such sales in the amount of $12,000. The Bank's portfolio of investment securities
- available for sale have an amortized cost and estimated market value of $56.3 million and $55.0 million, respectively. The securities and their weighted average yield are as follows (in thousands):

                                                          Estimated  Weighted
                                             Amortized      Market    Average
                                 Par Value     Cost         Value      Yield
                                 ---------   ---------    --------   --------
US treasury securities            $ 2,000     $ 2,320     $ 2,244     5.12%
US government agency securities    53,815      53,822      52,655     5.64%
Municipal securities (tax
   equivalent adjusted)               125         125         123     5.30%
                                  -------     -------     -------     ----

          Totals                  $55,940     $56,267     $55,022     5.62%
                                  =======     =======     =======     ====


The entire portfolio matures in one to five years and has an unrealized loss of $1.2 million. The unrealized loss is reflected by an adjustment to stockholders' equity and the recognition of a deferred tax asset and is not expected to impact net interest income as the Corporation intends to hold the majority of these securities until maturity. All securities within the Corporation's U.S. treasury or U.S. government sponsored agency portfolios carry AAA ratings. The Corporation does not hold any securities in the "Held to Maturity" category nor does the Corporation hold or utilize derivatives. Refer to Note B of the Notes to Consolidated Financial Statements for additional information.


Loans. Total loans at December 31, 1999 were $85.4 million compared to $66.0 million at December 31, 1998, an increase of $19.4 million or 29%. The components of the outstanding balances and percentage increase in loans from 1998 to 1999 are as follows (in thousands):

                                       1999            1998
                                 ----------------  --------------- Increase
                                 Balance  Percent  Balance Percent (Decrease)
                                 ------- --------  ------- ------- ----------
Consumer loans                   $10,967   12.84%  $12,434  18.83%  (11.80%)
Commercial, financial, & other    20,563   24.08%   14,843  22.48%   38.54%
Commercial real estate
    construction                   3,656    4.28%    2,619   3.97%   39.60%
Commercial real estate mortgages  23,103   27.06%   12,478  18.90%   85.15%
Residential real estate
  mortgages                       27,101   31.74%   23,649  35.82%   14.60%
                                 -------  ------   ------- ------   ------
                                 $85,390  100.00%  $66,023 100.00%   29.33%
                                 =======  ======   ======= ======   ======



During 1999, the Bank purchased $948,000 in indirect automobile loans from local dealers compared to $3.8 million in 1998. The decrease was a result of substantially lower rates offered by the major captive finance companies as well as a flow of consumers moving toward lease financing. The decrease in new indirect auto leasing coupled with runoff resulted in the decrease in the total consumer loan portfolio. Management expects that the consumer loan portfolio will nominally increase during 2000.

During 1999, all types of commercial loans increased as a result of an addition of a Senior Lender and a solid business development program. Management expects the commercial lending segments to increase as a percentage of the loan portfolio during 2000 via business development programs and the addition of one or two commercial lenders. These types of loans carry a relatively large average balance and produce more cross-selling opportunities and are typically well secured by equipment, receivables or real estate.

Residential real estate mortgages also increased in 1999. This increase was primarily due to the addition of a Mortgage Loan Originator in 1999. In 2000, management anticipates that residential mortgage loans will increase with the addition of one or more mortgage loan originators.

A maturity and repricing schedule of the loan portfolio is listed below (in thousands):

                                       Within   Three to  One to     After
                                       Three     Twelve    Five      Five
                                       Months    Months    Years     Years     Total
                                       ------   -------   ------     -----     -----
Consumer loans                        $ 3,987   $   394   $ 6,455       131   $10,967
Commercial, financial & other          10,774     1,077     8,112       495    20,458
Commercial real estate construction     3,656      --        --        --       3,656
Commercial real estate mortgages          980       748    15,115     6,260    23,103
Residential real estate mortgages         600     4,430    15,536     6,535    27,101
                                      -------   -------   -------   -------   -------

                                      $19,997   $ 6,649   $45,218   $13,421    85,285
                                      =======   =======   =======   =======
Non-accrual loans                                                                 105
                                                                              -------
          Total loans                                                         $85,390
                                                                              =======

Loans at fixed interest rates         $ 1,023   $ 1,655   $30,254   $12,992   $45,924
Loans at variable interest rates       18,974     4,994    14,964       429    39,361
                                      -------   -------   -------   -------   -------

                                      $19,997   $ 6,649   $45,218   $13,421    85,285
                                      =======   =======   =======   =======
Non-accrual loans                                                                 105
                                                                              -------
          Total loans                                                         $85,390
                                                                              =======


Variable rate loans comprise 46% of the loan portfolio. The interest rate of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.





The aggregate balances on non-performing loans and the reduction in interest income associated with these loans at December 31, are as follows (in thousands):


                                                 1999      1998       1997
                                                 ----      ----       ----
Troubled debt restructuring                     $ --      $ --      $   --
Over 90 days past due                             190         2           25
Non-accrual loans                                 105       410           11
                                                -----     -----     --------

Total non-performing assets                     $ 295     $ 412     $     36
                                                =====     =====     ========

As a percentage of total loans                   0.35%     0.62%        0.02%
                                                =====     =====     ========

Income in accordance with original loan terms   $  22     $  20     $      2
Income recognized                                 (13)     --           --

The Bank automatically places any loan that has been partially charged-off or any loan to borrowers in bankruptcy proceedings on non-accrual. The Bank on a discretionary basis places loans on non-accrual when a borrower is in bankruptcy where adequate security cannot be demonstrated and the borrower ceases paying interest. All other loans are typically placed on non-accrual after the borrower is ninety days or more past due unless collection is expected within 60 days.


Allowance for Possible Credit Losses. The allowance for possible credit losses at December 31, 1999 was $781,000 compared to $627,000 at December 31, 1998, an increase of $154,000 or 25%. Transactions in the allowance for possible credit losses for the years ended December 31, are as follows (in thousands):


                                                 1999      1998       1997
                                                 ----      ----       ----
Balance, beginning of year                      $ 627     $ 522     $    366
Charge-offs:
     Consumer loans                               (55)      (15)          (8)
     Commercial loans                            (584)     --           --

Recoveries:
     Consumer loans                                21      --           --
                                               ------    ------     --------

Net charge-offs                                  (618)      (15)          (8)

Additions charged to operations                   772       120          164
                                               ------    ------     --------

Balance at end of period                        $ 781     $ 627     $    522
                                               ======    ======     ========

Allowance to total loans                         0.91%     0.95%        1.01%
                                               ======    ======     ========

Allowance to non-performing assets             264.75%   152.18%    1,450.00%
                                               ======    ======     ========

Net charge-offs to average loans                 0.84%     0.03%        0.02%
                                               ======    ======     ========


Charge-offs increase from 1998 to 1999 primarily due to a $584,000 charge-off of one commercial loan relationship which unexpectedly declared bankruptcy and closed its doors for business.



The increase in the allowance for possible credit losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current and projected economic conditions. Management expects that the allowance for possible credit losses to total loan ratio will approximate one percent during 2000.

The allocation of the allowance for possible credit losses as of December 31, are as follows (in thousands):

                                                 1999                      1998                 1997
                                          ---------------------  ---------------------   ----------------------
                                                    Percent of             Percent of               Percent of
                                                  loans in each          loans in each            loans in each
                                                   category to            category to              category to
                                          Amount   total loans   Amount   total loans    Amount    total loans
                                          ------  -------------  ------  -------------   ------   -------------
  Consumer loans                           $16       12.73%        $20       18.83%       $15         24.37%
  Commercial, financial & other            239       23.86%        266       22.48%         7         20.46%
  Commercial real estate construction        3        4.24%          2        3.39%         1          3.35%
  Commercial real estate mortgages          16       26.81%          9       18.90%         7         18.79%
  Residential real estate mortgages         45       32.36%        101       36.40%        12         33.03%
  Unallocated                              462         N/A         229         N/A        480           N/A
                                          ----      ------        ----      ------       ----        ------
                                          $781      100.00%       $627      100.00%      $522        100.00%
                                          ====      ======        ====      ======       =====       ======

Premises and Equipment. Bank premises and equipment were $2.4 million at December 31, 1999 and December 31, 1998. The Corporation intends to open a new branch office in Canton Township, Michigan in the fourth quarter of 2000. Expenditures for the project in 1999 were $126,000. The estimated total expenditures for the project are $1.7 million, including land, building construction, furniture and equipment.

Accrued Interest Receivable. Accrued interest receivable at December 31, 1999 was $1.4 million compared to $0.9 million at December 31, 1998, an increase of $0.5 million or 56%. The increase was due to increased loan volume and the increased volume of investment securities, available for sale, for which interest is receivable semi-annually.

Other Assets. Other assets at December 31, 1999 were $736,000 compared to $372,000 at December 31, 1998, an increase of $364,000 or 98%. The increase was due to an increase in the Bank's recognition of a deferred tax asset related to the unrealized loss on the investment securities, available for sale portfolio.





Deposits. Total deposits at December 31, 1999 were $118.9 million compared to $97.6 million at December 31, 1998, an increase of $21.3 million or 22%. The components of the outstanding balances and percentage increase in deposits from 1998 to 1999 are as follows (in thousands):

                                    1999                1998
                             -----------------   -----------------  Increase/
                              Balance  Percent   Balance   Percent  Decrease)
                              -------  -------   -------   -------  --------
Non-interest bearing:
    Demand                   $ 14,859    12.50%  $11,142    11.41%   33.36%
                             --------   ------   -------   ------    -----

Interest bearing:
    Checking                 $  5,391     4.53%  $ 3,630     3.72%   48.51%
    Money market               13,013    10.95%   11,215    11.49%   16.03%
    Savings                     3,109     2.62%    2,079     2.13%   49.54%
    Time, under $100,000       40,984    34.48%   42,790    43.84%   (4.22)%
    Time, $100,000 and over    41,519    34.93%   26,754    27.41%   55.19%
                             --------   ------   -------   ------    -----
                             $104,016   100.00%  $86,468   100.00%   20.29%
                             ========   ======   =======   ======    =====


The increase in deposits was primarily due to growth in time deposits. During 1999, the Bank completed one major marketing campaign, an annual birthday celebration in March, offering a premium rate of interest on time deposits. This campaign raised in excess of $7.3 million in new deposits in a period of approximately one week. In addition to the birthday campaign, the Bank aggressively sought out public funds, in the form of time deposits, $100,000 and over, in the local communities that the Bank serves. Public funds at December 31, 1999 were $8.2 million compared to $2.7 million at December 31, 1998. Additional growth in all types of deposits was achieved via a strong business development program which includes normal marketing, telemarketing, referral and visitation programs. At December 31, 1999, within the large concentration of time deposits, $100,000 or more, the Bank considers 97% of these deposits to be core deposits, based upon the length of the relationship with customers and other deposit or lending relationships maintained at the Bank.

The Corporation has historically relied heavily on time deposits as a percentage of total deposits to fund the growth of the Corporation. These deposits are sensitive to changes in the interest rate environment. During 2000, transaction based deposit products are expected to increase and time deposits are expected to decrease as a percentage of total deposits.

Final maturities of total time deposits are as follows (in thousands):


                                              $100,000   Less than
                                              And over    $100,000    Total
                                              --------   ---------    -----
Due in three months or less                   $10,191     $ 7,259    $17,450
Due in over three months through six months    12,047      14,198     26,245
Due in over six months through one year        17,180      11,780     28,960
Due in one year through five years              2,101       7,747      9,848
                                              -------     -------    -------
          Totals                              $41,519     $40,984    $82,503
                                              =======     =======    =======





The following is a summary of the distribution and weighted average interest rate of deposits at December 31 (in thousands):


                                            1999                  1998
                                      ------------------  -------------------
                                                Weighted             Weighted
                                                Average              Average
                                      Amount     Rate      Amount     Rate
                                      ------    --------  -------   ---------
Non-interest bearing:
           Demand                    $ 14,859     --      $11,142       --
                                     ========             =======


Interest bearing:
            Checking                  $ 5,391    2.96%    $ 3,630      2.96%
            Money market               13,013    3.39%     11,215      3.39%
            Savings                     3,109    2.50%      2,079      2.50%
            Time, under $100,000       40,984    5.16%     42,790      5.51%
            Time, $100,000 and over    41,519    5.44%     26,754      5.45%
                                     --------             -------
                                     $104,016             $86,468
                                     ========             =======

During the first half of 1999, the Corporation was able to reprice the majority of its time deposits at lower rates than 1998 due to a decreasing rate environment that started late in 1998 and ended in the middle of 1999. During 2000, management believes that time deposits will become more costly as the interest rate environment increases.


Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 1999 amounted to $2.0 million as compared to $0.0 at December 31, 1998. These funds were utilized to fund commercial lending activity and provide additional liquidity. Management expects to secure additional advances in 2000. In 1999, the Bank joined the Federal Home Loan Bank of Indianapolis. Membership in the Federal Home Loan Bank provides the Bank with a stable source of additional funding at a reasonable cost. Federal Home Loan Bank advances are collateralized with investment securities - available for sale. The Bank can secure additional advances in the amount of $5.3 million with the securities that are currently pledged to the Federal Home Loan Bank.

Accrued Interest Payable. Accrued interest payable at December 31, 1999 was $469,000 compared to $338,000 at December 31, 1998. The increase was due to the increase in the volume of time deposits during 1999.





Capital

Stockholders' equity at December 31, 1999 was $27.3 million compared to $27.7 million as of December 31, 1998, a decrease of $0.4 million or 1%. Capital decreased during 1999 primarily due to the after-tax effects of unrealized losses on available for sale investment securities in an increasing interest rate environment. Management anticipates that interest rates will continue to modestly increase during 2000 and plans to hold the majority of the available for sale investment securities until maturity at which time no loss will be recognized.

At December 31, 1999 the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note M - Regulatory Matters. Based on the Corporation's December 31, 1999 capital to asset ratio of 17.85 percent, management has the capacity to grow the assets of the Corporation to approximately $340,000,000 before the necessity to raise additional capital, while maintaining a minimum 8.00% capital to assets ratio.

In November of 1999, the Corporation announced that it would repurchase up to 125,000 shares of its outstanding common stock at a price range of $5.00 to $13.00 per share, which represents approximately five percent of the outstanding common stock. Through December 31, 1999, the Corporation was able to repurchase 30,555 shares within Securities and Exchange Commission compliance guidelines. Considering that the Corporation's stock closed at $6.00 per share on December 31, 1999, representing a 54 percent market to book ratio, management believes that its stock is highly undervalued. Given such bargain market prices, the Corporation will continue to repurchase shares during 2000.


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

The Corporation has sought to manage its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of the Corporation's interest earning assets and interest bearing liabilities. The matching of the assets and liabilities may be analyzed by examining the extent to which the assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on net interest income.

An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Corporation's assets mature or reprice more quickly or to a greater extent that its liabilities, the Corporation's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Corporation's assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

In 1999, the Bank sold investment securities - available for sale and secured a Federal Home Loan Bank advance to fund increases in the level of loan activity. Management expects loan volume to continue to increase in 2000 and expects to fund that growth with deposit growth and additional Federal Home Loan Bank advances.





Interest Rate Sensitivity Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity "gap" is the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceed the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, and thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. Additionally, the gap analysis does not consider the many factors as banking interest rates move. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. During periods of rising interest rates, the Corporation's assets tend to have prepayments that are slower than those in an interest rate sensitivity gap and would increase the negative gap position. Conversely, during a period of falling interest rates, the Corporation's assets would tend to prepay faster than originally expected thus decreasing the negative gap position. In addition, some of the Corporation's assets, such as adjustable rate mortgages, have caps on the amount by which their interest rates can change in any single period, and therefore may not reprice as quickly as liabilities in the same maturity category.

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 1999 which are expected to mature or reprice in each of the time periods shown below. For the purposes of this table, the maturity or repricing periods of other interest bearing deposits are based upon industry experience in decay rates as determined by the Company's regulators. These rates are not the contractual repricing periods, which are shorter than what is shown, as management has broad discretion in repricing these deposits.

                   RATE SENSITIVITY ANALYSIS / GAP ANALYSIS

                                                          Interest Rate Sensitivity Period
                                                  -------------------------------------------------
(In thousands)                                    1-90     91-365       1-5        Over
                                                  Days      Days        Years     5 Years     Total
                                                  ----     ------       -----     -------     -----
Earning assets
          Federal funds sold                   $  4,963   $   --      $   --     $   --     $  4,963
          Mortgage loans held for sale              783       --          --         --          783
          Securities available for sale            --         --        55,022       --       55,022
          Federal Home Loan Bank stock              381       --          --         --          381
          Total loans                            20,102      6,649      45,218     13,421     85,390
                                               --------   --------    --------   --------   --------
Total earning assets                             26,229      6,649     100,240     13,421    146,539

Interest bearing liabilities
          Time deposits                          17,450     55,204       9,849       --       82,503
          Other interest bearing deposits         2,376      7,131      12,006       --       21,513
          Federal funds purchased                 3,000       --          --         --        3,000
          Federal Home Loan Bank advances         2,000       --          --         --        2,000
          Mortgage payable                            6         20         154        313        493
                                               --------   --------    --------   --------   --------
Total interest bearing liabilities               24,832     62,355      22,009        313    109,509

Net asset (liability) funding gap                 1,397    (55,706)     78,231     13,108     37,030
                                               --------    --------   --------   --------    ========

Cumulative net asset (liability) funding gap   $  1,397   $(54,309)   $ 23,922   $ 37,030
                                               ========   ========    ========   ========

Impact of Inflation and Changing Prices

The Consolidated Financial Statements presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Corporation's operations. Unlike most industrial companies, virtually all the assets and liabilities of the Corporation are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.


Year 2000 Issue

During 1999, the Corporation completed its comprehensive Year 2000 (Y2K) plan in preparing for the Year 2000 date change. The plan involved identifying and providing a remedy for date recognition problems that might pertain to any facets of the Corporation's business. These included problems in computer hardware and software, physical plant and other equipment, working with third parties to address their Year 2000 issues, assessing major loan and deposit customers for potential risk and developing contingency plans to address potential risks in the event of Year 2000 failures. To date, the Corporation has experienced no disruption in service of any type in the transition to 2000.

During 1999 and 1998, $110,000 and $65,000, respectively, were charged to expense for depreciation, employee wages and professional services to test, remediate and upgrade computer workstations, software and networks.

Although considered unlikely, unanticipated problems in the Corporation's core business process, including problems associated with non-compliant third parties and disruptions to the economy in general, could still occur despite efforts to date to remedy affected systems and develop contingency plans. All business processes will continue to be monitored, including interaction with the Corporation's customers, vendors and other third parties, throughout 2000 to address any issues and ensure all processes continue to function properly.






                            DEARBORN BANCORP, INC.

                            DIRECTORS AND OFFICERS





DIRECTORS

WILBER M. BRUCKER, JR.                 MICHAEL J. ROSS
Retired, Attorney                      President and Chief Executive Officer
                                       Community Bank of Dearborn
MARGARET I. CAMPBELL
Retired, Consultant                    DR. ROBERT C. SCHWYN
                                       Physician
JOHN E. DEMMER
Chairman of the Board and              RONNIE J. STORY
   Chief Executive Officer             President and Chief
Jack Demmer Ford, Inc. and               Executive Officer
Jack Demmer Leasing                    Story Development Corp. and
                                         Story Brothers Grading & Excavating
MICHAEL V. DORIAN, JR.
Vice President                         OFFICERS
Mike Dorian Ford
                                       JOHN E. DEMMER
DAVID HIMICK                           Chairman of the Board and
Financial Consultant                        Chief Executive Officer

DONALD G. KARCHER                      RICHARD NORDSTROM
Chairman of the Board                  Vice Chairman
Karcher Agency, Inc.
                                       MICHAEL J. ROSS
BRADLEY F. KELLER                      President
President
Braden Associates, Inc. and            JEFFREY L. KARAFA
MultiGard Properties, Ltd.             Vice President, Treasurer
                                         and Secretary
JEFFREY G. LONGSTRETH
President                              DONALD G. KARCHER
Prudential Christie Real Estate        Vice President

RICHARD NORDSTROM
Retired, Architect





                          COMMUNITY BANK OF DEARBORN

                                   OFFICERS




JOHN E. DEMMER                             GARY AMES JR.
Chairman of the Board                      Controller

MICHAEL J. ROSS                            DANIEL A. BZURA
President                                  Branch Officer, Dearborn Heights
Chief Executive Officer
                                           CYNTHIA M. IMMONEN
TIMOTHY J. CUTTLE                          Loan Operations Officer
Executive Vice President
Loan Administration                        DENIS T. NISSLE
                                           Private Banking Officer, Plymouth
WARREN R. MUSSON
Vice President                             CYNTHIA A. PIZZO
Senior Loan Officer                        Branch Officer, Dearborn

BRIAN A. MAMO                              STEVEN P. SLADE
Vice President                             Consumer Banking Officer
Commercial Loan Officer
                                           DENISE STAFFELD
JEFFREY L. KARAFA                          Senior Mortgage Loan Officer
Vice President
CFO,  Cashier & Secretary                  SUSAN M. VETTRAINO
                                           Retail Operations Officer
H. KRISTENE RAUTIO
Vice President                             CHARLES P. WASCZENSKI
Branch Administration                      Branch Officer, Plymouth

JEFFREY J. WOLBER                          PAMELA G. WILKS
Vice President                             Data Operations Officer
Sales & Product Manager









                               BRANCH LOCATIONS




Main Office                                     Hours:  9:30 AM - 4:30 PM  Monday through Thursday
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
Daniel A. Bzura, Branch Officer



Five Mile and Sheldon Road                      Hours:  9:00 AM - 4:30 PM  Monday through Thursday
44623 Five Mile                                         9:00 AM - 6:00 PM  Friday
Plymouth, Michigan  48170                               9:30 AM - 1:00 PM  Saturday, Walk-Up Window
Phone:     (734)  454-1000
Fax:       (734)  454-0123
Charles P. Wasczenski, Branch Officer





                            DEARBORN BANCORP, INC.
                            22290 Michigan Avenue
                                 PO Box 2247
                        Dearborn, Michigan 48123-2247

                            Phone: (313) 274-1000