Form 10-K405, Exhibit 13
period 2000-12-31
DEARBORN BANCORP INC /MI/
filed 2001-03-26
CIK 895541

                                                                      EXHIBIT 13


                             DEARBORN BANCORP, INC.


                               AND ITS SUBSIDIARY


                           COMMUNITY BANK OF DEARBORN





                                      2000
                                  ANNUAL REPORT

                             DEARBORN BANCORP, INC.

                               AND ITS SUBSIDIARY

                           COMMUNITY BANK OF DEARBORN

CONTENTS
        Corporate Information.............................................................   3

        Stock Information.................................................................   4

        Summary of Selected Financial Data................................................   5

        Chairman's and President's Letter to Stockholders.................................   6

        Report of Independent Auditors....................................................   8

        Consolidated Balance Sheets.......................................................   9

        Consolidated Statements of Income.................................................  10

        Consolidated Statements of Changes in Stockholders' Equity........................  11

        Consolidated Statements of Cash Flows.............................................  13

        Notes to Consolidated Financial Statements........................................  14

        Management's Discussion and Analysis..............................................  34

        Dearborn Bancorp, Inc. Directors and Officers.....................................  49

        Community Bank of Dearborn Officers...............................................  50

DESCRIPTION OF BUSINESS

DEARBORN BANCORP, INC.

Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Community Bank of Dearborn (the "Bank").

COMMUNITY BANK OF DEARBORN

The Bank was incorporated on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. On December 20, 1995, a second office located on West Warren Avenue in Dearborn Heights was opened. On August 11, 1997, a third office located on Five Mile Road at Sheldon Road in Plymouth Township was opened. In April 2001, a fourth office located on Canton Center Road, south of Ford Road in Canton Township, Michigan will open. The Bank offers a wide range of financial products and services. These include checking accounts, savings accounts, money market accounts, certificates of deposit, business checking, direct deposit, ATM services, loan services (commercial, consumer, real estate mortgages), travelers' checks, cashiers' checks, wire transfers, safe deposit boxes, collection services, and night depository service. The Bank does not have a trust department.

FORM 10-K AVAILABLE

For a free copy of the Corporation's Form 10-K filed with the U.S. Securities and Exchange Commission, please direct your request by mail to Mr. Jeffrey Karafa, Vice President, Dearborn Bancorp, Inc., 22290 Michigan Avenue, Dearborn, Michigan 48124 or by E-mail to jeffkarafa@commbankdearborn.com.


ANNUAL MEETING

The Annual Meeting of Stockholders will be held on May 15, 2001, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.







INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Crowe Chizek & Company LLP
300 Riverfront Plaza Building
55 Campau Avenue, N.W.
Grand Rapids, Michigan  49503

DEARBORN BANCORP, INC. COMMON STOCK

Dearborn Bancorp, Inc. common stock is listed on the Nasdaq Stock Market and is traded under the symbol "DEAR".

STOCK TRANSFER AGENT AND REGISTRAR

Stockholders requiring a change of name, address or ownership of stock, as well as information about shareholder records or lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact:

Fifth Third Bank
Corporate Trust Services
38 Fountain Square Plaza
Mail Drop #10AT66
Cincinnati, Ohio 45263
(800) 837-2755 or (513) 579-5320

INVESTOR RELATIONS

Additional information about the Corporation may be obtained by writing or calling: Jeffrey L. Karafa, Vice President, 22290 Michigan Avenue, Dearborn, Michigan 48124; (313) 274-1000 ext. 312; or by E-mail at
jeffkarafa@commbankdearborn.com.

PRINCIPAL MARKET MAKERS

AnPac Securities Group, Inc.
1545 Peachtree St.NE, Suite 310
Atlanta, GA 30309
(800) 897-0384

First of Michigan Corporation
300 River Place
Detroit, MI  48207
(313) 259-2600

Herzog, Heine, Geduld, Inc.
525 Washington Boulevard
Jersey City, NJ  07310
(800) 221-3600

Raymond James & Associates,  Inc.
880 Carillon Parkway
St. Petersburg, FL  33716
(727) 573-3800

Spear, Leeds and Kellogg
120 Broadway, 6th Floor
New York, NY 10271
(212) 433-7000


                               [DEAR NASDAQ LOGO]






                    QUARTERLY COMMON STOCK PRICE INFORMATION

                                                  --------------------------------------------
                                                        High            Low          Close
                                                  --------------------------------------------
2000
--------------------------------------------
First quarter                                                $7.50        $5.88         $6.69
Second quarter                                                8.00         6.44          6.75
Third quarter                                                 8.38         6.38          7.88
Fourth quarter                                                9.00         8.20          8.69

1999
--------------------------------------------
First quarter                                               $12.25        $8.88         $9.00
Second quarter                                               10.13         8.38          9.25
Third quarter                                                 9.88         7.00          8.25
Fourth quarter                                                8.25         4.25          6.00

                       SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2000 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 2000 and 1999, and the Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998 are included elsewhere in this Annual Report.

                                          --------------------------------------------------
(In thousands, except share and per
share data)                                 2000      1999      1998      1997      1996
                                          --------------------------------------------------
OPERATIONS
Interest income                             $12,789    $9,677    $8,290    $5,404    $3,314
Interest expense                              6,733     4,735     4,466     2,998     1,706
                                          --------------------------------------------------
Net interest income                           6,056     4,942     3,824     2,406     1,608
Provision for loan losses                       510       772       120       164       164
                                          --------------------------------------------------
Net interest income after provision for
     loan losses                              5,546     4,170     3,704     2,242     1,444
Total non-interest income                       542       558       533       312       284
Total non-interest expense                    4,259     3,804     2,941     2,089     1,701
                                          --------------------------------------------------
Income  before federal income tax
     expense (benefit)                        1,829       924     1,296       465        27
Income tax expense (benefit)                    618       394       346     (145)       ---
                                          --------------------------------------------------
Net income                                   $1,211      $530      $950      $610       $27
                                          ==================================================

FINANCIAL CONDITION
Total assets                               $193,878  $152,698  $126,755   $86,653   $56,599
Investment securities, available for sale    51,916    55,022    50,211    29,780    10,493
Federal Home Loan Bank stock                    450       381       ---       ---       ---
Loans                                       128,104    85,390    66,023    52,139    36,263
Deposits                                    164,121   118,875    97,610    75,397    47,463
Other borrowings                                467     5,493       517     2,037       554
Stockholders' equity                         27,763    27,260    27,731     8,752     8,190

PER SHARE INFORMATION (1)
Net income per common share - basic and
diluted                                       $0.51     $0.21     $0.45     $0.57     $0.04
Book value per common share                   12.24     11.16     11.21      8.21      7.68
Average shares outstanding  - basic       2,380,276 2,472,352 2,099,239 1,065,767   756,982
Average shares outstanding - diluted      2,383,042 2,472,352 2,112,866 1,076,922   756,982
Shares outstanding at end of period       2,268,244 2,442,740 2,473,295 1,065,767 1,065,767

OTHER DATA
Return on average assets                      0.72%     0.38%     0.81%     0.86%     0.06%
Return on average equity                      4.41%     1.92%     4.15%     7.23%     0.50%
Net interest margin                           3.74%     3.69%     3.41%     3.60%     3.98%
Net interest spread                           2.41%     2.44%     2.03%     2.54%     2.92%
Allowance for loan losses to total loans      0.98%     0.91%     0.95%     1.01%     1.01%
Nonperforming assets to total assets          0.62%     0.19%     0.33%     0.02%     0.02%
Stockholders' equity to total assets         14.32%    17.85%    21.88%    10.10%    14.47%
Total interest expense to gross interest
income                                       52.65%    48.93%    53.87%    55.48%    51.48%
Number of offices                                 3         3         3         3         2


 (1) All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

To Our Shareholders:

        Compounding improvements in our profitability and steady growth have been our principal goals since Community Bank of Dearborn first opened its doors for business seven years ago. We are quite pleased, therefore, to report that we achieved both of those goals once again in 2000.

        Net income for the year ended December 31, 2000, was $1,211,000 or $.51 per diluted common share. One year ago, net income was $530,000 or $.21 per diluted common share. Our earnings in 2000 were 128.5 percent more than we reported for 1999 when we recognized a large loan loss. Perhaps more significantly, it should be noted that net income for 2000 established a new record for the Corporation.

        We also established new records for total assets, total deposits and total loans at the end of 2000. Total assets were $193,878,000, 27.0 percent more than they were 12 months earlier when total assets stood at $152,698,000. Total deposits at year-end were $164,121,000, 38.1 percent more than they had been at the end of 1999 when the total was $118,875,000. Total loans increased
50.0 percent during the year to $128,104,000. They had been $85,390,000 at December 31, 1999. Our return on average total assets was .72 percent for 2000. While this rate of return would not be particularly noteworthy for a long-established institution, it is very good for one that is only seven years old and is still growing and expanding so rapidly.

        One key indicator of the quality of our growth is the fact that net loan charge-offs in 2000 were only $39,000. We added $510,000 to the Allowance for Loan Losses, bringing it to $1,252,000 at year-end. At December 31, 2000, the allowance was .98 percent of total loans and 103.99 percent of non-performing loans. In view of the fact that real estate mortgage loans make up such a significant portion of the loan portfolio, we consider the Allowance for Loan Loss to be adequate for our needs.

        In short, 2000 was a splendid year for Dearborn Bancorp, Inc., and helped us make additional preparations for comparable progress in the years ahead. As we have pointed out before, our growth in all categories is approaching the limits dictated by prudent banking practice. Consequently, even though our growth in future years might be greater in absolute terms than it has been in the past, the rate of growth will inevitably slow.

        Sustaining rapid growth will require us to continue investing heavily in additional staff and expansion of our facilities for as far as we can see into the future. We expect, however, that these necessary overhead increases will moderate and allow us to gradually improve our return on average assets until we reach the 1.0 percent "standard of excellence." In other words, we are still far from a "mature" institution, but we are making good progress toward that state of affairs.

        Our new banking office in Canton Township is nearing completion and will be open for business in April of 2001. We have high hopes for this new office which is located in one of the fastest growing communities in the Detroit metropolitan area.

        In an expansion of a somewhat different sort, we recently installed Automatic Teller Machines at our Dearborn and Plymouth offices. While we acquired these machines primarily for our own customers who may use them without a fee, we do impose a surcharge on non-customer users. Because both machines are strategically located, non-customer usage has exceeded our expectations and we are realizing a meaningful augmentation of non-interest income.

        In another effort to improve customer service, we will introduce a new telephone banking system during the Second Quarter of 2001. Speed and convenience are critical requirements of many customers and we intend to satisfy them if we possibly can. We have demonstrated that we can attract large numbers of new customers, but it is equally important to provide a level of service which will allow us to keep them and that is what we intend to do.

        Finally, the Stock Repurchase Program approved by the board of directors in 1999 was completed in October, 2000. Under this program, we repurchased 125,000 shares at an average cost of $6.99. Upon completion of the first program, the board approved a second program that will allow us to repurchase an additional 125,000 shares. At this time, we have purchased more than 85,000 shares under the second program at an average price of $8.50.

        Now, we turn our efforts to sustaining the progress we have been making over the past seven years. With the uncertainties in the economy that have manifested themselves in recent months, our task in 2001 might be difficult. Nevertheless, we are cautiously optimistic that we will be able to manage the change ahead of us to our advantage and be in a position to send you another favorable report on our operations at this time next year.

        Needless to say, we hope that you will be able to attend the Dearborn Bancorp, Inc., annual meeting. It will be held at Park Place in Dearborn on Tuesday May 15, 2001 at 4:00 p.m. We look forward to seeing you and to an opportunity to hear your comments, questions and suggestions.



                                   Sincerely,


         John E. Demmer                                    Michael J. Ross
     Chairman of the Board                                    President

                              REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan


We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Dearborn Bancorp, Inc. and subsidiary for the year ended December 31, 1998, were audited by other auditors whose report dated February 17, 1999 expressed an unqualified opinion on those statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





                                             Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 8, 2001, except for
Note Q as to which the date is
February 21, 2001

                          DEARBORN BANCORP, INC. AND SUBSIDIARY

                               CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)                                         December 31,
                                                                      ----------------------
                                                                         2000        1999
                                                                      -----------  ---------
ASSETS
Cash and cash equivalents
          Cash and due from banks                                         $2,300     $2,446
          Federal funds sold                                               6,334      4,963
                                                                      -----------  ---------
                    Total cash and cash equivalents                        8,634      7,409

Mortgage loans held for sale                                               1,085        783
Investment securities, available for sale                                 51,916     55,022
Federal Home Loan Bank stock                                                 450        381
Loans
          Loans                                                          128,104     85,390
          Allowance for loan losses                                      (1,252)      (781)
                                                                      ===========  =========
                    Net loans                                            126,852     84,609

Premises and equipment, net                                                3,159      2,388
Accrued interest receivable                                                1,534      1,370
Other assets                                                                 248        736
                                                                      -----------  ---------

          Total assets                                                  $193,878   $152,698
                                                                      ===========  =========

LIABILITIES
Deposits
          Non-interest bearing deposits                                  $19,153    $14,859
          Interest bearing deposits                                      144,968    104,016
                                                                      ===========  =========
                    Total deposits                                       164,121    118,875

Other liabilities
          Federal funds purchased                                            ---      3,000
          Federal Home Loan Bank advances                                    ---      2,000
          Mortgage payable                                                   467        493
          Accrued interest payable                                           826        469
          Other liabilities                                                  701        601
                                                                      -----------  ---------
                    Total liabilities                                    166,115    125,438
                                                                      ===========  =========

STOCKHOLDERS' EQUITY
          Common stock - 5,000,000 shares authorized,
                   2,268,244 and 2,442,740 shares outstanding
                   in 2000 and 1999, respectively                         27,451     28,822
          Retained earnings (deficit)                                        471      (740)
          Accumulated other comprehensive loss                             (159)      (822)
                                                                      -----------  ---------
                    Total stockholders' equity                            27,763     27,260
                                                                      -----------  ---------

                    Total liabilities and stockholders' equity          $193,878   $152,698
                                                                      ===========  =========


The accompanying notes are an integral part of these consolidated financial statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)                Years Ended December 31,
                                                        ----------------------------------------
                                                            2000           1999         1998
                                                        -------------   -----------   ----------
Interest income
          Interest and fees on loans                          $9,436        $6,302       $5,259
          Interest on investment securities, available
            for sale                                           3,135         3,162        2,504
          Interest on federal funds and deposits with
            banks                                                218           213          527
                                                        -------------   -----------   ----------
                    Total interest income                     12,789         9,677        8,290

Interest expense
          Interest on deposits                                 6,495         4,687        4,425
          Interest on other liabilities                          238            48           41
                                                        -------------   -----------   ----------
                    Total interest expense                     6,733         4,735        4,466

                    Net interest income                        6,056         4,942        3,824
Provision for loan losses                                        510           772          120
                                                        -------------   -----------   ----------

Net interest income after provision for loan losses            5,546         4,170        3,704
                                                        -------------   -----------   ----------

Non-interest income
          Service charges on deposit accounts                    214           197          141
          Fees for other services to customers                    31            26           23
          Gain on the sale of loans                              342           340          286
          Gain (loss) on the sale of investment
            securitie                                            (47)          (12)           71
          Other income                                             2             7           12
                                                        -------------   -----------   ----------
                    Total non-interest income                    542           558          533

Non-interest expenses
          Salaries and employee benefits                       2,662         2,226        1,700
          Occupancy and equipment expense                        494           446          411
          Advertising and marketing                              128           101           85
          Stationery and supplies                                146           164          120
          Professional services                                  215           333          159
          Data processing                                        170           158          123
          FDIC insurance premiums                                 25            12           10
          Other operating expenses                               419           364          333
                                                        -------------   -----------   ----------
                    Total non-interest expenses                4,259         3,804        2,941
                                                        -------------   -----------   ----------

Income before federal income tax provision                     1,829           924        1,296
Income tax provision                                             618           394          346
                                                        -------------   -----------   ----------

Net income                                                    $1,211          $530         $950
                                                        =============   ===========   ==========

Per share data:
Net income - basic and diluted                                 $0.51         $0.21        $0.45

Weighted average number of shares outstanding - basic      2,380,276     2,472,352    2,099,239
Weighted average number of shares outstanding - diluted    2,383,042     2,472,352    2,112,866

The accompanying notes are an integral part of these consolidated financial statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2000, 1999 and 1998


                                                                   Accumulated
                                                                      Other          Total
                                          Common      Retained     Comprehensive   Stockholders'
(In thousands, except  share data)        Stock        Deficit       Income          Equity
                                          -------     ----------   ------------    -----------
Balance, January 1, 1998                  $10,506      ($1,689)          ($65)         $8,752

  Initial public offering of 1,407,527
          shares of common stock (net
          of offering costs of $1,342)     17,978          ---            ---          17,978

  2% stock dividend declared December 15,
          payable January 15, 1999            531         (531)           ---             ---

  Net income                                  ---          950            ---             950

  Other comprehensive income
    Changes in net unrealized loss on
          securities held for sale            ---          ---            148            148
    Reclassification adjustment for (gains)
          included in net income              ---          ---            (71)           (71)
                                                                  ------------    -----------
    Net change in net unrealized loss on
          securities available for sale       ---          ---             77             77

    Tax effects                               ---          ---            (26)           (26)
                                                                  ------------    -----------

    Other comprehensive income                ---          ---             51             51
                                                                                  -----------

  Comprehensive income                        ---          ---            ---          1,001
                                          -------     --------   ------------    -----------

Balance, December 31, 1998                 29,015      (1,270)           (14)         27,731

  Repurchase of 30,555 shares of common
        stock                               (193)          ---            ---          (193)

  Net income                                  ---          530            ---            530

  Other comprehensive loss
    Changes in net unrealized loss on
       securities available for sale          ---          ---        (1,236)        (1,236)
    Reclassification adjustment for
       losses included in net income          ---          ---             12            12
                                                                 ------------    -----------
    Net change in net unrealized loss on
       securities available for sale          ---          ---        (1,224)         (1,224)

    Tax effects                               ---          ---            416            416
                                                                   ------------    -----------

    Other comprehensive loss                  ---          ---          (808)           (808)
                                                                                   -----------

 Comprehensive loss                                                                     (278)
                                          -------     ----------   ------------    -----------

Balance, December 31, 1999                $28,822        ($740)         ($822)        $27,260
                                          =======     ==========   ============    ===========

                     DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2000, 1999 and 1998

                                                                   Accumulated
                                                                      Other          Total
                                          Common      Retained     Comprehensive   Stockholders'
(In thousands, except share data)         Stock       Earnings       Income          Equity
                                          -------     ----------   ------------    -----------
Balance,  January 1,  2000               $ 28,822        ($740)        ($822)         $27,260

  Repurchase of 180,496 shares of common  (1,412)           ---           ---         (1,412)
    stock
  Issuance of 6,000 shares upon
    the exercise of stock options              41                                          41

  Net income                                  ---         1,211           ---           1,211

  Other comprehensive income
    Changes in net unrealized loss on
      securities available for sale           ---           ---           958             958
    Reclassification adjustment for
      losses included in net income           ---           ---            47              47
                                                                  -----------     -----------
    Net change in net unrealized loss on
      securities available for sale           ---           ---         1,005           1,005

    Tax effects                               ---           ---         (342)           (342)
                                                                  -----------     -----------

     Other comprehensive income               ---           ---           663             663
                                                                                  -----------

   Comprehensive income                                                                 1,874
                                          =======     =========    ==========     ===========

Balance, December 31, 2000                $27,451          $471        ($159)         $27,763
                                          =======     =========    ==========     ===========



The accompanying notes are an integral part of these consolidated financial statements.

                     DEARBORN BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                          Years Ended December 31,
                                                                 ------------------------------------
                                                                    2000         1999          1998
                                                                  --------     --------      --------
Cash flows from operating activities
  Interest and fees received                                     $  12,625    $   9,240    $   8,256
  Interest paid                                                     (6,376)      (4,604)      (4,438)
  Proceeds from sale of mortgages held for sale                     23,832       21,707       21,279
  Origination of mortgages held for sale                           (23,792)     (20,939)     (21,857)
  Taxes paid                                                          (407)        (435)          --
  Cash paid to suppliers and employees                              (3,578)      (3,050)      (2,782)
                                                                 ---------    ---------    ---------
  Net cash provided by operating activities                          2,304        1,919          458

Cash flows from investing activities
  Proceeds from the sale of securities available for
  sale                                                               3,962        3,670       36,572
  Proceeds from maturities of securities available for
  sale                                                               4,000       33,828       52,808
  Purchases of securities available for sale                        (4,000)     (43,669)    (109,690)
  Purchase of Federal Home Loan Bank stock                             (69)        (381)          --
  Increase in loans, net of payments received                      (42,753)     (19,985)     (13,899)
  Purchases of property and equipment                               (1,068)        (275)        (326)
                                                                 ---------    ---------    ---------
  Net cash used in investing activities                            (39,928)     (26,812)     (34,535)

Cash flows from financing activities
Net increase in non-interest bearing deposits                        4,294        3,717        2,555
Net increase in interest bearing deposits                           40,952       17,548       19,658
Increase (decrease) in federal funds purchased                      (3,000)       3,000       (1,500)
Proceeds from Federal Home Loan Bank advances                           --        2,000           --
Repayment of Federal Home Loan Bank advances                        (2,000)          --           --
Principal payments on mortgage payable                                 (26)         (24)         (20)
Initial public offering of common stock                                 --           --       17,978
Repurchase of common stock                                          (1,412)        (193)          --
Issuance of shares upon exercise of stock options                       41           --           --
                                                                 ---------    ---------    ---------
Net cash provided by financing activities                           38,849       26,048       38,671

Increase in cash and cash equivalents                                1,225        1,155        4,594
Cash and cash equivalents at the beginning of the period             7,409        6,254        1,660
                                                                 ---------    ---------    ---------

Cash and cash equivalents at the end of the period               $   8,634    $   7,409    $   6,254
                                                                 =========    =========    =========

Reconciliation of net income to net cash provided by operating activities

Net income                                                       $   1,211    $     530    $     950
  Adjustments to reconcile net income to net cash
  provided by operating activities
  Provision for loan losses                                            510          772          120
  Depreciation and amortization expense                                297          265          244
  Accretion of discount on investment securities                        (6)          (5)         (22)
  Amortization of premium on investment securities                     107          130           23
  (Gain) loss on the sale of investment securities                      47           12          (71)
  (Increase) decrease in mortgages held for sale                      (302)         428         (864)
  (Increase) in interest receivable                                   (164)        (437)        (210)
  Increase in interest payable                                         357          131           28
  (Increase) decrease in other assets                                  147           51         (142)
  Increase in other liabilities                                        100           42          402
                                                                 ---------    ---------    ---------

Net cash provided by operating activities                        $   2,304    $   1,919    $     458
                                                                 =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

        Basis of Presentation and Operations

        Dearborn Bancorp, Inc. (the "Corporation") was incorporated in Michigan on September 30, 1992. The Corporation's subsidiary, Community Bank of Dearborn (the "Bank"), began operations on February 28, 1994. The Bank operates three community banking offices in Dearborn, Dearborn Heights and Plymouth Township, Michigan, offering a full range of banking services to individuals and businesses. A fourth banking office will open in Canton Township in April, 2001.

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

        Use of Estimates

        In the preparation of financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses and fair value of certain financial instruments.

        Cash Equivalents

        For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, cash due from banks, and federal funds sold to be cash equivalents. Net cash flows are reported for loan and deposit transactions.

        Mortgages Held for Sale

        Mortgages held for sale are carried at the lower of cost or market on an individual basis.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

        Investment Securities

        When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and carried at market value. Any decision to sell a security available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized gains and losses for available for sale securities are excluded from income and recorded as an amount, net of tax, in other comprehensive income and as a separate component of stockholders' equity until realized. All of the Corporation's securities are classified as available for sale. Gains and losses on sales are based on the amortized cost of the security and securities are written down to fair market value when a decline in fair value is not temporary.

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

        Allowance for Loan Losses

        The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectability of the loan balance is confirmed or when required by policy.

        Loan Impairment

        A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

        Foreclosed Assets

        Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines below the new cost basis, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

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

        Stock Compensation

        Employee compensation expense under stock option plans is reported if options are granted below the market price. Pro forma disclosures of net income and earnings per share are shown using the fair value method to measure expense for options granted, using an option pricing model to estimate fair value.

        Stock Dividends

        The Corporation accounts for stock dividends by capitalizing retained earnings in an amount equal to the fair value of the additional shares issued. All share and per share amounts are retroactively adjusted for stock dividends.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


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

        Restrictions on Cash

        The Corporation was required to have $358,000 and $513,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2000 and 1999. These balances do not earn interest.

        Dividend Restriction

        Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Corporation or by the Corporation to stockholders.

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

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE B - INVESTMENT SECURITIES - AVAILABLE FOR SALE

        The amortized cost and estimated market value of investment securities - available for sale are as follows (in thousands):

                                                          December 31, 2000
                                         -----------------------------------------------------
                                                         Gross        Gross        Estimated
                                          Amortized    Unrealized   Unrealized      Market
                                            Cost         Gains        Losses         Value
                                         ------------  ----------- -------------  ------------
        US Treasury securities                $2,221         $---          ($6)        $2,215
        US Government agency securities       49,810          ---         (233)        49,577
        Municipal securities                     125          ---           (1)           124
                                         ------------  ----------- -------------  ------------

                  Totals                     $52,156         $---        ($240)       $51,916
                                         ============  =========== =============  ============

                                                          December 31, 1999
                                         -----------------------------------------------------
                                                         Gross        Gross        Estimated
                                          Amortized    Unrealized   Unrealized      Market
                                            Cost         Gains        Losses         Value
                                         ------------  ----------- -------------  ------------
        US Treasury securities                $2,320         $---         ($76)        $2,244
        US Government agency securities       53,822          ---       (1,167)        52,655
        Municipal securities                     125          ---           (2)           123
                                         ------------  ----------- -------------  ------------

                  Totals                     $56,267         $---      ($1,245)       $55,022
                                         ============  =========== =============  ============



        The amortized cost and estimated market value of investment securities - available for sale at December 31, 2000 by contractual maturity are shown below (in thousands):

                                                                                   Estimated
                                                                    Amortized        Market
                                                                      Cost           Value
                                                                  --------------  -------------
             Due in three months or less                                   $---           $---
             Due in three months through one year                        10,693         10,661
             Due in one year through five years                          41,463         41,255
                                                                  --------------  -------------

                        Totals                                          $52,156        $51,916
                                                                  ==============  =============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE B - INVESTMENT SECURITIES - AVAILABLE FOR SALE  (Continued)

        Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

                                                            2000         1999        1998
                                                         -----------  ----------- -----------
        Proceeds                                             $3,962       $3,670     $36,572
        Gross gains                                             ---          ---          71
        Gross losses                                             47           12         ---


        Securities having a market value of $2,215,000 and $2,243,750 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits. Securities having a market value of $1,998,558 and $1,976,875 at December 31, 2000 and 1999, respectively, were pledged to secure treasury, tax and loan payments with the Federal Reserve Bank of Chicago. Securities having a market value of $7,801,875 at December 31, 1999, were pledged to the Federal Home Loan Bank of Indianapolis to secure advances.


NOTE  C - FEDERAL HOME LOAN BANK STOCK

        The Bank is a member of the Federal Home Loan Bank of Indianapolis. The Bank had purchased Federal Home Loan Bank stock in the amount of $450,000 at December 31, 2000.

NOTE D - LOANS, NET

        Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                December 31,     December 31,       Percent
                                                    2000             1999         Incr(decr)
                                              ----------------- ----------------  ------------
              Consumer loans                           $18,650          $10,967        70.06%
              Commercial, financial, & other            26,586           20,563        29.29%
              Commercial real estate construction        2,290            3,656      (37.36%)
              Commercial real estate mortgages          49,900           23,103       115.99%
              Residential real estate mortgages         30,678           27,101        13.20%
                                              ----------------- ----------------  ------------

                                                       128,104           85,390        50.02%
             Allowance for loan losses                 (1,252)            (781)
                                              ----------------- ----------------

                                                      $126,852          $84,609
                                              ================= ================

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE D - LOANS, NET (Continued)

        Certain directors of the Corporation, including their related interests, were loan customers of the Bank during 2000 and 1999. These loan transactions for the years ended December 31, are as follows (in thousands):

                                                                    2000            1999
                                                                --------------  -------------
        Balance at beginning of year                                   $2,247         $2,716

        New loans during period                                         2,711          3,026

        Repayments made during period                                   (544)        (3,495)
                                                                --------------  -------------
        Balance at end of year                                         $4,414         $2,247
                                                                ==============  =============


        Transactions in the allowance for loan losses for the years ended December 31 are as follows (in thousands):


                                                      2000           1999           1998
                                                 --------------- -------------- --------------
        Balance at beginning of year                       $781           $627           $522
        Charge-offs:
             Consumer loans                                (21)           (55)           (15)
             Commercial loans                              (20)          (584)            ---

        Recoveries:
             Consumer loans                                   2             21            ---
                                                 --------------- -------------- --------------

        Net charge-offs                                    (39)          (618)           (15)

        Additions charged to operations                     510            772            120
                                                 --------------- -------------- --------------

        Balance at end of year                           $1,252           $781           $627
                                                 =============== ============== ==============

        The aggregate balances in impaired loans at December 31, are as follows (in thousands):


                                                                     2000          1999
                                                                 ------------- --------------
         Impaired loans with no allocated allowance for
           loan losses                                                   $---           $---
         Impaired loans with allocated allowance for
           loan losses                                                    550            618
                                                                 ------------- --------------
             Total                                                       $550           $618
                                                                 ============= ==============

         Amount of the allowance for loan loss allocated                 $154           $171

         Average of impaired loans during the year                       $662           $436

         Interest income recognized during impairment                      $1           $---
         Cash-basis interest income recognized                            $19             $1



                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE E - PREMISES AND EQUIPMENT

        Premises and equipment are comprised of the following at December 31 (in thousands):

                                                             2000             1999
                                                        ---------------- ----------------
        Land and improvements                                      $747             $394
        Building and improvements                                 1,583            1,706
        Furniture and equipment                                   1,345            1,086
        Construction in progress                                    704              126
                                                        ---------------- ----------------
                                                                  4,379            3,312

        Less accumulated depreciation                             1,220              924
                                                        ---------------- ----------------

                                                                 $3,159           $2,388
                                                        ================ ================


        Depreciation expense for 2000, 1999 and 1998 amounted to $297,000, $265,000 and $247,000, respectively. During 2000, the corporation made expenditures of $672,000. The Corporation anticipates additional capital expenditures of approximately $1.0 million to be incurred in 2001 for the construction of its new branch in Canton Township, Michigan.

NOTE F - DEPOSITS

        Time deposits of $100,000 or more were $58,923,000 and $41,519,000 at
        December 31, 2000 and 1999, respectively.

        Scheduled maturities of time deposits at December 31, 2000 were as follows (in thousands).

                                    $100,000 and           Less than
                                        over               $100,000            Total
                                  -----------------    ------------------ ----------------
        2001                               $52,934               $47,773         $100,707
        2002                                 5,619                 7,222           12,841
        2003                                   231                 1,524            1,755
        2004                                   139                    32              171
        2005                                   ---                    21               21
                                  -----------------    ------------------ ----------------

                                           $58,923               $56,572         $115,495
                                  =================    ================== ================

        Related party deposits from directors and executive officers of the Corporation were approximately $3,268,000 and $3,346,000 at December 31, 2000 and 1999, respectively.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE G - MORTGAGE PAYABLE

        The mortgage payable to a bank matures September 1, 2012 and requires monthly installments of $4,925 including interest at 6.82% per annum. Effective September, 2003 the interest rate will be computed annually at 2.5% plus the five year treasury rate. The note is collateralized by a first real estate mortgage on a building and land.

        Aggregate principal payments for the five years following December 31, 2000 and thereafter are as follows (in thousands):

                2001                                            $28

                2002                                             30

                2003                                             32

                2004                                             32

                2005                                             34

                Thereafter                                      311
                                                    ----------------

                                                               $467
                                                    ================


NOTE H - FEDERAL FUNDS PURCHASED

        The Bank has entered into federal funds credit lines with other banks in the amount of $4,500,000 to provide additional flexibility in the daily management of liquidity. Federal funds purchased were $0 and $3.0 million at December 31, 2000 and 1999, respectively.


NOTE I - FEDERAL HOME LOAN BANK ADVANCES

        The Bank joined the Federal Home Loan Bank of Indianapolis with the intention of utilizing the facility as an additional source of funds and entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis. At December 31, 2000, there were no Federal Home Loan Bank advances. The Bank held a $2,000,000 variable rate advance with a rate of 5.97% at December 31, 1999 which matured on May 22, 2000.


NOTE J - INCOME TAXES

        The federal tax provision consists of the following (in thousands):

                                                        2000           1999          1998
                                                    --------------  ------------ -------------
        Current                                              $768          $394          $119
        Deferred                                            (150)           ---           227
                                                    --------------  ------------ -------------
                                                             $618          $394          $346
                                                    ==============  ============ =============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE J - INCOME TAXES (Continued)

        The reconciliation of the effective income tax rate to the federal statutory tax rate is as follows:

                                                        2000            1999         1998
                                                    --------------   ----------- -------------
        Federal income tax rate                               34%           34%           34%
        Effect of net operating loss
             carryforward and valuation
             allowance                                        ---           ---           (5)
        Other, net                                            ---             9           (2)
                                                    --------------   ----------- -------------
             Effective tax rate                               34%           43%           27%
                                                    ==============   =========== =============



        The details of the net deferred tax asset are as follows at December 31, (in thousands):

                                                                       2000           1999
                                                                   -------------- -------------
        Deferred tax assets
                  Provision for loan losses                                 $344          $196
                  Mark to market on loans held for sale                        5           (4)
                  Unrealized losses on securities
                            available for sale                                81           423
                  Other                                                       19             3
                                                                   -------------- -------------

                            Total deferred tax assets                        449           618

        Deferred tax liabilities
                  Accretion of discounts on
                            securities available for sale                   ($4)          ($2)
                  Deferred loan fees                                       (173)         (102)
                  Premises and equipment                                    (57)          (66)
                  Accrual to cash conversion                                (83)         (124)
                                                                   -------------- -------------

                            Total deferred tax liabilities                 (317)         (294)
                                                                   -------------- -------------


        Net deferred tax asset                                              $132          $324
                                                                   ============== =============

        The tax benefit of the net unrealized losses on securities available for sale, was charged directly to its related component of stockholders' equity.

        No valuation allowance on deferred tax assets was required at December 31, 2000 and 1999.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE K - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK

        Fair Value of Financial Instruments

        The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                       2000                        1999
                                            ---------------------------- --------------------------
                                                            Estimated                   Estimated
                                              Carrying         Fair       Carrying        Fair
                                               Amount         Value        Amount         Value
                                            -------------  ------------- ------------  ------------
        Assets:
                  Cash and cash equivalents       $8,634         $8,634       $7,409        $7,409
                  Loans held for sale              1,085          1,101          783           796
                  Securities                      51,916         51,916       55,022        55,022
                  Federal Home Loan Bank Stock       450            450          381           381
                  Loans                          126,852        126,777       84,609        84,058
                  Accrued interest receivable      1,534          1,534        1,370         1,370

        Liabilities:
                  Deposits                      $164,121       $164,863     $118,875      $119,087
                  Federal funds purchased            ---            ---        3,000         3,000
                  Federal Home Loan Bank advances    ---            ---        2,000         2,000
                  Mortgage payable                   467            467          493           493
                  Accrued interest payable           826            826          469           469

        The following methods and assumptions were used by the Corporation in estimating its fair value disclosure for financial instruments:

        Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently or fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements, and was not considered material to this presentation.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE K - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK (Continued)


        Off-Balance-Sheet Risk

        The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated financial statements.

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

        The Corporation had outstanding loan commitments aggregating $32,735,000 and $16,122,000 and outstanding financial standby letters of credit aggregating $375,000 and $641,000 at December 31, 2000 and 1999,
        respectively.

        Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998





NOTE L - EMPLOYEE BENEFIT PLANS

        On January 1, 1996, the Bank established a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) after completion of age and service requirements. An employee can be enrolled as a participant on the first "Enrollment Date" after reaching age 18 and completing six months of service. Contributions to the plan by the Bank are discretionary. As of October 1, 1998, the Corporation began matching 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 2000 and 1999, employer contributions were $40,000 and $31,000, respectively.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE M - REGULATORY MATTERS (Continued)

        The following is a presentation of the Corporation's and Bank's regulatory capital ratios (in thousands):

                                                                                              Minimum
                                                                                        To Be Well Capitalized
                                                                   Minimum for Capital  Under Prompt Corrective
                                                     Actual         Adequacy Purposes    Action Regulations
                                               ------------------   -----------------   --------------------
                                                 Amount    Ratio      Amount   Ratio       Amount    Ratio
                                               ------------------   -----------------   --------------------
As of December 31, 2000
    Total capital
      (to risk weighted assets)
               Consolidated                       $29,174   22.5%   $10,353    8.0%     $12,941      10.0%
               Bank                                16,159   12.9%    10,023    8.0%      12,529      10.0%
    Tier I capital
      (to risk weighted assets)
               Consolidated                        27,922   21.7%     5,176    4.0%       7,765       6.0%
               Bank                                14,907   11.9%     5,012    4.0%       7,518       6.0%
    Tier I capital
      (to average assets)
               Consolidated                        27,922   15.3%     7,351    4.0%       9,188       5.0%
               Bank                                14,907    8.7%     6,817    4.0%       8,522       5.0%

As of December 31, 1999
    Total capital
      (to risk weighted assets)
               Consolidated                       $28,864   32.1%    $7,193    8.0%      $8,992      10.0%
               Bank                                12,878   15.1%     6,824    8.0%       8,531      10.0%
    Tier I capital
      (to risk weighted assets)
               Consolidated                        28,083   31.2%     3,597    4.0%       5,395       6.0%
               Bank                                12,097   14.2%     3,412    4.0%       5,118       6.0%
    Tier I capital
      (to average assets)
               Consolidated                        28,083   19.2%     5,860    4.0%       7,325       5.0%
               Bank                                12,097    9.2%     5,255    4.0%       6,568       5.0%


        Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. Under the most restrictive of these regulations, the Bank could pay approximately $1,150,000 in dividends to the parent company without prior regulatory approval.

NOTE N - COMMON STOCK OFFERING

        On April 8, 1998, the Corporation completed its initial public offering of 1,407,527 shares of common stock at a price of $13.73 per share and began trading on the Nasdaq SmallCap Market. During 1999, the Corporation began trading on the Nasdaq National Market.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

 NOTE O - STOCK  REPURCHASE  PLAN

        The Corporation authorized a Stock Repurchase Plan in November 1999 to repurchase 125,000 shares of common stock. During 1999, the Corporation repurchased 30,555 shares at an average cost of $6.31 per share. During 2000, the Corporation completed the repurchase of 125,000 shares with the repurchase of 94,445 shares at an average price of $7.21 per share. The average price for the first plan was $6.99 in total. Upon completion of the Stock Repurchase Plan, a second Stock Repurchase Plan was authorized for the repurchase of an additional 125,000 shares. During 2000, 86,051 shares were repurchased at an average cost of $8.50 per share. As of December 31, 2000, 38,949 shares remain to be repurchased.


NOTE P - STOCK OPTION PLAN

        Options to buy common stock are granted to officers and employees under a Stock Option Plan which provides for issue of up to 500,000 shares. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest fully after six months from the date of grant. If an option expires or terminates without having been exercised, such option becomes available for future grant under the Plan.

        A summary of the option activity is as follows:

                                                                                        Weighted
                                                                            Weighted  Average Fair
                                                Available                   Average     Value of
                                                   for       Options        Exercise     Options
                                                  Grant    Outstanding       Price       Granted
                                                  -----    -----------       -----       -------
        Balance at January 1, 1998               208,998       46,002       $8.91
        Granted                                 (33,150)       33,150       12.75        $6.28
                                              -----------  ----------- -----------
        Balance at December 31, 1998             175,848       79,152       10.52
        Granted                                 (71,000)       71,000       11.23         4.01
                                              -----------  ----------- -----------
        Balance at December 31, 1999             104,848      150,152       10.85
        Additional shares made available         245,000          ---         ---
        Granted                                 (69,500)       69,500        6.93         3.65
        Exercised                                    ---      (6,000)        6.81
        Forfeited                                 28,150     (28,150)       10.73
                                              -----------  ----------- -----------
        Balance at December 31, 2000             308,498      185,502       $9.53
                                              ===========  =========== ===========


        For the options outstanding at December 31, 2000, the range of exercise prices was $6.81 to $12.75 per share with a weighted-average remaining contractual term of 7.8 years. At December 31, 2000, 1999 and 1998, 185,502, 150,152 and 79,152 options were exercisable at weighted average exercise prices of $9.53, $10.85 and $10.52 per share, respectively.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE P - STOCK OPTION PLAN (continued)

        Had compensation cost for stock options been measured using the fair value method of FASB Statement No. 123, net income and earnings per share would have been the pro forma amounts indicated below (in thousands, except per share data). The pro forma effects may increase in the future if more options are granted.


                                                         2000            1999          1998
                                                       ---------       ----------    ---------
        Net income
                  As reported                            $1,211             $530         $950
                  Pro forma                                 958              245          813
        Basic and diluted income per share
                  As reported                             $0.51            $0.21        $0.45
                  Pro forma                                0.40             0.10         0.38


        The pro forma effects are computed with option pricing models, using the following weighted average assumptions as of grant date.

                                                         2000            1999          1998
                                                       ---------       ----------    ----------
         Risk-free interest rate                          6.66%            4.94%         5.79%
         Expected option life                           9 years          9 years      10 years
         Dividend yield                                   0.00%            0.00%         0.00%
         Expected volatility of stock price              26.81%           33.45%        22.38%

        All share and per share amounts have been adjusted for stock dividends.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE Q - INCOME PER SHARE

        The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the years ended December 31, 2000, 1999 and 1998 (in thousands, except share and per share data):

                                                         2000           1999         1998
                                                      ------------  ------------- ------------
        Basic
               Net income                                  $1,211           $530         $950

               Weighted average common shares           2,380,276      2,472,352    2,099,239

               Basic earnings per common share              $0.51          $0.21        $0.45


        Diluted
               Net income                                  $1,211           $530         $950

               Weighted average common shares           2,380,276      2,472,352    2,099,239
                     outstanding for basic earnings
                     per common share

               Add:  Dilutive effects of assumed            2,766            ---       13,627
                     exercise of stock options

                Average shares and dilutive potential
                     common shares                      2,383,042      2,472,352    2,112,866

                Dilutive earnings per common share          $0.51          $0.21        $0.45

        Stock options for 138,002 shares of common stock were not considered in computing diluted earnings per common share for 2000 because they were antidilutive. All share and per share amounts have been adjusted for stock dividends. Stock options for 83,500 shares and 5,000 shares were granted on January 16, 2001 and February 21, 2001, respectively.


NOTE R - ISSUED BUT NOT YET ADOPTED ACCOUNTING STANDARDS

        Beginning January 1, 2001, a new accounting standard required all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard as of January 1, 2001 did not have a material effect.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE S - PARENT ONLY CONDENSED FINANCIAL INFORMATION

        The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                            CONDENSED BALANCE SHEETS

        (In thousands)                                                      December 31,
                                                                     ----------------------------
                                                                         2000           1999
                                                                     -------------- -------------
        ASSETS
                  Cash and cash equivalents                                   $480        $1,428
                  Investment securities                                     11,385        11,176
                  Investment in subsidiary                                  14,784        11,448
                  Advances to subsidiary                                         0         2,000
                  Other assets                                               1,749         1,881
                                                                     -------------- -------------

                  Total assets                                             $28,398       $27,933
                                                                     ============== =============

        LIABILITIES AND
             STOCKHOLDERS' EQUITY
                  Mortgage payable                                            $467          $493
                  Other liabilities                                            168           180
                  Stockholders' equity                                      27,763        27,260
                                                                     -------------- -------------

                  Total liabilities and stockholders'
                    equity                                                 $28,398       $27,933
                                                                     ============== =============



                         CONDENSED STATEMENTS OF INCOME

        (In thousands)                                           Years Ended December 31,
                                                         ----------------------------------------
                                                            2000         1999           1998
                                                         ------------ ------------  -------------
        Interest income                                         $788         $852           $655
        Operating expenses                                     (387)        (424)          (259)
                                                         ------------ ------------  -------------

        Income before equity in
              undistributed income of subsidiary                 401          428            396
        Equity in undistributed income
                  of subsidiary                                  810          102            554
                                                         ------------ ------------  -------------

                            Net income                        $1,211         $530           $950
                                                         ============ ============  =============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998


NOTE S - PARENT ONLY CONDENSED FINANCIAL INFORMATION  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

         (In thousands)                                          Years Ended December 31,
                                                          ----------------------------------------
                                                              2000         1999          1998
                                                          ------------- ------------  ------------
         Cash flows from operating activities
                   Net income                                   $1,211         $530          $950
                   Adjustments to reconcile net income
                   to net cash provided by
                   operating activities
                        Equity in undistributed income
                              of subsidiary                      (810)        (102)         (554)
                        Other                                       52            5           114
                                                          ------------- ------------  ------------
         Net cash flows provided by
                   operating activities                            453          433           510

         Cash flows from investing activities
                   Investment in subsidiary                    (2,000)      (2,000)       (2,004)
                   Advances to subsidiary                        2,000      (2,000)           ---
                   Purchases of securities, available
                     for sale                                      ---      (7,748)      (20,608)
                   Maturity of securities, available for
                     sale                                          ---        8,375         4,150
                   Sale of securities, available for sale          ---        2,400         1,998
                   Property and equipment acquired                 (4)          ---           ---
                                                          ------------- ------------  ------------
         Net cash flows (used in)
                   investing activities                            (4)        (973)      (16,464)

         Cash flows from financing activities
                   Proceeds from issuance of common stock           41          ---        17,978
                   Purchase of common stock                    (1,412)        (193)           ---
                   Principal payments on mortgage payable         (26)         (24)          (20)
                                                          ------------- ------------  ------------
         Net cash flows (used in) provided by
                   financing activities                        (1,397)        (217)        17,958

         Increase (decrease) in cash and
                   cash equivalents                              (948)        (757)         2,004
         Cash and cash equivalents at
                   beginning of year                             1,428        2,185           181
                                                          ------------- ------------  ------------

         Cash and cash equivalents at end of year                 $480       $1,428        $2,185
                                                          ============= ============  ============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE T - QUARTERLY FINANCIAL DATA (UNAUDITED)

         (In thousands, except per share data)

                                    Interest   Net Interest    Net       Earnings per share
                                     Income       Income      Income     Basic      Diluted
                                   -----------  -----------  -------- ---------- ------------
         2000
              First quarter            $2,725       $1,344      $211      $0.09        $0.09
              Second quarter            3,141        1,516       315       0.13         0.13
              Third quarter             3,307        1,571       331       0.14         0.14
              Fourth quarter            3,616        1,625       354       0.15         0.15


         1999
              First quarter            $2,136       $1,075      $176      $0.07        $0.07
              Second quarter            2,434        1,237     (140)     (0.06)       (0.06)
              Third quarter             2,502        1,262       223       0.09         0.09
              Fourth quarter            2,605        1,368       271       0.11         0.11

         All per share amounts have been adjusted for stock dividends.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

The Corporation was formed in 1992 and the Bank was formed in 1993. Principal operations of the Bank commenced on February 28, 1994 when the Bank opened for business at its main office, located at 22290 Michigan Avenue, Dearborn, Michigan. On December 20, 1995, the Bank opened its second office, located at 24935 West Warren Avenue, Dearborn Heights, Michigan. On August 11, 1997, the Bank opened its third office, located at 44623 Five Mile Road, Plymouth Township, Michigan. In April 2001, the Bank will open its fourth office located at 1325 N. Canton Center Road, Canton Township, Michigan. The Bank is also in the process of forming a mortgage company, which will be operational in the second quarter of 2001.

FORWARD LOOKING STATEMENTS

The following discussion contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and Bank. Words such as "anticipates", "believes", "estimates", "expects", "forecasts", "intends", "is likely", "plans", "projects", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

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

RESULTS OF OPERATIONS

2000 Compared to 1999. The Corporation reported net income of $1.2 million in 2000 compared to $530,000 in 1999, an increase of $681,000 or 128%. The
Corporation's increase in net income was primarily due to an increase in net interest income and a reduction in the provision for loan loss partially offset by an increase in non-interest expense.

1999 Compared to 1998. The Corporation reported net income of $530,000 in 1999 compared to $950,000 in 1998, a decrease of $420,000 or 44%. The Corporation's decrease in net income was primarily due to an increase in the provision for loan losses and an increase in non-interest expense, which was partially offset by the continued increase in net interest income.

NET INTEREST INCOME

2000 Compared to 1999. Net interest income for the period ended December 31, 2000 was $6.1 million compared to $4.9 million for the period ended December 31, 1999, an increase of $1.2 million or 23%. This increase was caused primarily by an increase in average earning assets of $28.2 million between the periods while interest-bearing liabilities grew by $23.9 million. The Corporation expects average asset and liability growth to continue to increase by similar amounts in 2001.

The Corporation's interest rate spread decreased to 2.41% in 2000 from 2.44% in 1999. The Corporation's net interest margin increased in 2000 to 3.74% from 3.69% in 1999. The decrease in net interest spread was primarily the result of increases in the cost of time deposits. The increase in net interest margin was primarily the result of increases in the volume and improvements in the yield of the loan portfolio and partially offset by the increasing volume and cost of time deposits. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from volume growth in the higher yielding loan portfolio and the diversification of the Bank's deposit structure. The primary sources of funding for the expected growth in the loan portfolio will be deposit growth, increases in Federal Home Loan Bank advances and the deployment of funds from the sale of investment securities, available for sale. During 2001, the Corporation is expecting improvement in interest rate spread and net interest margin as a result of strategically shifting deposit growth from time certificates to core deposit products such as statement savings and interest checking.

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


                                       Year Ended December 31, 2000  Year Ended December 31, 1999
                                         --------------------------   -------------------------
                                         Average            Average   Average           Average
(In thousands)                           Balance  Interest   Rate     Balance  Interest  Rate
                                         -------- -------- --------   -------- -------- -------
Assets
      Federal funds sold and interest
           bearing deposits with banks    $3,551     $218    6.14%     $3,973    $213    5.36%
      Investment securities,
           available for sale             54,330    3,135    5.77%     56,573   3,162    5.59%
      Loans                              104,237    9,436    9.05%     73,327   6,302    8.59%
                                         --------  ------- --------   --------  ------  -------
           Sub-total earning assets      162,118   12,789    7.89%    133,873   9,677    7.23%
      Other assets                         7,129                        6,525
                                         --------                     --------

           Total assets                 $169,247                     $140,398
                                         ========                     ========

Liabilities and stockholders' equity
      Interest bearing deposits          $119,238  $6,495    5.45%    $98,185   $4,687   4.77%
      Other borrowings                     3,611      238    6.59%        753      48    6.37%
                                         --------  ------- --------   --------  ------  -------
           Sub-total interest
            bearing liabilities          122,849    6,733    5.48%     98,938   4,735    4.79%
      Non-interest bearing deposits       17,740                       13,159
      Other liabilities                    1,210                          727
      Stockholders' equity                27,448                       27,574
                                         --------                     --------

           Total liabilities
            and stockholders' equity    $169,247                     $140,398
                                         ========                     ========

           Net interest income                     $6,056                       $4,942
                                                   =======                      ======

           Net interest rate spread                          2.41%                       2.44%
                                                           ========                     =======

           Net interest margin on
            earning assets                                   3.74%                       3.69%
                                                           ========                     =======

(Continued)

                                                         Year Ended December 31, 1998
                                                    ------------------------------------------
                                                      Average                      Average
(In thousands)                                        Balance        Interest        Rate
                                                    -------------  ------------- -------------
Assets
          Federal funds sold and interest
                    bearing deposits with banks           $9,827           $527         5.36%
          Investment securities, available for sale       42,853          2,504         5.84%
          Loans                                           59,355          5,259         8.86%
                                                    -------------  ------------- -------------
                    Sub-total earning assets             112,035          8,290         7.40%
          Other assets                                     5,273
                                                    -------------

                    Total assets                        $117,308
                                                    =============

Liabilities and stockholders' equity
          Interest bearing deposits                      $82,702         $4,425         5.35%
          Other borrowings                                   505             41         8.12%
                                                    =============  ============= =============
                    Sub-total interest bearing
                      liabilities                         83,207          4,466         5.37%
          Non-interest bearing deposits                   10,706
          Other liabilities                                  509
          Stockholders' equity                            22,886
                                                    -------------

                    Total liabilities and
                      stockholders' equity              $117,308
                                                    =============

                    Net interest income                                  $3,824
                                                                   =============

                    Net interest rate spread                                            2.03%
                                                                                 =============

                    Net interest margin on earning
assets                                                                                  3.41%
                                                                                 =============

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


                                                2000/1999                      1999/1998
                                         Change in Interest due to:    Change in Interest due to:
                                         --------------------------   ---------------------------
                                         Average   Average   Net      Average   Average    Net
(In thousands)                           Balance    Rate    Change    Balance    Rate    Change
                                         --------  -------  -------   --------  -------  --------
Assets
          Federal funds sold and interest
              bearing deposits with banks  ($26)      $31       $5     ($314)   ($---)    ($314)
          Investment securities,
           available for sale              (129)      102     (27)        767    (109)       658
          Loans                            2,798      336    3,134      1,201    (158)     1,043
                                         --------  -------  -------   --------  -------  --------
Total earning assets                      $2,643     $469   $3,112     $1,654   ($267)    $1,387
                                         ========  =======  =======   ========  =======  ========

Liabilities
          Interest bearing deposits       $1,147     $661   $1,808       $739   ($477)      $262
          Other borrowings                   188        2      190         16      (9)         7
                                         --------  -------  -------   --------  -------  --------
Total interest bearing liabilities        $1,335     $663   $1,998       $755   ($486)      $269
                                         ========  =======  =======   ========  =======  ========

                Net interest income                         $1,114                        $1,118
                                                            =======                      ========

                Net interest rate spread                    (0.03%)                        0.41%
                                                            =======                      ========

                Net interest margin on
                  earning assets                             0.05%                         0.28%
                                                            =======                      ========


PROVISION FOR LOAN LOSSES

2000 Compared to 1999. The provision for loan losses was $510,000 in 2000, compared to $772,000 in 1999, a decrease of $262,000 or 34%. The decrease in the provision for loan losses was primarily a result of the cost of replenishing the provision for loan losses for a commercial loan charge-off in the amount of $584,000 during 1999, which was partially offset by the need for additional provisions due to an increase in loan volume. The provision for loan losses is based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the loan portfolio and current and projected economic conditions. Management currently has no knowledge of any performing loan, non-performing loan or impaired loan that may result in a significant charge-off during 2001.

1999 Compared to 1998. The provision for loan losses was $772,000 in 1999, compared to $120,000 in 1998, an increase of $652,000 or 543%. The increase in the provision for loan losses was primarily a result of replenishing the provision for loan losses for a commercial loan charge-off in the amount of $584,000 and secondarily to provide for loan growth.

NON-INTEREST INCOME

2000 Compared to 1999. Non-interest income was $542,000 in 2000 compared to $558,000 in 1999, a decrease of $16,000 or 3%. The decrease in non-interest income was primarily due to losses on the sale of securities and partially offset by an increase in service charges on deposit accounts. The funds from the sales of securities were deployed into commercial loans at a higher yield.

The increase in service charges from deposit accounts from 1999 to 2000 was due to an increase in the number of deposit accounts and an increase in non-sufficient funds fees. During 2001, management anticipates an increase in service charges on deposit accounts primarily as a result of opening new accounts. Management also expects an increase in the gain on sale of residential real estate loans, as interest rates decline and mortgage refinancing increases.

1999 Compared to 1998. Non-interest income was $558,000 in 1999 compared to $533,000 in 1998, an increase of $25,000 or 5%. The increase in non-interest income was primarily due to an increase in the gain on sale of mortgage loans. Increases in the gain on sale of mortgage loans were a result of a refinancing boom and the addition of a mortgage loan originator in April of 1999 bringing the total number of mortgage loan originators to three. As the refinancing boom ended in mid 1999 due to an increasing interest rate environment, the mortgage origination staff was able to maintain origination volume by moving from mortgage loan refinancing to new purchase mortgage loans.

Service charges increased from 1998 to 1999 due to an increase in the number of deposit accounts and an increase in non-sufficient funds fees.

NON-INTEREST EXPENSE

2000 Compared to 1999. Non-interest expense was $4.3 million in 2000 compared to $3.8 million in 1999, an increase of $0.5 million or 12%. The largest component of the change in non-interest expense was salaries and employee benefits which amounted to $2.7 million in 2000. In 1999, salaries and employee benefits were $2.2 million. The primary factor for the increase in salaries and employee benefits expense was the expansion of the lending department during 2000 in anticipation of future growth. As of December 31, 2000, the number of full time equivalent employees was 45 as compared to 40 as of December 31, 1999. During 2001, management is planning for a significant increase in staffing. In April of 2001, the Bank will open an office in Canton Township. In addition to the new office, general growth of the Bank will require additional staff in the areas of lending and operations.

As a result of the planned branch and staff expansion in 2001, occupancy and equipment expense will also rise. In April of 2001, the Corporation will complete construction of a 6,000 square foot building in Canton Township. A 3,000 square foot building expansion of the main office is currently under construction.

During 2000, the Corporation recorded $86,000 in Michigan Single Business Tax expense. During 2001, the Corporation estimates that Michigan Single Business Tax expense to be approximately $100,000. However, in order to take advantage of a tax planning strategy, the Bank is in the process of forming a 100% Bank-owned Mortgage Company that is expected to result in estimated savings during 2001 of approximately $50,000 in expenses after the initial cost of formation. In the years thereafter, the Corporation expects to nearly eliminate all Michigan Single Business Tax expense.

The increase in salaries and benefits was partially offset by a $118,000 decrease in professional services in 2000 as compared to 1999. During 1999, professional services included three one-time charges. First, the Corporation was accepted for listing on the Nasdaq National Market and incurred a one-time application and entry fee of $49,000. Second, the Bank successfully defended itself against a lawsuit without merit and incurred $50,000 in legal expense. And third, the Corporation spent $30,000 on outside technical support related to Year 2000 issues.

1999 Compared to 1998. Non-interest expense was $3.8 million in 1999 compared to $2.9 million in 1998, an increase of $0.9 million or 31%. The largest components of the change in non-interest expense were salaries and employee benefits which amounted to $2.2 million and professional services which amounted to $333,000 in 1999. In 1998, salaries and employee benefits and professional services were $1.7 million and $159,000, respectively. The primary factor for the increase in salaries and employee benefits expense was the expansion of the retail banking and lending departments during 1999 in anticipation of future growth. As of December 31, 1999, the number of full time equivalent employees was 40 as compared to 36 as of December 31, 1998. The increase in professional services was primarily related to the non-recurring items that were discussed above.

INCOME TAX PROVISION

2000 Compared to 1999. The income tax expense was $618,000 in 2000 compared to $394,000 in 1999, an increase of $224,000 or 57%. The increase was primarily due to the increase in income before federal income tax. Refer to Note J of the Notes to Consolidated Financial Statements for additional information.

1999 Compared to 1998. The income tax expense was $394,000 in 1999 compared to $346,000 in 1998, an increase of $48,000 or 14%. Although pretax income decreased from 1998 to 1999, the provision for income taxes increased as a result of changes in deferred tax assets and liabilities. Refer to Note J of the Notes to Consolidated Financial Statements for additional information.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND DECEMBER 31, 1999

Assets. Total assets at December 31, 2000 were $193.9 million compared to $152.7 million at December 31, 1999, an increase of $41.2 million or 27%. The increase was primarily due to increases in loans.

Investment Securities, Available for Sale. Total investment securities, available for sale, at December 31, 2000 were $51.9 million compared to $55.0 million at December 31, 1999, a decrease of $3.1 million or 6%. During 2000, the Corporation sold securities of $4.0 million and recognized losses on such sales in the amount of $47,000. The funds from the sales of these securities were deployed into commercial loans. The Bank's portfolio of investment securities, available for sale has an amortized cost and estimated market value of $52.2 million and $51.9 million, respectively. The securities and their weighted average yield at December 31, 2000 are as follows (in thousands):

                                                                   Estimated      Weighted
                                                      Amortized     Market        Average
                                         Par Value       Cost        Value         Yield
                                         -----------  ----------- ------------  -------------
US Treasury securities                       $2,000       $2,221       $2,215          5.12%
US Government agency securities              49,815       49,810       49,577          5.63%
Municipal securities (tax equivalent
  adjusted)                                     125          125          124          5.30%
                                         -----------  ----------- ------------  -------------

          Totals                            $51,940      $52,156      $51,916          5.61%
                                         ===========  =========== ============  =============

A maturity and repricing schedule of the securities portfolio at December 31, 2000 is listed below (in thousands):

                                          Less than one year   One to five years
                                         -------------------  ------------------
                                                    Weighted             Weighted
                                                    Average              Average
                                          Amount     Yield     Amount    Yield       Total
                                         ---------  --------  ---------  -------   ----------
US Treasury securities                        ---       ---     $2,215    5.12%       $2,215
US Government agency securities            10,661     5.46%     38,916    5.68%       49,577
Municipal securities (tax equivalent
  adjusted)                                   ---       ---        124    5.30%          124
                                         ---------  --------  ---------  -------   ----------

          Totals                          $10,661              $41,255               $51,916
                                         =========            =========            ==========

The entire portfolio matures in less than three years and has an unrealized loss of $240,000. The unrealized loss is reflected by an adjustment to stockholders' equity. All securities within the Corporation's U.S. treasury or U.S. government sponsored agency portfolios carry AAA ratings. The Corporation does not hold any securities in the "Held to Maturity" category nor does the Corporation hold or utilize derivatives. Refer to Note B of the Notes to Consolidated Financial Statements for additional information.

During 2001, as interest rates are expected to decline, the Corporation expects to sell a portion of the securities to fund a portion of loan growth. Through February 2001, the Corporation sold $13.8 million in securities and $16.0 million in securities were called by various government agencies. Funds from the sale or call of securities are initially invested in federal funds until needed for the funding of loan growth.



Loans. Total loans at December 31, 2000 were $128.1 million compared to $85.4 million at December 31, 1999, an increase of $42.7 million or 50%. The components of the outstanding balances and percentage increase in loans from 1999 to 2000 are as follows (in thousands):

                                     December 31, 2000      December 31, 1999       Increase
                                  ---------------------- -----------------------
                                   Balance     Percent    Balance      Percent     (Decrease)
                                  ---------------------- -----------------------  ------------
Consumer loans                       $18,650     14.56%     $10,967      12.84%           70%
Commercial, financial, & other        26,586     20.75%      20,563      24.08%           29%
Commercial real estate
  construction                         2,290      1.79%       3,656       4.28%         (37%)
Commercial real estate mortgages      49,900     38.95%      23,103      27.06%          116%
Residential real estate mortgages     30,678     23.95%      27,101      31.74%           13%
                                  ---------------------- -----------------------  ------------

                                     128,104    100.00%      85,390     100.00%           50%
                                  ====================== =======================  ============

During 2000, the Bank purchased $8,164,000 in indirect automobile loans from local dealers compared to $948,000 in 1999. The increase was a result of a strong relationship between the loan department and select automobile dealers and the absence of any discounted rates being offered by the major captive finance companies. Management expects consumer loans to increase at a more moderate pace in 2001.

During 2000, commercial real estate mortgage loans and other commercial loans increased as a result of the addition of two commercial loan officers and a solid business development program. Management expects the commercial lending segments to continue to increase as a percentage of the loan portfolio in 2001 via business development programs. These types of loans carry a relatively large average balance and produce more cross-selling opportunities and are typically well secured by equipment, receivables or real estate.

Residential real estate mortgages also increased in 2000. This increase was primarily due to the presence of three Mortgage Loan Originators for the entire year. Management anticipates that residential mortgage loans will increase in 2001 with the opening of the Canton Township branch office.

A maturity and repricing schedule of the loan portfolio at December 31, 2000 is listed below (in thousands):

                                    Within      Three to     One to       After
                                     Three       Twelve       Five        Five
                                    Months       Months       Years       Years      Total
                                  ------------ -----------  ----------  ---------- -----------
Consumer loans                         $5,971        $918     $11,478        $282     $18,649
Commercial, financial & other          14,623       2,425       8,428         965      26,441
Commercial real estate
  construction                          2,290         ---         ---         ---       2,290
Commercial real estate mortgages        3,559       1,564      38,840       5,937      49,900
Residential real estate mortgages       1,429       4,477      17,125       7,120      30,151
                                  ------------ -----------  ----------  ---------- -----------

                                      $27,872      $9,384     $75,871     $14,304     127,431
                                  ============ ===========  ==========  ==========

Non-accrual loans                                                                         673
                                                                                   -----------

          Total loans                                                                $128,104
                                                                                   ===========


Loans at fixed interest rates          $1,133      $4,643     $59,869     $13,455     $79,100
Loans at variable interest rates       26,739       4,741      16,002         849      48,331
                                  ------------ -----------  ----------  ---------- -----------

                                      $27,872      $9,384     $75,871     $14,304     127,431
                                  ============ ===========  ==========  ==========

Non-accrual loans                                                                         673
                                                                                   -----------

          Total loans                                                                $128,104
                                                                                   ===========

Variable rate loans comprise 38% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.

The aggregate balances on non-performing loans and the reduction in interest income associated with these loans at December 31, are as follows (in thousands):


                                                           2000          1999         1998
                                                       -------------  ------------ -----------
Troubled debt restructured                                     $---          $---        $---
Over 90 days past due                                           531           190           2
Non-accrual loans                                               673           105         410
                                                       -------------  ------------ -----------

Total nonperforming assets                                   $1,204          $295        $412
                                                       =============  ============ ===========

As a percentage of total loans                                0.94%         0.35%       0.62%
                                                       =============  ============ ===========

Income in accordance with original loan terms                   $64           $22         $20
Income recognized                                                44            13         ---

The Bank automatically places any loan that has been partially charged-off or any consumer loan to borrowers in bankruptcy proceedings on non-accrual. The Bank on a discretionary basis places loans on non-accrual when a borrower is in bankruptcy where adequate security cannot be demonstrated and the borrower ceases paying interest. All other loans are typically placed on non-accrual after the borrower is ninety days or more past due unless collection is expected within 60 days.

Allowance for Loan Losses. The allowance for loan losses at December 31, 2000 was $1.3 million compared to $781,000 at December 31, 1999, an increase of $471,000 or 60%. The increase was primarily due to the growth in the loan portfolio during 2000. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

                                                           2000          1999         1998
                                                       -------------  ------------ -----------
Balance, beginning of year                                     $781          $627        $522
Charge-offs:
     Consumer loans                                            (21)          (55)        (15)
     Commercial loans                                          (20)         (584)         ---

Recoveries:
     Consumer loans                                               2            21         ---
                                                       -------------  ------------ -----------

Net charge-offs                                                (39)         (618)        (15)

Additions charged to operations                                 510           772         120
                                                       -------------  ------------ -----------

Balance at end of period                                     $1,252          $781        $627
                                                       =============  ============ ===========

Allowance to total loans                                      0.98%         0.91%       0.95%
                                                       =============  ============ ===========

Allowance to non performing assets                          103.99%       264.75%     152.18%
                                                       =============  ============ ===========

Net charge-offs to average loans                              0.04%         0.84%       0.03%
                                                       =============  ============ ===========

Charge-offs decreased from 1999 to 2000 primarily due to a $584,000 charge-off of one commercial loan relationship which unexpectedly declared bankruptcy and closed its doors for business in 1999.

The increase in the allowance for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the Bank's loan portfolio and current and projected economic conditions.

The allocation of the allowance for loan losses as of December 31, is as follows (in thousands):

                                          2000                  1999                    1998
                                 ---------------------- --------------------  --------------------
                                            Percent of           Percent of            Percent of
                                            loans in             loans in              loans in
                                               each                 each                  each
                                            category             category              category
                                                to                   to                    to
                                              total                total                 total
                                  Amount      loans     Amount     loans      Amount     loans
                                 ---------  ----------- -------- -----------  -------  -----------
Consumer loans                       $241       14.56%      $16      12.73%      $20       18.83%
Commercial, financial & other         578       20.75%      239      23.86%      266       22.48%
Commercial real estate
  construction                          1        1.79%        3       4.24%        2        3.39%
Commercial real estate mortgages      274       38.95%       16      26.81%        9       18.90%
Residential real estate
  mortgages                           158       23.95%       45      32.36%      101       36.40%
Unallocated                           ---          N/A      462         N/A      229          N/A
                                 ---------  ----------- -------- -----------  -------  -----------
                                   $1,252      100.00%     $781     100.00%     $627      100.00%
                                 =========  =========== ======== ===========  =======  ===========

On September 7, 2000, the Federal Financial Institutions Examination Council issued a proposed policy statement on allowance for loan and lease losses methodologies and documentation for banks and savings institutions. The proposed policy includes guidance on procedures, methodologies, impairment, contingencies, loss estimates and the validation of the allowance for loan losses. As a result, the Bank modified its method for allocating the allowance for loan losses to comply with the proposed policy and to more accurately reflect the risks of the loan portfolio and the segments within.

Premises and Equipment. Premises and equipment at December 31, 2000 were $3.2 million compared to $2.4 million at December 31, 1999, an increase of $0.8 million or 32%. The Corporation will open a new branch office in Canton Township, Michigan in April 2001. Expenditures for the project in 2000 were $672,000. The estimated total expenditures for the project are $1.8 million, including land, building construction, furniture and equipment. The Corporation is currently in the process of expanding the main office branch in Dearborn. Total expenditures for the expansion are estimated to be $300,000. Also during 2001, the Bank is planning to invest approximately $230,000 in a new proof of deposit and check imaging system.

Accrued Interest Receivable. Accrued interest receivable at December 31, 2000 was $1.5 million compared to $1.4 million at December 31, 1999, an increase of $0.1 million or 12%. The increase was due to increased loan volume.

Other Assets. Other assets at December 31, 2000 were $248,000 compared to $736,000 at December 31, 1999, a decrease of $488,000 or 66%. The decrease was largely due to a decrease in the Corporation's recognition of a deferred tax asset related to the unrealized loss on the investment securities, available for sale portfolio. This is a direct result of the increase in the market value of the Corporation's securities portfolio.


Deposits. Total deposits at December 31, 2000 were $164.1 million compared to $118.9 million at December 31, 1999, an increase of $45.2 million or 38%. The components of the outstanding balances and percentage increase in deposits from 1999 to 2000 are as follows (in thousands):

                                                          2000             1999       Percent
                                           --------------------- --------------------
                                            Balance     Percent   Balance   Percent   Increase
                                           --------------------- -------------------- --------
Non-interest bearing:
           Demand                            $19,153    11.67%     $14,859   12.50%    28.90%
                                           ----------   -------- ---------- --------- --------



Interest bearing:
            Checking                          $6,320      3.85%     $5,391   4.53%     17.23%
            Money market                      18,715     11.40%     13,013   10.94%    43.82%
            Savings                            4,438      2.70%      3,109   2.62%     42.75%
            Time, under $100,000              56,572     34.47%     40,984   34.48%    38.03%
            Time, $100,000 and over           58,923     35.91%     41,519   34.93%    41.92%
                                           ----------   -------- ---------- --------- --------

                                             144,968     88.33%   104,016    87.50%    39.37%
                                           ----------   -------- ---------- --------- --------

Total deposits                              $164,121    100.00%   $118,875   100.00%   38.06%
                                           ==========   ======== ========== ========= ========


The increase in deposits was primarily due to growth in various types of deposits. During 2000, the Bank completed two major marketing campaigns in May and October, which offered a premium rate of interest on time deposit accounts and an annual birthday celebration in March, offering a premium rate of interest on money market accounts. These campaigns raised in excess of $30 million in new time deposits and $3 million in new money market deposits. In addition to these deposit campaigns, the Bank continued to seek out public funds, in the form of time deposits, $100,000 and over, in the local communities that the Bank serves. Public funds at December 31, 2000 were $8.3 million compared to $8.2 million at December 31, 1999. Additional growth in all types of deposits was achieved via a strong business development program which includes normal marketing, telemarketing, referral and visitation programs. At December 31, 2000, within the large concentration of time deposits, $100,000 or more, the Bank considers 95% of these deposits to be core deposits, based upon the length of the relationship with customers and other deposit or lending relationships maintained at the Bank.

The Corporation has historically relied heavily on time deposits as a percentage of total deposits to fund the growth of the Corporation. These deposits are sensitive to changes in the interest rate environment. For this reason, management expects to diversify the growth in deposits by emphasizing transaction based deposit products and other savings products. At December 31, 2000 and December 31, 1999, the proportion of time deposits to total deposits was 70%. During 2001, diversification of the deposit portfolio is expected to continue and time deposits are expected to decrease as percentage of total deposits.

Final maturities of total time deposits are as follows (in thousands):


                                                   $100,000       Less than
                                                   and over       $100,000          Total
                                                 -------------- --------------  --------------
Due in three months or less                            $19,637         $4,495         $24,132
Due in over three months through six months             16,059         29,372          45,431
Due in over six months through one year                 17,238         13,906          31,144
Due in one year through five years                       5,989          8,799          14,788
                                                 -------------- --------------  --------------

          Totals                                       $58,923        $56,572        $115,495
                                                 ============== ==============  ==============


The following is a summary of the distribution and weighted average interest rate of deposits at December 31 (in thousands):

                                           2000                       1999
                                   ------------------------ ------------------------
                                                 Weighted                 Weighted
                                                  Average                  Average
                                      Amount       Rate        Amount       Rate
                                   ------------- ---------- ------------- ----------
Non-interest bearing:
           Demand                       $19,153     ---          $14,859     ---
                                   -------------            -------------

Interest bearing:
            Checking                     $6,320      2.93%        $5,391      2.96%
            Money market                 18,715      4.43%        13,013      3.39%
            Savings                       4,438      2.50%         3,109      2.50%
            Time, under $100,000         56,572      6.33%        40,984      5.16%
            Time, $100,000 and
              over                       58,923      6.49%        41,519      5.44%
                                   -------------            -------------
                                       $144,968                 $104,016
                                   -------------            -------------

Total deposits                         $164,121                 $118,875
                                   =============            =============

During most of 2000, the Corporation repriced the majority of its time deposits at higher rates than 1999 due to an increasing rate environment that started early in 2000 and continued through the end of 2000. During 2001, management believes that time deposits will become less costly as the interest rate environment is anticipated to decrease.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2000 amounted to $0.0 million as compared to $2.0 at December 31, 1999. Management expects to secure additional advances in 2001 to support loan growth. In 1999, the Bank joined the Federal Home Loan Bank of Indianapolis. Membership in the Federal Home Loan Bank provides the Bank with a stable source of additional funding at a reasonable cost. Federal Home Loan Bank advances are collateralized with investment securities, available for sale.

Accrued Interest Payable. Accrued interest payable at December 31, 2000 was $826,000 compared to $469,000 at December 31, 1999. The increase was due to the increase in the volume of total deposits during 2000.

CAPITAL

Stockholders' equity at December 31, 2000 was $27.8 million compared to $27.3 million as of December 31, 1999, a increase of $0.5 million or 2%. Capital increased during 2000 primarily due to net income and in the after-tax effects of decreases in unrealized losses on available for sale investment securities as interest rates began to decline in late 2000.

At December 31, 2000 the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note M - Regulatory Matters. Based on the Corporation's December 31, 2000 capital to asset ratio of 14.32 percent, management has the capacity to grow the assets of the Corporation to approximately $347,000,000 before the necessity to raise additional capital, while maintaining a minimum 8.00% capital to assets ratio.

In November of 1999, the Corporation announced that it would repurchase up to 125,000 shares of its outstanding common stock at a price range of $5.00 to $13.00 per share. Furthermore, in October 2000, the Corporation announced that it would repurchase up to an additional 125,000 shares of its outstanding common stock at a price range of $5.00 to $13.00 per share, for a total of 250,000 shares, which represents approximately eleven percent of the outstanding common stock. Through December 31, 2000, the Corporation was able to repurchase 211,951 shares within Securities and Exchange Commission compliance guidelines. The Corporation anticipates it will continue to repurchase shares during 2001.


LIQUIDITY AND ASSET AND LIABILITY MANAGEMENT

Liquidity refers to readily available funds to meet the needs of borrowers and depositors. Levels of liquidity are closely monitored in conjunction with loan funding requirements and deposit outflows. Adequate liquidity protects institutions from raising funds under duress at excessive expense and provides a necessary cushion for occasional unpredictable aberrations in demand. While adequate liquidity is imperative, excessive liquidity in lower yielding cash investments or other easily marketable assets reduces potential interest income. Thus, an appropriate balance must be maintained to protect the institution and at the same time, prudently maximize income opportunities. Sources of liquidity from both assets and liabilities include federal funds sold, securities available for sale, loan repayments, core deposits, Federal Home Loan Bank advances and a federal funds purchase credit facility.

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

An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Corporation's assets mature or reprice more quickly or to a greater extent than its liabilities, the Corporation's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Corporation's assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

In 2000, the Bank sold investment securities, available for sale and secured a Federal Home Loan Bank advance to fund increases in the level of loan activity. Management expects loan volume to continue to increase in 2001 and expects to fund that growth with deposit growth, sales and calls of investment securities, available for sale and additional Federal Home Loan Bank advances.

Interest Rate Sensitivity Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity "gap" is the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income.

Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, and thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. Additionally, the gap analysis does not consider the many factors as banking interest rates move. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. During periods of rising interest rates, the Corporation's assets tend to have prepayments that are slower than expected and would tend to increase the negative gap position. Conversely, during a period of falling interest rates, the Corporation's assets would tend to prepay faster than originally expected thus decreasing the negative gap position. In addition, some of the Corporation's assets, such as adjustable rate mortgages, have caps on the amount by which their interest rates can change in any single period, and therefore may not reprice as quickly as liabilities in the same maturity category.

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2000 which are expected to mature or reprice in each of the time periods shown below.

                           RATE SENSITIVITY ANALYSIS / GAP ANALYSIS

                                                    Interest Rate Sensitivity Period
                                         -------------------------------------------------------
(In thousands)                             1-90        91-365       1-5       Over
                                           Days         Days       Years     5 Years     Total
                                         ---------    ---------   ---------  --------   --------
Earning assets
          Federal funds sold               $6,334         $---        $---      $---     $6,334
          Mortgage loans held for sale      1,085          ---         ---       ---      1,085
          Securities available for sale       ---       10,661      41,255       ---     51,916
          Federal Home Loan Bank stock        450          ---         ---       ---        450
          Total loans, net of
            non-accrual                    27,872        9,384      75,871    14,304    127,431
                                         ---------    ---------   ---------  --------   --------
Total earning assets                       35,741       20,045     117,126    14,304    187,216

Interest bearing liabilities
          Total interest bearing
            deposits                       53,605       76,575      14,788       ---    144,968
          Mortgage payable                      7           21         128       311        467
                                         ---------    ---------   ---------  --------   --------
Total interest bearing liabilities         53,612       76,596      14,916       311    145,435

Net asset (liability) funding gap        (17,871)     (56,551)     102,210    13,993    $41,781
                                         ---------    ---------   ---------  --------   ========

Cumulative net asset (liability)
  funding gap                            ($17,871)    ($74,422)    $27,788   $41,781
                                         =========    =========   =========  ========

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

TECHNOLOGY

The Corporation, operating as an independent, local community bank, strives to make available to its employees and customers a high level of technology as a way to be competitive with other larger financial institutions. In October 2000, the Bank deployed its first ATM at the main office in Dearborn. A second ATM was placed into service at the Plymouth office in January 2001. A third ATM will be placed into service at the Canton Township office in April 2001.

By the end of the second quarter in 2001, the Bank will have in place a voice response, automatic telephone banking service available 24 hours a day. Also by the end of the second quarter in 2001, the Bank will be operating a new deposit and check imaging system, which will help to streamline its check operations and improve statement delivery.

                             DEARBORN BANCORP, INC.

                             DIRECTORS AND OFFICERS





DIRECTORS

WILBER M. BRUCKER, JR.
Retired, Attorney

MARGARET I. CAMPBELL
Retired, Consultant

JOHN E. DEMMER
Chairman of the Board and
     Chief Executive Officer
Jack Demmer Ford, Inc. and
Jack Demmer Lincoln-Mercury, Inc.
Jack Demmer Leasing

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

DR. ROBERT C. SCHWYN
Physician

RONNIE J. STORY
President and Chief Executive Officer
Story Development Corp. and Story Brothers
Grading & Excavating

OFFICERS

JOHN E. DEMMER
Chairman of the Board and
     Chief Executive Officer

RICHARD NORDSTROM
Vice Chairman

MICHAEL J. ROSS
President

JEFFREY L. KARAFA
Vice President, Treasurer and Secretary

DONALD G. KARCHER
Vice President

                           COMMUNITY BANK OF DEARBORN

                                    OFFICERS





JOHN E. DEMMER
Chairman of the Board

MICHAEL J. ROSS
President
Chief Executive Officer

JEFFREY L. KARAFA
Senior Vice President
CFO, Cashier & Secretary

WARREN R. MUSSON
Senior Vice President
Head of Lending

JEFFREY J. WOLBER
Senior Vice President
Branch Administration

DANIEL P. BROPHY
Vice President
Loan Administration

GEORGE J. DEMOU
Vice President
Commercial Lending

JIHAD A. HACHEM
Vice President
Commercial Lending

H. KRISTENE RAUTIO
Vice President
Bank Administration

GARY AMES, JR.
Assistant Vice President & Controller

KEVIN A. BANK
Assistant Vice President
Commercial Lending

DANIEL A. BZURA
Assistant Vice President & Branch Manager
Canton Township

CYNTHIA M. IMMONEN
Loan Operations Officer

COLLEEN T. A. LYNEMA
Mortgage Loan Officer

DENIS T. NISSLE
Assistant Vice President
Plymouth

CYNTHIA A. PIZZO
Assistant Vice President & Branch Manager
Dearborn

STEVEN P. SLADE
Consumer Banking Officer

DENISE J. STAFFELD
Senior Mortgage Loan Officer

SUSAN VETTRAINO
Retail Operations Officer

CHARLES P. WASCZENSKI
Branch Officer, Plymouth

PAMELA G. WILKS
Data Operations Officer

                                BRANCH LOCATIONS



Main Office                          Hours:             9:30 AM - 4:30 PM  Monday through Thursday
22290 Michigan Avenue                                   9:30 AM - 5:00 PM  Friday
PO Box 2247                                             9:30 AM - 1:00 PM  Saturday, Drive-In Only
Dearborn, Michigan  48123-2247
Phone:         (313)  274-1000
Fax:           (313)  274-5050
Cynthia A. Pizzo, Assistant Vice President & Branch Manager



Warren Avenue and Silvery Lane       Hours:              9:00 AM - 4:30 PM  Monday through Thursday
24935 West Warren Avenue                                 9:00 AM - 5:00 PM  Friday
Dearborn Heights, Michigan  48127
Phone:  (313)  724-0100
Fax:    (313)  724-1010
Trudy J. Petty,  Branch Manager



Five Mile and Sheldon Road           Hours:               9:00 AM - 4:30 PM  Monday through Thursday
44623 Five Mile                                           9:00 AM - 5:00 PM  Friday
Plymouth, Michigan  48170
Phone:  (734)  454-1000
Fax:    (734)  454-0123
Charles P. Wasczenski, Branch Officer



Canton Center                        Hours:               9:00 AM - 4:30 PM  Monday through Thursday
1325 N. Canton Center Road                                9:00 AM - 5:00 PM  Friday
Canton, Michigan  48187                                   9:30 AM - 1:00 PM Saturday, Drive-In Only
Phone:  (734)  981-0022
Fax:    (734)  981-0033
Daniel A. Bzura, Assistant Vice President and Branch Manager

                             DEARBORN BANCORP, INC.
                              22290 Michigan Avenue
                                   PO Box 2247
                          Dearborn, Michigan 48123-2247

                              Phone: (313) 274-1000