Form 10-K405, Exhibit 13
period 2001-12-31
DEARBORN BANCORP INC /MI/
filed 2002-03-28
CIK 895541

                                                                      EXHIBIT 13



                             DEARBORN BANCORP, INC.


                               AND ITS SUBSIDIARY


                           COMMUNITY BANK OF DEARBORN





                                      2001
                                  ANNUAL REPORT

                             DEARBORN BANCORP, INC.

                               AND ITS SUBSIDIARY

                           COMMUNITY BANK OF DEARBORN

CONTENTS
     Corporate Information                                           3

     Chairman's and President's Letter to Stockholders               4

     Summary of Selected Financial Data                              6

     Report of Independent Auditors                                  7

     Consolidated Balance Sheets                                     8

     Consolidated Statements of Income                               9

     Consolidated Statements of Changes in Stockholders' Equity     10

     Consolidated Statements of Cash Flows                          12

     Notes to Consolidated Financial Statements                     13

     Management's Discussion and Analysis                           36

     Dearborn Bancorp, Inc. Directors and Officers                  51

     Community Bank of Dearborn Officers                            52

     Community Bank of Dearborn Subsidiaries                        53

     Investor Information                                           55

                             DESCRIPTION OF BUSINESS

DEARBORN, BANCORP, INC.

Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Community Bank of Dearborn (the "Bank").


COMMUNITY BANK OF DEARBORN

The Bank was incorporated on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. Subsequently, branch offices were opened in Dearborn Heights and Plymouth Township. On May 14, 2001, a fourth office located on Canton Center Road, south of Ford Road in Canton Township, Michigan was opened. On December 19, 2001, a fifth office located on River Ridge Drive and Hall Road in Clinton Township was opened. On May 1, 2001, the Bank also established Community Bank Mortgage, Inc., a mortgage company that originates and holds commercial and residential mortgage loans.

The Bank offers a wide range of financial products and services. These include checking accounts, savings accounts, money market accounts, certificates of deposit, business checking, direct deposit, ATM services, telephone banking services, loan services (commercial, consumer, real estate mortgages), travelers' checks, cashiers' checks, wire transfers, safe deposit boxes, collection services, and night depository service. The Bank does not have a trust department.


                              [DEAR NASDAQ LISTED LOGO]


                    QUARTERLY COMMON STOCK PRICE INFORMATION

                                                                  ------------------------------
                                                                  HIGH         LOW         CLOSE
                                                                  ------------------------------
2001
-----------------------------------------------------
First quarter                                                     $8.62        $7.71       $8.16
Second quarter                                                     9.93         8.18        9.53
Third quarter                                                     12.03         9.54       11.39
Fourth quarter                                                    12.10        11.30       11.55

                                                                  ------------------------------
2000
-----------------------------------------------------
First quarter                                                     $6.80        $5.33       $6.07
Second quarter                                                     7.26         5.84        6.12
Third quarter                                                      7.60         5.78        7.14
Fourth quarter                                                     8.16         6.92        7.88

To Our Shareholders:

     All of us associated with Dearborn Bancorp, Inc., particularly your Directors and Executive Officers, are very pleased to report that our Corporation had another exceptional year in 2001. Earnings, assets, deposits and loans all reached new record levels and our growth continued at a most satisfactory pace.

     Net income for the twelve months ended December 31, 2001, was $1,539,000 or $0.62 per fully diluted common share. In the same period of 2000, net income was $1,211,000 or $0.46 per diluted share, making the year-to-year improvement in net income and earnings per share 27.09 percent and 34.78 percent, respectively. The increase in earnings per share was greater than the increase in net income because of a reduction in the average number of shares outstanding resulting from recent Stock Repurchase Programs.

     The Corporation's total assets at year-end were $226,865,000, 17.01 percent more than they had been one year earlier when they were $193,878,000. The $200 million milestone was passed as the seventh anniversary of the opening of Community Bank of Dearborn was being observed during the first quarter. Our rate of growth for all of 2001 was somewhat lower than it had been in previous years as a consequence of our strategic response to extremely low interest rates and the slowing economy. We shifted our focus from attracting new deposits to keeping those that we already had. We did not believe that it would be prudent in this environment to pay significantly higher rates on new deposits than those prevailing in the marketplace. Instead, we placed greater emphasis on originating new loans and improving our net interest income, which was up more than 30 percent.

     Still, total deposits were up 8.14 percent to $177,481,000 during the year. Total loans, on the other hand, were up 41.21 percent to $180,892,000. Although we made a major effort to increase loan volume, we did not lower our credit standards. Consequently, we ended the year with an Allowance for Loan Losses of $1,922,000 or 1.06 percent of total loans other than mortgages held for sale. At December 31, 2000, the ratio was 0.98 percent of total loans. Moreover, delinquent loans, ranging from those simply more than 30 days past due to those classified as non-performing, constituted just 0.65 percent of total loans.

     This strong growth and earning performance provided direct benefits to our shareholders. In June and December, we distributed two five percent stock dividends, increasing the holdings of shareholders who neither bought nor sold stock by 10.25 percent. Over the course of the year, the market price of Dearborn Bancorp common stock rose from $7.88 per share on January 1 to $11.55 on December 31. After considering the two stock dividends, this represented a
61.60 percent increase in the market value of our stock. Inasmuch as the market value of our shares and their book value are now approximately the same, we have discontinued purchases under our Share Repurchase Program. In the foreseeable future, we do not contemplate repurchasing shares at a price greater than their book value.

     Our return on average total assets for 2001 was 0.76 percent compared to a return of 0.72 percent in 2000. Needless to say, our long-term goal is to earn a return well above the one percent "standard of excellence" for community banks. At this stage of our corporate development, we are still investing heavily in expanding our market area. This course of action results in steadily increasing overhead as we add offices and personnel to serve more customers. In due course, these expansion efforts will have less impact on our non-interest expenses and allow them to fall more in line with those of our peers.

     During the past year, we opened two new banking offices. One is in Canton Township and one is in Clinton Township in Macomb County. We added 3,000 square feet of office space at our Main Office to house an expanding Commercial Loan Department. We also added 18 persons to the staff, including Steve Tarczy and Sam Lochricchio as President, Northeast region and Senior Vice-President, respectively. These two seasoned Macomb County bankers will manage our new Clinton Township office.

     We have also continued to upgrade our technological capabilities. A new proof system will allow us to process an ever-increasing volume of checks faster and more efficiently. We also acquired a new check imaging system that will allow us to store many checks as digital images. We will never completely eliminate the use of paper documents. Optical scanning, however, will allow us to dramatically reduce the volume of paper that we must hold in our files while it speeds up the retrieval of documents.

     We also introduced a new Telephone Banking Service and installed our first three Automatic Teller Machines. Telephone banking is available to all of our customers, wherever they do business. The ATMs are located at our Dearborn Main Office and our offices in Plymouth and Canton Townships. These enhancements are primarily intended to improve service to our customers but the revenue we derive from the use of our ATMs by non-customers has provided a modest augmentation to our non-interest income.

     And so, following a particularly good performance in 2001, we are optimistic that our favorable long-term trends will continue in 2002. The consensus of professional economists that we respect is that the economy will start to grow again by mid-year, if it has not already started to do so. We expect a gradual rise in interest rates over the course of the coming year. During the first half, we do not expect this to have a particularly significant effect on our operations. If, however, our cost of funds increases somewhat faster than the yields on our loans and investments, there could be a slightly negative effect during the last half of the year. Overall, though, sustaining our rate of growth in loans and deposits will remain our principal means of improving earnings and financial performance.

     In closing, we encourage you to attend the Dearborn Bancorp, Inc., annual meeting. It will be held at 4:00 PM on May 21, 2002 at Park Place in Dearborn, Michigan. We look forward to seeing you there and to hearing your comments, questions and suggestions.






                                   Sincerely,



          John E. Demmer                               Michael J. Ross
      Chairman of the Board                               President

                       SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2001 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 2001 and 2000, and the Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999 are included elsewhere in this Annual Report.

                                                    ---------------------------------------------------------------------------
                                                       2001             2000           1999            1998             1997
                                                    ---------------------------------------------------------------------------
                                                                  (In thousands, except share and per share data)
OPERATIONS
Interest income                                        $14,585         $12,789          $9,677          $8,290           $5,404
Interest expense                                         7,405           6,733           4,735           4,466            2,998
                                                    ---------------------------------------------------------------------------
Net interest income                                      7,180           6,056           4,942           3,824            2,406
Provision for loan losses                                  920             510             772             120              164
                                                    ---------------------------------------------------------------------------
Net interest income after provision for
 loan losses                                             6,260           5,546           4,170           3,704            2,242
Total non-interest income                                1,460             542             558             533              312
Total non-interest expense                               5,379           4,259           3,804           2,941            2,089
                                                    ---------------------------------------------------------------------------
Net income before federal income tax
 expense (benefit)                                       2,341           1,829             924           1,296              465
Income tax expense (benefit)                               802             618             394             346             (145)
                                                    ---------------------------------------------------------------------------
Net income                                              $1,539          $1,211            $530            $950             $610
                                                    ===========================================================================
FINANCIAL CONDITION
Total assets                                          $226,865        $193,878        $152,698        $126,755          $86,653
Securities available for sale                           21,652          51,916          55,022          50,211           29,780
Federal Home Loan Bank stock                             1,000             450             381              --               --
Loans                                                  180,892         128,104          85,390          66,023           52,139
Deposits                                               177,481         164,121         118,875          97,610           75,397
Federal Home Loan Bank advances                         20,000              --           2,000              --               --
Other borrowings                                            --             467           5,493             517            2,037
Stockholders' equity                                    27,903          27,763          27,260          27,731            8,752

PER SHARE INFORMATION (1)
Net income per common share - basic                      $0.63           $0.46           $0.19           $0.41            $0.52
Net income per common share - diluted                    $0.62           $0.46           $0.19           $0.41            $0.51
Book value per common share                             $11.85          $11.11          $10.13          $10.18            $7.45
Average shares outstanding  - basic                  2,440,307       2,622,737       2,724,192       2,313,073        1,174,329
Average shares outstanding - diluted                 2,492,725       2,625,787       2,724,192       2,328,088        1,186,620
Shares outstanding at end of period                  2,354,810       2,499,293       2,691,564       2,725,232        1,174,329

OTHER DATA
Return on average assets                                  0.76%           0.72%           0.38%           0.81%            0.86%
Return on average equity                                  5.46%           4.41%           1.92%           4.15%            7.23%
Net interest margin                                       3.76%           3.74%           3.69%           3.41%            3.60%
Net interest spread                                       2.77%           2.41%           2.44%           2.03%            2.54%
Allowance for loan losses to total loans                  1.06%           0.98%           0.91%           0.95%            1.01%
Nonperforming assets to total assets                      0.36%           0.62%           0.19%           0.33%            0.02%
Stockholders' equity to total assets                     12.30%          14.32%          17.85%          21.88%           10.10%
Total interest expense to gross interest income          50.77%          52.65%          48.93%          53.87%           55.48%
Number of Offices                                            5               3               3               3                3

----------
(1) All share and per share amounts presented have been adjusted to reflect the issuance of stock dividends.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan

We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



                                             Crowe, Chizek and Company LLP


Grand Rapids, Michigan
February 6, 2002

                     DEARBORN BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                  ------------------------------------
                                                    2001                       2000
                                                  --------                    --------
                                                    (In thousands, except share data)
ASSETS
Cash and cash equivalents
  Cash and due from banks                           $3,600                      $2,300
  Federal funds sold                                 4,887                       6,334
  Interest bearing deposits with other banks         7,387                          --
                                                  --------                    --------
     Total cash and cash equivalents                15,874                       8,634

Mortgage loans held for sale                         2,915                       1,085
Securities available for sale                       21,652                      51,916
Federal Home Loan Bank stock                         1,000                         450
Loans
  Loans                                            180,892                     128,104
  Allowance for loan losses                         (1,922)                     (1,252)
                                                  --------                    --------
     Net loans                                     178,970                     126,852

Premises and equipment, net                          4,746                       3,159
Accrued interest receivable                          1,085                       1,534
Other assets                                           623                         248
                                                  --------                    --------
     Total assets                                 $226,865                    $193,878
                                                  ========                    ========

LIABILITIES
Deposits
  Non-interest bearing deposits                    $21,441                     $19,153
  Interest bearing deposits                        156,040                     144,968
                                                  --------                    --------
     Total deposits                                177,481                     164,121

Other liabilities
  Federal Home Loan Bank advances                   20,000                          --
  Mortgage payable                                      --                         467
  Accrued interest payable                             804                         826
  Other liabilities                                    677                         701
                                                  --------                    --------
     Total liabilities                             198,962                     166,115
                                                  ========                    ========

CONTINGENCIES                                           --                          --

STOCKHOLDERS' EQUITY
  Common stock - 5,000,000 shares
   authorized, 2,354,810 and
   2,499,293 shares outstanding
   in 2001 and 2000, respectively                   27,675                      27,451
  Accumulated earnings                                 168                         471
  Accumulated comprehensive income (loss)               60                        (159)
                                                  --------                    --------
     Total stockholders' equity                     27,903                      27,763
                                                  --------                    --------
     Total liabilities and
      stockholders' equity                        $226,865                    $193,878
                                                  ========                    ========

The accompanying notes are and integral part of these consolidated financial statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                -------------------------------------------------
                                                                                   2001              2000                 1999
                                                                                ---------          ---------            ---------
                                                                                 (In thousands, except share and per share data)
Interest income
  Interest on loans, including fees                                               $12,352             $9,436               $6,302
  Interest on securities available for sale                                         1,399              3,135                3,162
  Interest on deposits with banks                                                     249                 --                   --
  Interest on federal funds                                                           585                218                  213
                                                                                ---------          ---------            ---------
     Total interest income                                                         14,585             12,789                9,677

Interest expense
  Interest on deposits                                                              7,229              6,495                4,687
  Interest on other liabilities                                                       176                238                   48
                                                                                ---------          ---------            ---------
     Total interest expense                                                         7,405              6,733                4,735
     Net interest income                                                            7,180              6,056                4,942
Provision for loan losses                                                             920                510                  772
                                                                                ---------          ---------            ---------
Net interest income after provision for loan losses                                 6,260              5,546                4,170
                                                                                ---------          ---------            ---------
Non-interest income
  Service charges on deposit accounts                                                 262                214                  197
  Fees for other services to customers                                                 29                 31                   26
  Gain on the sale of loans                                                         1,011                342                  340
  Gain (loss) on the sale of securities                                               144                (47)                 (12)
  Other income                                                                         14                  2                    7
                                                                                ---------          ---------            ---------
     Total non-interest income                                                      1,460                542                  558

Non-interest expenses
  Salaries and employee benefits                                                    3,413              2,662                2,226
  Occupancy and equipment expense                                                     645                494                  446
  Advertising and marketing                                                           149                128                  101
  Stationery and supplies                                                             204                146                  164
  Professional services                                                               269                215                  333
  Data processing                                                                     204                170                  158
  FDIC insurance premiums                                                              30                 25                   12
  Other operating expenses                                                            465                419                  364
                                                                                ---------          ---------            ---------
     Total non-interest expenses                                                    5,379              4,259                3,804
                                                                                ---------          ---------            ---------
Income before federal income tax provision                                          2,341              1,829                  924
Income tax provision                                                                  802                618                  394
                                                                                ---------          ---------            ---------
Net income                                                                         $1,539             $1,211                 $530
                                                                                =========          =========            =========
Per share data:
Net income - basic                                                                  $0.63              $0.46                $0.19
Net income - diluted                                                                $0.62              $0.46                $0.19

Weighted average number of shares outstanding - basic                           2,440,307          2,622,737            2,724,192
Weighted average number of shares outstanding - diluted                         2,492,725          2,625,787            2,724,192

The accompanying notes are an integral part of these consolidated financial statements.

                      DEARBORN BANCORP, INC AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2001, 2000 and 1999

                                                                                                  ACCUMULATED
                                                                                                     OTHER              TOTAL
                                                                    COMMON        ACCUMULATED    COMPREHENSIVE      STOCKHOLDERS'
                                                                    STOCK           DEFICIT       INCOME (LOSS)         EQUITY
                                                                   -------        -----------    --------------     -------------
                                                                                    (In thousands, except shares)
Balance, January 1, 1999                                           $29,015          ($1,270)            ($14)          $27,731
  Repurchase of 33,687 shares of common stock                         (193)              --               --              (193)
  Net income                                                            --              530               --               530
  Other comprehensive loss
    Changes in net unrealized loss on
     securities held for sale                                           --               --           (1,236)           (1,236)
    Reclassification adjustment for losses included
     in net income                                                      --               --               12                12
                                                                   -------          -------           ------           -------
    Net change in net unrealized loss on
     securities available for sale                                      --               --           (1,224)           (1,224)
    Tax effects                                                                                          416               416
                                                                   -------          -------           ------           -------
  Other comprehensive loss                                              --               --             (808)             (808)
                                                                                                                       -------
                                                                                                                          (278)
                                                                   -------          -------           ------           -------
Balance, December 31, 1999                                         $28,822            ($740)           ($822)          $27,260
                                                                   -------          -------           ------           -------
  Repurchase of 198,997 shares of common stock                      (1,412)              --               --            (1,412)
  Exercise of stock options                                             41               --               --                41
  Net income                                                            --            1,211               --             1,211
  Other comprehensive income
    Changes in net unrealized loss on
     securities held for sale                                           --               --              958               958
    Reclassification adjustment for
     losses included in net income                                      --               --               47                47
                                                                                                      ------           -------
    Net change in net unrealized loss on
     securities available for sale                                      --               --            1,005             1,005
    Tax effects                                                                                         (342)             (342)
                                                                                                      ------           -------
  Other comprehensive income                                            --               --              663               663
                                                                                                                       -------
                                                                                                                         1,874
                                                                   -------          -------           ------           -------
Balance, December 31, 2000                                         $27,451             $471            ($159)          $27,763
                                                                   =======          =======           ======           =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2001, 2000 and 1999

                                                                                                 ACCUMULATED
                                                                                                     OTHER            TOTAL
                                                                                 ACCUMULATED     COMPREHENSIVE    STOCKHOLDERS'
                                                                   STOCK           EARNINGS      INCOME (LOSS)       EQUITY
                                                                  -------        -----------     -------------    -------------
Balance, January 1, 2001                                          $27,451             $471          ($159)          $27,763
  Repurchase of 160,941 shares of common stock                     (1,743)              --             --            (1,743)
  Exercise of stock options                                           125               --             --               125
  Stock dividend, declared May 2001                                 1,113           (1,113)            --                --
  Stock dividend, declared November 2001                              729             (729)            --                --
  Net income                                                           --            1,539             --             1,539
  Other comprehensive income
    Changes in net unrealized gain  on
     securities held for sale                                          --               --            475               475
    Reclassification adjustment for gains
     included in net income                                            --               --           (144)             (144)
                                                                                                     ----           -------
    Net change in net unrealized loss on
     securities available for sale                                     --               --            331               331
    Tax effects                                                                                      (112)             (112)
                                                                                                     ----           -------
  Other comprehensive income                                           --               --            219               219
                                                                                                                    -------
                                                                                                                      1,758
                                                                  -------           ------           ----           -------
Balance, December 31, 2001                                        $27,675             $168            $60           $27,903
                                                                  =======           ======           ====           =======

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEARS ENDED DECEMBER 31,
                                                                               ---------------------------------------------
                                                                                2001               2000                1999
                                                                               -------            -------            -------
                                                                                               (In thousands)
Cash flows from operating activities
  Interest and fees received                                                   $15,034            $12,625             $9,240
  Interest paid                                                                 (7,427)            (6,376)            (4,604)
  Proceeds from sale of mortgages held for sale                                 73,824             23,833             21,707
  Origination of mortgages held for sale                                       (74,643)           (23,792)           (20,939)
  Taxes paid                                                                      (935)              (407)              (435)
  Cash paid to suppliers and employees                                          (4,952)            (3,578)            (3,050)
                                                                               -------            -------            -------
  Net cash provided by operating activities                                        901              2,304              1,919

Cash flows from investing activities
  Proceeds from the sale of securities available for sale                       24,160              3,962              3,670
  Proceeds from maturities of securities available for sale                     40,642              4,000             33,828
  Proceeds from repayments of securities available for sale                        404                 --                 --
  Purchases of securities available for sale                                   (34,575)            (4,000)           (43,669)
  Purchase of Federal Home Loan Bank stock                                        (550)               (69)              (381)
  Increase in loans, net of payments received                                  (53,038)           (42,753)           (19,985)
  Purchases of property and equipment                                           (1,979)            (1,068)              (275)
                                                                               -------            -------            -------
  Net cash used in investing activities                                        (24,936)           (39,928)           (26,812)

Cash flows from financing activities
  Net increase in non-interest bearing deposits                                  2,288              4,294              3,717
  Net increase in interest bearing deposits                                     11,072             40,952             17,548
  Increase (decrease) in federal funds purchased                                    --             (3,000)             3,000
  Proceeds from Federal Home Loan Bank advances                                 20,000                 --              2,000
  Repayments of Federal Home Loan Bank advances                                     --             (2,000)                --
  Principal payments on mortgage payable                                          (467)               (26)               (24)
  Repurchase of common stock                                                    (1,743)            (1,412)              (193)
  Sale of common stock                                                             125                 41                 --
                                                                               -------            -------            -------
  Net cash provided by financing activities                                     31,275             38,849             26,048

Increase in cash and cash equivalents                                            7,240              1,225              1,155
Cash and cash equivalents at the beginning of the period                         8,634              7,409              6,254
                                                                               -------            -------            -------
Cash and cash equivalents at the end of the period                             $15,874             $8,634             $7,409
                                                                               =======            =======            =======
Reconciliation of net income to net cash provided by
 operating activities
Net income                                                                      $1,539             $1,211               $530
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Provision for loan losses                                                      920                510                772
    Depreciation and amortization expense                                          392                297                265
    Accretion of discount on investment securities                                 (31)                (6)                (5)
    Amortization of premium on investment securities                               139                107                130
    (Gain) loss on the sale of investment securities                              (144)                47                 12
    (Increase) decrease in mortgages held for sale                              (1,830)              (302)               428
    (Increase) decrease in interest receivable                                     449               (164)              (437)
    Increase (decrease) in interest payable                                        (22)               357                131
    (Increase) decrease in other assets                                           (487)               147                 51
    Increase (decrease) in other liabilities                                       (24)               100                 42
                                                                               -------            -------            -------
Net cash provided by operating activities                                         $901             $2,304             $1,919
                                                                               =======            =======            =======

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.


     Basis of Presentation and Operations

     Dearborn Bancorp, Inc. (the "Corporation") was incorporated in Michigan on September 30, 1992. The Corporation's subsidiary, Community Bank of Dearborn (the "Bank"), began operations on February 28, 1994. The Bank operates five community banking offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township and Clinton Township in Michigan, offering a full range of banking services to individuals and businesses. The Bank also operates Community Bank Mortgage, Inc., a mortgage company that originates and services residential and commercial mortgage loans and Community Bank Insurance Agency, an insurance agency with limited activities.

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

     While the Corporation's management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation's banking operations are considered by management to be aggregated in one reportable operating segment.


     Principles of Consolidation

     The consolidated financial statements include the accounts of Dearborn Bancorp, Inc. and its wholly-owned subsidiary, Community Bank of Dearborn and its wholly owned subsidiaries, Community Bank Mortgage, Inc. and Community Bank Insurance Agency, Inc. All significant intercompany transactions are eliminated in consolidation.


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


     Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, cash due from banks, federal funds sold, and interest bearing deposits with other banks to be cash equivalents. Net cash flows are reported for loan and deposit transactions.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Mortgage Loans Held for Sale

     Mortgage loans held for sale are carried at the lower of cost or market on an individual basis.


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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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


     Foreclosed Assets

     Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or fair value when acquired, establishing a new cost basis. If fair value declines below the new cost basis, a valuation allowance is recorded through expense. Costs after acquisition are expensed.


     Premises and Equipment

     Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

          Building and improvements - 5 to 30 years
          Furniture and equipment - 5 to 10 years


     Servicing Assets

     Servicing assets represent purchased rights and the allocated value of retained servicing rights on loans sold. Servicing assets are expenses in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. The Corporation does not have servicing assets at year-end 2001 or 2000 as the Corporation does not retain the servicing rights on loans sold.


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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Stock Compensation

     Employee compensation expense under stock option plans is reported if options are granted below the market price. Pro forma disclosures of net income and earnings per share are shown using the fair value method to measure expense for options granted, using an option pricing model to estimate fair value.


     Stock Dividends

     The fair value of shares issued in stock dividends is transferred from retained earnings to common stock, to the extent of available retained earnings. Any excess of fair value over available retained earnings is considered a return of capital. All share and per share amounts are retroactively adjusted for stock dividends. The Corporation approved 5% stock dividends on May 15, 2001 and November 20, 2001 to all shareholders of record as of May 31, 2001 and December 7, 2001, respectively.


     Income Per Share

     Basic income per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted income per share includes the dilutive effect of additional potential common shares issuable under stock options. Income per share is restated for all stock splits and dividends through the date of issue of the financial statements.


     Restrictions on Cash

     The Corporation was required to have $362,000 and $358,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2001 and 2000. These balances do not earn interest.


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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Accounting Changes

     Beginning January 1, 2001, a new accounting standard requires all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values are recorded in the income statement. Fair value changes involving hedges are generally recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001, did not have a material effect on the consolidated financial statements.

     A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets be recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 did not have a material effect on the Corporation's financial statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE B - SECURITIES AVAILABLE FOR SALE

     The amortized cost and estimated market value of securities available for sale are as follows (in thousands):

                                                                        DECEMBER 31, 2001
                                                  ---------------------------------------------------------------
                                                                      GROSS           GROSS             ESTIMATED
                                                  AMORTIZED        UNREALIZED       UNREALIZED            MARKET
                                                    COST              GAINS           LOSSES              VALUE
                                                  ---------        ----------       ----------          ---------
     US Treasury securities                         $2,069              $--              $--              $2,069
     Mortgage backed securities                      2,970               50               (7)              3,013
     Municipal securities                              125                1               --                 126
     Corporate debt securities                      12,397               73              (26)             12,444
     FHLMC preferred stock                           4,000               --               --               4,000
                                                   -------             ----             ----             -------
          Totals                                   $21,561             $124              $33             $21,652
                                                   =======             ====             ====             =======

                                                                         DECEMBER 31, 2000
                                                  ---------------------------------------------------------------
                                                                      GROSS           GROSS             ESTIMATED
                                                  AMORTIZED        UNREALIZED       UNREALIZED           MARKET
                                                    COST              GAINS           LOSSES              VALUE
                                                  ---------        ----------       ----------          ---------
     US Treasury securities                         $2,221              $--               ($6)            $2,215
     US Government agency securities                49,810               --              (233)            49,577
     Municipal securities                              125               --                (1)               124
                                                   -------              ---             -----            -------
          Totals                                   $52,156              $--             ($240)           $51,916
                                                   =======              ===             =====            =======

     The amortized cost and estimated market value of securities available for sale at December 31, 2001 by contractual maturity are shown below (in thousands):

                                                                    ESTIMATED
                                                       AMORTIZED     MARKET
                                                          COST        VALUE
                                                       ---------    ---------
     Due in three months or less                         $1,351       $1,351
     Due in three months through one year                 3,628        3,644
     Due in one year through five years                   9,612        9,644
     Due in greater than ten years                        4,000        4,000
     Mortgage backed securities                           2,970        3,013
                                                        -------      -------
          Totals                                        $21,561      $21,652
                                                        =======      =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE B - SECURITIES AVAILABLE FOR SALE (Continued)

     Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

                                  2001        2000        1999
                                 -------     ------      ------
     Proceeds                    $24,160     $3,962      $3,670
     Gross gains                     150         --          --
     Gross losses                      6         47          12

     Securities having a market value of $2,069,000 and $2,215,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits. Securities having a market value of $3,013,000 at December 31, 2001, were pledged to the Federal Home Loan Bank of Indianapolis to secure advances.


NOTE C - LOANS, NET

     Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                                                     Percent
                                                          2001          2000         Increase
                                                        --------      --------       --------
     Consumer loans                                      $18,773       $18,649           0.66%
     Commercial, financial, & other                       28,920        26,588           8.77%
     Commercial real estate construction                  10,463         2,290         356.90%
     Commercial real estate mortgages                     90,200        49,900          80.76%
     Residential real estate mortgages                    32,536        30,677           6.06%
                                                        --------      --------         ------
                                                         180,892       128,104          41.21%
     Allowance for loan losses                            (1,922)       (1,252)
                                                        --------      --------
                                                        $178,970      $126,852
                                                        ========      ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE C - LOANS, NET (Continued)

     Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2001 and 2000. These loan transactions for the years ended December 31, are as follows (in thousands):

                                            2001       2000
                                           ------     ------
     Balance, beginning of year            $4,414     $2,247
     New loans during period                  373      2,711
     Repayments made during period         (1,381)      (544)
                                           ------     ------
     Balance, end of period                $3,406     $4,414
                                           ======     ======

     Transactions in the allowance for loan losses for the years ended December 31 are as follows (in thousands):

                                                      2001         2000          1999
                                                     ------       ------         ----
     Balance at beginning of year                    $1,252         $781         $627
     Charge-offs:
       Consumer loans                                   (43)         (21)         (55)
       Commercial loans                                (251)         (20)        (584)

     Recoveries:
       Consumer loans                                    32            2           21
       Commercial loans                                  12           --           --
                                                     ------       ------         ----
     Net charge-offs                                   (250)         (39)        (618)
     Additions charged to operations                    920          510          772
                                                     ------       ------         ----
     Balance at end of year                          $1,922       $1,252         $781
                                                     ======       ======         ====

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE C - LOANS, NET (Continued)

     The aggregate balances in impaired loans at December 31, are as follows (in thousands):


                                                                       2001      2000
                                                                       ----      ----
     Impaired loans with no allocated allowance for loan losses         $--       $--
     Impaired loans with allocated allowance for loan losses            402       550
                                                                       ----      ----
          Total                                                        $402      $550
                                                                       ====      ====
     Amount of the allowance for loan loss allocated                    $86      $154
     Average of impaired loans during the year                         $427      $662
     Interest income recognized during impairment                       $--        $1
     Cash-basis interest income recognized                              $--       $19


                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE D - PREMISES AND EQUIPMENT

     Premises and equipment are comprised of the following at December 31 (in thousands):


                                       2001       2000
                                      ------    ------
     Land and improvements              $922      $748
     Building and improvements         3,423     2,286
     Furniture and equipment           2,014     1,345
                                      ------    ------
                                       6,359     4,379
     Less accumulated depreciation     1,613     1,220
                                      ------    ------
                                      $4,746    $3,159
                                      ======    ======

     Depreciation expense for 2001, 2000 and 1999 amounted to $392,000, $297,000 and $265,000, respectively. During 2001, the Corporation made expenditures of $1,979,000. The expenditures were primarily due to the construction of a branch office in Canton Township, Michigan and the expansion of the main office in Dearborn, Michigan.

     Rent expense of $80,000 and $49,000 was incurred during 2001 and 2000, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present.

                         2002                 $201,600
                         2003                  189,363
                         2004                  193,076
                         2005                  196,789
                         2006                  200,502
                         Thereafter            839,138
                                            ----------
                                            $1,820,468
                                            ==========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE E - DEPOSITS

     Time deposits of $100,000 or more were $50,136,000 and $58,923,000 at
     December 31, 2001 and 2000, respectively.

     Scheduled maturities of time deposits at December 31, 2001 were as follows (in thousands):

                       $100,000 AND OVER        LESS THAN $100,000       TOTAL
                       -----------------        ------------------      -------
     2002                    $33,396                  $24,243           $57,639
     2003                     16,395                   13,799            30,194
     2004                        105                      438               543
     2005                        140                       17               157
     2006                        100                      170               270
                             -------                  -------           -------
         Totals              $50,136                  $38,667           $88,803
                             =======                  =======           =======

     Related party deposits from directors and executive officers of the Corporation were approximately $2,252,000 and $3,268,000 at December 31, 2001 and 2000, respectively.


NOTE F - MORTGAGE PAYABLE

     The mortgage payable to a bank was paid in full on October 12, 2001. This mortgage loan financed the purchase of the Bank's main office and was secured by the Bank's main office building. The mortgage payable would have matured on September 1, 2012 and required monthly installments of $4,925 including interest at 6.82% per annum.


NOTE G - FEDERAL FUNDS PURCHASED

     The Bank has entered into federal funds credit lines with other banks in the amount of $4,500,000 to provide additional flexibility in the daily management of liquidity. There were no federal funds purchased at December 31, 2001 and 2000, respectively.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE H - FEDERAL HOME LOAN BANK ADVANCES

     The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis. Advances were $20 million and $0 at December 31, 2001 and 2000, respectively. These advances carry a fixed rate of interest and are secured by a blanket collateral agreement with the Federal Home Loan Bank of Indianapolis in the amount of $25,964,000 and securities available for sale in the amount of $3,013,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2001 (in thousands):

                                                   WEIGHTED
                   ADVANCE                         AVERAGE
                    DATE              AMOUNT         RATE      MATURITY DATE
                   -------            -------      --------    -------------
                    2001              $10,000       4.280%         2006
                    2001                5,000       4.540%         2007
                    2001                5,000       4.680%         2008
                                      -------
                                      $20,000       4.450%
                                      =======

     The Bank makes monthly interest payments with principal due at maturity.


NOTE I - INCOME TAXES

     The federal tax provision consists of the following (in thousands):

                          2001       2000    1999
                         ------      ----    ----
     Current             $1,150      $768    $394
     Deferred              (348)     (150)      0
                         ------      ----    ----
                           $802      $618    $394
                         ======      ====    ====

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE I - INCOME TAXES (Continued)

The reconciliation of the effective income tax rate to the federal statutory tax rate is as follows:

                                             2001        2000      1999
                                             ----        ----      ----
     Federal income tax rate                   34%         34%       34%
     Effect of net operating loss
      carryforward and valuation
      Allowance                                --          --        --
     Other, net                                --          --         9
                                             ----        ----      ----
     Effective tax rate                        34%         34%       43%
                                             ====        ====      ====

The details of the net deferred tax asset are as follows at December 31, (in thousands):

                                                                     2001                 2000
                                                                     ----                 ----
     Deferred tax assets
       Allowance for loan losses                                     $576                 $344
       Mark to market on loans held for sale                           14                    5
       Unrealized losses on securities
        available for sale                                             --                   81
     Other                                                             58                   19
                                                                     ----                 ----
          Total deferred tax assets                                   648                  449

     Deferred tax liabilities
       Accretion of discounts on
        securities available for sale                                 ($1)                 ($4)
       Deferred loan fees                                            (120)                (173)
       Deferred loan costs                                            (46)                  --
       Premises and equipment                                         (39)                 (57)
       Accrual to cash conversion                                     (41)                 (83)
       Unrealized gains on securities available for sale              (31)                  --
       Other                                                           (2)                  --
                                                                     ----                 ----
          Total deferred tax liabilities                             (280)                (317)
                                                                     ----                 ----
     Net deferred tax asset                                          $368                 $132
                                                                     ====                 ====

The tax benefit of the net unrealized losses on securities available for sale, was charged directly to its related component of stockholders' equity.

No valuation allowance on deferred tax assets was required at December 31, 2001 and 2000.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE J - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK

     Fair Value of Financial Instruments

     The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                                   2001                              2000
                                                       ---------------------------        ----------------------------
                                                                         ESTIMATED                           ESTIMATED
                                                       CARRYING            FAIR            CARRYING             FAIR
                                                        AMOUNT             VALUE            AMOUNT             VALUE
                                                       --------          ---------        ---------          ---------
     Assets:
       Cash and cash equivalents                        $15,874           $15,874            $8,634            $8,634
       Loans held for sale                                2,915             2,954             1,085             1,101
       Securities                                        21,652            21,652            51,916            51,916
       Federal Home Loan Bank Stock                       1,000             1,000               450               450
       Loans                                            178,970           180,743           126,852           126,777
       Accrued interest receivable                        1,085             1,085             1,534             1,534

     Liabilities:
       Deposits                                        $177,481           178,345          $164,121          $164,863
       Federal Home Loan Bank advances                   20,000            18,801                --                --
       Mortgage payable                                      --                --               467               467
       Accrued interest payable                             804               804               826               826

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE J - FINANCIAL INSTRUMENTS AND OFF BALANCE SHEET RISK (Continued)

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

     The Corporation had outstanding loan commitments aggregating $52,991,000 and $33,110,000 at December 31, 2001 and 2000, respectively. Loan commitments for variable rate loans were $35,777,000 and $23,252,000 at December 31, 2001 and 2000, respectively. Loan commitments for fixed rate loans were $17,214,000 and $9,858,000 at December 31, 2001 and 2000,
     respectively. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):

     At December 31, 2001

                                                                          COMMITMENT PERIOD
                                              -----------------------------------------------------------------------
                                              LESS THAN      ONE TO THREE    FOUR TO FIVE     OVER
                                              ONE YEAR           YEARS          YEARS       FIVE YEARS         TOTALS
                                              ---------      ------------    ------------   ----------        -------
     Home equity lines of credit                   $--            $112          $146          $6,564           $6,822
     Residential loan commitments                4,767              --            --              --            4,767
     Standby letters of credit                     447               3            --              --              450
     Commercial lines of credit                 13,508           1,863            --              --           15,371
     Other commercial commitments               21,882           3,699            --              --           25,581
                                               -------          ------          ----          ------          -------
     Totals                                    $40,604          $5,677          $146          $6,564          $52,991
                                               =======          ======          ====          ======          =======


     At December 31, 2000

                                                                          COMMITMENT PERIOD
                                               -------------------------------------------------------------------------
                                               LESS THAN      ONE TO THREE   FOUR TO FIVE         OVER
                                                ONE YEAR         YEARS           YEARS         FIVE YEARS         TOTALS
                                               ---------      ------------   ------------      ----------        -------
     Home equity lines of credit                    $75          $1,099          $2,894          $4,619           $8,687
     Residential loan commitments                 3,506              --              --              --            3,506
     Standby letters of credit                      170             175              --              30              375
     Commercial lines of credit                   8,305             279              40              --            8,624
     Other commercial commitments                11,634              --              49             235           11,918
                                                -------          ------          ------          ------          -------
     Totals                                     $23,690          $1,553          $2,983          $4,884          $33,110
                                                =======          ======          ======          ======          =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE J - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK (Continued)

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


NOTE K - EMPLOYEE BENEFIT PLANS

     On January 1, 1996, the Bank established a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) after completion of age and service requirements. An employee can be enrolled as a participant on the first "Enrollment Date" after reaching age 21 and completing six months of service.

     Contributions to the plan by the Bank are discretionary. As of October 1, 1998, the Corporation began matching 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 2001 and 2000, employer contributions were $49,000 and $40,000, respectively.


NOTE L - REGULATORY MATTERS

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

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE L - REGULATORY MATTERS (Continued)

     The following is a presentation of the Corporation's and Bank's regulatory capital ratios (in thousands):

                                                                                                         MINIMUM
                                                                                                  TO BE WELL CAPITALIZED
                                                                         MINIMUM FOR CAPITAL      UNDER PROMPT CORRECTIVE
                                                   ACTUAL                 ADEQUACY PURPOSES         ACTION REGULATIONS
                                         ------------------------      ----------------------     -----------------------
                                         AMOUNT             RATIO      AMOUNT           RATIO     AMOUNT            RATIO
                                         -------            -----      -------          -----     ------            -----
As of December 31, 2001
  Total capital (to risk
   weighted assets)
    Consolidated                         $29,765            14.2%      $16,735           8.0%     $20,939            10.0%
    Bank                                  20,170            10.1%       16,056           8.0%      20,090            10.0%
  Tier I capital
   (to risk weighted
   assets)
    Consolidated                          27,843            13.3%        8,367           4.0%      12,563             6.0%
    Bank                                  18,249             9.1%        8,028           4.0%      12,054             6.0%
  Tier I capital
   (to average assets)
    Consolidated                          27,843            12.9%        8,654           4.0%      10,817             5.0%
    Bank                                  18,249             8.9%        8,183           4.0%      10,229             5.0%

As of December 31, 2000
  Total capital
   (to risk weighted
   assets)
    Consolidated                         $29,174            22.5%      $10,353           8.0%     $12,941            10.0%
    Bank                                  16,159            12.9%       10,023           8.0%      12,529            10.0%
  Tier I capital
   (to risk weighted
   assets)
    Consolidated                          27,922            21.7%        5,176           4.0%       7,765             6.0%
    Bank                                  14,907            11.9%        5,012           4.0%       7,518             6.0%
  Tier I capital
   (to average assets)
    Consolidated                          27,922            15.3%        7,351           4.0%       9,188             5.0%
    Bank                                  14,907             8.7%        6,817           4.0%       8,522             5.0%

     Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. Under the most restrictive of these regulations, the Bank could pay approximately $2,500,000 in dividends to the parent company without prior regulatory approval.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE M - STOCK REPURCHASE PLAN

     The Corporation authorized a Stock Repurchase Plan in November 1999 to repurchase 137,812 shares of common stock. In October 2000, a second Stock Repurchase Plan was authorized for the repurchase of an additional 137,812 shares. In June 2001, a third Stock Repurchase Plan was authorized for the repurchase of an additional 131,250 shares. The annual shares repurchased and average cost is listed below:

                               2001                  2000                  1999                 TOTAL
                       -------------------   -------------------   -------------------   -------------------
                        SHARES     AVERAGE    SHARES     AVERAGE   SHARES      AVERAGE   SHARES      AVERAGE
                       PURCHASED    COST     PURCHASED    COST     PURCHASED   COST      PURCHASED    COST
                       ---------   -------   ---------   -------   ---------   -------   ---------   -------
     Stock                   --        --     104,125      $6.54     33,687     $5.73     137,812      $6.34
     Repurchase
     Plan #1

     Stock               42,941     $9.12      94,871      $7.71         --        --     137,812      $8.15
     Repurchase
     Plan #2

     Stock              118,000    $11.45          --         --         --        --     118,000     $11.45
     Repurchase
     Plan #3
                        -------    ------     -------      -----     ------     -----     -------     ------
     Totals             160,941    $10.83     198,996      $7.10     33,687     $5.73     393,624      $8.66


NOTE N - STOCK OPTION PLAN

     Options to buy common stock are granted to officers and employees under a Stock Option Plan which provides for issue of up to 551,250 shares. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest fully after six months from the date of grant. If an option expires or terminates without having been exercised, such option becomes available for future grant under the Plan.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE N - STOCK OPTION PLAN (continued)

     A summary of the option activity is as follows:

                                                                                                    WEIGHTED
                                                                                     WEIGHTED       AVERAGE
                                                     AVAILABLE                        AVERAGE      FAIR VALUE
                                                        FOR            OPTIONS       EXERCISE      OF OPTIONS
                                                       GRANT         OUTSTANDING       PRICE        GRANTED
                                                     ---------       -----------     --------      ----------
     Outstanding at January 1, 1999                    193,875          87,262         $9.54
     Granted                                           (78,281)         78,281         10.19          $3.64
                                                      --------         -------        ------
     Balance at December 31, 1999                      115,594         165,543          9.85
     Additional shares made available                  270,113              --            --
     Granted                                           (76,628)         76,628          6.28           3.31
     Exercised                                              --          (6,615)         6.18
     Forfeited                                          31,037         (31,037)         9.74
                                                      --------         -------        ------
     Outstanding at December 31, 2000                  340,116         204,519          8.64
     Granted                                          (108,077)        108,077          8.17           3.59
     Exercised                                              --         (15,437)         8.05
                                                      --------         -------        ------
     Outstanding at December 31, 2001                  232,039         297,159         $8.50
                                                      ========         =======        ======

     For the options outstanding at December 31, 2001, the range of exercise prices was $6.18 to $11.56 per share with a weighted-average remaining contractual term of 7.5 years. At December 31, 2001, 2000 and 1999, 286,659, 204,519 and 165,543 options were exercisable at weighted average exercise prices of $8.40, $8.64 and $9.85 per share, respectively.

     Had compensation cost for stock options been measured using the fair value method of FASB Statement No. 123, net income and earnings per share would have been the pro forma amounts indicated below (in thousands, except per share data). The pro forma effects may increase in the future if more options are granted.


                                        2001       2000        1999
                                       ------     ------      -----
     Net income
       As reported                     $1,539     $1,211       $530
       Pro forma                        1,173        958        245
     Basic income per share
       As reported                      $0.63      $0.46      $0.19
       Pro forma                         0.48       0.37       0.09
     Diluted income per share
       As reported                      $0.62      $0.46      $0.19
       Pro forma                         0.47       0.36       0.09

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE N - STOCK OPTION PLAN (continued)

     The pro forma effects are computed with option pricing models, using the following weighted average assumptions as of grant date.

                                                2001       2000       1999
                                               -------    -------    -------
     Risk-free interest rate                     5.12%      6.66%      4.94%
     Expected option life                      8 years    9 years    9 years
     Dividend yield                              0.00%      0.00%      0.00%
     Expected volatility of stock price         25.65%     26.81%     33.45%

     All share and per share amounts have been adjusted for stock dividends.


NOTE O - INCOME PER SHARE

     The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the years ended December 31, 2001, 2000 and 1999 (in thousands, except share and per share data):

                                                        2001                 2000                  1999
                                                      ---------            ---------            ---------
     Basic
       Net income                                        $1,539               $1,211                 $530
       Weighted average common shares                 2,440,307            2,622,737            2,724,192
       Basic earnings per common share                    $0.63                $0.46                $0.19

     Diluted
       Net income                                        $1,539               $1,211                 $530
       Weighted average common shares                 2,440,307            2,622,737            2,724,192
        outstanding for basic earnings per
        common share

       Add: Dilutive effects of assumed                  52,418                3,050                   --
        exercise of stock options

       Average shares and dilutive potential
        common shares                                 2,492,725            2,625,787            2,724,192

       Dilutive earnings per common share                 $0.62                $0.46                $0.19

     Stock options for 84,921 and 152,147 shares of common stock were not considered in computing diluted earnings per common share for 2001 and 2000 because they were antidilutive. All share and per share amounts have been adjusted for stock dividends.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION

     The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                            CONDENSED BALANCE SHEETS

                                                            DECEMBER 31,
                                                          ----------------
                                                            2001      2000
                                                          -------   -------
                                                            (In thousands)
     ASSETS
       Cash and cash equivalents                           $1,316      $480
       Investment securities                                6,364    11,385
       Investment in subsidiary                            18,302    14,784
       Other assets                                         1,921     1,749
                                                          -------   -------
       Total assets                                       $27,903   $28,398
                                                          =======   =======

     LIABILITIES AND STOCKHOLDERS' EQUITY
       Mortgage payable                                       $--      $467
       Other liabilities                                       --       168
       Stockholders' equity                                27,903    27,763
                                                          -------   -------
       Total liabilities and
        stockholder's equity                              $27,903   $28,398
                                                          =======   =======

                         CONDENSED STATEMENTS OF INCOME

                                                   Years Ended December 31,
                                                 --------------------------
                                                  2001       2000      1999
                                                 ------     ------     ----
                                                        (In thousands)
Interest income                                    $507       $788     $852
Operating expenses                                 (309)      (387)    (424)
                                                 ------     ------     ----
Income before equity in
 undistributed income of subsidiary                 198        401      428
Equity in undistributed income
 of subsidiary                                    1,341        810      102
                                                 ------     ------     ----
     Net income                                  $1,539     $1,211     $530
                                                 ======     ======     ====

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            2001           2000           1999
                                                          -------         ------         ------
                                                                      (In thousands)
     Cash flows from operating activities
       Net income                                          $1,539         $1,211           $530
       Adjustments to reconcile net income
        to net cash provided by
        operating activities
         Equity in undistributed income
          of subsidiary                                    (1,341)          (810)          (102)
         Other                                                (42)            52              5
                                                          -------         ------         ------
     Net cash flows provided by
      operating activities                                    156            453            433

     Cash flows from investing activities
       Investment in subsidiary                            (2,000)        (2,000)        (2,000)
       Advances to subsidiary                                  --          2,000         (2,000)
       Purchases of securities, available for sale        (10,007)            --         (7,748)
       Maturity of securities, available for sale          11,089             --          8,375
       Sale of securities, available for sale               4,001             --          2,400
       Property and equipment acquired                       (318)            (4)            --
                                                          -------         ------         ------
     Net cash flows provided by (used in)
      investing activities                                  2,765             (4)          (973)

     Cash flows from financing activities
       Proceeds from sale of common stock                     125             41             --
       Repurchase of common stock                          (1,743)        (1,412)          (193)
       Reduction of mortgage payable                         (467)           (26)           (24)
                                                          -------         ------         ------
     Net cash flows (used in)
      financing activities                                 (2,085)        (1,397)          (217)

     Increase (decrease) in cash and
      cash equivalents                                        836           (948)          (757)
     Cash and cash equivalents at
      beginning of year                                       480          1,428          2,185
                                                          -------         ------         ------
     Cash and cash equivalents at end of year              $1,316           $480         $1,428
                                                          =======         ======         ======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2001, 2000 AND 1999

NOTE Q - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      EARNINGS PER SHARE
                               INTEREST    NET INTEREST     NET      ---------------------
                                INCOME       INCOME        INCOME    BASIC   FULLY DILUTED
                               --------    ------------    ------    -----   -------------
                                          (In thousands, except per share data)
     2001
       First quarter            $3,670        $1,607        $320     $0.13       $0.13
       Second quarter            3,512         1,558         346      0.14        0.14
       Third quarter             3,681         1,893         401      0.16        0.16
       Fourth quarter            3,722         2,122         472      0.20        0.19

     2000
       First quarter            $2,725        $1,344        $211     $0.08       $0.08
       Second quarter            3,141         1,516         315      0.12        0.12
       Third quarter             3,307         1,571         331      0.12        0.12
       Fourth quarter            3,616         1,625         354      0.14        0.14

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

The Corporation was formed in 1992 and the Bank was formed in 1993. Principal operations of the Bank commenced on February 28, 1994 when the Bank opened for business at its main office. Subsequently, branch offices were opened in Dearborn Heights and Plymouth Township. On May 14, 2001, the Bank opened its fourth office, located at 1325 N. Canton Center Road, Canton Township, Michigan. On December 19, 2001, the Bank opened its fifth office, located at 45000 River Ridge Drive in Clinton Township, Michigan. The Bank also completed the formation of Community Bank Mortgage, Inc., a mortgage company in May 2001. The Bank is currently forming Community Bank Audit Services, Inc., a subsidiary that will offer internal audit and compliance services. The formation of this subsidiary is expected to be completed by March 31, 2002.


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


RESULTS OF OPERATIONS

2001 Compared to 2000. The Corporation reported net income of $1,539,000 in 2001 compared to $1,211,000 in 2000, an increase of $328,000 or 27%. The Corporation's increase in net income was primarily due to increases in gain on the sale of loans, gain on the sale of investments and net interest income. These increases were partially offset by an increase in salaries and employee benefits.

2000 Compared to 1999. The Corporation reported net income of $1,211,000 in 2000 compared to $530,000 in 1999, an increase of $681,000 or 128%. The Corporation's increase in net income was primarily due to an increase in net interest income and a reduction in the provision for loan losses partially offset by an increase in non-interest expense.

NET INTEREST INCOME

2001 Compared to 2000 Net interest income for the period ended December 31, 2001 was $7,180,000 compared to $6,056,000 for the period ended December 31, 2000, an increase of $1,124,000 or 19%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread increased to 2.77% in 2001 from 2.41% in 2000, an increase of .36%. The increase in the net interest rate spread was primarily due to the decrease in the cost of deposits. The decrease in the cost of deposits was primarily due to the repricing of the Bank's time deposits into other deposit products at a lower interest rate. The Corporation's net interest margin increased to 3.76% in 2001 from 3.74% in 2000.

Average interest earning assets grew by $28.8 million between the periods while interest bearing liabilities grew by $29.2 million. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from volume growth in the higher yielding loan portfolio and the diversification of the Bank's deposit structure. The primary sources of funding for the expected growth in the loan portfolio will be excess cash and cash equivalents, deposit growth, additional Federal Home Loan Bank advances and the deployment of funds from the sale of securities available for sale. During 2002, the Corporation is expecting continued improvement in interest rate spread as a result of continuing to grow loan volume while carefully managing growth in time deposits, statement savings, interest checking, money market and business checking accounts.


2000 Compared to 1999. Net interest income for the period ended December 31, 2000 was $6,056,000 compared to $4,942,000 for the period ended December 31, 1999, an increase of $1,114,000 or 23%. This increase was caused primarily by an increase in average earning assets of $28.2 million between the periods while interest-bearing liabilities grew by $23.9 million.

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


                                              YEAR ENDED DECEMBER 31, 2001        YEAR ENDED DECEMBER 31, 2000
                                             -------------------------------     ------------------------------
                                             AVERAGE                 AVERAGE      AVERAGE               AVERAGE
                                             BALANCE     INTEREST     RATE        BALANCE    INTEREST    RATE
                                             --------    --------    -------     --------    --------   -------
                                                                       (In thousands)
Assets
  Interest bearing deposits with banks         $6,559       $249      3.80%           $--        $--      --%
  Federal funds sold                           13,807        585      4.24%         3,551        218    6.14%
  Securities available for sale                26,576      1,399      5.26%        54,330      3,135    5.77%
  Loans                                       143,926     12,352      8.58%       104,237      9,436    9.05%
                                             --------     ------      -----      --------     ------    -----
     Sub-total earning assets                 190,868     14,585      7.64%       162,118     12,789    7.89%
  Other assets                                 11,313                               7,129
                                             --------                            --------
     Total assets                            $202,181                            $169,247
                                             ========                            ========

Liabilities and stockholders' equity
  Interest bearing deposits                  $148,333     $7,229      4.87%      $119,238     $6,495    5.45%
  Other borrowings                              3,730        176      4.72%         3,611        238    6.59%
                                             --------     ------      -----      --------     ------    -----
     Sub-total interest
      bearing liabilities                     152,063      7,405      4.87%       122,849      6,733    5.48%
  Non-interest bearing deposits                20,584                              17,740
  Other liabilities                             1,354                               1,210
  Stockholders' equity                         28,180                              27,448
                                             --------                            --------
     Total liabilities and
      stockholders' equity                   $202,181                            $169,247
                                             ========                            ========

     Net interest income                                  $7,180                              $6,056
                                                          ======                              ======

     Net interest rate spread                                         2.77%                             2.41%
                                                                      =====                             =====
     Net interest margin on earning assets                            3.76%                             3.74%
                                                                      =====                             =====

(Continued)

                                                        YEAR ENDED DECEMBER 31, 1999
                                                    -----------------------------------
                                                    AVERAGE                     AVERAGE
                                                    BALANCE       INTEREST       RATE
                                                    --------      --------      -------
                                                               (In thousands)
Assets
  Interest bearing deposits with banks                   $--          $--          --%
  Federal funds sold                                   3,973          213        5.36%
  Securities available for sale                       56,573        3,162        5.59%
  Loans                                               73,327        6,302        8.59%
                                                    --------       ------        -----
      Sub-total earning assets                       133,873        9,677        7.23%
  Other assets                                         6,525
                                                    --------
      Total assets                                  $140,398
                                                    ========

Liabilities and stockholders' equity
  Interest bearing deposits                          $98,185       $4,687        4.77%
  Other borrowings                                       753           48        6.37%
                                                    --------       ------        -----
      Sub-total interest bearing liabilities          98,938        4,735        4.79%
  Non-interest bearing deposits                       13,159
  Other liabilities                                      727
  Stockholders' equity                                27,574
                                                    --------
      Total liabilities and stockholders' equity    $140,398
                                                    ========

      Net interest income                                          $4,942
                                                                   ======
      Net interest rate spread                                                   2.44%
                                                                                 =====
      Net interest margin on earning assets                                      3.69%
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

                                                                      2001/2000                             2000/1999
                                                               CHANGE IN INTEREST DUE TO:          CHANGE IN INTEREST DUE TO:
                                                         -----------------------------------       ----------------------------
                                                         AVERAGE         AVERAGE        NET        AVERAGE    AVERAGE      NET
                                                         BALANCE          RATE        CHANGE       BALANCE      RATE     CHANGE
                                                         -------        --------      ------       -------    -------    ------
                                                                                     (In thousands)
Assets
  Interest bearing deposits with banks                      $249             $--        $249          $--       $--         $--
  Federal funds sold                                         435             (68)        367          (26)       31           5
  Investment securities, available for sale               (1,461)           (275)     (1,736)        (129)      102         (27)
  Loans                                                    3,406            (490)      2,916        2,798       336       3,134
                                                          ------           -----      ------       ------      ----      ------
Total earning assets                                      $2,629           ($833)     $1,796       $2,643      $469      $3,112
                                                          ======           =====      ======       ======      ====      ======
Liabilities
  Interest bearing deposits                               $1,418           ($684)       $734       $1,147      $661      $1,808
  Other borrowings                                             6             (68)        (62)         188        --         190
                                                          ------           -----      ------       ------      ----      ------
Total interest bearing liabilities                        $1,424           ($752)       $672       $1,335      $661      $1,998
                                                          ======           =====      ======       ======      ====      ======

     Net interest income                                                              $1,124                             $1,114
                                                                                      ======                             ======

     Net interest rate spread                                                          0.36%                             (0.03%)
                                                                                      ======                             ======

     Net interest margin on earning assets                                             0.02%                              0.05%
                                                                                      ======                             ======


PROVISION FOR LOAN LOSSES

2001 Compared to 2000. The provision for loan losses was $920,000 in 2001, compared to $510,000 in 2000, an increase of $410,000 or 80%. The increase was primarily due to the provisions for increased loan volume. The provision for loan losses is based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the loan portfolio and current and projected economic conditions. Management currently is not aware of any performing, non-performing or impaired loans that may result in a significant charge-off during 2002.

2000 Compared to 1999. The provision for loan losses was $510,000 in 2000, compared to $772,000 in 1999, a decrease of $262,000 or 34%. The decrease in the provision for loan losses was primarily a result of the cost of replenishing the provision for loan losses for a commercial loan charge-off in the amount of $584,000 during 1999, which was partially offset by the provision for increased loan volume.

NON-INTEREST INCOME

2001 Compared to 2000 Non-interest income was $1,460,000 in 2001, compared to $542,000 in 2000, an increase in $918,000 or 169%. The increase was primarily due to increases in the gain on the sale of loans and the gain on the sale of securities. The increase in the gain on the sale of loans was due to the high level of refinancing activity during 2001. Loans sold were $72.8 million and $23.5 million in 2001 and 2000, respectively. The Bank sold $24.0 million of investment securities, available for sale during 2001 in order to take advantage of market conditions. The decreasing interest rate environment had a positive effect on the market value of these securities. The funds from the sale of securities were used to fund commercial loans at a higher yield. During 2002, management expects a decrease in the gain on sale of loans as a result of a waning refinance market and anticipated interest rate increases. Additionally, management does not expect to sell securities during 2002.

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


NON-INTEREST EXPENSE

2001 Compared to 2000. Non-interest expense was $5,379,000 in 2001 compared to $4,259,000 in 2000, an increase of $1,120,000 or 26%. The largest component of the change in non-interest expense was salaries and employee benefits which amounted to $3,413,000 in 2001. In 2000, salaries and employee benefits were $2,662,000. The primary factor for the increase in salaries and employee benefits expense was the opening of two branch offices during 2001. As of December 31, 2001, the number of full time equivalent employees was 63 as compared to 45 as of December 31, 2000. Anticipated growth during 2002 will require additional staff throughout all areas of the Bank.

The second largest component of the change in non-interest expense was occupancy and equipment expense which amounted to $645,000 in 2001. In 2000, occupancy and equipment expense amounted to $494,000. The primary factor in the increase was the opening of branch offices in Canton Township, Michigan and Clinton Township, Michigan. The Bank also completed the construction of an addition to the Bank's main office in Dearborn, Michigan. During 2002, the bank will open a retail branch on the pad site along Hall Road in Clinton Township in front of the current offices in the River Ridge Corporate Office Center Building. The retail branch staff will move to the pad site while loan, operations and administrative personnel will remain in the existing building. Additionally, the Bank expects to open one additional office during 2002 at a yet undisclosed location.

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

INCOME TAX PROVISION

2001 Compared to 2000. The income tax expense was $802,000 in 2001 compared to $618,000 in 2000, an increase of $184,000 or 30%. The increase was primarily due to the increase in income before federal income tax. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.


2000 Compared to 1999. The income tax expense was $618,000 in 2000 compared to $394,000 in 1999, an increase of $224,000 or 57%. The increase was primarily due to the increase in income before federal income tax. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2001 AND DECEMBER 31, 2000

Assets. Total assets at December 31, 2001 were $226,865,000 compared to $193,878,000 at December 31, 2000, an increase of $32,987,000 or 17%. The increase was primarily due to increases in loans, which was partially offset by decreases in securities available for sale.

Securities Available for Sale. Total securities available for sale, at December 31, 2001 were $21,652,000 compared to $51,916,000 at December 31, 2000, a decrease of $30,264,000 or 58%. During 2001, the Corporation sold $24.0 million in securities and $40.6 million in securities were called or matured. The Corporation recognized gains of $144,000 from the sale of these securities. Funds from the sale or call of securities were deployed into commercial loans at a higher yield. The Bank's portfolio of securities available for sale has an amortized cost and estimated market value of $21.6 million and $21.7 million, respectively. The securities and their weighted average yield at December 31, 2001 are as follows (in thousands):

                                                                          Estimated   Weighted
                                                            Amortized       Market     Average
                                              Par Value        Cost          Value      Yield
                                              ---------     ----------    ----------  --------
     US Treasury securities                     $2,000        $2,069        $2,069       2.26%
     Mortgage backed securities                  2,988         2,970         3,013       5.63%
     Municipal securities (tax equivalent          125           125           126       5.30%
      adjusted)
     Corporate debt securities                  12,351        12,397        12,444       5.12%
     FHLMC preferred stock                       4,000         4,000         4,000       6.21%
                                               -------       -------       -------       -----
          Totals                               $21,464       $21,561       $21,652       5.12%
                                               =======       =======       =======       =====

A maturity and repricing schedule of the securities portfolio at December 31, 2001 is listed below (in thousands):

                                       Less than one year      One to five years        Over five years
                                      -------------------     ------------------      ------------------
                                                 Weighted               Weighted                Weighted
                                                  Average                Average                 Average
                                      Amount      Yield       Amount      Yield       Amount      Yield       Total
                                      ------     --------     ------    --------      ------    --------     -------
     US Treasury securities               --         --       $2,069       2.26%          --         --      $ 2,069
     Mortgage backed securities           --         --          585       4.90%       2,428       5.81%       3,013
     Municipal securities (T.E.Y         126       5.30%          --         --           --         --          126
     adjusted)
     Corporate debt securities         4,870       4.52%       7,574       5.50%          --         --       12,444
     FHLMC preferred stock             4,000       6.21%          --         --           --         --        4,000
                                      ------       ----       ------       ----       ------       ----      -------
          Totals                      $8,996                  10,228                  $2,428                 $21,652
                                      ======                  ======                  ======                 =======

     The entire portfolio has an unrealized gain of $91,000. The unrealized gain is reflected by an adjustment to stockholders' equity. The Corporation does not hold any securities in the "Held to Maturity" category nor does the Corporation hold or utilize derivatives. Refer to Note B of the Notes to Consolidated Financial Statements for additional information.

     Loans. Total loans at December 31, 2001 were $180,892,000 compared to $128,104,000 at December 31, 2000, an increase of $52,790,000 or 41%. The components of the outstanding balances and percentage increase in loans from 2000 to 2001 are as follows (in thousands):

                                             DECEMBER 31, 2001        DECEMBER 31, 2000
                                            -------------------      -------------------     PERCENT
                                            BALANCE     PERCENT      BALANCE     PERCENT     INCREASE
                                            -------------------      -------------------     --------

Consumer loans                               $18,773      10.38%      $18,649      14.56%        0.66%
Commercial, financial, & other                28,920      15.99%       26,588      20.75%        8.77%
Commercial real estate construction           10,463       5.78%        2,290       1.79%      356.90%
Commercial real estate mortgages              90,200      49.86%       49,900      38.95%       80.76%
Residential real estate mortgages             32,536      17.99%       30,677      23.95%        6.06%
                                             -------     ------       -------     ------       ------
                                             180,892     100.00%      128,104     100.00%       41.21%
                                             =======     ======       =======     ======       ======

     During 2001, commercial real estate mortgage loans and other commercial loans increased as a result of the addition of three commercial loan officers and a solid business development program. Two of these loan officers are headquartered at the new branch office in Clinton Township, Michigan and will focus their efforts on developing commercial lending relationships in Macomb County. The Bank expects the commercial lending segments to continue to increase as a percentage of the loan portfolio in 2002 via business development programs. These types of loans carry a relatively large average balance and produce more cross-selling opportunities and are typically well secured by equipment, receivables or real estate.

     Residential real estate mortgages also increased in 2001. This increase was primarily due to the presence of three Mortgage Loan Originators for the entire year and a decreasing interest rate environment. Management anticipates that residential mortgage loans held in the loan portfolio will increase in 2002.

     A maturity and repricing schedule of the loan portfolio at December 31, 2001 is listed below (in thousands):

                                             WITHIN    THREE TO     ONE TO       AFTER
                                             THREE      TWELVE       FIVE        FIVE
                                             MONTHS     MONTHS       YEARS       YEARS       TOTAL
                                            -------    --------    --------     -------    --------

Consumer loans                               $8,320       $353       $8,650        $375     $17,698
Commercial, financial & other                16,106      2,460        9,561       1,479      29,603
Commercial real estate construction           9,013      1,540           --          --      10,553
Commercial real estate mortgages              7,236      2,893       73,704       6,499      90,332
Residential real estate mortgages               596      6,001       18,463       7,219      32,279
                                            -------    -------     --------     -------    --------
                                            $41,268    $13,247     $110,378     $15,572     180,465
                                            =======    =======     ========     =======
Non-accrual loans                                                                               427
                                                                                           --------
    Total loans                                                                            $180,892
                                                                                           ========

Loans at fixed interest rates                $1,896     $6,336      $97,827     $15,022    $121,081
Loans at variable interest rates             39,022      5,721       14,092         549      59,384
                                            -------    -------     --------     -------    --------
                                            $40,891    $12,057     $111,919     $15,571     180,438
                                            =======    =======     ========     =======
Non-accrual loans                                                                               427
                                                                                           --------
    Total loans                                                                            $180,892
                                                                                           ========


     Variable rate loans comprise 33% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.

     The aggregate balances on non-performing loans and the reduction in interest income associated with these loans at December 31, are as follows (in thousands):


                                                     2001      2000      1999
                                                     ----     ------     ----

Troubled debt restructuring                           $--        $--      $--
Over 90 days past due                                 364        531      190
Non-accrual loans                                     427        673      105
                                                     ----     ------     ----
Total nonperforming assets                           $791     $1,204     $295
                                                     ----     ------     ----
As a percentage of total loans                       0.44%      0.94%    0.35%
                                                     ----     ------     ----
Income in accordance with original loan terms         $75        $64      $22
Income recognized                                      45         44       13

     The Bank automatically places any loan that has been partially charged-off and most consumer loan borrowers in bankruptcy proceedings on non-accrual. The Bank on a discretionary basis places loans on non-accrual when a borrower is in bankruptcy where adequate security cannot be demonstrated and the borrower ceases paying interest. All other loans are typically placed on non-accrual after the borrower is ninety days or more past due unless collection is expected within 60 days.

     Allowance for Loan Losses. The allowance for loan losses at December 31, 2001 was $1,922,000 compared to $1,252,000 at December 31, 2000, an increase of $670,000 or 54%. The increase was primarily due to the growth in the loan portfolio during 2001. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):


                                              2001           2000          1999
                                             ------         ------         ----

Balance, beginning of year                   $1,252           $781         $627
Charge-offs:
  Consumer loans                                (43)           (21)         (55)
  Commercial Loans                             (251)           (20)        (584)
Recoveries:
  Consumer loans                                 32              2           21
  Commercial loans                               12             --           --
                                             ------         ------         ----
Net charge-offs                                (250)           (39)        (618)
                                             ------         ------         ----
Additions charged to operations                 920            510          772
                                             ======         ======         ====
Balance at end of period                     $1,922         $1,252         $781
                                             ======         ======         ====
Allowance to total loans                       1.06%          0.98%        0.91%
                                             ======         ======         ====
Net charge-offs to average loans               0.17%          0.04%        0.84%
                                             ======         ======         ====

     The increase in the allowance for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the Bank's loan portfolio and current and projected economic conditions. During 2002, management expects the allowance for loan losses to grow in proportion to anticipated growth in loans.

     The allocation of the allowance for loan losses as of December 31, is as follows (in thousands):

                                                       2001                          2000                           1999
                                             -----------------------      --------------------------     --------------------------
                                                         PERCENT OF                     PERCENT OF                      PERCENT OF
                                                       LOANS IN EACH                   LOANS IN EACH                  LOANS IN EACH
                                                        CATEGORY TO                     CATEGORY TO                    CATEGORY TO
                                             AMOUNT     TOTAL LOANS       AMOUNT        TOTAL LOANS      AMOUNT        TOTAL LOANS
                                             ------    -------------      ------       -------------     ------       -------------

Consumer loans                                 $296        10.38%           $241           14.56%           $16           18.83%
Commercial, financial & other                   578        15.99%            578           20.75%           239           22.48%
Commercial real estate construction               6         5.78%              1            1.79%             3            3.39%
Commercial real estate mortgages                828        49.86%            274           38.95%            16           18.90%
Residential real estate mortgages               214        17.99%            158           23.95%            45           36.40%
Unallocated                                      --          N/A              --             N/A            462             N/A
                                             ------       ------          ------          ------           ----          ------
                                             $1,922       100.00%         $1,252          100.00%          $781          100.00%
                                             ======       ======          ======          ======           ====          ======

     Premises and Equipment. Premises and equipment at December 31, 2001 were $4,746,000 compared to $3,159,000 at December 31, 2000, an increase of $1,587,000 or 50%. The Corporation completed construction of a branch office in Canton Township, Michigan and an addition to the main office in Dearborn, Michigan. Expenditures for the Canton Township branch office in 2001 were $1.1 million. The total expenditures for the project are $1.8 million, including land, building construction, furniture and equipment. The Corporation completed an expansion the main office branch in Dearborn during 2001. Expenditures for the addition to the Main Office in 2001 were $300,000.

     Accrued Interest Receivable. Accrued interest receivable at December 31, 2001 was $1,085,000 compared to $1,534,000 at December 31, 2000, a decrease of $449,000 or 29%. The decrease was primarily due to the decrease in securities available for sale.

     Other Assets. Other assets at December 31, 2001 were $623,000 compared to $248,000 at December 31, 2000, an increase of $375,000 or 151%. The increase was largely due to an increase in the Corporation's deferred tax asset.

     Deposits. Total deposits at December 31, 2001 were $177,481,000 compared to $164,121,000 at December 31, 2000, an increase of $13,360,000 or 8%. The components of the outstanding balances and percentage increase in deposits from 2000 to 2001 are as follows (in thousands):

                                             2001                         2000
                                    ---------------------         ---------------------            PERCENT
                                    BALANCE       PERCENT         BALANCE       PERCENT       INCREASE/(DECREASE)
                                    ---------------------         ---------------------       -------------------

Non-interest bearing:
  Demand                             $21,441       12.08%         $19,153        11.67%              11.95%
                                    --------      ------         --------       ------              ------
Interest bearing:
  Checking                             9,263        5.22%           6,320         3.85%              46.57%
  Money market                        20,545       11.58%          18,715        11.40%               9.78%
  Savings                             37,429       21.09%           4,438         2.70%             743.38%
  Time, under $100,000                38,667       21.79%          56,571        34.47%             (31.65%)
  Time, $100,000 and over             50,136       28.25%          58,924        35.90%             (14.91%)
                                    --------      ------         --------       ------              ------
                                     156,040       87.92%         144,968        88.33%               7.64%
                                    --------      ------         --------       ------              ------
                                    $177,481      100.00%        $164,121       100.00%               8.14%
                                    ========      ======         ========       ======              ======

     The increase in deposits was primarily due to growth in various types of deposits. During 2001, the Bank completed an annual birthday celebration in March 2001 and the grand opening of our Canton Township branch office, both of which offered a premium rate on the statement savings product. The Bank's management developed these campaigns in order to diversify the Bank's deposit mix and decrease the proportionate share of time deposits in the deposit mix.
In addition to these deposit campaigns, the Bank continued to seek out public funds, in the form of time deposits, $100,000 and over, in the local communities that the Bank serves. Public funds at December 31, 2001 were $8.5 million compared to $8.3 million at December 31, 2000. Additional growth in all types of deposits was achieved via a strong business development program which includes normal marketing, telemarketing, referral and visitation programs. At December 31, 2001, within the large concentration of time deposits, $100,000 or more, the Bank considers 90% of these deposits to be core deposits, based upon the length of the relationship with customers and other deposit or lending relationships maintained at the Bank.

     The Corporation has historically relied heavily on time deposits as a percentage of total deposits to fund the growth of the Corporation. These deposits are sensitive to changes in the interest rate environment. The Bank diversified the deposit mix during 2001 by shifting maturing time deposits and attracting new deposits into other deposit products. The proportion of time deposits to total deposits decreased to 50% at December 31, 2001 from 70% at December 31, 2000. During 2002, diversification of the deposit portfolio is expected to continue and time deposits are expected to decrease at a more moderate rate as percentage of total deposits.

     Final maturities of total time deposits are as follows (in thousands):

                                                   $100,000     LESS THAN
                                                   AND OVER      $100,000     TOTAL
                                                   --------     ---------    -------

Due in three months or less                         $21,157       $10,962    $32,119
Due in over three months through six months           4,713         4,353      9,066
Due in over six months through one year               7,526         8,928     16,454
Due in over one year through five years              16,740        14,424     31,164
                                                    -------       -------    -------
                                                    $50,136       $38,667    $88,803
                                                    =======       =======    =======

     The following is a summary of the distribution and weighted average interest rate of deposits at December 31 (in thousands):

                                               2001                         2000
                                      ---------------------       -----------------------
                                                   WEIGHTED                      WEIGHTED
                                                    AVERAGE                      AVERAGE
                                       AMOUNT        RATE          AMOUNT          RATE
                                      --------     --------       --------       --------

Non-interest bearing:
  Demand                               $21,441        --          $ 19,153          --
                                      --------                    --------
Interest bearing:
  Checking                               9,263      1.60%            6,320        2.93%
  Money market                          20,545      1.82%           18,715        4.43%
  Savings                               37,429      2.93%            4,438        2.50%
  Time, under $100,000                  38,667      4.35%           56,571        6.33%
  Time, $100,000 and over               50,136      4.11%           58,924        6.49%
                                      --------                    --------
                                       156,040                     144,968
                                      --------                    --------
                                      $177,481                     164,121
                                      ========                    ========

     During most of 2001, the Corporation repriced the majority of its time deposits at significantly lower rates than 2000 due to an decreasing rate environment that started early in 2001 and continued through the end of 2001.
In addition to repricing maturing time deposits at lower rates in 2001, the Bank enacted a strategy of shifting maturing time deposits into other savings products. During 2001, the majority of maturing time deposits were placed into statement savings accounts. This product is considered to be a core deposit with increased stability when compared to time deposits. Management believes that time deposits will become more costly as the interest rate environment is anticipated to increase at a moderate pace during 2002.

     Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2001 amounted to $20,000,000. There were no Federal Home Loan Bank advances at December 31, 2000. Management expects to secure additional advances in 2002 to support loan growth.

     In 1999, the Bank joined the Federal Home Loan Bank of Indianapolis. Membership in the Federal Home Loan Bank provides the Bank with a stable source of additional funding at a reasonable cost. Federal Home Loan Bank advances are collateralized with a blanket collateral agreement with the Federal Home Loan Bank and investment securities, available for sale. Please refer to Note H for additional information.

     Accrued Interest Payable. Accrued interest payable at December 31, 2001 was $804,000 compared to $826,000 at December 31, 2000, a decrease of $22,000 or 3%.
The decrease was due to the decreasing cost of total deposits during 2001.


CAPITAL

     Stockholders' equity at December 31, 2001 was $27,903,000 compared to $27,763,000 as of December 31, 2000, an increase of $140,000 or 1%. Capital increased during 2001 primarily due to net income and increases in unrealized gains on available for sale securities as interest rates declined during 2001.

     At December 31, 2001 the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note L - Regulatory Matters. Based on the Corporation's December 31, 2001 capital to asset ratio of 12.3 percent, management has the capacity to grow the assets of the Corporation to approximately $349,000,000 before the necessity to raise additional capital, while maintaining a minimum 8.00% capital to assets ratio.

     In October of 2000, the Corporation announced that it would repurchase up to an additional 137,812 shares of its outstanding common stock at a price range of $5.00 to $13.00 per share, for a total of 275,624 shares. Furthermore, in July 2001, the Corporation announced that it would repurchase up to an additional 137,812 shares of its outstanding common stock at a price range of $5.00 to $13.00 per share, for a total of 413,436 shares. Through December 31, 2001, the Corporation was able to repurchase 393,624 shares within Securities and Exchange Commission compliance guidelines.


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

     In 2001, the Bank sold securities available for sale and secured Federal Home Loan Bank advances to fund increases in the level of loan activity. Management expects loan volume to continue to increase in 2002 and expects to fund that growth with excess cash and cash equivalents, deposit growth and additional Federal Home Loan Bank advances.

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

     The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2001 which are expected to mature or reprice in each of the time periods shown below.


                                                                 INTEREST RATE SENSITIVITY PERIOD
                                                  -------------------------------------------------------------
                                                    1-90        91-365         1-5         OVER
                                                    DAYS         DAYS         YEARS       5 YEARS        TOTAL
                                                  --------     --------      -------      -------       -------
                                                                         (in thousands)

Earning assets
  Federal funds sold                                $4,887          $--          $--          $--        $4,887
  Interest bearing deposits with banks               7,387           --           --           --         7,387
  Mortgage loans held for sale                       2,915           --           --           --         2,915
  Securities available for sale                      5,351        3,645       10,228        2,428        21,652
  Federal Home Loan Bank stock                       1,000           --           --           --         1,000
  Total loans, net of non-accrual                   37,944       14,679      112,244       15,571       180,438
                                                  --------     --------      -------      -------       -------
Total earning assets                                59,484       18,324      122,472       17,999       218,279

Interest bearing liabilities
  Total interest bearing deposits                   99,357       25,519       31,164           --       156,040
  Federal funds purchased                               --           --           --           --            --
  Federal Home Loan Bank advances                       --           --       10,000       10,000        20,000
                                                  --------     --------      -------      -------       -------
Total interest bearing liabilities                  99,357       25,519       41,164       10,000       176,040

Net asset (liability) funding gap                  (39,873)      (7,195)      81,308        7,999       $42,239
                                                  --------     --------      -------      -------       =======
Cumulative net asset (liability) funding gap      ($39,873)    ($47,068)     $34,240      $42,239
                                                  ========     ========      =======      =======


IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements presented herein have been prepared in accordance with accounting principles generally accepted in the United Sates of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Corporation's operations. Unlike most industrial companies, virtually all the assets and liabilities of the Corporation are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.


TECHNOLOGY

     The Corporation, operating as an independent, local community bank, strives to make available to its employees and customers a high level of technology as a way to be competitive with other larger financial institutions. In October
2000, the Bank deployed its first ATM at the main office in Dearborn. A second ATM was placed into service at the Plymouth office in January 2001. A third ATM was placed into service at the Canton Township office in May 2001. A fourth ATM is planned for the Clinton Township office by the end of 2002.

     In July 2001, the Bank began operation of a voice response, automatic telephone banking service available 24 hours a day. The Bank began operating a new deposit and check imaging system in August 2001, which has helped to streamline its check operations and improve statement delivery.

                             DEARBORN BANCORP, INC.

                             DIRECTORS AND OFFICERS


DIRECTORS
                                                            MICHAEL J. ROSS
WILBER M. BRUCKER, JR.                                      President and Chief Executive Officer
Retired, Attorney                                           Community Bank of Dearborn

MARGARET I. CAMPBELL                                        DR. ROBERT C. SCHWYN
Retired, Consultant                                         Physician

JOHN E. DEMMER                                              RONNIE J. STORY
Chairman of the Board and                                   President and Chief Executive Officer
 Chief Executive Officer                                    Story Development Corp. and Story Brothers
Jack Demmer Ford, Inc.;                                     Grading & Excavating
Jack Demmer Lincoln-Mercury, Inc. and
Jack Demmer Leasing                                         OFFICERS

MICHAEL V. DORIAN, JR.                                      JOHN E. DEMMER
Vice President                                              Chairman of the Board and
Mike Dorian Ford                                             Chief Executive Officer

DAVID HIMICK                                                RICHARD NORDSTROM
Retired, Financial Consultant                               Vice Chairman

DONALD G. KARCHER                                           MICHAEL J. ROSS
Chairman of the Board                                       President
Karcher Agency, Inc.
                                                            JEFFREY L. KARAFA
BRADLEY F. KELLER                                           Vice President, Treasurer and Secretary
President
Braden Associates, Inc. and                                 DONALD G. KARCHER
MultiGard Properties, Ltd.                                  Vice President

JEFFREY G. LONGSTRETH
Real Estate Broker
Century 21 - Curran & Christie

RICHARD NORDSTROM
Retired, Architect

                           COMMUNITY BANK OF DEARBORN

                                    OFFICERS

JOHN E. DEMMER                            JANET K. ALCINI
Chairman of the Board                     Officer
                                          Executive Assistant, Northeast Region
MICHAEL J. ROSS
President                                 GARY AMES, JR.
Chief Executive Officer                   Assistant Vice President
                                          Controller
STEPHEN TARCZY
Northeast Regional President              ROBERT J. ANDERSON
                                          Assistant Vice President
JEFFREY L. KARAFA                         Mortgage Loan Officer, Northeast Region
Senior Vice President
CFO, Cashier & Secretary                  KEVIN A. BANK
                                          Assistant Vice President
SAM A. LOCRICCHIO                         Commercial Lending
Senior Vice President
Commercial Lending, Northeast Region      DANIEL A. BZURA
                                          Assistant Vice President
WARREN R. MUSSON                          Branch Administration
Senior Vice President
Head of Lending                           KAREN M. COVER
                                          Operations Officer, Northeast Region
JEFFREY J. WOLBER
Senior Vice President                     COLLEEN T. A. LYNEMA
Branch Administration                     Senior Mortgage Loan Officer

                                          DENIS T. NISSLE
DANIEL P. BROPHY                          Assistant Vice President
Vice President                            Private Banking
Loan Administration
                                          MIHAI PARASCA
GEORGE J. DEMOU                           Network Officer
Vice President
Commercial Lending                        CYNTHIA A. PIZZO
                                          Assistant Vice President
JIHAD A. HACHEM                           Main Office Branch Manager
Vice President
Commercial Lending                        STEVEN P. SLADE
                                          Consumer Banking Officer
WYNN C. MILLER
Vice President                            ANTOINETTE TARCZY
Internal Auditor                          Branch Officer
                                          Clinton Township Branch Officer
H. KRISTENE RAUTIO
Vice President                            SUSAN VETTRAINO
Business Development                      Retail Operations Officer

                                          CHARLES P. WASCZENSKI
                                          Branch Officer, Plymouth

                                          PAMELA G. WILKS
                                          Assistant Vice President
                                          Data Operations

                           COMMUNITY BANK OF DEARBORN

                                  SUBSIDIARIES


                      COMMUNITY BANK INSURANCE AGENCY, INC.
                           Michael J. Ross, President



                          COMMUNITY BANK MORTGAGE, INC.
                           Daniel P. Brophy, President



               COMMUNITY BANK AUDIT SERVICES, INC. (In Formation)
                            Wynn C. Miller, President





                                NORTHEAST REGION
                          AUXILIARY BOARD OF DIRECTORS


                                DAVID B. BERGMAN
                                     Partner
                           Sigma Investment Counselors

                             Dr. MICHAEL J. BUSUITO
                                    Physician

                                GERALD J. CARNAGO
                  Attorney at Law & Certified Public Accountant
                           Carnago & Associates, P.C.

                              MICHAEL J. DORIAN JR.
                                 Vice President
                                Mike Dorian Ford

                                MICHAEL P. GUERRA
                                      Owner
                           Millcreek Building Company

                                JAMES A. PATRONA
                                      Owner
                        Universal Press & Machinery, Inc.

                           COMMUNITY BANK OF DEARBORN

                                BRANCH LOCATIONS

Main Office                                          Hours: 9:30 AM - 4:30 PM  Monday through Thursday
22290 Michigan Avenue                                       9:30 AM - 5:00 PM  Friday
PO Box 2247                                                 9:30 AM - 1:00 PM  Saturday, Drive-In Only
Dearborn, Michigan 48123-2247
Phone: (313) 274-1000
Fax:   (313) 274-5050
Cynthia A. Pizzo, Assistant Vice President & Branch Manager



Warren Avenue and Silvery Lane                       Hours: 9:00 AM - 4:30 PM  Monday through Thursday
24935 West Warren Avenue                                    9:00 AM - 5:00 PM  Friday
Dearborn Heights, Michigan  48127
Phone: (313) 724-0100
Fax:   (313) 724-1010
Trudy J. Petty,  Branch Manager



Five Mile and Sheldon Road                           Hours: 9:00 AM - 4:30 PM  Monday through Thursday
44623 Five Mile                                             9:00 AM - 5:00 PM  Friday
Plymouth, Michigan  48170
Phone: (734) 454-1000
Fax:   (734) 454-0123
Charles P. Wasczenski, Branch Officer



Canton Center                                        Hours: 9:00 AM - 4:30 PM  Monday through Thursday
1325 N. Canton Center Road                                  9:00 AM - 5:00 PM  Friday
Canton, Michigan  48187                                     9:30 AM - 1:00 PM Saturday, Drive-In Only
Phone: (734) 981-0022
Fax:   (734) 981-0033
Marian Bunch, Branch Manager



Macomb                                               Hours: 9:00 AM - 4:30 PM  Monday through Thursday
45000 River Ridge Road, Suite 110                           9:00 AM - 5:00 PM  Friday
Clinton Township, Michigan 48038
Phone: (586) 416-0200
Fax:   (586) 416-0220
Antoinette Tarczy, Branch Officer

DEARBORN BANCORP, INC. COMMON STOCK                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Dearborn Bancorp, Inc. common stock is                Crowe, Chizek & Company LLP
listed on the Nasdaq Stock Market and is              Suite 300
traded under the symbol "DEAR".                       55 Campau Avenue, N.W.
                                                      Grand Rapids, Michigan  49503
                                                      (616) 774-0774
INVESTOR RELATIONS AND FORM 10-K
AVAILABLE
                                                      STOCK TRANSFER AGENT AND REGISTRAR
Additional information about the Corporation
including a free copy of the Corporation's            Stockholders requiring a change of name,
Form 10-K filed with the Securities and               address or ownership of stock, as well as
Exchange Commission may be obtained by                information about shareholder records or
writing or calling: Jeffrey L. Karafa, Vice           lost or stolen certificates, dividend
President, 22290 Michigan Avenue, Dearborn,           checks, dividend direct deposit, and
Michigan 48124; (313) 274-1000 or by E-mail           dividend reinvestment should contact:
at jeffkarafa@commbankdearborn.com.
                                                      Fifth Third Bank
                                                      Corporate Trust Services
ANNUAL MEETING                                        38 Fountain Square Plaza
                                                      Mail Drop #10AT66
The Annual Meeting of Stockholders will be            Cincinnati, Ohio 45202
held on Tuesday, May 21, 2002, at Park                (800) 837-2755 or (513) 579-5320
Place, 23400 Park Avenue, Dearborn,
Michigan, at 4:00 p.m.





PRINCIPAL MARKET MAKERS

AnPac Securities Group, Inc.                          Raymond James & Associates,  Inc.
1545 Peachtree St.NE, Suite 310                       880 Carillon Parkway
Atlanta, GA 30309                                     St. Petersburg, FL  33716
(800) 897-0384                                        (727) 573-3800

Fahnestock & Company, Inc.                            Spear, Leeds and Kellogg
300 River Place, Suite 4000                           120 Broadway, 6th Floor
Detroit, MI  48207                                    New York, NY 10271
(313) 259-2600                                        (212) 433-7000

Herzog, Heine, Geduld, Inc.                           Trident Securities, a subsidiary of
525 Washington Boulevard                              McDonald Investments
Jersey City, NJ  07310                                4601 Six Forks Road, Suite 400
(800) 221-3600                                        Raleigh, NC 27609
                                                      (404) 249-6644
Knight Securities
525 Washington Boulevard                              Wedbush Morgan Securities
Jersey City, NJ  07310                                1300 S. W. Fifth Avenue, Suite 2000
(888) 302-9197                                        Portland Oregon 97201
                                                      (503) 224-0480

                             DEARBORN BANCORP, INC.
                              22290 Michigan Avenue
                                   PO Box 2247
                          Dearborn, Michigan 48123-2247

                              Phone: (313) 274-1000