Form 10-K, Exhibit 13
period 2002-12-31
DEARBORN BANCORP INC /MI/
filed 2003-03-31
CIK 895541

                             DEARBORN BANCORP, INC.


                               AND ITS SUBSIDIARY



                           COMMUNITY BANK OF DEARBORN






                                      2002
                                  ANNUAL REPORT

                             DEARBORN BANCORP, INC.

                               AND ITS SUBSIDIARY


                           COMMUNITY BANK OF DEARBORN


CONTENTS

      Corporate Information.................................................3

      Chairman's and President's Letter to Stockholders.....................4

      Summary of Selected Financial Data....................................7

      Report of Independent Auditors........................................8

      Consolidated Balance Sheets...........................................9

      Consolidated Statements of Income....................................10

      Consolidated Statements of Changes in Stockholders' Equity...........11

      Consolidated Statements of Cash Flows................................13

      Notes to Consolidated Financial Statements...........................14

      Management's Discussion and Analysis.................................36

      Dearborn Bancorp, Inc. Directors and Officers........................51

      Community Bank of Dearborn Officers..................................52

      Community Bank of Dearborn Subsidiaries..............................53

      Investor Information.................................................55

                             DESCRIPTION OF BUSINESS


DEARBORN, BANCORP, INC.
Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Community Bank of Dearborn (the "Bank").

COMMUNITY BANK OF DEARBORN
The Bank was incorporated on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. Subsequently, branch offices were opened in Dearborn Heights and Plymouth Township. During 2001, branch offices were opened in Canton Township, Michigan and Clinton Township, Michigan. On February 13, 2003, the Bank opened a branch office in Southgate, Michigan. The Bank expects to open a regional lending center in Auburn Hills, Michigan during the second quarter of 2003.

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

COMMUNITY BANK INSURANCE AGENCY, INC.
On August 19, 1997, the Bank formed Community Bank Insurance Agency, Inc. This company conducts limited insurance-related activities and holds a minority interest in Michigan Bankers Title Company of East Michigan, LLC, a title insurance company.

COMMUNITY BANK MORTGAGE, INC.
On May 1, 2001, the Bank formed Community Bank Mortgage, Inc., a mortgage company that originates and holds commercial and residential mortgage loans.

COMMUNITY BANK AUDIT SERVICES, INC.
On March 13, 2002, the Bank formed Community Bank Audit Services, Inc., a company that offers internal auditing and compliance services to financial institutions.


                         [DEAR(TM) NASDAQ LISTED LOGO]

                    QUARTERLY COMMON STOCK PRICE INFORMATION


                                                                            ------------------------------------
                                                                               High         Low        Close
                                                                            ------------------------------------
          2002
          ------------------------------------------------------------
          First quarter                                                         $12.53      $10.43       $12.53
          Second quarter                                                         14.54       10.88        13.14
          Third quarter                                                          13.67       12.38        12.51
          Fourth quarter                                                         16.85       12.38        16.21

                                                                            ------------------------------------
          2001
          ------------------------------------------------------------
          First quarter                                                          $7.82       $7.00        $7.40
          Second quarter                                                          9.01        7.42         8.65
          Third quarter                                                          10.91        8.66        10.33
          Fourth quarter                                                         10.98       10.25        10.48


          All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

To Our Shareholders:

         As this letter is being written early in 2003, we are observing the Ninth Anniversary of the opening of Community Bank of Dearborn on February 28, 1994. Each of the past nine years has been marked with considerable progress but none more so than 2002, a year in which we set new records for each of the measures we use to evaluate our performance.

         The most important of these, of course, is net income. It was $2,647,000 or $0.97 per fully diluted common share for the 12 months ended December 31, 2002. This was 72.0 percent more than the net income of $1,539,000 or $0.56 per diluted common share that we reported for 2001.

         At year-end, our total assets were $325,100,000, 43.3 percent more than they were 12 months earlier when the total was $226,865,000. Total deposits went up 47.7 percent during the year to $262,086,000 from $177,481,000. Total loans were $267,522,000 on December 31, 2002, an increase of 47.9 percent over the year-earlier figure of $180,892,000.

         There were a number of reasons for this excellent 2002 performance. Over the years, we have invested heavily in expansion of both our staff and our facilities. As our total assets went up by almost $100 million and we passed the $300 million milestone during the past year, we began to realize new economies of scale and the cost of preparing for further growth became a lesser fraction of non-interest expense.

         We also benefited from the interest rate environment in the past year as our cost of funds declined somewhat faster than the yields on our loans and investments. This was a common phenomenon among all community banks but we gained proportionately more in net interest income than most of our peers because we were growing at such a rapid rate.

         Finally, the lowest long-term interest rates since the 1970s resulted in record volumes of residential mortgage loans. Many homeowners refinanced existing mortgages. Others moved to larger houses with more amenities. And home ownership became more affordable for first-time buyers. As a consequence, Community Bank and its mortgage-banking subsidiary, Community Bank Mortgage, Inc., shattered all previous mortgage origination records

         Our 2002 return on average assets was 0.93 percent and the return on average equity was 9.08 percent. These ratios were 0.76 percent and 5.46 percent, respectively, in 2001. We will soon achieve a one-percent return on average assets, the banking industry's "standard of excellence." In fact, we reached this goal during the third quarter of the year. This was the first time we did so throughout a financial reporting period.

         Our return on average equity is not yet what we would like it to be. Because of our rapid growth and continuing expansion activity, we must maintain more capital than most of our peers. In fact, for a period of time following our last stock offering in 1998, we were actually "overcapitalized." Our growth since that time, however, has allowed us to profitably employ all of our capital. Moreover, it became clear last year that we would soon require even more capital. Consequently, we took advantage of an opportunity to participate in a pooled trust preferred securities offering that added $10 million to our Tier 1 Capital when the transaction closed in December, 2002. This capital infusion did not dilute our common shareholders' position but will allow us to increase our total assets by almost $150 million while continuing to be categorized as "well capitalized" by the various bank regulators.

         When a banking company is growing as fast as we are, recruiting experienced senior bankers for the staff is an ongoing priority for executive management. During 2002, we employed F. Glen Islami as our new Vice President-Compliance and Dennis C. Rocheleau as Vice President-Cashier. Both of these gentlemen came to us with extensive experience in their fields at other banks.

         Wynn C. Miller, a Certified Public Accountant and long-time internal auditor at other financial institutions, also joined our staff as President of a new subsidiary, Community Bank Audit Services, Inc. This organization is not only be responsible for internal auditing at our organization but at other community banks as well.

         Finally, we recruited three lending officers with extensive experience in Oakland County late in the year. These people, William T. LaRosa, Michelle M. DesMarais and Gregory M. Schneider, will become the management team at a new Oakland County banking office which we anticipate opening sometime in mid-2003. We have found that employment of a cadre of senior people with extensive experience and a successful record in a market is, in the final analysis, the least expensive way to quickly develop a sizeable block of profitable new business.

         Beyond recruiting, another priority of a fast growing institution is facility planning. During the past year, we completed a 3,000 square foot addition to our main office on Michigan Avenue in Dearborn for the commercial loan department. To further relieve overcrowding at the main office, we moved Community Bank Mortgage, Inc. to space in our Canton Township office that we had earlier contemplated leasing to an unrelated third party. Finally, we moved our human resources, internal audit and compliance departments, together with our chief executive's office, from the main office to leased space not far from our main office in Dearborn. These moves should provide enough room at our main office for the time being.

         We also opened a full service branch office to complement our regional loan center on Hall Road in Clinton Township. In addition, we acquired, renovated and expanded a former branch office building on Fort Street at Northline Road in Southgate, which we opened for business on February 13, 2003.

         Needless to say, our senior officers and directors look back on 2002 with considerable satisfaction. We sustained fast-paced growth and expansion as we improved profitability and all of our other key performance indicators. We have little time, however, to avert our attention from the road ahead. There, we know that we will encounter both challenges and opportunities. With the continued support and cooperation of our shareholders, we are confident that that we will be able to deal with the challenges and exploit the opportunities. If we succeed in doing so, as we believe we will, it will put us in a position to send you another positive report on our performance at this time next year.

                                   Sincerely,


       John E. Demmer                                       Michael J. Ross
   Chairman of the Board                                     President and
                                                            Chief Executive

                             COMMITMENT TO COMMUNITY

         Commitment to community is one of the primary principles upon which Dearborn Bancorp, Inc. and its primary subsidiary, Community Bank of Dearborn was founded. Since the Community Bank of Dearborn opened for business in 1994, management has emphasized the importance of community involvement and community development as part of the Bank's mission. In fact, the majority of the Bank's directors, officers and employees live in the communities that are serviced by the Bank. During 2002, the Bank provided the following local organizations with financial support or personal involvement:

Agape Christian Academy, Canton                      Goodwill Industries of Greater Detroit
American Arab Chamber of Commerce                    Greater Detroit Chamber of Commerce
American Red Cross                                   Henry Ford Community College Foundation
Canton Chamber of Commerce                           Humane Society of Livingston County
Canton Community Foundation                          Islamic Center of America
Canton Library                                       Karmanos Cancer Institute
Canton Liberty Festival                              Kiwanis Eastpointe
Canton Lion's Club                                   Kiwanis - Greater Macomb
Central Macomb Chamber of Commerce                   Macomb Symphony Orchestra
Community Hospice                                    Michigan Foundation
Davenport University Foundation                      Mike Adray Memorial Foundation
Dearborn Baseball                                    New Morning School
Dearborn Board of Realtors                           Northville Chamber of Commerce
Dearborn Chamber of Commerce                         Northville Community Foundation
Dearborn Community Arts Council                      Oakwood Health Care Foundation
Dearborn Elderfest                                   Operation Kindness
Dearborn Exchange Club                               Plymouth Chamber of Commerce
Dearborn Flyers Hockey                               Plymouth Christian Academy
Dearborn Goodfellows                                 Plymouth Symphony
Dearborn Heights Chamber of Commerce                 Trenton Rotary Club
Dearborn Heights DARE                                Showcase Plymouth
Dearborn Heights Lions Club                          Sig Krug Memorial Foundation
Dearborn Heights Park & Recreation                   Southern Wayne County Chamber of Commerce
Dearborn Heights Spirit Festival                     Starfish Family Services
Dearborn Historical Society                          St. Joseph Hospital
Dearborn Homecoming                                  St. Mary Mercy Hospital
Dearborn Kiwanis                                     Taste of Northville
Dearborn Optimist Club                               Turning Point
Dearborn Outer Drive Kiwanis                         University  of Michigan - Dearborn
Dearborn Senior Center                               United Way
Dearborn Symphony Orchestra                          Warren Symphony Society
Divine Child High School                             Wayne County Community College
Fore Dearborn                                        Wayne Metro Community Action Agency
Friends of Northville Parks & Recreation             Westland Foundation
Garden City Hospital                                 West Village Merchants Association
Garden City Gold Wings                               YWCA of Western Wayne County
Garden Club of Dearborn                              Youth Leadership Plymouth

                       SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2002 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 2002 and 2001, and the Consolidated Statements of Income for the years ended December 31, 2002, 2001 and 2000 are included elsewhere in this Annual Report.


                                                       -----------------------------------------------------------
(In thousands, except share and per share data)           2002        2001        2000        1999       1998
                                                       -----------------------------------------------------------
OPERATIONS
Interest income                                            $18,259     $14,585     $12,789     $9,677      $8,290
Interest expense                                             7,505       7,405       6,733      4,735       4,466
                                                       -----------------------------------------------------------
Net interest income                                         10,754       7,180       6,056      4,942       3,824
Provision for loan losses                                    1,052         920         510        772         120
                                                       -----------------------------------------------------------
Net interest income after provision for loan losses          9,702       6,260       5,546      4,170       3,704
Total non-interest income                                    1,674       1,460         542        558         533
Total non-interest expense                                   7,372       5,379       4,259      3,804       2,941
                                                       -----------------------------------------------------------
Net income before federal income tax expense                 4,004       2,341       1,829        924       1,296
Income tax expense                                           1,357         802         618        394         346
                                                       -----------------------------------------------------------
Net income                                                  $2,647      $1,539      $1,211       $530        $950
                                                       ===========================================================

FINANCIAL CONDITION
Total assets                                              $325,100    $226,865    $193,878   $152,698    $126,755
Mortgage loans held for sale                                 9,852       2,915       1,085        783       1,211
Investment securities, available for sale                   22,216      21,652      51,916     55,022      50,211
Federal Home Loan Bank stock                                 1,033       1,000         450        381         ---
Gross loans                                                267,522     180,892     128,104     85,390      66,023
Allowance for loan losses                                  (2,875)     (1,922)     (1,252)      (781)       (627)
Other assets                                                 7,902       6,454       4,941      4,494       3,683
Deposits                                                   262,086     177,481     164,121    118,875      97,610
Federal Home Loan Bank advances                             20,660      20,000         ---        ---         ---
Trust preferred securities                                  10,000         ---         ---        ---         ---
Other borrowings                                               ---         ---         467      5,493         517
Other liabilities                                            1,663       1,481       1,527      1,070         897
Stockholders' equity                                        30,691      27,903      27,763     27,260      27,731

PER SHARE INFORMATION (1)
Net income per common share - basic                          $1.02       $0.57       $0.42      $0.18       $0.37
Net income per common share - diluted                        $0.97       $0.56       $0.42      $0.18       $0.37
Book value per common share                                  11.74       10.75       10.07      19.18        9.23
Average shares outstanding  - basic                      2,600,725   2,690,678   2,892,287  3,004,169   2,550,798
Average shares outstanding - diluted                     2,734,033   2,747,208   2,895,747  3,004,169   2,567,356
Shares outstanding at end of period                      2,614,587   2,596,386   2,756,156  2,968,188   3,005,315

OTHER DATA
Return on average assets                                     0.93%       0.76%       0.72%      0.38%       0.75%
Return on average equity                                     9.08%       5.46%       4.41%      1.92%       2.99%
Net interest margin                                          3.94%       3.76%       3.74%      3.69%       3.16%
Net interest spread                                          3.37%       2.77%       2.41%      2.44%       1.78%
Allowance for loan losses to total loans                     1.07%       1.06%       0.98%      0.91%       0.95%
Nonperforming assets to total assets                         0.84%       0.35%       0.55%      0.19%       0.32%
Stockholders' equity to total assets                         9.44%      12.30%      14.32%     17.85%      21.88%
Total interest expense to gross interest income             41.10%      50.77%      52.65%     48.93%      53.87%
Number of branches                                               5           5           3          3           3


(1) All share and per share amounts presented have been adjusted to reflect the issuance of stock dividends.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan


We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.



                                                  Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 20, 2003

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

(In thousands)                                                                        December 31,
                                                                         --------------------------------------
                                                                               2002                 2001
                                                                         -----------------    -----------------
ASSETS
Cash and cash equivalents
     Cash and due from banks                                                       $5,903               $3,600
     Federal funds sold                                                             8,572                4,887
     Interest bearing deposits with banks                                           4,975                7,387
                                                                         -----------------    -----------------
               Total cash and cash equivalents                                     19,450               15,874

Mortgage loans held for sale                                                        9,852                2,915
Securities, available for sale                                                     22,216               21,652
Federal Home Loan Bank stock                                                        1,033                1,000
Loans
     Gross loans                                                                  267,522              180,892
     Allowance for loan losses                                                     (2,875)              (1,922)
                                                                         -----------------    -----------------
               Net loans                                                          264,647              178,970

Premises and equipment, net                                                         5,276                4,746
Accrued interest receivable                                                         1,260                1,085
Other assets                                                                        1,366                  623
                                                                         -----------------    -----------------
      Total assets                                                               $325,100             $226,865
                                                                         =================    =================

LIABILITIES
Deposits
     Non-interest bearing deposits                                                $32,457              $21,441
     Interest bearing deposits                                                    229,629              156,040
                                                                          -----------------    -----------------
               Total deposits                                                     262,086              177,481

Other liabilities
     Federal Home Loan Bank advances                                               20,660               20,000
     Trust preferred securities                                                    10,000                  ---
     Accrued interest payable                                                         609                  804
     Other liabilities                                                              1,054                  677
                                                                         -----------------    -----------------
               Total liabilities                                                  294,409              198,962
                                                                         -----------------    -----------------

STOCKHOLDERS' EQUITY
     Common stock - 5,000,000 shares authorized,
              2,614,587  and 2,596,386  shares outstanding
              in 2002 and 2001, respectively                                       30,611               27,675
     Accumulated earnings                                                             ---                  168
     Accumulated other comprehensive income                                            80                   60
                                                                         -----------------    -----------------
               Total stockholders' equity                                          30,691               27,903
                                                                         -----------------    -----------------
                Total liabilities and stockholders' equity                        $325,100             $226,865
                                                                         =================    =================

The accompanying notes are an integral part of these consolidated financial statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)                           Years Ended December 31,
                                                               -----------------------------------------------
                                                                   2002             2001             2000
                                                               --------------   -------------    -------------
Interest income
     Interest on loans, including fees                               $16,904         $12,352           $9,436
     Interest on investment securities, available for sale             1,044           1,399            3,135
     Interest on deposits with banks                                     107             249              ---
     Interest on federal funds                                           204             585              218
                                                               --------------   -------------    -------------
               Total interest income                                  18,259          14,585           12,789

Interest expense
     Interest on deposits                                              6,575           7,229            6,495
     Interest on other borrowings                                        930             176              238
                                                               --------------   -------------    -------------
               Total interest expense                                  7,505           7,405            6,733

               Net interest income                                    10,754           7,180            6,056
Provision for loan losses                                              1,052             920              510
                                                               --------------   -------------    -------------

Net interest income after provision for loan losses                    9,702           6,260            5,546
                                                               --------------   -------------    -------------

Non-interest income
     Gain on the sale of loans                                         1,082           1,011              342
     Gain (loss) on the sale of investment securities                    138             144             (47)
     Service charges on deposit accounts                                 357             262              214
     Fees for other services to customers                                 29              29               31
     Other income                                                         68              14                2
                                                               --------------   -------------    -------------
               Total non-interest income                               1,674           1,460              542

Non-interest expenses
     Salaries and employee benefits                                    4,719           3,413            2,662
     Occupancy and equipment expense                                     997             645              494
     Advertising and marketing                                           202             149              128
     Stationery and supplies                                             218             204              146
     Professional services                                               269             269              215
     Data processing                                                     243             204              170
     Other operating expenses                                            724             495              444
                                                               --------------   -------------    -------------
               Total non-interest expenses                             7,372           5,379            4,259
                                                               --------------   -------------    -------------

Income before federal income tax provision                             4,004           2,341            1,829
Income tax provision                                                   1,357             802              618
                                                               --------------   -------------    -------------
Net income                                                            $2,647          $1,539           $1,211
                                                               ==============   =============    =============

Per share data:
Net income - basic                                                     $1.02           $0.57            $0.42
Net income - diluted                                                    0.97            0.56             0.42

Weighted average number of shares outstanding - basic              2,600,725       2,690,678        2,892,287
Weighted average number of shares outstanding - diluted            2,734,033       2,747,208        2,895,747




The accompanying notes are an integral part of these consolidated financial statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2002, 2001 and 2000

                                                                                             Accumulated
                                                                                                Other            Total
                                                        Common            Accumulated        Comprehensive   Stockholders'
(In thousands)                                          Stock          Earnings (deficit)    Income (loss)      Equity
                                                      ---------       ------------------    -------------   -------------

Balance, January 1, 2000                                $28,822               ($740)            ($822)         $27,260

     Repurchase common stock                             (1,412)                ---               ---           (1,412)

     Exercise of stock options                               41                 ---               ---               41

     Net income                                             ---               1,211               ---            1,211

     Other comprehensive income
         Changes in net unrealized loss on
            securities held for sale                        ---                 ---               958              958
         Reclassification adjustment for (gains)
            losses included in net income                   ---                 ---                47               47
                                                                                            -------------   -------------
         Net change in net unrealized loss on
            securities available for sale                   ---                 ---             1,005            1,005
          Tax effects                                       ---                 ---              (342)            (342)
                                                                                            -------------   -------------
      Other comprehensive income                            ---                 ---               663              663
                                                                                                            -------------
      Total comprehensive income                                                                                  1,874
                                                      ---------       ------------------    -------------   -------------

Balance, December 31, 2000                               27,451                 471              (159)          27,763
                                                      ---------       ------------------    -------------   -------------

    Repurchase common stock                              (1,743)                ---               ---           (1,743)

    Exercise of stock options                               125                 ---               ---              125

    Stock dividend, declared May 2001                     1,113              (1,113)              ---              ---

    Stock dividend, declared November 2001                  729                (729)              ---              ---

     Net income                                             ---               1,539               ---            1,539

     Other comprehensive income
         Changes in net unrealized gain on
            securities held for sale                        ---                 ---               475              475
         Reclassification adjustment for (gains)
            losses included in net income                   ---                 ---              (144)            (144)
                                                      ---------       ------------------    -------------   -------------
         Net change in net unrealized gain on
            securities available for sale                   ---                 ---               331              331
        Tax effects                                         ---                 ---              (112)            (112)
                                                      ---------       ------------------    -------------   -------------

      Other comprehensive income                            ---                 ---               219              219
                                                                                                            -------------
      Total comprehensive income                                                                                 1,758
                                                      ---------       ------------------    -------------   -------------
Balance, December 31, 2001                              $27,675                $168               $60          $27,903
                                                      =========       ==================    =============   =============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2002, 2001 and 2000

                                                                                        Accumulated
                                                                                           Other             Total
                                                      Common         Accumulated       Comprehensive     Stockholders'
(In thousands)                                         Stock     Earnings/(deficit)        Income            Equity
                                                    ------------ -------------------- -----------------  ---------------

Balance, January 1, 2002                               $27,675                 $168               $60          $27,903

     Exercise of stock options                             121                  ---               ---              121

     Stock dividend, declared May 2002                     961                 (961)              ---              ---

     Stock dividend, declared December 2002              1,854               (1,854)              ---              ---

     Net income                                            ---                2,647               ---            2,647

     Other comprehensive income
         Changes in net unrealized gain on
            securities held for sale                       ---                  ---               168              168
         Reclassification adjustment for (gains)
            losses included in net income                  ---                  ---              (138)            (138)
                                                                                      -----------------  ---------------
         Net change in net unrealized gain on
            securities available for sale                  ---                  ---                30               30
        Tax effects                                        ---                  ---               (10)             (10)
                                                                                      -----------------  ---------------

      Other comprehensive income                           ---                  ---                20               20
                                                                                                         ---------------
     Total comprehensive income                                                                                  2,667
                                                    ------------ -------------------- -----------------  ---------------

Balance, December 31, 2002                             $30,611                 $---               $80          $30,691
                                                    ============ ==================== =================  ===============


The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


(In thousands)                                                                      Years Ended December 31,
                                                                              -------------------------------------
                                                                                2002          2001         2000
                                                                              ----------    ---------    ----------
Cash flows from operating activities
     Interest and fees received                                                 $18,084      $15,034       $12,625
     Interest paid                                                               (7,700)      (7,427)       (6,376)
     Proceeds from sale of mortgage loans held for sale                          76,632       73,824        23,833
     Origination of mortgage loans held for sale                                (82,487)     (74,643)      (23,792)
     Taxes paid                                                                  (1,645)        (935)         (407)
     Cash paid to suppliers and employees                                        (6,439)      (4,952)       (3,579)
                                                                              ----------    ---------    ----------
     Net cash provided by (used in) operating activities                         (3,555)         901         2,304

Cash flows from investing activities
     Proceeds from the sale of securities available for sale                     12,044       24,160         3,962
     Proceeds from calls and maturities of securities available for sale         24,074       40,642         4,000
     Proceeds from principal paydowns of securities available for sale              774          404           ---
     Purchases of securities available for sale                                 (37,430)     (34,575)       (4,000)
     Purchase of Federal Home Loan Bank stock                                       (33)        (550)          (69)
     Increase in loans, net of payments received                                (86,729)     (53,038)      (42,753)
     Purchases of property and equipment                                           (955)      (1,979)       (1,068)
                                                                              ----------    ---------    ----------
     Net cash used in investing activities                                      (88,255)     (24,936)      (39,928)

Cash flows from financing activities
     Net increase in non-interest bearing deposits                               11,016        2,288         4,294
     Net increase in interest bearing deposits                                   73,589       11,072        40,952
     Increase (decrease) in federal funds purchased                                 ---          ---        (3,000)
     Proceeds from Federal Home Loan Bank advances                                  660       20,000           ---
     Repayments of Federal Home Loan Bank advances                                  ---          ---        (2,000)
     Proceeds from the issuance of trust preferred securities                    10,000          ---           ---
     Principal payments on mortgage payable                                         ---         (467)          (26)
     Repurchase of common stock                                                     ---       (1,743)       (1,412)
     Stock option exercise                                                          121          125            41
                                                                              ----------    ---------    ----------
     Net cash provided by financing activities                                   95,386       31,275        38,849

Increase in cash and cash equivalents                                             3,576        7,240         1,225
Cash and cash equivalents at the beginning of the period                         15,874        8,634         7,409
                                                                              ----------    ---------    ----------

Cash and cash equivalents at the end of the period                              $19,450      $15,874        $8,634
                                                                              ==========    =========    ==========

Reconciliation of net income to net cash provided by operating activities

Net income                                                                       $2,647       $1,539        $1,211
     Adjustments to reconcile net income to net cash
               provided by operating activities
               Provision for loan losses                                          1,052          920           510
               Depreciation and amortization expense                                425          392           297
               Accretion of discount on investment securities                       (10)         (31)           (6)
               Amortization of premium on investment securities                     152          139           107
               (Gain) loss on the sale of investment securities                    (138)        (144)           47
               Increase in mortgage loans held for sale                          (6,937)      (1,830)         (302)
               (Increase) decrease in interest receivable                          (175)          449         (164)
               Increase (decrease) in interest payable                             (195)         (22)          357
               (Increase) decrease in other assets                                 (753)        (487)          147
               Increase (decrease) in other liabilities                             377          (24)          100
                                                                              ----------    ---------    ----------

Net cash provided by (used in) operating activities                             ($3,555)        $901        $2,304
                                                                              ==========    =========    ==========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

         Basis of Presentation and Operations

         Dearborn Bancorp, Inc. (the "Corporation") was incorporated in Michigan on September 30, 1992. The Corporation's primary subsidiary, Community Bank of Dearborn (the "Bank"), began operations on February 28, 1994. The Bank operates six community banking offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township and Southgate in Michigan, offering a full range of banking services to individuals and businesses. The Bank also operates Community Bank Mortgage, Inc., a mortgage company that originates and services residential and commercial mortgage loans, Community Bank Insurance Agency, an insurance agency with limited activities and Community Bank Audit Services, Inc., a company that offers internal auditing services to financial institutions.

         The Bank's primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial, residential mortgage, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

         While the Corporation's management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation's banking operations are considered by management to be aggregated in one reportable operating segment.

         Principles of Consolidation

         The consolidated financial statements include the accounts of Dearborn Bancorp, Inc. and its wholly-owned subsidiaries, Dearborn Bancorp Trust I and Community Bank of Dearborn and its wholly owned subsidiaries, Community Bank Mortgage, Inc., Community Bank Insurance Agency, Inc. and Community Bank Audit Services, Inc. All significant intercompany transactions are eliminated in consolidation.

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

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Mortgage Loans Held for Sale

         Mortgage loans held for sale are carried at the lower of cost or market on an aggregate basis.

         Securities

         When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and carried at fair value. Any decision to sell a security available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized gains and losses on available for sale securities are excluded from income and recorded as an amount, net of tax, in other comprehensive income and as a separate component of stockholders' equity until realized. All of the Corporation's securities are classified as available for sale. Gains and losses on sales are based on the amortized cost of the security and securities are written down to fair market value when a decline in fair value is not temporary.

         Loans

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

         Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Loan Impairment

         A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

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

                  Building and improvements - 5 to 30 years
                  Furniture and equipment - 3 to 10 years

         Long-Term Assets

         Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

         Income Taxes

         The Corporation files a consolidated federal income tax return. The Corporation uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance, if needed, reduces deferred tax amounts to the amount expected to be realized.

         Stock Compensation

         Employee compensation expense under stock option plans is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise plan equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-based Compensation (in thousands, except share and per share data).

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                                         2002         2001        2000
                                                      ----------   ----------   ---------
Net income
          As reported                                 $   2,647    $   1,539    $   1,211
           Less: stock-based compensation expense
           determined under fair value based method        (651)        (366)        (253)
          Pro forma                                       1,996        1,173          958
Basic income per share
          As reported                                 $    1.02    $    0.57    $    0.42
          Pro forma                                        0.77         0.44         0.33
Diluted income per share
          As reported                                 $    0.97    $    0.56    $    0.42
          Pro forma                                        0.73         0.43         0.33


         The pro forma effects are computed with option pricing models, using the following weighted average assumptions as of grant date.

                                       2002         2001        2000
                                    -----------  ----------  ----------
Risk-free interest rate                 4.57%        5.12%      6.66%
Expected option life                  8 years      8 years    9 years
Dividend yield                          0.00%        0.00%      0.00%
Expected volatility of stock price     26.01%       25.65%     26.81%

         All share and per share amounts have been adjusted for stock dividends.

         Stock Dividends

         The fair value of shares issued in stock dividends is transferred from retained earnings to common stock, to the extent of available retained earnings. Any excess of fair value over available retained earnings is considered a return of capital. All share and per share amounts are retroactively adjusted for stock dividends. The Corporation approved 5% stock dividends on May 21, 2002 and December 17, 2002 to all shareholders of record as of June 7, 2002 and December 27, 2002, respectively.

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

         Comprehensive Income

         Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale (and unrealized gains and losses on cash flow hedges and changes in minimum pension liability) which are also recognized as separate components of equity.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

         NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Loss Contingencies

         Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

         Restrictions on Cash

         The Corporation was required to have $2,872,000 and $753,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2002 and 2001. These balances do not earn interest.

         Dividend Restrictions

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

         Newly Issued But Not Yet Effective Accounting Standards

         New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishments of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003, they are not expected to have a material impact on the Company's financial condition or results of operations.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE B - SECURITIES AVAILABLE FOR SALE

         The amortized cost and fair value for securities available for sale and the unrealized gains and losses recognized in accumulated other comprehensive income were as follows (in thousands):

                                             December 31, 2002
                            ----------------------------------------------------
                                           Gross          Gross
                            Amortized    Unrealized     Unrealized       Fair
                              Cost          Gains         Losses         Value
                            ---------    ----------     ----------     ---------
US Treasury securities       $ 2,005       $     2          $---        $ 2,007
Mortgage backed securities     2,202            90           ---          2,292
Corporate debt securities     11,388            39          (10)         11,417
Municipal securities           2,500           ---           ---          2,500
FHLMC preferred stock          4,000           ---           ---          4,000
                             -------       -------       -------        -------

          Totals             $22,095       $   131         ($10)        $22,216
                             =======       =======       =======        =======



                                             December 31, 2001
                            ----------------------------------------------------
                                           Gross          Gross
                            Amortized    Unrealized     Unrealized       Fair
                              Cost          Gains         Losses         Value
                            ---------    ----------     ----------     ---------
US Treasury securities       $ 2,069       $   ---          $---        $ 2,069
Mortgage backed securities     2,970            50           (7)          3,013
Corporate debt securities     12,397            73          (26)         12,444
Municipal securities             125             1           ---            126
FHLMC preferred stock          4,000           ---           ---          4,000
                             -------       -------       -------        -------

          Totals             $21,561       $   124         ($33)        $21,652
                             =======       =======       =======        =======


         The amortized cost and fair value of securities available for sale at December 31, 2002 by contractual maturity are shown below (in thousands). Securities not due at a single maturity date, such as mortgage backed securities and FHLMC preferred stock are shown separately.

                                      Amortized   Fair
                                        Cost      Value
                                      --------- ---------
Due in three months or less            $ 4,005   $ 4,016
Due in three months through one year       ---       ---
Due in one year through ten years        6,508     6,528
Due in greater than ten years            5,380     5,380
Mortgage backed securities               2,202     2,292
FHLMC preferred stock                    4,000     4,000
                                       -------   -------

          Totals                       $22,095   $22,216
                                       =======   =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000


NOTE B - SECURITIES AVAILABLE FOR SALE (Continued)

         Sales of available for sale securities for the years ended December 31, are as follows (in thousands):


                2002      2001      2000
               -------   -------   -------
Proceeds       $12,044   $24,160   $ 3,962
Gross gains        138       150       ---
Gross losses       ---         6        47

         Securities having a carrying value of $2,007,000 and $2,069,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits. Securities having a carrying value of $2,292,000 and $3,013,000 at December 31, 2002 and 2001, respectively, were pledged to the Federal Home Loan Bank of Indianapolis to secure advances.



NOTE C - LOANS, NET

         Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                                                                      Percent
                                                                    2002             2001           Incr(decr)
                                                               ---------------  ----------------  ----------------
         Consumer loans                                           $    22,170      $     18,773            18.10%
         Commercial, financial, & other                                46,187            28,920            59.71%
         Commercial real estate construction                           30,083            10,463           187.52%
         Commercial real estate mortgages                             139,243            90,200            54.37%
         Residential real estate mortgages                             29,839            32,536           (8.29%)
                                                               ---------------  ----------------  ----------------

                                                                      267,522           180,892            47.89%
         Allowance for loan losses                                    (2,875)           (1,922)
                                                               ---------------  ----------------

                                                                  $   264,647      $    178,970
                                                               ===============  ================

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE C - LOANS, NET (Continued)

         Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2002 and 2001. These loan transactions for the years ended December 31, are as follows (in thousands):

                                 2002       2001
                                -------    -------
Balance, beginning of year      $ 3,406    $ 4,414

New loans during period           1,170        373

Repayments made during period    (1,825)    (1,381)
                                -------    -------

Balance, end of period          $ 2,751    $ 3,406
                                =======    =======

         Activity in the allowance for loan losses for the years ended December 31 are as follows (in thousands):

                              2002       2001       2000
                             -------    -------    -------
Balance, beginning of year   $ 1,922    $ 1,252    $   781
Charge-offs:
     Consumer loans              (32)       (43)       (21)
     Commercial Loans           (141)      (251)       (20)

Recoveries:
     Consumer loans                9         32          2
     Commercial loans             65         12        ---
                             -------    -------    -------

Net charge-offs                  (99)      (250)       (39)

Provision for loan losses      1,052        920        510
                             -------    -------    -------

Balance at end of period     $ 2,875    $ 1,922    $ 1,252
                             =======    =======    =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE C - LOANS, NET (Continued)

         The aggregate balances in impaired loans at December 31, are as follows (in thousands):

                                                              2002     2001
                                                             ------   ------
Impaired loans with no allocated allowance for loan losses   $  ---   $  ---
Impaired loans with allocated allowance for loan losses       1,855      402
                                                             ------   ------
    Total                                                    $1,855   $  402
                                                             ======   ======

Amount of the allowance for loan loss allocated              $  278   $   86

Average of impaired loans during the year                    $1,177   $  427

Interest income recognized during impairment                 $  ---   $  ---
Cash-basis interest income recognized                        $    7   $  ---


         Non performing loans were as follows (in thousands):

                                            2002     2001
                                           ------   ------
Over 90 days past due and still accruing   $   32   $  364
Non-accrual loans                           2,641      454
                                           ------   ------

Total non performing assets                $2,673   $  818
                                           ======   ======


         Non performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may be included in only one category.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000


NOTE D - PREMISES AND EQUIPMENT

         Premises and equipment are comprised of the following at December 31 (in thousands):

                                 2002     2001
                                ------   ------
Land and improvements           $1,102   $  922
Building and improvements        3,816    3,423
Furniture and equipment          2,396    2,014
                                ------   ------
                                 7,314    6,359

Less accumulated depreciation    2,037    1,613
                                ------   ------

                                $5,276   $4,746
                                ======   ======

         Depreciation expense for 2002, 2001 and 2000 amounted to $425,000, $392,000, and $297,000, respectively. During 2002, the Corporation made expenditures of $955,000. The expenditures were primarily due to the construction of a branch office in Southgate, Michigan, the utilization of office space available at the branch office in Canton by Community Bank Mortgage, Inc., and the leasing of a branch office in Clinton Township, Michigan and an administrative center in Dearborn, Michigan. While the branch office in Clinton Township and the administrative center in Dearborn, Michigan are leased, these buildings were equipped and furnished by the Bank.

         Rent expense for facilities of $245,000, $80,000 and $49,000 was incurred during 2002, 2001 and 2000, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present (in thousands):

                   2003                         $             304
                   2004                                       310
                   2005                                       315
                   2006                                       321
                   2007                                       310
                   Thereafter                               1,211
                                              --------------------
                                                $           2,771
                                              ====================

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE E - DEPOSITS

         Time deposits of $100,000 or more were $66,048,000 and $50,136,000 at
         December 31, 2002 and 2001, respectively.

         Scheduled maturities of time deposits at December 31, 2002 were as follows (in thousands):


                                           $100,000 and over       Less than $100,000              Total
                                        ------------------------  ----------------------  -------------------------
         2003                               $            60,325       $          56,363        $           116,688
         2004                                             4,754                   3,953                      8,707
         2005                                               242                     394                        636
         2006                                               100                     229                        329
         2007                                               627                     392                      1,019
                                        ------------------------  ----------------------  -------------------------

                   Totals                   $            66,048       $          61,331        $           127,379
                                        ========================  ======================  =========================

         Related party deposits from directors and executive officers of the Corporation were approximately $3,558,000 and $2,252,000 at December 31, 2002 and 2001, respectively.


NOTE F - FEDERAL FUNDS PURCHASED

         The Bank has entered into federal funds credit lines with other banks in the amount of $6,500,000 to provide additional flexibility in the daily management of liquidity. There were no federal funds purchased at December 31, 2002 and 2001, respectively.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000


NOTE G - FEDERAL HOME LOAN BANK ADVANCES

         The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis. Advances were $20,660,000 and $20,000,000 at December 31, 2002 and 2001,
         respectively. These advances carry a fixed rate of interest and are secured by a blanket collateral agreement with the Federal Home Loan Bank of Indianapolis covering eligible mortgage loans in the amount of $27,146,000, securities available for sale in the amount of $2,292,000 and interest bearing deposits with other banks in the amount of $2,016,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2002 (in thousands):


                                            Weighted
                      Advance                Average
                       Date        Amount     Rate       Maturity Date
                    ----------  -----------  -------  ------------------
                       2001      $  10,000    4.280%          2006
                       2001          5,000    4.540%          2007
                       2001          5,000    4.680%          2008
                       2002            660    4.010%          2007
                                -----------

                                 $  20,660    4.431%
                                ===========

         The Bank makes monthly interest payments with principal generally due at maturity. Prepayment penalties apply if advances are repaid prior to maturity.

NOTE H - TRUST PREFERRED SECURITIES

         The Corporation issued $10,000,000 of floating rate obligated mandatory redeemable securities through Dearborn Bancorp Trust I, a special purpose entity as part of a pooled offering. The interest rate was the three month LIBOR plus 3.35% and was 4.76% at December 31, 2002. The securities have a term of thirty years. The Corporation may redeem the securities after five years, with regulatory approval, at face value. They are presented in the liability section of the balance sheet, but are included as Tier 1 capital for regulatory capital purposes. Debt issue costs of $300,000 have been capitalized and are being amortized over the term of the securities.


NOTE I - INCOME TAXES

         The federal tax provision consists of the following (in thousands):



                             2002            2001          2000
                        --------------  -------------  -------------
         Current          $     1,718    $     1,150    $       768
         Deferred               (361)          (348)          (150)
                        --------------  -------------  -------------
                          $     1,357    $       802    $       618
                        ==============  =============  =============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000


         NOTE I - INCOME TAXES (Continued)

         The reconciliation of the effective income tax rate to the federal statutory tax rate is as follows:

                                        2002         2001          2000
                                    ------------ ------------  ------------
         Federal income tax rate            34%          34%           34%
         Other, net                         ---          ---           ---
                                    ------------ ------------  ------------
              Effective tax rate            34%          34%           34%
                                    ============ ============  ============

         The details of the net deferred tax asset are as follows at December 31, (in thousands):

                                                                          2002         2001
                                                                      ------------  -----------
         Deferred tax assets
                  Provision for loan  losses                           $      877    $     576
                  Mark to market on loans held for sale                        44           14
                  Other                                                        56           58
                                                                      ------------  -----------

                             Total deferred tax assets                        977          648

         Deferred tax liabilities
                  Accretion of discounts on
                             securities available for sale                    ---          (1)
                  Deferred loan fees/costs                                  (175)        (166)
                  Premises and equipment                                     (42)         (39)
                  Accrual to cash conversion                                  ---         (41)
                  Unrealized gains on securities available for sale          (41)         (31)
                  Other                                                       ---          (2)
                                                                      ------------  -----------

                             Total deferred tax liabilities                 (258)        (280)
                                                                      ------------  -----------

         Net deferred tax asset (liability) before
                   valuation allowance                                        719          368

         Valuation allowance                                                  ---          ---
                                                                      ------------  -----------

         Net deferred tax asset (liability)                            $      719    $     368
                                                                      ============  ===========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000


NOTE J - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK

         Fair Value of Financial Instruments

         The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):


                                                                  2002                            2001
                                                     -------------------------------  -------------------------------
                                                                        Estimated                       Estimated
                                                        Carrying          Fair          Carrying           Fair
                                                         Amount           Value          Amount           Value
                                                     ---------------  --------------  --------------  ---------------
         Assets:
                   Cash and cash equivalents           $     19,450    $     19,450    $     15,874     $     15,874
                   Loans held for sale                        9,852          10,070           2,915            2,954
                   Securities                                22,216          22,216          21,652           21,652
                   Federal Home Loan Bank Stock               1,033           1,033           1,000            1,000
                   Loans                                    264,647         269,695         178,970          180,743
                   Accrued interest receivable                1,260           1,260           1,085            1,085

         Liabilities:
                   Deposits                            $    262,086    $    263,342    $    177,481     $    178,345
                   Federal Home Loan Bank advances           20,660          21,356          20,000           18,801
                   Trust preferred debt                      10,000          10,000             ---              ---
                   Accrued interest payable                     609             609             804              804

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE J - FINANCIAL INSTRUMENTS  AND OFF-BALANCE SHEET RISK (Continued)

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

         The Corporation had outstanding loan commitments aggregating $54,822,000 and $52,991,000 at December 31, 2002 and 2001,
         respectively. Loan commitments for variable rate loans were $48,385,000 and $35,777,000 at December 31, 2002 and 2001, respectively. Loan commitments for fixed rate loans were $6,437,000 and $17,214,000 at December 31, 2002 and 2001, respectively. The fixed rate loan commitments at December 31, 2002 have interest rates ranging from 5.75% to 10.00% and maturities ranging from one year to five years. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):

         At December 31, 2002

                                                                         Commitment Period
                                                 -------------------------------------------------------------------

                                                 Less than   One to three    Four to five      Over
                                                  one year       years          years       five years     Totals
                                                 ----------- --------------  -------------  ------------ -----------
                 Home equity lines of credit      $     400   $        102    $       179    $    10,546  $  11,227
                 Residential loan commitments         1,817            ---            ---           ---       1,817
                 Standby letters of credit              286            ---          3,000           ---       3,286
                 Commercial lines of credit          10,767          1,362            300           ---      12,429
                 Other commercial commitments        16,817          9,101            145           ---      26,063
                                                 ----------- --------------  -------------  ------------ -----------

                 Totals                           $  30,087   $     10,565    $     3,624    $   10,546   $  54,822
                                                 =========== ==============  =============  ============ ===========

         At December 31, 2001

                                                                         Commitment Period
                                                 -------------------------------------------------------------------

                                                 Less than   One to three    Four to five      Over
                                                  one year       years          years       five years     Totals
                                                 ----------- --------------  -------------  ------------ -----------
                 Home equity lines of credit      $     ---   $        112    $       146    $    6,564   $   6,822
                 Residential loan commitments         4,767            ---            ---           ---       4,767
                 Standby letters of credit              447              3            ---           ---         450
                 Commercial lines of credit          13,508          1,863            ---           ---      15,371
                 Other commercial commitments        21,882          3,699            ---           ---      25,581
                                                 ----------- --------------  -------------  ------------ -----------

                 Totals                           $  40,604   $      5,677    $       146    $    6,564   $  52,991
                                                 =========== ==============  =============  ============ ===========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

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

         Contributions to the plan by the Bank are discretionary and are expensed as made. As of October 1, 1998, the Bank began matching 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 2002, 2001 and 2000, employer contributions were $62,000, $49,000 and $40,000, respectively.

NOTE L - REGULATORY MATTERS

         The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and, additionally for the Bank, the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE L - REGULATORY MATTERS (Continued)

         The following is a presentation of the Corporation's and Bank's regulatory capital ratios (in thousands):


                                                                                                     Minimum
                                                                                             To Be Well Capitalized
                                                                      Minimum for Capital    Under Prompt Corrective
                                                  Actual              Adequacy Purposes         Action Regulations
                                         -----------------------  ------------------------- --------------------------
                                            Amount      Ratio        Amount       Ratio         Amount       Ratio
                                         -----------------------  ------------------------- --------------------------
As of December 31, 2002
    Total capital
         (to risk weighted assets)
               Consolidated              $    43,486    15.1%     $     23,075      8.0%    $     28,844      10.0%
               Bank                           29,819    10.7%           22,249      8.0%          27,811      10.0%
    Tier I capital
         (to risk weighted assets)
               Consolidated                   40,611    14.1%           11,538      4.0%          17,306       6.0%
               Bank                           26,944     9.7%           11,124      4.0%          16,687       6.0%
    Tier I capital
         (to average assets)
               Consolidated                   40,611    13.2%           12,318      4.0%          15,398       5.0%
               Bank                           26,944     8.9%           12,066      4.0%          15,082       5.0%

As of December 31, 2001
    Total capital
         (to risk weighted assets)
               Consolidated              $    29,765    14.2%          $16,735      8.0%    $     20,939      10.0%
               Bank                           20,170    10.1%           16,056      8.0%          20,090      10.0%
    Tier I capital
         (to risk weighted assets)
               Consolidated                   27,843    13.3%            8,367      4.0%          12,563       6.0%
               Bank                           18,249     9.1%            8,028      4.0%          12,054       6.0%
    Tier I capital
         (to average assets)
               Consolidated                   27,843    12.9%            8,654      4.0%          10,817       5.0%
               Bank                           18,249     8.9%            8,183      4.0%          10,229       5.0%

         Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. Under the most restrictive of these regulations, the Bank could pay approximately $5,200,000 in dividends to the parent company without prior regulatory approval.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

 NOTE M - STOCK REPURCHASE PLAN

         The Corporation authorized a Stock Repurchase Plan in November 1999 to repurchase 151,938 shares of common stock. In October 2000, a second Stock Repurchase Plan was authorized for the repurchase of an additional 151,938 shares. In June 2001, a third Stock Repurchase Plan was authorized for the repurchase of an additional 144,703 shares. During 2001 and 2000, 177,437 and 219,393 shares were repurchased at weighted average per share costs of $9.82 and $6.44, respectively. There were no shares repurchased in 2002. 14,608 shares remain available to repurchase in Plan #3.

NOTE N - STOCK OPTION PLAN

         Options to buy common stock are granted to officers and employees under an Incentive Stock Option Plan which provides for issue of up to 607,754 shares. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest fully after six months from the date of grant. If an option expires or terminates without having been exercised, such option becomes available for future grant under the Plan.


         A summary of the option activity is as follows:

                                                                                                         Weighted
                                                                                           Weighted    Average Fair
                                                           Available                       Average       Value of
                                                              for          Options          Exercise      Options
                                                             Grant       Outstanding        Price         Granted
                                                             -----       -----------        -----         -------
         Outstanding at January 1, 2000                       127,442      182,554     $      8.93
         Additional shares made available                     297,797           --              --
         Granted                                              (84,482)      84,482            5.70         $3.00
         Exercised                                                 --       (7,293)           5.61
         Forfeited                                             34,218      (34,218)           8.83
                                                     ----------------- -------------  -------------
         Outstanding at December 31, 2000                     374,975      225,525            7.84
         Granted                                             (119,155)     119,115            7.41          3.26
         Exercised                                                 --      (17,019)           7.30
                                                     ----------------- -------------  -------------
         Outstanding at December 31, 2001                     255,820      327,621            7.71
         Granted                                             (152,244)     152,244           11.32          4.73
         Exercised                                                 --      (18,203)           6.64
                                                      ----------------- -------------  -------------
         Outstanding at December 31, 2002                     103,576      461,662      $     8.95
                                                     =================  =============  =============

         For the options outstanding at December 31, 2002, the range of exercise prices was $5.60 to $10.83 and $11.79 to $16.21 per share with a weighted-average remaining contractual term of 7.5 years. At December 31, 2002, 2001 and 2000, 435,662, 316,042 and 225,482 options were exercisable at weighted average exercise prices of $8.67, $7.62 and $7.84 per share, respectively. On January 21, 2003, the final 103,576 option shares were granted.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000


NOTE O - EARNINGS PER SHARE

         The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the years ended December 31, 2002, 2001 and 2000 (in thousands, except share and per share data):

                                                                     2002             2001            2000
                                                                ---------------  ---------------  --------------
         Basic
                Net income                                              $2,647           $1,539          $1,211

                Weighted average common shares                       2,600,725        2,690,678       2,892,287

                Basic earnings per common share                          $1.02            $0.57           $0.42


         Diluted
                Net income                                              $2,647           $1,539          $1,211

                Weighted average common shares
                      outstanding for basic earnings per
                      common share                                   2,600,725        2,690,678       2,892,287

                Add:  Dilutive effects of assumed
                      exercise of stock options                        133,308           56,530           3,460

                 Average shares and dilutive potential
                      common shares                                  2,734,033        2,747,213       2,895,747

                 Dilutive earnings per common share                      $0.97            $0.56           $0.42



         Stock options of 26,000, 93,625 and 167,742 shares of common stock were not considered in computing diluted earnings per common share for 2002, 2001 and 2000 because they were antidilutive. All share and per share amounts have been adjusted for stock dividends.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000


NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION

         The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                            CONDENSED BALANCE SHEETS



         (In thousands)                                              December 31,
                                                                  -----------------
                                                                   2002      2001
                                                                  -------   -------
           ASSETS
                     Cash and cash equivalents                    $ 4,156   $ 1,316
                     Securities available for sale                  7,370     6,364
                     Investment in subsidiaries                    27,030    18,302
                     Other assets                                   2,169     1,921
                                                                  -------   -------

                     Total assets                                 $40,725   $27,903
                                                                  =======   =======

           LIABILITIES AND
                STOCKHOLDERS' EQUITY
                     Trust preferred securities                   $10,000      $---
                     Other liabilities                                 34       ---
                     Stockholders' equity                          30,691    27,903
                                                                  -------   -------

                     Total liabilities and stockholder's equity   $40,725   $27,903
                                                                  =======   =======




                         CONDENSED STATEMENTS OF INCOME


           (In thousands)                                Years Ended December 31,
                                                      -----------------------------
                                                       2002       2001        2000
                                                      -------    -------    -------
           Interest income                            $   113    $   507    $   788
           Operating expenses                            (162)      (309)      (387)
                                                      -------    -------    -------

           Net income (loss) before equity in
                 undistributed income of subsidiary       (49)       198        401
           Equity in undistributed income
                     of subsidiary                      2,696      1,341        810
                                                      -------    -------    -------

                               Net income             $ 2,647    $ 1,539    $ 1,211
                                                      =======    =======    =======



                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000


NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS


           (In thousands)                                                       Years Ended December 31,
                                                                       --------------------------------------------
                                                                            2002           2001           1999
                                                                       ---------------  ------------  -------------
           Cash flows from operating activities
                     Net income                                                $2,647        $1,539         $1,211
                     Adjustments to reconcile net income to net cash
                     to net cash provided by operating activities
                          Equity in undistributed income
                                of subsidiary                                  (2,696)       (1,341)          (810)
                          Other                                                  (150)          (42)            52
                                                                        ---------------  ------------  -------------
           Net cash flows provided by (used in)
                     operating activities                                        (199)          156            453

           Cash flows from investing activities
                     Investment in subsidiary                                  (6,000)       (2,000)        (2,000)
                     Repayments of advances to subsidiary                          --            --          2,000
                     Purchases of securities, available for sale               (6,380)      (10,007)            --
                     Maturity of securities, available for sale                 5,354        11,089             --
                     Sale of securities, available for sale                        --         4,001             --
                     Property and equipment acquired                              (56)         (318)            (4)
                                                                       ---------------  ------------  -------------
           Net cash flows provided by (used in)
                     investing activities                                      (7,082)        2,765             (4)

           Cash flows from financing activities
                     Stock option exercise                                        121           125             41
                     Repurchase of common stock                                    --        (1,743)        (1,412)
                     Proceeds from trust preferred securities                  10,000            --             --
                     Reduction of mortgage payable                                 --          (467)           (26)
                                                                       ---------------  ------------  -------------
           Net cash flows provided by (used in)
                     financing activities                                      10,121        (2,085)        (1,397)

           Increase (decrease) in cash and
                     cash equivalents                                           2,840           836           (757)
           Cash and cash equivalents at
                     beginning of year                                          1,316           480          1,428
                                                                       ---------------  ------------  -------------

           Cash and cash equivalents at end of year                            $4,156        $1,316           $480
                                                                       ==============   ============  =============


                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2002, 2001 AND 2000

NOTE Q - QUARTERLY FINANCIAL DATA (UNAUDITED)

           (In thousands, except per share data)


                                            Interest       Net Interest       Net           Net income per share
                                             Income           Income        Income         Basic         Diluted
                                          --------------  -------------- -------------  ------------  ---------------
           2002
                First quarter                    $3,993          $2,269          $477         $0.18            $0.18
                Second quarter                    4,449           2,520           526          0.20             0.19
                Third quarter                     4,801           2,916           868          0.33             0.32
                Fourth quarter                    5,016           3,049           776          0.31             0.28


           2001
                First quarter                    $3,670          $1,607          $320         $0.12            $0.12
                Second quarter                    3,512           1,558           346          0.13             0.13
                Third quarter                     3,681           1,893           401          0.14             0.14
                Fourth quarter                    3,722           2,122           472          0.18             0.17



         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

The Corporation was formed in 1992 and the Bank was formed in 1993. Principal operations of the Bank commenced on February 28, 1994 when the Bank opened for business at its main office. Subsequently, branch offices were opened in Dearborn Heights and Plymouth Township. In May 2001, the Bank opened its fourth office, located at 1325 N. Canton Center Road, Canton Township, Michigan. In December 2001, the Bank opened its fifth office, located at 45000 River Ridge Drive in Clinton Township, Michigan. The Bank moved the retail branch office to 19100 Hall Road in November 2002. This branch office is adjacent to the office at 45000 River Ridge, which will continue to serve as a regional lending center. The Bank completed the formation of Community Bank Mortgage, Inc., a mortgage company in May 2001. The Bank completed the formation of Community Bank Audit Services, Inc., a subsidiary that offers internal audit and compliance services in March 2002. The Bank opened its sixth office, located at 12820 Fort Street in Southgate, Michigan in February 2003. The Bank also expects to open a regional lending center, located in Auburn Hills, Michigan during the second quarter of 2003.

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

RESULTS OF OPERATIONS

2002 Compared to 2001. The Corporation reported net income of $2,647,000 in 2002 compared to $1,539,000 in 2001, an increase of $1,108,000 or 72%. The Corporation's increase in net income was primarily due to an increase in net interest income, partially offset by increases in non-interest expense.

2001 Compared to 2000. The Corporation reported net income of $1,539,000 in 2001 compared to $1,211,000 in 2000, an increase of $328,000 or 27%. The Corporation's increase in net income was primarily due to increases in gain on sale of loans, gain on sale of investments and net interest income, partially affected by higher non-interest expense.

NET INTEREST INCOME

2002 Compared to 2001. Net interest income for the period ended December 31, 2002 was $10,754,000 compared to $7,180,000 for the period ended December 31, 2001, an increase of $3,574,000 or 50%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread increased to 3.37% in 2002 from 2.77% in 2001, an increase of .60%. The increase in the net interest rate spread was primarily due to the decrease in the cost of deposits. The decrease in the cost of deposits was primarily due to the repricing of the Bank's time deposits into other deposit products at a lower interest rate. The Corporation's net interest margin increased to 3.94% in 2002 from 3.76% in 2001.

Average interest earning assets grew by $81.9 million between the periods while interest bearing liabilities grew by $73.6 million. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from volume growth in the higher yielding loan portfolio and the diversification of the Bank's deposit structure. The primary sources of funding for the expected growth in the loan portfolio will be excess cash and cash equivalents, deposit growth, additional Federal Home Loan Bank advances and the deployment of funds from the sale of securities available for sale. During 2003, the Corporation is expecting continued improvement in interest rate spread as a result of continuing to grow loan volume while carefully managing growth in time deposits, statement savings, interest checking, money market and business checking accounts.


2001 Compared to 2000. Net interest income for the period ended December 31, 2001 was $7,180,000 compared to $6,056,000 for the period ended December 31, 2000, an increase of $1,124,000 or 19%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread increased to 2.77% in 2001 from 2.41% in 2000, an increase of 0.36%. The increase in the net interest rate spread was primarily due to the decrease in the cost of deposits. The decrease in the cost of deposits was primarily due to the repricing of the Bank's time deposits into other deposit products at a lower interest rate. The Corporation's net interest margin increased to 3.76% in 2001 from 3.74% in 2000.

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


                                                            Year Ended December 31, 2002    Year Ended December 31, 2001
                                                          -------------------------------  -------------------------------
                                                           Average               Average    Average               Average
(In thousands)                                             Balance   Interest     Rate      Balance    Interest    Rate
                                                          ---------  --------   ---------  ----------  --------  ---------
Assets
          Interest bearing deposits with banks               $7,242      $107      1.48%      $6,559      $249      3.80%
          Federal funds sold                                 12,144       204      1.68%      13,807       585      4.24%
          Investment securities, available for sale          26,944     1,044      3.87%      26,576     1,399      5.26%
          Loans                                             226,414    16,904      7.47%     143,926    12,352      8.58%
                                                          ---------   -------   --------   ---------   -------   --------
                    Sub-total earning assets                272,744    18,259      6.69%     190,868    14,585      7.64%
          Other assets                                       11,019                           11,313
                                                          ---------                        ---------

                    Total assets                           $283,763                         $202,181
                                                          =========                        =========

Liabilities and stockholders' equity
          Interest bearing deposits                        $205,080    $6,575      3.21%    $148,333    $7,229      4.87%
          Other borrowings                                   20,580       930      4.52%       3,730       176      4.72%
                                                          ---------   -------   --------   ---------   -------   --------
                    Sub-total interest bearing              225,660     7,505      3.33%     152,063     7,405      4.87%
liabilities
          Non-interest bearing deposits                      27,891                           20,584
          Other liabilities                                   1,069                            1,354
          Stockholders' equity                               29,143                           28,180
                                                          ---------                        ---------

          Total liabilities and stockholders' equity       $283,763                         $202,181
                                                          =========                        =========


                    Net interest income                               $10,754                           $7,180
                                                                      =======                          =======

                    Net interest rate spread                                       3.37%                            2.77%
                                                                                ========                         ========

                    Net interest margin on earning assets                          3.94%                            3.76%
                                                                                ========                         ========



Continued



                                                                      Year Ended December 31, 2000
                                                               -------------------------------------------
                                                                 Average                       Average
(In thousands)                                                   Balance        Interest         Rate
                                                               -------------  -------------  -------------
Assets
          Interest bearing deposits with banks                         $---           $---           ---%
          Federal funds sold                                          3,551            218          6.14%
          Investment securities, available for sale                  54,330          3,135          5.77%
          Loans                                                     104,237          9,436          9.05%
                                                               -------------  -------------  -------------
                    Sub-total earning assets                        162,118         12,789          7.89%
          Other assets                                                7,129
                                                               -------------

                    Total assets                                   $169,247
                                                               =============

Liabilities and stockholders' equity
          Interest bearing deposits                                $119,238         $6,495          5.45%
          Other borrowings                                            3,611            238          6.59%
                                                               -------------  -------------  -------------
                    Sub-total interest bearing liabilities          122,849          6,733          5.48%
          Non-interest bearing deposits                              17,740
          Other liabilities                                           1,210
          Stockholders' equity                                       27,448
                                                               -------------

                    Total liabilities and stockholders' equity     $169,247
                                                               =============

                    Net interest income                                             $6,056
                                                                              =============

                    Net interest rate spread                                                        2.41%
                                                                                             =============

                    Net interest margin on earning assets                                           3.74%
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


                                                                 2002/2001                        2001/2000
                                                        Change in Interest due to:       Change in Interest due to:
                                                       ----------------------------    ------------------------------
                                                        Average   Average     Net       Average   Average      Net
(In thousands)                                          Balance    Rate     Change      Balance    Rate      Change
                                                       --------- --------- --------    --------  ---------  ---------
Assets
          Interest bearing deposits with banks               $10    ($152)   ($142)       $249       $ --       $249
          Federal funds sold                                 (28)    (353)    (381)        435        (68)      $367
          Investment securities, available for sale           14     (369)    (355)     (1,461)      (275)    (1,736)
          Loans                                            6,159   (1,607)   4,552       3,406       (490)     2,916
                                                       --------- --------- --------    --------  ---------  ---------
Total earning assets                                      $6,155  ($2,481)  $3,674      $2,629      ($833)    $1,796
                                                       ========= ========= ========    ========  =========  =========

Liabilities
          Interest bearing deposits                       $1,819  ($2,473)   ($654)     $1,418      ($684)      $734
          Other borrowings                                   761       (7)     754         (62)        --        (62)
                                                       --------- --------- --------    --------  ---------  ---------
Total interest bearing liabilities                        $2,581  ($2,481)    $100      $1,356      ($684)      $672
                                                       ========= ========= ========    ========  =========  =========

                Net interest income                                         $3,574                            $1,124
                                                                           ========                         =========

                Net interest rate spread                                      0.60%                             0.36%
                                                                           ========                         =========

                Net interest margin on earning assets                         0.18%                             0.02%
                                                                           ========                         =========


PROVISION FOR LOAN LOSSES

2002 Compared to 2001. The provision for loan losses was $1,052,000 in 2002, compared to $920,000 in 2001, an increase of $132,000 or 14%. The increase was primarily due to the provisions for increased loan volume. The provision for loan losses is based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the loan portfolio and current and projected economic conditions. Management currently is not aware of any performing, non-performing or impaired loans that are expected to result in a significant charge-off during 2003.

2001 Compared to 2000. The provision for loan losses was $920,000 in 2001, compared to $510,000 in 2000, an increase of $410,000 or 80%. The increase was primarily due to the provisions for increased loan volume and higher net charge-offs.

NON-INTEREST INCOME

2002 Compared to 2001. Non-interest income was $1,674,000 in 2002, compared to $1,460,000 in 2001, an increase in $214,000 or 15%. The increase was primarily due to increases in the gain on the sale of loans and service charges on deposit accounts. The increase in the gain on the sale of loans was due to the continuation of refinancing activity at a high level during 2002. Loans sold were $75.5 and $72.8 million in 2002 and 2001, respectively. Management expects refinancing activity to continue at a high level during the first half of 2003.

2001 Compared to 2000. Non-interest income was $1,460,000 in 2001, compared to $542,000 in 2000, an increase in $918,000 or 169%. The increase was primarily due to increases in the gain on the sale of loans and the gain on the sale of securities. The increase in the gain on the sale of loans was due to the high level of refinancing activity during 2001. Loans sold were $72.8 million and $23.5 million in 2001 and 2000, respectively. The Bank sold $24.0 million of investment securities, available for sale during 2001 in order to take advantage of market conditions. The decreasing interest rate environment had a positive effect on the market value of these securities. The funds from the sale of securities were used to fund commercial loans at a higher yield.

NON-INTEREST EXPENSE

2002 Compared to 2001. Non-interest expense was $7,372,000 in 2002 compared to $5,379,000 in 2001, an increase of $1,993,000 or 37%. The largest component of the change in non-interest expense was salaries and employee benefits which amounted to $4,719,000 in 2002. In 2001, salaries and employee benefits were $3,413,000. The primary factor for the increase in salaries and employee benefits expense was the expansion of the lending and operations departments and the opening of the branch office in Southgate in February of 2003. As of December 31, 2002, the number of full time equivalent employees was 95 as compared to 63 as of December 31, 2001. Anticipated growth during 2003 will require additional staff throughout all areas of the Bank.

The second largest component of the change in non-interest expense was occupancy and equipment expense, which amounted to $997,000 in 2002. In 2001, occupancy and equipment expense amounted to $645,000. The primary factor in the increase was the opening of a branch office in Clinton Township, Michigan and an Executive Administration Center in Dearborn, Michigan. Additionally, the Bank opened a branch office in Southgate, Michigan in February 2003 and and intends to open a regional lending center in Auburn Hills, Michigan during the second quarter of 2003.

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

INCOME TAX PROVISION

2002 Compared to 2001. The income tax expense was $1,357,000 in 2002 compared to $802,000 in 2001, an increase of $555,000 or 69%. The increase was primarily due to the increase in income before federal income tax. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.

2001 Compared to 2000. The income tax expense was $802,000 in 2001 compared to $618,000 in 2000, an increase of $184,000 or 30%. The increase was primarily due to the increase in income before federal income tax. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND DECEMBER 31, 2001

Assets. Total assets at December 31, 2002 were $325,100,000 compared to $226,865,000 at December 31, 2001, an increase of $98,235,000 or 43%. The increase was primarily due to increases in loans and mortgage loans, available for sale.

Securities Available for Sale. Total securities available for sale, at December 31, 2002 were $22,216,000 compared to $21,652,000 at December 31, 2001, a decrease of $564,000 or 3%. During 2002, the Corporation sold $12.0 million in securities and $24.1 million in securities were called or matured. The Corporation recognized gains of $138,000 from the sale of these securities. Funds from the sale or call of securities were deployed into commercial loans at a higher yield. The Bank's portfolio of securities available for sale has an amortized cost and fair value of $22.1 million and $22.2 million, respectively. The securities and their weighted average yield at December 31, 2002 are as follows (in thousands):

                                                                                                     Weighted
                                                                Amortized            Fair            Average
                                            Par Value              Cost             Value             Yield
                                        -------------------  ----------------- -----------------  ---------------
US Treasury securities                              $2,000             $2,005            $2,007            2.26%
Mortgage backed securities                           2,214              2,202             2,292            5.68%
Corporate debt securities                           11,380             11,388            11,417            3.16%
Municipal securities                                 2,500              2,500             2,500            1.46%
FHLMC preferred stock                                4,000              4,000             4,000            2.90%
                                        -------------------  ----------------- -----------------  ---------------

          Totals                                   $22,094            $22,095           $22,216            3.09%
                                        ===================  ================= =================  ===============


A maturity and repricing schedule of the securities portfolio at December 31, 2002 is listed below (in thousands):

                                Less than one year        One to five years       Over five years
                             ------------------------  ----------------------- -----------------------
                                           Weighted                 Weighted               Weighted
                                           Average                  Average                 Average
                               Amount       Yield       Amount       Yield      Amount       Yield       Total
                             -----------  -----------  ----------  ----------- ---------- ------------ ----------
US Treasury securities           $2,007        2.26%        $---         ---%       $---         ---%     $2,007
Mortgage backed securities          ---          ---         323        4.90%      1,969        5.81%      2,292
Corporate debt securities         9,379        2.69%       2,038        5.39%        ---          ---     11,417
Municipal securities              2,500        1.46%         ---          ---        ---          ---      2,500
FHLMC preferred stock             4,000        2.90%         ---          ---        ---          ---      4,000
                             -----------  -----------  ----------  ----------- ---------- ------------ ----------

          Totals                $17,886                   $2,361                  $1,969                 $22,216
                             ===========               ==========              ==========              ==========



The entire portfolio has an unrealized gain of $121,000. The unrealized gain is reflected by an adjustment to stockholders' equity. The Corporation does not hold any securities in the "Held to Maturity" category nor does the Corporation hold or utilize derivatives. Refer to Note B of the Notes to Consolidated Financial Statements for additional information.

Loans. Total loans at December 31, 2002 were $267,522,000 compared to $180,892,000 at December 31, 2001, an increase of $86,630,000 or 48%. The components of the outstanding balances for the years ended December 31, are as follows (in thousands):


                                                  2002          2001           2000           1999         1998
                                              ------------  ------------  ------------  ------------- -------------
Consumer loans                                    $22,170       $18,773       $18,649        $10,967       $12,434
Commercial, financial, & other                     46,187        28,920        26,588         20,563        14,843
Commercial real estate construction                30,083        10,463         2,290          3,656         2,619
Commercial real estate mortgages                  139,243        90,200        49,900         23,103        12,478
Residential real estate mortgages                  29,839        32,536        30,677         27,101        23,649
                                              ------------  ------------  ------------  ------------- -------------

                                                 $267,522      $180,892      $128,104        $85,390       $66,023
                                              ============  ============  ============  ============= =============

During 2002, commercial real estate mortgage loans, commercial real estate construction loans and other commercial loans increased as a result of the addition of five commercial loan officers and a solid business development program. Three of these loan officers will continue to focus their efforts on developing commercial lending relationships in Oakland County and will relocate to our future location in Auburn Hills, Michigan. In addition, one commercial loan officer was added at the Dearborn office and one at the Clinton Township office. The Bank expects the commercial lending segments to continue to increase as a percentage of the loan portfolio in 2003 via business development programs. These types of loans carry a relatively large average balance and produce more cross-selling opportunities and are typically well secured by equipment, receivables or real estate. The Bank feels that the higher level of risk that is also inherent with these types of loans is offset by the Bank with high standards for credit quality and a well-seasoned group of commercial lenders.

A maturity and repricing schedule of the loan portfolio at December 31, 2002 is listed below (in thousands):

                                             Within        Three to        One to         After
                                              Three         Twelve          Five           Five
                                             Months         Months          Years         Years          Total
                                          -------------- --------------  ------------  ------------- --------------
Consumer loans                                  $15,182           $820        $5,933           $234        $22,169
Commercial, financial & other                    21,559          1,834        21,321            869         45,583
Commercial real estate construction              25,945          1,900         1,740            ---         29,585
Commercial real estate mortgages                 21,176          5,202       107,326          4,106        137,810
Residential real estate mortgages                 1,107         10,073        13,512          5,042         29,734
                                          -------------- --------------  ------------  ------------- --------------

                                                $84,969        $19,829      $149,832        $10,251        264,881
                                          ============== ==============  ============  =============

Non-accrual loans                                                                                            2,641
                                                                                                     --------------

          Total loans                                                                                     $267,522
                                                                                                     ==============

Loans at fixed interest rates                    $4,416        $10,599      $129,360         $9,464       $153,839
Loans at variable interest rates                 80,553          9,230        20,472            787        111,042
                                          -------------- --------------  ------------  ------------- --------------

                                                $84,969        $19,829      $149,832        $10,251        264,881
                                          ============== ==============  ============  =============

Non-accrual loans                                                                                            2,641
                                                                                                     --------------

          Total loans                                                                                     $267,522
                                                                                                     ==============

Variable rate loans comprise 43% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.
                                       43

The Bank automatically places any loan that has been partially charged-off and most consumer loan borrowers in bankruptcy proceedings on non-accrual. The Bank on a discretionary basis places loans on non-accrual when a borrower is in bankruptcy where adequate security cannot be demonstrated and the borrower ceases paying interest. All other loans are typically placed on non-accrual after the borrower is ninety days or more past due unless collection is expected within 60 days. Refer to Note C of the Notes to the Consolidated Financial Statements for additional information.

Allowance for Loan Losses. The allowance for loan losses at December 31, 2002 was $2,875,000 compared to $1,922,000 at December 31, 2001, an increase of $953,000 or 50%. The increase was primarily to provide for the growth in the loan portfolio during 2002. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

                                                  2002           2001         2000        1999        1998
                                              -------------  ------------  ----------- ----------- -----------
Balance, beginning of year                           $1,922        $1,252         $781        $627        $522
Charge-offs:
     Consumer loans                                     (32)          (43)         (21)        (55)        (15)
     Commercial Loans                                  (141)         (251)         (20)       (584)         --

Recoveries:
     Consumer loans                                       9            32            2          21          --
     Commercial loans                                    65            12           --          --          --
                                              -------------  ------------  ----------- ----------- -----------

Net charge-offs                                         (99)         (250)         (39)       (618)        (15)

Additions charged to operations                       1,052           920          510         772         120

Balance at end of period                             $2,875        $1,922       $1,252        $781        $627
                                              =============  ============  =========== =========== ===========

Allowance to total loans                              1.07%         1.06%        0.98%       0.91%       0.95%
                                              =============  ============  =========== =========== ===========

Net charge-offs to average loans                      0.04%         0.17%        0.04%       0.84%       0.03%
                                              =============  ============  =========== =========== ===========



The increase in the allowance for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the Bank's loan portfolio and current and projected economic conditions. During 2003, management expects the allowance for loan losses to grow in proportion to anticipated growth in loans.

The allocation of the allowance for loan losses as of December 31, is as follows (in thousands):


                                                                          Total
                                          -----------------------------------------------------------------------
                                               2002           2001          2000          1999          1998
                                          --------------- -------------  ------------  -----------  -------------
Consumer loans                                      $282          $296          $241          $16            $20
Commercial, financial, & other                       660           578           578          239            266
Commercial real estate construction                  312             6             1            3              2
Commercial real estate mortgages                   1,344           828           274           16              9
Residential real estate mortgages                    277           214           158           45            101
Unallocated                                          ---           ---           ---          462            229
                                          --------------- -------------  ------------  -----------  -------------
                                                  $2,875        $1,922        $1,252         $781           $627
                                          =============== =============  ============  ===========  =============


                                              Percent of allowance for loan losses in each category to total allowance for loan losses
                                          -----------------------------------------------------------------------
                                               2002           2001          2000          1999          1998
                                          --------------- -------------  ------------  -----------  -------------
Consumer loans                                     9.81%        15.40%        19.25%        2.05%          3.19%
Commercial, financial, & other                    22.96%        30.07%        46.17%       30.60%         42.42%
Commercial real estate construction               10.85%         0.31%         0.08%        0.38%          0.32%
Commercial real estate mortgages                  46.75%        43.08%        21.88%        2.05%          1.44%
Residential real estate mortgages                  9.63%        11.13%        12.62%        5.76%         16.11%
Unallocated                                          ---           ---           ---       59.15%         36.52%
                                          --------------- -------------  ------------  -----------  -------------
                                                 100.00%       100.00%       100.00%      100.00%        100.00%
                                          =============== =============  ============  ===========  =============


                                                     Percent of loans in each category to total loans
                                          -----------------------------------------------------------------------
                                               2002           2001          2000          1999          1998
                                          --------------- -------------  ------------  -----------  -------------
Consumer loans                                     8.29%        10.38%        14.56%       12.84%         18.83%
Commercial, financial, & other                    17.26%        15.99%        20.76%       24.08%         22.48%
Commercial real estate construction               11.25%         5.78%         1.79%        4.28%          3.97%
Commercial real estate mortgages                  52.05%        49.86%        38.95%       27.06%         18.90%
Residential real estate mortgages                 11.15%        17.99%        23.95%       31.74%         35.82%
                                          --------------- -------------  ------------  -----------  -------------
                                                 100.00%       100.00%       100.00%      100.00%        100.00%
                                          =============== =============  ============  ===========  =============

Premises and Equipment. Premises and equipment at December 31, 2002 were $5,276,000 compared to $4,746,000 at December 31, 2001, an increase of $530,000 or 11%. During 2002, the Corporation purchased, renovated and expanded a branch office in Southgate, Michigan. This branch office was opened in February 2003. Expenditures for the Southgate branch office during 2002 were $437,000. The Corporation also initiated the lease of a bank administration building in Dearborn and a branch office in Clinton Township, Michigan. The loan support staff of Community Bank Mortgage, Inc. was relocated into available office space at the Canton Township branch office. The Bank intends to lease a regional lending center in Auburn Hills, Michigan during the second quarter of 2003. No additional branch offices are planned for 2003.

Accrued Interest Receivable. Accrued interest receivable at December 31, 2002 was $1,260,000 compared to $1,085,000 at December 31, 2001, an increase of $175,000 or 16%. The increase was primarily due to increase in loans.

Other Assets. Other assets at December 31, 2002 were $1,366,000 compared to $623,000 at December 31, 2001, an increase of $744,000 or 120%. The increase was largely due to an increase in the Corporation's deferred tax asset.

Deposits. Total deposits at December 31, 2002 were $262,086,000 compared to $177,481,000 at December 31, 2001, an increase of $86,605,000 or 48%. The components of the outstanding balances and percentage increase in deposits from 2001 to 2002 are as follows (in thousands):

                                        December 31, 2002         December 31, 2001           Percent
                                      Balance      Percent      Balance      Percent    Increase/(Decrease)
                                     -----------------------  ------------------------  ---------------------
Non-interest bearing:
           Demand                     $ 32,457     12.38%          $ 21,441      12.08%              51.38%

Interest bearing:
            Checking                  $ 25,083      9.57%          $  9,263       5.22%             170.79%
            Money market                13,490      5.15%            20,545      11.58%             (34.34%)
            Savings                     63,677     24.30%            37,429      21.09%              70.13%
            Time, under $100,000        61,331     23.40%            38,667      21.79%              58.61%
            Time, $100,000 and over     66,048     25.20%            50,136      28.25%              31.74%
                                      --------    ------           --------     ------              ------
                                       229,629     87.62%           156,040      87.92%              47.16%
                                      --------    ------           --------     ------              ------
                                      $262,086    100.00%          $177,481     100.00%              47.67%
                                      ========    ======           ========     ======              ======

The increase in deposits was primarily due to growth in various types of deposits. During 2002, the Bank completed a grand opening promotion for our Clinton Township branch office in February and an annual birthday celebration in March. The grand opening promotion featured a fifteen month certificate of deposit while the birthday party promotion features the statement savings account. The Bank's management developed these campaigns in order to diversify the Bank's deposit mix and decrease the proportionate share of time deposits in the deposit mix. In addition to these deposit campaigns, the Bank continued to seek out public funds, in the form of time deposits, $100,000 and over, in the local communities that the Bank serves. Public funds at December 31, 2002 were $28.2 million compared to $8.5 million at December 31, 2001. Additional growth in all types of deposits was achieved via a strong business development program which includes normal marketing, telemarketing, referral and visitation programs. At December 31, 2002, within the large concentration of time deposits, $100,000 or more, the Bank considers 92% of these deposits to be core deposits, based upon the length of the relationship with customers and other deposit or lending relationships maintained at the Bank.

The Corporation has historically relied heavily on time deposits as a percentage of total deposits to fund the growth of the Corporation. These deposits are sensitive to changes in the interest rate environment. The Bank has diversified the deposit mix since 2001 by shifting maturing time deposits and attracting new deposits into other deposit products. The proportion of time deposits to total deposits decreased to 49% at December 31, 2002 from 70% at December 31, 2000. During 2003, diversification of the deposit portfolio is expected to continue and time deposits are expected to decrease at a more moderate rate as percentage of total deposits.

Final maturities of total time deposits are as follows (in thousands):

                                       $100,000   Less than
                                        and over   $100,000    Total
                                        --------   --------   --------

Due in three months or less             $  8,038   $  6,742   $ 14,780
Due in four months through six months   $ 30,655   $ 35,269   $ 65,924
Due in seven months through one year      21,632     14,352     35,984
Due in one year through five years         5,723      4,968     10,691
                                        --------   --------   --------

          Totals                        $ 66,048   $ 61,331   $127,379
                                        ========   ========   ========

The following is a summary of the distribution and weighted average interest rate of deposits at December 31 (in thousands):

                                             2002                    2001
                                      -------------------   --------------------
                                                 Weighted               Weighted
                                                  Average                Average
                                       Amount      Rate      Amount       Rate
                                      --------   --------   --------    --------

Non-interest bearing:
           Demand                     $ 32,457      ---     $ 21,441       ---

Interest bearing:
            Checking                  $ 25,083     1.84%    $  9,263      1.60%
            Money market                13,490     1.80%      20,545      1.82%
            Savings                     63,677     2.61%      37,429      2.93%
            Time, under $100,000        61,331     3.62%      38,667      4.35%
            Time, $100,000 and over     66,048     3.58%      50,136      4.11%
                                      --------              --------
                                       229,629               156,040
                                      --------              --------

                                      $262,086              $177,481
                                      ========              ========


During 2002, the Corporation repriced the majority of its time deposits at significantly lower rates than 2001 due to a decreasing rate environment that started early in 2001 and continued through 2002. In addition to repricing maturing time deposits at lower rates in 2002, the Bank enacted a strategy of shifting maturing time deposits into other savings products. Management believes that time deposits will become more costly as the interest rate environment is anticipated to increase at a moderate pace during the last half of 2003.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2002 amounted to $20,660,000 compared to $20,000,000 at December 31, 2001, an increase of $660,000 or 3%.

In 1999, the Bank joined the Federal Home Loan Bank of Indianapolis. Membership in the Federal Home Loan Bank provides the Bank with a stable source of additional funding at a reasonable cost. Federal Home Loan Bank advances are collateralized with a blanket collateral agreement with the Federal Home Loan Bank and investment securities, available for sale. Please refer to Note H of the Notes to the Consolidated Financial Statements for additional information.

Trust Preferred Securities. On December 19, 2002, the Corporation issued $10,000,000 of 4.76% floating rate obligated mandatory redeemable securities through a special purpose entity as part of a pooled offering. The securities have a term of thirty years. The Corporation may redeem the securities after five years at face value. They are considered to be Tier 1 capital for regulatory capital purposes. The funds from the issue of these securities were invested into securities available for sale until they can be invested into the Bank subsidiary to allow for additional growth.

Accrued Interest Payable. Accrued interest payable at December 31, 2002 was $609,000 compared to $804,000 at December 31, 2000, a decrease of $195,000 or 24%. The decrease was due to the decreasing cost of total deposits during 2002.

CAPITAL

Stockholders' equity at December 31, 2002 was $30,691,000 compared to $27,903,000 as of December 31, 2001, an increase of $2,788,000 or 10%. Capital increased during 2002 primarily due to the increase in net income during 2002.

At December 31, 2002 and 2001, the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note L of the Notes to the Consolidated Financial Statements.


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

In 2002 and 2001, the Bank sold securities available for sale and secured Federal Home Loan Bank advances to fund increases in the level of loan activity. Management expects loan volume to continue to increase in 2003 and expects to fund that growth with excess cash and cash equivalents, deposit growth and additional Federal Home Loan Bank advances.

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

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2002 which are expected to mature or reprice in each of the time periods shown below.


                                                                 Interest Rate Sensitivity Period
                                                  ----------------------------------------------------------
(In thousands)                                       1-90        91-365        1-5         Over
                                                     Days         Days        Years      5 Years     Total
                                                 ---------    ---------    ---------   ---------   ---------
Earning assets
          Federal funds sold                      $  8,572     $   --      $    --     $    --     $   8,572
          Interest bearing deposits with Banks       4,975         --           --          --         4,975
          Mortgage loans held for sale               9,852         --           --          --         9,852
          Securities available for sale             15,896         --          4,351       1,969      22,216
          Federal Home Loan Bank stock               1,033         --           --          --         1,033
          Total loans, net of non-accrual           84,969       19,829      149,832      10,251     264,881
                                                 ---------    ---------    ---------   ---------   ---------
Total earning assets                               125,297       19,829      154,183      12,220     311,529

Interest bearing liabilities
          Total interest bearing deposits          117,030      101,908       10,691        --       229,629
          Federal Home Loan Bank advances             --           --         10,660      10,000      20,660
          Trust preferred securities                10,000         --           --          --        10,000
                                                 ---------    ---------    ---------   ---------   ---------
Total interest bearing liabilities                 127,030      101,908       21,351      10,000     260,289

Net asset (liability) funding gap                   (1,733)     (82,079)     132,832       2,220   $  51,240
                                                 ---------    ---------    ---------   ---------   =========

Cumulative net asset (liability) funding gap     ($  1,733)   ($ 83,812)   $  49,020   $  51,240
                                                 =========    =========    =========   =========

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


TECHNOLOGY

The Corporation, operating as an independent, local community bank, strives to make available to its employees and customers a high level of technology as a way to be competitive with other larger financial institutions. In October 2000, the Bank deployed its first ATM at the main office in Dearborn. A second ATM was placed into service at the Plymouth office in January 2001. A third ATM was placed into service at the Canton Township office in May 2001. A fourth ATM was placed into service at the Clinton Township office in November 2002. A fifth ATM was placed into service at the Southgate office in February 2003.

In July 2001, the Bank began operation of a voice response, automatic telephone banking service available 24 hours a day. The Bank began operating a new deposit and check imaging system in August 2001, which has helped to streamline its check operations and improve statement delivery. The Bank purchased a windows-based teller system in November 2002, which will improve the efficiency of the Bank's retail operations. This system was operational in February 2003. The Bank also contracted with a firm to perform a comprehensive technology review of the bank's technology systems and the Bank's utilization of those systems. That technology review will be complete during the first quarter of 2003. Management will utilize that review to develop and implement a plan to utilize the Bank's technology systems more efficiently.

                             DEARBORN BANCORP, INC.

                             DIRECTORS AND OFFICERS


DIRECTORS

WILBER M. BRUCKER, JR.
Retired, Attorney

MARGARET I. CAMPBELL
Retired, Consultant

JOHN E. DEMMER
Chairman of the Board and
     Chief Executive Officer
Jack Demmer Ford, Inc.;
Jack Demmer Lincoln-Mercury, Inc. and
Jack Demmer Leasing

MICHAEL V. DORIAN, JR.
Vice President
Mike Dorian Ford

DAVID HIMICK
Retired, Financial Consultant

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

JOHN E. DEMMER
Chairman of the Board and
     Chief Executive Officer

RICHARD NORDSTROM
Vice Chairman

MICHAEL J. ROSS
President

JEFFREY L. KARAFA
Vice President, Treasurer and Secretary

DONALD G. KARCHER
Vice President

                           COMMUNITY BANK OF DEARBORN
                                    OFFICERS



JOHN E. DEMMER               GARY AMES, JR.           KEVIN A. BANK
Chairman of the Board        Vice President           Assistant Vice President
                             Controller               Commercial Lending
MICHAEL J. ROSS
President                    DANIEL P. BROPHY         JAMES W. BELL
Chief Executive Officer      Vice President           Mortgage Loan Officer
                             Loan Administration
WILLIAM T. LAROSA                                     DANIEL A. BZURA
Oakland Regional President   RITA L. CAVATAIO         Assistant Vice President
                             Vice President           Branch Administration
STEPHEN C. TARCZY            Commercial Lending
Northeast Regional
  President                  GEORGE J. DEMOU          KAREN M. COVER
                             Vice President           Operations Officer
JEFFREY L. KARAFA            Commercial Lending
Senior Vice President                                 COLLEEN T. A. LYNEMA
  CFO & Secretary            MICHELLE M. DESMARAIS    Senior Mortgage
                             Vice President              Loan Officer
SAM A. LOCRICCHIO            Commercial Lending
Senior Vice President                                 DENIS T. NISSLE
Commercial Lending,          JIHAD A. HACHEM          Assistant Vice President
  Northeast Region           Vice President           Private Banking
                             Commercial Lending
WARREN R. MUSSON                                      MIHAI PARASCA
Senior Vice President        F. GLEN ISLAMI           Network Officer
Head of Lending              Vice President
                             Compliance               CYNTHIA A. PIZZO
JEFFREY J. WOLBER                                     Assistant Vice President
Senior Vice President        WYNN C. MILLER           Main Office
Branch Operations            Vice President
                             Internal Auditor         GREGORY M. SCHNEIDER
                                                      Assistant Vice President
                             REGAN J. MORIN           Commercial Lending
                             Vice President
                             Commercial Lending       STEVEN P. SLADE
                                                      Consumer Banking Officer
                             H. KRISTENE RAUTIO
                             Vice President           ANTOINETTE  TARCZY
                             Business Development     Branch Officer
                                                      Clinton Township
                             DENNIS C. ROCHELEAU
                             Vice President           SUSAN VETTRAINO
                             Cashier                  Loss Prevention Officer

                                                      CHARLES P. WASCZENSKI
                                                      Branch Officer
                                                      Plymouth

                                                      CAROLYN WILKINS
                                                      Retail Operations Officer

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

                                GERALD J. CARNAGO
                  Attorney at Law & Certified Public Accountant
                           Carnago & Associates, P.C.

                              MICHAEL J. DORIAN JR.
                                 Vice President
                                Mike Dorian Ford

                                MICHAEL P. GUERRA
                                      Owner
                           Millcreek Building Company

                                JAMES A. PATRONA
                                      Owner
                        Universal Press & Machinery, Inc.

                           COMMUNITY BANK OF DEARBORN

                                    LOCATIONS

BRANCHES

Main Office
22290 Michigan Avenue
PO Box 2247
Dearborn, Michigan  48123-2247
Phone: (313) 274-1000
Fax:  (313)  274-5050
Cynthia A. Pizzo, AVP & Branch Manager


Dearborn Heights
24935 West Warren Avenue
Dearborn Heights, Michigan  48127
Phone: (313) 724-0100
Fax: (313) 724-1010
Patricia D. Considine, Branch Manager


Plymouth Township
44623 Five Mile
Plymouth, Michigan  48170
Phone: (734) 454-1000
Fax:  (734) 454-0123
Charles P. Wasczenski, Branch Officer


Canton Township
1325 N. Canton Center Road
Canton, Michigan  48187
Phone: (734) 981-0022
Fax: (734) 981-0033
Trudy J. Petty, Branch Manager


Clinton Township
19100 Hall Road
Clinton Township, Michigan 48038
Phone: (586) 416-0200
Fax: (586) 416-0220
Antoinette Tarczy, Branch Officer


Southgate
12820 Fort Street
Southgate, Michigan 48195
Phone: (734) 284-3300
Fax: (734) 284-3311
Gary D. Zanley, Branch Manager


OFFICES

Dearborn Administration Center
1360 Porter Street, Suite 200
Dearborn, MI 48124
Phone: (313) 565-5700
Fax: (313) 561-2291




Clinton Township Regional Lending Center
45000 River Ridge Drive, Suite 110
Clinton Township, MI 48030
Phone: (586) 416-0200
Fax: (586) 416-0220



Coming Soon
Auburn Hills Regional Lending Center
3201 University Drive, Suite 180
Auburn Hills, MI 48326
Phone: (248) 364-9700
Fax: (248) 364-9701

DEARBORN BANCORP, INC. COMMON STOCK

Dearborn Bancorp, Inc. common stock is listed on the Nasdaq Stock Market and is traded under the symbol "DEAR".

INVESTOR RELATIONS AND FORM 10-K AVAILABLE


Additional information about the Corporation including a free copy of the Corporation's Form 10-K filed with the Securities and Exchange Commission may be obtained by writing or calling: Jeffrey L. Karafa, Vice President, 22290 Michigan Avenue, Dearborn, Michigan 48124; (313) 274-1000 or by E-mail at jeffkarafa@commbankdearborn.com.


ANNUAL MEETING

The Annual Meeting of Stockholders will be held on Tuesday, May 20, 2003, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Crowe, Chizek & Company LLP
55 Campau Avenue, N.W., Suite 300
Grand Rapids, Michigan  49503
(616) 774-0774

STOCK TRANSFER AGENT AND REGISTRAR

Stockholders requiring a change of name, address or ownership of stock, as well as information about shareholder records or lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact:

Fifth Third Bank
Corporate Trust Services
38 Fountain Square Plaza
Mail Drop #10AT66
Cincinnati, Ohio 45202
(800) 837-2755 or (513) 579-5320
http://investordirect.53.com

PRINCIPAL MARKET MAKERS

AnPac Securities Group, Inc.               Raymond James & Associates,  Inc.
1545 Peachtree St NE, Suite 310            880 Carillon Parkway
Atlanta, GA 30309                          St. Petersburg, FL  33716
(800) 897-0384                             (727) 573-3800

Cincinnati Stock Exchange                  Sandler, O'Neil & Partners
440 South Lasalle Street, 26th ELR         919 Third Avenue, 6th Floor
Chicago, IL 60605                          New York, NY 10022
                                           (212) 466-7800
Fahnestock & Company, Inc.
125 Broad Street                           Susquehanna Capital Group
New York, NY 10004                         401 City Avenue
(212) 668-8000                             Bala Cynwyd, PA 19004
                                           (610) 617-2600
Goldman Sachs
85 Broad Street                            Trident Securities
New York, NY 10004                         3455 Peachtree Road, NE, Suite 650
(212) 902-1000                             Atlanta, GA 30326
                                           (800) 340-6355
Knight Securities, L.P.
525 Washington Boulevard
Jersey City, NJ  07310
(888) 302-9197

                             DEARBORN BANCORP, INC.
                              22290 Michigan Avenue
                                   PO Box 2247
                          Dearborn, Michigan 48123-2247

                              Phone: (313) 274-1000