Form 10-K, Exhibit 13
period 2003-12-31
DEARBORN BANCORP INC /MI/
filed 2004-03-26
CIK 895541

                                                                      EXHIBIT 13

                          [DEARBORN BANCORP INC. LOGO]

                               and its subsidiary

                       [COMMUNITY BANK OF DEARBORN LOGO]

                            [10 YEARS TOGETHER LOGO]

                                      2003

                                  ANNUAL REPORT

                             DEARBORN BANCORP, INC.

                               AND ITS SUBSIDIARY

                           COMMUNITY BANK OF DEARBORN

CONTENTS

Corporate Information..............................................       3

Chairman's and President's Letter to Stockholders..................       4

Summary of Selected Financial Data.................................       9

Report of Independent Auditors.....................................      10

Consolidated Balance Sheets........................................      11

Consolidated Statements of Income..................................      12

Consolidated Statements of Changes in Stockholders' Equity.........      13

Consolidated Statements of Cash Flows..............................      15

Notes to Consolidated Financial Statements.........................      16

Management's Discussion and Analysis...............................      39

Dearborn Bancorp, Inc. Directors and Officers......................      57

Community Bank of Dearborn Directors and Executive Officers........      58

Community Bank of Dearborn Officers................................      59

Community Bank of Dearborn Subsidiaries............................      60

Investor Information...............................................      62

                             DESCRIPTION OF BUSINESS

DEARBORN, BANCORP, INC.

Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Community Bank of Dearborn (the "Bank"). Dearborn Bancorp, Inc. trades on the Nasdaq National Market under the symbol "DEAR".

COMMUNITY BANK OF DEARBORN

The Bank was incorporated on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. Subsequently, branch offices were opened in Dearborn Heights, Michigan, Plymouth Township, Michigan, Canton Township, Michigan and Clinton Township, Michigan. On February 13, 2003, the Bank opened a branch office in Southgate, Michigan. The Bank opened a regional lending center and branch office in Auburn Hills, Michigan on May 15, 2003.

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

To Our Stockholders:

     Ten years ago, on February 28,            Most of these new banks
1994, Community Bank of Dearborn          enjoyed at least moderate success
opened for business. At the time,         and became modestly profitable in a
we had no deposits, no loans and          relatively short period of time. We
total assets of just $7 million.          are pleased, however, that our
Nine years and ten months later, on       organization has been considerably
December 31, 2003, we had                 more successful than most of these
$379,619,000 in deposits,                 new peers as the growth cited above
$400,958,000 in total loans and           attests. Certainly no "new" bank in
total assets of $446,075,000.             southeastern Michigan boasts
During those 118 months,                  balance sheet and operating
stockholders' equity grew from $6.4       statement figures like ours.
million to $34.6 million. And, of
greatest significance, we went from            Our steady progress since 1994
a brand new enterprise still              is due, we believe, to the
operating at a loss in 1994 to net        consistent implementation of the
income of $3,521,000 or $1.11 per         business plan we developed even
fully diluted share in 2003.              before Community Bank opened for
                                          business. The most important
     While we have made steady            element of this plan has been to
progress every year since Community       seek accelerated growth through
Bank opened, 2003 was, without            aggressive marketing and persistent
question, the best of the last ten        personal sales effort but to avoid
years. Net income was 33 percent          "buying" business by relaxing our
more than earnings of $2,647,000 or       credit standards. The second
$0.88 per fully diluted share in          element has been to expand our
2002. Deposits grew by $117,533,000       geographic franchise when the
or 44.8 percent during the year.          opportunity arises but to ensure
Total loans increased $133,436,000        that each new operation is
or 49.9 percent. And total assets         stabilized and contributing to
went up by $120,975,000 or 37.2           overall profitability before
percent. Stockholders' equity went        expanding again. And the third has
up almost $4 million in 2003, an          been to employ experienced banking
increase of 12.7 percent.                 professionals in anticipation of
                                          growth rather than after customer
     The advent of interstate             service problems arise due to
banking and the resulting                 inadequate staff.
consolidation among the nation's
largest financial institutions                 Apart from our balance sheet
created many opportunities for the        and operating statement, evidence
organization of locally owned and         that this plan has worked well can
managed community banks like              be seen in the quality of our loan
Community Bank of Dearborn during         portfolio. While our peer
the 1990s. Not everyone wanted to         institutions, many of which are
do business with a giant megabank         much older than we are, have an
where key executives and                  average loan delinquency rate of
decision-makers were usually              1.51 percent, ours is just 0.72
located in distant cities and             percent. Moreover, our net loan
policy manuals replaced the               charge-offs in 2003 were just
professional judgement of                 $260,000 while we added $1,699,000
experienced bankers. It was not           to the Allowance for Loan Losses
surprising, then, that scores of          during the year.
new banks were chartered all across
the nation and here in Michigan
during the previous decade.

     We opened new banking offices            It has been the Board of
in Southgate and Auburn Hills            Directors' policy, therefore, to
during 2003, bringing our total          distribute regular stock dividends
number of locations to eight and         in lieu of cash dividends. Once
giving us a presence in all three        again in 2003, five-percent stock
of the largest counties in the           dividends were declared in May and
Detroit Metropolitan area. Both of       November. The benefit to
these new offices are still a long       stockholders of this policy is best
way from their ultimate potential,       illustrated by the fact that the
but both are already making small        market price of Dearborn Bancorp
contributions to our "bottom line."      common stock went up 35 percent
Seven new offices in ten years are       during the year while book value
not "rapid" expansion but they do        increased 10.4 percent. At the end
constitute steady growth of our          of 2003, the price of our stock was
geographic franchise. Perhaps most       169 percent of book value, a
important, every single location is      multiple which compares favorably
profitable and we are, once again,       to other banking companies that
in a position to evaluate                have been in business decades
additional sites as potential            longer than we have.
branches of Community Bank.
                                              Although we are clearly
     All of our directors have           pleased with the progress that our
substantial personal investments in      organization has made since we
Dearborn Bancorp common stock. That      began doing business, we want to
is why, throughout the past ten          make it clear that we do not yet
years, they have made fair               consider Dearborn Bancorp, Inc., a
treatments of our stockholders a         "mature" business. We have no
priority second only to growth of        aspirations to become a
the organization's assets and            multi-billion dollar interstate
profits. They have recognized,           megabank. We do, however, aspire to
however, that it would have been         become a significant financial
imprudent to initiate cash               institution serving individuals and
dividends on our common stock while      businesses throughout the Detroit
growing so fast. Rather, it has          Metropolitan area. Moreover, we
been essential that we retain 100        want to remain a real community
percent of our earnings to support       bank where our customers know our
our growth.                              directors and senior officers and
                                         they, in turn, know our customers.
                                         We do not want to become so large
                                         that our key decision-makers are
                                         unable to see the consequences of
                                         the choices they have made as they
                                         go about their everyday lives. But
                                         we are still a long way from
                                         achieving our full potential and
                                         becoming what some might call a
                                         "super-community bank."

     We plan, therefore, to                  During the year, we completed
continue seeking brisk growth for       a search for a new operations
some years to come. This will           center location and, in January of
require us to continue "investing"      2004, we closed on the purchase of
in the people, facilities and           an existing building in Allen Park.
technology that we will need to         As we have grown, it has become
provide service that exceeds the        less and less practical to house
expectations of an expanding            all of our "backroom" operations in
customer base. Such "investing"         the backrooms and basements of our
will entail incurring non-interest      banking offices. Remodeling of the
expenses that are consistently          Allen Park building is now underway
higher than those of our more           and we anticipate that all of our
mature peers.                           data processing and proof and
                                        transit activities will be moved
     The immediate consequence of       there during the third quarter of
this approach will be to keep our       2004.
Returns on Average Assets and
Average Equity relatively low.               Other than finding a new site
These two ratios are widely used        for an operations center, our most
measures of a banking company's         significant technology development
performance relative to its peers       during the past year was the
but such comparisons assume             installation of a modern check
similarly modest growth rates.          imaging system. In the short term,
Eventually, we believe that our         this investment will allow us to
Return on Average Assets should be      capture digital images of our
at least 1.25 percent and that our      customers' checks when they are
Return on Average Equity should         presented for payment. This will
exceed 15 percent. Because we           alleviate the need for more and
continued "investing" in                more space to store customer checks
above-average growth, however, our      and reduce the expense of returning
Return on Average Assets in 2003        them to customers each month. More
was 0.89 percent and our Return on      important, however, the system will
Average Equity was 10.80 percent.       allow us to participate in the
Within the community banking            electronic exchange of check images
industry, these ratios are              that soon will replace the physical
"respectable" but they certainly do     exchange of original paper checks
not reflect the superior                among banks that has been the basis
performance that is our ultimate        of inter-bank clearing activity for
goal. At this point, we still see       almost a century. The statutory
high-performance ratios as being        changes that made this development
several years into our future.          possible have had little publicity
                                        in the mass media but they
     Beyond our financial               foreshadow the most significant
performance, there were a number of     change in bank operations since the
other developments during 2003 that     introduction of modern computers.
merit mention in this letter. The
most significant were the opening            Like all well-managed
of new offices in Auburn Hills and      organizations, the most important
Southgate. Auburn Hills is a            measures of our success are our
growing community that is still         internally generated goals and
attracting new businesses every         objectives. Still, we do appreciate
day. We have experienced Oakland        recognition by outsiders when it
County bankers in charge of this        comes our way. There were two such
office and their established            "kudos" in the past year that we
relationships allowed us to get off     consider particularly noteworthy.
to a "fast start" as soon as we
were open for business. Southgate
is a more established community but
it has strong residential
neighborhoods and a solid business
and industrial base nearby.

     The Detroit News compiled and           To fill the vacancy created by
published a list of Michigan public     Mr. Brucker's death, the directors
companies ranked according to their     elected William J. Demmer,
overall growth and financial            president of Jack Demmer Ford, to
performance. Dearborn Bancorp           the Board of Community Bank of
placed second on this list and was      Dearborn. In addition, Mr. Demmer,
given an "A" rating. In first place     who is the son of our chairman,
was a homebuilder with nationwide       John E. Demmer, has been nominated
operations.                             as a candidate for election to the
                                        Board of the Corporation at the
     And Fortune Small Business         Annual Meeting.
magazine featured "The 100 Fastest
Growing Small Businesses" in the             That Annual Meeting will be
nation. We were pleased to place        held on May 18, 2004, at 4:00 PM at
14th among this select group of         Park Place in Dearborn. Our fellow
successful companies.                   directors and our senior officers
                                        look forward to seeing you there
     Although 2003 was a year when      and to the opportunity to report
positive developments and good news     more fully on our operations in
marked every phase of our               2003, hear your comments and
operations, all of us associated        suggestions, and answer your
with Dearborn Bancorp, Inc., were       questions. Whether or not your
saddened by the passing of our          schedule will allow you to attend
founding director, Wilbur M.            the Annual Meeting, we want you to
Brucker, Jr., in November. A            know that all of us appreciate your
distinguished attorney by               support and cooperation and look
profession, Mr. Brucker had a long      forward to providing you with
history of involvement in the           another positive report on our
community banking industry and was      performance at this time next year.
instrumental in the organization of
our Corporation and the chartering                     Sincerely,
of Community Bank of Dearborn. His
wise counsel and many contributions      John E. Demmer       Michael J. Ross
to our advancement will be missed       Chairman of the     President and Chief
and the Board of Directors, our              Board           Executive Officer
officers and our staff extend their
sincere condolences to Mr.
Brucker's family.

      COMMITMENT TO COMMUNITY           Garden City Hospital
                                        Garden City Hospital Foundation
   Commitment to community is one       Girl Scouts of Macomb County
   of the primary principles upon       Garden Club of Dearborn
  which Dearborn Bancorp, Inc. and      Goodwill Industries of Greater
 its primary subsidiary, Community        Detroit
Bank of Dearborn was founded. Since     Greater Detroit Chamber of
   the Community Bank of Dearborn         Commerce
    opened for business in 1994,        Henry Ford Community College
   management has emphasized the          Foundation
importance of community involvement     Henry Ford Museum
 and community development as part      Holiday on the Avenue, Dearborn
of the Bank's mission. In fact, the     Humane Society of Livingston
 majority of the Bank's directors,        County
 officers and employees live in the     Islamic Center of America
  communities that are serviced by      Junior League Goodwill
  the Bank. During 2003, the Bank       Karmanos Cancer Institute
    provided the following local        Kiwanis Eastpointe
    organizations with financial        Kiwanis - Greater Macomb
  support or personal involvement:      Macomb Symphony Orchestra
                                        Michigan Foundation
Agape Christian Academy, Canton         Mike Adray Memorial Foundation
American Arab Chamber of Commerce       Mount Clemens Lions Club
American Red Cross                      New Morning School
Auburn Hills Chamber of Commerce        Northville Chamber of Commerce
Canton Chamber of Commerce              Northville Community Foundation
Canton Community Foundation             Oakwood Health Care Foundation
Canton Exchange Club                    Operation Kindness
Canton Firefighters                     Plymouth Canton Educational
Canton Library                            Excellence Foundation
Canton Liberty Festival                 Plymouth Chamber of Commerce
Canton Lion's Club                      Plymouth Christian Academy
Canton Senior Safety Coalition          Plymouth Community Arts Center
Central Macomb Chamber of Commerce      Plymouth Symphony
Community Hospice                       Royal Oak Police
Canton Senior Center                    Trenton Rotary Club
Davenport University Foundation         Showcase Plymouth
Dearborn Baseball                       Sig Krug Memorial Foundation
Dearborn Board of Realtors              Southern Wayne County Chamber
Dearborn Chamber of Commerce              of Commerce
Dearborn Community Arts Council         Starfish Family Services
Dearborn Elderfest                      St. Joseph Hospital
Dearborn Exchange Club                  St. Mary Mercy Hospital
Dearborn Goodfellows                    Taste of Northville
Dearborn Heights Chamber of Commerce    Turning Point
Dearborn Heights DARE                   University of Michigan - Dearborn
Dearborn Heights Lions Club             United Way
Dearborn Heights Park & Recreation      Vista Maria
Dearborn Heights Spirit Festival        Warren Symphony Society
Dearborn Heights Rotary Club            Wayne County Community College
Dearborn Historical Society             Wayne County Treasurers
Dearborn Homecoming                       Association
Dearborn Kiwanis                        Wayne Metro Community Action
Dearborn Optimist Club                    Agency
Dearborn Outer Drive Kiwanis            Western Wayne Association of
Dearborn Rotary Club                      Realtors
Dearborn Senior Center                  Westland Foundation
Dearborn Symphony Orchestra             West Village Merchants
Dearborn Youth Symphony                   Association
Divine Child High School                Wyandotte Catholic Consolidated
Downriver Senior Olympics                 School
Festival of Trees                       Wyandotte Scholarship Foundation
Fore Dearborn                           YWCA of Western Wayne County
Friends of Northville Parks &           Youth Leadership Plymouth
  Recreation

                       SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2003 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 2003 and 2002, and the Consolidated Statements of Income for the years ended December 31, 2003, 2002 and 2001 are included elsewhere in this Annual Report.

(In thousands, except share and per share data)     2003         2002          2001          2000          1999
                                                 ----------   -----------   -----------   -----------   -----------
OPERATIONS
Interest income                                  $   23,564   $    18,259   $    14,585   $    12,789   $     9,677
Interest expense                                      8,631         7,505         7,405         6,733         4,735
                                                 ----------   -----------   -----------   -----------   -----------
Net interest income                                  14,933        10,754         7,180         6,056         4,942
Provision for loan losses                             1,699         1,052           920           510           772
                                                 ----------   -----------   -----------   -----------   -----------
Net interest income after provision for
    loan losses                                      13,234         9,702         6,260         5,546         4,170
Total non-interest income                             2,829         1,674         1,460           542           558
Total non-interest expense                           10,735         7,372         5,379         4,259         3,804
                                                 ----------   -----------   -----------   -----------   -----------
Net income before federal income tax
     expense                                          5,328         4,004         2,341         1,829           924
Income tax expense                                    1,807         1,357           802           618           394
                                                 ----------   -----------   -----------   -----------   -----------
Net income                                       $    3,521   $     2,647   $     1,539   $     1,211   $       530
                                                 ==========   ===========   ===========   ===========   ===========

FINANCIAL CONDITION
Total assets                                     $  446,075   $   325,100   $   226,865   $   193,878   $   152,698
Mortgage loans held for sale                          1,505         9,852         2,915         1,085           783
Securities, available for sale                       16,948        22,216        21,652        51,916        55,022
Federal Home Loan Bank stock                          1,073         1,033         1,000           450           381
Loans                                               400,958       267,522       180,892       128,104        85,390
Allowance for loan losses                            (4,314)       (2,875)       (1,922)       (1,252)         (781)
Other assets                                          8,757         7,902         6,454         4,941         4,494
Deposits                                            379,619       262,086       177,481       164,121       118,875
Federal Home Loan Bank advances                      20,638        20,660        20,000           ---           ---
Subordinated debentures                              10,000        10,000           ---           ---           ---
Other borrowings                                        ---           ---           ---           467         5,493
Other liabilities                                     1,217         1,663         1,481         1,527         1,070
Stockholders' equity                                 34,601        30,691        27,903        27,763        27,260

PER SHARE INFORMATION (1)
Net income per common share - basic              $     1.21   $      0.92   $      0.52   $      0.38   $      0.18
Net income per common share - diluted            $     1.11   $      0.88   $      0.51   $      0.38   $      0.18
Book value per common share                      $    11.76   $     10.65   $      9.75   $      9.14   $      9.18
Average shares outstanding  - basic               2,916,534     2,866,940     2,966,100     3,188,347     3,311,681
Average shares outstanding - diluted              3,169,320     3,013,893     3,028,417     3,192,205     3,311,681
Shares outstanding at end of period               2,942,602     2,882,221     2,862,156     3,038,281     3,272,016

OTHER DATA
Return on average assets                               0.89%         0.93%         0.76%         0.72%         0.38%
Return on average equity                              10.80%         9.08%         5.46%         4.41%         1.92%
Net interest margin                                    3.97%         3.94%         3.76%         3.74%         3.69%
Net interest spread                                    3.63%         3.37%         2.91%         2.41%         2.44%
Allowance for loan losses to total loans               1.08%         1.07%         1.06%         0.98%         0.91%
Nonperforming assets to total assets                   0.42%         0.84%         0.35%         0.55%         0.19%
Stockholders' equity to total assets                   7.76%         9.44%        12.30%        14.32%        17.85%
Total interest expense to gross interest income       36.63%        41.10%        50.77%        52.65%        48.93%
Number of offices                                         8             6             5             3             3

(1) All share and per share amounts have been adjusted to reflect the issuance of stock dividends.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan

We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                             Crowe Chizek and Company LLC

Grand Rapids, Michigan
February 25, 2004

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

(In thousands)                                                          December 31,
                                                                    --------------------
                                                                      2003        2002
                                                                    --------    --------
ASSETS
Cash and cash equivalents
          Cash and due from banks                                   $  5,172    $  5,903
          Federal funds sold                                           7,651       8,572
          Interest bearing deposits with banks                         8,325       4,975
                                                                    --------    --------
                    Total cash and cash equivalents                   21,148      19,450

Mortgage loans held for sale                                           1,505       9,852
Securities, available for sale                                        16,948      22,216
Federal Home Loan Bank stock                                           1,073       1,033
Loans
          Loans                                                      400,958     267,522
          Allowance for loan loss                                     (4,314)     (2,875)
                                                                    --------    --------
                    Net loans                                        396,644     264,647

Bank premises and equipment, net                                       5,554       5,276
Accrued interest receivable                                            1,461       1,260
Other assets                                                           1,742       1,366
                                                                    --------    --------

          Total assets                                              $446,075    $325,100
                                                                    ========    ========
LIABILITIES
Deposits

          Non-interest bearing deposits                             $ 39,081    $ 32,457
          Interest bearing deposits                                  340,538     229,629
                                                                    --------    --------
                    Total deposits                                   379,619     262,086

Other liabilities
          Federal Home Loan Bank advances                             20,638      20,660
          Other liabilities                                              463       1,054
          Accrued interest payable                                       754         609
          Subordinated debentures                                     10,000      10,000
                                                                    --------    --------
                    Total liabilities                                411,474     294,409

STOCKHOLDERS' EQUITY
          Common stock - no par value, 5,000,000 shares
                   authorized, 2,942,602  and 2,882,221  shares
                   outstanding in 2003 and 2002, respectively         34,451      30,611
          Retained earnings                                              128         ---
          Accumulated other comprehensive income                          22          80
                                                                    --------    --------
                    Total stockholders' equity                        34,601      30,691
                                                                    --------    --------
                    Total liabilities and stockholders' equity      $446,075    $325,100
                                                                    ========    ========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)                       Years Ended December 31,
                                                            -------------------------------------------
                                                               2003           2002            2001
                                                            ----------     ----------     -------------
Interest income
          Interest on loans, including fees                 $   22,764     $   16,904     $      12,352
          Interest on securities, available for sale               522          1,044             1,399
          Interest on deposits with banks                          153            107               249
          Interest on federal funds                                125            204               585
                                                            ----------     ----------     -------------
                    Total interest income                       23,564         18,259            14,585

Interest expense
          Interest on deposits                                   7,212          6,575             7,229
          Interest on other liabilities                          1,419            930               176
                                                            ----------     ----------     -------------
                    Total interest expense                       8,631          7,505             7,405

                    Net interest income                         14,933         10,754             7,180
Provision for loan losses                                        1,699          1,052               920
                                                            ----------     ----------     -------------

Net interest income after provision for loan losses             13,234          9,702             6,260
                                                            ----------     ----------     -------------

Non-interest income
          Service charges on deposit accounts                      459            357               262
          Fees for other services to customers                      29             29                29
          Gain on the sale of loans                              2,130          1,082             1,011
          Gain on the sale of investment securities                 89            138               144
          Other income                                             122             68                14
                                                            ----------     ----------     -------------
                    Total non-interest income                    2,829          1,674             1,460

Non-interest expenses
          Salaries and employee benefits                         6,231          4,295             2,963
          Commissions on the origination of loans                  912            424               450
          Occupancy and equipment expense                        1,377            997               645
          Advertising and marketing                                279            202               149
          Stationery and supplies                                  317            218               204
          Professional services                                    338            269               269
          Data processing                                          280            243               204
          Other operating expenses                               1,001            724               495
                                                            ----------     ----------     -------------
                    Total non-interest expenses                 10,735          7,372             5,379
                                                            ----------     ----------     -------------
Income before federal income tax provision                       5,328          4,004             2,341
Income tax provision                                             1,807          1,357               802
                                                            ----------     ----------     -------------
Net income                                                  $    3,521     $    2,647     $       1,539
                                                            ==========     ==========     =============

Per share data:
Net income - basic                                          $     1.21     $     0.92     $        0.52
Net income - diluted                                        $     1.11     $     0.88     $        0.51

Weighted average number of shares outstanding - basic        2,916,534      2,866,940         2,966,100
Weighted average number of shares outstanding - diluted      3,169,320      3,013,893         3,028,417

The accompanying notes are an integral part of these consolidated financial statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2003, 2002 and 2001

                                                                               Accumulated
                                                                                  Other           Total
                                                         Common    Retained   Comprehensive   Stockholders'
(In thousands, except shares)                             Stock    Earnings      Income           Equity
                                                        ---------  --------   -------------   -------------
Balance, January 1, 2001                                $ 27,451   $    471      $ (159)         $27,763

         Repurchase shares of common stock                (1,743)       ---         ---           (1,743)

         Exercise of stock options                           125        ---         ---              125

         Stock dividend, declared May 2001                 1,113     (1,113)        ---              ---

         Stock dividend, declared November 2001              729       (729)        ---              ---

          Net income                                         ---      1,539         ---            1,539

          Other comprehensive income
              Changes in net unrealized loss on
                 securities available for sale               ---        ---         475              475
              Reclassification adjustment for (gains)
                 losses included in net income               ---        ---        (144)            (144)
                                                                                 ------          -------
              Net change in net unrealized loss on
                 securities available for sale               ---        ---         331              331
              Tax effects                                    ---        ---        (112)            (112)
                                                                                 ------          -------

           Other comprehensive income                        ---        ---         219              219
                                                                                                 -------

           Total comprehensive income                                                              1,758
                                                        --------   --------      ------          -------

Balance, December 31, 2001                                27,675        168          60           27,903
                                                        --------   --------      ------          -------

          Exercise of stock options                          121        ---         ---              121

          Stock dividend, declared May 2002                  961       (961)        ---              ---

          Stock dividend, declared December 2002           1,854     (1,854)        ---              ---

          Net income                                         ---      2,647         ---            2,647

          Other comprehensive income
              Changes in net unrealized gain (loss) on
                 securities available for sale               ---        ---         169              169
              Reclassification adjustment for (gains)
                 losses included in net income               ---        ---        (138)            (138)
                                                                                 ------          -------
              Net change in net unrealized loss on
                 securities available for sale               ---        ---          30               30
              Tax effects
                  Other comprehensive loss                   ---        ---         (10)             (10)
                                                                                 ------          -------

          Other comprehensive income                         ---        ---          20               20
                                                                                                 -------

          Total comprehensive income                                                               2,667
                                                        --------   --------      ------          -------

Balance, December 31, 2002                              $ 30,611   $    ---      $   80          $30,691
                                                        ========   ========      ======          =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2003, 2002 and 2001

                                                                                 Accumulated
                                                                                    Other           Total
(Continued)                                                Common    Retained   Comprehensive   Stockholders'
(In thousands, except shares)                              Stock     Earnings      Income          Equity
                                                          --------   --------   -------------   -------------
Balance, January 1, 2003                                  $ 30,611   $    ---      $   80         $  30,691

          Exercise of stock options                            447        ---         ---               447

          Stock dividend #1                                  1,312     (1,312)        ---                 0

          Stock dividend #2                                  2,081     (2,081)        ---                 0

          Net income                                           ---      3,521         ---             3,521

          Other comprehensive income
              Changes in net unrealized gain (loss) on         ---        ---           1                 1
                 securities held for sale
              Reclassification adjustment for (gains)
                 losses included in net income                 ---        ---         (89)              (89)
                                                                                   ------         ---------
              Net change in net unrealized loss on
                 securities available for sale                 ---        ---         (88)              (88)
              Tax effects                                                              30                30
                                                                                   ------         ---------
                  Other comprehensive loss                     ---        ---         (58)              (58)

Total comprehensive income                                                                            3,463
                                                          --------   --------      ------         ---------
Balance, December 31, 2003                                $ 34,451   $    128      $   22         $  34,601
                                                          ========   ========      ======         =========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                             Years Ended December 31,
                                                                      ----------------------------------
                                                                         2003        2002         2001
                                                                      ----------   ---------    --------
Cash flows from operating activities
          Interest and fees received                                  $   22,243   $  18,084    $ 15,034
          Interest paid                                                   (8,486)     (7,700)     (7,427)
          Proceeds from sale of mortgages held for sale                  139,721      76,632      73,824
          Origination of mortgages held for sale                        (129,244)    (82,487)    (74,643)
          Taxes paid                                                      (2,560)     (1,645)       (935)
          Cash paid to suppliers and employees                            (8,654)     (6,439)     (4,952)
                                                                      ----------   ---------    --------
          Net cash provided by (used in) operating activities             13,020      (3,555)        901

Cash flows from investing activities
          Proceeds from the sale of securities available for sale          6,199      12,044      24,160
          Proceeds from maturities of securities available for sale       19,575      24,074      40,642
          Proceeds from repayments of securities available for sale        1,061         774         404
          Purchases of securities available for sale                     (21,622)    (37,430)    (34,575)
          Purchase of Federal Home Loan Bank stock                           (40)        (33)       (550)
          Increase in loans, net of payments received                   (133,696)    (86,729)    (53,038)
          Purchases of property and equipment                               (757)       (955)     (1,979)
                                                                      ----------   ---------    --------
          Net cash used in investing activities                         (129,280)    (88,255)    (24,936)

Cash flows from financing activities
          Net increase in non-interest bearing deposits                    6,625      11,016       2,288
          Net increase in interest bearing deposits                      110,908      73,589      11,072
          Proceeds from Federal Home Loan Bank advances                      ---         660      20,000
          Repayments of Federal Home Loan Bank advances                      (22)        ---         ---
          Proceeds from the issuance of subordinated debentures              ---      10,000         ---
          Principal payments on mortgage payable                             ---         ---        (467)
          Purchase of treasury stock                                         ---         ---      (1,743)
          Sale of common stock                                               447         121         125
                                                                      ----------   ---------    --------
          Net cash provided by financing activities                      117,958      95,386      31,275

Increase in cash and cash equivalents                                      1,698       3,576       7,240
Cash and cash equivalents at the beginning of the period                  19,450      15,874       8,634
                                                                      ----------   ---------    --------

Cash and cash equivalents at the end of the period                    $   21,148   $  19,450    $ 15,874
                                                                      ==========   =========    ========

Reconciliation of net income to net cash provided by
          operating activities
Net income                                                            $    3,521   $   2,647    $  1,539
          Adjustments to reconcile net income to net cash
                    provided by operating activities
                    Provision for possible credit losses                   1,699       1,052         920
                    Depreciation and amortization expense                    478         425         392
                    Accretion of discount on investment securities           (13)        (10)        (31)
                    Amortization of premium on investment securities          69         152         139
                    Gain on the sale of investment securities                (89)       (138)       (144)
                    (Increase) decrease in mortgages held for sale         8,347      (6,937)     (1,830)
                    (Increase) decrease in interest receivable              (201)       (175)        449
                    Increase (decrease) in interest payable                  145        (195)        (22)
                    Increase in other assets                                (345)       (753)       (487)
                    Increase (decrease) in other liabilities                (591)        377         (24)
                                                                      ----------   ---------    --------

Net cash provided by (used in) operating activities                   $   13,020   $  (3,555)   $    901
                                                                      ==========   =========    ========

The accompanying notes are an integral part of these consolidated statements.

                     DEARBORN BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

         Basis of Presentation and Operations

         Dearborn Bancorp, Inc. (the "Corporation") was incorporated in Michigan on September 30, 1992. The Corporation's primary subsidiary, Community Bank of Dearborn (the "Bank"), began operations on February 28, 1994. The Bank operates eight community banking offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township (2), Southgate and Auburn Hills in Michigan, offering a full range of banking services to individuals and businesses. The Bank also operates Community Bank Mortgage, Inc., a mortgage company that originates and services residential and commercial mortgage loans, Community Bank Insurance Agency, an insurance agency with limited activities and Community Bank Audit Services, Inc., a company that offers internal auditing services to financial institutions.

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

         Principles of Consolidation

         The consolidated financial statements include the accounts of Dearborn Bancorp, Inc. and its wholly-owned subsidiary, Community Bank of Dearborn and its wholly-owned subsidiaries, Community Bank Mortgage, Inc., Community Bank Insurance Agency, Inc. and Community Bank Audit Services, Inc. As further discussed in Note H, a trust that had previously been consolidated with the Company is now reported separately. All significant intercompany transactions are eliminated in consolidation.

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

                        DECEMBER 31, 2003, 2002 AND 2001

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

         Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is generally discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

                        DECEMBER 31, 2003, 2002 AND 2001

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation

         Employee compensation expense under stock option plans is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise plan equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-based Compensation (in thousands, except per share data).

(In thousands, except per share data)                        2003          2002          2001
                                                          -----------   -----------   -----------
Net Income
            As reported                                   $     3,521   $     2,647   $     1,539
            Less: stock-based compensation expense
            determined under fair value based method             (792)         (651)         (366)
                                                          -----------   -----------   -----------
            Pro forma                                     $     2,729   $     1,996   $     1,173
                                                          ===========   ===========   ===========
Basic income per share
           As reported                                    $      1.21   $      0.92   $      0.52
           Pro forma                                             0.94          0.70          0.40
Diluted income per share
           As reported                                           1.11          0.88          0.51
           Pro forma                                             0.86          0.66          0.39

         The pro forma effects are computed with option pricing models, using the following weighted average assumptions as of grant date.

                                           2003         2002         2001
                                         ---------    ---------    ---------
Risk-free interest rate                       3.55%        4.57%        5.12%
Expected option life                       7 years      8 years      8 years
Dividend yield                                0.00%        0.00%        0.00%
Expected volatility of stock price           25.55%       26.01%       25.65%

         All per share amounts have been adjusted for stock dividends.

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

                        DECEMBER 31, 2003, 2002 AND 2001

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

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash

The Corporation was required to have $2,772,000 and $2,872,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2003 and 2002. These balances do not earn interest.

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

Adoption of New Accounting Standards

During 2003, the Company adopted FASB Statement 143, Accounting for Asset Retirement Obligations, FASB Statement 145, Rescission of FAS Statement 4, 44 and 64, Amendment to FAS Statement 13, and Technical Corrections, FASB Statement 146, Accounting for Costs Associated with Exit or Disposal Activities, FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE B - SECURITIES AVAILABLE FOR SALE

         The amortized cost and fair value for securities available for sale and the unrealized gains and losses recognized in accumulated other comprehensive income were as follows (in thousands):

                                                                       December 31, 2003
                                              ---------------------------------------------------------------
                                                                Gross                Gross          Estimated
                                              Amortized       Unrealized          Unrealized         Market
                                                Cost             Gains              Losses           Value
                                              ---------       -----------         -----------       ---------
US Treasury securities                        $   2,011       $         2         $        --       $   2,013
Mortgage backed securities                        1,194                31                  --           1,225
Corporate debt securities                         9,710                --                  --           9,710
FHLMC preferred stock                             4,000                --                  --           4,000
                                              ---------       -----------         -----------       ---------

          Totals                              $  16,915       $        33         $        --       $  16,948
                                              =========       ===========         ===========       =========


                                                                       December 31, 2002
                                              ---------------------------------------------------------------
                                                                Gross                Gross          Estimated
                                              Amortized       Unrealized          Unrealized         Market
                                                Cost             Gains              Losses           Value
                                              ---------       -----------         -----------       ---------
US Treasury securities                        $   2,005       $         2               $  --       $   2,007
Mortgage backed securities                        2,202                90                  --           2,292
Municipal Securities                             11,388                39                 (10)         11,417
Corporate debt securities                         2,500                --                  --           2,500
FHLMC preferred stock                             4,000                --                  --           4,000
                                              ---------       -----------         -----------       ---------

          Totals                              $  22,095       $       131         ($       10)      $  22,216
                                              =========       ===========         ===========       =========

         The amortized cost and fair value of securities available for sale at December 31, 2003 by contractual maturity are shown below (in thousands). Securities not due at a single maturity date, such as mortgage backed securities and Federal Home Loan Mortgage Corporation preferred stock are shown separately.

                                          Amortized       Fair
                                            Cost         Value
                                          ---------    ---------
Due in three months or less               $   4,011    $   4,013
Due in three months through one year             --           --
Due in one year through five years               --           --
Due in greater than five years                7,710        7,710
Mortgage backed securities                    1,194        1,225
FHLMC preferred stock                         4,000        4,000
                                          ---------    ---------

          Totals                          $  16,915    $  16,948
                                          =========    =========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE B - SECURITIES AVAILABLE FOR SALE (Continued)

         Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

                    2003            2002           2001
                  ---------      ---------      ---------
Proceeds          $   6,199      $  12,044      $  24,160
Gross gains              89            138            150
Gross losses             --             --              6

         Securities having a carrying value of $1,225,000 and $2,292,000 at December 31, 2003 and 2002, respectively, were pledged to the Federal Home Loan Bank of Indianapolis to secure advances.

NOTE C - LOANS, NET

         Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                                                Percent
                                                2003             2002           Increase
                                             -----------      -----------       --------
Consumer loans                               $    25,200      $    22,170          13.67%
Commercial, financial, & other                    68,922           46,187          49.22%
Commercial real estate construction               50,087           30,083          66.50%
Commercial real estate mortgages                 208,305          139,243          49.60%
Residential real estate mortgages                 48,444           29,839          62.35%
                                             -----------      -----------       --------

                                                 400,958          267,522          49.88%
Allowance for loan losses                         (4,314)          (2,875)
                                             -----------      -----------

                                             $   396,644      $   264,647
                                             ===========      ===========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE C - LOANS, NET (Continued)

         Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2003 and 2002. These loan transactions for the years ended December 31, are as follows (in thousands):

                                          2003           2002
                                       ---------      ---------
Balance, beginning of year             $   2,751      $   3,406

New loans during period                    2,278          1,170

Repayments made during period             (1,338)        (1,825)
                                       ---------      ---------

Balance, end of period                 $   3,691      $   2,751
                                       =========      =========

         Activity in the allowance for loan losses for the years ended December 31 are as follows (in thousands):


                                                    2003            2002           2001
                                                  ---------      ---------      ---------
Balance, beginning of year                        $   2,875      $   1,922      $   1,252
Charge-offs:

     Consumer loans                                     (38)           (32)           (43)
     Commercial, financial & other                     (141)          (141)          (251)
     Commercial real estate construction                (50)            --             --
     Commercial real estate mortgages                  (124)            --             --

Recoveries:

     Consumer loans                                      13              9             32
     Commercial, financial & other                       30             65             12
     Commercial real estate construction                 50             --             --
     Commercial real estate mortgages                    --             --             --
                                                  ---------      ---------      ---------

Net charge-offs                                        (260)           (99)          (250)

Additions charged to operations                       1,699          1,052            920
                                                  ---------      ---------      ---------

Balance at end of period                          $   4,314      $   2,875      $   1,922
                                                  =========      =========      =========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE C - LOANS, NET (Continued)

         The aggregate balances in impaired loans at December 31, are as follows (in thousands):

                                                                         2003          2002
                                                                       --------      --------
 Impaired loans with no allocated allowance for loan losses            $     --      $     --
 Impaired loans with allocated allowance for loan losses                  1,600         1,855
                                                                       --------      --------
     Total                                                             $  1,600      $  1,855
                                                                       --------      --------

 Amount of the allowance for loan loss allocated                       $    240      $    278

Average of impaired loans during the year                              $  1,767      $  1,177

 Interest income recognized during impairment                          $     --      $     --
 Cash-basis interest income recognized                                 $      5      $      7

         Non performing loans were as follows (in thousands):

                                   2003        2002        2001
                                 --------    --------    --------
Troubled debt restructuring      $     --    $     --    $     --
Over 90 days past due                  19          86         364
Non-accrual loans                   2,056       2,641         454
                                 --------    --------    --------

Total non performing assets      $  2,075    $  2,727    $    818
                                 ========    ========    ========

         Non performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may be included in only one category.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE D - PREMISES AND EQUIPMENT

         Premises and equipment are comprised of the following at December 31 (in thousands):

                                         2003          2002
                                       --------      --------
Land and improvements                  $  1,150      $  1,102
Building and improvements                 4,060         3,816
Furniture and equipment                   2,860         2,395
                                       --------      --------
                                          8,070         7,313

Less accumulated depreciation             2,516         2,037
                                       --------      --------

                                       $  5,554      $  5,276
                                       ========      ========

         Depreciation expense for 2003, 2002 and 2001 amounted to $478,000, $425,000, and $392,000, respectively. During 2003, the Corporation made expenditures of $757,000. The expenditures were primarily due to the construction of a branch office in Southgate, Michigan and leasehold improvements at the regional lending center and branch office in Auburn Hills, Michigan.

         Rent expense for facilities of $445,000, $245,000 and $80,000 was incurred during 2003, 2002 and 2001, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present (in thousands):

 2004                    $   389
 2005                        371
 2006                        376
 2007                        358
 2008                        334
 Thereafter                  736
                         -------
                         $ 2,564
                         =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE E - DEPOSITS

         Time deposits of $100,000 or more were $113,755,000 and $66,048,000 at
         December 31, 2003 and 2002, respectively. Time deposits of $100,000 or more from governmental units were $46,573 and $13,471 at December 31, 2003 and 2002, respectively.

         Scheduled maturities of time deposits at December 31, 2003 were as follows (in thousands):

               $100,000 and over         Less than $100,000             Total
               -----------------         ------------------             -----
2004                $  95,842                $  50,668                $ 146,510
2005                   12,375                   12,235                   24,610
2006                      201                      314                      515
2007                      493                      494                      987
2008                    4,844                    1,409                    6,253
                    ---------                ---------                ---------

 Totals             $ 113,755                $  65,120                $ 178,875
                    =========                =========                =========

         Related party deposits from directors and executive officers of the Corporation were approximately $3,731,000 and $3,558,000 at December 31, 2003 and 2002, respectively.

NOTE F - FEDERAL FUNDS PURCHASED

         The Bank has entered into federal funds credit lines with other banks in the amount of $15,000,000 to provide additional flexibility in the daily management of liquidity. There were no federal funds purchased at December 31, 2003 and 2002, respectively.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE G - FEDERAL HOME LOAN BANK ADVANCES

         The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis. Advances were $20,638,000 and $20,660,000 at December 31, 2003 and 2002,
         respectively. These advances carry a fixed rate of interest and are secured by a blanket collateral agreement with the Federal Home Loan Bank of Indianapolis covering eligible mortgage loans in the amount of $43,929,000 and securities available for sale in the amount of $1,225,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2003 (in thousands):

                            Weighted
Advance                      Average
 Date         Amount          Rate       Maturity Date
-------      ---------     ---------     -------------
 2001        $  10,000        4.28%          2006
 2001            5,000        4.54%          2007
 2001            5,000        4.68%          2008
 2002              638        4.01%          2007
             ---------
             $  20,638        4.43%
             =========

         The Bank makes monthly interest payments with principal generally due at maturity. Required principal payments at year-end 2003 are $10.0 million in 2006, $5.6 million in 2007 and $5.0 million in 2008. Prepayment penalties apply if advances are repaid prior to maturity. The Bank's capacity to borrow from the Federal Home Loan Bank is capped at $60 million by a resolution of the Board of Directors of the Bank.

NOTE H - SUBORDINATED DEBENTURES

         The Corporation issued $10,000,000 of floating rate obligated mandatory redeemable securities through Dearborn Bancorp Trust I, a special purpose entity as part of a pooled offering. The interest rate is the three month LIBOR plus 3.35% and was 4.50% at December 31, 2003. The securities have a term of thirty years. The Corporation may redeem the securities after five years, with regulatory approval, at face value.

         Prior to 2003, the trust was consolidated in the Corporation's financial statements, with the trust preferred securities issued by the trust reported in liabilities as "trust preferred securities". Under new accounting guidance, FASB interpretation No. 46, as revised in December 2003, the trust is no longer consolidated with the Corporation. Accordingly, the Corporation does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trust, as these are no longer eliminated in consolidation. Since the amount of the trust preferred securities and the subordinated debentures was the same, the effect of no longer consolidating the trust does not change the amounts reported as the Corporation's assets, liabilities, equity or interest expense. Accordingly, the amounts previously reported as "trust preferred securities" have been recaptioned "subordinated debentures" and continue to be presented in the liabilities on the balance sheet.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE I - INCOME TAXES

         The federal tax provision consists of the following (in thousands):

                          2003           2002           2001
                        ---------      ---------      ---------
Current                 $   2,338      $   1,718      $   1,150
Deferred                     (531)          (361)          (348)
                        ---------      ---------      ---------
                        $   1,807      $   1,357      $     802
                        =========      =========      =========

         The details of the net deferred tax asset are as follows at December 31, (in thousands):

                                                                    2003           2002
                                                                  ---------      ---------
Deferred tax assets
          Provision for loan  losses                              $   1,346      $     877
          Mark to market on loans held for sale                          10             44
          Other                                                         133             56
                                                                  ---------      ---------

                    Total deferred tax assets                         1,489            977

Deferred tax liabilities
          Deferred loan fees and costs                                 (121)          (175)
          Premises and equipment                                        (76)           (42)
          Unrealized gains on securities available for sale             (11)           (41)
          Other                                                          (2)            --
                                                                  ---------      ---------

                    Total deferred tax liabilities                     (210)          (258)
                                                                  ---------      ---------

Net deferred tax asset                                            $   1,279      $     719
                                                                  =========      =========

         The effective federal tax rate is substantially the same as the statutory rate of 34%.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE J - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK

         Fair Value of Financial Instruments

         The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                              2003                            2002
                                                   --------------------------      --------------------------
                                                                   Estimated                       Estimated
                                                    Carrying          Fair          Carrying         Fair
                                                     Amount          Value           Amount         Value
                                                   ----------      ----------      ----------      ---------
Assets:
          Cash and cash equivalents                $   21,148      $   21,148      $   19,450      $   19,450
          Loans held for sale                           1,505           1,535           9,852          10,070
          Securities                                   16,948          16,948          22,216          22,216
          Federal Home Loan Bank Stock                  1,073           1,073           1,033           1,033
          Loans                                       396,644         401,218         264,647         269,695
          Accrued interest receivable                   1,461           1,461           1,260           1,260

Liabilities:
          Deposits                                 $  379,619      $  380,940      $  262,086      $  263,342
          Federal Home Loan Bank advances              20,638          21,427          20,660          21,356
          Subordinated debentures                      10,000          10,000          10,000          10,000
          Accrued interest payable                        754             754             609             609

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

                        DECEMBER 31, 2003, 2002 AND 2001

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

         The Corporation had outstanding loan commitments aggregating $76,300,000 and $54,822,000 at December 31, 2003 and 2002,
         respectively. Loan commitments for variable rate loans were $70,411,000 and $48,385,000 at December 31, 2003 and 2002, respectively. Loan commitments for fixed rate loans were $5,889,000 and $6,437,000 at December 31, 2003 and 2002, respectively. The fixed rate loan commitments at December 31, 2003 have interest rates ranging from 4.47% to 14.75% and maturities ranging from one year to five years. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):

         At December 31, 2003

                                                               Commitment Period
                                      ---------------------------------------------------------------------
                                      Less than     One to three   Four to five    Over five
                                      one year         years           Years         years         Totals
                                      ---------     ------------   ------------    ---------      ---------
Home equity lines of credit           $      20      $     105      $     251      $  12,993      $  13,369
Residential loan commitments              1,602            ---            ---            ---          1,602
Standby letters of credit                   776            ---          3,000            ---          3,776
Commercial lines of credit               24,445            555            352              3         25,355
Other commercial commitments             20,269          9,395            235          2,299         32,198
                                      ---------      ---------      ---------      ---------      ---------

Totals                                $  47,112      $  10,055      $   3,838      $  15,295      $  76,300
                                      =========      =========      =========      =========      =========

         At December 31, 2002

                                                                 Commitment Period
                                      ---------------------------------------------------------------------
                                      Less than     One to three   Four to five    Over five
                                      one year          years          Years         years         Totals
                                      ---------     ------------   ------ -------  ----------  ----------
Home equity lines of credit           $     400      $     102      $     179      $  10,546      $  11,227
Residential loan commitments              1,817            ---            ---            ---          1,817
Standby letters of credit                   286            ---          3,000            ---          3,286
Commercial lines of credit               10,767          1,362            300            ---         12,429
Other commercial commitments             16,817          9,101            145            ---         26,063
                                      ---------      ---------      ---------      ---------      ---------

Totals                                $  30,087      $  10,565      $   3,624      $  10,546      $  54,822
                                      =========      =========      =========      =========      =========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

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

         Contributions to the plan by the Bank are discretionary and are expensed as made. As of October 1, 1998, the Bank began matching 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 2003, 2002 and 2001, employer contributions were $124,000, $62,000 and $49,000, respectively.

NOTE L - REGULATORY MATTERS

         The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and, additionally for the Bank, the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. At December 31, 2003 and 2002, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE L - REGULATORY MATTERS (Continued)

         The following is a presentation of the Corporation's and Bank's regulatory capital ratios (in thousands):

                                                                                                Minimum
                                                                                        To Be Well Capitalized
                                                                  Minimum for Capital   Under Prompt Corrective
                                                 Actual           Adequacy Purposes       Action Regulations
                                         -------------------      -------------------  -----------------------
                                          Amount       Ratio       Amount      Ratio      Amount        Ratio
                                         ---------     -----      ---------    -----     ---------      -----
As of December 31, 2003
    Total capital
         (to risk weighted assets)
               Consolidated              $  48,893     11.8%      $  33,237    8.0%      $  41,547      10.0%
               Bank                         42,763     10.5%         32,701    8.0%         40,877      10.0%
    Tier I capital
         (to risk weighted assets)
               Consolidated                 44,579     10.7%         16,639    4.0%         24,928       6.0%
               Bank                         38,449      9.4%         16,351    4.0%         24,526       6.0%
    Tier I capital
         (to average assets)
               Consolidated                 44,579     10.2%         17,460    4.0%         21,825       5.0%
               Bank                         38,449      9.0%         17,113    4.0%         21,391       5.0%

As of December 31, 2002
    Total capital
         (to risk weighted assets)
               Consolidated              $  43,486     15.1%      $  23,075    8.0%      $  28,844      10.0%
               Bank                         29,819     10.7%         22,249    8.0%         27,811      10.0%
    Tier I capital
         (to risk weighted assets)
               Consolidated                 40,611     14.1%         11,538    4.0%         17,306       6.0%
               Bank                         26,944      9.7%         11,124    4.0%         16,687       6.0%
    Tier I capital
         (to average assets)
               Consolidated                 40,611     13.2%         12,318    4.0%         15,398       5.0%
               Bank                         26,944      8.9%         12,066    4.0%         15,082       5.0%

         Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. Under the most restrictive of these regulations, the Bank could pay approximately $9,200,000 in dividends to the parent company without prior regulatory approval. No cash dividends have ever been paid.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE M - STOCK OPTION PLAN

         Options to buy common stock are granted to officers and employees under an Incentive Stock Option Plan which provides for issue of up to 712,186 shares. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest fully after six months from the date of grant. If an option expires or terminates without having been exercised, such option becomes available for future grant under the Plan.

         A summary of the option activity is as follows:

                                                                                                Weighted
                                                                                  Weighted    Average Fair
                                                   Available                      Average       Value of
                                                      for         Options         Exercise       Options
                                                     Grant      Outstanding        Price         Granted
                                                   -----------  ------------     ---------    ------------
Outstanding at January 1, 2001                         413,418       248,595        $ 7.84
Granted                                               (131,366)      131,366          6.73       $3.10
Exercised                                                  ---       (18,762)         6.87
                                                   -----------  ------------     ---------
Outstanding at December 31, 2001                       282,052       361,199          7.49
Granted                                               (167,853)      167,853          9.03         4.51
Exercised                                                  ---       (20,070)         6.02
                                                   -----------  ------------     ---------
Outstanding at December 31, 2002                       114,199       508,982          8.11
Forfeited                                                4,410        (4,410)        16.69
Granted                                               (118,609)      118,609         16.80         6.28
Exercised                                                  ---       (60,365)         7.40
                                                   -----------  ------------     ---------
Outstanding at December 31, 2003                           ---       562,816        $ 9.95
                                                   ===========  ============     =========

Options outstanding at December 31, 2003 were as follows:

                                                 Outstanding                          Exerciseable
                                --------------------------------------------    ------------------------
                                                  Weighted
                                                  Average         Weighted                     Weighted
                                                 Remaining        Average                       Average
                                                Contractual       Exercise                     Exercise
Range of Exercise Prices          Number            Life           Price          Number         Price
------------------------        -----------     ----------        ----------      --------      ---------
$5.08 - $10.70                      419,951      6.3 years             $7.93       419,951       $    7.93
$11.44 - $19.63                     142,865      9.0 years            $15.91       138,455       $   15.80
                                -----------                                       --------
Totals                              562,816      7.0 years             $9.95       558,406       $    9.88
                                ===========                                       ========

         At December 31, 2003, 2002 and 2001, 558,406, 480,317 and 348,436
         options were exercisable at weighted average exercise prices of $9.88, $7.86 and $6.91 per share, respectively. On December 31, 2003, there were no shares available for grant.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE N - EARNINGS PER SHARE

         The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the years ended December 31, 2003, 2002 and 2001 (in thousands, except share and per share data):

                                                                    2003            2002           2001
                                                                 ----------      ----------     ----------
Basic
       Net income                                                $    3,521      $    2,647     $    1,539

       Weighted average common shares                             2,916,534       2,866,940      2,966,100

       Basic earnings per common share                           $     1.21      $     0.92     $     0.52

Diluted
       Net income                                                $    3,521      $    2,647     $    1,539

       Weighted average common shares                             2,916,534       2,866,940      2,966,100
             outstanding for basic earnings per
             common share

       Add:  Dilutive effects of assumed                            252,786         146,953         62,317
             exercise of stock options

        Average shares and dilutive potential
             common shares                                        3,169,320       3,013,893      3,028,417

        Dilutive earnings per common share                       $     1.11      $     0.88     $     0.51

         Stock options of 4,410, 28,665 and 103,222 shares of common stock were not considered in computing diluted earnings per common share for 2003, 2002 and 2001 because they were antidilutive. All share and per share amounts have been adjusted for stock dividends.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE O - PARENT ONLY CONDENSED FINANCIAL INFORMATION

         The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                            CONDENSED BALANCE SHEETS

(In thousands)                                              December 31,
                                                         -------------------
                                                         2003          2002
                                                         -------     -------
ASSETS
          Cash and cash equivalents                      $   712     $ 4,156
          Investment securities                            4,500       7,370
          Investment in subsidiary                        38,471      27,030
          Other assets                                     2,101       2,169
                                                         -------     -------

          Total assets                                   $45,784     $40,725
                                                         =======     =======
LIABILITIES AND
     STOCKHOLDERS' EQUITY
          Other liabilities                              $ 1,183     $    34
          Subordinated debentures                         10,000      10,000
          Stockholders' equity                            34,601      30,691
                                                         -------     -------

          Total liabilities and stockholders' equity     $45,784     $40,725
                                                         =======     =======

                         CONDENSED STATEMENTS OF INCOME

(In thousands)                                    Years Ended December 31,
                                             ---------------------------------
                                               2003         2002         2001
                                             -------      -------      -------
Interest income                              $   121      $   113      $   507
Operating expenses                              (604)        (162)        (309)
                                             -------      -------      -------
Net income (loss) before equity in
      undistributed income of subsidiary        (483)         (49)         198
Equity in undistributed income
          of subsidiary                        4,004        2,696        1,341
                                             -------      -------      -------

                    Net income               $ 3,521      $ 2,647      $ 1,539
                                             =======      =======      =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE O - PARENT ONLY CONDENSED FINANCIAL INFORMATION  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)                                                 Years Ended December 31,
                                                          ------------------------------------
                                                            2003          2002          2001
                                                          --------      --------      --------
Cash flows from operating activities
          Net income                                      $  3,521      $  2,647      $  1,539
          Adjustments to reconcile net income
          to net cash provided by
          operating activities
               Equity in undistributed income
                     of subsidiary                          (4,004)       (2,696)       (1,341)
               Other, net                                    1,213          (150)          (42)
                                                          --------      --------      --------
Net cash flows provided by (used in)
          operating activities                                 730          (199)          156
Cash flows from investing activities
          Investment in subsidiary                          (7,500)       (6,000)       (2,000)
          Purchases of securities, available for sale       (1,235)       (6,380)      (10,007)
          Maturity of securities, available for sale         4,115         5,354        11,089
          Sale of securities, available for sale               ---           ---         4,001
          Property and equipment acquired                      ---           (56)         (318)
                                                          --------      --------      --------
Net cash flows provided by (used in)
          investing activities                              (4,620)       (7,082)        2,765
Cash flows from financing activities
          Proceeds from sale of common stock                   446           121           125
          Purchase of treasury stock                           ---           ---        (1,743)
          Proceeds from subordinated debentures                ---        10,000           ---
          Reduction of mortgage payable                        ---           ---          (467)
                                                          --------      --------      --------
Net cash flows provided by (used in)
          financing activities                                 446        10,121        (2,085)
                                                          --------      --------      --------
Increase (decrease) in cash and
          cash equivalents                                  (3,444)        2,840           836
Cash and cash equivalents at
          beginning of year                                  4,156         1,316           480
                                                          --------      --------      --------

Cash and cash equivalents at end of year                  $    712      $  4,156      $  1,316
                                                          ========      ========      ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE P - QUARTERLY FINANCIAL DATA (UNAUDITED)

           (In thousands, except per share data)

                               Interest    Net Interest     Net             Net income per share
                                Income        Income       Income          Basic       Fully diluted
                              ---------    ------------   --------      -----------    -------------
2003
     First quarter               $5,317       $3,012       $  580       $      0.20    $      0.19
     Second quarter               5,732        3,489          759              0.26           0.24
     Third quarter                6,116        4,145        1,010              0.35           0.31
     Fourth quarter               6,399        4,287        1,172              0.40           0.37
2002
     First quarter               $3,993       $2,269       $  477       $      0.17    $      0.16
     Second quarter               4,449        2,520          526              0.18           0.17
     Third quarter                4,801        2,916          868              0.30           0.29
     Fourth quarter               5,016        3,049          776              0.27           0.25

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

The Corporation was formed in 1992 and the Bank was formed in 1993. Subsequently, the Bank has opened offices in several communities in Southeastern Michigan. The date opened, branch location and branch type of each branch is listed below:

Date Opened                           Location                                 Type of office
------------------------------------------------------------------------------------------------------------
February 1994             22290 Michigan Avenue                          Full service retail branch with ATM
                          Dearborn, Michigan  48124                      Regional lending center

December 1995             24935 West Warren Avenue                       Full service retail branch
                          Dearborn Heights, Michigan  48127

August 1997               44623 Five Mile Road                           Full service retail branch with ATM
                          Plymouth, Michigan  48170

May 2001                  1325 North Canton Center Road                  Full service retail branch with ATM
                          Canton, Michigan  48187

December 2001             45000 River Ridge Drive, Suite 110             Regional lending center
                          Clinton Township, Michigan 48038

November 2002             19100 Hall Road                                Full service retail branch with ATM
                          Clinton Township, Michigan 48038

February 2003             12820 Fort Street                              Full service retail branch with ATM
                          Southgate, Michigan  48195

May 2003                  3201 University Drive, Suite 180               Full service retail branch
                          Auburn Hills, Michigan  48326                  Regional lending center

The Bank has also formed three subsidiaries that offer additional or specialized services to the Bank's customers. The Bank's subsidiaries, their formation date and the type of services offered are listed below:

Date Formed                             Name                                  Services Offered
------------------------------------------------------------------------------------------------------------
August 1997               Community Bank Insurance Agency, Inc.          Limited insurance related activities

May 2001                  Community Bank Mortgage, Inc.                  Origination of commercial and
                                                                         residential mortgage loans

March 2002                Community Bank Audit services, Inc.            Internal auditing and compliance
                                                                         services for financial institutions

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The "Management's Discussion and Analysis of Financial Condition and Results of Operations", as well as disclosures found elsewhere in the annual report, are based upon the consolidated financial statements of Dearborn Bancorp, Inc., which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Dearborn Bancorp, Inc. to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan loss. Actual results could differ from those estimates.

The allowance for loan loss is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Management's evaluation of the adequacy of the allowance for loan loss is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio, and historical loss experience. See Note C of the Notes to Consolidated Financial Statements and the discussion of "Allowance for Loan Loss" in the Management's Discussion and Analysis.

Management believes the accounting estimates related to the allowance for loan loss is a "critical accounting estimate" because:

         1) The estimates are highly susceptible to change from period to period and require management to make judgements concerning the quality of the loan portfolio and anticipated economic conditions.

         2) The impact of recognizing an impairment or loan loss could have a material effect on the financial statements of Dearborn Bancorp, Inc.

Management has discussed the development and selection of these critical accounting estimates with the audit committee of the board of directors and the audit committee has reviewed the Corporation's disclosures related to them in this Management's Discussion and Analysis.

RESULTS OF OPERATIONS

2003 Compared to 2002. The Corporation reported net income of $3,521,000 in 2003 compared to $2,647,000 in 2002, an increase of $874,000 or 33%. The Corporation's increase in net income was primarily due to an increase in net interest income and gain on sale of loans, partially offset by increases in salaries and employee benefits.

2002 Compared to 2001. The Corporation reported net income of $2,647,000 in 2002 compared to $1,539,000 in 2001, an increase of $1,108,000 or 72%. The Corporation's increase in net income was primarily due to an increase in net interest income, partially offset by increases in non-interest expense.

NET INTEREST INCOME

2003 Compared to 2002 Net interest income for the period ended December 31, 2003 was $14,933,000 compared to $10,754,000 for the period ended December 31, 2002, an increase of $4,179,000 or 39%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread increased to 3.63% in 2003 from 3.36% in 2002, an increase of 27 basis points. The increase in the net interest rate spread was primarily due to the volume of interest earning assets and and interest bearing liabilities. Additionally, the Bank has improved its asset mix by deploying a larger proportionate share of its funds into loans. The decrease in the cost of deposits was primarily due to the repricing of the Bank's time deposits into other deposit products at a lower interest rate. The Corporation's net interest margin increased to 3.97% in 2003 from 3.94% in 2002.

Average interest earning assets grew by $103.4 million between the periods while interest bearing liabilities grew by $102.2 million. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from volume growth in the higher yielding loan portfolio and the diversification of the Bank's deposit structure. The primary sources of funding for the expected growth in the loan portfolio will be excess cash and cash equivalents, deposit growth, additional Federal Home Loan Bank advances and the deployment of funds from the sale of securities available for sale. During 2004, the Corporation is expecting the net interest rate spread to continue to improve as a result of continuing to grow loan volume while carefully managing growth in time deposits, statement savings, interest checking, money market and business checking accounts.

2002 Compared to 2001 Net interest income for the period ended December 31, 2002 was $10,754,000 compared to $7,180,000 for the period ended December 31, 2001, an increase of $3,574,000 or 50%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread increased to 3.36% in 2002 from 2.77% in 2001, an increase of 59 basis points. The increase in the net interest rate spread was primarily due to the decrease in the cost of deposits. The decrease in the cost of deposits was primarily due to the repricing of the Bank's time deposits into other deposit products at a lower interest rate. The Corporation's net interest margin increased to 3.94% in 2002 from 3.76% in 2001. Average interest earning assets grew by $81.9 million between the periods while interest bearing liabilities grew by $73.6 million.

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

                                                    Year Ended December 31, 2003    Year Ended December 31, 2002
                                                    ----------------------------    ----------------------------
                                                    Average              Average    Average               Average
(In thousands)                                      Balance    Interest    Rate     Balance     Interest    Rate
                                                    --------   -------   -------    --------    --------  --------
Assets
     Interest bearing deposits with banks           $ 13,667   $   153     1.12%    $  7,242    $   107     1.48%
     Federal funds sold                               11,764       125     1.06%      12,144        204     1.68%
     Securities, available for sale                   21,033       522     2.48%      26,944      1,044     3.87%
     Loans                                           329,720    22,764     6.90%     226,414     16,904     7.47%
                                                    --------   -------     ----     --------    -------     ----
               Sub-total earning assets              376,184    23,564     6.26%     272,744     18,259     6.69%
     Other assets                                     20,988                          11,019
                                                    --------                        --------
               Total assets                         $397,172                        $283,763
                                                    ========                        ========
Liabilities and stockholders' equity
     Interest bearing deposits                      $297,103   $ 7,212     2.43%    $205,080    $ 6,575     3.21%
     Other borrowings                                 30,697     1,419     4.62%      20,580        930     4.52%
                                                    --------   -------     ----     --------    -------     ----
               Sub-total interest bearing
                  liabilities                        327,800     8,631     2.63%     225,660      7,505     3.33%
     Non-interest bearing deposits                    35,311                          27,891
     Other liabilities                                 1,456                           1,069
     Stockholders' equity                             32,605                          29,143
                                                    --------                        --------
               Total liabilities and stockholders'
                   equity                           $397,172                        $283,763
                                                    ========                        ========

               Net interest income                             $14,933                          $10,754
                                                               =======                          =======
               Net interest rate spread                                    3.63%                            3.36%
                                                                           ====                             ====

               Net interest margin on earning assets                       3.97%                            3.94%
                                                                           ====                             ====

(Continued)

                                                                             Year Ended December 31, 2001
                                                                      ------------------------------------------
                                                                      Average                             Average
(In thousands)                                                        Balance            Interest           Rate
                                                                      --------           --------          ------
Assets
          Federal funds sold and interest                             $  6,559           $   249            3.80%
                    bearing deposits with banks                         13,807               585            4.24%
          Securities, available for sale                                26,576             1,399            5.26%
          Loans                                                        143,926            12,352            8.58%
                                                                      --------           -------            ----
                    Sub-total earning assets                           190,868            14,585            7.64%
          Other assets                                                  11,313
                                                                      --------
                    Total assets                                      $202,181
                                                                      ========
Liabilities and stockholders' equity
          Interest bearing deposits                                   $148,333           $ 7,229            4.87%
          Other borrowings                                               3,730               176            4.72%
                                                                      --------           -------            ----
                    Sub-total interest bearing liabilities             152,063             7,405            4.87%
          Non-interest bearing deposits                                 20,584
          Other liabilities                                              1,354
          Stockholders' equity                                          28,180
                                                                      --------

                    Total liabilities and stockholders' equity        $202,181
                                                                      ========
                    Net interest income                                                  $ 7,180
                                                                                         =======
                    Net interest rate spread                                                                2.77%
                                                                                                            ====

                    Net interest margin on earning assets                                                   3.76%
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

                                                         2003/2002                             2002/2001
                                                   Change in Interest due to:         Change in Interest due to:
                                                   -------------------------------    --------------------------
                                                   Average      Average      Net      Average   Average     Net
(In thousands)                                     Balance       Rate       Change    Balance     Rate    Change
                                                   -------     --------     ------    -------   -------   ------
Assets
          Interest bearing deposits with banks       $   72    ($    26)     $   46     $   10  ($  152)  ($  142)
          Federal funds sold                             (4)        (75)        (79)       (28)    (353)     (381)
          Securities, available for sale               (147)       (375)       (522)        14     (369)     (355)
          Loans                                       7,132      (1,272)      5,860      6,159   (1,607)    4,552
                                                     ------    --------      ------     ------  -------   -------
Total earning assets                                 $7,053    ($ 1,748)     $5,305     $6,155  ($2,481)   $3,674
                                                     ======    ========      ======     ======  =======    ======
Liabilities
          Interest bearing deposits                  $2,234    ($ 1,597)     $  637     $1,819  ($2,473)  ($  654)
          Other borrowings                              468          21         489        761       (7)      754
                                                     ------    --------      ------     ------  -------   -------
Total interest bearing liabilities                   $2,702    ($ 1,576)     $1,126     $2,580  ($2,480)   $  100
                                                     ======    ========      ======     ======  =======    ======

                Net interest income                                          $4,179                        $3,574
                                                                             ======                        ======

                Net interest rate spread                                       0.26%                         0.60%
                                                                             ------                        ------

                Net interest margin on earning assets                          0.03%                         0.18%
                                                                             ------                        ------

PROVISION FOR LOAN LOSSES

2003 Compared to 2002. The provision for loan losses was $1,699,000 in 2003, compared to $1,052,000 in 2002, an increase of $647,000 or 62%. The increase was primarily due to increased loan volume and higher net charge-offs during 2003. The provision for loan losses is based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the loan portfolio and current and projected economic conditions. Management currently is not aware of any performing, non-performing or impaired loans that are expected to result in a significant charge-off during 2004.

2002 Compared to 2001. The provision for loan losses was $1,052,000 in 2002, compared to $920,000 in 2001, an increase of $132,000 or 14%. The increase was primarily due to the provisions for increased loan volume.

NON-INTEREST INCOME

2003 Compared to 2002 Non-interest income was $2,829,000 in 2003, compared to $1,674,000 in 2002, an increase in $1,155,000 or 69%. The increase was primarily due to increases in the gain on the sale of loans. The increase in the gain on the sale of loans was due to the continuation of refinancing activity at a high level during 2003. Loans sold were $137.6 and $75.5 million in 2003 and 2002, respectively. Management expects a lower level of refinancing activity during 2004.

2002 Compared to 2001 Non-interest income was $1,674,000 in 2002, compared to $1,460,000 in 2001, an increase in $214,000 or 15%. The increase was primarily due to increases in the gain on the sale of loans and service charges on deposit accounts. The increase in the gain on the sale of loans was due to the continuation of refinancing activity at a high level during 2002. Loans sold were $75.5 and $72.8 million in 2002 and 2001, respectively.

NON-INTEREST EXPENSE

2003 Compared to 2002. Non-interest expense was $10,735,000 in 2003 compared to $7,372,000 in 2002, an increase of $3,363,000 or 46%. The largest component of the change in non-interest expense was salaries and employee benefits which amounted to $6,231,000 in 2003. In 2002, salaries and employee benefits were $4,295,000. The primary factors for the increase in salaries and employee benefits expense was the addition of a full service branch office in Southgate, Michigan and a regional lending center in Auburn Hills, Michigan. As of December 31, 2003, the number of full time equivalent employees was 119 as compared to 95 as of December 31, 2002. Anticipated growth during 2004 will require additional staff throughout all areas of the Bank.

The second largest component of the change in non-interest expense was commissions on the sale of loans, which amounted to $912,000 in 2003. In 2002, commissions on the sale of loans amounted to $424,000. The primary factor was the increase in the amount of loans, held for sale that were originated during 2003. The Bank originated $129,244,000 and $82,487,000 in loans, held for sale during 2003 and 2002, respectively.

 The third largest component of the change in non-interest expense was occupancy and equipment expense, which amounted to $1,377,000 in 2003. In 2002, occupancy and equipment expense amounted to $997,000. The primary factor in the increase was the opening of a full service branch office in Southgate, Michigan and a regional lending center in Auburn Hills, Michigan. In addition, the Bank purchased an operations center in January of 2004 with occupancy expected in the third quarter of 2004.

2002 Compared to 2001. Non-interest expense was $7,372,000 in 2002 compared to $5,379,000 in 2001, an increase of $1,993,000 or 37%. The largest component of the change in non-interest expense was salaries and employee benefits which amounted to $4,295,000 in 2002. In 2001, salaries and employee benefits were $2,963,000. The primary factor for the increase in salaries and employee benefits expense was the expansion of the lending and operations departments and the opening of the branch office in Southgate in February of 2003. As of December 31, 2002, the number of full time equivalent employees was 95 as compared to 63 as of December 31, 2001.

The second largest component of the change in non-interest expense was occupancy and equipment expense, which amounted to $997,000 in 2002. In 2001, occupancy and equipment expense amounted to $645,000. The primary factor in the increase was the opening of a branch office in Clinton Township, Michigan and an Executive Administration Center in Dearborn, Michigan.

INCOME TAX PROVISION

2003 Compared to 2002. The income tax expense was $1,807,000 in 2003 compared to $1,357,000 in 2002, an increase of $450,000 or 33%. The increase was primarily due to the increase in income before federal income tax. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.

2002 Compared to 2001. The income tax expense was $1,357,000 in 2002 compared to $802,000 in 2001, an increase of $555,000 or 69%. The increase was primarily due to the increase in income before federal income tax. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND DECEMBER 31, 2002

Assets. Total assets at December 31, 2003 were $446,075,000 compared to $325,100,000 at December 31, 2002, an increase of $120,975,000 or 37%. The increase was primarily due to increases in loans.

Securities Available for Sale. Total securities available for sale, at December 31, 2003 were $16,948,000 compared to $22,216,000 at December 31, 2002, a decrease of $5,268,000 or 24%. During 2003, the Corporation sold $6.0 million in securities and $20.6 million in securities were called or matured. The Corporation recognized gains of $89,000 from the sale of these securities. Funds from the sale or call of securities were deployed into commercial loans at a higher yield. The Bank's portfolio of securities available for sale has an amortized cost and fair value of $16.9 million. The securities and their weighted average yield at December 31, 2003 are as follows (in thousands):

                                                Gross         Gross
                               Amortized      Unrealized    Unrealized   Fair
                                 Cost           Gains         Losses     Value
                               ---------      ----------    ----------  -------
US Treasury securities         $   2,011       $       2    $      ---  $ 2,013
Mortgage backed securities         1,194              31           ---    1,225
Corporate debt securities          9,710             ---           ---    9,710
FHLMC preferred stock              4,000             ---           ---    4,000
                               ---------       ---------    ----------  -------

          Totals               $  16,915       $      33    $      ---  $16,948
                               =========       =========    ==========  =======

A maturity and repricing schedule of the securities portfolio at December 31, 2003 is listed below (in thousands):

                                Less than one year       One to five years          Over five years
                                ------------------      -------------------        -----------------
                                          Weighted                Weighted                 Weighted
                                          Average                  Average                 Average
                                Amount     Yield        Amount      Yield         Amount     Yield        Total
                                -------   --------      ------    ---------       ------   ---------     -------
US Treasury securities          $ 2,013       1.44%     $  ---          ---       $  ---         ---     $ 2,013
Mortgage backed securities          ---        ---         103         4.90%       1,122        5.83%      1,225
Corporate debt securities         9,710       1.37%        ---          ---          ---         ---       9,710
FHLMC preferred stock             4,000       1.16%        ---          ---          ---         ---       4,000
                                -------   --------      ------    ---------       ------   ---------     -------

          Totals                $15,723                 $  103                    $1,122                 $16,948
                                =======                 ======                    ======                 =======

The entire portfolio has an unrealized gain of $33,000. The unrealized gain is reflected by an adjustment to stockholders' equity. The Corporation does not hold any securities in the "Held to Maturity" category nor does the Corporation hold or utilize derivatives. Refer to Note B of the Notes to Consolidated Financial Statements for additional information.

Loans. Total loans at December 31, 2003 were $400,958,000 compared to $267,522,000 at December 31, 2002, an increase of $133,436,000 or 50%. The components of the outstanding balances for the years ended December 31, are as follows (in thousands):

                                            2003           2002           2001           2000           1999
                                          --------       --------       --------       --------       --------
Consumer loans                            $ 25,200       $ 22,170       $ 18,773       $ 18,649       $ 10,967
Commercial, financial, & other              68,922         46,187         28,920         26,588         20,563
Commercial real estate construction         50,087         30,083         10,463          2,290          3,656
Commercial real estate mortgages           208,305        139,243         90,200         49,900         23,103
Residential real estate mortgages           48,444         29,839         32,536         30,677         27,101
                                          --------       --------       --------       --------       --------

                                          $400,958       $267,522       $180,892       $128,104       $ 85,390
                                          ========       ========       ========       ========       ========

During 2003, loans increased in all categories with stronger growth in all commercial loan categories and residential real estate mortgages. The increase in commercial real estate mortgage loans, commercial real estate construction loans and other commercial loans was a result of the addition of five commercial loan officers and a solid business development program. Additionally, the Bank opened a regional lending center in Auburn Hills, Michigan in May of 2003. The increase in residential real estate mortgages was primarily due to the addition of six loan originators during a period of high loan refinancing activity.

The Bank expects the percentage of total commercial loans and residential real estate mortgages to increase as a percentage of the loan portfolio in 2004 via business development programs. Additionally, the Bank expects the largest loan growth to occur in the commercial real estate mortgage category. These types of loans carry a relatively large average balance, produce more cross-selling opportunities and are typically well secured by real estate. The Bank feels that the higher level of risk that is also inherent with these types of loans is offset by the Bank with high standards for credit quality and a well-seasoned group of commercial lenders.

A maturity and repricing schedule of the loan portfolio, which distributes fixed rate loans by maturity date and adjustable rate loans by repricing date at December 31, 2003 is listed below (in thousands):

                                           Within        Three to        One to        After
                                           Three          Twelve          Five          Five
                                           Months         Months         Years          Years          Total
                                          --------       --------       --------       --------       --------
Consumer loans                            $ 20,405       $  1,086       $  3,260            265       $ 25,016
Commercial, financial & other               42,623          2,526         22,550            982         68,681
Commercial real estate construction         48,519            809            758            ---         50,086
Commercial real estate mortgages            51,186          3,417        147,992          4,504        207,099
Residential real estate mortgages            4,035          8,280         28,429          7,276         48,020
                                          --------       --------       --------       --------       --------

                                          $166,768       $ 16,118       $202,989       $ 13,027        398,902
                                          ========       ========       ========       ========
Non-accrual loans                                                                                        2,056
                                                                                                      --------

          Total loans                                                                                 $400,958
                                                                                                      ========

Loans at fixed interest rates             $  8,665       $  7,694       $162,477       $ 12,965       $191,801
Loans at variable interest rates           158,103          8,424         40,512             62        207,101
                                          --------       --------       --------       --------       --------

                                          $166,768       $ 16,118       $202,989       $ 13,027        398,902
                                          ========       ========       ========       ========
Non-accrual loans                                                                                        2,056
                                                                                                      --------

          Total loans                                                                                 $400,958
                                                                                                      ========

Variable rate loans comprise 48% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.

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

Allowance for Loan Losses. The allowance for loan losses at December 31, 2003 was $4,314,000 compared to $2,875,000 at December 31, 2002, an increase of $1,439,000 or 50%. The increase was primarily to provide for the growth in the loan portfolio during 2003. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

                                            2003     2002      2001        2000    1999
                                           ------   ------    ------      ------   ----
Balance, beginning of year                 $2,875   $1,922    $1,252      $  781   $627
Charge-offs:

  Consumer loans                              (38)     (32)      (43)        (21)   (55)
  Commercial, financial & other              (141)    (141)     (251)        (20)  (584)
  Commercial real estate construction         (50)     ---       ---         ---    ---
  Commercial real estate mortgages           (124)     ---       ---         ---    ---

Recoveries:
  Consumer loans                               13        9        32           2     21
  Commercial, financial & other                30       65        12         ---    ---
  Commercial real estate construction          50      ---       ---         ---    ---
  Commercial real estate mortgages            ---      ---       ---         ---    ---
                                           ------   ------    ------      ------   ----
Net charge-offs                              (260)     (99)     (250)        (39)  (618)

Additions charged to operations             1,699    1,052       920         510    772
                                           ------   ------    ------      ------   ----

Balance at end of period                   $4,314   $2,875    $1,922      $1,252   $781
                                           ======   ======    ======      ======   ====

Allowance to total loans                     1.08%    1.07%     1.06%       0.98%  0.91%
                                           ======   ======    ======      ======   ====

Net Charge-offs to average loans             0.08%    0.04%     0.17%       0.04%  0.84%
                                           ======   ======    ======      ======   ====

The increase in the allowance for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the Bank's loan portfolio and current and projected economic conditions.

The allocation of the allowance for loan losses as of December 31, is as follows (in thousands):

                                                                           Total
                                              --------------------------------------------------------------
                                               2003            2002           2001           2000       1999
                                              ------          ------         ------         ------      ----
Consumer Loans                                $  337          $  282         $  296         $  241      $ 16
Commercial, Financial, and Other                 972             660            578            578       239
Commercial Real Estate Construction              639             312              6              1         3
Commercial Real Estate Mortgages               1,899           1,344            828            274        16
Residential Real Estate Mortgages                467             277            214            158        45
Unallocated                                      ---             ---            ---            ---       462
                                              ------          ------         ------         ------      ----
                                              $4,314          $2,875         $1,922         $1,252      $781
                                              ======          ======         ======         ======      ====

                                                    Percent of allowance for loan losses in each category
                                                           to total allowance for loan losses
                                              ----------------------------------------------------------------
                                               2003            2002           2001           2000        1999
                                              ------          ------         ------         ------      ------
Consumer Loans                                  7.81%           9.81%         15.40%         19.25%       2.05%
Commercial, Financial, and Other               22.53%          22.96%         30.07%         46.17%      30.60%
Commercial Real Estate Construction            14.81%          10.85%          0.32%          0.08%       0.39%
Commercial Real Estate Mortgages               44.02%          46.75%         43.08%         21.88%       2.05%
Residential Real Estate Mortgages              10.83%           9.63%         11.13%         12.62%       5.76%
Unallocated                                      ---             ---            ---            ---       59.15%
                                              ------          ------         ------         ------      ------
                                              100.00%         100.00%        100.00%        100.00%     100.00%
                                              ======          ======         ======         ======      ======

                                                      Percent of loans in each category to total loans
                                              ----------------------------------------------------------------
                                               2003            2002           2001           2000        1999
                                              ------          ------         ------         ------      ------
Consumer Loans                                  6.27%           8.29%         10.38%         14.56%      12.84%
Commercial, Financial, and Other               17.22%          17.26%         15.99%         20.76%      24.08%
Commercial Real Estate Construction            12.55%          11.25%          5.78%          1.78%       4.28%
Commercial Real Estate Mortgages               51.92%          52.05%         49.86%         38.95%      27.06%
Residential Real Estate Mortgages              12.04%          11.15%         17.99%         23.95%      31.74%
                                              ------          ------         ------         ------      ------

                                              100.00%         100.00%        100.00%        100.00%     100.00%
                                              ======          ======         ======         ======      ======

Premises and Equipment. Premises and equipment at December 31, 2003 were $5,554,000 compared to $5,276,000 at December 31, 2002, an increase of $278,000 or 5%. During 2003, the Corporation opened a branch office in Southgate, Michigan in February 2003 and a regional lending center and branch office in Auburn Hills, Michigan in May 2003. These facilities were equipped and furnished during 2003. Expenditures for the Southgate and Auburn Hills facilities during 2003 were $190,000 and $25,000, respectively. The Bank purchased an operations center in Allen Park, Michigan in January of 2004. This facility will house the Bank's operations, data processing, accounting and compliance departments. The employees of Community Bank Mortgage, Inc. and Community Bank Audit Services, Inc. will also be located at this facility. The Bank also expects to purchase an administrative building, located in Dearborn, Michigan during the first quarter of 2004. The Bank's executive, administrative, human resources and commercial lending departments will be located at this facility. The Bank currently leases approximately 50% of this building.

Accrued Interest Receivable. Accrued interest receivable at December 31, 2003 was $1,461,000 compared to $1,260,000 at December 31, 2002, an increase of $201,000 or 16%. The increase was primarily due to increase in loans.

Other Assets. Other assets at December 31, 2003 were $1,742,000 compared to $1,366,000 at December 31, 2002, an increase of $376,000 or 28%. The increase was largely due to an increase in the Corporation's deferred tax asset.

Deposits. Total deposits at December 31, 2003 were $379,619,000 compared to $262,086,000 at December 31, 2002, an increase of $117,533,000 or 45%. The components of the outstanding balances and percentage increase in deposits from 2002 to 2003 are as follows (in thousands):

                                    December 31, 2003        December 31, 2002
                                  ---------------------      ------------------          Percent
                                    Balance     Percent      Balance    Percent     Increase/(Decrease)
                                  ---------------------      ------------------      ------------------
Non-interest bearing:
      Demand                      $    39,081     10.29%     $ 32,457     12.38%           20.41%
                                  -----------    ------      --------   -------           ------
Interest bearing:
         Checking                 $    24,069      6.34%     $ 25,083      9.57%           (4.04%)
         Money market                  10,998      2.90%       13,490      5.15%          (18.47%)
         Savings                      126,596     33.35%       63,677     24.30%           98.81%
         Time, under $100,000          65,120     17.15%       61,331     23.40%            6.18%
         Time, $100,000 and over      113,755     29.97%       66,048     25.20%           72.23%
                                  -----------    ------      --------   -------           ------

                                      340,538     89.71%      229,629     87.62%           48.30%
                                  -----------    ------      --------   -------           ------

                                  $   379,619    100.00%     $262,086    100.00%           44.85%
                                  ===========    ======      ========   =======           ======

The increase in deposits was primarily due to growth in various types of deposits. During 2003, the Bank completed a time deposit promotion in January 2003 and an annual birthday celebration in March 2003. The time deposit promotion featured a fifteen month certificate of deposit while the birthday party promotion featured the statement savings account. The Bank's management developed these campaigns in order to increase liquidity and diversify the Bank's time deposit mix. In addition, the Bank opened branches in Southgate, Michigan and Auburn Hills, Michigan during the year.

In addition to these deposit campaigns, the Bank has enacted a strategy to utilize public funds to a higher degree, in the form of time deposits, $100,000 and over, in the State of Michigan. The Bank will also utilize brokered deposits on a limited basis. In order to coordinate and manage these efforts, the Bank has also designated a public funds officer. Public funds at December 31, 2003 were $61.0 million compared to $28.2 million at December 31, 2002. There were 19 and 11 entities with public funds on deposit at December 31, 2003 and December 31, 2002, respectively. The average term of time deposits invested with the Bank by public units was 187 days and 128 days at December 31, 2003 and 2002, respectively. Additional growth in all types of deposits was achieved via a strong business development program which includes normal marketing, telemarketing, referral and visitation programs.

The Corporation has historically relied heavily on time deposits as a percentage of total deposits to fund the growth of the Corporation. These deposits are sensitive to changes in the interest rate environment. The Bank has diversified the deposit mix since 2001 by shifting maturing time deposits and attracting new deposits into other deposit products. The proportion of time deposits to total deposits decreased to 47% at December 31, 2003 from 70% at December 31, 2000.

Final maturities of total time deposits are as follows (in thousands):

                                                $100,000          Less than
                                                and over          $ 100,000           Total
                                                --------          ---------          --------
Due in three months or less                     $ 37,437          $   5,413          $ 42,850
Due in over three months through six months       30,127             29,221            59,348
Due in over six months through one year           28,279             16,033            44,312
Due in over one year through five years           17,912             14,453            32,365
                                                --------          ---------          --------
                                                $113,755          $  65,120          $178,875
                                                ========          =========          ========

The following is a summary of the distribution and weighted average interest rate of deposits at December 31 (in thousands):

                                            2003                              2002
                                 -------------------------          --------------------------
                                                  Weighted                            Weighted
                                                   Average                            Average
                                  Amount            Rate             Amount             Rate
                                 --------         --------          --------          --------
Non-interest bearing:
      Demand                     $ 39,081              ---          $ 32,457               ---
                                 --------                           --------
Interest bearing:
         Checking                $ 24,069             1.11%         $ 25,083              1.84%
         Money market              10,998             0.99%           13,490              1.80%
         Savings                  126,596             1.95%           63,677              2.61%
         Time, under $100,000      65,120             2.57%           61,331              3.62%
         Time, $100,000 and over  113,755             2.23%           66,048              3.58%
                                 --------                           --------
                                  340,538                            229,629
                                 --------                           --------

                                 $379,619                           $262,086
                                 ========                           ========

During 2003, the Corporation continued to reprice its time deposits at significantly lower rates than 2002 due to a decreasing rate environment that started early in 2001 and continued through 2003. In addition to repricing maturing time deposits at lower rates in 2003, the Bank continues a strategy of shifting maturing time deposits into other savings products. In addition, the Bank enacted a strategy to utilize municipal deposits to a greater degree. Management believes that the weighted average rate of deposits will continue to decline during 2004 at a more moderate rate than the Bank experienced in 2003.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2003 amounted to $20,638,000 compared to $20,660,000 at December 31, 2002, a decrease of $22,000.

In 1999, the Bank joined the Federal Home Loan Bank of Indianapolis. Membership in the Federal Home Loan Bank provides the Bank with a stable source of additional funding at a reasonable cost. Federal Home Loan Bank advances are collateralized with a blanket collateral agreement with the Federal Home Loan Bank and investment securities, available for sale. Please refer to Note G of the Notes to the Consolidated Financial Statements for additional information.

Accrued Interest Payable. Accrued interest payable at December 31, 2003 was $754,000 compared to $609,000 at December 31, 2002, an increase of $145,000 or 24%. The increase was due to the increase in deposits during 2003.

Subordinated Debentures. On December 19, 2002, the Corporation issued $10,000,000 of floating rate obligated mandatory redeemable securities through a special purpose entity as part of a pooled offering. The securities have a term of thirty years. The Corporation may redeem the securities after five years at face value. They are considered to be Tier 1 capital for regulatory capital purposes. The funds from the issue of these securities were invested into securities available for sale until they can be invested into the Bank subsidiary to allow for additional growth.

CAPITAL

Stockholders' equity at December 31, 2003 was $34,601,000 compared to $30,691,000 as of December 31, 2002, an increase of $3,910,000 or 13%. Capital increased during 2003 primarily due to net income during 2003.

At December 31, 2003 and 2002, the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note L of the Notes to the Consolidated Financial Statements.

MARKET RISK ANALYSIS

The Corporation's primary market risk exposure is interest rate risk and, to a lesser degree liquidity risk. All of our transactions are denominated in U. S. dollars with no specific foreign exchange exposure. The Corporation has no agricultural-related loan assets and therefore have no significant exposure to changes in commodity prices. Any impact that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be insignificant. Interest rate risk is the exposure of our financial condition to adverse movements in interest rates. We derive our income primarily from the excess of interest collected on our interest-earning assets over the interest paid on our interest-bearing liabilities. The rates of interest earned on the assets and owed on our liabilities of the Corporation generally are established contractually for a period of time. Since market interest rates change over time, we are exposed to lower profitability if we cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excessive levels of interest rate risk could pose a significant threat to our earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to our safety and soundness.

Interest Rate Sensitivity Analysis. Evaluating the exposure to changes in interest rates includes assessing both the adequacy of the process used to control interest rate risk and the quantitative level of exposure. The Corporation's interest rate risk management process seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. In evaluating the quantitative level of interest rate risk, we assess the existing and potential future effects of changes in interest rates on our financial position, including capital adequacy, earnings, liquidity and asset quality.

The Corporation primarily uses two interest rate risk measurement techniques. The first, which is commonly referred to as GAP analysis, measures the difference between the dollars amounts of interest-sensitive assets and liabilities that will be repriced or mature during a given time period. The Corporation has sought to manage its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of the Corporation's interest earning assets and interest bearing liabilities. The matching of the assets and liabilities may be analyzed by examining the extent to which the assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on net interest income. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Corporation's assets mature or reprice more quickly or to a greater extent than its liabilities, the Corporation's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Corporation's assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

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

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2003 which are expected to mature or reprice in each of the time periods shown below.

                                                              Interest Rate Sensitivity Period
                                           -------------------------------------------------------------------
(In thousands)                              1-90            91-365            1-5          Over
                                            Days             Days            Years       5 Years        Total
                                           -------         --------         -------      -------       -------
Earning assets
     Federal funds sold                    $ 7,651         $    ---         $   ---         $---        $7,651
     Interest bearing deposits with Banks    8,325              ---             ---          ---         8,325
     Mortgage loans held for sale            1,505              ---             ---          ---         1,505
     Securities available for sale          11,723            4,000             103        1,122        16,948
     Federal Home Loan Bank stock            1,073              ---             ---          ---         1,073
     Total loans, net of non-accrual       166,768           16,118         202,989       13,027       398,902
                                           -------         --------         -------      -------       -------
Total earning assets                       197,045           20,118         203,092       14,149       434,404

Interest bearing liabilities
     Total interest bearing deposits       204,512          103,660          32,366          ---       340,538
     Federal Home Loan Bank advances           ---              ---          20,638          ---        20,638
     Subordinated debentures                10,000              ---             ---          ---        10,000
                                           -------         --------         -------      -------       -------
Total interest bearing liabilities         214,512          103,660          53,004          ---       371,176

Net asset (liability) funding gap          (17,467)         (83,542)        150,088       14,149       $63,228
                                           -------         --------         -------      -------       =======
Cumulative net asset (liability) funding
gap                                       ($17,467)       ($101,009)        $49,079      $63,228
                                          ========        =========         =======      =======

The second interest rate measurement used is commonly referred to as net income simulation analysis. We believe that this methodology provides a more accurate measurement of interest rate risk than GAP analysis. The simulation model assesses the directions and magnitude of variations in net interest income resulting from potential changes in market interest rates. Key assumptions in the model include prepayment speeds on various loan and investment assets; cash flows and maturities of interest-sensitive assets and liabilities; and changes in market conditions impacting loan and deposit volume and pricing. These assumption are inherently uncertain, subject to fluctuation and revision in a dynamic environment; therefore, the model cannot precisely estimate net interest income or exactly predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, changes in market conditions and our strategies, among other factors.

We conducted an interest rate simulation as of December 31, 2003, that assumed a gradual change in market rates occurred over the following twelve months. The following table reflects the suggested impact on net interest income over the next twelve months (dollars, in thousands):

                         Change in Net Interest Income
Interest Rate Change    Amount                   Percent
--------------------    ------                   -------
+ 300 Basis Points      $5,076                     26.51%
+ 200 Basis Points       2,451                     12.80%
+ 100 Basis Points         646                      3.37%
- 100 Basis Points        (771)                    (4.03%)
- 200 Basis Points      (1,414)                    (7.38%)
- 300 Basis Points      (1,935)                   (10.10%)

Liquidity Liquidity refers to readily available funds to meet the needs of borrowers and depositors. Levels of liquidity are closely monitored in conjunction with loan funding requirements and deposit outflows. Adequate liquidity protects institutions from raising funds under duress at excessive expense and provides a necessary cushion for occasional unpredictable aberrations in demand. While adequate liquidity is imperative, excessive liquidity in lower yielding cash investments or other easily marketable assets reduces potential interest income. Thus, an appropriate balance must be maintained to protect the institution and at the same time, prudently maximize income opportunities. Sources of liquidity from both assets and liabilities include federal funds sold, securities available for sale, loan repayments, core deposits, Federal Home Loan Bank advances and a federal funds purchase credit facility.

The following tables provide information about the Bank's contractual obligations and commitments at December 31, 2003 (in thousands):

Contractual Obligations

                                                            Payments Due By Period

                               Less Than 1 Year       1-3 Years         4-5 Years      Over 5 Years         Total
                               ----------------       ---------         ---------      ------------        -------
Long-term borrowings           $             24       $  10,052         $  10,562      $        ---        $20,638
Lease commitments                           389             747               692               736          2,564
Subordinated debentures                     ---             ---               ---            10,000         10,000
                               ----------------       ---------         ---------      ------------        -------

Totals                         $            413       $  10,799         $  11,254      $     10,736        $33,202
                               ================       =========         =========      ============        =======

Unused Loan Commitments and Letters of Credit

                                                  Amount Of Commitment Expiration Per Period
                               Less Than 1 Year       1-3 Years       3-5 Years      Over 5 Years        Total
                               ----------------       ---------       ---------      ------------       --------
Unused loan commitments        $         46,337       $  10,054       $     864      $     15,269       $ 72,524
Standby letters of credit                   770             ---           3,000            10,000         13,770
                               ----------------       ---------       ---------      ------------       --------

Totals                         $         47,107       $  10,054       $   3,864      $     25,269       $ 86,294
                               ================       =========       =========      ============       ========

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Corporation's operations. Unlike most industrial companies, virtually all the assets and liabilities of the Corporation are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.

TECHNOLOGY

The Corporation, operating as an independent, local community bank, strives to make available to its employees and customers a high level of technology as a way to be competitive with other larger financial institutions.

In July 2001, the Bank began operation of a voice response, automatic telephone banking service available 24 hours a day. The Bank began operating a new deposit and check imaging system in August 2001, which has helped to streamline its check operations and improve statement delivery. The Bank purchased a windows-based teller system in November 2002, which will improve the efficiency of the Bank's retail operations. This system was operational in February 2003. During 2003, the Bank also contracted with a firm to perform a comprehensive technology review of the bank's technology systems and the Bank's utilization of those systems. Management will utilize that review to develop and implement a plan to utilize the Bank's technology systems more efficiently. During 2004, the Bank will begin to offer Internet Banking and complete its development of a website.

                             DEARBORN BANCORP, INC.

                             DIRECTORS AND OFFICERS


DIRECTORS

MARGARET I. CAMPBELL                      MICHAEL J. ROSS
Retired, Manufacturing                    President and Chief Executive
                                          Officer Community Bank of Dearborn
JOHN E. DEMMER
Chairman of the Board and                 DR. ROBERT C. SCHWYN
  Chief Executive Officer                 Physician
Jack Demmer Ford, Inc.;
Jack Demmer Lincoln-Mercury, Inc.         RONNIE J. STORY
and Jack Demmer Leasing                   President and Chief Executive
                                          Officer Story Development Corp.
MICHAEL V. DORIAN, JR.                    and Story Brothers Grading
Vice President                            & Excavating
Mike Dorian Ford
                                          OFFICERS
DAVID HIMICK
Retired, Industrial Supply                JOHN E. DEMMER
                                          Chairman of the Board
DONALD G. KARCHER
Chairman of the Board                     RICHARD NORDSTROM
Karcher Agency, Inc.                      Vice Chairman

BRADLEY F. KELLER                         MICHAEL J. ROSS
President                                 President and Chief Executive
Braden Associates, Inc. and               Officer
MultiGard Properties, Ltd.
                                          JEFFREY L. KARAFA
JEFFREY G. LONGSTRETH                     Vice President, Treasurer and
Real Estate Broker                        Secretary
Century 21 - Curran & Christie
                                          DONALD G. KARCHER
RICHARD NORDSTROM                         Vice President
Retired, Architect

                           COMMUNITY BANK OF DEARBORN

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

MARGARET I. CAMPBELL                    MICHAEL J. ROSS
Retired, Manufacturing                  President and Chief Executive Officer
                                        Community Bank of Dearborn
JOHN E. DEMMER
Chairman of the Board                   DR. ROBERT C. SCHWYN
Jack Demmer Ford, Inc.;                 Physician
Jack Demmer Lincoln-Mercury, Inc.
and Jack Demmer Leasing                 RONNIE J. STORY
                                        President and C.E.O.
WILLIAM J. DEMMER                       Story Development Corp.
President                               and Story Brothers Grading
Jack Demmer Ford, Inc. and              & Excavating
Jack Demmer Lincoln Mercury
                                        EXECUTIVE OFFICERS
MICHAEL V. DORIAN, JR.
Vice President                          MICHAEL J. ROSS
Mike Dorian Ford                        President
                                        Chief Executive Officer
DAVID HIMICK
Retired, Industrial Supply              JEFFREY L. KARAFA
                                        Senior Vice President
DONALD G. KARCHER                       CFO & Secretary
Chairman of the Board
Karcher Agency, Inc.                    WILLIAM T. LAROSA
                                        Oakland Regional President
BRADLEY F. KELLER
President                               WARREN R. MUSSON
Braden Associates, Inc. and             Senior Vice President
MultiGard Properties, Ltd.              Head of Lending

JEFFREY G. LONGSTRETH                   STEPHEN C. TARCZY
Real Estate Broker                      Northeast Regional President
Century 21 - Curran & Christie
                                        JEFFREY J. WOLBER
RICHARD NORDSTROM                       Senior Vice President
Retired, Architect                      Branch Operations

                           COMMUNITY BANK OF DEARBORN

                                    OFFICERS

GARY AMES, JR.         WYNN C. MILLER              GREGORY M. SCHNEIDER
Vice President         Vice President              Assistant Vice President
Controller             Internal Audit              Commercial Lending

KEVIN A. BANK          REGAN J. MORIN              STEVEN P. SLADE
Vice President         Vice President              Assistant Vice President
Commercial Lending     Commercial Lending          Consumer Banking Officer

DANIEL P. BROPHY       CYNTHIA A. PIZZO            SUSAN VETTRAINO
Vice President         Vice President              Assistant Vice President
Credit Administration  Branch Officer              Loss Prevention

DANIEL A. BZURA        JAMES T. POWERS             PAMELA G. WILKS
Vice President         Vice President              Assistant Vice President
Branch Administration  Customer/Product Support    Data Processing

RITA L. CAVATAIO       H. KRISTENE RAUTIO          PATRICIA CARMONA
Vice President         Vice President              Accounting Officer
Commercial Lending     Business Development
                                                   PATRICIA D. CONSIDINE
GEORGE J. DEMOU        DENNIS C. ROCHELEAU         Branch Officer
Vice President         Vice President
Commercial Lending     Cashier                     KAREN M. COVER
                                                   Branch Administration Officer
MICHELLE M. DESMARAIS  GARY P. RUSCH
Vice President         Vice President              RICHARD T. JONES
Commercial Lending     Commercial Lending          Business Development Officer

JEFFREY S. GRENDYSA    DENIS T. NISSLE             ELIZABETH A. PIZZO
Vice President         Assistant Vice President    Human Resources Officer
Mortgage Operations    Private Banking
                                                   ANTOINETTE  TARCZY
JIHAD A. HACHEM        MIHAI PARASCA               Branch Officer
Vice President         Assistant Vice President
Commercial Lending     Computer Systems & Network  CHARLES P. WASCZENSKI
                                                   Audit Officer
F. GLEN ISLAMI         DON A. PLAISTED
Vice President         Assistant Vice President    CAROLYN A. WILKINS
Compliance             Commercial Lending          Corporate Services Officer

                                                   MARIAN ZELIJI
                                                   Mortgage Loan Officer

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

                                NORTHEAST REGION
                          AUXILIARY BOARD OF DIRECTORS

                                DAVID B. BERGMAN
                                     Partner
                           Sigma Investment Counselors

                             DR. MICHAEL J. BUSUITO
                                    Physician

                                GERALD J. CARNAGO
                  Attorney at Law & Certified Public Accountant
                           Carnago & Associates, P.C.

                                MICHAEL P. GUERRA
                                      Owner
                           Millcreek Building Company

                                VITO A. PAMPALONA
                                    President
                     Vito Anthony Homes and Building Company

                                JAMES A. PATRONA
                                      Owner
                        Universal Press & Machinery, Inc.

                           COMMUNITY BANK OF DEARBORN
                                    LOCATIONS


           BRANCHES                                                OFFICES
-----------------------------------------------      -----------------------------------------------
Main Office                                          Clinton Township Regional Lending Center
22290 Michigan Avenue                                45000 River Ridge Drive, Suite 110
Dearborn, MI  48124                                  Clinton Township, MI 48038
Phone: (313)  274-1000                               Phone: (586) 416-0200
Fax:(313)  274-5050                                  Fax: (586) 416-0220
Cynthia A. Pizzo, VP & Branch Manager                Stephen C. Tarczy, Northeast Regional President

Dearborn Heights                                     Auburn Hills Regional Lending Center
24935 West Warren Avenue                             3201 University Drive, Suite 180
Dearborn Heights, MI  48127                          Auburn Hills, MI  48326
Phone: (313)  724-0100                               Phone: (248) 364-9700
Fax: (313)  724-1010                                 Fax (248) 364-9701
Patricia D. Considine,  Branch Officer               William T. LaRosa, Oakland Regional President

Plymouth Township
44623 Five Mile                                      Dearborn Administration Center
Plymouth, MI  48170                                  1360 Porter Street, Suite 200
Phone: (734)  454-1000                               Dearborn, MI 48124
Fax: (734)  454-0123                                 Phone: (313) 565-5700
Mara Sears, Branch Manager                           Fax: (313) 561-2291

Canton Township                                      Bank Operations Center
1325 N. Canton Center Road                           4000 Allen Road
Canton, MI  48187                                    Allen Park, MI 48101
Phone: (734)  981-0022                               Opening Third Quarter 2004
Fax: (734)  981-0033
Trudy J. Petty, Branch Manager

Clinton Township
19100 Hall Road
Clinton Township, MI 48038
Phone: (586) 416-4400
Fax: (586) 416-6200
Antoinette Tarczy, Branch Officer

Southgate
12820 Fort Street
Southgate, MI 48195
Phone: (734) 284-3300
Fax: (734) 284-3311
Gary D. Zanley, Branch Manager

Auburn Hills
3201 University Drive, Suite 180
Auburn Hills, MI 48326
Phone: (248) 364-9700
Fax: (248) 364-9701
Tim Sierpien, Branch Manager

DEARBORN BANCORP, INC. COMMON STOCK                  INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Dearborn Bancorp, Inc. common stock is listed        Crowe Chizek & Company LLC
on the Nasdaq Stock Market and is traded under       55 Campau Avenue, N.W., Suite 300
the symbol "DEAR".                                   Grand Rapids, Michigan  49503
                                                     (616) 774-0774

INVESTOR RELATIONS AND FORM 10-K AVAILABLE           STOCK TRANSFER AGENT AND REGISTRAR

Additional information about the Corporation         Stockholders requiring a change of name,
including a free copy of the Corporation's           address or ownership of stock, as well as
Form 10-K filed with the Securities and              information about shareholder records or lost
Exchange Commission may be obtained by writing       or stolen certificates, dividend checks,
or calling: Carolyn Wilkins, Corporate Services      dividend direct deposit, and dividend
Officer, 1360 Porter Street, Dearborn, Michigan      reinvestment should contact:
48124; (313) 565-5700 or by E-mail at
CarolynW@commbankdearborn.com.                       Computershare Investor Services, LLC
                                                     2 North Lasalle Street
ANNUAL MEETING                                       Chicago, Illinois 60602
                                                     (888) 294-8217
The Annual Meeting of Stockholders will be held      www.computershare.com
on Tuesday, May 18, 2004, at Park Place, 23400
Park Avenue, Dearborn, Michigan, at 4:00 p.m.

                    QUARTERLY COMMON STOCK PRICE INFORMATION

                               ---------------------------------
          2003                   High        Low         Close
-------------------------      ---------------------------------
First quarter                  $  17.69    $  14.15    $   15.22
Second quarter                    21.77       14.88        19.05
Third quarter                     20.47       18.11        19.91
Fourth quarter                    20.04       18.70        19.89
                               ---------------------------------
           2002
--------------------------
First quarter                  $  11.36    $   9.46    $   11.36
Second quarter                    13.19        9.87        11.92
Third quarter                     12.40       11.23        11.34
Fourth quarter                    15.28       11.23        14.70

         All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

                            PRINCIPAL MARKET MAKERS
-------------------------------------------------------------------------------------
FIG Partners, LLC                                    Oppenheimer & Co, Inc.
1545 Peachtree Street, Suite 650                     125 Broad Street
Atlanta, GA 30309                                    New York, NY 10004
(404) 601-7200                                       (212) 668-8000

Hill Thompson Magid, L. P.                           Raymond James & Associates, Inc.
15 Exchange Place                                    880 Carillon Parkway
Suite 800                                            St. Petersburg, FL  33716
Jersey City, NJ 07302                                (727) 567-1000
(201) 434-6900
                                                     Sandler, O'Neill & Partners
Howe Barnes Investments, Inc.                        919 Third Avenue, 6th Floor
135 South Lasalle Street                             New York, NY 10022
Suite 1500                                           (212) 466-7800
Chicago, Illinois 60603
(800) 800-4693                                       Susquehanna Capital Group
                                                     401 City Avenue
Knight Equity Markets, L.P.                          Suite 220
525 Washington Boulevard                             Bala Cynwyd, PA 19004
Jersey City, NJ  07310                               (610) 617-2600
(201) 222-9400
                                                     Trident Securities
                                                     4300 Six Forks Road
                                                     Suite 710
                                                     Raleigh, NC 27609
                                                     (919) 781-8900

                           [DEAR NASDAQ LISTED LOGO]

                             DEARBORN BANCORP, INC.
                               1360 Porter Street
                                    Suite 200
                            Dearborn, Michigan 48124

                              Phone: (313) 565-5700