Form 10-K, Exhibit 13
period 2004-12-31
DEARBORN BANCORP INC /MI/
filed 2005-03-29
CIK 895541

                                                                      EXHIBIT 13

                          [DEARBORN BANCORP INC. LOGO]

                               and its subsidiary

                       [COMMUNITY BANK OF DEARBORN LOGO]

                                      2004
                                  ANNUAL REPORT

                             DEARBORN BANCORP, INC.

                               AND ITS SUBSIDIARY

                           COMMUNITY BANK OF DEARBORN

CONTENTS

Corporate Information...........................................................    3

Chairman's and President's Letter to Stockholders...............................    4

Summary of Selected Financial Data..............................................    9

Report of Independent Auditors..................................................   10

Consolidated Balance Sheets.....................................................   11

Consolidated Statements of Income...............................................   12

Consolidated Statements of Changes in Stockholders' Equity......................   13

Consolidated Statements of Cash Flows...........................................   15

Notes to Consolidated Financial Statements......................................   17

Management's Discussion and Analysis............................................   43

Dearborn Bancorp, Inc. Directors and Officers...................................   65

Community Bank of Dearborn Directors and Executive Officers.....................   66

Community Bank of Dearborn Officers.............................................   67

Community Bank of Dearborn Subsidiaries.........................................   68

Investor Information............................................................   70

                             DESCRIPTION OF BUSINESS

DEARBORN,BANCORP, INC.

Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Community Bank of Dearborn (the "Bank"). Dearborn Bancorp, Inc. trades on the Nasdaq National Market under the symbol "DEAR".

COMMUNITY BANK OF DEARBORN

The Bank was incorporated on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. Subsequently, branch offices were opened in Dearborn Heights, Plymouth Township, Canton Township and Clinton Township. On February 13, 2003, the Bank opened a branch office in Southgate, Michigan. The Bank opened a regional lending center and branch office in Auburn Hills, Michigan on May 15, 2003. The Bank consolidated the three branches of the Bank of Washtenaw, acquired by the Corporation on October 29, 2004 into the Bank's operations. This consolidation included a branch office in Saline, Michigan, a branch office in Ann Arbor, Michigan and a regional lending center in Ann Arbor, Michigan.

The Bank offers a wide range of financial products and services. These include checking accounts, savings accounts, money market accounts, certificates of deposit, business checking, direct deposit, ATM services, telephone banking services, loan services (commercial, consumer, real estate mortgages), travelers' checks, cashiers' checks, wire transfers, safe deposit boxes, collection services, night depository service and internet banking services. The Bank does not have a trust department.

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

To Our Stockholders:

Sustained growth and profitability are probably the two most important characteristics of a successful business enterprise beyond strict adherence to sound ethical principles.

Other than to state that we insist that the officers and employees of Dearborn Bancorp treat every customer, supplier, outside contact and each other fairly and honestly, evaluation of our ethical practices is a highly subjective matter best left to others. Evaluation of our growth and profitability, however, is a matter of objective measurement and clearly indicates that our organization has been even more successful than those of us who helped organize the company in 1993 hoped that it would be.

Every year since Community Bank of Dearborn opened for business eleven years ago has been a "good" year and almost every year has been marked by a much better performance than the previous year. The progress we recorded in 2004 was no exception and, in fact, undoubtedly made it the best year in our relatively short history.

Our net income for the twelve months ended December 31, 2004, was $5,509,000 or $1.28 per fully diluted common share. This represented a 56.5 percent increase over 2003 earnings of $3,521,000 or $1.01 per diluted common share. During the year, total assets increased by 46.3 percent to $652,662,000. They had been $446,075,000 at the end of 2003. Total deposits grew to $540,880,000, 42.5 percent more than they had been one year earlier. They had been $379,619,000 at the end of 2003. Total loans went up by 46.5 percent to $587,562,000 from $400,958,000 over the twelve-month period.

In keeping with our practice in previous years, the Board of Directors ensured that our stockholders shared in our progress by declaring two five percent stock dividends. One was distributed in June 2004 and the second in December 2004. We do not anticipate paying cash dividends until such time as our growth rate can be supported solely through retention of a modest portion of earnings. In the meantime, however, stock dividends have been an appropriate means of rewarding our stockholders for their loyalty.

Stockholders' equity was $74,604,000 at the end of 2004 while it had been $34,601,000 one year earlier. This increase of more than $40 million was, in large part, the consequence of a highly successful offering of approximately 1.5 million new common shares at a price of $24.76 per share during July. The offering was underwritten and managed by Oppenheimer & Co. and co-managed by Howe Barnes Investments, Inc. The proceeds of this offering will provide the capital we need to support our growth and expansion over the foreseeable future. While we have become a profitable enterprise, retained earnings alone simply would not have allowed us to expand our asset base as fast as we would like and will now be able to do.

The fact that the investment community was willing to provide us with more than $34 million in new capital through an oversubscribed stock offering speaks volumes about our organization's performance in recent years. Sophisticated investors, both institutions and individuals, looked at our record, liked what they saw and gave us a vote of confidence with their "buy" orders for our shares. Now, the challenge facing our directors and officers will be to demonstrate to our new investors that their trust in us was not misplaced. And we assure all concerned ... old and new investors alike ... that we shall certainly strive to do so.

Among other things, the success of our stock offering allowed us to pay $15.1 million in cash to acquire Bank of Washtenaw in Ann Arbor, Michigan, from Pavilion Bancorp of Adrian, Michigan. This transaction closed as of October 30, 2004. It added approximately $85 million to our total assets, about $66 million to our deposit base and some $67 million to our loan portfolio. But more important, it gave us three full-service banking offices in the prosperous and fast-growing Washtenaw County market. Two of these offices, which are now branches of Community Bank of Dearborn, are in the city of Ann Arbor and the third is in the nearby community of Saline. In the years ahead, we anticipate that our approach to the business of banking will be just as successful in Washtenaw County as it has been in Wayne, Oakland and Macomb Counties.

It should be noted that this acquisition was accounted for as a purchase. This means that the earnings at the three former Bank of Washtenaw offices were only included in our Statement of Income from the date of the closing until the end of the year.

Two other developments during the year will also have long-term benefits for our organization and merit mention in this letter. First, we purchased the building on Porter Street in Dearborn that has housed our corporate offices in recent years. This provided a degree of stability to our organization that we had not enjoyed as a tenant and allowed us to relieve severe overcrowding at our Main Office on Michigan Avenue by relocating many of our lenders and loan support activities to the newly acquired building. We now consider this facility our Wayne County Regional Lending Center.

The operation of Regional Lending Centers has now become an integral part of our business plan and we have other centers in Ann Arbor (Washtenaw Center), Auburn Hills (Oakland Center) and Clinton Township (Northeast Center). These centers allow us to bring our senior commercial lenders and their support staff together where they can share their knowledge and experience with each other and provide our customers with appropriate levels of service at all times.

The success of this approach is evident from the quality of our loan portfolio. During all of 2004, net charge-offs (charge-offs less recoveries) were just $14,000, an insignificant amount in comparison to our total loan portfolio of $587.6 million. Moreover, we added $1,400,000 to the Allowance for Loan Losses during the year to bring the total allowance to one percent of total loans at year-end. Non-performing loans of $3.2 million at year-end were only slightly more than one-half of one percent of total loans.

It bears repeating that our business plan calls for aggressive salesmanship by our lenders but we will never "buy" business by compromising credit quality. It has been said that almost anyone can make a loan but professional bankers make loans that get repaid. The record suggests that our lenders have been, and are, professional bankers.

The second of these two important developments was the opening of our new Operations Center in Allen Park. This facility houses our data processing, accounting, auditing, compliance, customer support, and mortgage operations activities. For most of our 11 years of doing business, we were able to comfortably house these key functions in backrooms of our various offices. This was not always the most efficient way to do business but it made productive use of all our available space and kept occupancy expense low. As we have grown, however, inefficiency and overcrowding began to offset any savings in occupancy expense and it became clear that our continued progress would require us to bring all of our "backroom" activities together in one modern building. With the opening of the new Operations Center, we will achieve a level of efficiency and effectiveness in the key areas housed there that will be an important component in our future success.

Overall, 2004 was a splendid year for our organization. We grew more than we had grown in any year since we commenced operations more than 11 years ago. We earned more than $1 million in every quarter of the year and posted annual net income of more than $5 million for the first time. We had a highly successful stock offering that will allow us to sustain our growth rate throughout the foreseeable future. We expanded our operations into Washtenaw County where the University of Michigan has, for many years, been an engine for growth and prosperity through its own operations as well as the entrepreneurial spin-offs of its scholars. And we have met many of our long-term space requirements through the purchase of our administrative office building and a new Operations Center.

As we begin 2005, we have twelve banking offices spread across the four most populous counties in Southeast Michigan. Our company is growing at a rapid pace and consistently profitable. We are continuing to implement a business plan that has demonstrated over more than a decade that it satisfies the financial needs of those people and corporations that have favored us with their patronage. For that reason, all of us associated with the direction and management of Dearborn Bancorp, Inc., anticipate compounding success in 2005 and for many years to come.

There are some naysayers who might suggest that we should temper our optimism because of the less-than-favorable economic conditions throughout our Southeast Michigan market. That suggestion would probably be justified if our long-term objective were to become a multi-billion dollar megabank. But that is not our goal. Rather, we intend to become the leading community banking organization in and around the Detroit Metropolitan area. Our customers and prospects are individuals and small and mid-sized business entities that appreciate the highly responsive and flexible products and services that we offer. We can do this because our directors and officers live and work in the communities where we do business and can respond quickly to the changing situation around them. And, perhaps most important of all, we are a banking company where the pages of an inflexible policy manual will never take precedence over the sound judgment of seasoned and competent bankers.

Moreover, Southeast Michigan is a huge market, one of the ten largest in the United States. To achieve all of our goals, and even to exceed them, will only require us to capture a very small share of the banking business being done in this area. We think that our track record since opening for business on February 28, 1994, demonstrates that we have both the plan and the ability to attract the necessary market share.

We believe that we have made the investments in infrastructure and human resources and built the geographic framework that will enable the organization to succeed in the future as we have in the past. These investments will enable us to continue to offer the competitive products and services that meet the needs and desires of our customers. We will continue to overcome obstacles that we are certain to encounter in our path and take advantage of business opportunities in the marketplace in the upcoming years. We realize that we can only succeed as an organization in the long term by continuing to offer superior service to our customers.

We are confident that we know what we are and where we are. We know where we want to go. And we have shown that we know how to get there.

Our Annual Meeting will be held on May 17, 2005 at 4:00 PM at Park Place in Dearborn. All of our directors and officers hope that you will be able to be with us at this important event. We look forward to reporting to you more fully on our business, answering your questions and hearing your comments and suggestions. In a real sense the support of our stockholders has been a key ingredient in our recipe for success and we certainly realize that we will need it in the future to sustain our progress.

                                   Sincerely,

          John E. Demmer                           Michael J. Ross
       Chairman of the Board                        President and
                                               Chief Executive Officer

                       SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2004 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 2004 and 2003, and the Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002 are included elsewhere in this Annual Report.

(In thousands, except share and per share data)       2004           2003             2002            2001           2000
                                                  -----------     -----------     -----------     -----------     -----------
OPERATIONS
Interest income                                   $    29,790     $    23,564     $    18,259     $    14,585     $    12,789
Interest expense                                        9,409           8,631           7,505           7,405           6,733
                                                  -----------     -----------     -----------     -----------     -----------
Net interest income                                    20,381          14,933          10,754           7,180           6,056
Provision for loan losses                               1,400           1,699           1,052             920             510
                                                  -----------     -----------     -----------     -----------     -----------
Net interest income after provision for loan
 losses                                                18,981          13,234           9,702           6,260           5,546
Total non-interest income                               1,332           2,829           1,674           1,460             542
Total non-interest expense                             11,967          10,735           7,372           5,379           4,259
                                                  -----------     -----------     -----------     -----------     -----------
 Net income before federal income tax expense           8,346           5,328           4,004           2,341           1,829
Income tax expense                                      2,837           1,807           1,357             802             618
                                                  -----------     -----------     -----------     -----------     -----------
Net income                                        $     5,509     $     3,521     $     2,647     $     1,539     $     1,211
                                                  ===========     ===========     ===========     ===========     ===========

FINANCIAL CONDITION
Total assets                                      $   652,662     $   446,075     $   325,100     $   226,865     $   193,878
Mortgage loans held for sale                            1,692           1,505           9,852           2,915           1,085
Investment securities, available for sale              21,075          16,948          22,216          21,652          51,916
Federal Home Loan Bank stock                            1,122           1,073           1,033           1,000             450
Loans                                                 587,562         400,958         267,522         180,892         128,104
Allowance for loan losses                              (5,884)         (4,314)         (2,875)         (1,922)         (1,252)
Other assets                                           26,226           8,757           7,902           6,454           4,941
Deposits                                              540,880         379,619         262,086         177,481         164,121
Federal Home Loan Bank advances                        20,614          20,638          20,660          20,000               -
Subordinated debt                                      10,000          10,000          10,000               -               -
Securities sold under agreements to repurchase          4,115               -               -               -             467
Other liabilities                                       2,449           1,217           1,663           1,481           1,527
Stockholders' equity                                   74,604          34,601          30,691          27,903          27,763

PER SHARE INFORMATION (1)
Net income per common share - basic               $      1.40     $      1.10     $      0.84     $      0.47     $      0.34
Net income per common share - diluted             $      1.28     $      1.01     $      0.80     $      0.46     $      0.34
Book value per common share                       $     15.56     $     10.67     $      9.66     $      8.42     $      7.51
Average shares outstanding  - basic                 3,922,423       3,215,181       3,160,510       3,269,823       3,514,828
Average shares outstanding - diluted                4,292,319       3,493,853       3,322,511       3,338,521       3,519,081
Shares outstanding at end of period                 4,794,012       3,243,919       3,177,354       3,312,868       3,694,891

OTHER DATA
Return on average assets                                 1.05%           0.89%           0.93%           0.76%           0.72%
Return on average equity                                10.56%          10.80%           9.08%           5.46%           4.41%
Net interest margin                                      4.04%           3.97%           3.94%           3.76%           3.74%
Net interest spread                                      3.69%           3.63%           3.37%           2.91%           2.41%
Allowance for loan losses to total loans                 1.00%           1.08%           1.07%           1.06%           0.98%
Nonperforming assets to total assets                     0.47%           0.42%           0.84%           0.35%           0.55%
Stockholders' equity to total assets                    11.43%           7.76%           9.44%          12.30%          14.32%
Total interest expense to gross interest income         31.58%          36.63%          41.10%          50.77%          52.65%
Number of offices                                          12               8               6               5               3

(1) All share and per share amounts have been adjusted to reflect the issuance of stock dividends.

                             COMMITMENT TO COMMUNITY

      Commitment to community is one of the primary principles upon which Dearborn Bancorp, Inc. and its primary subsidiary, Community Bank of Dearborn was founded. Since the Community Bank of Dearborn opened for business in 1994, management has emphasized the importance of community involvement and community development as part of the Bank's mission. In fact, the majority of the Bank's directors, officers and employees live in the communities that are serviced by the Bank. During 2004, the Bank provided the following local organizations with financial support or personal involvement:

Agape Christian Academy, Canton                    Dearborn Kiwanis
American Arab Chamber of Commerce                  Dearborn Optimist Club
American Red Cross                                 Dearborn Outer Drive Kiwanis
Ann Arbor Chamber of Commerce                      Dearborn Rotary Club
Ann Arbor Symphony Orchestra                       Dearborn Senior Center
Auburn Hills Chamber of Commerce                   Dearborn Symphony Orchestra
Canton Chamber of Commerce                         Dearborn Youth Symphony
Canton Community Foundation                        Divine Child High School
Canton Exchange Club                               Downriver Senior Olympics
Canton Firefighters                                Festival of Trees
Canton Library                                     Fiddle Ensemble (Saline Fiddlers)
Canton Liberty Festival                            Fore Dearborn
Canton Lion's Club                                 Foundation for Saline Area Schools
Canton Senior Safety Coalition                     Friends of Northville Parks & Recreation
Central Macomb Chamber of Commerce                 Garden City Hospital
Community Hospice                                  Garden City Hospital Foundation
Canton Senior Center                               Gilbert Residence
Davenport University Foundation                    Girl Scouts of Macomb County
Dearborn Baseball                                  Garden Club of Dearborn
Dearborn Board of Realtors                         Goodwill Industries of Greater Detroit
Dearborn Chamber of Commerce                       Greater Detroit Chamber of Commerce
Dearborn Community Arts Council                    Henry Ford Community College Foundation
Dearborn Elderfest                                 Henry Ford Museum
Dearborn Exchange Club                             Holiday on the Avenue, Dearborn
Dearborn Goodfellows                               Humane Society of Livingston County
Dearborn Heights Chamber of Commerce               Huron Valley Boys and Girls Club
Dearborn Heights DARE                              Islamic Center of America
Dearborn Heights Lions Club                        Junior League Goodwill
Dearborn Heights Park & Recreation                 Karmanos Cancer Institute
Dearborn Heights Spirit Festival                   Kiwanis Eastpointe
Dearborn Heights Rotary Club                       Kiwanis - Greater Macomb
Dearborn Historical Society                        Lawton School Run A Thon
Dearborn Homecoming

                             COMMITMENT TO COMMUNITY

(Continued)

Macomb Symphony Orchestra                          Southern Wayne County Chamber of Commerce
Michigan Foundation                                Starfish Family Services
Mike Adray Memorial Foundation                     St. Joseph Hospital
Mount Clemens Lions Club                           St. Mary Mercy Hospital
New Morning School                                 Taste of Northville
National Kidney Foundation of Michigan             Trenton Rotary Club
Northville Chamber of Commerce                     Turning Point
Northville Community Foundation                    University of Michigan - Dearborn
Oakwood Health Care Foundation                     United Way
Operation Kindness                                 Vista Maria
Perry Nursery School                               Warren Symphony Society
Plymouth Canton Educational Excellence Foundation  Washtenaw Community College Foundation
Plymouth Chamber of Commerce                       Washtenaw Development Council
Plymouth Christian Academy                         Washtenaw Housing Alliance
Plymouth Community Arts Center                     Wayne County Community College
Plymouth Symphony                                  Wayne County Treasurers Association
Royal Oak Police                                   Wayne Metro Community Action Agency
Saint Joseph Mercy Saline Hospital                 Western Wayne Association of Realtors
Saline Area Chamber of Commerce                    Westland Foundation
Saline Celtic Festival                             West Village Merchants Association
Saline Christmas In Action                         Wyandotte Catholic Consolidated School
Saline Rotary Club                                 Wyandotte Scholarship Foundation
Showcase Plymouth                                  YWCA of Western Wayne County
Sig Krug Memorial Foundation                       Youth Leadership Plymouth

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan

We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U. S. generally accepted accounting principles.

                                          Crowe Chizek and Company LLC

Grand Rapids, Michigan
February 25, 2005

                     DEARBORN BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                       December 31,
                                                                  ----------------------
(Dollars in thousands)                                               2004         2003
                                                                  ---------    ---------
ASSETS
Cash and cash equivalents
          Cash and due from banks                                 $   5,946    $   5,172
          Federal funds sold                                         12,640        7,651
          Interest bearing deposits with banks                        2,283        8,325
                                                                  ---------    ---------
                    Total cash and cash equivalents                  20,869       21,148

Mortgage loans held for sale                                          1,692        1,505
Securities, available for sale                                       21,075       16,948
Federal Home Loan Bank stock                                          1,122        1,073
Loans
          Loans                                                     587,562      400,958
          Allowance for loan loss                                    (5,884)      (4,314)
                                                                  ---------    ---------
                    Net loans                                       581,678      396,644

Bank premises and equipment, net                                     13,124        5,554
Real estate owned                                                       138            -
Goodwill                                                              7,080            -
Other intangible assets                                                 902            -
Accrued interest receivable                                           1,889        1,461
Other assets                                                          3,093        1,742
                                                                  ---------    ---------
          Total assets                                            $ 652,662    $ 446,075
                                                                  =========    =========

LIABILITIES
Deposits
          Non-interest bearing deposits                           $  63,065    $  39,081
          Interest bearing deposits                                 477,815      340,538
                                                                  ---------    ---------
                    Total deposits                                  540,880      379,619

Other liabilities
          Securities sold under agreements to repurchase              4,115            -
          Federal Home Loan Bank advances                            20,614       20,638
          Accrued interest payable                                    1,107          754
          Other liabilities                                           1,342          463
          Subordinated debentures                                    10,000       10,000
                                                                  ---------    ---------
                    Total liabilities                               578,058      411,474

STOCKHOLDERS' EQUITY
          Common stock - no par value 5,000,000 shares
                   authorized, 4,794,012  and 3,243,919  shares
                   outstanding in 2004 and 2003, respectively        74,918       34,451
          Retained earnings                                             344          128
          Accumulated other comprehensive income (loss)                (658)          22
                                                                  ---------    ---------
                    Total stockholders' equity                       74,604       34,601
                                                                  ---------    ---------
                    Total liabilities and stockholders' equity    $ 652,662    $ 446,075
                        `                                         =========    =========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                          Years Ended December 31,
                                                                  ----------------------------------------
(In thousands, except share data)                                     2004           2003          2002
                                                                  -----------    -----------   -----------
Interest income
          Interest on loans                                       $    29,040    $    22,764   $    16,904
          Interest on investment securities, available for sale           460            522         1,044
          Interest on deposits with banks                                 129            153           107
          Interest on federal funds                                       161            125           204
                                                                  -----------    -----------   -----------
                    Total interest income                              29,790         23,564        18,259

Interest expense
          Interest on deposits                                          8,013          7,212         6,575
          Interest on other liabilities                                 1,396          1,419           930
                                                                  -----------    -----------   -----------
                    Total interest expense                              9,409          8,631         7,505

                    Net interest income                                20,381         14,933        10,754
Provision for loan losses                                               1,400          1,699         1,052
                                                                  -----------    -----------   -----------

Net interest income after provision for loan losses                    18,981         13,234         9,702
                                                                  -----------    -----------   -----------
Non-interest income
          Service charges on deposit accounts                             569            459           357
          Fees for other services to customers                             30             29            29
          Gain on the sale of loans                                       674          2,130         1,082
          Gain on the sale of investment securities                         -             89           138
          Loss on the sale of real estate owned                           (28)             -             -
          Other income                                                     87            122            68
                                                                  -----------    -----------   -----------
                    Total non-interest income                           1,332          2,829         1,674

Non-interest expenses
          Salaries and employee benefits                                7,722          6,231         4,295
          Commissions on the origination of loans                         267            912           424
          Occupancy and equipment expense                               1,582          1,377           997
          Intangibles amortization                                         27              -             -
          Advertising and marketing                                       336            279           202
          Stationery and supplies                                         310            317           218
          Professional services                                           436            338           269
          Data processing                                                 332            280           243
          Other operating expenses                                        955          1,001           724
                                                                  -----------    -----------   -----------
                    Total non-interest expenses                        11,967         10,735         7,372
                                                                  -----------    -----------   -----------

Income before federal income tax provision                              8,346          5,328         4,004
Income tax provision                                                    2,837          1,807         1,357
                                                                  -----------    -----------   -----------
Net income                                                        $     5,509    $     3,521   $     2,647
                                                                  ===========    ===========   ===========

Per share data:
Net income - basic                                                $      1.40    $      1.10   $      0.84
Net income - diluted                                              $      1.28    $      1.01   $      0.80

Weighted average number of shares outstanding - basic               3,922,423      3,215,181     3,160,510
Weighted average number of shares outstanding - diluted             4,292,319      3,493,853     3,322,511

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2004, 2003 and 2002

                                                                              Accumulated
                                                                                 Other            Total
                                                       Common    Retained    Comprehensive     Stockholders'
(In thousands, except shares)                          Stock     Earnings     Income (loss)       Equity
                                                      --------   --------    --------------    -------------
Balance, January 1, 2002                              $ 27,675   $    168    $           60    $      27,903

          Exercise of stock options                        121          -                 -              121

          Stock dividend #1                                961       (961)                -                -

          Stock dividend #2                              1,854     (1,854)                -                -

          Net income                                         -      2,647                 -            2,647

          Other comprehensive income
              Changes in net unrealized gain
               on securities held for sale                   -          -               169              169
              Reclassification adjustment for
               losses included in net income                 -          -              (138)            (138)
                                                                             --------------    -------------
              Net change in net unrealized loss
               on securities available for sale              -          -                30               30
               Tax effects                                   -          -               (10)             (10)
                                                                             --------------    -------------
          Other comprehensive income                         -          -                20               20
                                                                                               -------------
          Total comprehensive income                                                                   2,667
                                                      --------   --------    --------------    -------------

Balance, December 31, 2002                              30,611          -                80           30,691

          Exercise of stock options                        447          -                 -              447

          Stock dividend #1                              1,312     (1,312)                -                -

          Stock dividend #2                              2,081     (2,081)                -                -

          Net income                                         -      3,521                 -            3,521

          Other comprehensive income
              Changes in net unrealized gain
               on securities held for sale                   -          -                 1                1
              Reclassification adjustment for
               gains included in net income                  -          -               (89)             (89)
                                                                             --------------    -------------
              Net change in net unrealized loss
               on securities available for sale              -          -               (88)             (88)
              Tax effects                                                                30               30
                                                                             --------------    -------------
               Other comprehensive loss                      -          -               (58)             (58)
                                                                                               -------------
Total comprehensive income                                                                             3,463
                                                      --------   --------    --------------    -------------
Balance, December 31, 2003                            $ 34,451   $    128    $           22    $      34,601
                                                      ========   ========    ==============    =============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2004, 2003 and 2002

                                                                           Accumulated
                                                                              Other               Total
                                                    Common    Retained    Comprehensive       Stockholders'
                                                    Stock     Earnings    Income (loss)           Equity
                                                   --------   --------    -------------       -------------
Balance, January 1, 2004                           $ 34,451   $    128    $          22       $      34,601

          Issuance of common stock                   34,040                                          34,040

          Exercise of stock options                     616          -                -                 616

          Tax effect of issuance of
              stock options                             518                                             518

          Stock dividend #1                           2,504     (2,504)               -                   -

          Stock dividend #2                           2,789     (2,789)               -                   -

          Net income                                      -      5,509                -               5,509

          Other comprehensive income
              Net change in net unrealized loss
                 on securities available for sale         -          -           (1,030)             (1,030)
              Tax effects                                                           350                 350
                                                                          -------------       -------------
                 Other comprehensive loss                 -          -             (680)               (680)
                                                                                              -------------
Total comprehensive income                                                                            4,829
                                                   --------   --------    -------------       -------------
Balance, December 31, 2004                         $ 74,918   $    344    ($        658)      $      74,604
                                                   ========   ========    =============       =============

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years Ended December 31,
                                                                     -----------------------------------
(In thousands)                                                          2004         2003         2002
                                                                     ---------    ---------    ---------
Cash flows from operating activities
          Interest and fees received                                 $  29,101    $  22,243    $  18,084
          Interest paid                                                 (8,604)      (8,486)      (7,700)
          Proceeds from sale of mortgages held for sale                 42,320      139,721       76,632
          Origination of mortgages held for sale                       (41,974)    (129,244)     (82,487)
          Taxes paid                                                    (2,435)      (2,560)      (1,645)
          Loss on sale of real estate owned                                (28)           -            -
          Cash paid to suppliers and employees                         (10,958)      (8,654)      (6,439)
                                                                     ---------    ---------    ---------
          Net cash provided by operating activities                      7,422       13,020       (3,555)

Cash flows from investing activities
          Proceeds from the sale of securities available for sale            -        6,199       12,044
          Proceeds from calls, maturities and repayments of
                    securities, available for sale                      40,886       20,636       24,848
          Purchases of securities available for sale                   (45,991)     (21,622)     (37,430)
          Purchase of Federal Home Loan Bank stock                         (49)         (40)         (33)
          Increase in loans, net of payments received                 (119,769)    (133,696)     (86,729)
          Purchases of property and equipment                           (7,513)        (757)        (955)
          Net cash paid in Bank of Washtenaw acquisition                (5,010)           -            -
                                                                     ---------    ---------    ---------
          Net cash used in investing activities                       (137,446)    (129,280)     (88,255)

Cash flows from financing activities
          Net increase (decrease) in non-interest bearing deposits      (3,649)       6,625       11,016
          Net increase in interest bearing deposits                     98,637      110,908       73,589
          Increase in other borrowings                                     125            -            -
          Repayments of Federal Home Loan Bank advances                    (24)         (22)           -
          Proceeds from the issuance of subordinated debentures              -            -       10,000
          Issuance of common stock                                      34,040            -            -
          Exercise of stock options                                        616          447          121
                                                                     ---------    ---------    ---------
          Net cash provided by financing activities                    129,745      117,958       94,726
                                                                     ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                          (279)       1,698        3,576
Cash and cash equivalents at the beginning of the period                21,148       19,450       15,874
                                                                     ---------    ---------    ---------

Cash and cash equivalents at the end of the period                   $  20,869    $  21,148    $  19,450
                                                                     =========    =========    =========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                                                                                 Years Ended December 31,
                                                                            --------------------------------
(In thousands)                                                                2004        2003        2002
                                                                            --------    --------    --------
Reconciliation of net income to net cash provided by operating activities
Net income                                                                  $  5,509    $  3,521    $  2,647
          Adjustments to reconcile net income to net cash
                    provided by operating activities
                    Provision for possible credit losses                       1,400       1,699       1,052
                    Depreciation and amortization expense                        556         478         425
                    Accretion of discount on investment securities               (71)        (13)        (10)
                    Amortization of premium on investment securities              19          69         152
                    Amortization of intangible assets                            (27)          -           -
                    Gain on the sale of investment securities                      -         (89)       (138)
                    (Increase) decrease in mortgages held for sale              (187)      8,347      (6,937)
                    Increase in interest receivable                             (182)       (201)       (175)
                    Increase (decrease) in interest payable                      209         145        (195)
                    Increase in other assets                                    (829)       (345)       (753)
                    Increase (decrease) in other liabilities                   1,025        (591)        377
                                                                            --------    --------   ---------
Net cash provided by operating activities                                   $  7,422    $ 13,020   ($  3,555)
                                                                            ========    ========   =========
Noncash investing activities:
          Bank of Washtenaw acquisition:

                Loans acquired                                              $ 66,665
                Bank premises and equipment                                      613
                Acquisition intangibles recorded                               8,009
                Other assets acquired                                            502
                Deposits assumed                                             (66,273)
                Borrowing assumed                                             (3,990)
                Other liabilities assumed                                       (516)
                                                                            --------
                                                                            $  5,010
                                                                            ========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

      Basis of Presentation and Operations

      Dearborn Bancorp, Inc. (the "Corporation") was incorporated in Michigan on September 30, 1992. The Corporation's primary subsidiary, Community Bank of Dearborn (the "Bank"), began operations on February 28, 1994. The Bank operates twelve community banking offices in Dearborn (2), Dearborn Heights, Plymouth Township, Canton Township, Clinton Township (2), Southgate, Auburn Hills, Saline and Ann Arbor (2) in Michigan, offering a full range of banking services to individuals and businesses. The Bank also operates Community Bank Mortgage, Inc., a mortgage company that originates and services residential and commercial mortgage loans, Community Bank Insurance Agency, an insurance agency with limited activities and Community Bank Audit Services, Inc., a company that offers internal auditing services to financial institutions.

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

      Use of Estimates

      In the preparation of financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, fair value of certain financial instruments, and the carrying value of intangible assets.

      Cash Flows

      For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, cash due from banks, federal funds sold, and interest bearing deposits with other banks to be cash equivalents. Net cash flows are reported for loan, deposit and short-term borrowing transactions.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

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

      Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Goodwill and Other Intangible Assets

      Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

      Other intangible assets consist of core deposit intangible assets arising from a bank acquisition in 2004. It is initially measured at fair value and is being amortized on an accelerated method over the estimated useful life.

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

                                                        2004         2003         2002
                                                     ---------    ---------    ---------
Net Income
          As reported                                $   5,509    $   3,521    $   2,647
          Less: stock-based compensation expense
          determined under fair value based method          (9)        (792)        (651)
                                                     ---------    ---------    ---------
          Pro forma                                  $   5,500    $   2,729    $   1,996
                                                     =========    =========    =========
Basic income per share
          As reported                                $    1.40    $    1.10    $    0.84
          Pro forma                                  $    1.40    $    0.85    $    0.63

Diluted income per share
          As reported                                $    1.28    $    1.01    $    0.80
          Pro forma                                  $    1.28    $    0.78    $    0.60

      The pro forma effects are computed with option pricing models, using the following weighted average assumptions as of grant date. No options were granted during 2004. All per share amounts have been adjusted for stock dividends.

                                                      2003           2002
                                                     -------        -------
Risk-free interest rate                                 3.55%          4.57%
Expected option life                                 7 years        8 years
Dividend yield                                          0.00%          0.00%
Expected volatility of stock price                     25.55%         26.01%

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

      Restrictions on Cash

      The Corporation was required to have $5,166,000 and $2,772,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2004 and 2003. These balances do not earn interest.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

      Adoption of New Accounting Standards

      During 2004, the Company adopted FASB Statement 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4, FASB Statement 152, Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67, FASB Statement 153, Exchanges of Non-Monetary Assets - an amendment of APB Opinion No. 29. Adoption of the new standards did not materially affect the Company's operating results or financial condition. These accounting standards are not expected to materially affect the Corporation's operating results or financial condition in 2005.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE B - SECURITIES AVAILABLE FOR SALE

      The amortized cost and fair value for securities available for sale and the unrealized gains and losses recognized in accumulated other comprehensive income were as follows (in thousands):

                                           December 31, 2004
                             ----------------------------------------------
                                           Gross        Gross
                             Amortized   Unrealized   Unrealized     Fair
                               Cost         Gains       Losses       Value
                             ---------   ----------   ----------    -------
US Treasury securities       $  15,696   $        -   ($      62)   $15,634
Mortgage backed securities         826           25            -        851
Corporate debt securities        1,550            -            -      1,550
FHLMC preferred stock            4,000            -         (960)     3,040
                             ---------   ----------   ----------    -------
          Totals             $  22,072   $       25   ($   1,022)   $21,075
                             =========   ==========   ==========    =======

                                          December 31, 2003
                             ----------------------------------------------
                                           Gross        Gross
                             Amortized   Unrealized   Unrealized     Fair
                                Cost       Gains        Losses       Value
                             ---------   ----------   ----------    -------
US Treasury securities       $   2,011   $        2   $        -    $ 2,013
Mortgage backed securities       1,194           31            -      1,225
Corporate debt securities        9,710            -            -      9,710
FHLMC preferred stock            4,000            -            -      4,000
                             ---------   ----------   ----------    -------
          Totals             $  16,915   $       33   $        -    $16,948
                             =========   ==========   ==========    =======

      The amortized cost and fair value of securities available for sale at December 31, 2004 by contractual maturity are shown below (in thousands). Securities not due at a single maturity date, such as mortgage backed securities and Federal Home Loan Mortgage Corporation preferred stock are shown separately.

                                                      Amortized      Fair
                                                         Cost        Value
                                                      ----------    -------
Due in three months or less                           $    1,997    $ 1,996
Due in three months through one year                       5,991      5,970
Due in one year through five years                         7,708      7,668
Due in greater than five years                             1,550      1,550
Mortgage backed securities                                   826        851
FHLMC preferred stock                                      4,000      3,040
                                                      ----------    -------
          Totals                                      $   22,072    $21,075
                                                      ==========    =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE B - SECURITIES AVAILABLE FOR SALE (Continued)

      Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

                    2004    2003     2002
                    ----   ------  -------
Proceeds            $  -   $6,199  $12,044
Gross gains            -       89      138
Gross losses           -        -        -

      Securities having a carrying value of $5,859,000 and $1,225,000 at December 31, 2004 and 2003, respectively, were pledged to secure Federal Home Loan Bank of Indianapolis advances and securities sold under agreements to repurchase.

      Securities with unrealized losses at year-end 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                Fair Value   Unrealized Loss
                                ----------   ---------------
US treasury securities          $   15,640   ($       62)
FHLMC preferred Stock                3,040          (960)
                                ----------   -----------
Total temporarily impaired      $   18,680   ($    1,022)
                                ==========   ===========

      These securities have been in a continuous loss position for less than 12 months.

      Unrealized losses on US treasury securities have not been recognized into income because these securities are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the bonds approach their maturity date or reset date.

      Unrealized losses on FHLMC preferred stock has not been recognized into income because the issuer of this security is of high credit quality, management has the intent and ability to hold this security for the foreseeable future, and the decline in fair value is believed largely due to changes in interest rates and reported business issues not related to the underlying operations of the organization. Management believes that the fair value will recover as the security's interest rate increases and the reported business issues are fully resolved.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE C - LOANS, NET

      Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                                Percent
                                         2004         2003     Incr(decr)
                                      ---------    ---------   ----------
Consumer loans                        $  42,149    $  25,200     67.26%
Commercial, financial, & other          129,103       68,922     87.32%
Commercial real estate construction      72,286       50,087     44.32%
Commercial real estate mortgages        296,934      208,305     42.55%
Residential real estate mortgages        47,090       48,444     (2.79%)
                                      ---------    ---------     -----
                                        587,562      400,958     46.54%
Allowance for loan losses                (5,884)      (4,314)
                                      ---------    ---------
                                      $ 581,678    $ 396,644
                                      =========    =========

      Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2004 and 2003. These loan transactions for the years ended December 31, are as follows (in thousands):

                                        2004          2003
                                      ---------    ---------
Balance, beginning of year            $   3,691    $   2,751

New loans during period                   1,080        2,278

Repayments made during period              (621)      (1,338)
                                      ---------    ---------

Balance, end of period                $   4,150    $   3,691
                                      =========    =========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE C - LOANS, NET (Continued)

      Activity in the allowance for loan losses for the years ended December 31 are as follows (in thousands):

                                            2004     2003     2002
                                           ------   ------   ------
Balance, beginning of year                 $4,314   $2,875   $1,922

Allowance on loans acquired                   184        -        -

Charge-offs:
     Consumer loans                            31       38       32
     Commercial, financial & other              -      141      141
     Commercial real estate construction        -       50        -
     Commercial real estate mortgages         100      124        -

Recoveries:
     Consumer loans                            13       13        9
     Commercial, financial & other            104       30       65
     Commercial real estate construction        -       50        -
     Commercial real estate mortgages           -        -        -
                                           ------   ------   ------

Net charge-offs                                14      260       99

Additions charged to operations             1,400    1,699    1,052
                                           ------   ------   ------

Balance at end of period                   $5,884   $4,314   $2,875
                                           ======   ======   ======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

      The aggregate balances in impaired loans at December 31, are as follows (in thousands):

                                                                2004       2003
                                                               ------    -------
Impaired loans with no allocated allowance for loan losses     $    -    $     -
Impaired loans with allocated allowance for loan losses         1,965      1,600
                                                               ------    -------
    Total                                                      $1,965    $ 1,600
                                                               ======    =======
Amount of the allowance for loan loss allocated                $  295    $   240

Average of impaired loans during the year                      $1,412    $ 1,767

Interest income recognized during impairment                   $   10    $     5
Cash-basis interest income recognized                              10          5

Non performing loans were as follows (in thousands):

                                                                2004       2003     2002
                                                               ------    -------   ------
Troubled debt restructuring                                    $    -    $     -   $    -
Over 90 days past due, still on accrual                           143         19       86
Non-accrual loans                                               2,956      2,056    2,641
Real estate owned                                                 136          -        -
Other repossessed assets                                            2          -        -
                                                               ------    -------   ------

Total nonperforming assets                                     $3,237    $ 2,075   $2,727
                                                               ======    =======   ======

Non performing loans and impaired loans are defined differently. Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE D - PREMISES AND EQUIPMENT

      Premises and equipment are comprised of the following at December 31 (in thousands):

                                        2004     2003
                                      -------   ------
Land and improvements                 $ 1,641   $1,150
Building and improvements              11,220    4,060
Furniture and equipment                 4,362    2,860
                                      -------   ------
                                       17,223    8,070

Less accumulated depreciation           4,099    2,516
                                      -------   ------

                                      $13,124   $5,554
                                      =======   ======

      Depreciation expense for 2004, 2003 and 2002 amounted to $556,000, $478,000, and $425,000, respectively. During 2004, the Corporation made expenditures of $7,513,000. The expenditures were primarily due to the purchase and renovation of an Operations Center in Allen Park, Michigan and an Administration Building in Dearborn, Michigan. The Operations Center houses the Bank's accounting, product/support, compliance and data operations departments and two of the Corporation's subsidiaries, Community Bank Audit Services, Inc. and Community Bank Mortgage, Inc. The Administrative Building houses the Bank's executive, administrative, human resources and commercial lending departments.

      Rent expense for facilities of $678,000, $445,000 and $245,000 was incurred during 2004, 2003 and 2002, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present (in thousands):

2005                                  $   574
2006                                      574
2007                                      443
2008                                      401
2009                                      398
Thereafter                                605
                                      -------
                                      $ 2,995
                                      =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE E - GOODWILL AND OTHER INTANGIBLE ASSETS

      Goodwill acquired during 2004 was as follows:

                                        2004
                                      --------
Balance, beginning of year            $      -

Acquired goodwill                        7,080
Impairment                                   -
                                      --------

Balance at end of year                $  7,080
                                      ========

Other intangible assets were as follows:

                                               2004
                                      ----------------------
                                       Gross
                                      Carrying  Accumulated
                                       Amount   Amortization
                                      --------  ------------
Amortized intangible assets

        Core deposit intangibles      $    929  $         27
                                      --------  ------------
            Total                     $    929  $         27
                                      ========  ============

         Estimated amortization expense for each of the next five years is as follows:

2005                                  $    153
2006                                       121
2007                                        97
2008                                        78
2009                                        78

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

DECEMBER 31, 2004, 2003 AND 2002

NOTE F - DEPOSITS

      Time deposits of $100,000 or more were $199,237,000 and $113,755,000 at
      December 31, 2004 and 2003, respectively. Time deposits of $100,000 or more from governmental units, which are included in total time deposits of $100,000 or more were $71,058,000 and $46,573,000 at December 31, 2004 and
      2003, respectively.

      Scheduled maturities of time deposits at December 31, 2004 were as follows (in thousands):

                              $100,000 and over  Less than $100,000      Total
                              -----------------  ------------------    ---------
2005                               $135,444           $ 73,937         $ 209,381
2006                                 44,818             39,184            84,002
2007                                  9,571              6,860            16,431
2008                                  5,249              2,575             7,824
2009                                  4,155              1,892             6,047
                                   --------           --------         ---------

          Totals                   $199,237           $124,448         $ 323,685
                                   ========           ========         =========

      Related party deposits from directors and executive officers of the Corporation were approximately $6,546,000 and $3,731,000 at December 31, 2004 and 2003, respectively.

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

      Securities sold under agreements to repurchase are secured by US government agency securities with a carrying amount of $5.0 million at year-end 2004. There were no securities sold under agreement to repurchase during 2003.

      Securities sold under agreements to repurchase are financing arrangements that mature within two years. At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning securities sold under agreements to repurchase is summarized as follows (in thousands):

                                                       2004
                                                      --------
Average daily balance during the year                 $    739
Average interest rate during the year                     1.25%
Maximum month-end balance during year                 $  4,115
Weighted average interest rate at year-end                1.25%

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE H - FEDERAL HOME LOAN BANK ADVANCES

      The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis. Advances were $20,614,000 and $20,638,000 at December 31, 2004 and 2003, respectively. These advances carry a fixed rate of interest and are secured by a blanket collateral agreement with the Federal Home Loan Bank of Indianapolis covering eligible mortgage loans in the amount of $46,860,000 and securities available for sale in the amount of $775,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2004 (in thousands):

                     Weighted
Date      Amount   Average Rate   Maturity Date
----      ------   ------------   -------------
2001      10,000       4.28%          2006
2001       5,000       4.54%          2007
2001       5,000       4.68%          2008
2002         614       4.01%          2007
          ------

          20,614       4.43%
          ======

      The Bank makes monthly interest payments with principal generally due at maturity. Required principal payments at year-end 2004 are $10.0 million in 2006, $5.6 million in 2007 and $5.0 million in 2008. Prepayment penalties apply if advances are repaid prior to maturity. The Bank's capacity to borrow from the Federal Home Loan Bank is capped at $60 million by a resolution of the Board of Directors of the Bank. The Bank had the ability to borrow up to $33.1 million based on collateral pledged by the Bank at December 31, 2004.

NOTE I - SUBORDINATED DEBENTURES

      In 2002, the Corporation issued $10,000,000 of floating rate obligated mandatory redeemable securities through Dearborn Bancorp Trust I, a special purpose entity as part of a pooled offering on December 19, 2002. The interest rate is the three month LIBOR plus 3.35% and was 5.42% at December 31, 2004. The securities have a term of thirty years with interest payments due on a quarterly basis. The Corporation may redeem the securities after December 19, 2007, with regulatory approval, at face value.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE J - INCOME TAXES

      The federal tax provision consists of the following (in thousands):

                 2004      2003      2002
                -------   ------    ------
Current         $ 3,301   $2,216    $1,718
Deferred           (464)    (409)     (361)
                -------   ------    ------
                $ 2,837   $1,807    $1,357
                =======   ======    ======

The details of the net deferred tax asset are as follows at December 31, (in thousands):

                                                            2004          2003
                                                           ------        -------
Deferred tax assets
   Provision for possible credit  losses                   $1,829        $ 1,346
   Deferred loan fees and costs                            $  247              -
   Unrealized losses on securities, available for sale        339              -
   Other                                                      116            143
                                                           ------        -------
             Total deferred tax assets                      2,531          1,489

Deferred tax liabilities
   Deferred loan fees and costs                                 -           (121)
   Premises and equipment                                    (305)           (76)
   Unrealized gains on securities available for sale            -            (11)
   Goodwill and other intangibles                             (36)             -
   Other                                                      (96)            (2)
                                                           ------        -------
             Total deferred tax liabilities                  (437)          (210)
                                                           ------        -------
Net deferred tax asset                                     $2,094        $ 1,279
                                                           ======        =======

      The effective federal tax rate is substantially the same as the statutory rate of 34%. The goodwill and other intangible assets acquired during 2004 are being amortized over 15 years and are tax deductible, but the goodwill is not being amortized for book purposes.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE K - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK

      Fair Value of Financial Instruments

      The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                            2004                     2003
                                                  -----------------------   -----------------------
                                                                Estimated                 Estimated
                                                  Carrying        Fair      Carrying        Fair
                                                   Amount         Value      Amount         Value
                                                  --------      ---------   --------      ---------
Assets:
  Cash and cash equivalents                       $ 20,869      $  20,869   $ 21,148      $  21,148
  Loans held for sale                                1,692          1,724      1,505          1,535
  Securities                                        21,075         21,075     16,948         16,948
  Federal Home Loan Bank Stock                       1,122          1,122      1,073          1,073
  Loans                                            581,678        583,242    396,644        401,218
  Accrued interest receivable                        1,889          1,889      1,461          1,461

Liabilities:
  Deposits                                        $540,880      $ 542,401   $379,619      $ 380,940
  Securities sold under agreements to repurchase     4,115          4,115          -              -
  Federal Home Loan Bank advances                   20,614         20,991     20,638         21,427
  Subordinated debentures                           10,000         10,000     10,000         10,000
  Accrued interest payable                           1,107          1,107        754            754

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

                        DECEMBER 31, 2004, 2003 AND 2002

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

      The Corporation had outstanding loan commitments aggregating $115,504,000 and $76,300,000 at December 31, 2004 and 2003, respectively. Loan commitments for variable rate loans were $113,324,000 and $70,411,000 at December 31, 2004 and 2003, respectively. Loan commitments for fixed rate loans were $2,180,000 and $5,889,000 at December 31, 2004 and 2003,
      respectively. The fixed rate loan commitments at December 31, 2004 have interest rates ranging from 4.47% to 12.50% and maturities ranging from one year to ten years. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):

      At December 31, 2004

                                                          Committment Period
                                 --------------------------------------------------------------------
                                 Less than     One to three    Four to five      Over
                                  one year         years           years       five years     Totals
                                 ---------     ------------    ------------    ----------    --------
Home equity lines of credit      $     100     $        196    $        332    $   21,235    $ 21,863
Residential loan committments        2,271                -               -             -       2,271
Standby letters of credit            2,574            3,000               -             -       5,574
Commercial lines of credit          35,662            1,407           3,384           268      40,721
Other commercial committments       29,037           11,885             299         3,854      45,075
                                 ---------     ------------    ------------    ----------    --------
Totals                           $  69,644     $     16,488    $      4,015    $   25,357    $115,504
                                 =========     ============    ============    ==========    ========

      At December 31, 2003

                                                          Committment Period
                                 --------------------------------------------------------------------
                                 Less than     One to three    Four to five      Over
                                  one year         years           years       five years     Totals
                                 ---------     ------------    ------------    ----------    --------
Home equity lines of credit      $      20     $        105    $        251    $   12,993    $ 13,369
Residential loan committments        1,602                -               -             -       1,602
Standby letters of credit              776                -           3,000             -       3,776
Commercial lines of credit          24,445              555             352             3      25,355
Other commercial committments       20,269            9,395             235         2,299      32,198
                                 ---------     ------------    ------------    ----------    --------
Totals                           $  47,112     $     10,055    $      3,838    $   15,295    $ 76,300
                                 =========     ============    ============    ==========    ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE K - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK (Continued)

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

NOTE L - EMPLOYEE BENEFIT PLANS

      The Bank maintains a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) after completion of age and service requirements. An employee can be enrolled as a participant on the first "Enrollment Date" after reaching age 21 and completing six months of service.

      Contributions to the plan by the Bank are discretionary and are expensed as made. The Bank matches 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 2004, 2003 and 2002, employer contributions were $121,000, $124,000 and $62,000, respectively.

NOTE M - REGULATORY MATTERS

      The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and, additionally for the Bank, the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. At December 31, 2004 and 2003, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE M - REGULATORY MATTERS (Continued)

      The following is a presentation of the Corporation's and Bank's regulatory capital ratios (in thousands):

                                                                   Minimum                Minimum
                                                                 for Capital      To Be Well Capitalized
                                          Actual              Adequacy Purposes     Action Regulations
                                    ------------------        -----------------   ----------------------
                                    Amount       Ratio        Amount      Ratio   Amount           Ratio
                                    -------      -----        -------     -----   -------          -----
As of December 31, 2004
     Total capital
        (to risk weighted assets)
               Consolidated         $81,868      13.27%       $49,360     8.00%   $61,700          10.00%
               Bank                  63,986      10.47%        48,913     8.00%    61,141          10.00%
    Tier 1 capital
        (to risk weighted assets)
               Consolidated          75,984      12.32%        24,680     4.00%    37,020           6.00%
               Bank                  58,102       9.50%        24,457     4.00%    36,685           6.00%
    Tier 1 capital
        (to average assets)
               Consolidated          75,984      12.12%        25,079     4.00%    31,348           5.00%
               Bank                  58,102       9.78%        23,765     4.00%    29,706           5.00%

As of December 31, 2003
     Total capital
        (to risk weighted assets)
               Consolidated         $48,893      11.80%       $33,237     8.00%   $41,547          10.00%
               Bank                  42,763      10.50%        32,701     8.00%    40,877          10.00%
    Tier 1 capital
        (to risk weighted assets)
               Consolidated          44,579      10.70%        16,639     4.00%    24,928           6.00%
               Bank                  38,449       9.40%        16,351     4.00%    24,526           6.00%
    Tier 1 capital
        (to average assets)
               Consolidated          44,579      10.20%        17,460     4.00%    21,825           5.00%
               Bank                  38,449       9.00%        17,113     4.00%    21,391           5.00%

      Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. Under the most restrictive of these regulations, the Bank could pay approximately $15,400,000 in dividends to the parent company without prior regulatory approval. No cash dividends have ever been paid by the Bank.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE N - STOCK OPTION PLAN

      Options to buy common stock have been granted to officers and employees under an Incentive Stock Option Plan which provides for issue of up to 738,729 shares. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest fully after six months from the date of grant. If an option expires or terminates without having been exercised, such option becomes available for future grant under the Plan.

      A summary of the option activity is as follows:

                                                                                           Weighted
                                                                           Weighted      Average Fair
                                           Available                        Average        Value of
                                              for            Options       Exercise        Options
                                             Grant         Outstanding       Price         Granted
                                           ---------       -----------     --------      ------------
Outstanding at January 1, 2002              310,962          398,222       $   6.79
Granted                                    (185,058)         185,058           8.19          4.09
Exercised                                         -          (22,127)          5.46
                                           --------          -------       --------
Outstanding at December 31, 2002            125,904          561,153           7.37
Forfeited                                     4,862           (4,862)         15.14
Granted                                    (130,766)         130,766          15.24          5.70
Exercised                                         -          (66,553)          6.71
                                           --------          -------       --------
Outstanding at December 31, 2003                  -          620,504           9.03
Forfeited                                         -                -              -
Granted                                           -                -              -
Exercised                                         -          (80,030)          8.00
                                           --------          -------       --------
Outstanding at December 31, 2004                  -          540,474       $   9.18
                                           ========          =======       ========

         Options outstanding at December 31, 2004 were as follows:

                                              Outstanding                 Exercisable
                                  ----------------------------------   -----------------
                                               Weighted
                                                Average     Weighted            Weighted
                                               Remaining    Average             Average
                                              Contractual   Exercise            Exercise
Range of Exercise Prices          Number         Life        Price     Number    Price
------------------------          -------     -----------   --------   -------  --------
$4.61 -  $ 9.71                   391,415      5.3 years    $   7.18   391,415  $ 7.18
$10.38 - $17.80                   149,059      8.0 years    $  14.43   149,059  $14.43
                                  -------                              -------
Totals                            540,474      6.1 years    $   9.18   540,474  $ 9.18
                                  =======                              =======

      At December 31, 2004, 2003 and 2002, 540,474, 615,643 and 529,549 options were exercisable at weighted average exercise prices of $9.18, $8.96 and $7.13 per share, respectively. On December 31, 2004, there were no shares available for grant.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE O - INCOME PER SHARE

      The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the years ended December 31, 2004, 2003 and 2002 (in thousands, except share and per share data):

                                                   2004         2003         2002
                                                ----------   ----------   ----------
Basic
       Net income                               $    5,509   $    3,521   $    2,647

       Weighted average common shares            3,922,423    3,215,181    3,160,510

       Basic income per common share            $     1.40   $     1.10   $     0.84

Diluted
       Net income                               $    5,509   $    3,521   $    2,647

       Weighted average common shares
             outstanding for basic income per
             common share                        3,922,423    3,215,181    3,160,510

       Add:  Dilutive effects of assumed
             exercise of stock options             369,896      278,672      162,001

       Average shares and dilutive potential
            common shares                        4,292,319    3,493,853    3,322,511

       Dilutive income per common share         $     1.28   $     1.01   $     0.80

      Stock options of 0, 4,862 and 31,603 shares of common stock were not considered in computing diluted earnings per common share for 2004, 2003 and 2002 because they were antidilutive. All share and per share amounts have been adjusted for stock dividends.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION

      The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                            CONDENSED BALANCE SHEETS

                                                            December 31,
                                                       --------------------
(In thousands)                                           2004        2003
                                                       --------    --------
ASSETS

          Cash and cash equivalents                    $  5,390    $    712
          Investment securities                          10,980       4,500
          Investment in subsidiary                       66,080      38,471
          Other assets                                    2,134       2,101
                                                       --------    --------

          Total assets                                 $ 84,584    $ 45,784
                                                       ========    ========
LIABILITIES AND
     STOCKHOLDERS' EQUITY
          Other liabilities                            $    (20)   $  1,183
          Subordinated debentures                        10,000      10,000
          Stockholders' equity                           74,604      34,601
                                                       --------    --------

          Total liabilities and stockholder's equity   $ 84,584    $ 45,784
                                                       ========    ========

                         CONDENSED STATEMENTS OF INCOME

                                                Years Ended December 31,
                                            -------------------------------
(In thousands)                                2004       2003        2002
                                            --------   --------    --------
Interest income                             $    260   $    121    $    113
Operating expenses                               919        604         164
                                            --------   --------    --------
Net loss before equity in undistributed
          income of subsidiary                  (659)      (483)        (51)
Equity in undistributed income
          of subsidiary                        6,168      4,004       2,696
                                            --------   --------    --------

                    Net income              $  5,509   $  3,521    $  2,645
                                            ========   ========    ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                  Years Ended December 31,
(In thousands)                                                  2004        2003        2002
                                                              --------    --------    --------
Cash flows from operating activities
          Net income                                          $  5,509    $  3,521    $  2,647
          Adjustments to reconcile net income
          To net cash provided by operating activities
               Equity in undistributed income of subsidiary     (6,168)     (4,004)     (2,696)
               Other, net                                          227         213        (150)
                                                              --------    --------    --------
Net cash flows provided by operating activities                   (432)       (270)       (199)

Cash flows from investing activities
          Investment in subsidiary                             (22,101)     (7,500)     (6,000)
          Purchases of securities, available for sale          (29,595)     (1,235)     (6,380)
          Maturity of securities, available for sale            23,150       4,115       5,354
          Property and equipment acquired                            -           -         (56)
                                                              --------    --------    --------

Net cash flows used in investing activities                    (28,546)     (4,620)     (7,082)

Cash flows from financing activities
          Proceeds from exercise of stock options                  616         446         121
          Issuance of common stock                              34,040           -           -
          Proceeds from subordinated debentures                      -           -      10,000
          Increase (decrease) in note payable                   (1,000)      1,000           -
                                                              --------    --------    --------

Net cash flows used in financing activities                     33,656       1,446      10,121

Increase (decrease) in cash and cash equivalents                 4,678      (3,444)      2,840

Cash and cash equivalents at the beginning of year                 712       4,156       1,316
                                                              --------    --------    --------

Cash and cash equivalents at end of year                      $  5,390    $    712    $  4,156
                                                              ========    ========    ========

NOTE Q - ISSUANCE OF COMMON STOCK

During 2004, the Corporation completed a public offering of 1,470,915 shares of its common stock at $24.76 per share in a firm commitment underwritten offering. The offering was priced on July 19, 2004 and closed on July 23, 2004. The number and price of shares issued has been adjusted for stock dividends. The net proceeds of the sale of common stock, after expenses of $2,383,000, were $34,040,000.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE R - ACQUISITION

On October 29, 2004, the Corporation acquired the Bank of Washtenaw ("Washtenaw"), a wholly owned subsidiary of Pavillion Bancorp, Inc. for $15,100,000 in cash. The assets and liabilities of the Bank of Washtenaw at acquisition and net income derived from those assets and liabilities since the acquisition have been consolidated into the Bank. Washtenaw, which was founded in January 2001, has its main office in Saline, Michigan with a branch office and a regional lending center in Ann Arbor, Michigan. As of October 29, 2004, Washtenaw had total assets of $85,500,000, gross loans of $67,100,000 and total deposits of $66,100,000.

The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identified intangible assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. There are refinements in the process of allocating the purchase price that have not been entirely completed. Identified intangible assets and purchase accounting fair value adjustments are being amortized under various methods over the expected lives of the corresponding assets and liabilities. Goodwill will not be amortized, but will be reviewed for impairment on an annual basis. Goodwill and other intangible assets are tax deductible over 15 years. Currently, identified intangible assets subject to amortization are $929,000. Goodwill aggregates to $7,080,000.

The following table presents pro forma information for the Corporation including the acquisition of Bank of Washtenaw for the year ended December 31, 2004 and 2003, as if the acquisition had occurred at the beginning of 2004 and 2003.

                                                         Twelve Months Ended
(In thousands, except share and per share data)          12/31/04   12/31/03
                                                         --------   --------
Interest income                                          $ 33,553   $ 27,884
Interest expense                                           10,691     10,255
                                                         --------   --------

    Net interest income                                    22,862     17,629
Provision for loan loss                                     1,419      1,912
                                                         --------   --------

    Net interest income after provision for loan losses    21,443     15,717
Non-interest income                                         1,575      3,230
Non-interest expense                                       13,741     13,248
                                                         --------   --------

    Income before income tax provision                      9,277      5,699
Income tax provision                                        3,261      2,061
                                                         --------   --------

Net income                                               $  6,017   $  3,638
                                                         ========   ========

Basic income per share                                   $   1.53   $   1.13
Diluted income per share                                 $   1.40   $   1.04

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2004, 2003 AND 2002

NOTE S - QUARTERLY FINANCIAL DATA (UNAUDITED)

      (In thousands, except per share data)

                              Interest   Net Interest     Net   Income per share
                               Income       Income      Income  Basic    Diluted
                              --------   ------------   ------  ------   -------
2004
     First quarter            $  6,498   $      4,484   $1,174  $ 0.36   $  0.33
     Second quarter              6,849          4,815    1,390    0.42      0.38
     Third quarter (1)           7,426          5,003    1,402    0.32      0.30
     Fourth quarter              9,017          6,079    1,543    0.32      0.30

2003
     First quarter            $  5,317   $      3,012   $  580  $ 0.18   $  0.17
     Second quarter              5,732          3,489      759    0.24      0.22
     Third quarter               6,116          4,145    1,010    0.31      0.29
     Fourth quarter              6,399          4,287    1,172    0.36      0.33

      (1) Decline in income per share results from issuance of common stock during the third quarter.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

The Corporation was formed in 1992 and the Bank was formed in 1993. Subsequently, the Bank has opened offices in several communities in Southeastern Michigan. The Corporation acquired the Bank of Washtenaw on October 29, 2004. The three branches, previously operated by the Bank of Washtenaw have been consolidated into the operations of the Bank. The date opened, branch location and branch type of each branch is listed below:

 Date Opened                          Location                                       Type of office
-------------             ---------------------------------               ------------------------------------
February 1994             22290 Michigan Avenue                           Full service retail branch with ATM
                          Dearborn, Michigan  48123

December 1995             24935 West Warren Avenue                        Full service retail branch
                          Dearborn Heights, Michigan 48127

August 1997               44623 Five Mile Road                            Full service retail branch with ATM
                          Plymouth, Michigan  48170

May 2001                  1325 North Canton Center Road                   Full service retail branch with ATM
                          Canton, Michigan  48187

December 2001             45000 River Ridge Drive                         Regional lending center
                          Clinton Township, Michigan 48038

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

October 2004              450 East Michigan Avenue                        Full service retail branch with ATM
                          Saline, MI 48176

October 2004              250 West Eisenhower Parkway                     Full service retail branch  with ATM
                          Ann Arbor, MI 48103                             Regional lending center

October 2004              2180 West Stadium Blvd.                         Full service retail branch with ATM
                          Ann Arbor, MI 48103

December 2004             1360 Porter Street                              Loan production office
                          Dearborn, MI 48123                              Regional lending center

The Bank has also formed three subsidiaries that offer additional or specialized services to the Bank's customers. The Bank's subsidiaries, their formation date and the type of services offered are listed below:

 Date Formed                               Name                                     Services Offered
-------------             ------------------------------------            ------------------------------------
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

      3) The Bank's rapid growth and entry into new markets make estimating the required analysis more complicated and result in past experience not being as reliable an indicator of future experience as it might be otherwise.

Management has discussed the development and selection of these critical accounting estimates with the audit committee of the board of directors and the audit committee has reviewed the Corporation's disclosures related to them in this Management's Discussion and Analysis.

ACQUISITION

The Corporation acquired the Bank of Washtenaw on October 29, 2004 from Pavillion Bancorp for $15.1 million. The Bank of Washtenaw was founded in January 2001 and operated branch offices in Saline, Michigan and Ann Arbor, Michigan (2). Since its inception, the Bank of Washtenaw has experienced strong asset growth and improving profitability. The Bank of Washtenaw has been consolidated into the Community Bank of Dearborn and operates as the Bank's Washtenaw Region. Eighteen former Bank of Washtenaw employees have joined the Bank to form the Bank's Washtenaw Region, which is directed by Walter G. Byers as Washtenaw Regional President. Mr. Byers, who was formerly the President of the Bank of Washtenaw, has over 20 years of community banking experience in Washtenaw County. The Corporation expects the acquisition to contribute to the Bank's growth and net income immediately.

RESULTS OF OPERATIONS

2004 Compared to 2003. The Corporation reported net income of $5,509,000 in 2004 compared to $3,521,000 in 2003, an increase of $1,988,000 or 56%. The Corporation's increase in net income was primarily due to an increase in net interest income, partially offset by a decrease in the gain on sale of loans and increases in salaries and employee benefits.

2003 Compared to 2002. The Corporation reported net income of $3,521,000 in 2003 compared to $2,647,000 in 2002, an increase of $874,000 or 33%. The Corporation's increase in net income was primarily due to an increase in net interest income and gain on sale of loans, partially offset by increases in salaries and employee benefits.

NET INTEREST INCOME

2004 Compared to 2003 Net interest income for the period ended December 31, 2004 was $20,381,000 compared to $14,933,000 for the period ended December 31, 2003, an increase of $5,448,000 or 36%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread increased to 3.69% in 2004 from 3.63% in 2003, an increase of 6 basis points. The increase in the net interest rate spread was primarily due to the volume of interest earning assets and interest bearing liabilities. Additionally, the Bank has improved its asset mix by deploying a larger proportionate share of its funds into loans. The decrease in the cost of deposits was primarily due to the repricing of the Bank's time deposits into other deposit products at a lower interest rate. The Corporation's net interest margin increased to 4.04% in 2004 from 3.97% in 2003.

Average interest earning assets grew by $127.7 million between the periods while interest bearing liabilities grew by $95.8 million. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from volume growth in the higher yielding loan portfolio and the diversification of the Bank's deposit structure. The primary sources of funding for the expected growth in the loan portfolio will be excess cash and cash equivalents, deposit growth, additional Federal Home Loan Bank advances and the deployment of funds from the sale of securities available for sale. During 2005, the Corporation is expecting the net interest rate spread to continue to improve as a result of continuing to grow loan volume while carefully managing growth in time deposits, statement savings, interest checking, money market and business checking accounts.

2003 Compared to 2002 Net interest income for the period ended December 31, 2003 was $14,933,000 compared to $10,754,000 for the period ended December 31, 2002, an increase of $4,179,000 or 39%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread increased to 3.63% in 2003 from 3.36% in 2002, an increase of 27 basis points. The increase in the net interest rate spread was primarily due to the volume of interest earning assets and interest bearing liabilities. Additionally, the Bank has improved its asset mix by deploying a larger proportionate share of its funds into loans. The decrease in the cost of deposits was primarily due to the repricing of the Bank's time deposits into other deposit products at a lower interest rate. The Corporation's net interest margin increased to 3.97% in 2003 from 3.94% in 2002.

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

                                                      Year Ended December 31, 2004        Year Ended December 31, 2003
                                                    --------------------------------    --------------------------------
                                                     Average                 Average     Average                 Average
                 (In thousands)                      Balance     Interest     Rate       Balance     Interest     Rate
                                                    ---------    --------    -------    ---------    --------    -------
Assets
   Interest bearing deposits with banks             $   9,305    $    129       1.39%   $  13,667    $    153       1.12%
   Federal funds sold                                  10,602         161       1.52%      11,764         125       1.06%
   Securities, available for sale                      23,122         460       1.99%      21,033         522       2.48%
   Loans                                              460,840      29,040       6.30%     329,720      22,764       6.90%
                                                    ---------    --------       ----    ---------    --------       ----
       Sub-total earning assets                       503,869      29,790       5.91%     376,184      23,564       6.26%
   Other assets                                        19,715                              20,988
                                                    ---------                           ---------
       Total assets                                 $ 523,584                           $ 397,172
                                                    =========                           =========
Liabilities and stockholders' equity
   Interest bearing deposits                        $ 393,004    $  8,013       2.04%   $ 297,103    $  7,212       2.43%
   Other borrowings                                    30,634       1,396       4.56%      30,697       1,419       4.62%
                                                    ---------    --------       ----    ---------    --------       ----
       Sub-total interest bearing liabilities         423,638       9,409       2.22%     327,800       8,631       2.63%
   Non-interest bearing deposits                       45,456                              35,311
   Other liabilities                                    2,339                               1,456
   Stockholders' equity                                52,151                              32,605
                                                    ---------                           ---------
       Total liabilities and stockholders' equity   $ 523,584                           $ 397,172
                                                    =========                           =========
       Net interest income                                       $ 20,381                            $ 14,933
                                                                 ========                            ========
       Net interest rate spread                                                 3.69%                               3.63%
                                                                                ====                                ====
       Net interest margin on earning assets                                    4.04%                               3.97%
                                                                                ====                                ====

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

(continued)


                                                         Year Ended December 31, 2002
                                                      ----------------------------------
                                                       Average                   Average
(In thousands)                                         Balance      Interest      Rate
                                                      ---------     --------     -------
Assets
   Interest bearing deposits with banks               $   7,242     $    107        1.48%
   Federal funds sold                                    12,144          204        1.68%
   Securities, available for sale                        26,944        1,044        3.87%
   Loans                                                226,414       16,904        7.47%
                                                      ---------     --------        ----
       Sub-total earning assets                         272,744       18,259        6.69%
   Other assets                                          11,019
                                                      ---------
       Total assets                                   $ 283,763
                                                      =========
Liabilities and stockholders' equity
   Interest bearing deposits                          $ 205,080     $  6,575        3.21%
   Other borrowings                                      20,580          930        4.52%
                                                      ---------     --------        ----
       Sub-total interest bearing liabilities           225,660        7,505        3.33%
   Non-interest bearing deposits                         27,891
   Other liabilities                                      1,069
   Stockholders' equity                                  29,143
                                                      ---------
       Total liabilities and stockholders' equity     $ 283,763
                                                      =========
       Net interest income                                          $ 10,754
                                                                    ========
       Net interest rate spread                                                     3.36%
                                                                                    ====
       Net interest margin on earning assets                                        3.94%
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

                                                      Average     Average       Net      Average     Average      Net
(In thousands)                                        Balance      Rate       Change     Balance      Rate       Change
                                                      -------    --------    --------    -------    --------    -------
Assets
      Interest bearing deposits with banks            ($   60)    $    36    ($    24)   $    72    ($    26)   $    46
      Federal funds sold                                  (18)         54          36         (4)        (75)       (79)
      Securities, available for sale                       42        (104)        (62)      (147)       (375)      (522)
      Loans                                             8,263      (1,987)      6,276      7,132      (1,272)     5,860
                                                      -------    --------    --------    -------    --------    -------
Total earning assets                                   $8,227    ($ 2,001)    $ 6,226    $ 7,053    ($ 1,748)   $ 5,305
                                                      =======    ========    ========    =======    ========    =======
Liabilities
      Interest bearing deposits                        $1,955    ($ 1,154)    $   801      2,234    ($ 1,597)   $   637
      Other borrowings                                     (3)        (20)        (23)       468          21        489
                                                      -------    --------    --------    -------    --------    -------
Total interest bearing liabilities                     $1,952    ($ 1,174)    $   778    $ 2,702    ($ 1,576)   $ 1,126
                                                      =======    ========    ========    =======    ========    =======
             Net interest income                                              $ 5,448                           $ 4,179
                                                                             ========                           =======
             Net interest rate spread                                            0.06%                             0.26%
                                                                             ========                           =======
             Net interest margin on earning assets                               0.07%                             0.03%
                                                                             ========                           =======

PROVISION FOR LOAN LOSSES

2004 Compared to 2003. The provision for loan losses was $1,400,000 in 2004, compared to $1,699,000 in 2003, a decrease of $299,000 or 18%. The decrease was primarily due to slightly lower loan volume and lower net charge-offs during 2004. The provision for loan losses is based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the loan portfolio and current and projected economic conditions. Management currently is not aware of any performing, non-performing or impaired loans that are expected to result in a significant charge-off during 2005.

2003 Compared to 2002. The provision for loan losses was $1,699,000 in 2003, compared to $1,052,000 in 2002, an increase of $647,000 or 62%. The increase was primarily due to increased loan volume and higher net charge-offs during 2003.

NON-INTEREST INCOME

2004 Compared to 2003. Non-interest income was $1,332,000 in 2004, compared to $2,829,000 in 2003, a decrease of $1,497,000 or 53%. The decrease was primarily due to a decrease in the gain on the sale of loans. The decrease in the gain on the sale of loans was due to the decline in the level of refinancing activity during 2004. Loans sold were $41.6 and $137.6 million in 2004 and 2003, respectively. Management expects the current level of refinancing activity to continue during 2005.

2003 Compared to 2002. Non-interest income was $2,829,000 in 2003, compared to $1,674,000 in 2002, an increase of $1,155,000 or 69%. The increase was primarily due to increases in the gain on the sale of loans. The increase in the gain on the sale of loans was due to the continuation of refinancing activity at a high level during 2003. Loans sold were $137.6 and $75.5 million in 2003 and 2002, respectively.

NON-INTEREST EXPENSE

2004 Compared to 2003. Non-interest expense was $11,967,000 in 2004 compared to $10,735,000 in 2003, an increase of $1,232,000 or 11%. The largest component of the change in non-interest expense was salaries and employee benefits which amounted to $7,722,000 in 2004. In 2003, salaries and employee benefits were $6,231,000. The primary factors for the increase in salaries and employee benefits expense was the first full year of operations of the full service branch office in Southgate, Michigan and a regional lending center in Auburn Hills, Michigan and the impact of the acquisition of the Bank of Washtenaw in October of 2004. As of December 31, 2004, the number of full time equivalent employees was 139 as compared to 119 as of December 31, 2003. Anticipated growth during 2005 will require additional staff throughout most areas of the Bank.

The second largest component of the change in non-interest expense was commissions on the sale of loans, which amounted to $267,000 in 2004. In 2003, commissions on the sale of loans amounted to $912,000. The primary factor was the decrease in the amount of loans, held for sale that were originated during 2004. The Bank originated $41,974,000 and $129,244,000 in loans, held for sale during 2004 and 2003, respectively.

The third largest component of the change in non-interest expense was occupancy and equipment expense, which amounted to $1,582,000 in 2004. In 2003, occupancy and equipment expense amounted to $1,377,000. Primary factors in the increase was the first full year of operations of the full service branch office in Southgate, Michigan and the regional lending center in Auburn Hills, Michigan and the acquisition of the Bank of Washtenaw, which operated two full service branches and a regional lending center. In addition, the Bank completed renovations of an operations center and an administrative center during the fourth quarter of 2004. These facilities were occupied during the fourth quarter of 2004 and house Community Bank Audit Services, Inc., Community Bank Mortgage, Inc. and the Bank's commercial lending, finance, accounting, product support, data operations and compliance departments.

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

INCOME TAX PROVISION

2004 Compared to 2003. The income tax expense was $2,837,000 in 2004 compared to $1,807,000 in 2003, an increase of $1,030,000 or 57%. The increase was primarily due to the increase in income before federal income tax. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.

2003 Compared to 2002. The income tax expense was $1,807,000 in 2003 compared to $1,357,000 in 2002, an increase of $450,000 or 33%. The increase was primarily due to the increase in income before federal income tax. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND DECEMBER 31, 2003

Assets. Total assets at December 31, 2004 were $652,662,000 compared to $446,075,000 at December 31, 2003, an increase of $206,587,000 or 46%. The increase was primarily due to increases in loans.

Securities Available for Sale. Total securities available for sale, at December 31, 2004 were $21,075,000 compared to $16,948,000 at December 31, 2003, an increase of $4,127,000 or 24%. During 2004, the Corporation sold $29.2 million in securities and $11.3 million in securities were called or matured. Funds from the sale or call of securities were deployed into commercial loans at a higher yield. The Bank's portfolio of securities available for sale has an amortized cost of $22.1 million and a fair value of $21.1 million. The securities and their weighted average yield at December 31, 2004 are as follows (in thousands):

                                                          Gross                Gross
                                     Amortized          Unrealized           Unrealized               Fair
                                       Cost               Gains                Losses                 Value
                                  ---------------    ----------------    ------------------    ------------------
US Treasury securities            $        15,696    $              -    ($              62)   $           15,634
Mortgage backed securities                    826                  25                     -                   851
Corporate debt securities                   1,550                   -                     -                 1,550
Municipal securities                            -                   -                     -                     0
FHLMC preferred stock                       4,000                   -                  (960)                3,040
                                  ---------------    ----------------    ------------------    ------------------

          Totals                  $        22,072    $             25    ($           1,022)   $           21,075
                                  ===============    ================    ==================    ==================

A maturity and repricing schedule of the securities portfolio at December 31, 2004 is listed below (in thousands):

                                   Less than one year      One to five years          Over five years
                                  --------------------   ---------------------      -------------------
                                              Weighted                Weighted                 Weighted
                                              Average                 Average                  Average
                                    Amount     Yield      Amount       Yield         Amount     Yield        Total
                                  ---------   --------   ---------    --------      --------   --------    ----------
US Treasury securities            $   7,966       2.26%  $   7,668        2.71%            -          -    $   15,634
Mortgage backed securities               47       4.90%          -           -           804       5.86%          851
Corporate debt securities             1,550       2.25%          -           -             -          -         1,550
FHLMC preferred stock                 3,040       1.14%          -           -             -          -         3,040
                                  ---------   --------   ---------    --------      --------   --------    ----------

          Totals                  $  12,603              $   7,668                  $    804               $   21,075
                                  =========              =========                  ========               ==========

The entire portfolio has a net unrealized loss of $997,000. The unrealized loss is reflected by an adjustment to stockholders' equity. The Corporation does not hold any securities in the "Held to Maturity" category nor does the Corporation hold or utilize derivatives.

The unrealized loss in the Bank's securities portfolio is primarily related to the unrealized loss of a single security. This security is an issue of 80,000 shares of FHLMC preferred stock with a par value of $50 per share. The Bank purchased this equity security in March of 2001. The security carried an initial interest rate of 4.50% until March 31, 2002. Thereafter, the interest rate reprices annually on April 1 of each year to a rate equal to the 12 month LIBOR minus 20 basis points. Additionally, the dividend on this security is 70% tax deductible. This feature increases the effective yield significantly. As interest rates declined in 2002 and 2003, the yield on this security also declined.

During 2004, the market value of this security was negatively impacted for two primary factors. The first factor was the declining interest rate environment. Short term interest rates declined during 2002 and 2003 and began to increase during 2004. The yield on this security does not react immediately to shifts in interest rates because of the annual adjustment feature. The coupon on this security did not benefit from the rise in short term interest rates during 2004 due to the timing of the coupon reset date. As the next coupon reset date has approached, the market value of this security has reacted positively. A repricing and market value table for selected dates is listed below:

                                  Market Value
                  Rate             (per share)
                  ----            ------------
3/23/2001         4.50%           $      50.00
4/1/2002          2.82%           $      50.00
4/1/2003          1.14%           $      50.00
4/1/2004          1.14%           $      46.25
6/30/2004         1.14%           $      46.05
9/30/2004         1.14%           $      39.00
12/31/2004        1.14%           $      38.00
2/28/2005         1.14%           $      43.00

The coupon rate, if reset on March 24, 2005 would be 3.62%. Based on the tax deductibility of the dividend, the tax equivalent yield of this security, if reset on March 24, 2005, would be 4.93%. Based on the current level of short term interest rates and the rising interest rate environment, management expects the market value of this security to continue its upward trend.

The second factor in the market value of this security has been the discovery of certain accounting irregularities at FHLMC and FNMA that have raised questions about the credit quality of these organizations. The timing of the decline in the market value of the security also coincides with the public announcements of these accounting irregularities that occurred.

According to SFAS 115 - Accounting for Certain Investments in Debt and Equity Securities, the characterization of a security with an other than temporary impairment is subjective but generally exists when an investor is unlikely to be able to collect all amounts due according to the contractual terms of the security. Other factors that suggest other than temporary impairment of a security would be the downgrading of the security by a rating agency or the deterioration of the financial condition of the issuer.

Management expects the market value of this security to continue to improve during 2005 as the coupon of this security will increase significantly. Additionally, management expects the market value of this security will improve as the investment community considers the impact of changes made by the Board of FHLMC, such as changes in leadership and auditors, designed to improve the quality of financial reporting at FHLMC. Furthermore, management possesses the intent and the ability to hold this security for a period of time sufficient to allow for the recovery of this security's fair value.

Loans. Total loans at December 31, 2004 were $587,562,000 compared to $400,958,000 at December 31, 2003, an increase of $186,604,000 or 47%. The components of the outstanding balances for the years ended December 31, are as follows (in thousands):

                                                    2004             2003            2002            2001            2000
                                                 ----------       ---------       ----------      ----------       ---------
Consumer loans                                   $   42,149       $  25,200       $   22,170      $   18,773       $  18,649
Commercial, financial, & other                      129,103          68,922           46,187          28,920          26,588
Commercial real estate construction                  72,286          50,087           30,083          10,463           2,290
Commercial real estate mortgages                    296,934         208,305          139,243          90,200          49,900
Residential real estate mortgages                    47,090          48,444           29,839          32,536          30,677
                                                 ----------       ---------       ----------      ----------       ---------

                                                 $  587,562       $ 400,958       $  267,522      $  180,892       $ 128,104
                                                 ==========       =========       ==========      ==========       =========

During 2004, loans increased in most categories with stronger growth in all commercial loan categories. Residential real estate mortgages declined slightly. The increase includes the acquisition of $67.1 million in loans from the acquisition of the Bank of Washtenaw, which consisted of the following (in thousands):

                                                 Loans acquired
                                                 --------------
Consumer loans                                   $       13,612
Commercial, financial, & other                           15,413
Commercial real estate construction                       7,104
Commercial real estate mortgages                         30,050
Residential real estate mortgages                           962
                                                 --------------

Total loans acquired                             $       67,141
                                                 ==============

The additional increase in commercial real estate mortgage loans, commercial real estate construction loans and other commercial loans was a result of the addition of one additional commercial loan officer and a solid business development program.

The Bank expects the percentage of total commercial loans and residential real estate mortgages to increase as a percentage of the loan portfolio in 2005 via business development programs. Additionally, the Bank expects the largest loan growth to occur in the commercial real estate mortgage category. These types of loans carry a relatively large average balance, produce more cross-selling opportunities and are typically well secured by real estate. The Bank believes that the higher level of risk that is also inherent with these types of loans is offset by the Bank with high standards for credit quality and a well-seasoned group of commercial lenders.

A maturity and repricing schedule of the loan portfolio, which distributes fixed rate loans by maturity date and adjustable rate loans by repricing date at December 31, 2004 is listed below (in thousands):

                                                      Within     Three to       One to       After
                                                      Three       Twelve         Five        Five
                                                      Months      Months         Years       Years      Total
                                                     --------    --------      --------     -------    --------
Consumer loans                                       $ 38,538    $    410      $  2,035       1,104    $ 42,087
Commercial, financial & other                          91,853       2,391        30,126       4,144     128,514
Commercial real estate construction                    68,731       1,551           545         934      71,761
Commercial real estate mortgages                       80,095       9,545       194,992      10,833     295,465
Residential real estate mortgages                         997       8,081        29,579       8,122      46,779
                                                     --------    --------      --------     -------    --------

                                                     $280,214    $ 21,978      $257,277     $25,137     584,606
                                                     ========    ========      ========     =======

Non-accrual loans                                                                                         2,956
                                                                                                       --------

          Total loans                                                                                  $587,562
                                                                                                       ========

Loans at fixed interest rates                        $  5,459    $ 12,362      $221,938     $24,449    $264,208
Loans at variable interest rates                      274,755       9,616        35,339         688     320,398
                                                     --------    --------      --------     -------    --------

                                                     $280,214    $ 21,978      $257,277     $25,137     584,606
                                                     ========    ========      ========     =======

Non-accrual loans                                                                                         2,956
                                                                                                       --------

          Total loans                                                                                  $587,562
                                                                                                       ========

Variable rate loans comprise 55% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.

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

Allowance for Loan Losses. The allowance for loan losses at December 31, 2004 was $5,884,000 compared to $4,314,000 at December 31, 2003, an increase of $1,570,000 or 36%. The increase was primarily to provide for the growth in the loan portfolio during 2004. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

                                                2004     2003      2002      2001      2000
                                               ------   ------    ------    ------    ------
Balance, beginning of year                     $4,314   $2,875    $1,922    $1,252    $  781

Allowance on loans acquired                       184        -         -         -         -

Charge-offs:

     Consumer loans                                31       38        32        43        21
     Commercial, financial & other                  -      141       141       251        20
     Commercial real estate construction            -       50         -         -         -
     Commercial real estate mortgages             100      124         -         -         -

Recoveries:

     Consumer loans                                13       13         9        32         2
     Commercial, financial & other                104       30        65        12         -
     Commercial real estate construction            -       50         -         -         -
     Commercial real estate mortgages               -        -         -         -         -
                                               ------   ------    ------    ------    ------

Net charge-offs                                    14      260        99       250        39

Additions charged to operations                 1,400    1,699     1,052       920       510
                                               ------   ------    ------    ------    ------

Balance at end of period                       $5,884   $4,314    $2,875    $1,922    $1,252
                                               ======   ======    ======    ======    ======

Allowance to total loans                         1.00%    1.08%     1.07%     1.06%     0.98%
                                               ======   ======    ======    ======    ======

Net Charge-offs to average loans                 0.00%    0.08%     0.04%     0.17%     0.04%
                                               ======   ======    ======    ======    ======

The increase in the allowance for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience for the Bank and for other banks in the peer group on such types of loans, the relevant change in the size and mix of the Bank's loan portfolio and current and projected economic conditions. Additionally, the Bank acquired allowance for loan losses in the amount of $184,000. This amount represented $752,000 in the allowance for loan loss less $568,000 in charge-offs that were identified in the Bank of Washtenaw's loan portfolio prior to the acquisition and were charged off at consummation.

The allocation of the allowance for loan losses as of December 31, is as follows (in thousands):

                                                                                         Total
                                                       -------------------------------------------------------------------------
                                                        2004             2003             2002             2001            2000
                                                       ------           ------           ------           ------          ------
Consumer loans                                         $  551           $  337           $  282           $  296          $  241
Commercial, financial, & other                          1,653              972              660              578             578
Commercial real estate construction                       976              639              312                6               1
Commercial real estate mortgages                        2,302            1,899            1,344              828             274
Residential real estate mortgages                         402              467              277              214             158
                                                       ------           ------           ------           ------          ------
                                                       $5,884           $4,314           $2,875           $1,922          $1,252
                                                       ======           ======           ======           ======          ======

                                                                 Percent of allowance for loan losses in each category
                                                                          to total allowance for loan losses
                                                       -------------------------------------------------------------------------
                                                        2004             2003             2002             2001             2000
                                                       ------           ------           ------           ------          ------
Consumer loans                                           9.37%            7.81%            9.81%           15.40%          19.25%
Commercial, financial, & other                          28.09%           22.53%           22.96%           30.07%          46.17%
Commercial real estate construction                     16.59%           14.81%           10.85%            0.31%           0.08%
Commercial real estate mortgages                        39.12%           44.02%           46.75%           43.08%          21.88%
Residential real estate mortgages                        6.83%           10.83%            9.63%           11.13%          12.62%
                                                       ------           ------           ------           ------          ------
                                                       100.00%          100.00%          100.00%          100.00%         100.00%
                                                       ======           ======           ======           ======          ======

                                                                    Percent of loans in each category to total loans
                                                       -------------------------------------------------------------------------
                                                        2004             2003             2002             2001             2000
                                                       ------           ------           ------           ------          ------
Consumer loans                                           7.17%            6.27%            8.29%           10.38%          14.56%
Commercial, financial, & other                          21.97%           17.22%           17.26%           15.99%          20.76%
Commercial real estate construction                     12.30%           12.55%           11.25%            5.78%           1.78%
Commercial real estate mortgages                        50.54%           51.92%           52.05%           49.86%          38.95%
Residential real estate mortgages                        8.02%           12.04%           11.15%           17.99%          23.95%
                                                       ------           ------           ------           ------          ------
                                                       100.00%          100.00%          100.00%          100.00%         100.00%
                                                       ======           ======           ======           ======          ======

Bank Premises and Equipment. Bank Premises and equipment at December 31, 2004 were $13,124,000 compared to $5,554,000 at December 31, 2003, an increase of $7,570,000 or 136%. During the fourth quarter of 2004, the Bank completed the renovation of an Operations Center in Allen Park, Michigan and an Administration Building in Dearborn, Michigan. The total expenditures for the purchase and renovation of the Operations Center and the Administration Building during 2004 were $4,600,000 and $1,800,000, respectively. The Operations Center houses the Accounting, Data Operations, Product Support and Compliance departments of the Bank as well as Community Bank Audit Services, Inc. and Community Bank Mortgage, Inc. The Administration Building houses the Bank's Executive, Human Resources and Commercial Lending Departments.

Real Estate Owned. Real estate owned at December 31, 2004 was $138,000, compared to $0 at December 31, 2003. Real estate owned at December 31, 2004 is comprised of two residential properties with an appraised value of $182,000. The Bank expects to realize a gain as a result of the sale of these properties during 2005.

Goodwill and other intangible assets. Goodwill and other intangible assets were $7,982,000 at December 31, 2004, compared to $0 at December 31, 2003. The Bank has intangible assets for the estimated value of core deposit accounts acquired in the acquisition of the Bank of Washtenaw. The intangible values represent the present value of the net revenue streams attributable to these intangibles. The core deposit intangible amounted to $929,000 and is being amortized over ten years.

The balance of the acquisition price in excess of the fair market value of the assets and liabilities acquired, including intangible assets, was recorded as goodwill and totaled $7.1 million. Goodwill is defined as an intangible asset with an indefinite useful life, and as such, is not amortized, but is required to be tested annually for impairment of the value. If impaired, an impairment loss must be recorded for the value equal to the excess of the asset's carrying value over its fair value.

Accrued Interest Receivable. Accrued interest receivable at December 31, 2004 was $1,889,000 compared to $1,461,000 at December 31, 2003, an increase of $428,000 or 29%. The increase was primarily due to increase in loans.

Other Assets. Other assets at December 31, 2004 were $3,093,000 compared to $1,742,000 at December 31, 2003, an increase of $1,351,000 or 78%. The increase was largely due to an increase in the Corporation's deferred tax asset.

Deposits. Total deposits at December 31, 2004 were $540,880,000 compared to $379,619,000 at December 31, 2003, an increase of $161,261,000 or 42%. The components of the outstanding balances and percentage increase in deposits from 2003 to 2004 are as follows (in thousands):

                           December 31, 2004  December 31, 2003
                           -----------------  -----------------       Percent
                            Balance  Percent   Balance  Percent  Increase/(Decrease)
                           --------  -------  --------  -------  -------------------
Non-interest bearing:
  Demand                   $ 63,065    11.66% $ 39,081    10.29%       61.37%
                           --------           --------
Interest bearing:
  Checking                 $ 15,400     2.85% $ 24,069     6.34%      (36.02%)
  Money market               54,957    10.16%   10,998     2.90%      399.70%
  Savings                    83,773    15.49%  126,596    33.35%      (33.83%)
  Time, under $100,000      124,448    23.01%   65,120    17.15%       91.11%
  Time, $100,000 and over   199,237    36.84%  113,755    29.97%       75.15%
                           --------  -------  --------  -------       ------
                            477,815    88.34%  340,538    89.71%       40.31%
                           --------  -------  --------  -------       ------
                           $540,880   100.00% $379,619   100.00%       42.48%
                           ========  =======  ========  =======       ======

The increase in deposits includes the acquisition of $66.1 million in deposits from the acquisition of the Bank of Washtenaw, which consisted of the following:

                                Deposits Acquired
                                -----------------
Non-interest bearing:
  Demand                                $  11,400
                                        ---------
Interest bearing:
  Checking                              $   8,800
  Money market                              7,500
  Savings                                   2,600
  Time, under $100,000                     21,400
  Time, $100,000 and over                  14,400
                                        ---------
                                           54,700
                                        ---------
                                        $  66,100
                                        =========

The remaining increase in deposits was primarily due to growth in various types of deposits. During 2004, the Bank completed an annual birthday celebration in March 2004 and three time deposit promotions 2004. The time deposit promotions featured a ten month certificate of deposit in March 2004, a fifteen month certificate of deposit in June 2004 and an eighteen month certificate of deposit in July 2004. The Bank's management developed these campaigns in order to increase liquidity and diversify the Bank's time deposit mix.

In addition to these deposit campaigns, the Bank has enacted a strategy to utilize public funds to a higher degree, in the form of time deposits, $100,000 and over, in the State of Michigan. The Bank will also utilize brokered deposits on a limited basis. In order to coordinate and manage these efforts, the Bank has also designated a public funds officer. Public funds at December 31, 2004 were $92.9 million compared to $61.0 million at December 31, 2003. There were 35 and 19 entities with public funds on deposit at December 31, 2004 and December 31, 2003, respectively. The average term of time deposits invested with the Bank by public units was 183 and 187 days at December 31, 2004 and 2003, respectively. Additional growth in all types of deposits was achieved via a strong business development program which includes normal marketing, telemarketing, referral and visitation programs.

The Corporation has historically relied heavily on time deposits as a percentage of total deposits to fund the growth of the Corporation. These deposits are sensitive to changes in the interest rate environment. The Bank has diversified the deposit mix since 2001 by shifting maturing time deposits and attracting new deposits into other deposit products. The proportion of time deposits to total deposits decreased to 60% at December 31, 2004 from 70% at December 31, 2000.

Final maturities of total time deposits are as follows (in thousands):

                                                $100,000    Less than
                                                and over    $100,000      Total
                                                --------    ---------    ---------
Due in three months or less                     $ 70,751    $  27,394    $  98,145
Due in over three months through six months       25,789        7,983       33,772
Due in over six months through one year           38,904       38,560       77,464
Due in over one year through five years           63,793       50,511      114,304
                                                --------    ---------    ---------
                                                $199,237    $ 124,448    $ 323,685
                                                ========    =========    =========

The following is a summary of the distribution and weighted average interest rate of deposits at December 31 (in thousands):

                                        2004                     2003
                               ---------------------    ---------------------
                                            Weighted                 Weighted
                                            Average                  Average
                                 Amount       Rate        Amount       Rate
                               ---------    --------    ---------    --------
Non-interest bearing:
    Demand                     $  63,065         -      $  39,081         -
                               ---------                ---------
Interest bearing:
    Checking                   $  15,400      1.44%     $  24,069      1.11%
    Money market                  54,957      1.94%        10,998      0.99%
    Savings                       83,773      1.00%       126,596      1.95%
    Time, under $100,000         124,448      2.73%        65,120      2.57%
    Time, $100,000 and over      199,237      2.64%       113,755      2.23%
                               ---------                ---------
                                 477,815                  340,538
                               ---------                ---------
                               $ 540,880                $ 379,619
                               =========                =========

During the third and fourth quarters of 2004, the Corporation began to reprice its time deposits at higher rates than 2003 due to a increasing rate environment. The Bank continues a strategy of shifting maturing time deposits into other savings products. In addition, the Bank continued to enact a strategy to utilize municipal deposits to a greater degree. Management believes that the weighted average rate of deposits will continue to increase during 2005.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2004 amounted to $20,614,000 compared to $20,638,000 at December 31, 2003, a decrease of $24,000.

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

Other Borrowings. Other borrowings were $4,115,000 at December 31, 2004 compared to $0 at December 31, 2003. These borrowings were comprised of several repurchase agreements that were acquired in the acquisition of the Bank of Washtenaw. These repurchase agreements are secured by securities held by the Bank.

Other Liabilities. Other liabilities were $1,342,000 at December 31, 2004 compared to $463,000 at December 31, 2003, an increase of $879,000 or 190%. The increase was primarily due to accrued expenses.

Accrued Interest Payable. Accrued interest payable at December 31, 2004 was $1,107,000 compared to $754,000 at December 31, 2003, an increase of $353,000 or 47%. The increase was due to the increase in deposits during 2004.

Subordinated Debentures. On December 19, 2002, the Corporation issued $10,000,000 of floating rate obligated mandatory redeemable securities through a special purpose entity as part of a pooled offering. The securities have a term of thirty years. The Corporation may redeem the securities after five years at face value. They are considered to be Tier 1 capital for regulatory capital purposes. The funds from the issue of these securities were invested into securities available for sale until they can be invested into the Bank to allow for additional growth.

CAPITAL

Stockholders' equity at December 31, 2004 was $74,604,000 compared to $34,601,000 as of December 31, 2003, an increase of $40,003,000 or 116%. The increase was primarily due to the sale of 1,328,250 shares of its common stock at $24.76 per share in a firm commitment underwritten offering lead managed by Oppenheimer & Co., Inc. and co-managed by Howe Barnes Investments, Inc. Additionally, the underwriters exercised an option to purchase 142,665 additional shares of common stock from the Corporation solely to cover over-allotments. The offering was priced on July 19, 2004 and closed on July 23, 2004. The number and price of shares issued has been adjusted for stock dividends. The net proceeds of the sale of common stock were $34,040,000. The Corporation used $15.1 million of the net proceeds for the acquisition of the Bank of Washtenaw on October 29, 2004. The Corporation will use the remaining net proceeds to increase the Bank's capital position in anticipation of future growth, and for other general corporate purposes. The increase in stockholders equity was also due to net income during 2004.

At December 31, 2004 and 2003, the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note M of the Notes to the Consolidated Financial Statements.

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

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2004 which are expected to mature or reprice in each of the time periods shown below.

                                                           Interest Rate Sensitivity Period
                                                -----------------------------------------------------
                                                   1-90      91-365      1-5       Over
(In thousands)                                     Days       Days      Years     5 Years     Total
                                                ---------  ---------  ---------  ---------  ---------
Earning assets
          Federal funds sold                    $  12,640   $      -  $       -  $       -  $  12,640
          Interest bearing deposits with Banks      2,283          -          -          -      2,283
          Mortgage loans held for sale              1,692          -          -          -      1,692
          Securities available for sale             3,546     10,016      6,709        803     21,074
          Federal Home Loan Bank stock              1,122          -          -          -      1,122
          Total loans, net of non-accrual         281,553     20,658    257,277     25,137    584,625
                                                ---------  ---------  ---------  ---------  ---------
Total earning assets                              302,836     30,674    263,986     25,940    623,436
Interest bearing liabilities
          Total interest bearing deposits         252,274    111,237    114,304          -    477,815
          Federal Home Loan Bank advances               -     10,025     10,589          -     20,614
          Other Borrowings                          4,115          -          -          -      4,115
          Trust preferred securities               10,000          -          -          -     10,000
                                                ---------  ---------  ---------  ---------  ---------
Total interest bearing liabilities                266,389    121,262    124,893          -    512,544
Net asset (liability) funding gap                  36,447    (90,588)   139,093     25,940  $ 110,892
                                                ---------  ---------  ---------  ---------  ---------
Cumulative net asset (liability) funding gap    $  36,447  ($ 54,141) $  84,952  $ 110,892
                                                =========  =========  =========  =========

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

We conducted an interest rate simulation as of December 31, 2004, that assumed a gradual change in market rates occurred over the following twelve months. The following table reflects the suggested impact on net interest income over the next twelve months (dollars, in thousands):

                              Change in Net Interest Income
Interest Rate Change           Amount              Percent
                             ---------             -------
+ 300 Basis Points           $  10,213               37.31%
+ 200 Basis Points               4,770               17.43%
+ 100 Basis Points               1,175                4.29%
- 100 Basis Points              (1,419)              (5.18%)
- 200 Basis Points              (4,721)             (17.25%)
- 300 Basis Points              (6,697)             (24.46%)

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

The following tables provide information about the Bank's contractual obligations and commitments at December 31, 2004 (in thousands):

Contractual Obligations

                                       Payments Due By Period
                           Less Than    1-3       3-5     Over 5
                            1 Year     Years     Years     Years     Total
                           ---------  --------  -------  --------  --------
Securities sold under
 agreements to
repurchase                 $   4,115  $      -  $     -  $      -  $  4,115
Long-term borrowings              25    15,589    5,000         -    20,614
Lease commitments                574     1,017      799       605     2,995
Subordinated debentures            -         -        -    10,000    10,000
                           ---------  --------  -----------------  --------
Totals                     $   4,714  $ 16,606  $ 5,799  $ 10,605  $ 37,724
                           =========  ========  =================  ========

Unused Loan Commitments and Letters of Credit

                              Amount Of Commitment Expiration Per Period
                           Less Than     1-3      3-5     Over 5
                             1 Year     Years    Years    Years      Total
                           ---------  --------  -------  --------  ---------
Unused loan commitments    $  66,700  $ 13,446  $ 3,978  $ 25,286  $ 109,410
Standby letters of credit      2,574     3,000        -         -      5,574
                           ---------  --------  -------  --------  ---------
Totals                     $  69,274  $ 16,446  $ 3,978  $ 25,286  $ 114,984
                           =========  ========  =======  ========  =========

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

In July 2001, the Bank began operation of a voice response, automatic telephone banking service available 24 hours a day. The Bank began operating a new deposit and check imaging system in August 2001, which has helped to streamline its check operations and improve statement delivery. The Bank purchased a windows-based teller system in November 2002, which will improve the efficiency of the Bank's retail operations. This system was operational in February 2003. During 2003, the Bank also contracted with a firm to perform a comprehensive technology review of the Bank's technology systems and the Bank's utilization of those systems. Management will utilize that review to develop and implement a plan to utilize the Bank's technology systems more efficiently. During 2004, the Bank began to offer Internet Banking and completed its development of a website.

                             DEARBORN BANCORP, INC.

                             DIRECTORS AND OFFICERS

DIRECTORS

MARGARET I. CAMPBELL                           RICHARD NORDSTROM
Retired, Manufacturing                         Retired, Architect

JOHN E. DEMMER                                 MIICHAEL J. ROSS
Chairman of the Board and                      President and Chief Executive Officer
     Chief Executive Officer                   Community Bank of Dearborn
Jack Demmer Ford, Inc.;
Jack Demmer Lincoln-Mercury, Inc. and          DR. ROBERT C. SCHWYN
Jack Demmer Leasing                            Physician

WILLIAM J. DEMMER                              RONNIE J. STORY
President                                      President and Chief Executive Officer
Jack Demmer Ford, Inc and                      Story Development Corp. and Story Brothers Grading
Jack Demmer Lincoln-Mercury, Inc.              & Excavating

MICHAEL V. DORIAN, JR.                         OFFICERS
Vice President
Mike Dorian Ford                               JOHN E. DEMMER
                                               Chairman of the Board
DAVID HIMICK
Retired, Industrial Supply                     RICHARD NORDSTROM
                                               Vice Chairman
DONALD G. KARCHER
Chairman of the Board                          MICHAEL J. ROSS
Karcher Agency, Inc.                           President and Chief Executive Officer

BRADLEY F. KELLER                              JEFFREY L. KARAFA
President                                      Vice President, Treasurer and Secretary
Braden Associates, Inc. and
MultiGard Properties, Ltd.

JEFFREY G. LONGSTRETH
Real Estate Broker
Century 21 - Curran & Christie

                           COMMUNITY BANK OF DEARBORN

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS                                      MICHAEL J. ROSS
                                               President and Chief Executive Officer
MARGARET I. CAMPBELL                           Community Bank of Dearborn
Retired, Manufacturing

                                               DR. ROBERT C. SCHWYN
JOHN E. DEMMER                                 Physician
Chairman of the Board
Jack Demmer Ford, Inc.;                        RONNIE J. STORY
Jack Demmer Lincoln-Mercury, Inc. and          President and C.E.O.
Jack Demmer Leasing                            Story Development Corp. and Story Brothers Grading
                                               & Excavating

WILLIAM J. DEMMER
President                                      EXECUTIVE OFFICERS
Jack Demmer Ford, Inc. and
Jack Demmer Lincoln Mercury

                                               MICHAEL J. ROSS
MICHAEL V. DORIAN, JR.                         President
Vice President                                 Chief Executive Officer
Mike Dorian Ford

                                               WALTER G. BYERS
DAVID HIMICK                                   Washtenaw Regional President
Retired, Industrial Supply

                                               JEFFREY L. KARAFA
DONALD G. KARCHER                              Senior Vice President
Chairman of the Board                          CFO & Secretary
Karcher Agency, Inc.

                                               WILLIAM T. LAROSA
BRADLEY F. KELLER                              Oakland Regional President
President
Braden Associates, Inc. and                    WARREN R. MUSSON
MultiGard Properties, Ltd.                     Senior Vice President
                                               Head of Lending

JEFFREY G. LONGSTRETH
Real Estate Broker                             STEPHEN C. TARCZY
Century 21 - Curran & Christie                 Northeast Regional President

RICHARD NORDSTROM                              JEFFREY J. WOLBER
Retired, Architect                             Senior Vice President
                                               Branch Operations

                           COMMUNITY BANK OF DEARBORN

                                    OFFICERS

TERRENCE R. O'NEIL            REGAN J. MORIN                      DON A. PLAISTED
First Vice President          Vice President                      Assistant Vice President
Credit Administration         Commercial Lending                  Commercial Lending

GARY AMES, JR.                CYNTHIA A. PIZZO                    SUSAN M. VETTRAINO
Vice President                Vice President                      Assistant Vice President
Controller                    Branch Officer                      Loss Prevention

KEVIN A. BANK                 JAMES T. POWERS                     PAMELA G. WILKS
Vice President                Vice President                      Assistant Vice President
Commercial Lending            Customer/Product Support            Product Support

MARK H. BOBINSKI              H. KRISTENE RAUTIO                  DEBBY M. ASTERIOU
Vice President                Vice President                      Treasury Officer
Commercial Lending            Business Development

                                                                  PATRICIA CARMONA
DANIEL P. BROPHY              DENNIS C. ROCHELEAU                 Accounting Officer
Vice President                Vice President
Senior Commercial Lender      Cashier                             PATRICIA D. CONSIDINE
                                                                  Branch Officer

DANIEL A. BZURA               SANDRA M. ROSS
Vice President                Vice President                      THOMAS M. GOTELAERE
Branch Administration         Regional Branch Administration      Mortgage Loan Officer

RITA L. CAVATAIO              GARY P. RUSCH                       KAREN R. HENDERSHOT
Vice President                Vice President                      Branch Officer
Commercial Lending            Commercial Lending

                                                                  RICHARD T. JONES
GEORGE J. DEMOU               WILLIAM M. SCHMIDT                  Business Development Officer
Vice President                Vice President
Commercial Lending            Senior Commercial Lender            DAVID W. LESLIE
                                                                  Commercial Loan Officer

DANIEL P. FOSS                GREGORY M. SCHNEIDER
Vice President                Vice President                      ELIZABETH A. PIZZO
Commercial Lending            Commercial Lending                  Human Resources Officer

JEFFREY S. GRENDYSA           THEODORE A. SCHORK                  SUZANNE C. SCHULTZ
Vice President                Vice President                      Loan Operations Officer
Mortgage Operations           Senior Commercial Lender

                                                                  TIMOTHY SERPIEN
JIHAD A. HACHEM               STEVEN P. SLADE                     Branch Officer
Vice President                Vice President
Commercial Lending            Consumer Lending                    ANTOINETTE  TARCZY
                                                                  Branch Officer

F. GLEN ISLAMI                KAREN M. COVER
Vice President                Assistant Vice President           CHARLES P. WASCZENSKI
Compliance                    Regional Branch Administration      Audit Officer

CHRISTINE G. JOHNSON          DENIS T. NISSLE                     CAROLYN A. WILKINS
Vice President                Assistant Vice President            Corporate Services Officer
Private Banking               Private Banking

                                                                  MARIAN ZELEJI
WYNN C. MILLER                MIHAI PARASCA                       Mortgage Loan Officer
Vice President                Assistant Vice President
Internal Audit                Computer Systems & Network

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

                                GERALD J. CARNAGO
                  Attorney at Law & Certified Public Accountant
                           Carnago & Associates, P.C.

                                MICHAEL P. GUERRA
                                      Owner
                           Millcreek Building Company

                                VITO A. PAMPALONA
                                    President
                     Vito Anthony Homes and Building Company

                                JAMES A. PATRONA
                                      Owner
                        Universal Press & Machinery, Inc.

                           COMMUNITY BANK OF DEARBORN

                                    LOCATIONS

Ann Arbor  Eisenhower and Washtenaw Regional                Dearborn Office
Lending Center                                              22290 Michigan Avenue
250 West Eisenhower Parkway, Suite 100                      Dearborn, MI  48124
Ann Arbor, MI 48103                                         Phone: (313)  274-1000
Phone: (734) 429-3828                                       Fax: (313)  274-5050
Fax: (734) 429-9294                                         Cynthia A. Pizzo, VP & Branch Manager
Walter G. Byers, Washtenaw Regional President
Nancy Bednarz, Personal Banker

                                                            Dearborn Heights
Ann Arbor - Stadium                                         24935 West Warren Avenue
2180 West Stadium Boulevard                                 Dearborn Heights, MI  48127
Ann Arbor, MI 48103                                         Phone: (313)  724-0100
Phone: (734) 429-3828                                       Fax: (313)  724-1010
Fax: (734) 429-9294                                         Kim Keleman, Branch Manager
Karen R. Hendershot, Branch Officer

                                                            Dearborn Administration and
                                                            Regional Lending Center
Auburn Hills and Oakland Regional Lending Center            1360 Porter Street, Suite 200
3201 University Drive, Suite 180                            Dearborn, MI 48124
Auburn Hills, MI 48326                                      Phone: (313) 565-5700
Phone: (248) 364-9700                                       Fax: (313) 561-2291
Fax: (248) 364-9701                                         Warren R. Musson, Senior VP & Head of Lending
William T. LaRosa, Oakland Regional President
Tim Sierpien, Branch Officer                                Plymouth Township
                                                            44623 Five Mile
                                                            Plymouth, MI  48170
Canton Township                                             Phone: (734)  454-1000
1325 N. Canton Center Road                                  Fax: (734)  454-0123
Canton, MI  48187                                           Mara Sears, Branch Manager
Phone: (734)  981-0022
Fax: (734)  981-0033
Jennifer Learning, Branch Manager                           Southgate
                                                            12820 Fort Street
                                                            Southgate, MI 48195
Clinton Township                                            Phone: (734) 284-3300
19100 Hall Road                                             Fax: (734) 284-3311
Clinton Township, MI 48038                                  Gary D. Zanley, Branch Manager
Phone: (586) 416-4400
Fax: (586) 416-6200
Antoinette Tarczy, Branch Officer                           Saline
                                                            450 East Michigan Avenue
                                                            Saline, MI  48176
Clinton Township Regional Lending Center                    Phone: (734) 429-3828
45000 River Ridge Drive, Suite 110                          Fax: (734) 429-9294
Clinton Township, MI 48038                                  Sara L. Simon, Senior Assistant Manager
Phone: (586) 416-0200
Fax: (586) 416-0220
Stephen C. Tarczy, Northeast Regional President             Bank Operations Center
                                                            4000 Allen Road
                                                            Allen Park, MI 48101
                                                            Phone: (313) 381-3200
                                                            Fax: (313) 381-6100

DEARBORN BANCORP, INC. COMMON STOCK

Dearborn Bancorp, Inc. common stock is listed on the Nasdaq Stock Market and is traded under the symbol "DEAR".

INVESTOR RELATIONS AND FORM 10-K AVAILABLE

Additional information about the Corporation including a free copy of the Corporation's Form 10-K filed with the Securities and Exchange Commission may be obtained by writing or calling: Carolyn Wilkins, Corporate Services Officer, 4000 Allen Road, Allen Park, Michigan 48101; (313) 381-3200 or by E-mail at Carolyn.Wilkins@cbdear.com.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held on Tuesday, May 17, 2005, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Crowe Chizek & Company LLC
55 Campau Avenue, N.W., Suite 300
Grand Rapids, Michigan  49503
(616) 774-0774

STOCK TRANSFER AGENT AND REGISTRAR

Stockholders requiring a change of name, address or ownership of stock, as well as information about shareholder records or lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact:

Computershare Investor Services, LLC
2 North Lasalle Street
Chicago, Illinois 60602
(888) 294-8217
www.computershare.com

WEBSITE INFORMATION

Online Information for the most current news releases and Dearborn Bancorp, Inc. financial reports and product information, visit our Website at www.cbdear.com

                    QUARTERLY COMMON STOCK PRICE INFORMATION

                      High           Low          Close
                     -------       -------       -------
2004
First quarter        $ 22.36       $ 17.51       $ 19.96
Second quarter         23.70         23.26         23.55
Third quarter          28.07         24.05         19.91
Fourth quarter         30.00         24.76         29.16
                     -------       -------       -------
2003
First quarter        $ 16.04       $ 12.83       $ 13.81
Second quarter         16.03         15.62         15.85
Third quarter          18.15         17.81         17.98
Fourth quarter         17.70         17.48         17.60

      All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

                             PRINCIPAL MARKET MAKERS

Citigroup Global Markets, Inc.            Oppenheimer & Co, Inc.
388 Greenwich St.                         125 Broad Street
New York, NY 10013                        New York, NY 10004
(212) 816-6000                            (212) 668-8000

FIG Partners, LLC                         Raymond James & Associates,  Inc.
1545 Peachtree Street, Suite 650          880 Carillon Parkway
Atlanta, GA 30309                         St. Petersburg, FL  33716
(404) 601-7200                            (727) 567-1000

Hill Thompson Magid, & Co.                Sandler, O'Neill & Partners
15 Exchange Place, Suite 800              919 Third Avenue, 6th Floor
Jersey City, NJ 07302                     New York, NY 10022
(201) 434-6900                            (212) 466-7800

Howe Barnes Investments, Inc.             Susquehanna Capital Group
222 S. Riverside Plaza                    401 City Avenue, Suite 220
Chicago, Illinois 60606                   Bala Cynwyd, PA 19004
(312) 655-3000                            (610) 617-2600

Knight Equity Markets, L.P.               Trident Securities
525 Washington Boulevard                  4300 Six Forks Road, Suite 710
Jersey City, NJ  07310                    Raleigh, NC 27609
(201) 222-9400                            (919) 781-8900

                                          USB Capital Markets, L.P.
                                          111 Pavonia Avenue
                                          Jersey City, NJ 07310
                                          (201) 963-9100

                            [DEAR NASDAQ LISTED LOGO]

                             DEARBORN BANCORP, INC.
                               1360 Porter Street
                            Dearborn, Michigan 48124

                              Phone: (313) 565-5700

                                 www.cbdear.com