Form 10-K, Exhibit 13
period 2005-12-31
DEARBORN BANCORP INC /MI/
filed 2006-03-15
CIK 895541

                                                                     EXHIBIT 13.

                          [DEARBORN BANCORP INC. LOGO]

                               and its subsidiary

                              [COMMUNITY BANK LOGO]
                                   OF DEARBORN
                              ---------------------

                                      2005
                                  ANNUAL REPORT

                             DEARBORN BANCORP, INC.

                               AND ITS SUBSIDIARY

                           COMMUNITY BANK OF DEARBORN

CONTENTS

Corporate Information.................................................    3

Chairman's and President's Letter to Stockholders.....................    4

Summary of Selected Financial Data....................................    7

Report of Independent Auditors........................................    9

Consolidated Balance Sheets...........................................   12

Consolidated Statements of Income.....................................   13

Consolidated Statements of Changes in Stockholders' Equity............   14

Consolidated Statements of Cash Flows.................................   16

Notes to Consolidated Financial Statements............................   18

Management's Discussion and Analysis..................................   45

Dearborn Bancorp, Inc. Directors and Officers.........................   65

Community Bank of Dearborn Directors and Executive Officers...........   66

Community Bank of Dearborn Officers...................................   67

Community Bank of Dearborn Subsidiaries...............................   68

Investor Information..................................................   70

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

In 2005, the Bank introduced its website, www.cbdear.com, with online banking capabilities to the public. The Bank's customers are able to execute transfers to their accounts and view their account information and transactions. Commercial customers have the option of utilizing the cash management module. This feature enables commercial customers to designate multiple users, initiate wire transfers, process ACH transactions, perform stop payments, and process federal tax payments. During its first year of operation, over 1,000 users have signed up for online banking. The website also contains product information regarding the Bank's loan and deposit products and the Corporation's most recent financial information.

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

To Our Stockholders:

      During 2005, we shifted emphasis from seeking rapid growth to improving profitability. For much of our corporate history, we have, of necessity, placed the highest priority on expanding both our deposit base and our geographic footprint in Southeast Michigan. This was the only way that we could make the transition from a start-up enterprise to an established financial institution.

      With our continued expansion into Oakland, Macomb and Washtenaw Counties, we have been able to turn much of our focus to improving the profitability of Community Bank. For the most part, this involved generating quality loans as our primary goal and then seeking the deposits and other liabilities needed to fund them. Earlier in our history, we were not as well established that we could be as certain of obtaining all the funding we needed at competitive cost as we are today.

      As our financial performance in 2005 demonstrates, this new confidence in our ability to acquire funds on demand has made a marked difference in the profitability of our Corporation. Net income for the 12 months ended December 31, 2005, was $7,510,000. This figure was 36.3 percent more than 2004 earnings of $5,509,000. Because of our successful stock offering in mid-year, 2004, fully diluted earnings per share of $1.32 for all of 2005 are not directly comparable with diluted earnings per share of $1.16 in 2004.

      Reflecting the change in our approach to building our business, total assets went up 8.25 percent during 2005 to stand at $706,497,000 as the year ended. They had been $652,662,000 one year earlier. Over the course of the year, total deposits increased 7.7 percent to $582,438,000 from $540,880,000 at the end of 2004. Total loans, however, grew by 11.8 percent. They were $657,037,000 on December 31, 2005, while they had been $587,562,000 twelve months earlier.

      Earnings for the full year as well as assets, deposits and loans at year-end all established new records for our Corporation. Stockholders' equity was also at record levels. It was $84,213,000 at the end of the year, 12.9 percent more than it had been one year earlier when it was $74,604,000. By every standard, our capital position is far in excess of that required by the federal banking regulators of organizations such as ours.

      The return on average assets was 1.08 percent, comfortably above the 1.00 percent "standard of excellence" for which we strive. Our return on average equity of 9.44 percent is still not at our long-term goal of 15 percent but this is largely a matter of leverage, which we approach cautiously to avoid undue risk at this stage of our corporate history.

      It should also be noted that during the Second Quarter of 2005, we recognized a $696,000 decline in the fair market value of 80,000 shares of Federal Home Loan Mortgage Corporation preferred stock that we purchased in 2001. At the time, we anticipated continuing to hold these securities in our investment portfolio. Further changes in the mortgage market and continued uncertainty about the regulation of this government sponsored enterprise led us to sell the preferred shares later in the year.

      Although we have continued our loan expansion, we have not compromised our credit quality standards in order to attract new business. During 2005, our net loan charge-offs were just $157,000 or 0.02 percent of total loans. Moreover, at the end of the year, our total nonperforming assets were only $1,836,000, less than 0.3 percent of total loans. This included $663,000 of real estate owned, which was carried on our books at fair market value and is expected to be sold during 2006. The allowance for loan losses was $6,808,000 or 1.04 percent of total loans at December 31, 2005.

      During recent years, we were fairly aggressive residential mortgage lenders and our mortgage banking activities made a meaningful contribution of our overall profitability. The end of the refinancing "boom" and gradually rising long-term interest rates, however, have resulted in a marked decline in mortgage lending volume. Today, we still consider ourselves "active" mortgage lenders but we have greatly reduced the fixed overhead devoted to the support of retail mortgage lending. As a consequence, we have kept these market changes from having a major impact on our profitability.

      As we have scaled back residential lending, we have placed greater emphasis on commercial real estate mortgage and construction lending. Because the yields on these loans tend to make them an advantageous use of funds, this transition has had a very positive effect on our profitability.

      This increased emphasis on commercial real estate lending has helped us deal with the disappearing difference between short-term and long-term interest rates that has taken place over the past 18 months. The Federal Reserve Open Market Policy Committee had repeatedly raised short-term interest rates during that time. Long-term rates, however, which are increasingly set in the global money markets, have not experienced a corresponding increase. This diminishing "yield curve" has had a significant impact on the profitability of most community banking organizations. Traditionally, they have "borrowed" funds at short-term rates from their depositors and profitably employed them in loans and investments at long-term rates. Today, this is very hard to do and many of these institutions are reporting declines in earnings.

      On the other hand, our strategy of seeking commercial loans paying higher interest rates has allowed us to keep a profitable spread between our cost of funds and the yields on our loans. It is the primary reason why our net interest income after provision for loan losses was 38.9 percent higher in 2005 than it was in 2004.

      The economic problems facing the Detroit metropolitan area and the rest of southeast Michigan are well known. There is no denying a problem exists. In the midst of an automotive depression, however, there are still many pockets of prosperity in our market area. Our task is to identify those sectors of the economy where business is still good and profitable and then solicit deposits and loans from the people and business organizations to be found there.

      Our financial results suggest that we have been successful in this endeavor. In the midst of bad news, it is easy to forget that southeast Michigan is still the tenth largest market for financial services in the United States. The deposit totals at all financial institutions, excluding credit unions, in the four counties we have offices are in excess of $77 billion. We currently hold less than one percent of those deposits. For that reason, we do not let the problems we see around us cloud our vision of further growth and greater profitability for our Corporation in the years to come.

      Beyond the size of the markets where we do business, there are two other factors that suggest our long-term aspirations are quite realistic. The first is the fact that we have acquired the infrastructure, both in terms of facilities and, more important, people, that will allow us to grow at a reasonably rapid rate for some time without commensurate increases in overhead. Our present staff can handle an appreciably greater volume of business in our current locations without any deterioration in the high quality customer service that has been a key ingredient in our success to date.

      Moreover, we have plenty of capital available to support both internal growth and expansion through acquisitions. A case could be made that we now have "too much" capital. Experienced bankers, however, know that there is no such thing as "too much" capital. It is organizations with the strongest capital positions that are best able to seize attractive opportunities as they arise. Our senior officers and directors are constantly on the alert for potential branch sites and possible mergers or acquisitions. We are also in regular contact with several investment banking firms that know of our keen interest in having prospective transactions brought to our attention.

      It is within the context of the foregoing background that the directors and senior officers of our Corporation anticipate compounding our past progress in 2006 and the years beyond. Obviously, our growth rates by percentage will decline as we grow, but we expect to be larger and more profitable at this time next year and we see no impediments to continuing success in the foreseeable future. We are pleased with what we have accomplished and look forward to serving our stockholders in the future as we have done in the past.

      It would not be appropriate to close this Annual Report letter without noting the passing in January, 2006, of our Vice Chairman, Richard Nordstrom. Dick was one of the incorporators of Dearborn Bancorp, Inc., and had been a director of both the holding company and Community Bank since we commenced operations. He was a successful businessman and a distinguished architect who made numerous contributions to the success of our Corporation over the years. The directors and senior officers who knew him well will miss him, and everyone associated with our organization extends our sincere condolences to Dick's family.

      Our Annual Meeting will be held at Park Place in Dearborn on Tuesday May 16, 2006 at 4:00pm. We hope that you will be able to attend in person. In addition, we look forward to reporting on our business in greater detail, hearing your comments and suggestions and responding to your questions.

                                   Sincerely,

          John E. Demmer                                      Michael J. Ross
       Chairman of the Board                                   President and
                                                         Chief Executive Officer

                       SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2005 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 2005 and 2004, and the Consolidated Statements of Income for the years ended December 31, 2005, 2004 and 2003 are included elsewhere in this Annual Report.

(In thousands, except share and per share data)      2005          2004         2003        2002         2001
                                                 -----------   ----------   ----------   ----------   -----------
OPERATIONS
Interest income                                  $    43,855   $   29,790   $   23,564   $   18,259   $    14,585
Interest expense                                      16,403        9,409        8,631        7,505         7,405
                                                 -----------   ----------   ----------   ----------   -----------
Net interest income                                   27,452       20,381       14,933       10,754         7,180
Provision for loan losses                              1,081        1,400        1,699        1,052           920
                                                 -----------   ----------   ----------   ----------   -----------
Net interest income after provision for loan
losses                                                26,371       18,981       13,234        9,702         6,260
Total non-interest income                                722        1,332        2,829        1,674         1,460
Total non-interest expense                            15,716       11,967       10,735        7,372         5,379
                                                 -----------   ----------   ----------   ----------   -----------
Income before federal income tax expense              11,377        8,346        5,328        4,004         2,341
Income tax expense                                     3,867        2,837        1,807        1,357           802
                                                 -----------   ----------   ----------   ----------   -----------
Net income                                       $     7,510   $    5,509   $    3,521   $    2,647   $     1,539
                                                 ===========   ==========   ==========   ==========   ===========
FINANCIAL CONDITION
Total assets                                     $   706,497   $  652,662   $  446,075   $  325,100   $   226,865
Mortgage loans held for sale                           1,041        1,692        1,505        9,852         2,915
Investment securities, available for sale             17,153       21,075       16,948       22,216        21,652
Federal Home Loan Bank stock                           1,293        1,122        1,073        1,033         1,000
Loans                                                657,037      587,562      400,958      267,522       180,892
Allowance for loan losses                             (6,808)      (5,884)      (4,314)      (2,875)       (1,922)
Other assets                                          36,781       26,226        8,757        7,902         6,454
Deposits                                             582,438      540,880      379,619      262,086       177,481
Federal Home Loan Bank advances                       25,588       20,614       20,638       20,660        20,000
Subordinated debentures                               10,000       10,000       10,000       10,000            --
Other borrowings                                       1,615        4,115           --           --            --
Other liabilities                                      2,643        2,449        1,217        1,663         1,481
Stockholders' equity                                  84,213       74,604       34,601       30,691        27,903

PER SHARE INFORMATION (1)
Net income per common share - basic              $      1.40   $     1.27   $     0.99   $     0.76   $      0.43
Net income per common share - diluted            $      1.32   $     1.16   $     0.91   $     0.72   $      0.42
Book value per common share                      $     15.53   $    14.12   $     9.68   $     8.76   $      7.64
Average shares outstanding  - basic                5,352,709    4,324,223    3,544,534    3,484,262     3,604,774
Average shares outstanding - diluted               5,702,764    4,732,011    3,851,752    3,662,859     3,680,509
Shares outstanding at end of period                5,423,556    5,285,096    3,576,215    3,502,832     3,652,228

OTHER DATA
Return on average assets                                1.08%        1.05%        0.89%        0.93%         0.76%
Return on average equity                                9.44%       10.56%       10.80%        9.08%         5.46%
Net interest margin                                     4.14%        4.04%        3.97%        3.94%         3.76%
Net interest spread                                     3.62%        3.69%        3.63%        3.37%         2.91%
Allowance for loan losses to total loans                1.04%        1.00%        1.08%        1.07%         1.06%
Nonperforming assets to total assets                    0.26%        0.47%        0.42%        0.84%         0.35%
Stockholders' equity to total assets                   11.92%       11.43%        7.76%        9.44%        12.30%
Total interest expense to gross interest income        37.40%       31.58%       36.63%       41.10%        50.77%
Number of offices                                         12           12            8            6             5

(1) All share and per share amounts have been adjusted to reflect the issuance of stock dividends.

                             COMMITMENT TO COMMUNITY

      Commitment to community is one of the primary principles upon which Dearborn Bancorp, Inc. and its primary subsidiary, Community Bank of Dearborn was founded. Since the Community Bank of Dearborn opened for business in 1994, management has emphasized the importance of community involvement and community development as part of the Bank's mission. In fact, the majority of the Bank's directors, officers and employees live in the communities that are serviced by the Bank. During 2005, the Bank provided the following local organizations with financial support or personal involvement:

99 Huskies                            Dearborn Rotary Club
Agape Christian Academy, Canton       Dearborn Senior Center
American Arab Chamber of Commerce     Dearborn Symphony Orchestra
American Red Cross                    Dexter Area Chamber of Commerce
Ann Arbor Chamber of Commerce         Downriver Senior Olympics
Ann Arbor Summer Festival             Festival of Trees
Ann Arbor Symphony Orchestra          Garden City Hospital Foundation
Auburn Hills Chamber of Commerce      Garden Club of Dearborn
Canton Chamber of Commerce            Goodwill Industries of Greater Detroit
Canton Community Foundation           Henry Ford Community College Foundation
Canton Exchange Club                  Holiday on the Avenue, Dearborn
Canton Liberty Festival               Junior League Goodwill
Canton Lion's Club                    Lakeland Broncos
Canton Senior Safety Coalition        Mike Adray Memorial Foundation
Canton Senior Center                  New Morning School
Central Macomb Chamber of Commerce    North Oakland Baseball Federation
Clinton Township Senior Expo          Oakwood Health Care Foundation
Dearborn Baseball                     Orchestra Canton
Dearborn Board of Realtors            Plymouth Chamber of Commerce
Dearborn Chamber of Commerce          Plymouth Community Arts Center
Dearborn Community Arts Council       Royal Oak Police
Dearborn Elderfest                    Saint Joseph Mercy Saline Hospital
Dearborn Exchange Club                Saline Area Chamber of Commerce
Dearborn Goodfellows                  Saline Celtic Festival
Dearborn Heights Chamber of Commerce  Showcase Plymouth
Dearborn Heights Lions Club           Sig Krug Memorial Foundation
Dearborn Heights Park & Recreation    Southern Wayne County Chamber of Commerce
Dearborn Heights Spirit Festival      St. Joseph Hospital
Dearborn Homecoming                   Trenton Rotary Club
Dearborn Kiwanis                      Turning Point
Dearborn Optimist Club                Washtenaw Development Council
Dearborn Outer Drive Kiwanis          Washtenaw Housing Alliance
Dearborn Police Officers Charity      Washtenaw United Way
                                      Wayne County Treasurers Association
                                      Western Wayne Association of Realtors
                                      Westland Foundation
                                      Wyandotte Catholic Consolidated School
                                      Ypsilanti Chamber of Commerce
                                      YWCA of Western Wayne County

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan

We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U. S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Dearborn Bancorp, Inc.'s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission
(COSO) and our report dated March 8, 2006 expressed an unqualified opinion thereon.

                                                Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 8, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Dearborn Bancorp, Inc.
Dearborn, Michigan

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Dearborn Bancorp, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Dearborn Bancorp, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Dearborn Bancorp, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Dearborn Bancorp, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Dearborn Bancorp, Inc. and our report dated March 8, 2006 expressed an unqualified opinion on those consolidated financial statements.

                                               Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 8, 2006

                 REPORT BY DEARBORN BANCORP, INC. AND SUBSIDIARY
                  ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an effective system of internal control over financial reporting presented in conformity with generally accepted accounting principles. There are inherent limitations in the effectiveness of any system of internal control. Accordingly, even an effective system of internal control can provide only reasonable assurance with respect to financial statement preparation.

Management assessed the Company's systems of internal control over financial reporting presented in conformity with generally accepted accounting principles as of December 31, 2005. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2005, Dearborn Bancorp, Inc. maintained effective control over financial reporting presented in conformity with generally accepted accounting principles based on those criteria.

The Company's independent auditors have issued an audit report on our assessment of the Company's internal control over financial reporting.

Dearborn Bancorp, Inc. and Subsidiary

/s/ Michael J. Ross
---------------------------------------
Michael J. Ross.
President and Chief Executive Officer

/s/ Jeffery L. Karafa
---------------------------------------
Jeffery L. Karafa
Vice President, Treasurer and Secretary

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                       December 31,
                                                                 -----------------------
(Dollars, in thousands)                                             2005         2004
                                                                 ----------   ----------
ASSETS
Cash and cash equivalents
          Cash and due from banks                                $    7,118   $    5,946
          Federal funds sold                                          2,268       12,640
          Interest bearing deposits with banks                           69        2,283
                                                                 ----------   ----------
                    Total cash and cash equivalents                   9,455       20,869

Mortgage loans held for sale                                          1,041        1,692
Securities, available for sale                                       17,153       21,075
Federal Home Loan Bank stock                                          1,293        1,122
Loans
          Loans                                                     657,037      587,562
          Allowance for loan losses                                  (6,808)      (5,884)
                                                                 ----------   ----------
                    Net loans                                       650,229      581,678

Bank premises and equipment, net                                     13,792       13,124
Real estate owned                                                       663          138
Goodwill                                                              5,473        7,080
Other intangible assets                                               2,291          902
Accrued interest receivable                                           2,586        1,889
Other assets                                                          2,521        3,093
                                                                 ----------   ----------
          Total assets                                           $  706,497   $  652,662
                                                                 ==========   ==========

LIABILITIES
Deposits
          Non-interest bearing deposits                          $   59,652   $   63,065
          Interest bearing deposits                                 522,786      477,815
                                                                 ----------   ----------
                    Total deposits                                  582,438      540,880

Other liabilities
          Securities sold under agreements to repurchase              1,615        4,115
          Federal Home Loan Bank advances                            25,588       20,614
          Other liabilities                                             960        1,342
          Accrued interest payable                                    1,683        1,107
          Subordinated debentures                                    10,000       10,000
                                                                 ----------   ----------
                    Total liabilities                               622,284      578,058

STOCKHOLDERS' EQUITY
          Common stock - no par value 10,000,000 shares
                   authorized, 5,423,556  and 5,285,096  shares
                   outstanding in 2005 and 2004, respectively        83,944       74,918
          Unearned restricted stock awards                             (260)          --
          Retained earnings                                             573          344
          Accumulated other comprehensive (loss)                        (44)        (658)
                                                                 ----------   ----------
                    Total stockholders' equity                       84,213       74,604
                                                                 ----------   ----------

                    Total liabilities and stockholders' equity   $  706,497   $  652,662
                                                                 ==========   ==========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                   Years Ended December 31,
                                                            ------------------------------------
(In thousands, except share data)                              2005         2004         2003
                                                            ----------   ----------   ----------
Interest income
          Interest on loans                                 $   42,904   $   29,040   $   22,764
          Interest on securities, available for sale               598          460          522
          Interest on deposits with banks                          111          129          153
          Interest on federal funds                                242          161          125
                                                            ----------   ----------   ----------
                    Total interest income                       43,855       29,790       23,564

Interest expense
          Interest on deposits                                  14,427        8,013        7,212
          Interest on other liabilities                          1,976        1,396        1,419
                                                            ----------   ----------   ----------
                    Total interest expense                      16,403        9,409        8,631

                    Net interest income                         27,452       20,381       14,933
Provision for loan losses                                        1,081        1,400        1,699
                                                            ----------   ----------   ----------

Net interest income after provision for loan  losses            26,371       18,981       13,234
                                                            ----------   ----------   ----------
Non-interest income
          Service charges on deposit accounts                      639          569          459
          Fees for other services to customers                      79           30           29
          Gain on the sale of loans                                578          674        2,130
          Gain (loss) on the sale of investment securities         (44)          --           89
          Loss on the write-down of securities                    (696)          --           --
          Gain (loss) on the sale of real estate owned              92          (28)          --
          Other income                                              74           87          122
                                                            ----------   ----------   ----------
                    Total non-interest income                      722        1,332        2,829

Non-interest expenses
          Salaries and employee benefits                         9,366        7,722        6,231
          Commissions on the origination of loans                  217          267          912
          Occupancy and equipment expense                        2,528        1,582        1,377
          Intangible expense                                       230           27           --
          Advertising and marketing                                384          336          279
          Stationery and supplies                                  365          310          317
          Professional services                                    929          436          338
          Data processing                                          448          332          280
          Other operating expenses                               1,249          955        1,001
                                                            ----------   ----------   ----------
                    Total non-interest expenses                 15,716       11,967       10,735
                                                            ----------   ----------   ----------

Income before federal income tax provision                      11,377        8,346        5,328
Income tax provision                                             3,867        2,837        1,807
                                                            ----------   ----------   ----------
Net income                                                  $    7,510   $    5,509   $    3,521
                                                            ==========   ==========   ==========
Per share data:
Net income - basic                                          $     1.40   $     1.27   $     0.99
Net income - diluted                                        $     1.32   $     1.16   $     0.91

Weighted average number of shares outstanding - basic        5,352,709    4,324,223    3,544,534
Weighted average number of shares outstanding - diluted      5,702,764    4,732,011    3,851,752

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2005, 2004 and 2003

                                                                Unearned                  Accumulated
                                                               Restricted                    Other           Total
                                                     Common      Stock      Retained     Comprehensive   Stockholders'
(In thousands, except shares)                        Stock       Awards     Earnings         Income         Equity
                                                    --------  -----------  ----------   --------------   -------------
Balance, January 1, 2003                            $ 30,611  $        --  $       --   $           80   $      30,691

          Exercise of stock options                      447           --          --               --             447

          Stock dividend #1                            1,312           --      (1,312)              --              --

          Stock dividend #2                            2,081           --      (2,081)              --              --

          Net income                                      --           --       3,521               --           3,521

          Other comprehensive income
              Changes in net unrealized gain on
                 securities available for sale            --           --          --                1               1
              Reclassification adjustment for
                 gains included in net income             --           --          --              (89)            (89)
                                                                                        --------------   -------------
              Net change in net unrealized loss on
                 securities available for sale            --           --          --              (88)            (88)
              Tax effects                                                                           30              30
                                                                                        --------------   -------------
                  Other comprehensive loss                --           --          --              (58)            (58)
                                                                                                         -------------

Total comprehensive income                                                                                       3,463
                                                    --------  -----------  ----------   --------------   -------------

Balance, December 31, 2003                            34,451           --         128               22          34,601

          Issuance of common stock                    34,040           --          --               --          34,040

          Exercise of stock options                      616           --          --               --             616

          Tax effect of issuance of stock options        518           --          --                              518

          Stock dividend #1                            2,504           --      (2,504)              --              --

          Stock dividend #2                            2,789           --      (2,789)              --              --

          Net income                                      --           --       5,509               --           5,509

          Other comprehensive income
              Net change in net unrealized loss on        --           --          --           (1,030)         (1,030)
                 securities available for sale
              Tax effects                                                                          350             350
                                                                                        --------------   -------------
                  Other comprehensive loss                --           --          --             (680)           (680)
                                                                                                         -------------

Total comprehensive income                                                                                       4,829
                                                    --------  -----------  ----------   --------------   -------------

Balance, December 31, 2004                          $ 74,918  $        --  $      344   $         (658)  $      74,604
                                                    ========  ===========  ==========   ==============   =============

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2005, 2004 and 2003

                                                                    Unearned                  Accumulated
                                                                   Restricted                     Other         Total
                                                       Common        Stock       Retained    Comprehensive   Stockholders'
                                                        Stock        Awards      Earnings         Income        Equity
                                                      ---------  -------------   --------   --------------   -------------
Balance, January 1, 2005                              $  74,918  $          --   $    344   $         (658)  $      74,604

          Issuance of restricted stock awards               281           (281)        --               --              --

          Stock awards earned                                --             21         --               --              21

          Stock options earned                               10             --         --               --              10

          Exercise of stock options                       1,028             --         --               --           1,028

          Tax effect of issuance of stock options           426             --         --               --             426

          Stock dividend #1                               3,307             --     (3,307)              --              --

          Stock dividend #2                               3,974             --     (3,974)              --              --

          Net income                                         --             --      7,510               --           7,510

          Other comprehensive income
              Reclassification adjustment for losses
                 included in net income                      --             --         --              740             740
              Changes in net unrealized loss on
                 securities available for sale               --             --         --              190             190
                                                                                            --------------   -------------
              Net change in net unrealized loss
                 on securities available for sale            --             --         --              930             930
              Tax effects                                                                             (316)           (316)
                                                                                            --------------   -------------
                  Other comprehensive income                 --             --         --              614             614

Total comprehensive income                                                                                           8,124
                                                      ---------  -------------   --------   --------------   -------------
Balance, December 31, 2005                            $  83,944  $        (260)  $    573   $          (44)  $      84,213
                                                      =========  =============   ========   ==============   =============

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Years Ended December 31,
                                                                        --------------------------------------
(In thousands)                                                              2005          2004         2003
                                                                        -----------   -----------   ----------
Cash flows from operating activities
          Interest and fees received                                    $    42,710   $    29,101   $   22,243
          Interest paid                                                     (15,827)       (8,604)      (8,486)
          Proceeds from sale of mortgages held for sale                      37,556        42,320      139,721
          Origination of mortgages held for sale                            (36,446)      (41,974)    (129,244)
          Taxes paid                                                         (3,400)       (2,435)      (2,560)
          Gain (loss) on sale of real estate owned                               92           (28)          --
          Cash paid to suppliers and employees                              (13,829)      (10,958)      (8,654)
                                                                        -----------   -----------   ----------
          Net cash provided by operating activities                          10,856         7,422       13,020

Cash flows from investing activities
          Proceeds from the sale of securities available for sale             3,260            --        6,199
          Proceeds from calls, maturities and repayments of securities       12,357        40,886       20,636
          Purchases of securities available for sale                        (11,496)      (45,991)     (21,622)
          Purchase of Federal Home Loan Bank stock                             (171)          (49)         (40)
          Increase in loans, net of payments received                       (69,632)     (119,769)    (133,696)
          Purchases of property and equipment                                (1,648)       (7,513)        (757)
          Net cash paid in Bank of Washtenaw acquisition                         --        (5,010)          --
                                                                        -----------   -----------   ----------
          Net cash used in investing activities                             (67,330)     (137,446)    (129,280)

Cash flows from financing activities
          Net increase (decrease) in non-interest bearing deposits           (3,413)       (3,649)       6,625
          Net increase in interest bearing deposits                          44,971        98,637      110,908
          Increase (decrease) in other borrowings                            (2,500)          125           --
          Proceeds from Federal Home Loan Bank advances                       5,000            --           --
          Repayments of Federal Home Loan Bank advances                         (26)          (24)         (22)
          Issuance of common stock                                               --        34,040           --
          Exercise of stock options                                           1,028           616          447
                                                                        -----------   -----------   ----------
          Net cash provided by financing activities                          45,060       129,745      117,958

Increase (decrease) in cash and cash equivalents                            (11,414)         (279)       1,698
Cash and cash equivalents at the beginning of the period                     20,869        21,148       19,450
                                                                        -----------   -----------   ----------
Cash and cash equivalents at the end of the period                      $     9,455   $    20,869   $   21,148
                                                                        ===========   ===========   ==========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                                                                                Years Ended December 31,
                                                                           ---------------------------------
(In thousands)                                                               2005        2004         2003
                                                                           ---------   ----------   --------
Reconciliation of net income to net cash provided by operating activities
Net income                                                                 $   7,510   $    5,509   $  3,521
          Adjustments to reconcile net income to net cash
                    Provided by operating activities
                    Provision for loan losses                                  1,081        1,400      1,699
                    Depreciation and amortization expense                        980          556        478
                    Restricted stock award expense                                31           --         --
                    Accretion of discount on investment securities               (47)         (71)       (13)
                    Amortization of premium on investment securities              38           19         69
                    Amortization of intangible assets                            230           27         --
                    (Increase) decrease in mortgages held for sale               651         (187)     8,347
                    Increase in interest receivable                             (697)        (182)      (201)
                    Increase (decrease) in interest payable                      576          209        145
                    (Gain) loss on sale of securities available for sale         740           --        (89)
                    Increase in other assets                                    (281)        (883)      (345)
                    Increase (decrease) in other liabilities                      44        1,025       (591)
                                                                           ---------   ----------   --------

Net cash provided by operating activities                                  $  10,856   $    7,422   $ 13,020
                                                                           =========   ==========   ========

Supplemental noncash disclosures:
                    Transfers from loans to other real estate owned        $   1,850   $      417         --

Noncash investing activities:
        Bank of Washtenaw acquisition:
                    Loans acquired                                                --   $   66,665         --
                    Bank premises and equipment                                   --          613         --
                    Acquisition intangibles recorded                              --        8,009         --
                    Other assets acquired                                         --          502         --
                    Deposits assumed                                              --      (66,273)        --
                    Borrowing assumed                                             --       (3,990)        --
                    Other liabilities assumed                                     --         (516)        --
                                                                           ---------   ----------   --------

                                                                                  --   $    5,010         --
                                                                           =========   ==========   ========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

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

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

      Mortgage Loans Held for Sale

      Mortgage loans held for sale are carried at the lower of cost or market on an aggregate basis. These loans are sold service released to other entities.

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

                        DECEMBER 31, 2005, 2004 AND 2003

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

                        DECEMBER 31, 2005, 2004 AND 2003

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

      Other intangible assets consist of core deposit and business relationship intangible assets arising from a bank acquisition in 2004. They are initially measured at fair value and are being amortized on an accelerated method over their estimated useful lives.

      Stock Compensation

      The Corporation has two incentive stock plans. Employee compensation expense under the 1994 Stock Option Plan is reported using the intrinsic value method. No stock-based compensation cost from this plan is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-based Compensation (in thousands, except per share data).

                                                       2005     2004      2003
                                                     -------  -------   -------
Net Income
           As reported                               $ 7,510  $ 5,509   $ 3,521
           Less: stock-based compensation expense
           determined under fair value based method       --       (9)     (792)
                                                     -------  -------   -------
           Pro forma                                 $ 7,510  $ 5,500   $ 2,729
Basic income per share
          As reported                                $  1.40  $  1.27   $  0.99
          Pro forma                                  $  1.40  $  1.27   $  0.77
Diluted income per share
          As reported                                $  1.32  $  1.16   $  0.91
          Pro forma                                  $  1.32  $  1.16   $  0.71

      Employee compensation expense under the 2005 Long-Term Incentive Plan is reported using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-based Compensation. Since stock-based compensation cost is reflected in net income, there is no pro forma effect.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      The pro forma effects are computed with option pricing models, using the following weighted average assumptions as of grant date. No options were granted during 2004. The impact of options granted during 2005 were reflected in net income and do not have any pro forma effects. All per share amounts have been adjusted for stock dividends.

                                     2003
                                    -------
Risk-free interest rate                3.55%
Expected option life                7 years
Dividend yield                         0.00%
Expected volatility of stock price    25.55%

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

                        DECEMBER 31, 2005, 2004 AND 2003

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

      Restrictions on Cash

      The Corporation was required to have $3,980,000 and $5,166,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2005 and 2004, respectively. These balances do not earn interest.

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

      Effect of Newly Issued But Not Yet Effective Accounting Standards:

      FAS 123, Revised, requires companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Options granted under the 2005 Long Term Incentive Plan are "variable", as defined by FAS 123. Upon adoption of FAS 123, Revised, the fair value of these options at their grant date will be expensed over the remaining service period. This is expected to result in additional compensation expense of approximately $49,000, $49,000 and $24,000 in 2006, 2007 and 2008, respectively. Any income tax benefit for the exercise of stock options in excess of income tax expense for financial reporting purposes will be classified as a cash inflow for financing activities and a cash outflow for operating activities in the statement of cash flows.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE B - SECURITIES AVAILABLE FOR SALE

      The amortized cost and fair value for securities available for sale and the unrealized gains and losses recognized as accumulated other comprehensive income were as follows (in thousands):

                                            December 31, 2005
                            -----------------------------------------------
                                           Gross       Gross
                             Amortized   Unrealized  Unrealized     Fair
                               Cost        Gains       Losses       Value
                            -----------  ----------  ----------   ---------
US Treasury securities      $    16,665  $       --  $      (68)  $  16,597
Mortgage backed securities          555           2          (1)        556
                            -----------  ----------  ----------   ---------

          Totals            $    17,220  $        2  $      (69)  $  17,153
                            ===========  ==========  ==========   =========

                                         December 31, 2004
                            --------------------------------------------
                                          Gross      Gross
                            Amortized  Unrealized  Unrealized     Fair
                               Cost      Gains       Losses      Value
                            ---------  ----------  ----------   --------
US Treasury securities      $  15,696  $       --  $      (62)  $ 15,634
Mortgage backed securities        826          25          --        851
Corporate debt securities       1,550          --          --      1,550
FHLMC preferred stock           4,000          --        (960)     3,040
                            ---------  ----------  ----------   --------
          Totals            $  22,072  $       25  $   (1,022)  $ 21,075
                            =========  ==========  ==========   ========

      The amortized cost and fair value of securities available for sale at December 31, 2005 by contractual maturity are shown below (in thousands). Securities not due at a single maturity date, such as mortgage backed securities are shown separately.

                                      Amortized     Fair
                                        Cost        Value
                                      ---------  ---------
Due in three months or less           $   5,700  $   5,687
Due in three months through one year      6,983      6,936
Due in one year through five years        3,982      3,974
Due in greater than five years               --         --
Mortgage backed securities                  555        556
                                      ---------  ---------
          Totals                      $  17,220  $  17,153
                                      =========  =========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE B - SECURITIES AVAILABLE FOR SALE  (Continued)

      Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

               2005    2004   2003
              ------  -----  ------
Proceeds      $3,260  $  --  $6,199
Gross gains       --     --      89
Gross losses     740     --      --

      Securities having a carrying value of $4,524,000 and $5,859,000 at December 31, 2005 and 2004, respectively, were pledged to secure Federal Home Loan Bank of Indianapolis advances and securities sold under agreements to repurchase.

      Securities with unrealized losses at year-end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                               December 31, 2005
                            --------------------------------------------------------------
                             Less than one year    One year or more          Total
                            -------------------   ------------------   -------------------
                             Fair    Unrealized    Fair   Unrealized    Fair    Unrealized
                             Value      Loss       Value     Loss       Value      Loss
                            -------  ----------   ------  ----------   -------  ----------
US treasury securities      $ 9,945  $      (21)  $6,652  $      (47)  $16,597  $      (68)
Mortgage backed securities      197          (1)      --          --       197          (1)
                            -------  ----------   ------  ----------   -------  ----------

Total temporarily impaired  $10,142  $      (22)  $6,652  $      (47)  $16,794  $      (69)
                            =======  ==========   ======  ==========   =======  ==========

                                                 December 31, 2004
                            --------------------------------------------------------------
                             Less than one year    One year or more          Total
                            -------------------   ------------------   -------------------
                             Fair    Unrealized    Fair   Unrealized    Fair    Unrealized
                             Value      Loss       Value     Loss       Value       Loss
                            -------  ----------   ------  ----------   -------  ----------
US treasury securities      $15,640  $      (62)  $   --  $       --   $15,640  $      (62)
FHLMC preferred stock         3,040        (960)      --          --     3,040        (960)
                            -------  ----------   ------  ----------   -------  ----------
Total                       $18,680  $   (1,022)  $   --  $       --   $18,680  $   (1,022)
                            =======  ==========   ======  ==========   =======  ==========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE B - SECURITIES AVAILABLE FOR SALE (Continued)

      Unrealized losses on securities, available for sale at December 31, 2005 have not been recognized because these securities are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is believed to be largely due to changes in interest rates. The fair value is expected to recover as the bonds approach their maturity date. Unrealized losses on securities, available for sale at December 31, 2004 included a single issue of FHLMC preferred stock with an unrealized loss of $960,000. Management expected the market value of this security to recover after its coupon rate repriced on April 1, 2005. When it became apparent that this security would not sufficiently recover, the Corporation recorded an "Other Than Temporary Loss" of $696,000 on this security. The Corporation recorded an additional loss of $44,000 as a result of the sale of the security on July 22, 2005.

NOTE C - LOANS, NET

      Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                     December 31,   December 31,      Percent
                                        2005           2004          Incr(decr)
                                     ------------   ------------   ------------
Consumer loans                       $     35,041   $     42,149         (16.86%)
Commercial, financial, & other            130,750        129,103           1.28%
Commercial real estate construction       107,292         70,182          52.88%
Commercial real estate mortgages          336,657        296,934          13.38%
Residential real estate mortgages          47,297         49,194          (3.86%)
                                     ------------   ------------   ------------
                                          657,037        587,562          11.82%
                                                                   ============
Allowance for loan losses                  (6,808)        (5,884)
                                     ------------   ------------
                                     $    650,229   $    581,678
                                     ============   ============

      Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2005 and 2004. These loan transactions for the years ended December 31, are as follows (in thousands):

                                2005     2004
                               -------   -------
Balance, beginning of year     $ 4,150   $ 3,691

New loans during period            970     1,080

Repayments made during period   (2,363)     (621)
                               -------   -------

Balance, end of period         $ 2,757   $ 4,150
                               =======   =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE C - LOANS, NET (Continued)

      Activity in the allowance for loan losses for the years ended December 31 are as follows (in thousands):

                                           2005    2004    2003
                                          ------  ------  ------
Balance, beginning of year                $5,884  $4,314  $2,875

Allowance on loans acquired                   --     184      --

Charge-offs:
     Consumer loans                          112      31      38
     Commercial, financial & other           169      --     141
     Commercial real estate construction      --      --      50
     Commercial real estate mortgages         86      --     124
     Residential real estate mortgages        --     100      --

Recoveries:
     Consumer loans                           37      12      13
     Commercial, financial & other           131      44      30
     Commercial real estate construction      --      --      50
     Commercial real estate mortgages         10      61      --
     Residential real estate mortgages        32      --      --
                                          ------  ------  ------

Net charge-offs                              157      14     260

Additions charged to operations            1,081   1,400   1,699
                                          ------  ------  ------

Balance at end of period                  $6,808  $5,884  $4,314
                                          ======  ======  ======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE C - LOANS, NET (Continued)

      The aggregate balances in impaired loans at December 31, are as follows (in thousands):

                                                            2005   2004
                                                            ----  ------
Impaired loans with no allocated allowance for loan losses  $341  $   --
Impaired loans with allocated allowance for loan losses      200   1,965
                                                            ----  ------
    Total                                                   $541  $1,965
                                                            ====  ======

    Amount of the allowance for loan loss allocated         $ 69    $295

    Average of impaired loans during the year               $940  $1,412

    Interest income recognized during impairment            $ --  $   10
    Cash-basis interest income recognized                   $ --  $   10

Non-performing assets were as follows (in thousands):

                                  2005     2004    2003
                                 -------  ------  ------
Troubled debt restructuring      $    --  $   --  $   --
Over 90 days past due                189     143      19
Non-accrual loans                    984   2,956   2,056
                                 -------  ------  ------
    Total non-performing loans     1,173   3,099   2,075

Real estate owned                    661     136      --
Other repossessed assets               2       2      --
                                 -------  ------  ------
    Other non-performing assets      663     138      --

Total non-performing assets      $ 1,836  $3,237  $2,075
                                 =======  ======  ======

      Non-performing loans and impaired loans are defined differently. Non-performing loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE D - PREMISES AND EQUIPMENT

      Premises and equipment are comprised of the following at December 31 (in thousands):

                                 2005     2004
                               -------  -------
Land and improvements          $ 3,232  $ 1,641
Building and improvements       10,214   11,220
Furniture and equipment          5,366    4,362
                               -------  -------
                                18,812   17,223

Less accumulated depreciation    5,020    4,099
                               -------  -------

         Totals                $13,792  $13,124
                               =======  =======

      Depreciation expense for 2005, 2004 and 2003 amounted to $980,000, $556,000, and $478,000, respectively. During 2005, the Corporation made capital expenditures of $1,664,000. The expenditures were primarily due to expansion and renovation of two branch offices, a new phone system and other improvements in technology.

      Rent expense for facilities of $617,000, $678,000 and $445,000 was incurred during 2005, 2004 and 2003, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present (in thousands):

2006             $  620
2007                489
2008                446
2009                444
2010                374
Thereafter          297
                 ------
         Totals  $2,670
                 ======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE E - GOODWILL AND OTHER INTANGIBLE ASSETS

      As a result of the acquisition of the Bank of Washtenaw in October of 2004, the Corporation acquired goodwill and other intangible assets. At year-end 2004, the Corporation had identified a core deposit intangible of $929,000 and amortized $27,000 of expense. During 2005, the valuation of the borrower relationship intangible was completed and that amount was separated from goodwill and a $12,000 final adjustment was made to the initial goodwill estimate. Goodwill amounted to $5,473,000 and there was no impairment of that goodwill during 2005.

      Other intangible assets were as follows (in thousands):

                                                 2005
                                        ----------------------
                                         Gross
                                        Carrying   Accumulated
                                         Amount   Amortization
                                        --------  ------------
Amortized intangible assets

      Core deposit intangible           $    929  $        181
      Borrower relationship intangible     1,620            77
                                        --------  ------------
            Total                       $  2,549  $        258
                                        ========  ============

      The core deposit intangible is amortized over 10 years and the borrower relationship intangible is amortized over 17 years. Estimated amortization expense for each of the next five years is as follows (in thousands):

      Amortization
      ------------
2006  $        251
2007           257
2008           249
2009           249
2010           216

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE F - DEPOSITS

      Time deposits of $100,000 or more were $262,318,000 and $199,237,000 at
      December 31, 2005 and 2004, respectively. Time deposits of $100,000 or more from governmental units, which are included in total time deposits of $100,000 or more were $85,237,000 and $71,058,000 at December 31, 2005 and
      2004, respectively.

      Scheduled maturities of time deposits at December 31, 2005 are listed in the following table (in thousands):

                  $100,000 and over  Less than $100,000     Total
                  -----------------  ------------------  -----------
2006              $         199,322  $          110,304  $   309,626
2007                         37,983              31,393       69,376
2008                         13,839               4,020       17,859
2009                          3,359               2,756        6,115
2010                          7,815               2,565       10,380
                  -----------------  ------------------  -----------
          Totals  $         262,318  $          151,038  $   413,356
                  =================  ==================  ===========

      Related party deposits from directors and executive officers of the Corporation were approximately $8,768,000 and $6,546,000 at December 31, 2005 and 2004, respectively.

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

      Securities sold under agreements to repurchase are secured by US government agency securities with a carrying amount of $4.0 million and $5.0 million at December 31, 2005 and 2004, respectively.

      Securities sold under agreements to repurchase are financing arrangements that mature within two years. At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning securities sold under agreements to repurchase is summarized as follows (in thousands):

                                             2005     2004
                                            ------   ------
Balance at year-end                         $1,615   $4,115
Average daily balance during the year       $2,995   $  739
Average interest rate during the year         1.25%    1.25%
Maximum month-end balance during year       $4,565   $4,115
Weighted average interest rate at year-end    1.25%    1.25%

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE H - FEDERAL HOME LOAN BANK ADVANCES

      The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis. Advances were $25,588,000 and $20,614,000 at December 31, 2005 and 2004, respectively. These advances carry a fixed rate of interest and are secured by a blanket collateral agreement with the Federal Home Loan Bank of Indianapolis covering eligible mortgage loans in the amount of $40,480,000 and securities available for sale in the amount of $544,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2005 (in thousands):

Date    Amount   Rate   Maturity Date
-----  --------  ----   -------------
2001   $ 10,000  4.28%       2006
2001      5,000  4.54%       2007
2001      5,000  4.68%       2008
2002        588  4.01%       2007
2005      5,000  4.43%       2008
       --------  ----

Total  $ 25,588  4.43%
       ========

      The Bank makes monthly interest payments with principal generally due at maturity. Required principal payments at year-end 2005 are $10.0 million in 2006, $5.6 million in 2007 and $10.0 million in 2008. Prepayment penalties apply if advances are repaid prior to maturity. The Bank's capacity to borrow from the Federal Home Loan Bank is capped at $60 million by a resolution of the Board of Directors of the Bank. The Bank had the ability to borrow up to $26.6 million based on collateral pledged by the Bank at December 31, 2005.

NOTE I - SUBORDINATED DEBENTURES

      In 2002, the Corporation issued $10,000,000 of floating rate obligated mandatory redeemable securities through Dearborn Bancorp Trust I, a special purpose entity as part of a pooled offering on December 19, 2002. The interest rate is the three month LIBOR plus 3.35% and was 7.50% at December 31, 2005. The securities have a term of thirty years with interest payments due on a quarterly basis. The Corporation may redeem the securities after December 19, 2007, with regulatory approval, at face value.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE J - INCOME TAXES

      The federal tax provision consists of the following (in thousands):

           2005    2004     2003
          ------  ------   ------
Current   $4,330  $3,301   $2,216
Deferred    (463)   (464)    (409)
          ------  ------   ------
          $3,867  $2,837   $1,807
          ======  ======   ======

      The details of the net deferred tax asset are as follows at December 31, (in thousands):

                                                                2005     2004
                                                               ------   ------
Deferred tax assets
          Allowance for loan losses                            $2,226   $1,829
          Deferred loan fees and costs                            246      247
          Unrealized losses on securities, available for sale      23      339
          Capital loss                                            252       --
          Other                                                    28      116
                                                               ------   ------

                    Total deferred tax assets                   2,775    2,531

Deferred tax liabilities
         Premises and equipment                                  (271)    (305)
         Goodwill and other intangibles                          (138)     (36)
         Other                                                   (125)     (96)
                                                               ------   ------

                    Total deferred tax liabilities               (534)    (437)
                                                               ------   ------

Net deferred tax asset                                         $2,241   $2,094
                                                               ======   ======

      The effective federal tax rate is substantially the same as the statutory rate of 34%. The goodwill and other intangible assets acquired during 2004 are being amortized over 15 years for tax purposes and are tax deductible, but the goodwill is not being amortized for book purposes. During 2005, a deferred tax asset of $252,000 was generated on the capital loss that resulted from the sale of FHLMC preferred stock. The capital loss can be carried forward through 2010 to offset capital gain income. An allowance against the net tax deferred asset is not considered necessary at December 31, 2005.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE K - FINANCIAL INSTRUMENTS AND OFF-BALANCE-SHEET RISK

      Fair Value of Financial Instruments

      The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                        2005                2004
                                               --------------------  --------------------
                                                          Estimated             Estimated
                                               Carrying     Fair     Carrying     Fair
                                                Amount      Value     Amount      Value
                                               ---------  ---------  ---------  ---------
Assets:
          Cash and cash equivalents            $   9,455  $   9,455  $  20,869  $  20,869
          Mortgage loans held for sale             1,041      1,055      1,692      1,724
          Securities, available for sale          17,153     17,153     21,075     21,075
          Federal Home Loan Bank Stock             1,293      1,293      1,122      1,122
          Loans, net                             650,229    647,621    581,678    583,242
          Accrued interest receivable              2,586      2,586      1,889      1,889

Liabilities:
          Deposits                             $ 582,438  $ 582,629  $ 540,880  $ 542,401
          Securities sold under agreements to
          repurchase                               1,615      1,615      4,115      4,115
          Federal Home Loan Bank advances         25,588     26,002     20,614     20,991
          Subordinated debentures                 10,000     10,000     10,000     10,000
          Accrued interest payable                 1,683      1,683      1,107      1,107

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE K - FINANCIAL INSTRUMENTS  AND OFF-BALANCE- SHEET RISK (Continued)

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

      The Corporation had outstanding loan commitments aggregating $186,729,000 and $115,504,000 at December 31, 2005 and 2004, respectively. Loan commitments for variable rate loans were $167,474,000 and $113,324,000 at December 31, 2005 and 2004, respectively. Loan commitments for fixed rate loans were $19,255,000 and $2,180,000 at December 31, 2005 and 2004,
      respectively. The fixed rate loan commitments at December 31, 2005 have interest rates ranging from 4.47% to 13.25% and maturities ranging from one year to ten years. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):

      At December 31, 2005

                                                  Commitments Period
                              -----------------------------------------------------------
                              Less than  One to three  Four to five   Over five
                               one year      years         years        years     Totals
                              ---------  ------------  ------------  ----------  --------
Home equity lines of credit   $      46  $        225  $        404  $   19,193  $ 19,868
Residential loan commitments      4,227            --            --          --     4,227
Standby letters of credit         2,159         5,839           992          --     8,990
Commercial lines of credit       59,572         1,167           413         909    62,061
Other commercial commitments     57,862        21,697         3,411       8,613    91,583
                              ---------  ------------  ------------  ----------  --------

Totals                        $ 123,866  $     28,928  $      5,220  $   28,715  $186,729
                              =========  ============  ============  ==========  ========

      At December 31, 2004

                                                    Commitments Period
                              -----------------------------------------------------------
                              Less than  One to three  Four to five   Over five
                              one year       years        years          years    Totals
                              ---------  ------------  ------------  ----------  --------
Home equity lines of credit   $     100  $        196  $        332  $   21,235  $ 21,863
Residential loan commitments      2,271            --            --          --     2,271
Standby letters of credit         2,574         3,000            --          --     5,574
Commercial lines of credit       35,662         1,407         3,384         268    40,721
Other commercial commitments     29,037        11,885           299  $    3,854    45,075
                              ---------  ------------  ------------  ----------  --------

Totals                        $  69,644  $     16,488  $      4,015  $   25,357  $115,504
                              =========  ============  ============  ==========  ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

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

      Contributions to the plan by the Bank are discretionary and are expensed as made. The Bank matches 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 2005, 2004 and 2003, employer contributions were $148,000, $121,000 and $124,000, respectively.

NOTE M - REGULATORY MATTERS

      The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and, additionally for the Bank, the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. At December 31, 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE M - REGULATORY MATTERS (Continued)

      The following is a presentation of the Corporation's and Bank's regulatory capital ratios (in thousands):

                                                                                Minimum
                                                         Minimum        To Be Well Capitalized
                                                        for Capital     Under Prompt Corrective
                                        Actual      Adequacy Purposes    Action  Regulations
                                   --------------   -----------------   -----------------------
                                   Amount   Ratio    Amount    Ratio     Amount          Ratio
                                   -------  -----   -------   -------   --------         ------
As of December 31, 2005
     Total capital
        (to risk weighted assets)
               Consolidated        $93,281  13.29%  $56,147      8.00%  $ 70,184          10.00%
               Bank                 75,918  10.89%   55,756      8.00%    69,695          10.00%
    Tier 1 capital
        (to risk weighted assets)
               Consolidated         86,472  12.32%   28,073      4.00%    42,110           6.00%
               Bank                 69,109   9.92%   27,878      4.00%    41,817           6.00%
    Tier 1 capital
        (to average assets)
               Consolidated         86,472  12.32%   28,074      4.00%    35,092           5.00%
               Bank                 69,109  10.09%   27,400      4.00%    34,250           5.00%

As of December 31, 2004
     Total capital
        (to risk weighted assets)
               Consolidated        $81,868  13.27%  $49,360      8.00%  $ 61,700          10.00%
               Bank                 63,986  10.47%   48,913      8.00%    61,141          10.00%
    Tier 1 capital
        (to risk weighted assets)
               Consolidated         75,984  12.32%   24,680      4.00%    37,020           6.00%
               Bank                 58,102   9.50%   24,457      4.00%    36,685           6.00%
    Tier 1 capital
        (to average assets)
               Consolidated         75,984  12.12%   25,079      4.00%    31,348           5.00%
               Bank                 58,102   9.78%   23,765      4.00%    29,706           5.00%

      Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. Under the most restrictive of these regulations, the Bank could pay approximately $18,300,000 in dividends to the parent company without prior regulatory approval. No cash dividends have ever been paid by the Bank.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE N - INCENTIVE STOCK PLANS

      Incentive stock awards have been granted to officers and employees under two Incentive Stock Plans. The first plan is the 1994 Stock Option Plan. Options to buy common stock have been granted to officers and employees under the 1994 Stock Option Plan, which provides for issue of up to 738,729 shares. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest fully after six months from the date of grant. If an option expires or terminates without having been exercised, such option becomes available for future grant under the Plan.

      A summary of the option activity in the 1994 Plan follows:

                                                                         Weighted
                                                              Weighted  Average Fair
                                   Available                  Average    Value of
                                      for         Options     Exercise    Options
                                     Grant      Outstanding    Price      Granted
                                  -----------   -----------   --------  ------------
Outstanding at January 1, 2003        138,809       618,671   $   6.07
Forfeited                               5,360        (5,360)     13.73
Granted                              (144,169)      144,169      13.82  $       5.17
Exercised                                  --       (73,374)      6.09
                                  -----------   -----------   --------
Outstanding at December 31, 2003           --       684,106       7.64
Exercised                                  --       (88,233)      7.83
                                  -----------   -----------   --------
Outstanding at December 31, 2004           --       595,873       8.74
Exercised                                  --      (126,816)      8.44
                                  -----------   -----------   --------
Outstanding at December 31, 2005           --       469,057   $   8.82
                                  ===========   ===========   ========

      Options outstanding under the 1994 Plan at December 31, 2005 were as follows:

                                   Outstanding                Exercisable
                          ------------------------------  ----------------------
                                     Weighted
                                     Average    Weighted             Weighted
                                    Remaining   Average              Average
                                   Contractual  Exercise             Exercise
Range of Exercise Prices   Number      Life      Price     Number     Price
------------------------  -------  -----------  --------  -------  -------------
$4.61 - $9.41             353,336    4.8 years  $   7.01  353,336  $        7.01
$10.31 - $16.15           115,721    7.1 years  $  14.35  115,721  $       14.35
                          -------                         -------
Totals                    469,057    5.3 years  $   8.82  469,057  $        8.82
                          =======                         =======

      At December 31, 2005, 2004 and 2003, 469,057, 595,873 and 684,106 options were exercisable at weighted average exercise prices of $8.82, $8.74 and $7.64 per share, respectively. On December 31, 2005, there were no shares available for grant under the 1994 Plan.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE N - INCENTIVE STOCK PLANS

      During 2005, the Corporation initiated the 2005 Long-Term Incentive Plan. Under this plan, up to 315,000 shares will be granted to officers and employees of the Bank. This plan provides that stock awards may take the form of any combination of options, restricted shares, restricted share units or performance awards.

      The administration of the plan, including the granting of awards and the nature of those awards is determined by the Corporation's Compensation Committee. In October of 2005, the Corporation's Board of Directors approved grants of stock options and restricted stock. The awards have a term of ten years and typically vest fully three years from the grant date. In order for vesting to occur, the Corporation must meet certain performance criteria. The expected compensation cost of the 2005 plan is being calculated assuming the Corporation's attainment of "target" performance goals over the vesting period of the options. The actual cost of these awards could range from zero to 150% of the currently recorded compensation cost, depending on the Corporation's performance.

      Stock Options Granted - The incentive stock options were granted with exercise prices equal to market prices on the day of grant. The weighted average fair value of the options granted at grant date was $8.36. The following assumptions were used to determine weighted average fair value of the options granted at grant date:

                                      2005
                                    ---------
Risk-free interest rate                  4.39%
Expected option life                6.5 years
Dividend yield                           0.00%
Expected volatility of stock price      25.09%

A summary of the plan's option activity during 2005 is as follows:

                                              Weighted
                                              Average
                                    Number    Exercise
                                  of Shares    Price
                                  ---------  ---------
Outstanding at January 1, 2005           --
Shares Granted - Stock Options       15,839  $   22.96
                                  ---------  ---------
Outstanding at December 31, 2005     15,839  $   22.96
                                  =========

Options exercisable                      --
                                  =========

      During the twelve months ended December 31, 2005, the Corporation recognized stock option compensation expense of $10,000. The stock options vest on June 30, 2008. Compensation cost of $49,000, $49,000 and $24,000 is expected to be recognized during 2006, 2007 and 2008, respectively.

      Restricted Stock Grants - Restricted stock totaling 11,649 shares were granted to officers on October 12, 2005. The restricted stock vests on June 30, 2008. Compensation cost of $21,000 was recognized during the twelve months ended December 31, 2005. Compensation cost of $104,000, $104,000 and $51,000 will be recognized during 2006, 2007 and 2008, respectively.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE O - INCOME PER SHARE

      The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the years ended December 31, 2005, 2004 and 2003 (in thousands, except share and per share data):

                                                    2005       2004      2003
                                                 ---------  ---------  ---------
Basic
       Net income                                $   7,510  $   5,509  $   3,521

       Weighted average common shares            5,352,709  4,324,223  3,544,534

       Basic earnings per common share           $    1.40  $    1.27  $    0.99

Diluted
       Net income                                $   7,510  $   5,509  $   3,521

       Weighted average common shares            5,352,709  4,324,223  3,544,534
             outstanding for basic earnings per
             common share

       Add:  Dilutive effects of assumed           350,055    407,788    307,218
             exercise of stock options

        Average shares and dilutive potential
             common shares                       5,702,764  4,732,011  3,851,752

        Dilutive earnings per common share       $    1.32  $    1.16  $    0.91

      There were no antidilutive shares in 2004 or 2005. Stock options of 4,862 shares of common stock were not considered in computing diluted earnings per common share for 2003 because they were antidilutive. All share and per share amounts have been adjusted for stock dividends.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION

      The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                            CONDENSED BALANCE SHEETS

                                                         December 31,
                                                      -----------------
(In thousands)                                          2005      2004
                                                      -------   -------
ASSETS
          Cash and cash equivalents                   $ 2,516   $ 5,390
          Securities, available for sale               12,629    10,980
          Investment in subsidiary                     76,850    66,080
          Other assets                                  2,074     2,134
                                                      -------   -------

          Total assets                                $94,069   $84,584
                                                      =======   =======
LIABILITIES AND
     STOCKHOLDERS' EQUITY

          Other liabilities                           $  (144)  $   (20)
          Subordinated debentures                      10,000    10,000
                                                      -------   -------

          Total liabilities                             9,856     9,980

          Stockholders' equity                         84,213    74,604
                                                      -------   -------

          Total liabilities and stockholders' equity  $94,069   $84,584
                                                      =======   =======

                         CONDENSED STATEMENTS OF INCOME

                                     Years Ended December 31,
                                     ------------------------
(In thousands)                        2005     2004     2003
                                     ------   ------   ------
Interest income                      $  447   $  260   $  121
Operating expenses                    1,092      919      604
                                     ------   ------   ------

Loss before equity in undistributed
          income of subsidiary         (645)    (659)    (483)
Equity in undistributed income
          of subsidiary               8,155    6,168    4,004
                                     ------   ------   ------
                    Net income       $7,510   $5,509   $3,521
                                     ======   ======   ======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

      NOTE P - PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                  Years Ended December 31,
                                                             -------------------------------
(In thousands)                                                  2005       2004       2003
                                                             ---------   --------   --------
Cash flows from operating activities
          Net income                                         $   7,510   $  5,509   $  3,521
          Adjustments to reconcile net income
          to net cash provided by operating activities
               Equity in undistributed income of subsidiary     (8,155)    (6,168)    (4,004)
               Other, net                                          374        227        213
                                                             ---------   --------   --------
Net cash flows from operating activities                          (271)      (432)      (270)

Cash flows from investing activities
          Investment in subsidiary                              (2,000)   (22,101)    (7,500)
          Purchases of securities, available for sale          (11,496)   (29,595)    (1,235)
          Maturity of securities, available for sale             9,885     23,150      4,115
          Property and equipment acquired                          (20)        --         --
                                                             ---------   --------   --------

Net cash flows from investing activities                        (3,631)   (28,546)    (4,620)

Cash flows from financing activities
          Proceeds from exercise of stock options                1,028        616        446
          Issuance of common stock                                  --     34,040         --
          Increase (decrease) in note payable                       --     (1,000)     1,000
                                                             ---------   --------   --------

Net cash flows from financing activities                         1,028     33,656      1,446
                                                             ---------   --------   --------

Increase (decrease) in cash and cash equivalents                (2,874)     4,678     (3,444)

Cash and cash equivalents at the beginning of year               5,390        712      4,156
                                                             ---------   --------   --------

Cash and cash equivalents at end of year                     $   2,516   $  5,390   $    712
                                                             =========   ========   ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

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

The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identified intangible assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. Identified intangible assets and purchase accounting fair value adjustments are being amortized under various methods over the expected lives of the corresponding assets and liabilities. Goodwill will not be amortized, but will be reviewed for impairment on an annual basis. Goodwill and other intangible assets are tax deductible over 15 years. Identified intangible assets subject to amortization are $2,549,000. Goodwill aggregates to $5,473,000.

The following table presents actual information for the Corporation for the year ended December 31, 2005 and pro forma information for the Corporation including the acquisition of Bank of Washtenaw for the years ended December 31, 2004 and 2003, as if the acquisition had occurred at the beginning of 2003.

                                                                Twelve Months Ended
(In thousands, except per share data)                    12/31/05   12/31/04  12/31/03
                                                         ---------  --------  --------
Interest income                                          $  43,855  $ 33,553  $ 27,884
Interest expense                                            16,403    10,691    10,255
                                                         ---------  --------  --------

    Net interest income                                     27,452    22,862    17,629
Provision for loan loss                                      1,081     1,419     1,912
                                                         ---------  --------  --------

    Net interest income after provision for loan losses     26,371    21,443    15,717
Non-interest income                                            722     1,575     3,230
Non-interest expense                                        15,716    13,741    13,248
                                                         ---------  --------  --------

    Income before income tax provision                      11,377     9,277     5,699
Income tax provision                                         3,867     3,261     2,061
                                                         ---------  --------  --------

Net income                                               $   7,510  $  6,017  $  3,638
                                                         =========  ========  ========
Basic earnings per share                                 $    1.40  $   1.39  $   1.03
Diluted earnings per share                               $    1.32  $   1.27  $   0.94

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE S - QUARTERLY FINANCIAL DATA (UNAUDITED)

      (In thousands, except per share data)

                         Interest  Net Interest   Net     Earnings per share
                          Income      Income     Income  Basic   Fully diluted
                         --------  ------------  ------  ------  -------------
2005
     First quarter       $  9,892  $      6,580  $1,765  $ 0.33  $        0.31
     Second quarter (1)    10,638         6,665   1,412    0.26           0.25
     Third quarter         11,334         7,053   2,079    0.39           0.36
     Fourth quarter        11,991         7,154   2,254    0.42           0.39

2004
     First quarter       $  6,498  $      4,484  $1,174  $ 0.33  $        0.30
     Second quarter         6,849         4,815   1,390    0.38           0.35
     Third quarter (2)      7,426         5,003   1,402    0.29           0.27
     Fourth quarter         9,017         6,079   1,543    0.29           0.27

(1) During the second quarter of 2005, the Corporation recognized an "Other Than Temporary Loss" of $696,000. This write-down of securities, available for sale resulted in a decrease of $459,000, which decreased basic earnings per share and diluted earnings per share by $.09 and $.08, respectively.

(2) Decline in income per share results from issuance of common stock during the third quarter of 2004.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

The Corporation was formed in 1992 and the Bank was formed in 1993. Subsequently, the Bank has opened offices in several communities in Southeastern Michigan. The Corporation acquired the Bank of Washtenaw in 2004. The three branches, previously operated by the Bank of Washtenaw were subsequently consolidated into the operations of the Bank. The date opened, branch location and branch type of each branch is listed below:

 Date Opened                 Location                           Type of office
 -----------                 --------                           --------------
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

November 2002  19100 Hall Road                         Full service retail branch with ATM
               Clinton Township, Michigan 48038

February 2003  12820 Fort Street                       Full service retail branch with ATM
               Southgate, Michigan 48195

May 2003       3201 University Drive, Suite 180        Full service retail branch
               Auburn Hills, Michigan 48326           Regional lending center

October 2004   450 East Michigan Avenue                Full service retail branch with ATM
               Saline, MI 48176

October 2004   250 West Eisenhower Parkway, Suite 100  Full service retail branch  with ATM
               Ann Arbor, MI 48103                     Regional lending center

October 2004   2180 West Stadium Blvd.                 Full service retail branch with ATM
               Ann Arbor, MI 48103

December 2004  1360 Porter Street                      Loan production office
               Dearborn, MI 48124                      Regional lending center

The Bank has also formed three subsidiaries that offer additional or specialized services to the Bank's customers. The Bank's subsidiaries, their formation date and the type of services offered are listed below:

 Date Formed                   Name                             Services Offered
 -----------                 --------                           ----------------
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

FORWARD-LOOKING STATEMENTS

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

RESULTS OF OPERATIONS

2005 Compared to 2004. The Corporation reported net income of $7,510,000 in 2005 compared to $5,509,000 in 2004, an increase of $2,001,000 or 36%. The Corporation's increase in net income was primarily due to an increase in net interest income, partially offset by a decrease in other income and increases in non-interest expense. The decrease in other income was primarily due to the write-down and subsequent sale of a single security. The increase in non-operating expense was primarily due to increases in salaries and employee benefits and occupancy and equipment expense.

2004 Compared to 2003. The Corporation reported net income of $5,509,000 in 2004 compared to $3,521,000 in 2003, an increase of $1,988,000 or 56%. The Corporation's increase in net income was primarily due to an increase in net interest income, partially offset by a decrease in the gain on sale of loans and increases in salaries and employee benefits.

NET INTEREST INCOME

2005 Compared to 2004. Net interest income for the period ended December 31, 2005 was $27,452,000 compared to $20,381,000 for the period ended December 31, 2004, an increase of $7,071,000 or 35%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread decreased to 3.63% in 2005 from 3.69% in 2004, a decrease of 6 basis points. The decrease in the net interest rate spread was due to liability costs increasing faster than asset yields. Additionally, the Bank has improved its asset mix by deploying a larger proportionate share of its funds into loans. The increase in the cost of deposits was primarily due to the repricing of the Bank's time deposits. The Corporation's net interest margin increased to 4.14% in 2005 from 4.04% in 2004.

Average interest earning assets grew by $158.8 million between the periods while interest bearing liabilities grew by $124.2 million. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from volume growth in the higher yielding loan portfolio and the diversification of the Bank's deposit structure. The primary sources of funding for the expected growth in the loan portfolio will be excess cash and cash equivalents, deposit growth and the deployment of funds from the sale of securities available for sale. During 2006, the Corporation is expecting the net interest rate spread and net interest rate margin to decrease slightly as a result of increasing deposit costs.

2004 Compared to 2003. Net interest income for the period ended December 31, 2004 was $20,381,000 compared to $14,933,000 for the period ended December 31, 2003, an increase of $5,448,000 or 36%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread increased to 3.69% in 2004 from 3.63% in 2003, an increase of 6 basis points. The increase in the net interest rate spread was primarily due to the volume of interest earning assets and interest bearing liabilities. Additionally, the Bank has improved its asset mix by deploying a larger proportionate share of its funds into loans. The decrease in the cost of deposits was primarily due to the repricing of the Bank's time deposits into other deposit products at a lower interest rate. The Corporation's net interest margin increased to 4.04% in 2004 from 3.97% in 2003.

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

                                                   Year Ended December 31, 2005  Year Ended December 31, 2004
                                                   ----------------------------  ----------------------------
                                                    Average             Average   Average              Average
(In thousands)                                      Balance   Interest    Rate    Balance    Interest   Rate
--------------                                     --------   --------  -------  ---------  ---------  -------
Assets
   Interest bearing deposits with banks            $   3,675  $    111   3.02%   $   9,305  $    129    1.39%
   Federal funds sold                                  7,783       242   3.11%      10,602       161    1.52%
   Securities, available for sale                     19,673       598   3.04%      23,122       460    1.99%
   Loans                                             631,491    42,904   6.79%     460,840    29,040    6.30%
                                                   ---------  --------   ----    ---------  --------    ----
       Sub-total earning assets                      662,622    43,855   6.62%     503,869    29,790    5.91%
   Other assets                                       30,220                        19,715
                                                   ---------                     ---------

       Total assets                                $ 692,842                     $ 523,584
                                                   =========                     =========

Liabilities and stockholders' equity
   Interest bearing deposits                       $ 506,228  $ 14,427   2.85%   $ 393,004  $  8,013    2.04%
   Other borrowings                                   41,564     1,976   4.75%      30,634     1,396    4.56%
                                                   ---------  --------   ----    ---------  --------    ----
       Sub-total interest bearing liabilities        547,792    16,403   2.99%     423,638     9,409    2.22%
                                                              --------   ----               --------    ----
   Non-interest bearing deposits                      63,164                        45,456
   Other liabilities                                   2,305                         2,339
   Stockholders' equity                               79,581                        52,151
                                                   ---------                     ---------

       Total liabilities and stockholders' equity  $ 692,842                     $ 523,584
                                                   =========                     =========

       Net interest income                                    $ 27,452                      $ 20,381
                                                              ========                      ========

       Net interest rate spread                                          3.63%                          3.69%
                                                                         ====                           ====

       Net interest margin on earning assets                             4.14%                          4.04%
                                                                         ====                           ====

(continued)

                                                   Year Ended December 31, 2003
                                                   ----------------------------
                                                    Average             Average
(In thousands)                                      Balance   Interest    Rate
--------------                                     ---------  --------  -------
Assets
   Interest bearing deposits with banks            $  13,667  $    153   1.12%
   Federal funds sold                                 11,764       125   1.06%
   Securities, available for sale                     21,033       522   2.48%
   Loans                                             329,720    22,764   6.90%
                                                   ---------  --------   ----
       Sub-total earning assets                      376,184    23,564   6.26%
   Other assets                                       20,988
                                                   ---------

       Total assets                                $ 397,172
                                                   =========
Liabilities and stockholders' equity
   Interest bearing deposits                       $ 297,103  $  7,212   2.43%
   Other borrowings                                   30,697     1,419   4.62%
                                                   ---------  --------   ----
       Sub-total interest bearing liabilities        327,800     8,631   2.63%
                                                              --------   ----
   Non-interest bearing deposits                      35,311
   Other liabilities                                   1,456
   Stockholders' equity                               32,605
                                                   ---------

       Total liabilities and stockholders' equity  $ 397,172
                                                   =========

       Net interest income                                    $ 14,933
                                                              ========

       Net interest rate spread                                          3.63%
                                                                         ====

       Net interest margin on earning assets                             3.97%
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

                                                        2005/2004                      2004/2003
                                                 Change in Interest Due to:     Change in Interest Due to:
                                                 --------------------------     --------------------------
                                                Average   Average     Net     Average    Average     Net
(In thousands)                                  Balance    Rate     Change    Balance     Rate     Change
                                               ---------  -------  ---------  --------  ---------  --------
Assets
  Interest bearing deposits with banks         $    (94)  $    76  $    (18)  $   (60)   $    36   $   (24)
  Federal funds sold                                 (3)       84        81       (18)        54        36
  Securities, available for sale                     14       124       138        42       (104)      (62)
  Loans                                          12,728     1,136    13,864     8,263     (1,987)    6,276
                                               --------   -------  --------   -------    -------   -------
Total earning assets                           $ 12,645   $ 1,420  $ 14,065   $ 8,227    $(2,001)  $ 6,226
                                               ========   =======  ========   =======    =======   =======

Liabilities

  Interest bearing deposits                    $  4,820   $ 1,594  $  6,414   $ 1,955    $(1,154)  $   801
  Other borrowings                                  550        30       580        (3)       (20)      (23)
                                               --------   -------  --------   -------    -------   -------
Total interest bearing liabilities             $  5,370   $ 1,624  $  6,994   $ 1,952    $(1,174)  $   778
                                               ========   =======  ========   =======    =======   =======

        Net interest income                                        $  7,071                        $ 5,448
                                                                   ========                        =======

        Net interest rate spread                                      (0.06%)                         0.06%
                                                                   ========                        =======

        Net interest margin on earning assets                          0.10%                          0.07%
                                                                   ========                        =======

PROVISION FOR LOAN LOSSES

2005 Compared to 2004. The provision for loan losses was $1,081,000 in 2005, compared to $1,400,000 in 2004, a decrease of $319,000 or 23%. The decrease was primarily due to slightly lower loan growth and slightly improved asset quality during 2005. While net charge-offs increased to $157,000 in 2005 from $14,000 in 2004, non-performing loans declined from $3,099,000 at December 31, 2004 to $1,173,000 at December 31, 2005. The provision for loan losses is based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, the relevant change in the size and mix of the loan portfolio and current and projected economic conditions.

2004 Compared to 2003. The provision for loan losses was $1,400,000 in 2004, compared to $1,699,000 in 2003, a decrease of $299,000 or 18%. The decrease was primarily due to slightly lower loan volume and lower net charge-offs during 2004.

NON-INTEREST INCOME

2005 Compared to 2004. Non-interest income was $722,000 in 2005, compared to $1,332,000 in 2004, a decrease of $610,000 or 46%. The decrease was primarily due to a write-down and subsequent loss on the sale of a single issue of FHLMC preferred stock. A $696,000 write-down, and a $44,000 loss on the sale of the FHLMC preferred stock were recognized during 2005. Non-interest income excluding the write-down and subsequent sale of the FHLMC preferred stock was $1,462,000, which would be an increase of $130,000 or 10% from 2004. Management expects that non-interest income will continue to increase during 2006.

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

NON-INTEREST EXPENSE

2005 Compared to 2004. Non-interest expense was $15,716,000 in 2005 compared to $11,967,000 in 2004, an increase of $3,749,000 or 31%. The largest component of the change in non-interest expense was salaries and employee benefits which amounted to $9,366,000 in 2005. In 2004, salaries and employee benefits were $7,722,000. The primary factors for the increase in salaries and employee benefits expense was the first full year of operations of the three branch offices that the Bank acquired as a result of the Bank of Washtenaw acquisition in October of 2004. As of December 31, 2005, the number of full time equivalent employees was 151 as compared to 139 as of December 31, 2004. Anticipated growth during 2006 will require additional staff throughout most areas of the Bank.

 The second largest component of the change in non-interest expense was occupancy and equipment expense, which amounted to $2,528,000 in 2005. In 2004, occupancy and equipment expense amounted to $1,582,000. Primary factors in the increase were the first full year of operations at the Bank's Operations Center and at the three branch offices that were acquired as a result of the Bank of Washtenaw acquisition. Additionally, various technology investments were made throughout the Bank.

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

INCOME TAX PROVISION

2005 Compared to 2004. The income tax expense was $3,867,000 in 2005 compared to $2,837,000 in 2004, an increase of $1,030,000 or 36%. The increase was primarily due to the increase in income before federal income tax as the effective tax rate remained stable. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.

2004 Compared to 2003. The income tax expense was $2,837,000 in 2004 compared to $1,807,000 in 2003, an increase of $1,030,000 or 57%. The increase was primarily due to the increase in income before federal income tax. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND DECEMBER 31, 2004

Assets. Total assets at December 31, 2005 were $706,497,000 compared to $652,662,000 at December 31, 2004, an increase of $53,835,000 or 8%. The increase was primarily due to increases in loans.

Securities Available for Sale. Total securities available for sale, at December 31, 2005 were $17,153,000 compared to $21,075,000 at December 31, 2004, a decrease of $3,922,000 or 19%. During 2005, the Corporation sold $4 million in securities and $12 million in securities were called or matured. Funds from the sale or call of securities were deployed into commercial loans at a higher yield. The Bank's portfolio of securities available for sale has an amortized cost and a fair value of $17.2 million. The securities and their weighted average yield at December 31, 2005 are as follows (in thousands):

                                         December 31, 2005
                                         -----------------
                                         Gross       Gross
                            Amortized  Unrealized  Unrealized    Fair
                               Cost      Gains       Losses      Value
                            ---------  ----------  ----------  ---------
US Treasury securities      $  16,665   $   --        ($68)    $  16,597
Mortgage backed securities        555        2          (1)          556
                            ---------   ------        ----     ---------

      Totals                $  17,220   $    2        ($69)    $  17,153
                            =========   ======        ====     =========

A maturity and repricing schedule of the securities portfolio at December 31, 2005 is listed below (in thousands):

                             Less than one year  One to five years    Over five years
                             ------------------  -----------------    ---------------
                                       Weighted            Weighted           Weighted
                                        Average             Average            Average
                              Amount    Yield     Amount     Yield    Amount    Yield     Total
                            ---------  --------  --------  --------  -------  --------  ---------
US Treasury securities      $  12,623    3.37%   $  3,974    4.71%   $   --      --     $  16,597
Mortgage backed securities          7    4.90%         --      --       549    5.97%          556
                            ---------    ----    --------    ----    ------    ----     ---------

      Totals                $  12,630            $  3,974            $  549             $  17,153
                            =========            ========            ======             =========

The entire portfolio has a net unrealized loss of $67,000. The unrealized loss is reflected by an adjustment to stockholders' equity. The Corporation does not hold any securities in the "Held to Maturity" category nor does the Corporation hold or utilize derivatives.

The Bank recorded a loss on the sale of securities, available for sale on a single security that totaled $740,000 during 2005. This security was an issue of 80,000 shares of FHLMC preferred stock with a par value of $50 per share. The Bank purchased this equity security in March of 2001. The security carried an initial interest rate of 4.50% until March 31, 2002. Thereafter, the interest rate reprices annually on April 1 of each year to a rate equal to the 12 month LIBOR minus 20 basis points. Additionally, the dividend on this security is 70% tax deductible. This feature increases the effective yield significantly. As interest rates declined in 2002 and 2003, the yield on this security also declined.

During 2004, the market value of this security was negatively impacted by two primary factors. The first factor was the declining interest rate environment. Short term interest rates declined during 2002 and 2003 and began to increase during 2004. The yield on this security does not react immediately to shifts in interest rates because of the annual adjustment feature. The coupon on this security did not benefit from the rise in short term interest rates during 2004 due to the timing of the coupon reset date. As the next coupon reset date approached, the market value of this security had reacted positively. A repricing and market value table for selected dates is listed below:

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

The second factor in the market value of this security has been the discovery of certain accounting irregularities at FHLMC and FNMA that have raised questions about the credit quality of these organizations. The timing of the decline in the market value of the security also coincided with the public announcements of these accounting irregularities that occurred.

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

Management expected the market value of this security to continue to improve during 2005. When the value of this security did not increase as expected after the interest rate reset during the second quarter of 2005, the Corporation recognized an "Other Than Temporary Loss" of $696,000 on June 30, 2005. The Corporation recorded an additional loss of $44,000 as a result of the sale of the security on July 22, 2005

Loans. Total loans at December 31, 2005 were $657,037,000 compared to $587,262,000 at December 31, 2004, an increase of $69,775,000 or 12%. The components of the outstanding balances for the years ended December 31, are as follows (in thousands):

                                        2005       2004       2003      2002       2001
                                     ---------  ---------  ---------  ---------  ---------
Consumer loans                       $  35,041  $  42,149  $  25,200  $  22,170  $  18,773
Commercial, financial, & other         130,750    129,103     68,922     46,187     28,920
Commercial real estate construction    107,292     72,286     50,087     30,083     10,463
Commercial real estate mortgages       336,657    296,634    208,305    139,243     90,200
Residential real estate mortgages       47,297     47,090     48,444     29,839     32,536
                                     ---------  ---------  ---------  ---------  ---------

                                     $ 657,037  $ 587,262  $ 400,958  $ 267,522  $ 180,892
                                     =========  =========  =========  =========  =========

During 2005, loans increased in most categories with stronger growth in commercial real estate construction and commercial real estate mortgages. The decline in consumer loans was primarily due to the increase in short term interest rates. This category is comprised primarily of home equity lines of credit. The increase during 2004 includes the acquisition of $67.1 million in loans from the acquisition of the Bank of Washtenaw.

The Bank expects the percentage of total commercial loans and residential real estate mortgages to increase as a percentage of the loan portfolio in 2006 via business development programs. Additionally, the Bank expects the largest loan growth to occur in the commercial real estate mortgage category. These types of loans carry a relatively large average balance, produce more cross-selling opportunities and are typically well secured by real estate. The Bank believes that the higher level of risk that is also inherent with these types of loans is offset by the Bank with high standards for credit quality and a well-seasoned group of commercial lenders.

A maturity and repricing schedule of the loan portfolio, which distributes fixed rate loans by maturity date and adjustable rate loans by repricing date at December 31, 2005 is listed below (in thousands):

                                     Within    Three to   One to    After
                                      Three     Twelve     Five      Five
                                     Months     Months     Years    Years     Total
                                     --------  --------  --------  --------  --------
Consumer loans                       $ 32,170  $    593  $  1,869  $    338  $ 34,970
Commercial, financial & other          91,622     5,051    29,214     4,427   130,314
Commercial real estate construction    93,387        --    11,127     2,778   107,292
Commercial real estate mortgages       62,985    19,239   241,583    12,745   336,552
Residential real estate mortgages       3,115     9,188    25,917     8,705    46,925
                                     --------  --------  --------  --------  --------

                                     $283,279  $ 34,071  $309,710  $ 28,993   656,053
                                     ========  ========  ========  ========

Non-accrual loans                                                                 984
                                                                             --------

      Total loans                                                            $657,037
                                                                             ========

Loans at fixed interest rates        $  5,661  $ 22,750  $282,861  $ 28,160  $339,432
Loans at variable interest rates      277,618    11,321    26,849       833   316,621
                                     --------  --------  --------  --------  --------

                                     $283,279  $ 34,071  $309,710  $ 28,993   656,053
                                     ========  ========  ========  ========
Non-accrual loans                                                                 984
                                                                             --------

      Total loans                                                            $657,037
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

Allowance for Loan Losses. The allowance for loan losses at December 31, 2005 was $6,808,000 compared to $5,884,000 at December 31, 2004, an increase of $924,000 or 16%. The increase was primarily to provide for the growth in the loan portfolio during 2005. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

                                           2005       2004     2003      2002      2001
                                          -------   -------   -------   -------   ------
Balance, beginning of year                $5,884    $4,314    $2,875    $1,922    $1,252

Allowance on loans acquired                   --       184        --        --        --

Charge-offs:
     Consumer loans                          112        31        38        32        43
     Commercial, financial & other           169        --       141       141       251
     Commercial real estate construction      --        --        50        --        --
     Commercial real estate mortgages         86        --       124        --        --
     Residential real estate mortgages        --       100        --        --        --

Recoveries:
     Consumer loans                           37        12        13         9        32
     Commercial, financial & other           131        44        30        65        12
     Commercial real estate construction      --        --        50        --        --
     Commercial real estate mortgages         10        61        --        --        --
     Residential real estate mortgages        32        --        --
                                          ------    ------    ------    ------    ------

Net charge-offs                              157        14       260        99       250

Additions charged to operations            1,081     1,400     1,699     1,052       920
                                          ------    ------    ------    ------    ------

Balance at end of year                    $6,808    $5,884    $4,314    $2,875    $1,922
                                          ======    ======    ======    ======    ======

Allowance to total loans                    1.04%     1.00%     1.08%     1.07%     1.06%

Net Charge-offs to average loans            0.02%     0.00%     0.08%     0.04%     0.17%

The increase in the allowance for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience for the Bank and for other banks in the peer group on such types of loans, the relevant change in the size and mix of the Bank's loan portfolio and current and projected economic conditions.

The allocation of the allowance for loan losses as of December 31, 2005 is as follows (in thousands):

                                                         Total
                                                         -----
                                       2005     2004     2003     2002     2001
                                       ----     ----     ----     ----     ----
Consumer loans                        $  513   $  551   $  337   $  282   $  296
Commercial, financial, & other         2,024    1,653      972      660      578
Commercial real estate construction    1,272      976      639      312        6
Commercial real estate mortgages       2,689    2,302    1,899    1,344      828
Residential real estate mortgages        310      402      467      277      214
                                      ------   ------   ------   ------   ------
                                      $6,808   $5,884   $4,314   $2,875   $1,922
                                      ======   ======   ======   ======   ======

                                       Percent of allowance for loan losses in each category
                                                to total allowance for loan losses
                                       -----------------------------------------------------
                                         2005        2004      2003       2002       2001
                                         ----        ----      ----       ----       ----
Consumer loans                            7.54%      9.37%      7.81%      9.81%     15.40%
Commercial, financial, & other           29.74%     28.09%     22.53%     22.96%     30.07%
Commercial real estate construction      18.68%     16.59%     14.81%     10.85%      0.31%
Commercial real estate mortgages         39.49%     39.12%     44.02%     46.75%     43.08%
Residential real estate mortgages         4.55%      6.83%     10.83%      9.63%     11.13%
                                        ------     ------     ------     ------     ------
                                        100.00%    100.00%    100.00%    100.00%    100.00%
                                        ======     ======     ======     ======     ======

                                         Percent of loans in each category to total loans
                                         ------------------------------------------------
                                          2005      2004       2003       2002        2001
                                        -------    -------    -------    -------    -------
Consumer loans                            5.33%      7.17%      6.27%      8.29%     10.38%
Commercial, financial, & other           19.90%     21.97%     17.22%     17.26%     15.99%
Commercial real estate construction      16.33%     12.30%     12.55%     11.25%      5.78%
Commercial real estate mortgages         51.24%     50.54%     51.92%     52.05%     49.86%
Residential real estate mortgages         7.20%      8.02%     12.04%     11.15%     17.99%
                                        ------     ------     ------     ------     ------
                                        100.00%    100.00%    100.00%    100.00%    100.00%
                                        ======     ======     ======     ======     ======

Bank Premises and Equipment. Bank premises and equipment at December 31, 2005 were $13,792,000 compared to $13,124,000 at December 31, 2004, an increase of $668,000 or 5%. The increase was mainly due to upgrades in technology instituted throughout the Bank and the purchase of land adjacent to the Dearborn Heights office. The land was purchased during 2005 and developed into a parking lot in order to provide convenient parking for the Bank's customers.

Real Estate Owned. Real estate owned at December 31, 2005 was $663,000, compared to $138,000 at December 31, 2004, an increase of $525,000 or 380%. Real estate owned at December 31, 2005 is comprised of three residential properties with an appraised value of $782,000. The Bank expects to realize a gain as a result of the sale of these properties during 2006.

Goodwill and other intangible assets. Goodwill and other intangible assets were $7,764,000 at December 31, 2005, compared to $7,982,000 at December 31, 2004, a decrease of $218,000 of 3%. The Bank has intangible assets for the estimated value of core deposit accounts and borrower relationships acquired in the acquisition of the Bank of Washtenaw. The intangible values represent the present value of the net revenue streams attributable to these intangibles. The core deposit intangible was valued at $929,000 and is being amortized over a period of ten years. The borrower relationship intangible was valued to $1,620,000 and is being amortized over a period of 17 years. At December 31, 2005, the core deposit intangible and borrower relationship intangible amounted to $748,000 and $1,543,000, respectively.

The balance of the acquisition price in excess of the fair market value of the assets and liabilities acquired, including intangible assets, was recorded as goodwill and totaled $5.5 million. Goodwill is defined as an intangible asset with an indefinite useful life, and as such, is not amortized, but is required to be tested annually for impairment of the value. If impaired, an impairment loss must be recorded for the value equal to the excess of the asset's carrying value over its fair value. There was no impairment at December 31, 2005

Accrued Interest Receivable. Accrued interest receivable at December 31, 2005 was $2,586,000 compared to $1,889,000 at December 31, 2004, an increase of $697,000 or 37%. The increase was primarily due to increase in the size and yield of the loan portfolio.

Other Assets. Other assets at December 31, 2005 were $2,521,000 compared to $3,093,000 at December 31, 2004, a decrease of $572,000 or 18%. The decrease was largely due to a decrease in the Corporation's deferred tax asset.

Deposits. Total deposits at December 31, 2005 were $582,438,000 compared to $540,880,000 at December 31, 2004, an increase of $41,558,000 or 8%. The components of the outstanding balances and percentage increase in deposits from 2004 to 2005 are as follows (in thousands):

                              December 31, 2005   December 31, 2004       Percent
                              -----------------   -----------------       -------
                              Balance    Percent  Balance   Percent  Increase/(Decrease)
                              -------    -------  -------   -------  -------------------
Non-interest bearing:
    Demand                    $ 59,652    10.24%  $ 63,065   11.66%         (5.41%)
                              --------            --------
Interest bearing:
    Checking                  $ 13,413     2.30%  $ 15,400    2.85%        (12.90%)
    Money market                26,514     4.55%    54,957   10.16%        (51.76%)
    Savings                     69,503    11.93%    83,773   15.49%        (17.03%)
    Time, under $100,000       151,038    25.94%   124,448   23.01%         21.37%
    Time, $100,000 and over    262,318    45.04%   199,237   36.84%         31.66%
                              --------   ------   --------  ------         ------
                               522,786    89.76%   477,815   88.34%          9.41%
                              --------   ------   --------  ------         ------

    Total deposits            $582,438   100.00%  $540,880  100.00%          7.68%
                              ========   ======   ========  ======         ======

The increase in deposits was primarily due to growth in time deposits. During 2005, the Bank completed an annual birthday celebration in March 2005, four time deposit promotions and one promotion that introduced the Bank's High Performance Savings product. Management developed these campaigns in order to increase liquidity and diversify the Bank's deposit mix.

In addition to these deposit campaigns, the Bank has enacted a strategy to utilize public funds to a higher degree, in the form of time deposits, $100,000 and over, in the State of Michigan. The Bank also began to utilize brokered deposits as a source of funds. In order to coordinate and manage these efforts, the Bank has also designated a public funds officer. Public funds at December 31, 2005 were $86.2 million compared to $92.9 million at December 31, 2004. There were 28 and 35 entities with public funds on deposit at December 31, 2005 and December 31, 2004, respectively. The average term of time deposits invested with the Bank by public units was 95 and 183 days at December 31, 2005 and 2004, respectively. Brokered deposits were $45.1 million with an average rate of 3.79% at December 31, 2005, compared to $19.2 million with an average rate of 2.85% at December 31, 2004.

Final maturities of total time deposits are as follows (in thousands):

                                              $100,000   Less than
                                              and over   $100,000     Total
                                              --------   --------     -----
Due in three months or less                   $ 87,502   $ 27,803    $115,305
Due in over three months through six months     45,996     20,733      66,729
Due in over six months through one year         65,824     61,768     127,592
Due in over one year through five years         62,996     40,734     103,730
                                              --------   --------    --------

                                              $262,318   $151,038    $413,356
                                              ========   ========    ========

The following is a summary of the distribution and weighted average interest rate of deposits at December 31, 2005 (in thousands):

                                                       2005                           2004
                                               --------------------           -------------------
                                                           Weighted                       Weighted
                                                            Average                        Average
                                                Amount       Rate              Amount       Rate
                                               --------    --------           --------    --------
Non-interest bearing:
            Demand                             $ 59,652         --            $ 63,065         --
                                               --------                       --------

Interest bearing:
            Checking                           $ 13,413       1.01%           $ 15,400       1.44%
            Money market                         26,514       2.43%             54,957       1.94%
            Savings                              69,503       1.90%             83,773       1.00%
            Time, under $100,000                151,038       3.70%            124,448       2.73%
            Time, $100,000 and over             262,318       3.90%            199,237       2.64%
                                               --------                       --------
                                                522,786                        477,815
                                               --------                       --------

                                               $582,438                       $540,880
                                               ========                       ========

The Bank continues a strategy of shifting maturing time deposits into other savings products. In addition, the Bank continued to enact a strategy to utilize municipal and brokered deposits to a greater degree. Management believes that the weighted average rate of deposits will continue to increase during 2006.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2005 amounted to $25,588,000 compared to $20,614,000 at December 31, 2004, an increase of $4,974,000. This increase is primarily due to the Bank borrowing a three year Federal Home Loan Bank advance in the amount of $5,000,000 with a rate of 4.43% that matures in 2008.

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

Other Borrowings. Other borrowings were $1,615,000 at December 31, 2005 compared to $4,115,000 at December 31, 2004, a decrease of $2,500,000 or 61%. These borrowings were comprised of several repurchase agreements that were acquired in the 2004 acquisition of the Bank of Washtenaw. These repurchase agreements are secured by securities held by the Bank.

Other Liabilities. Other liabilities were $960,000 at December 31, 2005 compared to $1,342,000 at December 31, 2004, a decrease of $382,000 or 28%. The decrease was primarily due to a decrease in accrued expenses.

Accrued Interest Payable. Accrued interest payable at December 31, 2005 was $1,683,000 compared to $1,107,000 at December 31, 2004, an increase of $576,000 or 52%. The increase was due to the increase in deposits during 2005.

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

CAPITAL

Stockholders' equity at December 31, 2005 was $84,213,000 compared to $74,604,000 as of December 31, 2004, an increase of $9,609,000 or 13%. Capital increased during 2005 primarily due to net income during 2005.

At December 31, 2005 and 2004, the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note M of the Notes to the Consolidated Financial Statements.

MARKET RISK ANALYSIS

The Corporation's primary market risk exposure is interest rate risk and, to a lesser degree, liquidity risk. All of our transactions are denominated in U. S. dollars with no specific foreign exchange exposure. The Corporation has no agricultural-related loan assets and therefore has no significant exposure to changes in commodity prices. Any impact that change foreign exchange rates or commodity prices would have on interest rates are assumed to be insignificant. Interest rate risk is the exposure of our financial condition to adverse movements in interest rates. We derive our income primarily from the excess of interest collected on our interest-earning assets over the interest paid on our interest-bearing liabilities. The rates of interest earned on the assets and owed on our liabilities of the Corporation generally are established contractually for a period of time. Since market interest rates change over time, we are exposed to lower profitability if we cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excessive levels of interest rate risk could pose a significant threat to our earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to our safety and soundness.

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

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2005 which are expected to mature or reprice in each of the time periods shown below.

                                                               Interest Rate Sensitivity Period
                                               ------------------------------------------------------------------
                                                 1-90           91-365          1-5          Over
(In thousands)                                   Days            Days          Years       5 Years        Total
                                               -------        ---------       -------      --------      --------
Earning assets
      Federal funds sold                       $ 2,268        $      --       $    --      $     --      $  2,268
      Interest bearing deposits with Banks          69               --            --            --            69
      Mortgage loans held for sale               1,041               --            --            --         1,041
      Securities available for sale              5,695            6,936         3,974           548        17,153
      Federal Home Loan Bank stock               1,293               --            --            --         1,293
      Total loans, net of non-accrual          283,279           34,071       309,710        28,993       656,053
                                               -------        ---------       -------      --------      --------
Total earning assets                           293,645           41,007       313,684        29,541       677,877

Interest bearing liabilities
      Total interest bearing deposits          224,735          194,321       103,730            --       522,786
      Federal Home Loan Bank advances               --           10,000        15,588            --        25,588
      Other Borrowings                           1,615               --            --            --         1,615
      Trust preferred securities                10,000               --            --            --        10,000
                                               -------        ---------       -------      --------      --------
Total interest bearing liabilities             236,350          204,321       119,318            --       559,989
                                               -------        ---------       -------      --------      --------

Net asset (liability) funding gap               57,295         (163,314)      194,366        29,541      $117,888
                                               -------        ---------       -------      --------      ========

Cumulative net asset (liability) funding gap   $57,295        ($106,019)      $88,347      $117,888
                                               =======        =========       =======      ========

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

We conducted an interest rate simulation as of December 31, 2005, that assumed a gradual change in market rates occurred over the following twelve months. The following table reflects the suggested impact on net interest income over the next twelve months (dollars, in thousands):

                                              Change in Net Interest Income
                                              -----------------------------
Interest Rate Change                            Amount             Percent
                                              ---------           ---------
+ 300 Basis Points                              $1,224             13.14%
+ 200 Basis Points                                 882              9.47%
+ 100 Basis Points                                 423              4.54%
+ 100 Basis Points                                (448)            (4.81%)
+ 200 Basis Points                              (1,022)           (10.97%)
+ 300 Basis Points                              (1,988)           (21.34%)

Liquidity. Liquidity refers to readily available funds to meet the needs of borrowers and depositors. Levels of liquidity are closely monitored in conjunction with loan funding requirements and deposit outflows. Adequate liquidity protects institutions from raising funds under duress at excessive expense and provides a necessary cushion for occasional unpredictable aberrations in demand. While adequate liquidity is imperative, excessive liquidity in lower yielding cash investments or other easily marketable assets reduces potential interest income. Thus, an appropriate balance must be maintained to protect the institution and, at the same time, prudently maximize income opportunities. Sources of liquidity from both assets and liabilities include federal funds sold, securities available for sale, loan repayments, core deposits, Federal Home Loan Bank advances and a federal funds purchase credit facility.

The following tables provide information about the Bank's contractual obligations and commitments at December 31, 2005 (in thousands):

Contractual Obligations

                                                                 Payments Due By Period
                                          -----------------------------------------------------------------------
                                          Less Than                         4-5           Over 5
                                            1 Year         1-3 Years       Years          Years           Total
                                          ---------        ---------      -------        -------         --------
Securities sold under agreements to
repurchase                                 $  1,615              --            --             --         $  1,615
Certificates of deposit                     309,626          87,235        16,495             --          413,356
Long-term borrowings                         10,027          15,561            --             --           25,588
Lease commitments                               620             935           818            297            2,670
Subordinated debentures                          --              --            --         10,000           10,000
                                           --------        --------       -------        -------         --------

Totals                                     $321,888        $103,731       $17,313        $10,297         $453,229
                                           ========        ========       =======        =======         ========

Unused Loan Commitments and Letters of Credit

                                                        Amount Of Commitment Expiration Per Period
                                          -----------------------------------------------------------------------
                                          Less Than                         3-5          Over 5
                                            1 Year         1-3 Years       Years          Years           Total
                                          ---------        ---------      -------        -------         --------
Unused loan commitments                    $121,707         $23,089        $4,228        $28,715         $177,739
Standby letters of credit                     2,159           5,839           992             --            8,990
                                           --------        --------       -------        -------         --------
Totals                                     $123,866         $28,928        $5,220        $28,715         $186,729
                                           ========        ========       =======        =======         ========

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

In July 2001, the Bank began operation of a voice response, automatic telephone banking service available 24 hours a day. The Bank began operating a new deposit and check imaging system in August 2001, which has helped to streamline its check operations and improve statement delivery. The Bank purchased a windows-based teller system in November 2002, which will improve the efficiency of the Bank's retail operations. This system was operational in February 2003. During 2003, the Bank also contracted with a firm to perform a comprehensive technology review of the Bank's technology systems and the Bank's utilization of those systems. Management has utilized that review to develop and implement a plan to utilize the Bank's technology systems more efficiently. During 2005, the Bank completed its development of a website and began to offer Internet Banking.

                             DEARBORN BANCORP, INC.

                             DIRECTORS AND OFFICERS

DIRECTORS                                JEFFREY G. LONGSTRETH
                                         Real Estate Broker
MARGARET I. CAMPBELL                     Century 21 - Curran & Christie
Retired, Manufacturing
                                         MIICHAEL J. ROSS
JOHN E. DEMMER                           President and Chief Executive Officer
Chairman of the Board and                Community Bank of Dearborn
     Chief Executive Officer
Jack Demmer Ford, Inc.;                  DR. ROBERT C. SCHWYN
Jack Demmer Lincoln-Mercury, Inc. and    Physician
Jack Demmer Leasing
                                         RONNIE J. STORY
WILLIAM J. DEMMER                        President and Chief Executive Officer
President                                Story Development Corp. and Story
Jack Demmer Ford, Inc and                Brothers Grading & Excavating
Jack Demmer Lincoln-Mercury, Inc.
                                         OFFICERS
MICHAEL V. DORIAN, JR.
Vice President                           JOHN E. DEMMER
Mike Dorian Ford                         Chairman of the Board

DAVID HIMICK                             MICHAEL J. ROSS
Retired, Industrial Supply               President and Chief Executive Officer

DONALD G. KARCHER                        JEFFREY L. KARAFA
Chairman of the Board                    Vice President, Treasurer and Secretary
Karcher Agency, Inc.

BRADLEY F. KELLER
President
Braden Associates, Inc. and
MultiGard Properties, Ltd.

                           COMMUNITY BANK OF DEARBORN

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS                                  JEFFREY G. LONGSTRETH
                                           Real Estate Broker
MARGARET I. CAMPBELL                       Century 21 - Curran & Christie
Retired, Manufacturing
                                           MICHAEL J. ROSS
JOHN E. DEMMER                             President and Chief Executive Officer
Chairman of the Board                      Community Bank of Dearborn
Jack Demmer Ford, Inc.;
Jack Demmer Lincoln-Mercury, Inc. and      DR. ROBERT C. SCHWYN
Jack Demmer Leasing                        Physician

WILLIAM J. DEMMER                          RONNIE J. STORY
President                                  President and C.E.O.
Jack Demmer Ford, Inc. and                 Story Development Corp. and Story
Jack Demmer Lincoln Mercury                Brothers Grading & Excavating

MICHAEL V. DORIAN, JR.                     EXECUTIVE OFFICERS
Vice President
Mike Dorian Ford                           MICHAEL J. ROSS
                                           President
DAVID HIMICK                               Chief Executive Officer
Retired, Industrial Supply
                                           JEFFREY L. KARAFA
DONALD G. KARCHER                          Senior Vice President
Chairman of the Board                      CFO & Secretary
Karcher Agency, Inc.
                                           WARREN R. MUSSON
BRADLEY F. KELLER                          Senior Vice President
President                                  Head of Lending
Braden Associates, Inc. and
MultiGard Properties, Ltd.                 STEPHEN C. TARCZY
                                           Northeast Regional President

                                           JEFFREY J. WOLBER
                                           Senior Vice President
                                           Branch Operations

                           COMMUNITY BANK OF DEARBORN
                                    OFFICERS

TERRENCE R. O'NEIL                 DON A. PLAISTED                 MICHAEL A. VANOVER
First Vice President               Vice President                  Assistant Vice President
Credit Administration              Commercial Lending              Regional Business Development

GARY W. AMES, JR.                  JAMES T. POWERS                 SUSAN M. VETTRAINO
Vice President                     Vice President                  Assistant Vice President
Controller                         Customer/Product Support        Loss Prevention

KEVIN A. BANK                      H. KRISTENE RAUTIO              PAMELA G. WILKS
Vice President                     Vice President                  Assistant Vice President
Senior Commercial Lender           Business Development            Customer/Product Support

MARK H. BOBINSKI                   DENNIS C. ROCHELEAU             MARIAN ZELEJI
Vice President                     Vice President                  Assistant Vice President
Commercial Lending                 Cashier                         Mortgage Lending

DANIEL P. BROPHY                   GARY P. RUSCH                   STEPHENI C. AGUILA
Vice President                     Vice President                  Data Operations Officer
Senior Commercial Lender           Commercial Lending
                                                                   DEBBY M. ASTERIOU
KATHERINE T. BROWN                 WILLIAM M. SCHMIDT              Treasury Officer
Vice President                     Vice President
Commercial Lending                 Senior Commercial Lender        MARK D. BOWERS
                                                                   Mortgage Loan Officer
DANIEL A. BZURA                    GREGORY M. SCHNEIDER
Vice President                     Vice President                  KAREN HENDERSHOT
Branch Administration              Commercial Lending              Branch Officer

RITA L. CAVATAIO                   STEVEN P. SLADE                 RICHARD T. JONES
Vice President                     Vice President                  Business Development Officer
Commercial Lending                 Consumer Lending/Collections
                                                                   SANDRA L. LETHBRIDGE
GEORGE J. DEMOU                    PATRICIA M. CARMONA             Branch Officer
Vice President                     Assistant Vice President
Senior Commercial Lender           Accounting                      NADINE S. McMILLAN
                                                                   Credit Administration Officer
ANTHONY W. DEVINE                  KAREN M. COVER
Vice President                     Assistant Vice President        TIMOTHY D. SIERPIEN
Commercial Lending                 Regional Branch Administration  Branch Officer

JIHAD A. HACHEM                    PATRICIA L. DANCIK              CHARLES P. WASCZENSKI
Vice President                     Assistant Vice President        Audit Officer
Senior Commercial Lender           Regional Business Development
                                                                   CAROLYN A. WILKINS
F. GLEN ISLAMI                     DAVID W. LESLIE                 Corporate Services Officer
Vice President                     Assistant Vice President
Compliance                         Commercial Lending

WYNN C. MILLER                     DENIS T. NISSLE
Vice President                     Assistant Vice President
Internal Audit                     Private Banking

REGAN J. MORIN                     MIHAI PARASCA
Vice President                     Assistant Vice President
Senior Commercial Lender           Computer Systems & Network

MARK M. PACITTO                    ELIZABETH A. PIZZO
Vice President                     Assistant Vice President
Commercial Lending                 Human Resources

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

                                GERALD J. CARNAGO
                  Attorney at Law & Certified Public Accountant
                           Carnago & Associates, P.C.

                                MICHAEL P. GUERRA
                                      Owner
                           Millcreek Building Company

                                VITO A. PAMPALONA
                                    President
                     Vito Anthony Homes and Building Company

                                JAMES A. PATRONA
                                      Owner
                        Universal Press & Machinery, Inc.

                           COMMUNITY BANK OF DEARBORN
                                    LOCATIONS

Ann Arbor - Eisenhower and Washtenaw Regional              Dearborn Heights
Lending Center                                             24935 West Warren Avenue
250 West Eisenhower Parkway, Suite 100                     Dearborn Heights, MI  48127
Ann Arbor, MI 48103                                        Phone:   (313)724-0100
Phone:   (734)302-1481                                     Fax:     (313)724-1010
Fax:     (734)761-6332                                     Mark A. O'Keefe, Branch Manager
Michael A. Vanover, AVP & Regional Bus Devel.
                                                           Dearborn Administration and
Ann Arbor - Stadium                                        Regional Lending Center
2180 West Stadium Boulevard                                1360 Porter Street, Suite 200
Ann Arbor, MI 48103                                        Dearborn, MI 48124
Phone:   (734)302-9165                                     Phone:   (313)565-5700
Fax:     (734)302-1485                                     Fax:     (313)561-2291
Karen R. Hendershot, Branch Officer                        Warren R. Musson, Senior VP & Head of Lending

Auburn Hills and Oakland Regional Lending Center           Plymouth Township
3201 University Drive, Suite 180                           44623 Five Mile
Auburn Hills, MI 48326                                     Plymouth, MI 48170
Phone:   (248)364-9700                                     Phone:   (734)454-1000
Fax:     (248)364-9701                                     Fax:     (734)454-0123
Tim Sierpien, Branch Officer                               Mara  Sears, Branch Manager

Canton Township                                            Southgate
1325 N. Canton Center Road                                 12820 Fort Street
Canton, MI  48187                                          Southgate, MI 48195
Phone:   (734)981-0022                                     Phone:   (734)284-3300
Fax:     (734)981-0033                                     Fax:     (734)284-3311
Sandra L. Lethbridge, Branch Officer                       Kim Kelemen, Branch Manager

Clinton Township                                           Saline
19100 Hall Road                                            450 East Michigan Avenue
Clinton Township, MI 48038                                 Saline, MI  48176
Phone:   (586)416-4400                                     Phone:   (734)429-3828
Fax:     (586)416-6200                                     Fax:     (734)429-9294
Karen M. Cover, AVP & Regional Branch Admin.               Shelly L. Rankin, Branch Manager

Clinton Township Regional Lending Center                   Bank Operations Center
45000 River Ridge Drive, Suite 110                         4000 Allen Road
Clinton Township, MI 48038                                 Allen Park, MI 48101
Phone:   (586)416-0200                                     Phone:   (313)381-3200
Fax:     (586)416-0220                                     Fax:     (313)381-6100
Stephen C. Tarczy, Northeast Regional President

Dearborn Office
22290 Michigan Avenue
Dearborn, MI 48124
Phone:   (313)274-1000
Fax:     (313)274-5050
Gary D. Zanley, Branch Manager

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

ANNUAL MEETING

The Annual Meeting of Stockholders will be held on Tuesday, May 16, 2006, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.

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

                    QUARTERLY COMMON STOCK PRICE INFORMATION

                                     High        Low        Close
                                    ------      ------      ------
2005
First quarter                       $30.90      $25.30      $26.50
Second quarter                       28.48       25.31       25.90
Third quarter                        26.64       25.18       25.70
Fourth quarter                       26.23       23.15       24.75

2004
First quarter                       $24.65      $19.30      $22.00
Second quarter                       30.75       21.78       29.00
Third quarter                        29.47       25.25       26.10
Fourth quarter                       30.03       26.00       29.16

All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

                             PRINCIPAL MARKET MAKERS

Citadel Derivatives Group, LLC               Oppenheimer & Co, Inc.
131 South Dearborn Street, 32nd Floor        125 Broad Street
Chicago, IL 60603                            New York, NY 10004
(312) 395-3121                               (212) 668-8104

Citigroup Global Markets, Inc.               Raymond James & Associates, Inc.
388 Greenwich St.                            880 Carillon Parkway
New York, NY 10013                           St. Petersburg, FL 33716
(212) 816-6000                               (727) 567-1000

FIG Partners, LLC                            Susquehanna Capital Group
1545 Peachtree Street, Suite 650             401 City Line Avenue, Suite 220
Atlanta, GA 30309                            Bala Cynwyd, PA 19004
(404) 601-7206                               (610) 617-2600

Hill Thompson Magid, & Co.                   Tradition Asiel Securities, Inc.
15 Exchange Place, Suite 800                 75 Park Place, 4th Floor
Jersey City, NJ 07302                        New York, NY 10007
(201) 434-6900                               (212) 791-4500

Howe Barnes Investments, Inc.                UBS Capital Markets, L.P.
222 S. Riverside Plaza, 7th Floor            111 Pavonia Avenue
Chicago, Illinois 60606                      Jersey City, NJ 07310
(312) 655-3000                               (212) 804-3605

Knight Equity Markets, L.P.                  UBS Securities, LLC
545 Washington Boulevard                     677 Washington Blvd.
Jersey City, NJ 07310                        Stamford, CT 06901
(201) 557-6844                               (203) 719-3000

                           [DEAR NASDAQ LISTED LOGO]

                             DEARBORN BANCORP, INC.
                               1360 Porter Street

                            Dearborn, Michigan 48124

                              Phone: (313) 565-5700

                                 www.cbdear.com