Form 10-K, Exhibit 13
period 2006-12-31
DEARBORN BANCORP INC /MI/
filed 2007-03-15
CIK 895541

                                                                      Exhibit 13

                          [DEARBORN BANCORP INC. LOGO]

                               and its subsidiary

                             [COMMUNITY BANK LOGO]

                                      2006
                                  ANNUAL REPORT

                             DEARBORN BANCORP, INC.

                               AND ITS SUBSIDIARY

                           COMMUNITY BANK OF DEARBORN

CONTENTS

 Corporate Information..................................................      3

 Chairman's and President's Letter to Stockholders......................      4

 Summary of Selected Financial Data.....................................      8

 Report of Independent Registered Public Accounting Firm................      9

 Management's Report on Internal Control Over Financial Reporting.......     11

 Consolidated Balance Sheets............................................     12

 Consolidated Statements of Income......................................     13

 Consolidated Statements of Changes in Stockholders' Equity.............     14

 Consolidated Statements of Cash Flows..................................     16

 Notes to Consolidated Financial Statements.............................     18

 Management's Discussion and Analysis...................................     47

 Dearborn Bancorp, Inc. Directors and Officers..........................     68

 Community Bank of Dearborn Directors and Executive Officers............     69

 Community Bank of Dearborn Officers....................................     70

 Community Bank of Dearborn Subsidiaries................................     71

 Investor Information...................................................     73

                             DESCRIPTION OF BUSINESS

DEARBORN BANCORP, INC.

Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Community Bank of Dearborn (the "Bank"). Dearborn Bancorp, Inc. trades on the Nasdaq Global Market under the symbol "DEAR".

COMMUNITY BANK OF DEARBORN

The Bank was incorporated on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. Subsequently, branch offices were opened in Dearborn Heights, Plymouth Township, Canton Township, Clinton Township and Auburn Hills. The Bank consolidated the three branches of the Bank of Washtenaw, acquired by the Corporation on October 29, 2004 into the Bank's operations. This consolidation included a branch office in Saline, Michigan, a branch office in Ann Arbor, Michigan and a regional lending center in Ann Arbor, Michigan.

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

In 2006, the Corporation entered into a definitive agreement to acquire Fidelity Financial Corporation of Michigan (Fidelity) for $70.5 Million. The acquisition to be financed by the sale of the Corporation's common stock. On November 10, 2006, the Corporation completed the sale of 2,918,250 shares of common stock at $20.00 per share. The shares were sold in a firm commitment underwritten offering lead managed by Oppenheimer & Co., Inc. and co-managed by Howe Barnes Hoefer & Arnett, Inc. The Corporation received net proceeds from the offering of approximately $55.1 million. On January 4, 2007, the Corporation completed the acquisition of Fidelity. For additional information regarding the acquisition of Fidelity, refer to Note T.

COMMUNITY BANK INSURANCE AGENCY, INC.

On August 19, 1997, the Bank formed Community Bank Insurance Agency, Inc. This company conducts limited insurance-related activities and holds a minority interest in MBT Title Services, LLC, a title insurance company.

COMMUNITY BANK MORTGAGE, INC.

On May 1, 2001, the Bank formed Community Bank Mortgage, Inc., a mortgage company that originates, sells and holds commercial and residential mortgage loans.

COMMUNITY BANK AUDIT SERVICES, INC.

On March 13, 2002, the Bank formed Community Bank Audit Services, Inc., a company that offers internal auditing and compliance services to financial institutions.

To Our Stockholders:

      We are filled with what we consider justifiable pride as we report on another solid performance by our Company during 2006. Once again, our net income reached a new record high while our total assets were growing by more than 20%. Moreover, we reached an agreement to make the largest acquisition in our history and completed a highly successful stock offering to finance the transaction. Because of all this, we closed the year just four days away from becoming a $1+ billion banking company. To put this accomplishment into perspective, recall that Community Bank of Dearborn opened for business on February 28, 1994, with one office, no deposits, no loans and just $7 million in total assets.

      Net income for the past year was $7,819,000 or $1.17 per fully diluted common share, 4.1 percent more than in 2005 when our earnings were $7,510,000 or $1.20 per diluted share. During the year, total assets went up by 21.2 percent to $855,931,000 while they had been $706,497,000 at the end of 2005. Total deposits grew 8.7 percent, going to $633,216,000 from $582,438,000. Total loans increased by 15.1 percent. They were $756,420,000 at year-end compared to $657,037,000 at the beginning of the year.

      Stockholders' equity was $144,985,000 at December 31 while it had been $84,213,000 one year earlier. It should be noted, however, that we sold approximately 2,900,000 additional shares of common stock at $20 per share in the Fourth Quarter of the year, accounting for most of the increase.

      Without a doubt, the single most important fact affecting our profitability in 2006 was the "disappearing yield curve." This has been a problem not just for us but for all banking companies, large and small, that depend upon loans and investments for most of their income. Banks borrow from their depositors at short-term rates and then lend and invest those funds at intermediate and long-term rates. Beginning in 2005, the Federal Reserve began raising short-term rates and banks had to increase the interest rates paid to their depositors. Long-term rates, however, did not go up correspondingly, largely because of excess liquidity in the international money markets. The effect on our net interest margins has been very significant.

      Our total interest income went up 22.9 percent in 2006, primarily reflecting our growth. Total interest expense, however, went up 57.8 percent. As a consequence, our net interest income only went up an anemic 2.0 percent. If we had not experienced strong growth in the loan portfolio, it would have declined.

      Some of our community bank peers around the country have attempted to counteract this situation by making higher-yielding commercial real estate loans, particularly for new construction. However, we have resisted the trend to over-invest in these types of loans, which have been questioned by the various banking regulators. Only 18.0 percent of our loans are construction loans. A little more than 54 percent of our loans are commercial real estate loans but most of them were made in connection with providing financing to our small and mid-sized business customers. In many cases, we ask for a mortgage on a customer's plant, store, or office building as additional collateral for the loan.

      The quality of our loan portfolio is best judged by activity in the allowance for loan losses. In 2006, recoveries from loans previously charged off exceeded charge offs by $24,000. Not every loan is always repaid in full as agreed. Nevertheless, our record in this area suggests that most of our loans are well secured and we can expect a significant recovery even if a borrower does default. It should also be noted that at the end of 2006, we had only a single house with an appraised value of $55,000 included in our other real estate owned category and it was not considered material in the preparation of our financial statements.

      Still, we do not want to suggest that all of our customers are immune to the economic distress that is widespread in southeastern Michigan. The troubles of the "Big Three" auto manufacturers and their suppliers, large and small, have been well documented in the national and local press. At year-end, we had $7.7 million in non-performing loans on our books. This was only nine-tenths of one percent of total assets, a very manageable figure, even though it did represent a significant increase during the past year.

      We are often asked how we can expect to be successful in a market that has been so depressed in recent years. The fact is that our largest corporations are in serious trouble. Nevertheless, the Greater Detroit Metropolitan Area is still the tenth largest market in the United States and, even in the midst of all its problems, there are still substantial pockets of prosperity throughout the region.

      Our "secret of success" is to identify those pockets of prosperity and then to seek deposits and loans there. Even with significant growth in the recent past, we only hold about a one percent share of the total banking market in southeastern Michigan. In short, when a banking organization is relatively small and the overall market is huge, there are many opportunities for profitable growth and compounding success even in a difficult economic environment.

      We believe that the success of our Fourth Quarter stock offering indicates that we speak optimistically about our Company's prospects. This was a firm commitment underwritten offering lead managed by Oppenheimer & Co. and co-managed by Howe Barnes Hoefer & Arnett, Inc.. An initial offering of 2.7 million shares at $20 per share was oversubscribed by approximately 200,000 shares on the first day. Approximately one-third of these new shares were purchased by individual investors. On the other hand, two-thirds of them were purchased by institutional investors. These institutions use sophisticated analysis to substantiate their purchase decisions. It is a vote of confidence that all of us who are responsible for the performance of our Company appreciate. We will certainly strive to meet the expectations of these new stockholders as well as all of our existing ones.

      We offered this new stock because, in September, we agreed to acquire Fidelity Financial Corporation of Michigan for $70.5 million in cash. We used the net proceeds from the offering of approximately $55.1 million along with other resources to complete the acquisition on January 4, 2007.

      Fidelity Financial is the holding company for Fidelity Bank. Founded in 1971, this Bank has its main office in Birmingham, Michigan, with single branch offices in Bloomfield Township and Bingham Farms and four branch offices in Southfield, all in Oakland County, Michigan. At December 31, 2006, Fidelity had total assets of $220,400,000, total loans of $179,600,000 and total deposits of $187,500,000. Thus, closing of the transaction gave our Company total assets of well over $1 billion.

      Oakland County has long been the most prosperous county in southeastern Michigan. Along with Washtenaw County, it has experienced economic growth in spite of the problems in other parts of the region. We expanded our operations into Washtenaw County, site of the University of Michigan, in 2004 with the acquisition of Bank of Washtenaw. That bank's three branches were consolidated into Community Bank of Dearborn shortly after the transaction closed.

      In the case of the seven Fidelity offices, we intend to continue operating them under the Fidelity name for the time being although technically they will become branches of Community Bank.

     We are doing this because we are adopting the Fidelity name for our entire organization effective April 30, 2007. We acquired the rights to this name along with the rest of Fidelity Financial's assets. As we have grown and expanded our geographic footprint, we have realized that in some cases the name, Community Bank of Dearborn, has been an impediment to our marketing efforts.

      There are too many potential customers who think of a "community bank" as being too small to satisfy their financial services needs. In reality, our legal lending limit is now over $20 million although we would never lend that much to a single borrower without seeking participations from our correspondent banks. Then, to further complicate matters, "of Dearborn" is construed by some as suggesting a geographical limitation on our operations. If we were to change the name of Community Bank of Dearborn to Fidelity Bank, we would be adopting a respected name with no implications of small size or geographic limitations.

      We have said on a number of occasions that the Board of Dearborn Bancorp has no intention of declaring cash dividend at any time in the near future. We still consider our Company to be in a "growth mode" and preservation of capital is essential in such a situation. Nevertheless, our directors have continued their policy of regularly declaring stock dividends in lieu of cash dividends so that our stockholders receive tangible benefits from the progress we have been making. Accordingly, five percent stock dividends were distributed in June and December of 2006.

      Now, as we begin a new year, we are concentrating on our marketing activities while integrating Fidelity Bank's branches and operations into Community Bank of Dearborn's. We anticipate meaningful economies of scale to result from the consolidation of "backroom" functions and the seven Fidelity offices in Oakland County will make us a definite factor in this vibrant part of the metropolitan area. We believe that our proven approach to the business of banking will allow us to attract sizeable volumes of new deposits and loans through these locations.

      The biggest problem we anticipate in 2007 is the flat yield curve, which seems unlikely to change in the near term. We intend to continue dealing with this situation by strictly controlling unnecessary overhead expenses and redoubling our efforts to attract new and profitable business.

      Overall, we are optimistic about our prospects during the coming months and anticipate being in a position to provide you with another positive report on the progress of our Company at this time next year.

      Our directors and senior officers join us in inviting you to attend the Annual Meeting on May 15, 2007. The meeting will be held at Park Place, 23400 Park Avenue, Dearborn, Michigan at 4:00 p.m. We look forward to meeting you, providing you with a comprehensive report on our operations, answering your questions and hearing your suggestions at that time.

                                   Sincerely,

   John E. Demmer                                         Michael J. Ross
Chairman of the Board                                      President and
                                                     Chief Executive Officer

                       SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2006 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 2006 and 2005, and the Consolidated Statements of Income for the years ended December 31, 2006, 2005 and 2004 are included elsewhere in this Annual Report.

(In thousands, except share and per share data)              2006          2005           2004           2003           2002
                                                         -----------    -----------    -----------    -----------    -----------
OPERATIONS
Interest income                                          $    53,886    $    43,855    $    29,790    $    23,564    $    18,259
Interest expense                                              25,884         16,403          9,409          8,631          7,505
                                                         -----------    -----------    -----------    -----------    -----------
Net interest income                                           28,002         27,452         20,381         14,933         10,754
Provision for loan losses                                        943          1,081          1,400          1,699          1,052
                                                         -----------    -----------    -----------    -----------    -----------
Net interest income after provision for loan losses           27,059         26,371         18,981         13,234          9,702
Total non-interest income                                        925            505          1,065          1,917          1,250
Total non-interest expense                                    16,225         15,499         11,700          9,823          6,948
                                                         -----------    -----------    -----------    -----------    -----------
Income before federal income tax expense                      11,759         11,377          8,346          5,328          4,004
Income tax expense                                             3,940          3,867          2,837          1,807          1,357
                                                         -----------    -----------    -----------    -----------    -----------
Net income                                               $     7,819    $     7,510    $     5,509    $     3,521    $     2,647
                                                         ===========    ===========    ===========    ===========    ===========

FINANCIAL CONDITION
Total assets                                             $   855,931    $   706,497    $   652,662    $   446,075    $   325,100
Mortgage loans held for sale                                   1,823          1,041          1,692          1,505          9,852
Securities, available for sale                                 5,878         17,153         21,075         16,948         22,216
Federal Home Loan Bank stock                                   1,288          1,293          1,122          1,073          1,033
Loans                                                        756,420        657,037        587,562        400,958        267,522
Allowance for loan losses                                     (7,775)        (6,808)        (5,884)        (4,314)        (2,875)
Other assets                                                  98,297         36,781         26,226          8,757          7,902
Deposits                                                     633,216        582,438        540,880        379,619        262,086
Federal Home Loan Bank advances                               25,561         25,588         20,614         20,638         20,660
Subordinated debentures                                       10,000         10,000         10,000         10,000         10,000
Other borrowings                                              37,919          1,615          4,115            ---            ---
Other liabilities                                              4,250          2,643          2,449          1,217          1,663
Stockholders' equity                                         144,985         84,213         74,604         34,601         30,691

PER SHARE INFORMATION (1)
Net income per common share - basic                      $      1.23    $      1.27    $      1.16    $      0.90    $      0.69
Net income per common share - diluted                    $      1.17    $      1.20    $      1.06    $      0.83    $      0.66
Book value per common share                              $     16.15    $     14.11    $     12.80    $      8.77    $      7.95
Average shares outstanding  - basic                        6,372,471      5,899,281      4,767,907      3,908,219      3,841,761
Average shares outstanding - diluted                       6,672,319      6,274,404      5,217,001      4,246,523      4,038,269
Shares outstanding at end of period                        8,975,085      5,967,190      5,827,368      3,943,151      3,862,238

OTHER DATA
Return on average assets                                        1.02%          1.08%          1.05%          0.89%          0.93%
Return on average equity                                        8.20%          9.44%         10.56%         10.80%          9.08%
Net interest margin                                             3.80%          4.14%          4.04%          3.97%          3.94%
Net interest spread                                             3.06%          3.62%          3.69%          3.63%          3.37%
Allowance for possible credit losses to total loans             1.03%          1.04%          1.00%          1.08%          1.07%
Nonperforming assets to total assets                            0.90%          0.26%          0.47%          0.42%          0.84%
Stockholders' equity to total assets                           16.94%         11.92%         11.43%          7.76%          9.44%
Total interest expense to gross interest income                48.03%         37.40%         31.58%         36.63%         41.10%
Number of Offices                                                 12             12             12              8              6

(1) All share and per share amounts have been adjusted to reflect the issuance of stock dividends.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan

We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U. S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Dearborn Bancorp, Inc.'s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission
(COSO) and our report dated March 9, 2007 expressed an unqualified opinion thereon.

                                                   Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 9, 2007

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Dearborn Bancorp, Inc.
Dearborn, Michigan

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Dearborn Bancorp, Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Dearborn Bancorp, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Corporation's internal control over financial reporting based on our audit

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, management's assessment that Dearborn Bancorp, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Dearborn Bancorp, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Dearborn Bancorp, Inc. and our report dated March 9, 2007 expressed an unqualified opinion on those consolidated financial statements.

                                                    Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 9, 2007

        MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

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

Management assessed the Corporation's systems of internal control over financial reporting presented in conformity with generally accepted accounting principles as of December 31, 2006. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2006, Dearborn Bancorp, Inc. maintained effective control over financial reporting presented in conformity with generally accepted accounting principles based on those criteria.

The Corporation's independent auditors have issued an audit report on our assessment of the Corporation's internal control over financial reporting.

Dearborn Bancorp, Inc. and Subsidiary

/s/ Michael J. Ross
Michael J. Ross.
President and Chief Executive Officer

/s/ Jeffery L. Karafa
Jeffery L. Karafa
Vice President, Treasurer and Secretary

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                      December 31,
                                                                 ---------------------
(Dollars, in thousands)                                             2006        2005
                                                                 ---------   ---------
ASSETS
Cash and cash equivalents
          Cash and due from banks                                $   5,824   $   7,118
          Federal funds sold                                        64,198       2,268
          Interest bearing deposits with banks                           8          69
                                                                 ---------   ---------
                    Total cash and cash equivalents                 70,030       9,455

Mortgage loans held for sale                                         1,823       1,041
Securities, available for sale                                       5,878      17,153
Federal Home Loan Bank stock                                         1,288       1,293
Loans
          Loans                                                    756,420     657,037
          Allowance for loan losses                                 (7,775)     (6,808)
                                                                 ---------   ---------
                    Net loans                                      748,645     650,229

Bank premises and equipment, net                                    14,293      13,792
Real estate owned                                                       52         663
Goodwill                                                             5,473       5,473
Other intangible assets                                              2,041       2,291
Accrued interest receivable                                          3,337       2,586
Other assets                                                         3,071       2,521
                                                                 ---------   ---------

          Total assets                                           $ 855,931   $ 706,497
                                                                 =========   =========

LIABILITIES
Deposits
          Non-interest bearing deposits                          $  53,065   $  59,652
          Interest bearing deposits                                580,151     522,786
                                                                 ---------   ---------
                    Total deposits                                 633,216     582,438

Other liabilities
          Federal funds purchased                                   37,300         ---
          Securities sold under agreements to repurchase               619       1,615
          Federal Home Loan Bank advances                           25,561      25,588
          Other liabilities                                            516         960
          Accrued interest payable                                   3,734       1,683
          Subordinated debentures                                   10,000      10,000
                                                                 ---------   ---------
                    Total liabilities                              710,946     622,284

STOCKHOLDERS' EQUITY
          Common stock - no par value 10,000,000 shares
                   authorized, 8,975,085  and 5,967,190 shares
                   outstanding in 2006 and 2005, respectively      144,907      83,684
          Retained earnings                                             84         573
          Accumulated other comprehensive (loss)                        (6)        (44)
                                                                 ---------   ---------
                    Total stockholders' equity                     144,985      84,213
                                                                 ---------   ---------

                    Total liabilities and stockholders' equity   $ 855,931   $ 706,497
                                                                 =========   =========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                           Years Ended December 31,
                                                                                    ---------------------------------------
(In thousands, except share data)                                                       2006         2005          2004
                                                                                    -----------   -----------   -----------
Interest income
          Interest on loans                                                         $    52,321   $    42,904   $    29,040
          Interest on securities, available for sale                                        834           598           460
          Interest on deposits with banks                                                   158           111           129
          Interest on federal funds                                                         573           242           161
                                                                                    -----------   -----------   -----------
                    Total interest income                                                53,886        43,855        29,790

Interest expense
          Interest on deposits                                                           23,447        14,427         8,013
          Interest on other liabilities                                                   2,437         1,976         1,396
                                                                                    -----------   -----------   -----------
                    Total interest expense                                               25,884        16,403         9,409

                    Net interest income                                                  28,002        27,452        20,381
Provision for loan losses                                                                   943         1,081         1,400
                                                                                    -----------   -----------   -----------

Net interest income after provision for loan losses                                      27,059        26,371        18,981
                                                                                    -----------   -----------   -----------

Non-interest income
          Service charges on deposit accounts                                               699           639           569
          Fees for other services to customers                                               48            79            30
          Gain on the sale of loans                                                         145           361           407
          Gain (loss) on the sale of securities                                               9           (44)          ---
          Loss on the write-down of securities                                              ---          (696)          ---
          Gain (loss) on the sale of real estate owned                                     (103)           92           (28)
          Other income                                                                      127            74            87
                                                                                    -----------   -----------   -----------
                    Total non-interest income                                               925           505         1,065

Non-interest expenses
          Salaries and employee benefits                                                 10,288         9,402         7,722
          Occupancy and equipment expense                                                 2,420         2,528         1,582
          Intangible expense                                                                250           230            28
          Advertising and marketing                                                         385           384           336
          Stationery and supplies                                                           402           365           310
          Professional services                                                             768           893           436
          Data processing                                                                   531           448           332
          Other operating expenses                                                        1,181         1,249           954
                                                                                    -----------   -----------   -----------
                    Total non-interest expenses                                          16,225        15,499        11,700
                                                                                    -----------   -----------   -----------

Income before federal income tax provision                                               11,759        11,377         8,346
Income tax provision                                                                      3,940         3,867         2,837
                                                                                    -----------   -----------   -----------

Net income                                                                          $     7,819   $     7,510   $     5,509
                                                                                    ===========   ===========   ===========

Per share data:
Net income - basic                                                                  $      1.23   $      1.27   $      1.16
Net income - diluted                                                                $      1.17   $      1.20   $      1.06

Weighted average number of shares outstanding - basic                                 6,372,471     5,899,281     4,767,907
Weighted average number of shares outstanding - diluted                               6,672,319     6,274,404     5,217,001

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2006, 2005 and 2004

                                                                                                   Accumulated
                                                                                                      Other           Total
                                                                          Common      Retained    Comprehensive   Stockholders'
(In thousands, except shares)                                              Stock      Earnings          Income       Equity
                                                                        ----------   ----------   -------------   -------------
Balance, January 1, 2004                                                $   34,451   $      128    $         22   $      34,601

          Issuance of common stock                                          34,040          ---             ---          34,040

          Exercise of stock options                                            616          ---             ---             616

          Tax effect of issuance of stock options                              518          ---                             518

          Stock dividend #1                                                  2,504       (2,504)            ---             ---

          Stock dividend #2                                                  2,789       (2,789)            ---             ---

          Net income                                                           ---        5,509             ---           5,509

          Other comprehensive income
              Net change in net unrealized loss on
                 securities available for
                 sale                                                          ---          ---          (1,030)         (1,030)
              Tax effects                                                                                   350             350
                                                                                                  -------------   -------------
                  Other comprehensive loss                                     ---          ---            (680)           (680)

Total comprehensive income                                                                                                4,829
                                                                        ----------   ----------   -------------   -------------

Balance, December 31, 2004                                              $   74,918   $      344   ($        658)  $      74,604

          Stock awards earned                                                   21          ---             ---              21

          Stock options earned                                                  10          ---             ---              10

          Exercise of stock options                                          1,028          ---             ---           1,028

          Tax effect of issuance of stock
          options                                                              426          ---             ---             426

          Stock dividend #1                                                  3,307       (3,307)            ---             ---

          Stock dividend #2                                                  3,974       (3,974)            ---             ---

          Net income                                                           ---        7,510             ---           7,510

          Other comprehensive income
              Reclassification adjustment
               for losses included in net income                               ---          ---             740             740
              Changes in net unrealized loss on
               securities available for sale                                   ---          ---             190             190
                                                                                                  -------------   -------------
              Net change in net unrealized loss
                 on securities available for sale                              ---          ---             930             930
              Tax effects                                                                                  (316)           (316)
                                                                                                  -------------   -------------
                  Other comprehensive income                                   ---          ---             614             614

Total comprehensive income                                                                                                8,124
                                                                        ----------   ----------   -------------   -------------

Balance, December 31, 2005                                              $   83,684   $      573   ($         44)  $      84,213
                                                                        ==========   ==========   =============   =============

The accompanying notes are an integral part of these consolidated statements

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2006, 2005 and 2004

                                                                                                   Accumulated
                                                                                                      Other          Total
                                                                         Common       Retained    Comprehensive   Stockholders'
                                                                          Stock       Earnings        Income          Equity
                                                                        ----------   ----------   -------------   -------------
Balance, January 1, 2006                                                $   83,684   $      573   ($         44)  $      84,213

          Issuance of common stock                                          55,131          ---             ---          55,131

          Purchase of common stock                                          (2,824)         ---             ---          (2,824)

          Stock awards earned                                                  151          ---             ---             151

          Stock options earned                                                  67          ---             ---              67

          Exercise of stock options                                            292          ---             ---             292

          Tax effect of issuance of stock options                               98          ---             ---              98

          Stock dividend #1                                                  4,115       (4,115)            ---             ---

          Stock dividend #2                                                  4,193       (4,193)            ---             ---

          Net income                                                           ---        7,819             ---           7,819

          Other comprehensive income
              Reclassification adjustment for gain
                 included in net income                                        ---          ---              (9)             (9)
              Changes in net unrealized loss on
                 securities available for sale                                 ---          ---              68              68
                                                                                                  -------------   -------------
              Net change in net unrealized loss
                 on securities available for sale                              ---          ---              59              59
              Tax effects                                                                                   (21)            (21)
                                                                                                  -------------   -------------
                  Other comprehensive income                                   ---          ---              38              38

Total comprehensive income                                                   7,857
                                                                        ----------   ----------   -------------   -------------

Balance, December 31, 2006                                              $  144,907   $       84   ($          6)  $     144,985
                                                                        ==========   ==========   =============   =============

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                           Years Ended December 31,
                                                                    ---------------------------------
                                                                      2006         2005        2004
                                                                    ---------   ---------   ---------
Cash flows from operating activities
          Interest and fees received                                $  53,135   $  42,710   $  29,101
          Interest paid                                               (23,833)    (15,827)     (8,604)
          Proceeds from sale of mortgages held for sale                22,339      37,556      42,320
          Origination of mortgages held for sale                      (22,789)    (36,446)    (41,974)
          Taxes paid                                                   (4,590)     (3,400)     (2,435)
          Gain (loss) on sale of real estate owned                       (103)         92         (28)
          Cash paid to suppliers and employees                        (14,146)    (14,255)    (11,476)
                                                                    ---------   ---------   ---------
          Net cash provided by operating activities                    10,013      10,430       6,904

Cash flows from investing activities
          Proceeds from the sale of securities available for sale      96,704       3,260         ---
          Proceeds from calls, maturities and repayments
              of securities available for sale                         12,848      12,357      40,886
          Purchases of securities available for sale                  (97,941)    (11,496)    (45,991)
          (Purchase) sale of Federal Home Loan Bank stock                   5        (171)        (49)
          Increase in loans, net of payments received                 (99,359)    (69,632)   (119,769)
          Purchases of property and equipment                          (1,447)     (1,648)     (7,513)
          Net cash paid in Bank of Washtenaw acquisition                  ---         ---      (5,010)
                                                                    ---------   ---------   ---------
          Net cash used in investing activities                       (89,190)    (67,330)   (137,446)

Cash flows from financing activities
          Net increase (decrease) in non-interest bearing deposits     (6,587)     (3,413)     (3,649)
          Net increase in interest bearing deposits                    57,365      44,971      98,637
          Increase (decrease) in other borrowings                        (996)     (2,500)        125
          Net increase in federal funds payable                        37,300         ---         ---
          Proceeds from Federal Home Loan Bank advances                   ---       5,000         ---
          Repayments on Federal Home Loan Bank advances                   (27)        (26)        (24)
          Issuance of common stock                                     55,131         ---      34,040
          Purchase of common stock                                     (2,824)        ---         ---
          Exercise of stock options                                       292       1,028         616
          Tax benefit of stock options exercised                           98         426         518
                                                                    ---------   ---------   ---------
          Net cash provided by financing activities                   139,752      45,486     130,263

Increase (decrease) in cash and cash equivalents                       60,575     (11,414)       (279)
Cash and cash equivalents at the beginning of the period                9,455      20,869      21,148
                                                                    ---------   ---------   ---------

Cash and cash equivalents at the end of the period                  $  70,030   $   9,455   $  20,869
                                                                    =========   =========   =========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                                                                              Years Ended December 31,
                                                                           ------------------------------
(In thousands)                                                               2006       2005       2004
                                                                           --------   --------   --------
Reconciliation of net income to net cash provided by operating activities
Net income                                                                 $  7,819   $  7,510   $  5,509
          Adjustments to reconcile net income to net cash
                    provided by operating activities
                    Provision for loan losses                                   943      1,081      1,400
                    Depreciation and amortization expense                       946        980        556
                    Restricted stock award expense                              151         21        ---
                    Stock option expense                                         67         10        ---
                    Accretion of discount on investment securities             (277)       (47)       (71)
                    Amortization of premium on investment securities              8         38         19
                    Amortization of intangible assets                           250        230         27
                    (Increase) decrease in mortgages held for sale             (782)       651       (187)
                    Increase in interest receivable                            (751)      (697)      (182)
                    Increase in interest payable                              2,051        576        209
                    (Gain) loss on sale or write-down of securities              (9)       740        ---
                    (Increase) decrease in other assets                          41       (281)      (883)
                    Increase (decrease) in other liabilities                   (444)      (382)       507
                                                                           --------   --------   --------

Net cash provided by operating activities                                  $ 10,013   $ 10,430   $  6,904
                                                                           ========   ========   ========

Supplemental noncash disclosures:
                   Transfers from loans to real estate owned               $     91   $  1,850   $    417

Noncash investing activities:
        Bank of Washtenaw acquisition:
                   Loans acquired                                               ---        ---   $ 66,665
                   Bank premises and equipment                                  ---        ---        613
                   Acquisition intangibles recorded                             ---        ---      8,009
                   Other assets acquired                                        ---        ---        502
                   Deposits assumed                                             ---        ---    (66,273)
                   Borrowing assumed                                            ---        ---     (3,990)
                   Other liabilities assumed                                    ---        ---       (516)
                                                                           --------   --------   --------

                                                                                ---        ---   $  5,010
                                                                           ========   ========   ========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

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

      Sale of Common Stock

      The Corporation sold 2,918,250 shares of its common stock at $20.00 per share on November 10, 2006. The net proceeds from the stock offering was approximately $55,131,000. These proceeds were utilized to acquire Fidelity Financial Corporation of Michigan ( Fidelity ) on January 4, 2007

      Use of Estimates

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

      Cash Flows

      For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, cash due from banks, federal funds sold, and interest bearing deposits with other banks to be cash equivalents. Net cash flows are reported for loan, deposit and short-term borrowing transactions.

      Mortgage Loans Held for Sale

      Mortgage loans held for sale are carried at the lower of cost or market on an aggregate basis. These loans are sold servicing released to other entities.

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

                        DECEMBER 31, 2006, 2005 AND 2004

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

      The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical or industry loss experience adjusted for various factors.

      A loan is impaired when full payment under the loan terms is not expected. Loan relationships that are rated watch or worse with a balance above $500,000 are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the fair value of estimated future cash flows using the loan's existing rate or at the fair value of the collateral if repayment is expected solely from the collateral.

      Transfers of Financial Assets

      Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Corporation, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

           Building and improvements - 5 to 30 years
           Furniture and equipment - 3 to 10 years

      Federal Home Loan Bank (FHLB) Stock

      The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

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

      Other intangible assets consist of core deposit and business relationship intangible assets arising from a bank acquisition in 2004. They are initially measured at fair value and are being amortized on an accelerated method over their estimated useful lives, which range from 10 to 17 years.

      Stock Compensation

      Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-based Payment, using the modified prospective transition method. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006. For 2006, adopting this standard resulted in a reduction in net income of $67,000 and a decrease in basic and diluted earnings per share of $.01.

      The Corporation has two incentive stock plans. Employee compensation expense under the 1994 Stock Option Plan was reported using the intrinsic value method. No stock-based compensation cost from this plan is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-based Compensation (in thousands, except per share data).

                                                                               2004
                                                                           -----------
Net Income
            As reported                                                    $     5,509
            Less: stock-based compensation expense
            determined under fair value based method                                (9)
                                                                           -----------
            Pro forma                                                      $     5,500
Basic income per share
            As reported                                                    $      1.16
            Pro forma                                                      $      1.15
Diluted income per share
            As reported                                                    $      1.06
            Pro forma                                                      $      1.05

      Employee compensation expense under the 2005 Long Term Incentive Plan is reported using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-based Compensation in 2005. Since stock-based compensation cost is reflected in net income in 2005, there is no pro forma effect.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

      Loan Commitments and Related Financial Instruments

      Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

      Restrictions on Cash

      The Corporation was required to have $25,000 and $3,980,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2006 and 2005, respectively. These balances do not earn interest. The decline in required reserves in 2006 resulted from revised designation of certain deposit accounts to categories requiring lower reserves.

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

      Adoption of New Accounting Standards:

      In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors have been considered, is material. If prior year errors that have been previously considered immaterial now are considered material based on either approach, no restatement is necessary so long as properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment is recorded in opening retained earnings as of January 1, 2006. The adoption of SAB 108 had no effect on the Corporation's financial statements for the year ended December 31, 2006.

      Effect of Newly Issued But Not Yet Effective Accounting Standards:

      FIN 48, which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Corporation has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE B - SECURITIES AVAILABLE FOR SALE

      The amortized cost and fair value for securities available for sale and the unrealized gains and losses recognized as accumulated other comprehensive income were as follows (in thousands):

                                                              December 31, 2006
                                    ----------------------------------------------------------------------
                                                            Gross               Gross
                                       Amortized          Unrealized         Unrealized           Fair
                                         Cost               Gains              Losses            Value
                                    ----------------    ---------------    ----------------    -----------
US Treasury securities              $          4,982    $           ---         ($       14)   $     4,968
Municipal bonds                                  497                  4                 ---            501
Mortgage backed securities                       407                  2                 ---            409
                                    ----------------    ---------------    ----------------    -----------

          Totals                    $          5,886    $             6         ($       14)   $     5,878
                                    ================    ===============    ================    ===========

                                                              December 31, 2005
                                    ----------------------------------------------------------------------
                                                            Gross               Gross
                                       Amortized          Unrealized         Unrealized           Fair
                                         Cost               Gains              Losses            Value
                                    ----------------    ---------------    ----------------    -----------
US Treasury securities              $         16,665    $           ---    ($            68)   $    16,597
Mortgage backed securities                       555                  2                  (1)           556
                                    ----------------    ---------------    ----------------    -----------

          Totals                    $         17,220    $             2                 (69)   $    17,153
                                    ================    ===============    ================    ===========

      The amortized cost and fair value of securities available for sale at December 31, 2006 by contractual maturity are shown below (in thousands). Securities not due at a single maturity date, such as mortgage backed securities are shown separately.


                                                           Amortized           Fair
                                                             Cost             Value
                                                        ----------------   -------------
Due in three months through one year                    $         5,062    $       5,048
Due in one year through five years                                  417              421
Mortgage backed securities                                          407              409
                                                        ----------------   -------------

          Totals                                        $         5,886    $       5,878
                                                        ================   =============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE B - SECURITIES AVAILABLE FOR SALE  (Continued)

      Sales of securities, available for sale during 2006 resulted primarily from the liquidation of securities that were purchased during the fourth quarter of 2006. These securities were purchased with funds received from the sale of common stock on November 10, 2006. The funds received from the sale of these securities were utilized for the acquisition of Fidelity on January 4, 2007.

      Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

                                     2006        2005        2004
                                  ----------   ---------   ---------
Proceeds                          $   97,941   $   3,260   $     ---
Gross gains                                9         ---         ---
Gross losses                             ---         740         ---

      Securities having a carrying value of $1,392,000 and $4,524,000 at December 31, 2006 and 2005, respectively, were pledged to secure Federal Home Loan Bank of Indianapolis advances and securities sold under agreements to repurchase.

      Securities with unrealized losses at year-end 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                                             December 31, 2006
                              --------------------------------------------------------------------------------
                                Less than one year           One year or more                 Total
                              ------------------------    -----------------------    -------------------------
                                Fair       Unrealized       Fair       Unrealized       Fair       Unrealized
                                Value         Loss          Value        Loss           Value         Loss
                              ---------   ------------    --------    -----------    ----------   ------------
US Treasury securities        $     983   ($         1)   $  3,985    ($       13)   $    4,968   ($        14)
                              ---------   ------------    --------    -----------    ----------   ------------

          Totals              $     983   ($         1)   $  3,985    ($       13)   $    4,968   ($        14)
                              =========   ============    ========    ===========    ==========   ============

                                                             December 31, 2005
                              --------------------------------------------------------------------------------
                                Less than one year           One year or more                 Total
                              ------------------------    -----------------------    -------------------------
                                Fair       Unrealized       Fair       Unrealized       Fair       Unrealized
                                Value         Loss          Value         Loss          Value         Loss
                              ---------   ------------    --------    -----------    ----------   ------------
US Treasury securities        $   9,945   ($        21)   $  6,652    ($       47)   $   16,597   ($        68)
Mortgage backed securities          197             (1)        ---            ---           197             (1)
                              ---------   ------------    --------    -----------    ----------   ------------

           Totals             $  10,142   ($        22)   $  6,652    ($       47)   $   16,794   ($        69)
                              =========   ============    ========    ===========    ==========   ============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE B - SECURITIES AVAILABLE FOR SALE  (Continued)

      Unrealized losses on securities available for sale at December 31, 2006 have not been recognized because these securities are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is believed to be largely due to changes in interest rates. The fair value is expected to recover as the bonds approach their maturity date.

NOTE C - LOANS, NET

      Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                   December 31,       December 31,        Percent
                                                       2006               2005          Incr(decr)
                                                 ---------------    ---------------    ----------
Consumer loans                                   $        32,282    $        35,041         (7.87%)
Commercial, financial, & other                           130,056            110,805         17.37%
Commercial real estate construction                      135,306            118,358         14.32%
Commercial real estate mortgages                         410,829            345,536         18.90%
Residential real estate mortgages                         47,947             47,297          1.37%
                                                 ---------------    ---------------    ----------

                                                         756,420            657,037         15.13%
Allowance for loan losses                                 (7,775)            (6,808)
                                                 ---------------    ---------------

                                                 $       748,645    $       650,229
                                                 ===============    ===============

      Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2006 and 2005. These loan transactions for the years ended December 31, are as follows (in thousands):

                                                      2006               2005
                                                 ---------------    ---------------
Balance, beginning of year                       $         2,757    $         4,150

New loans during period                                      337                970

Repayments made during period                               (597)            (2,363)
                                                 ---------------    ---------------

Balance, end of period                           $         2,497    $         2,757
                                                 ===============    ===============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE C - LOANS, NET (Continued)

      Activity in the allowance for loan losses for the years ended December 31 are as follows (in thousands):

                                                               2006             2005            2004
                                                          -------------     -----------     -------------
Balance, beginning of year                                $       6,808     $     5,884     $       4,314

Allowance on loans acquired                                         ---             ---               184

Charge-offs:
     Consumer loans                                                  24             112                31
     Commercial, financial & other                                  139             169               ---
     Commercial real estate construction                            ---             ---               ---
     Commercial real estate mortgages                                36              86               ---
     Residential loans                                               38             ---               100

Recoveries:
     Consumer loans                                                  17              37                12
     Commercial, financial & other                                  218             131                44
     Commercial real estate construction                            ---             ---               ---
     Commercial real estate mortgages                                26              10                61
     Residential loans                                              ---              32               ---
                                                          -------------     -----------     -------------

Net charge-offs (recoveries)                                        (24)            157                14

Provision for loan losses                                           943           1,081             1,400
                                                          -------------     -----------     -------------

Balance at end of period                                  $       7,775     $     6,808     $       5,884
                                                          =============     ===========     =============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE C - LOANS, NET (Continued)

      The aggregate balances in impaired loans at December 31, are as follows (in thousands):

                                                       2006      2005
                                                      ------     ----
    Impaired loans with no allocated allowance
       for loan losses                                $1,306     $341
    Impaired loans with allocated allowance
       for loan losses                                 4,254      200
                                                      ------     ----
        Total                                         $5,560     $541
                                                      ======     ====

    Amount of the allowance for loan loss allocated   $  911     $ 69

    Average of impaired loans during the year         $3,788     $940

    Interest income recognized during impairment      $  ---     $---
    Cash-basis interest income recognized             $  ---     $---

Non-performing assets were as follows (in thousands):

                                                        2006    2005    2004
                                                      ------  ------  ------
    Troubled debt restructuring                       $  ---  $  ---  $  ---
    Over 90 days past due                              2,101     189     143
    Non-accrual loans                                  5,560     984   2,956
                                                      ------  ------  ------
            Total non performing loans                 7,661   1,173   3,099

    Real estate owned                                     52     661     136
    Other repossessed assets                               2       2       2
                                                      ------  ------  ------
            Other non performing assets                   54     663     138
                                                      ------  ------  ------

    Total nonperforming assets                        $7,715  $1,836  $3,237
                                                      ======  ======  ======

      Non-performing loans and impaired loans are defined differently. Non-performing loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE D - PREMISES AND EQUIPMENT

      Premises and equipment are comprised of the following at December 31 (in thousands):

                                  2006     2005
                               -------  -------
Land and improvements          $ 3,235  $ 3,232
Building and improvements       10,226   10,214
Furniture and equipment          5,859    5,366
                               -------  -------
                                19,320   18,812

Less accumulated depreciation    5,027    5,020
                               -------  -------

        Totals                 $14,293  $13,792
                               =======  =======

      Depreciation expense for 2006, 2005 and 2004 amounted to $946,000, $980,000, and $556,000, respectively. During 2006, the Corporation made capital expenditures of $1,447,000. The expenditures were primarily due to expansion and renovation of two branch offices, a new phone system and other improvements in technology. The Corporation retired fully depreciated assets of $939,000.

      Rent expense for facilities of $622,000, $617,000 and $678,000 was incurred during 2006, 2005 and 2004, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present (in thousands):

2007                                    $    582
2008                                         542
2009                                         542
2010                                         476
2011                                         401
Thereafter                                   ---
                                        --------
                                        $  2,543
                                        ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE E - GOODWILL AND OTHER INTANGIBLE ASSETS

      As a result of the acquisition of the Bank of Washtenaw in October of 2004, the Corporation acquired goodwill and other intangible assets. The Corporation identified a core deposit intangible of $929,000 and a borrower relationship intangible of $1,620,000. These intangible assets were separated from goodwill. The Corporation recorded amortization expense of $250,000, $230,000 and $28,000 during 2006, 2005 and 2004, respectively. Goodwill amounted to $5,473,000 and there was no impairment of that goodwill during 2006.

      Information concerning other intangible assets at December 31, 2006 and 2005 were as follows (in thousands):

                                                               2006
                                                    ----------------------------
                                                        Gross
                                                      Carrying      Accumulated
                                                       Amount       Amortization
                                                    -------------  -------------
Amortized intangible assets

      Core deposit intangible                       $         929  $         302
      Borrower relationship intangible                      1,620            206
                                                    -------------- -------------
            Total                                   $       2,549  $         508
                                                    =============  =============

                                                                2005
                                                    ----------------------------
                                                        Gross
                                                      Carrying      Accumulated
                                                       Amount       Amortization
                                                    -------------- -------------
Amortized intangible assets

      Core deposit intangible                       $         929  $         181
      Borrower relationship intangible                      1,620             77
                                                    -------------  -------------
            Total                                   $       2,549  $         258
                                                    =============  =============

      The core deposit intangible is amortized over 10 years and the borrower relationship intangible is amortized over 17 years. Estimated amortization expense for each of the next five years is as follows (in thousands):

                                           Amortization
                                          -------------
2007                                      $         257
2008                                                249
2009                                                249
2010                                                216
2011                                                194

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE F - DEPOSITS

      Time deposits of $100,000 or more were $330,025,000 and $262,318,000 at
      December 31, 2006 and 2005, respectively. Time deposits of $100,000 or more from governmental units, which are included in total time deposits of $100,000 or more were $115,363,000 and $85,237,000 at December 31, 2006 and 2005, respectively.

      Scheduled maturities of time deposits at December 31, 2006 are listed in the following table (in thousands):

            $100,000 and over   Less than $100,000     Total
            -----------------   ------------------   --------
2007        $         289,688   $          110,215   $399,903
2008                   16,031                8,166     24,197
2009                    7,835                2,804     10,639
2010                    6,580                2,493      9,073
2011                    9,891                7,220     17,111
            -----------------   ------------------   --------

   Totals   $         330,025   $          130,898   $460,923
            =================   ==================   ========

      Related party deposits from directors and executive officers of the Corporation were approximately $8,481,000 and $8,768,000 at December 31, 2006 and 2005, respectively.

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

      Securities sold under agreements to repurchase are secured by US government agency securities with a carrying amount of $1.0 million and $4.0 million at December 31, 2006 and 2005, respectively.

      Securities sold under agreements to repurchase are financing arrangements that mature within two years. At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning securities sold under agreements to repurchase is summarized as follows (in thousands):

                                              2006      2005
                                             ------    ------
Balance at year-end                          $  619    $1,615
Average daily balance during the year        $  628    $2,995
Average interest rate during the year          1.25%     1.25%
Maximum month-end balance during year        $1,442    $3,612
Weighted average interest rate at year-end     1.25%     1.25%

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE H - FEDERAL FUNDS PURCHASED

      The Bank maintains several borrowing lines of credit with several correspondent banks. These borrowing lines of credit are a short-term source of funds that charge a floating interest rate. Information concerning federal funds purchased is summarized as follows (in thousands):

                                                       2006
                                                     --------
Balance at year-end                                  $ 37,300
Average daily balance during the year                $  7,512
Average interest rate during the year                    5.29%
Maximum month-end balance during year                $ 37,300
Weighted average interest rate at year-end               5.58%

NOTE I - FEDERAL HOME LOAN BANK ADVANCES

      The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis. Advances were $25,561,000 and $25,588,000 at December 31, 2006 and 2005, respectively. These advances carry a fixed rate of interest and are secured by a blanket collateral agreement with the Federal Home Loan Bank of Indianapolis covering eligible mortgage loans in the amount of $41,558,000, commercial real estate loans in the amount of $82,187,000 and securities available for sale in the amount of $387,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2006 (in thousands):

        Date                    Amount                 Rate               Maturity Date
---------------------      ----------------      ----------------      -------------------
        2001               $          5,000                  4.54%             2007
        2001                          5,000                  4.68%             2008
        2002                            561                  4.01%             2007
        2005                          5,000                  4.43%             2008
        2006                         10,000                  4.96%             2008
                           ----------------      ----------------

       Total               $         25,561                  4.70%
                           ================      ================

      The Bank makes monthly interest payments with principal generally due at maturity. Required principal payments at year-end 2006 are $5.6 million in 2007, $20.0 million in 2008. Prepayment penalties apply if advances are repaid prior to maturity. The Bank's capacity to borrow from the Federal Home Loan Bank is capped at $60 million by a resolution of the Board of Directors of the Bank. The Bank had the ability to borrow up to $40.8 million based on collateral pledged by the Bank at December 31, 2006.

NOTE J - SUBORDINATED DEBENTURES

      In 2002, Dearborn Bancorp Trust I, a special purpose entity formed by the Corporation issued $10,000,000 of floating rate obligated mandatory redeemable securities as part of a pooled offering. The Corporation issued $10,000,000 of subordinated debentures to the trust in exchange for the proceeds of the offering. The interest rate on the debentures is the three month LIBOR plus 3.35% and was 8.72% at December 31, 2006. The securities have a term of thirty years with interest payments due on a quarterly basis. The Corporation may redeem the debentures after December 19, 2007, with regulatory approval, at face value.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE K - INCOME TAXES

      The federal tax provision consists of the following (in thousands):

                       2006           2005           2004
                    ----------    ------------    ----------
Current             $    4,260    $      4,330    $    3,301
Deferred                  (320)           (463)         (464)
                    ----------    ------------    ----------
                    $    3,940    $      3,867    $    2,837
                    ==========    ============    ==========

      The details of the net deferred tax asset are as follows at December 31, (in thousands):

                                                                 2006     2005
                                                               -------   -------
Deferred tax assets
          Provision for possible credit  losses                $ 2,595   $ 2,226
          Deferred loan fees and costs                             182       246
          Unrealized losses on securities, available for sale        3        23
          Capital loss                                             252       252
          Other                                                     92        28
                                                               -------   -------

                    Total deferred tax assets                    3,124     2,775

Deferred tax liabilities
         Premises and equipment                                   (234)     (271)
         Goodwill and other intangibles                           (233)     (138)
         Other                                                    (116)     (125)
                                                               -------   -------

                    Total deferred tax liabilities                (583)     (534)
                                                               -------   -------

Net deferred tax asset (liability)                             $ 2,541   $ 2,241
                                                               =======   =======

      The effective federal tax rate is substantially the same as the statutory rate of 34%. The goodwill and other intangible assets acquired during 2004 are being amortized over 15 years for tax purposes and are tax deductible, but the goodwill is not being amortized for book purposes. During 2005, a deferred tax asset of $252,000 was generated on the capital loss that resulted from the sale of FHLMC preferred stock. The capital loss can be carried forward through 2010 to offset capital gain income. An allowance against the net tax deferred asset is not considered necessary at December 31, 2006.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE L - FINANCIAL INSTRUMENTS AND OFF-BALANCE-SHEET RISK

      Fair Value of Financial Instruments

      The estimated fair value of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                                            2006                  2005
                                                                     -------------------   -------------------
                                                                               Estimated             Estimated
                                                                      Carrying    Fair      Carrying    Fair
                                                                      Amount     Value      Amount     Value
                                                                     --------  ---------   --------  ---------
Assets:
          Cash and cash equivalents                                  $ 70,030  $ 70,030    $  9,455  $  9,455
          Mortgage loans held for sale                                  1,823     1,837       1,041     1,055
          Securities, available for sale                                5,878     5,878      17,153    17,153
          Federal Home Loan Bank Stock                                  1,288     1,288       1,293     1,293
          Loans, net                                                  748,645   752,082     650,229   647,621
          Accrued interest receivable                                   3,337     3,337       2,586     2,586

Liabilities:
          Deposits                                                    633,216   634,084     582,438   582,629
          Federal funds purchased                                      37,300    37,300         ---       ---
          Securities sold under agreements to repurchase                  619       619       1,615     1,615
          Federal Home Loan Bank advances                              25,561    25,367      25,588    26,002
          Subordinated debentures                                      10,000    10,000      10,000    10,000
          Accrued interest payable                                      3,734     3,734       1,683     1,683

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE L - FINANCIAL INSTRUMENTS  AND OFF-BALANCE- SHEET RISK (Continued)

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

      The Corporation had outstanding loan commitments aggregating $171,095,000 and $186,729,000 at December 31, 2006 and 2005, respectively. Loan commitments for variable rate loans were $125,128,000 and $167,474,000 at December 31, 2006 and 2005, respectively. Loan commitments for fixed rate loans were $52,168,000 and $19,255,000 at December 31, 2006 and 2005,
      respectively. The fixed rate loan commitments at December 31, 2006 have interest rates ranging from 5.35% to 9.25% and maturities ranging from one year to eight years. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):

      At December 31, 2006

                                                                         Commitment Period
                                                    ----------------------------------------------------------
                                                     Less than    1 - 3       4 - 5        Over
                                                      1 year      years       years       5 years     Totals
                                                    ----------  ----------  ----------  ----------  ----------
Home equity lines of credit                         $      102  $      608  $    3,463  $   12,205  $   16,378
Residential loan commitments                             2,034         ---         ---         ---       2,034
Standby letters of credit                                5,195       3,017         ---         ---       8,212
Commercial lines of credit                              55,240       1,378       1,413         237      58,268
Other commercial commitments                            58,951      23,037       4,190          25      86,203
                                                    ----------  ----------  ----------  ----------  ----------

Totals                                              $  121,522  $   28,040  $    9,066  $   12,467  $  171,095
                                                    ==========  ==========  ==========  ==========  ==========

At December 31, 2005

                                                                      Commitment Period
                                                    ----------------------------------------------------------
                                                     Less than    1 - 3       4 - 5        Over
                                                      1 year      years       years      5 years      Totals
                                                    ----------  ----------  ----------  ----------  ----------
Home equity lines of credit                         $       46  $      225  $      404  $   19,193  $   19,868
Residential loan commitments                             4,227         ---         ---         ---       4,227
Standby letters of credit                                2,159       5,839         992         ---       8,990
Commercial lines of credit                              59,572       1,167         413         909      62,061
Other commercial commitments                            57,862      21,697        3411  $    8,613      91,583
                                                    ----------  ----------  ----------  ----------  ----------

Totals                                              $  123,866  $   28,928  $    5,220  $   28,715  $  186,729
                                                    ==========  ==========  ==========  ==========  ==========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE L - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK (Continued)

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

NOTE M - EMPLOYEE BENEFIT PLANS

      The Bank maintains a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) after completion of age and service requirements. An employee can be enrolled as a participant on the first "Enrollment Date" after reaching age 21 and completing six months of service.

      Contributions to the plan by the Bank are discretionary and are expensed as made. The Bank matches 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 2006, 2005 and 2004, employer contributions were $171,000, $148,000 and $121,000, respectively.

NOTE N - REGULATORY MATTERS

      The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and, additionally for the Bank, the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. At December 31, 2006 and 2005, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE N - REGULATORY MATTERS (Continued)

      The following is a presentation of the Corporation's and Bank's regulatory capital ratios (in thousands):

                                                                                                               Minimum
                                                                                      Minimum           To Be Well Capitalized
                                                                                    for Capital         Under Prompt Corrective
                                                              Actual              Adequacy Purposes       Action Regulations
                                                      ----------------------   ----------------------   -----------------------
                                                        Amount      Ratio        Amount       Ratio       Amount       Ratio
                                                      ----------  ----------   ----------  ----------   ----------  -----------
As of December 31, 2006
   Total capital
      (to risk weighted assets)
          Consolidated                                   155,252       19.69%      63,066        8.00%         N/A          N/A
          Bank                                            85,451       11.06%      61,826        8.00%      77,283        10.00%
   Tier 1 capital
      (to risk weighted assets)
          Consolidated                                   147,477       18.71%      31,533        4.00%         N/A          N/A
          Bank                                            77,676       10.05%      30,913        4.00%      46,370         6.00%
   Tier 1 capital
      (to average assets)
          Consolidated                                   147,477       18.12%      32,555        4.00%         N/A          N/A
          Bank                                            77,676       10.11%      30,739        4.00%      38,424         5.00%

As of December 31, 2005
   Total capital
      (to risk weighted assets)
          Consolidated                                    93,281       13.29%      56,147        8.00%         N/A          N/A
          Bank                                            75,918       10.89%      55,756        8.00%      69,695        10.00%
   Tier 1 capital
      (to risk weighted assets)
          Consolidated                                    86,472       12.32%      28,073        4.00%         N/A          N/A
          Bank                                            69,109        9.92%      27,878        4.00%      41,817         6.00%
   Tier 1 capital
      (to average assets)
          Consolidated                                    86,472       12.32%      28,074        4.00%         N/A          N/A
          Bank                                            69,109       10.09%      27,400        4.00%      34,250         5.00%

      Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. Under the most restrictive of these regulations at December 31, 2006, the Bank could pay approximately $20,800,000 in dividends to the parent company without prior regulatory approval. No cash dividends have ever been paid by the Corporation.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE O - INCENTIVE STOCK PLANS

      Incentive stock awards have been granted to officers and employees under two Incentive Stock Plans. The first plan is the 1994 Stock Option Plan. Options to buy common stock have been granted to officers and employees under the 1994 Stock Option Plan, which provides for issue of up to 814,449 shares. Exercise price is the market price at date of grant. The maximum option term is ten years, and options vest fully after six months from the date of grant. No options are available for grant under this plan.

      A summary of the option activity in the 1994 Plan follows:

                                                                      Weighted
                                           Available                   Average
                                              for        Options       Exercise
                                             Grant     Outstanding      Price
                                          -----------  -----------   -----------
Outstanding at January 1, 2004                    ---      754,227          7.82
Exercised                                         ---      (97,277)         7.10
                                          -----------  -----------   -----------
Outstanding at December 31, 2004                  ---      656,950          7.93
Exercised                                         ---     (139,810)         7.66
                                          -----------  -----------   -----------
Outstanding at December 31, 2005                  ---      517,140          8.00
Exercised                                         ---      (48,717)         6.40
                                          -----------  -----------   -----------
Outstanding at December 31, 2006                  ---      468,423   $      8.16
                                          ===========  ===========   ===========

      Options outstanding under the 1994 Plan at December 31, 2006 were as follows:

                                             Outstanding                     Exerciseable
                                -------------------------------------  ------------------------

                                              Weighted
                                               Average     Weighted                   Weighted
                                              Remaining     Average                   Average
                                             Contractual   Exercise                   Exercise
Range of Exercise Prices           Number        Life        Price       Number        Price
------------------------        -----------  -----------  -----------  -----------  -----------
$4.96 - $9.36                       349,840    3.9 years  $      6.48      349,840  $      6.48
$10.97 - $14.65                     118,583    6.1 years  $     13.15      118,583  $     13.15
                                -----------                            -----------

Totals                              468,423    5.3 years  $      8.16      468,423  $      8.16
                                ===========                            ===========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE O - INCENTIVE STOCK PLANS (Continued)

At December 31, 2006, 2005 and 2004, 468,423, 517,140 and 656,950 options were exercisable at weighted average exercise prices of $8.16, $8.00 and $7.93 per share, respectively. On December 31, 2006, there were no shares available for grant under the 1994 Plan.

There were no antidilutive options outstanding for the years ended December 31, 2006 and 2005. The intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 were approximately $707,000, $1,592,000 and
$1,280,000, respectively. The intrinsic value of options outstanding at December 31, 2006 was approximately $5,077,000.

During 2005, the Corporation initiated the 2005 Long-Term Incentive Plan. Under this plan, up to 347,248 shares may be granted to officers and employees of the Bank. This plan provides that stock awards may take the form of any combination of options, shares, share units or performance awards.

The administration of the plan, including the granting of awards and the nature of those awards is determined by the Corporation's Compensation Committee. In August of 2006, the Corporation's Compensation Committee authorized and Board of Directors approved grants of stock options and restricted stock . The awards have a term of ten years and typically vest fully three years from the grant date. In order for vesting to occur, the Corporation must meet certain performance criteria. The expected compensation cost of the 2005 plan is being calculated assuming the Corporation's attainment of "target" performance goals over the vesting period of the options. The actual cost of these awards could range from zero to 150% of the currently recorded compensation cost, depending on the Corporation's performance.

Stock Options Granted - The incentive stock options were granted with exercise prices equal to market prices on the day of grant. The weighted average fair value of the options granted at grant date was $7.83 and $8.36 for options granted during 2006 and 2005, respectively. The following assumptions were used to determine weighted average fair value of the options granted at grant date:

                                                 2006        2005
                                             -----------  -----------
Risk-free interest rate                             4.77%        4.39%
Expected option life                           6.5 years    6.5 years
Dividend yield                                      0.00%        0.00%
Expected volatility of stock price                 18.37%       25.09%

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE O - INCENTIVE STOCK PLANS (Continued)

A summary of the plan's option activity during 2005 and 2006 is as follows:

                                                                 Weighted
                                                                 Average
                                                      Number     Exercise
                                                     of Shares    Price
                                                    ----------  ----------
Outstanding at January 1, 2005                             ---
Shares Granted - Stock Options                          17,467  $    20.83
                                                    ----------  ----------
Outstanding at December 31, 2005                        17,467         ---
Shares Granted - Stock Options                          17,784       22.81
                                                    ----------  ----------
Outstanding at December 31, 2006                        35,251  $    21.83
                                                    ==========  ==========

Options exercisable                                        ---
                                                    ==========

During the twelve months ended December 31, 2006, the Corporation recognized stock option compensation expense of $67,000. The stock options vest on June 30, 2008 and June 30, 2009. Compensation cost of $87,000, $44,000 and $22,000 is expected to be recognized during 2007, 2008 and 2009, respectively.

Stock Grants - Stock awards are granted to officers. A summary of the plan's stock award activity is as follows:

                                                      Number       Grant Date
                                                     of Shares   Value per Share
                                                    ----------   ---------------
Outstanding at January 1, 2005                             ---
Shares Awarded                                          12,843   $         20.83
                                                    ----------
Outstanding at December 31, 2005                        12,843
Shares Awarded                                          12,239   $         22.81
Shares Forfeited                                          (513)
                                                    ----------
Outstanding at December 31, 2006                        24,569
                                                    ==========

Shares vested                                              ---
                                                    ==========

The stock grants vest on June 30, 2008 and June 30, 2009. Compensation cost of $151,000 was recognized during the twelve months ended December 31, 2006. Compensation cost of $197,000, $93,000 and $47,000 is expected to be recognized during 2007, 2008 and 2009, respectively.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE P - INCOME PER SHARE

      The following is a reconciliation of the numerator and denominator of the basic and diluted income per share calculation for the years ended December 31, 2006, 2005 and 2004 (in thousands, except share and per share data):

                                                       2006        2005        2004
                                                    ----------  ----------  ----------
Basic
       Net income                                   $    7,819  $    7,510  $    5,509

       Weighted average common shares                6,372,471   5,899,281   4,767,907

       Basic earnings per common share              $     1.23  $     1.27  $     1.16

Diluted
       Net income                                   $    7,819  $    7,510  $    5,509

       Weighted average common shares
             outstanding for basic earnings per
             common share                            6,372,471   5,899,281   4,767,907

       Add: Dilutive effects of assumed                299,848     375,123     449,094
            exercise of stock options

        Average shares and dilutive potential
             common shares                           6,672,319   6,274,404   5,217,001

        Dilutive earnings per common share          $     1.17  $     1.20  $     1.06

      Stock options for 35,251 shares of common stock were not considered in computing diluted earnings per common share for 2006 because they were antidilutive. There were no antidilutive options in 2005 or 2004. All share and per share amounts have been adjusted for stock dividends.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE Q - PARENT ONLY CONDENSED FINANCIAL INFORMATION

      The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                            CONDENSED BALANCE SHEETS

                                                                   December 31,
                                                              ----------------------
(In thousands)                                                   2006        2005
                                                              ----------  ----------
ASSETS
          Cash and cash equivalents                           $   63,416   $   2,516
          Securities available for sale                            4,065      12,629
          Investment in subsidiary                                85,192      76,850
          Other assets                                             2,568       2,074
                                                              ----------  ----------

          Total assets                                        $  155,241   $  94,069
                                                              ==========  ==========

LIABILITIES AND
     STOCKHOLDERS' EQUITY
          Other liabilities                                   $      256  ($     144)
          Subordinated debentures                                 10,000      10,000
                                                              ----------  ----------

          Total liabilities                                       10,256       9,856
                                                              ----------  ----------

          Stockholders' equity                                   144,985      84,213
                                                              ----------  ----------

          Total liabilities and stockholders' equity          $  155,241   $  94,069
                                                              ==========  ==========

                         CONDENSED STATEMENTS OF INCOME

                                                       Years Ended December 31,
                                                ------------------------------------
(In thousands)                                     2006         2005         2004
                                                ----------   ----------   ----------
Interest income                                 $      948   $      447   $      260
Operating expenses                                   1,446        1,092          919
                                                ----------   ----------   ----------

Net loss before equity in undistributed
          income of subsidiary                        (498)        (645)        (659)
Equity in undistributed income
          of subsidiary                              8,317        8,155        6,168
                                                ----------   ----------   ----------

                    Net income                  $    7,819   $    7,510   $    5,509
                                                ==========   ==========   ==========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE Q - PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                         Years Ended December 31,
                                                                   ------------------------------------
(In thousands)                                                         2006        2005         2004
                                                                   ----------   ----------   ----------
Cash flows from operating activities
          Net income                                               $    7,819   $    7,510   $    5,509
          Adjustments to reconcile net income
          to net cash provided by operating activities
               Equity in undistributed income of subsidiary            (8,317)      (8,155)      (6,168)
               Other, net                                                  81          (52)        (291)
                                                                   ----------   ----------   ----------
Net cash flows provided by operating activities                          (417)        (697)        (950)

Cash flows from investing activities
          Investment in subsidiary                                        ---       (2,000)     (22,101)
          Purchases of securities, available for sale                 (77,920)     (11,496)     (29,595)
          Proceeds from the sale of securities available for sale      77,840
          Proceeds from calls, maturities and repayments
              of securities available for sale                          8,700        9,885       23,150
          Property and equipment acquired                                 ---          (20)         ---
                                                                   ----------   ----------   ----------

Net cash flows used in investing activities                             8,620       (3,631)     (28,546)

Cash flows from financing activities
          Proceeds from exercise of stock options                         292        1,028          616
          Repurchase of common stock                                   (2,824)         ---          ---
          Issuance of common stock                                     55,131          ---       34,040
          Tax benefit of stock options exercised                           98          426          518
          Decrease in note payable                                        ---          ---       (1,000)
                                                                   ----------   ----------   ----------

Net cash flows used in financing activities                            52,697        1,454       34,174
                                                                   ----------   ----------   ----------

Increase (decrease) in cash and cash equivalents                       60,900       (2,874)       4,678

Cash and cash equivalents at the beginning of year                      2,516        5,390          712
                                                                   ----------   ----------   ----------

Cash and cash equivalents at end of year                           $   63,416   $    2,516   $    5,390
                                                                   ==========   ==========   ==========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE R - QUARTERLY FINANCIAL DATA (UNAUDITED)

      (In thousands, except per share data)

                                Interest  Net Interest    Net        Earnings per share
                                 Income     Income       Income     Basic   Fully diluted
                                --------  ------------  --------  --------  -------------
2006
     First quarter              $ 12,244  $      6,856  $  1,946  $   0.33  $        0.31
     Second quarter               13,062         6,956     2,056      0.34           0.33
     Third quarter                13,870         6,846     1,565      0.26           0.25
     Fourth quarter               14,710         7,344     2,252      0.30           0.29

2005
     First quarter              $  9,892  $      6,580  $  1,765  $   0.30  $        0.28
     Second quarter (1)           10,638         6,665     1,412      0.24           0.23
     Third quarter                11,334         7,053     2,079      0.35           0.33
     Fourth quarter               11,991         7,154     2,254      0.38           0.36

(1) During the second quarter of 2005, the Corporation recognized an "Other Than Temporary Loss" of $696,000. This write-down of securities, available for sale resulted in a decrease to net income of $459,000, which decreased basic earnings per share and diluted earnings per share by $.08 and $.07, respectively.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE S - ACQUISITION

On January 4, 2007, the Corporation acquired the Fidelity Financial Corporation of Michigan (Fidelity) for $70,500,000 in cash. As of January 4, 2007, the assets and liabilities of Fidelity at acquisition and net income derived from those assets and liabilities since the acquisition have been consolidated into the Bank. Fidelity was founded in 1973 and has its main office in Birmingham, Michigan with single branch offices in Bloomfield Township, Michigan and Bingham Farms, Michigan and four branch offices in Southfield, Michigan. As of December 31, 2006, Fidelity had total assets of $220,419,000, gross loans of $179,553,000 and total deposits of $187,547,000.

The acquisition of Fidelity will enable the Corporation to build a competitive presence in Oakland County for the Bank's loan and deposit products. Management expects to build upon Fidelity's reputation and continue to increase the Bank's presence in Oakland County, while decreasing operating expenses by utilizing the infrastructure and operational capabilities already in place at the Bank.

The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identified intangible assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. There are refinements in the process of allocating the purchase price that have not been entirely completed. Identified intangible assets and purchase accounting fair value adjustments are being amortized under various methods over the expected lives of the corresponding assets and liabilities. Goodwill will not be amortized, but will be reviewed for impairment on an annual basis. Goodwill and other intangible assets are tax deductible over 15 years. Currently, identified intangible assets subject to amortization are $11,200,000. Goodwill aggregates to $25,700,000.

The following table presents pro forma information for the Corporation including the acquisition of Fidelity for the year ended December 31, 2006 as if the acquisition had occurred at the beginning of 2006. The pro forma financial information does not purport to be indicative of the operating results or financial position that would have actually occurred or existed if the transactions had occurred on the dates indicated, nor is it indicative of our future operating results or our financial position

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2006, 2005 AND 2004

NOTE S - ACQUISITION (Continued)
(In thousands, except share and per share data)

                             Dearborn   Fidelity   Adjustments    Combined
                             --------   --------   -----------   ----------
Interest income               $53,886    $16,096       ($441)    $   69,541
Interest expense               25,884      4,840          52         30,776
                              -------    -------     -------     ----------
   Net interest income         28,002     11,256        (493)        38,765
Provision for loan loss           943        400          --          1,343
                              -------    -------     -------     ----------
   Net interest income
      after provision
      for loan losses          27,059     10,856        (493)        37,422
Non-interest income               925      1,214          --          2,139
Non-interest expense           16,225      7,623       1,199         25,047
                              -------    -------     -------     ----------
   Income before income
      tax provision            11,759      4,447      (1,692)        14,514
Income tax provision            3,940         --         937          4,877
                              -------    -------     -------     ----------
Net income                    $ 7,819    $ 4,447     ($2,629)    $    9,637
                              =======    =======     =======     ==========
Basic earnings per share                                         $     1.07
Diluted earnings per share                                       $     1.03
Weighted average shares
   outstanding - basic                                            9,028,878
Weighted average shares
   outstanding - diluted                                          9,328,726

The adjustments related to net interest income are due to financing costs related to funding the acquisition. The adjustments related to non interest income are entirely due to the amortization of intangible assets and additional depreciation expense. The adjustments related to income tax provision are due to the income tax effects of the other adjustments and the income taxes on Fidelity's 2006 pre-tax income. Fidelity was a Subchapter S Corporation and did not record income tax expense.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

COMPANY OVERVIEW

Dearborn Bancorp, Inc. was incorporated as a Michigan business corporation on September 30, 1992. The Corporation was formed to acquire all of the Bank's issued and outstanding stock and to engage in the business of a bank holding corporation under the Bank Holding Company Act of 1956, as amended (the "Act").

Community Bank of Dearborn (the "Bank"), a Michigan banking corporation, commenced business on February 28, 1994 in Dearborn, Michigan. The Bank is the only commercial bank headquartered in Dearborn, Michigan and offers a full line of loan and deposit products and services. The Bank offers excellent customer service to its loan and deposit customers and maintains strong relationships with the communities served by the Bank. The Bank emphasizes strong loan quality, excellent customer service and efficient operations in order to maximize profitability and shareholder value.

Subsequent to the commencement of business in Dearborn, Michigan in 1994, the Bank opened five additional offices in Wayne County, Michigan. Since 2001, the Bank two offices in Macomb County, Michigan and in 2003, the Bank opened an office in Oakland County, Michigan.

In 2004, the Corporation acquired the Bank of Washtenaw from Pavillion Bancorp. The Bank of Washtenaw's three banking offices, all of which are located in Washtenaw County, Michigan were successfully consolidated into the Community Bank of Dearborn. The Bank currently operates twelve banking offices in Wayne, Macomb, Oakland and Washtenaw Counties, Michigan.

In September of 2006, the Corporation signed a definitive agreement to acquire Fidelity Financial Corporation of Michigan (Fidelity), a commercial bank with seven offices in Oakland County, Michigan. The acquisition will significantly expand the Bank's presence in Oakland County, Michigan. Management believes that the acquisition will be beneficial to the Bank's customers and the Corporation's shareholders. This acquisition was completed on January 4, 2007.

The Bank will open a banking office in Shelby Township, Michigan during the second quarter of 2007. A list of banking offices is shown on the following page.

While maintaining high asset quality and improving profitability, the Bank has sustained substantial asset growth. The expansion of our commercial banking department has been a primary element in the Bank's asset growth. This growth has been funded primarily by deposits. The Corporation expects to continue its growth in the Metropolitan Detroit market and look for additional acquisitions as they become available.

The Corporation's earnings depend primarily on net interest income. Management strives to maximize net interest income through monitoring the economic and competitive environment and making appropriate adjustments in the characteristics and pricing of our products and services.

Other factors that contribute significantly to our earnings are the maintenance of strong asset quality and efficient operations. Management continually monitors the quality of the loan portfolio and the impact of the economic and competitive environment and takes appropriate measures to maintain high asset quality. Management does not expect the acquisition of Fidelity to have a significant impact on the Bank's asset quality.

The Bank's market area consists primarily of the Metropolitan Detroit area. This is a large real estate market and the Bank's loan portfolio accounts for less than one percent of this market. The Detroit real estate market has been negatively impacted by the unfavorable economic conditions in the State of Michigan. Despite the local economy and its impact on certain industries, many local industries and economies are prospering. The Bank has maintained strong asset quality in this environment by enforcing strong underwriting guidelines and utilizing a diligent loan review process.

Net income during the year ended December 31, 2006 was affected by a compression in net interest income compared with the same period in 2005. This was the result of competitive pricing pressure in both loans and deposit generation. Additionally, the continuation of a flat treasury yield has resulted in lower interest rates spreads than in other reporting periods.

The date opened, branch location and branch type of each branch is listed below:

 Date Opened                  Location                                 Type of office
-------------    --------------------------------------     ------------------------------------
February 1994    22290 Michigan Avenue                      Full service retail branch with ATM
                 Dearborn, Michigan  48124

December 1995    24935 West Warren Avenue                   Full service retail branch
                 Dearborn Heights, Michigan  48127

August 1997      44623 Five Mile Road                       Full service retail branch with ATM
                 Plymouth, Michigan  48170

May 2001         1325 North Canton Center Road              Full service retail branch with ATM
                 Canton, Michigan  48187

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

October 2004     250 West Eisenhower Parkway, Suite 100     Full service retail branch  with ATM
                 Ann Arbor, MI 48103                        Regional lending center

October 2004     2180 West Stadium Blvd.                    Full service retail branch with ATM
                 Ann Arbor, MI 48103

December 2004    1360 Porter Street                         Loan production office
                 Dearborn, MI 48124                         Regional lending center

The Bank has also formed three subsidiaries that offer additional or specialized services to the Bank's customers. The Bank's subsidiaries, their formation date and the type of services offered are listed below:

 Date Formed                   Name                                  Services Offered
-------------    --------------------------------------     ------------------------------------
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

The allowance for loan loss is maintained at a level believed adequate by management to absorb probable incurred losses in the loan portfolio. Management's evaluation of the adequacy of the allowance for loan loss is an estimate based on reviews of individual loans, assessments of the impact of current economic conditions on the portfolio, and historical loss experience. See Note C of the Notes to Consolidated Financial Statements and the discussion of "Allowance for Loan Loss" in the Management's Discussion and Analysis.

Management believes the accounting estimates related to the allowance for loan loss is a "critical accounting estimate" because:

      1) The estimates are highly susceptible to change from period to period and require management to make judgements concerning the quality of the loan portfolio and the impact of current economic conditions on borrowers' ability to repay their loans.

      2) The impact of recognizing an impairment or loan loss could have a material effect on the financial statements of Dearborn Bancorp, Inc.

      3) The Bank's rapid growth and entry into new markets make estimating the required analysis more complicated and result in past experience not being as reliable an indicator of current loss exposure as it might be otherwise.

Management has discussed the development and selection of these critical accounting estimates with the audit committee of the board of directors and the audit committee has reviewed the Corporation's disclosures related to them in this Management's Discussion and Analysis.

RESULTS OF OPERATIONS

2006 Compared to 2005. The Corporation reported net income of $7,819,000 in 2006 compared to $7,510,000 in 2005, an increase of $309,000 or 4%. The Corporation's increase in net income was primarily due to an increase in net interest income and the $696,000 impairment on securities in 2005, partially offset by increases in non-interest expense.

2005 Compared to 2004. The Corporation reported net income of $7,510,000 in 2005 compared to $5,509,000 in 2004, an increase of $2,001,000 or 36%. The Corporation's increase in net income was primarily due to an increase in net interest income, partially offset by a decrease in other income and increases in non-interest expense.

NET INTEREST INCOME

2006 Compared to 2005. Net interest income for the year ended December 31, 2006 was $28,002,000 compared to $27,452,000 for the year ended December 31, 2005, an increase of $550,000 or 2%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread decreased to 3.07% in 2006 from 3.63% in 2005, a decrease of 56 basis points. The decrease in the net interest rate spread was due to liability costs increasing faster than asset yields. The Corporation's net interest margin decreased to 3.80% in 2006 from 4.14% in 2005.

Average interest earning assets grew by $75.5 million between the periods while interest bearing liabilities grew by $64.0 million. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from continued volume growth in the higher yielding loan portfolio and the diversification of the Bank's deposit structure. The primary source of funding for the expected growth in the loan portfolio is deposit growth. During 2007, the Corporation is expecting the net interest rate spread and net interest rate margin to increase slightly as a result of diversification of the deposit mix and an expected decrease in short-term interest rates.

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

                                              Year ended December 31, 2006            Year ended December 31, 2005
                                           ------------------------------------    -----------------------------------
                                            Average                    Average      Average                   Average
(In thousands)                              Balance       Interest       Rate        Balance      Interest      Rate
                                           ----------    ---------     -------     ----------    ---------    -------
Assets
  Interest-bearing deposits with
   banks                                   $    3,333    $     158      4.74%      $    3,675    $     111     3.02%
  Federal funds sold                           11,682          573      4.90%           7,783          242     3.11%
  Investment securities, available
   for sale                                    19,555          893      4.57%          19,673          598     3.04%
  Loans                                       703,590       52,321      7.44%         631,491       42,904     6.79%
                                           ----------    ---------      ----       ----------    ---------     ----
    Sub-total earning assets                  738,160       53,945      7.31%         662,622       43,855     6.62%
  Other assets                                 28,876                                  30,220
                                           ----------                              ----------

    Total assets                           $  767,036                              $  692,842
                                           ==========                              ==========

Liabilities and stockholders' equity
  Interest bearing deposits                $  568,095    $  23,447      4.13%      $  506,228    $  14,427     2.85%
  Other borrowings                             43,694        2,437      5.58%          41,564        1,976     4.75%
                                           ----------    ---------      ----       ----------    ---------     ----
    Sub-total interest bearing
     liabilities                              611,789       25,884      4.23%         547,792       16,403     2.99%
  Non-interest bearing deposits                57,647                                  63,164
  Other liabilities                             2,224                                   2,305
  Stockholders' equity                         95,376                                  79,581
                                           ----------                              ----------

  Total liabilities and stockholders'
   equity                                  $  767,036                              $  692,842
                                           ==========                              ==========

    Tax equivalent net interest income                   $  28,061                               $  27,452
                                                         =========                               =========

    Net interest rate spread                                            3.08%                                  3.63%
                                                                        ====                                   ====

    Net interest margin on earning
     assets                                                             3.80%                                  4.14%
                                                                        ====                                   ====

    Tax equivalent adjustment                                  (59)                                     --
                                                         ---------                               ---------

    Net interest income                                  $  28,002                               $  27,452
                                                         =========                               =========

(continued)

                                                     Year Ended December 31, 2004
                                                  ---------------------------------
                                                   Average                 Average
(In thousands)                                     Balance     Interest     Rate
                                                  ---------    --------    --------
Assets
  Interest-bearing deposits with banks            $   9,305    $    129      1.39%
  Federal funds sold                                 10,602         161      1.52%
  Investment securities, available for sale          23,122         460      1.99%
  Loans                                             460,840      29,040      6.30%
                                                  ---------    --------      ----
    Sub-total earning assets                        503,869      29,790      5.91%
  Other assets                                       19,715
                                                  ---------

    Total assets                                  $ 523,584
                                                  =========

Liabilities and stockholders' equity
  Interest bearing deposits                       $ 393,004    $  8,013      2.04%
  Other borrowings                                   30,634       1,396      4.56%
                                                  ---------    --------      ----
    Sub-total interest bearing liabilities          423,638       9,409      2.22%
  Non-interest bearing deposits                      45,456
  Other liabilities                                   2,339
  Stockholders' equity                               52,151
                                                  --------

    Total liabilities and stockholders' equity    $ 523,584
                                                  =========

    Tax equivalent net interest income                         $ 20,381
                                                               ========

    Net interest rate spread                                                 3.69%
                                                                             ====

    Net interest margin on earning assets                                    4.04%
                                                                             ====

    Tax equivalent adjustment                                        --
                                                               --------

    Net interest income                                        $ 20,381
                                                               ========

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

                                                        2006/2005                              2005/2004
                                               Change in Interest Due to:              Change in Interest Due to:
                                            ---------------------------------       ----------------------------------
                                            Average      Average       Net          Average      Average        Net
(In thousands)                              Balance       Rate        Change        Balance       Rate        Change
                                            -------      -------     --------       --------     --------    ---------
Assets
  Interest bearing deposits with banks     ($    16)     $    63     $     47      ($     94)    $     76    ($     18)
  Federal funds sold                            191          140          331             (3)          84           81
  Investment securities, available
   for sale                                      (5)         300          295             14          124          138
  Loans                                       5,361        4,056        9,417         12,728        1,136       13,864
                                            -------      -------     --------       --------     --------     --------
Total earning assets                        $ 5,531      $ 4,559     $ 10,090       $ 12,645     $  1,420     $ 14,065
                                            =======      =======     ========       ========     ========     ========

Liabilities
  Interest bearing deposits                 $ 2,553        6,467     $  9,020       $  4,820        1,594     $  6,414
  Other borrowings                              119          342          461            550           30          580
                                            -------      -------     --------       --------     --------     --------
Total interest bearing liabilities          $ 2,672      $ 6,809     $  9,481       $  5,370     $  1,624     $  6,994
                                            =======      =======     ========       ========     ========     ========

     Tax equivalent net interest
      income                                                         $    609                                 $  7,071
                                                                     ========                                 ========

     Net interest rate spread                                           (0.55%)                                  (0.06%)
                                                                     ========                                 ========

     Net interest margin on earning
      assets                                                            (0.34%)                                   0.10%
                                                                     ========                                 ========

PROVISION FOR LOAN LOSSES

2006 Compared to 2005. The provision for loan losses was $943,000 in 2006, compared to $1,081,000 in 2005, a decrease of $138,000 or 13%. The decrease was primarily due to a decrease in net charge-offs during 2006. While loan growth increased to 15% during 2006 compared to 12% during 2005, the Bank recorded net recoveries of $24,000 compared to net charge-offs of $157,000 during 2005.

The provision for loan losses is based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical loss experience on such types of loans, the relevant change in the size and mix of the loan portfolio and the impact of current economic conditions on borrowers' ability to repay their loans.

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

NON-INTEREST INCOME

2006 Compared to 2005. Non-interest income was $925,000 in 2006, compared to $505,000 in 2005, an increase of $420,000 or 83%. The increase was primarily due to a write-down and subsequent loss on the sale of a single issue of FHLMC preferred stock during 2005. This loss is discussed further in the following paragraph. When the write-down and subsequent sale of the FHLMC preferred stock is excluded from non-interest income, non-interest income during 2006 is $320,000 or 26% lower than non interest income in 2005. This decrease was primarily due to a decrease in the gain on sale of loans and an increase in the loss on the sale of real estate. Gain on the sale of loans decreased from $361,000 in 2005 to $145,000 in 2006, due to a decrease in loans sold during 2006. The Corporation recorded loss on the sale of real estate owned of $103,000 during 2006, compared to a gain on the sale of real estate of $92,000 during 2005.

2005 Compared to 2004. Non-interest income was $505,000 in 2005, compared to $1,065,000 in 2004, a decrease of $560,000 or 53%. The decrease was primarily due to a write-down and subsequent loss on the sale of a single issue of FHLMC preferred stock. A $696,000 write-down, and a $44,000 loss on the sale of the FHLMC preferred stock were recognized during 2005. Non-interest income excluding the write-down and subsequent sale of the FHLMC preferred stock was $1,245,000, which was an increase of $180,000 or 17% from 2004.

NON-INTEREST EXPENSE

2006 Compared to 2005. Non-interest expense was $16,225,000 in 2006 compared to $15,499,000 in 2005, an increase of $726,000 or 5%. The largest component of the change in non-interest expense was salaries and employee benefits which amounted to $10,288,000 in 2006 compared to $9,402,000 in 2005, an increase of $886,000 or 9%. As of December 31, 2006, the number of full time equivalent employees was 157 compared to 151 as of December 31, 2005.

2005 Compared to 2004. Non-interest expense was $15,499,000 in 2005 compared to $11,700,000 in 2004, an increase of $3,799,000 or 32%. The largest component of the change in non-interest expense was salaries and employee benefits which amounted to $9,402,000 in 2005. In 2004, salaries and employee benefits were $7,722,000. The primary factors for the increase in salaries and employee benefits expense was the first full year of operations of the three branch offices that the Bank acquired as a result of the Bank of Washtenaw acquisition in October of 2004.

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

INCOME TAX PROVISION

2006 Compared to 2005. The income tax expense was $3,940,000 in 2006 compared to $3,867,000 in 2005, an increase of $73,000 or 2%. The increase was primarily due to the increase in income before federal income tax as the effective tax rate remained fairly stable. The effective tax rate declined to 33.5% in 2006 from 34% in 2005 due to short term investments in tax free securities during the fourth quarter of 2006. Refer to Note K of the Notes to Consolidated Financial Statements for additional information.

2005 Compared to 2004. The income tax expense was $3,867,000 in 2005 compared to $2,837,000 in 2004, an increase of $1,030,000 or 36%. The increase was primarily due to the increase in income before federal income tax as the effective tax rate remained stable.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2006 AND DECEMBER 31, 2005

Assets. Total assets at December 31, 2006 were $855,931,000 compared to $706,497,000 at December 31, 2005, an increase of $149,434,000 or 21%. The increase was primarily due to increases in loans and federal funds sold. The increase in federal funds sold was primarily due to the funds received from the issuance of 2,918,250 shares of common stock. Funds received from the issuance of common stock amounted to $55,100,000. These funds were utilized to fund the acquisition of Fidelity Financial Corporation of Michigan on January 4, 2007.

Securities Available for Sale. Total securities available for sale, at December 31, 2006 were $5,878,000 compared to $17,153,000 at December 31, 2005, a decrease of $11,275,000 or 66%. During 2006, the Corporation sold $97.9 million in securities and $12.8 million in securities were called or matured. $77.9 million or 80% of the securities sold during 2006 were securities that were invested for a short duration with funds from the sale of common stock on November 4, 2007. These securities were sold on December 29, 2006 and the funds from the sale were utilized to partially fund the acquisition of Fidelity on January 4, 2007. The Bank's portfolio of securities available for sale has an amortized cost and a fair value of $5.9 million. The securities at December 31, 2006 are as follows (in thousands):

                                                           Gross            Gross
                                       Amortized        Unrealized        Unrealized         Fair
                                          Cost             Gains            Losses           Value
                                       -----------      ----------        ----------      -----------
US Treasury securities                 $     4,982      $       --        ($      14)     $     4,968
Municipal bonds                                497               4                --              501
Mortgage backed securities                     407               2                --              409
                                       -----------      ----------        ----------      -----------

          Totals                       $     5,886      $        6        ($      14)     $     5,878
                                       ===========      ==========        ==========      ===========

A maturity and repricing schedule of the securities portfolio at December 31, 2006 is listed below (in thousands):

                           Less than one year        One to five years          Over five years
                                       Weighted                 Weighted                 Weighted
                                        Average                  Average                  Average
                           Amount       Yield        Amount       Yield       Amount       Yield      Total
                          ---------    --------    ---------    --------    ---------    --------    --------
US Treasury securities    $   4,968      4.79%     $      --        --      $      --        --      $  4,968
Municipal securities             80      3.70%           421      3.82%            --        --           501
Mortgage backed
  securities                     --        --            242      5.70%           167      6.13%          409
                          ---------      ----      ---------      ----      ---------      ----      --------

          Totals          $   5,048                $     663                $     167                $  5,878
                          =========                =========                =========                ========

The entire portfolio has a net unrealized loss of $8,000. The unrealized loss is reflected by an adjustment to stockholders' equity. The Corporation does not hold any securities in the "Held to Maturity" category nor does the Corporation hold or utilize derivatives.

Loans. Total loans at December 31, 2006 were $756,420,000 compared to $657,037,000 at December 31, 2005, an increase of $99,383,000 or 15%. The components of the outstanding balances for the years ended December 31, are as follows (in thousands):

                                          2006          2005          2004          2003          2002
                                       ----------    ----------    ----------    ----------    ----------
Consumer loans                         $   32,282    $   35,041    $   42,149    $   25,200    $   22,170
Commercial, financial, & other            130,056       110,805       129,103        68,922        46,187
Commercial real estate construction       137,596       118,358        72,286        50,087        30,083
Commercial real estate mortgages          410,829       345,536       296,634       208,305       139,243
Residential real estate mortgages          45,657        47,297        47,090        48,444        29,839
                                       ----------    ----------    ----------    ----------    ----------

                                       $  756,420    $  657,037    $  587,262    $  400,958    $  267,522
                                       ==========    ==========    ==========    ==========    ==========

During 2006, loans increased in commercial real estate construction and commercial real estate mortgages. The decline in consumer loans was primarily due to the increase in short term interest rates. This category is comprised primarily of home equity lines of credit. The decrease in residential real estate mortgages was primarily due to the decrease in demand for residential real estate.

The Bank expects the percentage of total commercial loans to increase as a percentage of the loan portfolio in 2007 via business development programs. Additionally, the Bank expects the largest loan growth to occur in the commercial real estate mortgage category. These types of loans carry a relatively large average balance, produce more cross-selling opportunities and are typically well secured by real estate. The Bank believes that the higher level of risk that is also inherent with these types of loans is offset by the Bank with high standards for credit quality and a well-seasoned group of commercial lenders.

A maturity and repricing schedule of the loan portfolio, which distributes fixed rate loans by maturity date and adjustable rate loans by repricing date at December 31, 2006 is listed below (in thousands):

                                         Within       Three to       One to        After
                                          Three        Twelve         Five          Five
                                         Months        Months         Years         Years        Total
                                       ----------    ----------    ----------    ----------    ----------
Consumer loans                         $   24,899    $      675    $    6,218    $      426    $   32,218
Commercial, financial & other              72,824        10,692        40,503         6,037       130,056
Commercial real estate construction       110,800        11,845        10,025         2,416       135,086
Commercial real estate mortgages           51,813        18,842       320,941        15,160       406,756
Residential real estate mortgages           2,900         6,991        27,332         9,521        46,744
                                       ----------    ----------    ----------    ----------    ----------

                                       $  263,236    $   49,045    $  405,019    $   33,560       750,860
                                       ==========    ==========    ==========    ==========

Non-accrual loans                                                                                   5,560
                                                                                               ----------

   Total loans                                                                                 $  756,420
                                                                                               ==========

Loans at fixed interest rates          $   22,330    $   41,990    $  372,532    $   33,560    $  470,412
Loans at variable interest rates          240,906         7,055        32,487            --       280,448
                                       ----------    ----------    ----------    ----------    ----------

                                       $  263,236    $   49,045    $  405,019    $   33,560       750,860
                                       ==========    ==========    ==========    ==========

Non-accrual loans                                                                                   5,560
                                                                                               ----------

   Total loans                                                                                 $  756,420
                                                                                               ==========

Variable rate loans comprise 37% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.

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

The following is a summary of non-performing and problem loans (in thousands):

                                        2006        2005        2004
                                      --------    --------    --------
Troubled debt restructuring           $     --    $     --    $     --
Over 90 days past due                    2,101         189         143
Non-accrual loans                        5,560         984       2,956
                                      --------    --------    --------
        Total non performing loans    $  7,661    $  1,173    $  3,099
                                      ========    ========    ========

Non-accrual loans at December 31, 2006 were $5,560,000. The increase in non-accrual loans during the year ended December 31, 2006 is primarily due to the downgrading of one commercial real estate construction and eight commercial real estate mortgage loans with a balance of $4,843,000 to non-accrual status. An impairment analysis was completed on these loans resulting in a specific allocation of the allowance for loan losses to these loans of $688,000 at December 31, 2006. We continue to work to collect these loans as they are all secured by real estate which we believe will have significant value, even in liquidation.

Allowance for Loan Losses. The allowance for loan losses at December 31, 2006 was $7,775,000 compared to $6,808,000 at December 31, 2005, an increase of $967,000 or 14%. The increase was primarily to provide for the growth in the loan portfolio during 2006. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

                                          2006          2005         2004         2003         2002
                                        --------      --------     --------     --------     --------
Balance, beginning of year              $  6,808      $  5,884     $  4,314     $  2,875     $  1,922

Allowance on loans acquired                   --            --          184           --           --

Charge-offs:
 Consumer loans                               24           112           31           38           32
 Commercial, financial & other               139           169           --          141          141
 Commercial real estate construction          --            --           --           50           --
 Commercial real estate mortgages             36            86           --          124           --
 Residential loans                            38            --          100           --           --

Recoveries:
 Consumer loans                               17            37           12           13            9
 Commercial, financial & other               218           131           44           30           65
 Commercial real estate construction          --            --           --           50           --
 Commercial real estate mortgages             26            10           61           --           --
 Residential loans                            --            32           --           --
                                        --------      --------     --------     --------     --------

Net charge-offs                              (24)          157           14          260           99

Additions charged to operations              943         1,081        1,400        1,699        1,052
                                        --------      --------     --------     --------     --------

Balance at end of period                $  7,775      $  6,808     $  5,884     $  4,314     $  2,875
                                        ========      ========     ========     ========     ========

Allowance to total loans                    1.03%         1.04%        1.00%        1.08%        1.07%
                                        ========      ========     ========     ========     ========

Net Charge-offs to average loans            0.00%         0.02%        0.00%        0.08%        0.04%
                                        ========      ========     ========     ========     ========

The increase in the allowance for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical loss experience for the Bank and for other banks in the peer group on such types of loans, the relevant change in the size and mix of the Bank's loan portfolio and expected impact of current economic conditions on borrowers' ability to repay their loans.

The allocation of the allowance for loan losses as of December 31, 2006 is as follows (in thousands):

                                                           Total
                                     ------------------------------------------------
                                       2006      2005      2004      2003      2002
                                     --------  --------  --------  --------  --------
Consumer loans                       $    470  $    521  $    551  $    337  $    282
Commercial, financial, & other          1,553     1,901     1,653       972       660
Commercial real estate construction     1,582     1,371       976       639       312
Commercial real estate mortgages        3,772     2,700     2,302     1,899     1,344
Residential real estate mortgages         398       315       402       467       277
                                     --------  --------  --------  --------  --------
                                     $  7,775  $  6,808  $  5,884  $  4,314  $  2,875
                                     ========  ========  ========  ========  ========

                                       Percent of allowance for loan losses in each
                                        category to total allowance for loan losses
                                     ------------------------------------------------
                                         2006      2005      2004     2003    2002
                                       --------  --------  ------   -------  -------
Consumer loans                            6.05%     7.65%    9.36%    7.81%    9.81%
Commercial, financial, & other           19.97%    27.92%   28.09%   22.53%   22.96%
Commercial real estate construction      20.35%    20.14%   16.59%   14.81%   10.85%
Commercial real estate mortgages         48.51%    39.66%   39.12%   44.02%   46.75%
Residential real estate mortgages         5.12%     4.63%    6.83%   10.83%    9.63%
                                        ------    ------   ------   ------   ------
                                        100.00%   100.00%  100.00%  100.00%  100.00%
                                        ======    ======   ======   ======   ======

                                     Percent of loans in each category to total loans
                                     ------------------------------------------------
                                       2006       2005     2004      2003      2002
                                      ------     -----    ------    ------    ------
Consumer loans                          4.27%     4.63%     7.17%     6.27%     8.29%
Commercial, financial, & other         17.19%    14.65%    21.97%    17.22%    17.26%
Commercial real estate construction    17.89%    15.65%    12.30%    12.55%    11.25%
Commercial real estate mortgages       54.31%    45.68%    50.54%    51.92%    52.05%
Residential real estate mortgages       6.34%     6.25%     8.01%    12.04%    11.15%
                                      ------     -----    ------    ------    ------
                                      100.00%    86.86%   100.00%   100.00%   100.00%
                                      ======     =====    ======    ======    ======

The increase in the allocation of the allowance for loan losses to commercial real estate construction and commercial real estate mortgage loans at December 31, 2006 compared to December 31, 2005 is primarily due to our impairment evaluation of the nine new non-accrual loans discussed earlier. This increase was partially offset by a decrease in the allocation of the allowance for loan losses to commercial, financial and other loans due primarily to smaller required impairment allocations for several commercial loans and by smaller allocations to consumer and residential real estate loans due primarily to lower loan volumes and lower delinquency levels.

Bank Premises and Equipment. Bank premises and equipment at December 31, 2006 were $14,293,000 compared to $13,792,000 at December 31, 2005, an increase of $501,000 or 4%. The increase was mainly due to upgrades in technology instituted throughout the Bank.

Real Estate Owned. Real estate owned at December 31, 2006 was $52,000, compared to $663,000 at December 31, 2005, a decrease of $611,000 or 92%. Real estate owned at December 31, 2006 is comprised of one residential property with an appraised value of $55,000. The Bank expects to complete the sale of this property during 2007. The Corporation recorded loss on the sale of real estate of $103,000 during 2006. All of the properties that comprised real estate owned at December 31, 2005 were sold during 2006.

Goodwill and Other Intangible Assets. Goodwill and other intangible assets were $7,514,000 at December 31, 2006, compared to $7,764,000 at December 31, 2005, a decrease of $250,000 or 3%. The Bank has intangible assets for the estimated value of core deposit accounts and borrower relationships acquired in the acquisition of the Bank of Washtenaw. The intangible values represent the present value of the net revenue streams attributable to these intangibles. The core deposit intangible was valued at $929,000 and is being amortized over a period of ten years. The borrower relationship intangible was valued to $1,620,000 and is being amortized over a period of 17 years. At December 31, 2006, the core deposit intangible and borrower relationship intangible amounted to $627,000 and $1,414,000, respectively.

The balance of the acquisition price in excess of the fair market value of the assets and liabilities acquired, including intangible assets, was recorded as goodwill and totaled $5.5 million. Goodwill is defined as an intangible asset with an indefinite useful life, and as such, is not amortized, but is required to be tested annually for impairment of the value. If impaired, an impairment loss must be recorded for the value equal to the excess of the asset's carrying value over its fair value. There was no impairment at December 31, 2006.

Accrued Interest Receivable. Accrued interest receivable at December 31, 2006 was $3,337,000 compared to $2,586,000 at December 31, 2005, an increase of $751,000 or 29%. The increase was primarily due to increase in the size and yield of the loan portfolio.

Other Assets. Other assets at December 31, 2006 were $3,071,000 compared to $2,521,000 at December 31, 2005, an increase of $550,000 or 22%. The decrease was largely due to a decrease in the Corporation's deferred tax asset.

Deposits. Total deposits at December 31, 2006 were $633,216,000 compared to $582,438,000 at December 31, 2005, an increase of $50,778,000 or 9%. The components of the outstanding balances and percentage increase in deposits from 2005 to 2006 are as follows (in thousands):

                                   December 31, 2006         December 31, 2005
                                 ---------------------     ---------------------           Percent
                                  Balance       Percent     Balance       Percent    Increase/(Decrease)
                                 ----------     -------    ----------     -------    ----------------------
Non-interest bearing:
      Demand                     $   53,065       8.38%    $   59,652      10.24%          (11.04%)
                                 ----------                ----------

Interest bearing:
      Checking                   $   62,770       9.91%    $   13,413       2.30%          367.98%
      Money market                   14,289       2.26%        26,514       4.55%          (46.11%)
      Savings                        42,169       6.66%        69,503      11.93%          (39.33%)
      Time, under $100,000          130,898      20.67%       151,038      25.94%          (13.33%)
      Time, $100,000 and over       330,025      52.12%       262,318      45.04%           25.81%
                                 ----------     ------     ----------     ------           ------
                                    580,151      91.62%       522,786      89.76%           10.97%
                                 ----------     ------     ----------     ------           ------

                                 $  633,216     100.00%    $  582,438     100.00%            8.72%
                                 ==========     ======     ==========     ======           ======

The increase in deposits was primarily due to growth in interest-bearing checking deposits. During 2006, the Bank completed an annual birthday celebration in March 2006, a time deposit promotion that featured the Bank's seven month certificate of deposit product and another promotion that introduced the Bank's High Performance Checking product. Management developed these campaigns in order to increase liquidity and diversify the Bank's deposit mix.

In addition to these deposit campaigns, the Bank has continued to employ a strategy to utilize public funds to a higher degree, in the form of time deposits, $100,000 and over, in the State of Michigan. The Bank also has continued to utilize brokered deposits as a source of funds. In order to coordinate and manage these efforts, the Bank has also designated a public funds officer. Public funds at December 31, 2006 were $115.4 million compared to $85.2 million at December 31, 2005. There were 31 and 28 entities with public funds on deposit at December 31, 2006 and December 31, 2005, respectively. The average term of time deposits invested with the Bank by public units was 87 and 95 days at December 31, 2006 and 2005, respectively. Brokered deposits were $56.0 million with an average rate of 4.59% at December 31, 2006, compared to $45.1 million with an average rate of 3.79% at December 31, 2005.

Final maturities of total time deposits are as follows (in thousands):

                                 $100,000 and over    Less than $100,000      Total
                                 -----------------    ------------------    ----------
2007                             $         289,688    $          110,215    $  399,903
2008                                        16,031                 8,166        24,197
2009                                         7,835                 2,804        10,639
2010                                         6,580                 2,493         9,073
2011                                         9,891                 7,220        17,111
                                 -----------------    ------------------    ----------

  Totals                         $         330,025    $          130,898    $  460,923
                                 =================    ==================    ==========

The following is a summary of the distribution and weighted average interest rate of deposits at December 31, 2006 (in thousands):

                                         2006                       2005
                              -----------------------     ----------------------
                                             Weighted                   Weighted
                                              Average                    Average
                                Amount          Rate          Amount     Rate
                              ----------     --------     ----------    --------
Non-interest bearing:
   Demand                     $   53,065         --       $   59,652        --
                              ----------                  ----------

Interest bearing:
   Checking                   $   62,770       3.35%      $   13,413      1.01%
   Money market                   14,289       2.56%          26,514      2.43%
   Savings                        42,169       1.73%          69,503      1.90%
   Time, under $100,000          130,898       4.59%         151,038      3.70%
   Time, $100,000 and over       330,025       5.03%         262,318      3.90%
                              ----------                  ----------
                                 580,151                     522,786
                              ----------                  ----------

                              $  633,216                  $  582,438
                              ==========                  ==========

The Bank continues a strategy of shifting maturing time deposits into other savings products. In addition, the Bank continued to enact a strategy to utilize municipal and brokered deposits to a greater degree.

Federal Funds Purchased. Federal funds purchased were $37,300,000 at December 31, 2006 compared to $0 at December 31, 2005. Federal funds purchased are utilized as a short term funding source for the Bank. Management utilized this short term source of liquidity at December 31, 2006 primarily because of the likelihood of decreasing interest rates during 2007 and 2008 and the expected utilization of additional liquidity sources after the acquisition of Fidelity on January 4, 2007.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2006 amounted to $25,561,000 compared to $25,588,000 at December 31, 2005.

In 1999, the Bank joined the Federal Home Loan Bank of Indianapolis. Membership in the Federal Home Loan Bank provides the Bank with a stable source of additional funding at a reasonable cost. Federal Home Loan Bank advances are collateralized with a blanket collateral agreement with the Federal Home Loan Bank and investment securities, available for sale. Please refer to Note I of the Notes to the Consolidated Financial Statements for additional information.

Other Borrowings. Other borrowings were $619,000 at December 31, 2006 compared to $1,615,000 at December 31, 2005, a decrease of $996,000 or 62%. These borrowings were comprised of several repurchase agreements that were acquired in the 2004 acquisition of the Bank of Washtenaw. These repurchase agreements are secured by securities held by the Bank.

Other Liabilities. Other liabilities were $516,000 at December 31, 2006 compared to $960,000 at December 31, 2005, a decrease of $444,000 or 46%. The decrease was primarily due to a decrease in accrued expenses.

Accrued Interest Payable. Accrued interest payable at December 31, 2006 was $3,734,000 compared to $1,683,000 at December 31, 2005, an increase of $2,051,000 or 122%. The increase was due to the increase in the volume and cost of interest-bearing liabilities during 2006.

Subordinated Debentures. On December 19, 2002, the Corporation issued $10,000,000 of floating rate obligated mandatory redeemable securities through a special purpose entity as part of a pooled offering. The securities have a term of thirty years. The Corporation may redeem the securities after five years at face value. They are considered to be Tier 1 capital for regulatory capital purposes. The funds from the issue of these securities were invested into securities available for sale until they can be invested into the Bank to allow for additional growth. Please refer to Note J of the Notes to the Consolidated Financial Statements for additional information.

CAPITAL

Stockholders' equity at December 31, 2006 was $144,985,000 compared to $84,213,000 as of December 31, 2005, an increase of $60,772,000 or 72%. The
Corporation completed a stock offering during the fourth quarter of 2006. The Corporation sold 2,918,250 shares of its common stock at $20.00 per share. The net proceeds from the stock offering were approximately $55,131,000.

At December 31, 2006 and 2005, the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note N of the Notes to the Consolidated Financial Statements.

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

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2006 which are expected to mature or reprice in each of the time periods shown below.

                                           Interest Rate Sensitivity Period
                               -------------------------------------------------------
                                 1-90       91-365         1-5       Over
(In thousands)                   Days        Days         Years     5 Years    Total
                               --------   ----------    ---------   -------   --------
Earning assets
   Federal funds sold          $ 64,198    $      --    $     --   $     --   $ 64,198
   Interest bearing deposits
      with Banks                      8           --          --         --          8
   Mortgage loans held for
      sale                        1,823           --          --         --      1,823
   Securities available
      for sale                       80        4,968         662        168      5,878
   Federal Home Loan Bank
      stock                       1,288           --          --         --      1,288
   Total loans, net of
      non-accrual               263,236       49,045     405,019     33,560    750,860
                               --------   ----------    --------   --------   --------
Total earning assets            330,633       54,013     405,681     33,728    824,055

Interest bearing liabilities
   Total interest bearing
      deposits                  285,080      234,051      61,020         --    580,151
   Federal Home Loan Bank
      advances                       --       10,000      15,561         --     25,561
   Other Borrowings                 619           --          --         --        619
   Subordinated debentures       10,000           --          --         --     10,000
                               --------   ----------    --------   --------   --------
Total interest bearing
   liabilities                  295,699      244,051      76,581         --    616,331
                               --------   ----------    --------   --------   --------

Net asset (liability)
   funding gap                   34,934     (190,038)    329,100     33,728   $207,724
                               --------   ----------    --------   --------   ========

Cumulative net asset
   (liability) funding gap     $ 34,934   ($ 155,104)   $173,996   $207,724
                               ========   ==========    ========   ========

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

We conducted an interest rate simulation as of December 31, 2006, that assumed a gradual change in market rates occurred over the following twelve months. The following table reflects the suggested impact on net interest income over the next twelve months (dollars, in thousands):

                        Change in Net Interest Income
                        -----------------------------
Interest Rate Change    Amount                Percent
                        ------                -------
+ 300 Basis Points      $  221                  1.60%
+ 200 Basis Points          48                  0.35%
+ 100 Basis Points        (199)                -1.44%
- 100 Basis Points        (419)                -3.04%
- 200 Basis Points        (454)                -3.29%
- 300 Basis Points        (519)                -3.76%

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

The following tables provide information about the Bank's contractual obligations and commitments at December 31, 2006 (in thousands):

Contractual Obligations

                                                   Payments Due By Period
                                    ----------------------------------------------------
                                    Less Than                 4-5     Over 5
                                      1 Year    1-3 Years    Years     Years      Total
                                    ---------   ---------   -------   -------   --------
Securities sold under agreements
    to repurchase                    $    619    $     --   $    --   $    --   $    619
Certificates of deposit               399,903      34,835    26,185        --    460,923
Long-term borrowings                    5,561      20,000        --        --     25,561
Lease commitments                         582       1,084       878        --      2,544
Subordinated debentures                    --          --        --    10,000     10,000
                                     --------    --------   -------   -------   --------

Totals                               $406,665    $ 55,919   $27,063   $10,000   $499,647
                                     ========    ========   =======   =======   ========

Unused Loan Commitments and Letters of Credit

                                          Amount Of Commitment Expiration Per Period
                                     ----------------------------------------------------
                                     Less Than                 3-5     Over 5
                                       1 Year    1-3 Years    Years    Years      Total
                                     ---------   ---------   ------   -------    --------
Unused loan commitments              $116,327     $25,023    $9,066   $12,467    $162,883
Standby letters of credit               5,195       3,017        --        --       8,212
                                     --------     -------    ------   -------    --------

Totals                               $121,522     $28,040    $9,066   $12,467    $171,095
                                     ========     =======    ======   =======    ========

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

The Bank has implemented the following technologies:

      ATM Banking
      In Touch Voice Response Telephone Banking
      Netteller Internet Banking
      Netteller Cash Management
      Vertex Teller Automation
      Streamline Platform Automation

During 2007, the Bank plans to implement the following technologies:

      Netteller Bill Pay
      Remote Deposit Capture
      Check 21
      Electronic Cash Letter Delivery

                             COMMITMENT TO COMMUNITY

      Commitment to community is one of the primary principles upon which Dearborn Bancorp, Inc. and its primary subsidiary, Community Bank of Dearborn was founded. Since the Community Bank of Dearborn opened for business in 1994, management has emphasized the importance of community involvement and community development as part of the Bank's mission. In fact, the majority of the Bank's directors, officers and employees live in the communities that are serviced by the Bank. During 2006, the Bank provided the following local organizations with financial support or personal involvement:

Agape Christian Academy, Canton
American Arab Chamber of Commerce
American Red Cross
Ann Arbor Board of Realtors
Ann Arbor Chamber of Commerce
Ann Arbor Symphony Orchestra
Auburn Hills Chamber of Commerce
Canton Chamber of Commerce
Canton Community Foundation
Canton Exchange Club
Canton Liberty Festival
Canton Lion's Club
Canton Senior Safety Coalition
Canton Senior Center
Central Macomb Chamber of Commerce
Clinton Township Community Blood Drive
Clinton Township Senior Expo
Dearborn Animal Center
Dearborn Baseball
Dearborn Board of Realtors
Dearborn Chamber of Commerce
Dearborn Community Arts Council
Dearborn Elderfest
Dearborn Exchange Club
Dearborn Goodfellows
Dearborn Heights Chamber of Commerce
Dearborn Heights Lions Club
Dearborn Heights Park & Recreation
Dearborn Heights Spirit Festival
Dearborn Homecoming
Dearborn Kiwanis
Dearborn Optimist Club
Dearborn Police Officers Charity
Dearborn Rotary Club
Dearborn Senior Center
Dearborn Symphony Orchestra
Dexter Area Chamber of Commerce
Divine Child School
Downriver Senior Olympics
Festival of Trees
Garden City Hospital Foundation
Garden Club of Dearborn
Goodwill Industries of Greater Detroit
Henry Ford Community College Foundation
Junior League Goodwill
Mike Adray Memorial Foundation
Mount Clemens Lions Club
New Morning School
North Oakland Baseball Federation
Northville Chamber of Commerce
Oakwood Health Care Foundation
Orchestra Canton
Plymouth/Canton Schools
Plymouth Chamber of Commerce
Plymouth Community Arts Center
Royal Oak Police
Saint Joseph Mercy Saline Hospital
Saline Area Chamber of Commerce
Saline Celtic Festival
Schoolcraft College Foundation
Showcase Plymouth
Sig Krug Memorial Foundation
Southern Wayne County Chamber of Commerce
Southgate Senior Center
St. Joseph Hospital
Starfish Family Services
Trenton Rotary Club
Washtenaw Development Council
Washtenaw Housing Alliance
Washtenaw United Way
Washtenaw County 4-H Fair
Wayne County Treasurers Association
Wayne County 4-H Fair
West Washtenaw Business Association
Western Wayne Association of Realtors
Westland Foundation
Ypsilanti Chamber of Commerce
YWCA of Western Wayne County

                             DEARBORN BANCORP, INC.

                             DIRECTORS AND OFFICERS

DIRECTORS

MARGARET I. CAMPBELL
Retired, Manufacturing

JOHN E. DEMMER
Chairman of the Board and
   Chief Executive Officer
Jack Demmer Ford, Inc.;
Jack Demmer Lincoln-Mercury, Inc. and
Jack Demmer Leasing

WILLIAM J. DEMMER
President
Jack Demmer Ford, Inc and
Jack Demmer Lincoln-Mercury, Inc.

MICHAEL V. DORIAN, JR.
Vice President
Mike Dorian Ford

DAVID HIMICK
Retired, Industrial Supply

DONALD G. KARCHER
Retired
Former Chairman of the Board
Karcher Agency, Inc.

BRADLEY F. KELLER
Retired
Former President
Braden Associates, Inc. and
MultiGard Properties, Ltd.

JEFFREY G. LONGSTRETH
Real Estate Broker
Century 21 - Curran & Christie

MIICHAEL J. ROSS
President and Chief Executive Officer
Community Bank of Dearborn

DR. ROBERT C. SCHWYN
Physician
Oaklane Medical

RONNIE J. STORY
President and Chief Executive Officer
Story Development Corp. and Story Brothers
Grading & Excavating

OFFICERS

JOHN E. DEMMER
Chairman of the Board

MICHAEL J. ROSS
President and Chief Executive Officer

JEFFREY L. KARAFA
Vice President, Treasurer and Secretary

                           COMMUNITY BANK OF DEARBORN

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

MARGARET I. CAMPBELL
Retired, Manufacturing

JOHN E. DEMMER
Chairman of the Board
Jack Demmer Ford, Inc.;
Jack Demmer Lincoln-Mercury, Inc. and
Jack Demmer Leasing

WILLIAM J. DEMMER
President
Jack Demmer Ford, Inc. and
Jack Demmer Lincoln Mercury

MICHAEL V. DORIAN, JR.
Vice President
Mike Dorian Ford

DAVID HIMICK
Retired, Industrial Supply

DONALD G. KARCHER
Retired
Former Chairman of the Board
Karcher Agency, Inc.

BRADLEY F. KELLER
Retired
Former President
Braden Associates, Inc. and
MultiGard Properties, Ltd.

JEFFREY G. LONGSTRETH
Real Estate Broker
Century 21 - Curran & Christie

MICHAEL J. ROSS
President and Chief Executive Officer
Community Bank of Dearborn

DR. ROBERT C. SCHWYN
Physician
Oaklane Medical

RONNIE J. STORY
President and C.E.O.
Story Development Corp. and Story Brothers
Grading & Excavating

EXECUTIVE OFFICERS

MICHAEL J. ROSS
President
Chief Executive Officer

JEFFREY L. KARAFA
Senior Vice President
CFO & Secretary

JOHN A. LINDSEY
Oakland Regional President

WARREN R. MUSSON
Senior Vice President
Head of Lending

STEPHEN C. TARCZY
Northeast Regional President

JEFFREY J. WOLBER
Senior Vice President
Head of Retail

                           COMMUNITY BANK OF DEARBORN
                                    OFFICERS

FIRST VICE PRESIDENTS

BRUCE R. MARSH
First Vice President - Operations

TERRENCE R. O'NEIL
First Vice President - Credit

VICE PRESIDENTS

GARY W. AMES, JR.
Vice President & Controller

KEVIN A. BANK
Vice President - Commercial Loans

GAY M. BERG
Vice President - Branch Operations

DANIEL P. BROPHY
Vice President - Commercial Loans

KATHERINE T. BROWN
Vice President - Commercial Loans

DANIEL A. BZURA
Vice President - Branch Operations

RITA L. CAVATAIO
Vice President - Commercial Loans

GEORGE J. DEMOU
Vice President - Commercial Loans

DOUGLAS O. DUNKLEBERG
Vice President - Commercial Loans

CYNTHIA A. FRAGA
Vice President - Commercial Loans

LEE E. FREELAND
Vice President - Branch Operations

JIHAD A. HACHEM
Vice President - Commercial Loans

F. GLEN ISLAMI Vice
President - Compliance

WYNN C. MILLER
Vice President - Internal Audit

REGAN J. MORIN
Vice President - Commercial Loans

MARK M. PACITTO
Vice President - Commercial Loans

DON A. PLAISTED
Vice President - Commercial Loans

JAMES T. POWERS
Vice President - Product Support

DENNIS C. ROCHELEAU
Vice President & Cashier

GARY P. RUSCH
Vice President - Commercial Loans

WILLIAM M. SCHMIDT
Vice President - Commercial Loans

GREGORY M. SCHNEIDER
Vice President - Commercial Loans

STEVEN P. SLADE
Vice President - Consumer Loans

THOMAS R. THOMPSON
Vice President - Commercial Loans

RICHARD K. VALLEE
Vice President - Branch Operations

BRADY J. VIBERT
Vice President - Commercial Loans

JOHN W. WESTERHEIDE
Vice President - Commercial Loans

ASSISTANT VICE PRESIDENTS

DEBBY M. ASTERIOU

PATRICIA M. CARMONA

KAREN M. COVER

PATRICIA L. DANCIK

DONALD D. HARBIN

DAVID W. LESLIE

DENIS T. NISSLE

MIHAI PARASCA

ELIZABETH A. PIZZO

SUSAN M. VETTRAINO

PAMELA G. WILKS

MARIAN ZELEJI

FIRST LEVEL OFFICERS

STEPHENI C. AGUILA

STEPHEN T. BOLOVEN

MARK D. BOWERS

V. STACY BRANHAM

TERRENCE W. CARLSON

JANICE M. CONTRERA

DANIEL C. GILBERT

KAREN R. HENDERSHOT

ANGELA HSU

RICHARD T. JONES

SANDRA L. LETHBRIDGE

NADINE S. McMILLAN

DEBRA A. REED

PATRICK D. RUSSELL

TIMOTHY D. SIERPIEN

GAILE K. VIBERT

NOREEN F. WAGNER

CHARLES P. WASCZENSKI

CAROLYN A. WILKINS

                           COMMUNITY BANK OF DEARBORN
                                  SUBSIDIARIES

                      COMMUNITY BANK INSURANCE AGENCY, INC.
                           Michael J. Ross, President

                          COMMUNITY BANK MORTGAGE, INC.
                           Michael J. Ross, President

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

                                GERALD J. CARNAGO
                  Attorney at Law & Certified Public Accountant
                           Carnago & Associates, P.C.

                                MICHAEL P. GUERRA
                                      Owner
                           Millcreek Building Company

                                VITO A. PAMPALONA
                                    President
                     Vito Anthony Homes and Building Company

                                JAMES A. PATRONA
                                      Owner
                        Universal Press & Machinery, Inc.

                           COMMUNITY BANK OF DEARBORN
                                    LOCATIONS

Ann Arbor / Eisenhower Banking Center
250 West Eisenhower Parkway, Suite 100
Ann Arbor, MI 48103
Phone: (734) 302-1481

Ann Arbor /Stadium Banking Center
2180 West Stadium Boulevard
Ann Arbor, MI 48103
Phone: (734) 302-9165

Auburn Hills Banking Center
3201 University Drive, Suite 180
Auburn Hills, MI 48326
Phone: (248) 364-9700

Bingham Farms Banking Center
30700 Telegraph
Bingham Farms, MI 48025
Phone: (248) 642-6757

Birmingham Banking Center
1040 E. Maple
Birmingham, MI 48009
Phone: (248) 642-1901

Bloomfield Township Banking Center
3681 W. Maple
Bloomfield Township, Mi 48301
Phone: (248) 642-1903

Canton Township Banking Center
1325 N. Canton Center Road
Canton, MI 48187
Phone: (734) 981-0022

Clinton Township Banking Center
19100 Hall Road
Clinton Township, MI 48038
Phone: (586) 416-4400

Clinton Township Regional Lending Center
45000 River Ridge Drive, Suite 110
Clinton Township, MI 48038
Phone: (586) 416-0200

Dearborn / Main Office Banking Center
22290 Michigan Avenue
Dearborn, MI 48124
(313) 274-1000

Dearborn Heights Banking Center
24935 West Warren Avenue
Dearborn Heights, MI 48127
Phone: (313) 724-0100

Dearborn Administration and
Regional Lending Center
1360 Porter Street, Suite 200
Dearborn, MI 48124
Phone: (313) 565-5700

Galleria Banking Center
200 Galleria Banking center
Southfield, MI 48034

North Park Plaza Banking Center
17117 W. Nine Mile Road
Southfield, Mi 48075
Phone: (248) 557-4477

Plymouth Township Banking Center
44623 Five Mile
Plymouth, MI 48170
Phone: (734) 454-1000

Saline Banking Center
450 East Michigan Avenue
Saline, MI 48176
Phone: (734) 429-3828

Shelby Township Banking Center
7755 23 Mile Road
Shelby Township, MI 48316
Phone:

Southgate Banking Center
12820 Fort Street
Southgate, MI 48195
Phone: (734) 284-3300

Southfield / Twelve Mile Banking Center
20000 Twelve Mile Road
Southfield, Mi 48076
Phone: (248) 559-5779

Travelers Tower Banking Center
26555 Evergreen
Southfield, Mi 48076
Phone: (248) 351-8311

Bank Operations Center
4000 Allen Road
Allen Park, MI 48101
Phone: (313) 381-3200

DEARBORN BANCORP, INC. COMMON STOCK

Dearborn Bancorp, Inc. common stock is listed on the Nasdaq Global Market and is traded under the symbol "DEAR".

INVESTOR RELATIONS AND FORM 10-K AVAILABLE

Additional information about the Corporation including a free copy of the Corporation's Form 10-K filed with the Securities and Exchange Commission may be obtained by writing or calling: Carolyn Wilkins, Corporate Services Officer, 4000 Allen Road, Allen Park, Michigan 48101; (313) 381-3200 or by E-mail at Carolyn.Wilkins@cbdear.com.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held on Tuesday, May 15, 2007, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.

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

                    QUARTERLY COMMON STOCK PRICE INFORMATION

                    High       Low      Close
                   -------   -------   -------
2006
First quarter      $ 22.68   $ 19.96   $ 20.41
Second quarter.      21.76     19.87     21.14
Third quarter        24.29     21.31     22.65
Fourth quarter       22.86     18.20     19.00

2005
First quarter      $ 25.42   $ 21.39   $ 21.80
Second quarter       23.84     20.82     22.37
Third quarter        22.86     21.75     22.20
Fourth quarter       23.22     20.00     22.45

All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

                       CUMULATIVE STOCK PERFORMANCE GRAPH

The graph and table that follow show the cumulative return on the Common Stock from December 31, 2001 through December 31, 2006. This return is compared in the table and graph with the cumulative return over the same period with the following two indices: (i) the All U.S. Nasdaq Index and (ii) the Nasdaq Bank Index. The graph and table were prepared assuming that $100 was invested on December 31, 2001 in the Common Stock and in each of the indices. Cumulative total return on the Common Stock or the two indices equals the total increase (decrease) in value since December 31, 2001. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or any particular index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                          AMONG DEARBORN BANCORP, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                            AND THE NASDAQ BANK INDEX

                              [PERFORMANCE GRAPH]

               Dearborn Bancorp,
                      Inc.          Nasdaq Stock Market (U.S.)    Nasdaq Bank
               -----------------    --------------------------    -----------
12/31/2001     $          100.00    $                   100.00    $    100.00
12/31/2002     $          154.73    $                    69.13    $    102.37
12/31/2003     $          209.32    $                   103.37    $    131.69
12/31/2004     $          338.33    $                   112.49    $    150.71
12/31/2005     $          316.60    $                   114.88    $    147.23
12/31/2006     $          267.96    $                   126.22    $    165.21

                            PRINCIPAL MARKET MAKERS

Automated Trading Desk
Financial Services, LLC
11 E. Wall Street
Mount Pleasant, SC 29464
(843) 789-2000

B-Trade Services, LLC
1633 Broadway, 48th Floor
New York, NY 10019
(212) 448-5690

Citadel Derivatives Group, LLC
131 South Dearborn Street, 32nd Floor
Chicago, IL 60603
(312) 395-2100

Citigroup Global Markets, Inc.
388 Greenwich St., 38th Floor
New York, NY 10013
(212) 816-6000

FIG Partners, LLC
1175 Peachtree Street, NE
100 Colony Square, Suite 2250
Atlanta, GA 30361
(404) 601-7200

Hill Thompson Magid, & Co.
15 Exchange Place, Suite 800
Jersey City, NJ 07302
(201) 434-6900

Howe Barnes Hoefer & Arnett, Inc.
222 S. Riverside Plaza, 7th Floor
Chicago, Illinois 60606
(312) 655-3000

Knight Equity Markets, L.P.
545 Washington Boulevard
Jersey City, NJ 07310
(201) 557-6844

Oppenheimer & Co, Inc.
125 Broad Street, 16th Floor
New York, NY 10004
(212) 668-8000

Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, FL 33716
(727) 567-1000

Ryan Beck & Co., Inc.
18 Columbia Turnpike, 1st Floor
Florham Park, NJ 07932
(973) 597-6000

Susquehanna Capital Group
401 City Line Avenue, Suite 220
Bala Cynwyd, PA 19004
(610) 617-2600

UBS Securities, LLC
677 Washington Blvd., 6th Floor
Stamford, CT  06901
(203) 719-1000

                                     [LOGO]

                             DEARBORN BANCORP, INC.
                               1360 Porter Street

                            Dearborn, Michigan 48124

                              Phone: (313) 565-5700

                                 www.cbdear.com