Form 10-K, Exhibit 13
period 2007-12-31
DEARBORN BANCORP INC /MI/
filed 2008-03-17
CIK 895541

                                                                      Exhibit 13

                          (DEARBORN BANCORP INC LOGO)

                               and its subsidiary

                              (FIDELITY BANK LOGO)

                                      2007
                                  ANNUAL REPORT

                             DEARBORN BANCORP, INC.

                               AND ITS SUBSIDIARY

                                  FIDELITY BANK

CONTENTS

Corporate Information.........................................................  3

Chairman's and President's Letter to Stockholders.............................  4

Summary of Selected Financial Data............................................  7

Report of Independent Registered Public Accounting Firm.......................  9

Management's Report on Internal Control Over Financial Reporting.............. 11

Consolidated Balance Sheets .................................................. 12

Consolidated Statements of Income............................................. 13

Consolidated Statements of Changes in Stockholders' Equity.................... 14

Consolidated Statements of Cash Flows......................................... 17

Notes to Consolidated Financial Statements.................................... 19

Management's Discussion and Analysis.......................................... 50

Dearborn Bancorp, Inc. Directors and Officers................................. 72

Fidelity Bank Directors and Executive Officers................................ 73

Fidelity Bank Officers........................................................ 74

Fidelity Bank Subsidiaries.................................................... 75

Investor Information.......................................................... 77

                             DESCRIPTION OF BUSINESS

DEARBORN BANCORP, INC.

Dearborn Bancorp, Inc. (the "Parent Company" and, together with its subsidiary, the "Corporation") is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Fidelity Bank (the "Bank"). Dearborn Bancorp, Inc. trades on the Nasdaq Global Market under the symbol "DEAR".

FIDELITY BANK

The Bank was incorporated as Community Bank of Dearborn on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. Subsequently, branch offices were opened in Dearborn Heights, Plymouth Township, Canton Township, Clinton Township and Auburn Hills. The Bank consolidated the three branches of the Bank of Washtenaw, acquired by the Corporation on October 29, 2004 into the Bank's operations. This consolidation included a branch office in Saline, Michigan, a branch office in Ann Arbor, Michigan and a regional lending center in Ann Arbor, Michigan. On January 4, 2007, the Corporation acquired Fidelity Financial Corporation of Michigan and its subsidiary, Fidelity Bank. The branches of Fidelity Bank were consolidated into the Bank immediately. On April 1, 2007, Community Bank of Dearborn was renamed Fidelity Bank.
The Bank opened a branch office in Shelby Township, Michigan on April 30, 2007

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

In 2007, the Bank renamed its website, www.fidbank.com. The Bank's customers are able to execute transfers to their accounts and view their account information and transactions. Commercial customers have the option of utilizing the cash management module. This feature enables commercial customers to designate multiple users, initiate wire transfers, process ACH transactions, perform stop payments, and process federal tax payments. During its first year of operation, over 1,000 users have signed up for online banking. The website also contains product information regarding the Bank's loan and deposit products and the Corporation's most recent financial information.

COMMUNITY BANK INSURANCE AGENCY, INC.

On August 19, 1997, the Bank formed Community Bank Insurance Agency, Inc. This company conducts limited insurance-related activities and holds a minority interest in MBT Title Services, LLC, a title insurance company.

COMMUNITY BANK MORTGAGE, INC.

On May 1, 2001, the Bank formed Community Bank Mortgage, Inc., a mortgage company that originates, sells and holds commercial and residential mortgage loans. On January 1, 2008, the operations of the mortgage company were merged into the Bank.

COMMUNITY BANK AUDIT SERVICES, INC.

On March 13, 2002, the Bank formed Community Bank Audit Services, Inc., a company that offers internal auditing and compliance services to financial institutions.

To Our Stockholders:

      Anyone who reads The Wall Street Journal or the Business Section of a major daily newspaper knows that 2007 was a challenging year for the banking industry in light of national problems with sub-prime mortgage lending, record foreclosures and most particularly, the collapse of the housing market in Southeast Michigan.

      For some time, we have had a number of well-established residential builders and developers among our commercial loan customers. Some of them have encountered serious difficulties because they have been unable to sell completed homes and the market for building lots has almost totally evaporated. This has forced us to increase the provision for loan losses, recognize losses on some loans, and assume ownership of properties that were collateral for loans we made to finance residential construction and land development. That is the bad news.

      The good news is that our exposure to the housing industry was not large enough to jeopardize our excellent overall financial condition. We also did not engage in sub-prime residential mortgage lending. While our profits for 2007 were down, we operated profitably for the full year. Our capital position remains strong and bank regulators consider us "well-capitalized." We have identified our problems, they are manageable, and we are dealing with them in a systematic manner.

      Our net income for 2007 was $3.1 million or $0.36 per fully diluted common share. One year ago, we reported net income for 2006 of $7.8 million or $1.17 per diluted share. Over the course of the twelve-month period, total assets increased 22.7 percent to over $1 billion. Total deposits went up 29.9 percent to $822.6 million and total loans grew by 25.9 percent to $952.1 million. Much of last year's growth was attributable to the acquisition of Fidelity Financial Corporation of Michigan in January, 2007.

      Stockholders' equity was $137.5 million at year-end, 5.1 percent less that it had been one year earlier. This decline, however, was almost entirely due to our Stock Repurchase Program. Under this program, we paid $10.8 million to acquire 751,800 shares of our common stock. Then, we retired them. At December 31, 2007, Fidelity Bank's Tier 1 Capital to Risk Weighted Assets Ratio was 10.25% while the minimum required to be considered "well capitalized" is 6.00%. By almost any measure, we are in excellent financial condition.

      As we noted above, we have some problems with loans made to finance residential construction and land development. Moreover, deteriorating economic conditions in the markets we serve have affected other categories of loans as well. We believe that all of these loans were conservatively underwritten and well collateralized when they were made. However, the collapse of the housing market in Southeast Michigan, together with the well-known problems of the automotive industry, had a negative effect on loan quality that could not have been reasonably foreseen or avoided.

      During 2007, we provided $5.8 million for the allowance for loan losses and recognized net charge-offs of $4.7 million. At year-end, the allowance for loan losses was 1.12 percent of total loans. Net charge-offs for all of 2007 were 0.50 percent of average loans. At year-end, we had $19.0 million in non-performing loans in our portfolio and $6.3 million in other real estate owned. To put this in proper perspective, however, our total non-performing assets of $25.3 million represent only 2.4 percent of total assets. In short, we have a manageable situation that is better than that of many of our bank peers.

      Still, problems in the loan portfolio have had a deleterious impact on earnings. Beyond the large 2007 provision for loan losses, which was more than six times greater than the provision in 2006, we recognized expenses such as property taxes on real estate owned and continued to write down the value of real estate that we acquired in the course of our collection process to reflect deteriorating market prices.

      Those non-performing assets, which by definition do not accrue interest, coupled with an unfavorable interest rate environment, put noticeable downward pressure on our net interest margins. A low prevailing prime rate and a relatively flat yield curve kept the yields on our loans and investments well below optimum levels. At the same time, competitive pressures in our local markets prevented us from making commensurate reductions in the rates we paid on deposits. Consequently, our net interest margin for all of 2007 was only 3.48% while it had been 3.80% one year earlier. In comparison, the net interest margin for all U.S. banks was 3.30% in the Fourth Quarter according to the FDIC Quarterly Report. In that report, the FDIC summarized the situation by saying, "This is the lowest quarterly net interest margin since 1989." Therefore, it would be fair to say that we are doing better than the banking industry as a whole but not as well as we would like.

      As we evaluate our situation, we recognize that there are some factors influencing our business that we can control but there are many external factors that we cannot control. Sometimes, we cannot even foresee them.

      Perhaps most important among those we can control, almost 98 percent of the loans we have made were good business that is being repaid as agreed. Our lenders are experienced professionals who consistently do a good job. Even the loans they made that proved troublesome were well underwritten and adequately collateralized when they were originated. We have avoided excessive concentration of our business in a single industry or market segment. Developing a branch network, that stretches from Washtenaw County to Macomb County, has allowed us to diversify geographically both our deposit gathering and lending activities. Even as we expanded, we have kept our overhead expenses under strict control. We have resisted the temptation to invest in exotic debt securities that offered high yields but had high risks embedded in them. Finally, we have an outstanding staff of people who know their jobs and perform their duties admirably. To be successful, a billion-dollar bank needs a strong team at every level and we are confident that we have one.

      The largest single leap forward in building a billion-dollar organization was the acquisition, in January, of Fidelity Financial Corporation of Michigan. This transaction, which we discussed in detail in last year's annual report, added more than $200 million to our total assets and gave us seven new branch offices in affluent Oakland County. While the acquisition resulted in over $1 million in one time severance, conversion and re-branding expenses, the customers that we acquired have allowed us to achieve operational economies of scale going forward. The Fidelity offices were fully converted to our computer systems and integrated within our management structure by mid-year. There were no unanticipated complications.

      We also want to note that Community Bank of Dearborn was renamed Fidelity Bank on April 1, 2007. This name change was made possible by the Fidelity Financial acquisition. As we grew, we came to realize that many prospective customers misjudged our considerable capabilities as a billion dollar institution because of our name. There are numerous banks and credit unions in Michigan that have "Community" in their names but they are all considerably smaller than our subsidiary bank. In addition, "of Dearborn" was seen by some as a geographical limitation. We are pleased to report that this name change has been well received by our customers and the markets we serve.

      Moving ahead, our highest priority is to contain the problems in the loan portfolio and seek to work them out as conditions allow. However, there is no "quick fix" for many of these problems and we do not intend to allow them to become our sole concern. At this writing, there is no assurance that housing prices have bottomed out and there is still an enormous oversupply of new and existing homes for sale in our market area. It is also entirely possible that we could encounter additional problems with some of the current loans on our books. Nevertheless, as experienced bankers we are not navigating completely unfamiliar waters. We know that every depressed market reaches a bottom and then begins to recover. We are prepared, if necessary, to recognize modest losses in order to make large recoveries. In addition, we are monitoring developments among our customers and in the marketplace very carefully.

      Our problems are not so great that they will stymie our progress on many other fronts. We will continue marketing deposits and loans throughout our four-county market. Future growth rates might be more moderate than they have been in the recent past but we do anticipate continued growth all the same. We have said in the past that there are substantial pockets of prosperity in southeastern Michigan where we can seek profitable new business. That is still true in spite of the obvious problems that tend to make headlines in the media.

      We expect to advance the interests of our stockholders in 2008 and the years ahead, just as we have since Fidelity Bank opened for business in 1994. We understand the banking business and the markets we serve. Our financial condition is strong. Our operations are profitable. Our directors, officers and staff are very good people who know their jobs and how best to serve our customers. Our branch network provides opportunities for profitable growth throughout Southeast Michigan. Even though we did encounter problems caused by factors beyond our control this past year, we remain well positioned to return to a level of profitability that is consistent with our past history.

      The Annual Meeting of Stockholders will be held on May 20, 2008, at the Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m. Our directors and senior officers look forward to meeting you, thanking you for your support and cooperation, providing you with a detailed report on our operations, answering your questions, and hearing your suggestions.

Sincerely,

/s/ John E. Demmer
-------------------------------------
John E. Demmer
Chairman of the Board

/s/ Michael J. Ross
-------------------------------------
Michael J. Ross
President and
Chief Executive Officer

                       SUMMARY OF SELECTED FINANCIAL DATA

The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2007 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheets as of December 31, 2007 and 2006, and the Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005 are included elsewhere in this Annual Report.

(In thousands, except share and per share data)           2007            2006           2005            2004            2003
                                                      -----------     -----------     -----------     -----------     -----------
OPERATIONS
Interest income                                       $    70,110     $    53,886     $    43,855     $    29,790     $    23,564
Interest expense                                           36,491          25,884          16,403           9,409           8,631
                                                      -----------     -----------     -----------     -----------     -----------
Net interest income                                        33,619          28,002          27,452          20,381          14,933
Provision for loan losses                                   5,821             943           1,081           1,400           1,699
                                                      -----------     -----------     -----------     -----------     -----------
Net interest income after provision for loan losses        27,798          27,059          26,371          18,981          13,234
Total non-interest income                                   1,020             925             505           1,065           1,917
Total non-interest expense                                 23,796          16,225          15,499          11,700           9,823
                                                      -----------     -----------     -----------     -----------     -----------
Net income before federal income tax expense                5,022          11,759          11,377           8,346           5,328
Income tax expense                                          1,856           3,940           3,867           2,837           1,807
                                                      -----------     -----------     -----------     -----------     -----------
Net income                                            $     3,166     $     7,819     $     7,510     $     5,509     $     3,521
                                                      ===========     ===========     ===========     ===========     ===========

FINANCIAL CONDITION
Total assets                                          $ 1,046,981     $   855,931     $   706,497     $   652,662     $   446,075
Mortgage loans held for sale                                1,316           1,823           1,041           1,692           1,505
Investment securities, available for sale                   8,902           5,878          17,153          21,075          16,948
Federal Home Loan Bank stock                                2,072           1,288           1,293           1,122           1,073
Loans                                                     952,084         756,420         657,037         587,562         400,958
Allowance for loan losses                                 (10,617)         (7,775)         (6,808)         (5,884)         (4,314)
Other assets                                               93,224          98,297          36,781          26,226           8,757
Deposits                                                  822,627         633,216         582,438         540,880         379,619
Federal Home Loan Bank advances                            41,370          25,561          25,588          20,614          20,638
Subordinated debentures                                    10,000          10,000          10,000          10,000          10,000
Other borrowings                                           30,580          37,919           1,615           4,115              --
Other liabilities                                           4,856           4,250           2,643           2,449           1,217
Stockholders' equity                                      137,548         144,985          84,213          74,604          34,601

PER SHARE INFORMATION (1)
Net income per common share - basic                   $      0.37     $      1.23     $      1.27     $      1.16     $      0.90
Net income per common share - diluted                 $      0.36     $      1.17     $      1.20     $      1.06     $      0.83
Book value per common share                           $     16.70     $     16.15     $     14.11     $     12.80     $      8.77
Average shares outstanding  - basic                     8,602,704       6,372,471       5,899,281       4,767,907       3,908,219
Average shares outstanding - diluted                    8,827,531       6,672,319       6,274,404       5,217,001       4,246,523
Shares outstanding at end of period                     8,237,413       8,975,085       5,967,190       5,827,368       3,943,151

OTHER DATA
Return on average assets                                     0.30%           1.02%           1.08%           1.05%           0.89%
Return on average equity                                     2.21%           8.20%           9.44%          10.56%          10.80%
Net interest margin                                          3.48%           3.80%           4.14%           4.04%           3.97%
Net interest spread                                          2.74%           3.06%           3.62%           3.69%           3.63%
Allowance for loan losses to total loans                     1.12%           1.03%           1.04%           1.00%           1.08%
Nonperforming assets to total assets                         2.42%           0.90%           0.26%           0.47%           0.42%
Stockholders' equity to total assets                        13.14%          16.94%          11.92%          11.43%           7.76%
Total interest expense to gross interest income             52.05%          48.03%          37.40%          31.58%          36.63%
Number of Offices                                              19              12              12              12               8

------------

(1) All share and per share amounts have been adjusted to reflect the issuance of stock dividends.

                             COMMITMENT TO COMMUNITY

         Commitment to community is one of the primary principles upon which Dearborn Bancorp, Inc. and its primary subsidiary, Fidelity Bank was founded. Since Fidelity Bank opened for business in 1994, management has emphasized the importance of community involvement and community development as part of the Bank's mission. In fact, the majority of the Bank's directors, officers and employees live in the communities that are serviced by the Bank. During 2007, the Bank provided the following local organizations with financial support or personal involvement:

Agape Christian Academy, Canton                          Dearborn Rotary Club
American Arab Chamber of Commerce                        Dearborn Senior Center
American Red Cross                                       Dearborn Symphony Orchestra
Ann Arbor Board of Realtors                              Divine Child School
Ann Arbor Chamber of Commerce                            Festival of Trees
Ann Arbor Symphony Orchestra                             Garden City Hospital Foundation
Auburn Hills Chamber of Commerce                         Garden Club of Dearborn
Bikers for Kids Foundation                               Goodwill Industries of Greater Detroit
Birmingham Lions Club                                    Habitat for Humanity
Birmingham Optimist Club                                 Henry Ford Community College Foundation
Canton Chamber of Commerce                               Junior League Goodwill
Canton Community Foundation                              Mike Adray Memorial Foundation
Canton Exchange Club                                     Mount Clemens Lions Club
Canton Lion's Club                                       Northville Chamber of Commerce
Canton Senior Center                                     Oakwood Health Care Foundation
Canton Senior Safety Coalition                           Plymouth Chamber of Commerce
Central Macomb Chamber of Commerce                       RARE Foundation
Children's Charitites Coalition                          Saline Area Chamber of Commerce
Clinton Township Community Blood Drive                   Showcase Plymouth
Clinton Township Senior Expo                             Southern Wayne County Chamber of Commerce
Dearborn Animal Shelter                                  Southfield Area Chamber of Commerce
Dearborn Baseball                                        Southgate Senior Center
Dearborn Board of Realtors                               St Joseph Hospital
Dearborn Chamber of Commerce                             St Joseph Mercy Saline Hospital
Dearborn Community Arts Council                          Starfish Family Services
Dearborn Elderfest                                       The Birmingham Bloomfield Chamber of Commerce
Dearborn Exchange Club                                   The Community House
Dearborn Goodfellows                                     Trenton Rotary Club
Dearborn Heights Chamber of Commerce                     Washtenaw County 4-H Fair
Dearborn Heights Lion's Club                             Washtenaw Housing Alliance
Dearborn Heights Parks and Recreation                    Wayne County 4-H Fair
Dearborn Heights Spirit Festival                         Wayne County Treasurers Association
Dearborn Homecoming                                      West Washtenaw Business Association
Dearborn Kiwanis                                         Western Wayne Association of Realtors
Dearborn Optimist Club                                   Westland Community Foundation
Dearborn Police Officers Charity                         YWCA of Western Wayne County

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan

We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U. S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Dearborn Bancorp, Inc.'s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission
(COSO) and our report dated March 15, 2008 expressed an unqualified opinion thereon.

                                        Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 15, 2008

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan

We have audited Dearborn Bancorp Inc.'s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO)." Dearborn Bancorp Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Dearborn Bancorp, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Dearborn Bancorp, Inc. and our report dated March 15, 2008 expressed an unqualified opinion on those consolidated financial statements.

                                          Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 15, 2008

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

Management assessed the Corporation's systems of internal control over financial reporting presented in conformity with generally accepted accounting principles as of December 31, 2007. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2007, Dearborn Bancorp, Inc. maintained effective control over financial reporting presented in conformity with generally accepted accounting principles based on those criteria.

The Corporation's registered public accounting firm has issued an attestation report on our internal control over financial reporting.

Dearborn Bancorp, Inc. and Subsidiary

/s/ Michael J. Ross
----------------------------------------------
Michael J. Ross
President and Chief Executive Officer

/s/ Jeffery L. Karafa
----------------------------------------------
Jeffery L. Karafa
Vice President, Treasurer and Secretary

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)                                                   December 31,
                                                                  --------------------------
                                                                     2007          2006
                                                                  -----------    -----------
ASSETS
Cash and cash equivalents
          Cash and due from banks                                 $     7,869    $     5,824
          Federal funds sold                                            1,495         64,198
          Interest bearing deposits with banks                            118              8
                                                                  -----------    -----------
                    Total cash and cash equivalents                     9,482         70,030

Mortgage loans held for sale                                            1,316          1,823
Securities available for sale                                           8,902          5,878
Federal Home Loan Bank stock                                            2,072          1,288
Loans
          Loans                                                       952,084        756,420
          Allowance for loan losses                                   (10,617)        (7,775)
                                                                  -----------    -----------
                    Net loans                                         941,467        748,645

Premises and equipment, net                                            22,782         14,293
Real estate owned                                                       6,319             52
Goodwill                                                               34,028          5,473
Other intangible assets                                                11,133          2,041
Accrued interest receivable                                             3,816          3,337
Other assets                                                            5,664          3,071
                                                                  -----------    -----------

          Total assets                                            $ 1,046,981    $   855,931
                                                                  ===========    ===========

LIABILITIES
Deposits
          Non-interest bearing deposits                           $    83,594    $    53,065
          Interest bearing deposits                                   739,033        580,151
                                                                  -----------    -----------
                    Total deposits                                    822,627        633,216

Other liabilities
          Federal funds purchased                                      30,100         37,300
          Securities sold under agreements to repurchase                  480            619
          Federal Home Loan Bank advances                              41,370         25,561
          Accrued interest payable                                      3,168          3,734
          Other liabilities                                             1,688            516
          Subordinated debentures                                      10,000         10,000
                                                                  -----------    -----------
                    Total liabilities                                 909,433        710,946

STOCKHOLDERS' EQUITY
          Common stock - no par value 20,000,000 shares
                   authorized, 8,237,413  and 8,975,085  shares
                   outstanding in 2007 and 2006, respectively         134,278        144,907
          Retained earnings                                             3,250             84
          Accumulated other comprehensive (loss)                           20             (6)
                                                                  -----------    -----------
                    Total stockholders' equity                        137,548        144,985
                                                                  -----------    -----------

                    Total liabilities and stockholders' equity    $ 1,046,981    $   855,931
                                                                  ===========    ===========

The accompanying notes are an integral part of these consolidated statements

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)                                      Years Ended December 31,
                                                              -----------------------------------------
                                                                 2007           2006           2005
                                                              -----------    -----------    -----------
Interest income
          Interest on loans                                   $    68,947    $    52,321    $    42,904
          Interest on securities available for sale                   603            834            598
          Interest on deposits with banks                             127            158            111
          Interest on federal funds                                   433            573            242
                                                              -----------    -----------    -----------
                    Total interest income                          70,110         53,886         43,855

Interest expense
          Interest on deposits                                     33,303         23,447         14,427
          Interest on other borrowings                              3,188          2,437          1,976
                                                              -----------    -----------    -----------
                    Total interest expense                         36,491         25,884         16,403
                                                              -----------    -----------    -----------

                    Net interest income                            33,619         28,002         27,452
Provision for loan losses                                           5,821            943          1,081
                                                              -----------    -----------    -----------

Net interest income after provision for loan losses                27,798         27,059         26,371
                                                              -----------    -----------    -----------

Non-interest income
          Service charges on deposit accounts                       1,267            699            639
          Fees for other services to customers                        141             48             79
          Gain on the sale of loans                                   163            145            361
          Gain (loss) on the sale of securities                        --              9            (44)
          Loss on the write-down of securities                         --             --           (696)
          Gain (loss) on the sale of real estate owned                (26)          (103)            92
          Write-down of real estate owned                            (701)            --             --
          Other income                                                176            127             74
                                                              -----------    -----------    -----------
                    Total non-interest income                       1,020            925            505

Non-interest expense
          Salaries and employee benefits                           13,109         10,288          9,402
          Occupancy and equipment expense                           3,663          2,420          2,528
          Amortization of intangible assets                         1,328            250            230
          Advertising and marketing                                   468            385            384
          Stationery and supplies                                     617            402            365
          Professional services                                     1,042            768            893
          Data processing                                             716            531            448
          Defaulted loan expense                                      685             78            143
          Other operating expense                                   2,168          1,103          1,106
                                                              -----------    -----------    -----------
                    Total non-interest expense                     23,796         16,225         15,499
                                                              -----------    -----------    -----------

Income before federal income tax expense                            5,022         11,759         11,377
Income tax expense                                                  1,856          3,940          3,867
                                                              -----------    -----------    -----------

Net income                                                    $     3,166    $     7,819    $     7,510
                                                              ===========    ===========    ===========

Per share data:
Net income - basic                                            $      0.37    $      1.23    $      1.27
Net income - diluted                                          $      0.36    $      1.17    $      1.20

Weighted average number of shares outstanding - basic           8,602,704      6,372,471      5,899,281
Weighted average number of shares outstanding - diluted         8,827,531      6,672,319      6,274,404

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2007, 2006 and 2005

                                                                                                     Accumulated
                                                                                                        Other           Total
                                                                             Common      Retained    Comprehensive   Stockholders'
(In thousands, except shares)                                                 Stock      Earnings    Income (Loss)      Equity
                                                                            ---------    --------    -------------   -------------
Balance, January 1, 2005                                                    $ 74,918     $   344      $    (658)     $   74,604

          Stock awards earned (11,095 shares)                                     21          --             --              21

          Stock option expense                                                    10          --             --              10

          Exercise of stock options (118,747 shares)                           1,028          --             --           1,028

          Tax benefit from exercise of issuance of stock options                 426          --             --             426

          Stock dividend #1 (241,690 shares)                                   3,307      (3,307)            --              --

          Stock dividend #2 (258,012 shares)                                   3,974      (3,974)            --              --

          Net income                                                              --       7,510             --           7,510

          Other comprehensive income
              Change in net unrealized loss on
                 securities available for sale                                    --          --             190            190
              Reclassification adjustment for losses
                 included in net income                                           --          --             740            740
                                                                                                      ----------     ----------
              Net change in net unrealized loss
                 on securities available for sale                                 --          --             930            930
              Deferred tax effects                                                                          (316)          (316)
                                                                                                      ----------     ----------
                  Other comprehensive income                                      --          --             614            614

Total comprehensive income                                                                                                8,124
                                                                            --------     -------      ----------     ----------

Balance, December 31, 2005                                                  $ 83,684     $   573      $      (44)    $   84,213
                                                                            ========     =======      ==========     ==========

The accompanying notes are an integral part of these consolidated statements

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2007, 2006 and 2005

                                                                                              Accumulated
                                                                                                 Other           Total
                                                                 Common         Retained     Comprehensive    Stockholders'
(In thousands, except shares)                                     Stock         Earnings     Income (Loss)       Equity
                                                               ------------    ---------     --------------   -------------
Balance, December 31, 2005                                     $    83,684     $     573     $         (44)    $    84,213

          Issuance of common stock (2,918,250 shares)               55,131            --                --          55,131

          Purchase of common stock (122,700 shares)                 (2,824)           --                --          (2,824)

          Stock awards earned (11,164 shares)                          151            --                --             151

          Stock option expense                                          67            --                --              67

          Exercise of stock options (44,833 shares)                    292            --                --             292

          Tax benefit from exercise of stock options                    98            --                --              98

          Stock dividend #1 (272,754 shares)                         4,115        (4,115)               --              --

          Stock dividend #2 (427,228 shares)                         4,193        (4,193)               --              --

          Net income                                                    --         7,819                --           7,819

          Other comprehensive income
              Changes in net unrealized loss on
                 securities available for sale                                                          68              68
              Reclassification adjustment for gain
                 included in net income                                 --            --                (9)             (9)
                                                                                             -------------    ------------
              Net change in net unrealized loss
                 on securities available for sale                       --            --                59              59
              Deferred tax effects                                                                     (21)            (21)
                                                                                             -------------     -----------
                  Other comprehensive income                            --            --                38              38

Total comprehensive income                                                                                           7,857
                                                               -----------     ---------     -------------     -----------

Balance, December 31, 2006                                     $   144,907     $      84     $          (6)    $   144,985
                                                               ===========     =========     =============     ===========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2007, 2006 and 2005

                                                                                        Accumulated
                                                                                           Other           Total
                                                            Common        Retained     Comprehensive    Stockholders'
                                                            Stock         Earnings        Income           Equity
                                                         -----------     ---------     -------------    -------------
Balance, December 31, 2006                               $   144,907     $      84     $          (6)    $    144,985

          Purchase of common stock (751,800 shares)          (10,801)           --                --          (10,801)

          Stock awards earned (613 shares forfeited)             (70)           --                --              (70)

          Stock option expense                                   (30)           --                --              (30)

          Exercise of stock options (14,741 shares)               62            --                --               62

          Tax benefit from exercise of stock options             210            --                --              210

          Net income                                              --         3,166                --            3,166

          Other comprehensive income
              Changes in net unrealized loss on
                 securities available for sale                                                    38               38
              Reclassification adjustment for gain
                 included in net income                           --            --                 0                0
                                                                                       -------------     ------------
              Net change in net unrealized loss
                 on securities available for sale                 --            --                38               38
              Deferred tax effects                                                               (12)             (12)
                                                                                       -------------     ------------
                  Other comprehensive income                      --            --                26               26

Total comprehensive income                                                                                      3,192
                                                         -----------      --------     -------------     ------------

Balance, December 31, 2007                               $   134,278      $  3,250     $          20     $    137,548
                                                         ===========      ========     =============     ============

The accompanying notes are an integral part of these consolidated statements

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                                    Years Ended December 31,
                                                                         ------------------------------------------
                                                                            2007            2006           2005
                                                                         -----------     ----------     -----------
Cash flows from operating activities
          Interest and fees received                                     $    69,631     $   53,135     $    42,710
          Interest paid                                                      (37,057)       (23,833)        (15,827)
          Proceeds from sale of mortgages held for sale                       20,841         22,339          37,556
          Origination of mortgages held for sale                             (20,171)       (22,789)        (36,446)
          Taxes paid                                                          (3,529)        (4,590)         (3,400)
          Gain (loss) on sale of real estate owned                               (26)          (103)             92
          Cash paid to suppliers and employees                               (20,232)       (14,146)        (14,255)
                                                                         -----------     ----------     -----------
          Net cash provided by operating activities                            9,457         10,013          10,430

Cash flows from investing activities
          Sale of securities available for sale                               18,007         96,704           3,260
          Proceeds from calls, maturities and repayments of
              of securities available for sale                                12,432         12,848          12,357
          Purchases of securities available for sale                         (12,219)       (97,941)        (11,496)
         (Purchase) sale of Federal Home Loan Bank stock                        (145)             5            (171)
          Increase in loans, net of payments received                        (27,004)       (99,359)        (69,632)
          Purchases of property and equipment                                   (999)        (1,447)         (1,648)
          Net cash paid in Fidelity acquisition                              (58,027)            --              --
                                                                         -----------     ----------     -----------
          Net cash used in investing activities                              (67,955)       (89,190)        (67,330)

Cash flows from financing activities
          Net decrease in non-interest bearing deposits                      (15,477)        (6,587)         (3,413)
          Net increase in interest bearing deposits                           17,253         57,365          44,971
          Decrease in repurchase agreements                                     (139)          (996)         (2,500)
          Net increase (decrease) in federal funds purchased                  (7,200)        37,300              --
          Federal Home Loan Bank advances                                     20,000             --           5,000
          Repayments on Federal Home Loan Bank advances                       (5,958)           (27)            (26)
          Issuance of common stock                                                --         55,131              --
          Purchase of common stock                                           (10,801)        (2,824)             --
          Exercise of stock options                                               62            292           1,028
          Tax benefit from the exercise of stock options                         210             98             426
                                                                         -----------     ----------     -----------
          Net cash provided by financing activities                           (2,050)       139,752          45,486

Increase (decrease) in cash and cash equivalents                             (60,548)        60,575         (11,414)
Cash and cash equivalents at the beginning of year                            70,030          9,455          20,869
                                                                         -----------     ----------     -----------

Cash and cash equivalents at the end of year                             $     9,482     $   70,030     $     9,455
                                                                         ===========     ==========     ===========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

(In thousands)                                                                    Years Ended December 31,
                                                                         ------------------------------------------
                                                                            2007            2006           2005
                                                                         -----------     ----------     -----------
Reconciliation of net income to net cash provided by
 operating activities
Net income                                                               $     3,166     $    7,819     $     7,510
          Adjustments to reconcile net income to net cash
                    provided by operating activities
                    Provision for loan losses                                  5,821            943           1,081
                    Depreciation and amortization expense                      1,440            946             980
                    Restricted stock award expense                               (70)           151              21
                    Stock option expense                                         (30)            67              10
                    Accretion of discount on investment securities              (272)          (277)            (47)
                    Amortization of premium on investment securities              --              8              38
                    Amortization of intangible assets                          1,328            250             230
                    (Increase) decrease in mortgages held for sale               507           (782)            651
                    (Increase) decrease in interest receivable                   765           (751)           (697)
                    Increase (decrease) in interest payable                    (903)          2,051             576
                    (Gain) loss on sale or writedown of securities
                        available for sale                                        --             (9)            740
                    (Increase) decrease in real estate owned                     726             --              --
                    (Increase) decrease in other assets                       (2,236)            41            (281)
                    Increase (decrease) in other liabilities                    (785)          (444)           (382)
                                                                         -----------     ----------     -----------

Net cash provided by operating activities                                $     9,457     $   10,013     $    10,430
                                                                         ===========     ==========     ===========

Supplemental noncash disclosures:
                   Transfers from loans to real estate owned             $     6,436     $       91     $     1,850

Noncash investing activities:
        Fidelity Bank acquisition:
                   Loans acquired                                            178,052
                   Securities available for sale acquired                     20,934
                   Federal Home Loan Bank stock acquired                         639
                   Bank premises and equipment                                 8,930
                   Acquisition intangibles recorded                           38,975
                   Other assets acquired                                       2,194
                   Deposits assumed                                         (187,635)
                   Federal Home Loan Bank advances assumed                    (1,767)
                   Other liabilities assumed                                  (2,295)
                                                                         -----------

                                                                         $    58,027
                                                                         ===========

The accompanying notes are an integral part of these consolidated statements.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

         Nature of Operations and Principals of Consolidation

         Dearborn Bancorp, Inc. (the "Corporation") was incorporated in Michigan on September 30, 1992. The Corporation's primary subsidiary, Community Bank of Dearborn (the "Bank"), began operations on February 28, 1994. As discussed in Note B, the Corporation acquired Fidelity Financial Corporation of Michigan on January 4, 2007 and merged its operations into the Bank. On April 30, 2007, the Community Bank of Dearborn was renamed Fidelity Bank. The Bank operates nineteen banking offices in Dearborn (2), Dearborn Heights, Plymouth Township, Canton Township, Clinton Township (2), Southgate, Auburn Hills, Saline, Ann Arbor (2), Birmingham, Bloomfield Township, Bingham Farms, Southfield (3) and Shelby Township in Michigan, offering a full range of banking services to individuals and businesses. The Bank also operates Community Bank Insurance Agency, an insurance agency with limited activities and Community Bank Audit Services, Inc., a company that offers internal auditing services to financial institutions.

         The Bank's primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial, residential mortgage, and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

         While the Corporation's management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation's banking operations are considered by management to be aggregated in one reportable operating segment.

         The consolidated financial statements include the accounts of Dearborn Bancorp, Inc. and its wholly-owned subsidiary, Fidelity Bank and its wholly-owned subsidiaries, Community Bank Mortgage, Inc., Community Bank Insurance Agency, Inc. and Community Bank Audit Services, Inc. All significant intercompany transactions are eliminated in consolidation.

         Use of Estimates

         In the preparation of financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, fair value of real estate owned, fair value of certain financial instruments, and the carrying value of intangible assets.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

         Cash Flows

         For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, federal funds sold, and deposits with other banks to be cash equivalents. Net cash flows are reported for loan, deposit and short-term borrowing transactions.

         Mortgage Loans Held for Sale

         Mortgage loans held for sale are carried at the lower of cost or market on an aggregate basis. These loans are sold servicing released to other entities.

         Securities

         When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and carried at fair value. Any decision to sell a security available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized gains and losses on available for sale securities are excluded from income and recorded, net of deferred income tax, in other comprehensive income and as a separate component of stockholders' equity. All of the Corporation's securities are classified as available for sale. Gains and losses on sales are based on the amortized cost of the security sold and securities are written down to fair market value when a decline in fair value is not temporary.

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

         Loans

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses.

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

                        DECEMBER 31, 2007, 2006 AND 2005

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

         The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical or industry loss experience adjusted for current factors.

         A loan is impaired when full payment under the loan terms is not expected. Loan relationships that are rated watch or worse with a balance above $150,000 are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the fair value of estimated future cash flows using the loan's existing rate or at the fair value of the collateral if repayment is expected solely from the collateral.

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

         Foreclosed Assets

         Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines below the new cost basis, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

         Premises and Equipment

         Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                  Building and improvements - 10 to 39 years
                  Furniture and  equipment - 3 to 10 years

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

                        DECEMBER 31, 2007, 2006 AND 2005

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

         Other intangible assets consist of core deposit and business relationship intangible assets arising from bank acquisitions in 2004 and 2007. They are initially measured at fair value and are being amortized on an accelerated method over their estimated useful lives, which range from 10 to 17 years.

         Stock Compensation

         Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-based Payment", using the modified prospective transition method. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006.

         The Corporation has two incentive stock plans. Employee compensation expense under the 1994 Stock Option Plan was reported using the intrinsic value method. No stock-based compensation cost from this plan is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

         Employee compensation expense under the 2005 Long Term Incentive Plan is reported using the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-based Compensation". Since stock-based compensation cost is reflected in net income in 2005, there is no pro forma effect.

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

         Income Taxes

         The Corporation files a consolidated federal income tax return. Income tax expense is the total of federal income tax due or refundable and the change in deferred tax assets and liabilities. The Corporation uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance, if needed, reduces deferred tax amounts to the amount expected to be realized.

         The Corporation adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), as of January 1, 2007. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The adoption had no affect on the Corporation's financial statements.

         The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.

         Stock Dividends

         The fair value of shares issued in stock dividends is transferred from retained earnings to common stock. All share and per share amounts are retroactively adjusted for stock dividends.

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

         Earnings Per Share

         Basic earnings per share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings per share is restated for all stock splits and dividends through the date of issue of the financial statements.

         Comprehensive Income

         Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of deferred income tax, which are also recognized as separate components of equity.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

         Restrictions on Cash

         The Corporation was required to have $25,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2007 and 2006. These balances do not earn interest.

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

         Adoption of New Accounting Standards:

         In February 2006, FASB issued Statement No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS No. 155), which permits fair value measurement for hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. Additionally, SFAS No. 155 clarifies the accounting guidance for beneficial interests in securitizations. Under SFAS No. 155, all beneficial interests in a securitization will require an assessment in accordance with SFAS No. 133 to determine if an embedded derivative exists within an instrument. In January 2007, the FASB issued Derivatives Implementation Group Issue B40, "Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets" (DIG Issue B40). DIG Issue B40 provides an exemption from the embedded derivative test of paragraph 13(b) of SFAS No. 133 for instruments that would otherwise require bifurcation if the test is met solely because of a prepayment feature included within the securitized interest and prepayment is not controlled by the security holder. SFAS No. 155 and DIG Issue B40 are effective for fiscal years beginning after September 16, 2006. The adoption of SFAS No. 155 and DIG Issue B40 had no effect on the Corporation's financial statements for the year ended December 31, 2007.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

         NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

         Effect  of  Newly  Issued  But Not Yet Effective Accounting Standards:

         In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements". This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of the adoption was not material.

         In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Liabilities". The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Corporation on January 1, 2008. The Corporation did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.

         In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4."Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements". This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. The issue is effective for fiscal years beginning after December 15, 2007. The impact of adoption was not material.

         On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value through Earnings ("SAB 109'). Previously, SAB 105, "Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Corporation does not expect the impact of this standard to be material.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE B - ACQUISITION

         On January 4, 2007, the Corporation acquired the Fidelity Financial Corporation of Michigan (Fidelity) for approximately $70,500,000 in cash. As of January 4, 2007, the assets and liabilities of Fidelity at acquisition and net income derived from those assets and liabilities since the acquisition have been consolidated into the Bank. Fidelity was founded in 1973 and has its main office in Birmingham, Michigan with single branch offices in Bloomfield Township, Michigan and Bingham Farms, Michigan and four branch offices in Southfield, Michigan. As of December 31, 2006, Fidelity had total assets of $220,419,000, gross loans of $179,600,000 and total deposits of $187,547,000.

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

         The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and identified intangible assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. Identified intangible assets and purchase accounting fair value adjustments are being amortized under various methods over the expected lives of the corresponding assets and liabilities. Goodwill will not be amortized, but will be reviewed for impairment on an annual basis. Goodwill and other intangible assets are tax deductible over 15 years. Identified intangible assets subject to amortization were $10,421,000. Goodwill recorded was $28,555,000.

         The following table presents pro forma information for the Corporation including the acquisition of Fidelity for the year ended December 31, 2006 as if the acquisition had occurred at the beginning of 2006. The pro forma financial information does not purport to be indicative of the operating results or financial position that would have actually occurred or existed if the transactions had occurred on the dates indicated, nor is it indicative of our future operating results or our financial position.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE B - ACQUISITION (Continued)

   Pro Forma Income Statement for the year ended December 31, 2006 (unaudited)

(In thousands, except share and per share data)
Interest income                                                                     $    69,183
Interest expense                                                                         30,719
                                                                                    -----------

    Net interest income                                                                  38,464
Provision for loan loss                                                                   1,343
                                                                                    -----------

    Net interest income after provision
         for loan losses                                                                 37,121

Non-interest income                                                                       2,139
Non-interest expense                                                                     24,930
                                                                                    -----------

    Income before income tax provision                                                   14,330
Income tax provision                                                                      4,814
                                                                                    -----------

Net income                                                                          $     9,516
                                                                                    ===========

Per share data:
Net income - basic                                                                  $      1.07
Net income - diluted                                                                $      1.04

Weighted average shares outstanding - basic                                           8,882,966
Weighted average shares outstanding - diluted                                         9,182,814

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE C - SECURITIES AVAILABLE FOR SALE

         The amortized cost and fair value for securities available for sale and the unrealized gains and losses recognized as accumulated other comprehensive income were as follows (in thousands):

                                                                    December 31, 2007
                                                ----------------------------------------------------------
                                                                   Gross            Gross
                                                 Amortized       Unrealized      Unrealized         Fair
                                                   Cost            Gains           Losses          Value
                                                -----------     ------------     -----------     ---------
US Treasury securities                          $     6,800               15     $       (10)    $   6,805
US Government sponsored entity securities             1,009                4              --         1,013
Municipal securities                                    758               16              --           774
Mortgage backed securities                              305                5              --           310
                                                -----------     ------------     -----------     ---------

          Totals                                $     8,872     $         40     $       (10)    $   8,902
                                                ===========     ============     ===========     =========

                                                                    December 31, 2006
                                                ----------------------------------------------------------
                                                                   Gross            Gross
                                                 Amortized       Unrealized      Unrealized         Fair
                                                   Cost            Gains           Losses          Value
                                                -----------     ------------     -----------     ---------
US Treasury securities                          $     4,982     $         --     $       (14)    $   4,968
Municipal securities                                    497                4              --           501
Mortgage backed securities                              407                2              --           409
                                                -----------     -------------    -----------     ---------

          Totals                                $     5,886     $          6     $       (14)    $   5,878
                                                ===========     =============    ===========     =========

         The amortized cost and fair value of securities available for sale at December 31, 2007 by contractual maturity are shown below (in thousands). Securities not due at a single maturity date, such as mortgage backed securities are shown separately.

                                                                            Amortized            Fair
                                                                               Cost              Value
                                                                          --------------     ------------
Due in less than one year                                                 $        7,809     $      7,818
Due in one year through five years                                                   758              774
Mortgage backed securities                                                           305              310
                                                                          --------------     ------------

          Totals                                                          $        8,872     $      8,902
                                                                          ==============     ============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE C - SECURITIES AVAILABLE FOR SALE  (Continued)

         Sales of securities available for sale during 2007 resulted primarily from the immediate liquidation of securities that were acquired as a result of the acquisition of Fidelity.

         Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

                                                   2007              2006               2005
                                                -----------      -----------        -----------
Proceeds                                        $    18,007      $    96,704        $     3,260
Gross gains                                              --                9                 --
Gross losses                                             --               --                 44

         Securities having a carrying value of $8,478,000 and $1,392,000 at December 31, 2007 and 2006, respectively, were pledged to secure Federal Home Loan Bank of Indianapolis advances, time deposits and securities sold under agreements to repurchase.

         Securities with unrealized losses at year-end 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                                         December 31, 2007
                             Less than one year           One year or more               Total
                          ------------------------    -----------------------    ----------------------
                            Fair        Unrealized      Fair       Unrealized      Fair      Unrealized
                            Value          Loss         Value         Loss         Value        Loss
                          ---------     ----------    --------    -----------    --------    ----------
US Treasury securities    $   2,330     $      (10)   $     --    $        --    $  2,330    $      (10)
                          ---------     ----------    --------    -----------    --------    ----------

          Totals          $   2,330     $      (10)   $     --    $       --     $  2,330    $      (10)
                          =========     ==========    ========    ===========    ========    ==========

                                                           December 31, 2006
                             Less than one year            One year or more                Total
                          -------------------------     ----------------------     ----------------------
                            Fair        Unrealized       Fair       Unrealized      Fair       Unrealized
                            Value          Loss          Value         Loss         Value         Loss
                          ---------     ----------     --------     ----------     --------    ----------
US Treasury securities    $     983     $       (1)    $  3,985     $      (13)    $  4,968    $      (14)
                          ---------     ----------     --------     ----------     --------    ----------

          Totals          $     983     $       (1)    $  3,985     $      (13)    $  4,968    $      (14)
                          =========     ==========     ========     ==========     ========    ==========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE C - SECURITIES AVAILABLE FOR SALE  (Continued)

         Unrealized losses on securities available for sale at December 31, 2007 have not been recognized because these securities are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is believed to be largely due to changes in interest rates. The fair value is expected to recover as the securities approach their maturity date.

NOTE D - LOANS

         Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

                                                                                               Percent
                                                               2007             2006          Incr(decr)
                                                            -----------     -------------     ----------
Consumer loans                                              $    35,833     $      32,282          11.00%
Commercial, financial, & other                                  174,958           124,523          40.50%
Construction and land development loans                         147,750           149,743          (1.33)%
Commercial real estate mortgages                                539,306           401,924          34.18%
Residential real estate mortgages                                54,237            47,948          13.12%
                                                            -----------     -------------     ----------

Total loans                                                     952,084           756,420          25.87%

Allowance for loan losses                                       (10,617)           (7,775)
                                                            -----------     -------------

Loans, net                                                  $   941,467     $     748,645
                                                            ===========     =============

         Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2007 and 2006. These loan transactions for the years ended December 31, are as follows (in thousands):

                                                              2007              2006
                                                          -------------     -------------
Balance, beginning of year                                $       2,497     $       2,757

New loans during period                                             181               337

Repayments made during period                                      (184)             (597)
                                                          -------------     -------------

Balance, end of period                                    $       2,494     $       2,497
                                                          =============     =============

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE D - LOANS (Continued)

         Activity in the allowance for loan losses for the years ended December 31 are as follows (in thousands):

                                                2007       2006       2005
                                               -------    -------     ------
Balance, beginning of year                     $ 7,775    $ 6,808     $5,884

Allowance on loans acquired                    $ 1,704         --         --

Less charge-offs:
     Consumer loans                                226         24        112
     Commercial, financial & other                 914        139        169
     Construction and land development loans     2,956         --         --
     Commercial real estate mortgages              662         36         86
     Residential loans                             320         38         --

Plus recoveries:
     Consumer loans                                 25         17         37
     Commercial, financial & other                 224        218        131
     Construction and land development loans         6         --         --
     Commercial real estate mortgages              140         26         10
     Residential loans                              --         --         32
                                               -------    -------     ------

Net charge-offs (recoveries)                     4,683        (24)       157

Provision for loan losses                        5,821        943      1,081
                                               -------    -------     ------

Balance at end of year                         $10,617    $ 7,775     $6,808
                                               =======    =======     ======

Allowance to total loans                          1.12%      1.03%      1.04%
                                               =======    =======     ======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE D - LOANS (Continued)

         The aggregate balances in impaired loans at December 31, are as follows (in thousands):

                                                              2007     2006     2005
                                                             -------   ------   ------
Impaired loans with no allocated allowance for loan losses   $27,817   $1,306   $  341
Impaired loans with allocated allowance for loan losses       10,816    4,254      189
                                                             -------   ------   ------

    Total (net of $3,405 in partial charge offs in 2007)     $38,633   $5,560   $  530
                                                             =======   ======   ======

Amount of the allowance for loan loss
    allocated to impaired loans                              $   879   $  911   $   69

Average of impaired loans during the year                    $29,492   $3,788   $  940

Interest income recognized during impairment                 $ 1,086   $   --   $   --
Cash-basis interest income recognized                        $    --   $   --   $   --

Non-performing assets were as follows (in thousands):

                                                               2007     2006     2005
                                                             -------   ------   ------
Loans 90 days or more past due and still accruing            $   884   $2,101   $  189
Non-accrual loans                                             18,117    5,560      984
                                                             -------   ------   ------
        Total non performing loans                            19,001    7,661    1,173

Real estate owned                                              6,319       52      661
Other repossessed assets                                          --        2        2
                                                             -------   ------   ------
        Other non performing assets                            6,319       54      663
                                                             -------   ------   ------

Total nonperforming assets                                   $25,320   $7,715   $1,836
                                                             =======   ======   ======

         Non-performing loans and impaired loans are defined differently. Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE E - PREMISES AND EQUIPMENT

         Premises and equipment are comprised of the following at December 31 (in thousands):

                                 2007      2006
                                -------   -------
Land and improvements           $ 7,853   $ 3,235
Buildings and improvements       15,119    10,226
Furniture and equipment           6,277     5,859
                                -------   -------
                                 29,249    19,320

Less accumulated depreciation     6,467     5,027
                                -------   -------

                                $22,782   $14,293
                                =======   =======

         Depreciation expense for 2007, 2006 and 2005 amounted to $1,440,000, $946,000 and $980,000, respectively. During 2007, the Corporation acquired two buildings and certain other furniture and equipment in the acquisition of Fidelity. The other capital expenditures were primarily due to purchase and renovation of one branch office and various improvements in technology.

         Rent expense for facilities of $829,000, $622,000 and $617,000 was incurred during 2007, 2006 and 2005, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present (in thousands):

2008         $  757
2009            738
2010            585
2011            402
2012             --
Thereafter       --
             ------

Total        $2,482
             ======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE F - GOODWILL AND OTHER INTANGIBLE ASSETS

         As a result of the acquisition of Fidelity Financial Corporation of Michigan (Fidelity) and the Bank of Washtenaw (Washtenaw) in January of 2007 and October of 2004, respectively, the Corporation acquired goodwill and other intangible assets. The Corporation identified a core deposit intangible of $6,863,000 and a borrower relationship intangible of $3,558,000 related to the acquisition of Fidelity. The Corporation identified a core deposit intangible of $929,000 and a borrower relationship intangible of $1,620,000 related to the acquisition of Washtenaw. These intangible assets were separated from goodwill. The Corporation recorded amortization expense of $1,328,000, $250,000, and $230,000 in 2007, 2006 and 2005, respectively. Goodwill amounted to $34,028,000 and $5,473,000 at December 31, 2007 and 2006, respectively.
         There was no impairment of goodwill during 2007 or 2006.

         Information concerning other intangible assets at December 31, 2007 and 2006 were as follows (in thousands):

                                                                              2007
                                                                 ---------------------------------
                                                                  Gross
                                                                 Carrying             Accumulated
                                                                  Amount              Amortization
                                                                 --------             ------------
Amortized intangible assets

      Core deposit intangible                                    $ 7,792               $    1,222
      Borrower relationship intangible                             5,178                      615
                                                                 -------               ----------
            Total                                                $12,970               $    1,837
                                                                 =======               ==========

                                                                              2006
                                                                 ---------------------------------
                                                                  Gross
                                                                 Carrying             Accumulated
                                                                  Amount              Amortization
                                                                 --------             ------------
Amortized intangible assets

      Core deposit intangible                                    $    929              $      302
      Borrower relationship intangible                              1,620                     206
                                                                 --------              ----------
            Total                                                $  2,549              $      508
                                                                 ========              ==========

         The core deposit intangible is amortized over 10 years and the borrower relationship intangible is amortized over 17 years. Estimated amortization expense for each of the next five years is as follows (in thousands):

                                            Amortization
                                            ------------
2008                                        $      1,291
2009                                               1,261
2010                                               1,198
2011                                               1,146
2012                                               1,060

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE G - DEPOSITS

         Time deposits of $100,000 or more were $344,026,000 and $330,025,000 at
         December 31, 2007 and 2006, respectively. Time deposits of $100,000 or more from governmental units, which are included in total time deposits of $100,000 or more were $103,795,000 and $115,363,000 at December 31,
         2007 and 2006, respectively.

         Scheduled maturities of time deposits at December 31, 2007 are listed in the following table (in thousands):

                               $100,000 and over       Less than $100,000               Total
                               -----------------       ------------------             ----------
2008                           $         319,012       $          178,039             $  497,051
2009                                       8,625                    5,549                 14,174
2010                                       8,028                    3,159                 11,187
2011                                       7,595                    6,517                 14,112
2012                                         766                      588                  1,354
                               -----------------       ------------------             ----------

      Totals                   $         344,026       $          193,852             $  537,878
                               =================       ==================             ==========

         Related party deposits from directors and executive officers of the Corporation were approximately $6,475,000 and $8,481,000 at December 31, 2007 and 2006, respectively.

NOTE H - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Securities sold under agreements to repurchase are secured by US government agency securities with a carrying amount of approximately $1.0 million and $1.0 million at December 31, 2007 and 2006, respectively.

         Securities sold under agreements to repurchase are financing arrangements that mature within two years. At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning securities sold under agreements to repurchase is summarized as follows (in thousands):

                                              2007     2006
                                             -----    ------
Balance at year-end                          $ 480    $  619
Average daily balance during the year        $ 433    $  628
Average interest rate during the year         1.25%     1.25%
Maximum month-end balance during year        $ 841    $1,442
Weighted average interest rate at year-end    1.25%     1.25%

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE I - FEDERAL FUNDS PURCHASED

         The Bank maintains several borrowing lines of credit with several correspondent banks. These borrowing lines of credit are a short-term source of funds that charge a floating interest rate. Information concerning federal funds purchased is summarized as follows (in thousands):

                                                                                              2007
                                                                                            ---------
Balance at year-end                                                                         $  30,100
Average daily balance during the year                                                       $  10,091
Average interest rate during the year                                                            5.41%
Maximum month-end balance during year                                                       $  47,310
Weighted average interest rate at year-end                                                       4.50%

NOTE J - FEDERAL HOME LOAN BANK ADVANCES

         The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis. Advances were $41,370,000 and $25,561,000 at December 31, 2007 and 2006,
         respectively. These advances carry a fixed rate of interest and are secured by a blanket collateral agreement with the Federal Home Loan Bank of Indianapolis covering eligible mortgage loans in the amount of $48,101,000, commercial real estate loans in the amount of $80,486,000 and securities available for sale in the amount of $295,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2007 and 2006 (in thousands):

                                                  At December 31, 2007
Maturing in:                                      Amount             Rate
------------                                    ----------           ----
   2008                                         $  20,658            4.79%
   2009                                            20,000            4.76%
   2010                                               302            4.05%
   2012                                               410            5.27%
                                                ---------            ----

   Total                                        $  41,370            4.77%
                                                =========            ====

                                                  At December 31, 2006
Maturing in:                                     Amount              Rate
------------                                    ----------           ----
   2007                                         $   5,561            4.49%
   2008                                            20,000            4.76%
                                                ---------            ----

   Total                                        $  25,561            4.70%
                                                =========            ====

         The Bank makes monthly interest payments with principal generally due at maturity. Prepayment penalties apply if advances are repaid prior to maturity. The Bank's capacity to borrow from the Federal Home Loan Bank is capped at $100 million by a resolution of the Board of Directors of the Bank. The Bank had the ability to borrow up to $69.7 million based on collateral pledged by the Bank at December 31, 2007.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE J - FEDERAL HOME LOAN BANK ADVANCES (Continued)

         Required payments over the next five years are as follows:

                                                Amount
                                            --------------
2008                                        $       20,851
2009                                                20,164
2010                                                   139
2011                                                    48
2012                                                   168
                                            --------------

Total                                       $       41,370
                                            ==============

NOTE K - SUBORDINATED DEBENTURES

         In 2002, Dearborn Bancorp Trust I, a special purpose entity formed by the Corporation, issued $10,000,000 of floating rate mandatory redeemable securities as part of a pooled offering. The Corporation issued $10,000,000 of subordinated debentures to the trust in exchange for the proceeds of the offering. The interest rate on the debentures is the three month LIBOR plus 3.35% and was 8.59% at December 31, 2007. The securities have a term of thirty years with interest payments due on a quarterly basis. The Corporation may redeem the debentures, with regulatory approval, at face value.

NOTE L - INCOME TAXES

         The federal tax provision consists of the following (in thousands):

                                       2007            2006            2005
                                     -------         -------         -------
Current                              $ 1,991         $ 4,260         $ 4,330
Deferred                                (386)           (320)           (463)
Change in valuation allowance            251              --              --
                                     -------         -------         -------
                                     $ 1,856         $ 3,940         $ 3,867
                                     =======         =======         =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE L - INCOME TAXES (Continued)

         Deferred tax assets and liabilities are due to the following at December 31, (in thousands):

                                                                     2007            2006
                                                                    -------         -------
Deferred tax assets
          Allowance for loan losses                                 $ 3,326         $ 2,595
          Deferred loan fees and costs                                   49             182
          Unrealized losses on securities available for sale             --               3
          Capital loss carryforward                                     251             252
          Valuation allowance on capital loss carryforward             (251)             --
          Non accrual interest income                                   241              34
          Writedowns on other real estate owned                         255              --
          Other                                                          41              58
                                                                    -------         -------

                    Total deferred tax assets                         3,912           3,124

Deferred tax liabilities
          Premises and equipment                                       (183)           (234)
          Goodwill and other intangibles                               (841)           (233)
          Prepaid expenses                                             (131)            (64)
          Unrealized losses on securities available for sale            (10)             --
          Other                                                         (84)            (52)
                                                                    -------         -------

                    Total deferred tax liabilities                   (1,249)           (583)
                                                                    -------         -------

Net deferred tax asset (liability)                                  $ 2,663         $ 2,541
                                                                    =======         =======

         The goodwill and other intangible assets acquired during 2004 and 2007 are being amortized over 15 years for tax purposes and are tax deductible, but the goodwill is not being amortized for book purposes. During 2005, a deferred tax asset of $252,000 was generated on the capital loss that resulted from the sale of FHLMC preferred stock. The capital loss can be carried forward through 2010 to offset capital gain income. A valuation allowance against this tax deferred asset was assigned during 2007 for this item based on the likelihood that the capital loss carryforward will expire prior to its utilization.

         There were no unrecognized tax benefits at December 31, 2007, and the Corporation does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

         The Corporation is no longer subject to examination by the Internal Revenue Service for years before 2004.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE L - INCOME TAXES (Continued)

         Effective tax rates differ from the federal statutory rate of 34% applied to income before income taxes due to the following:

                                                                     2007           2006            2005
                                                                     ----           ----            ----
Federal income tax rate                                                34%            34%             34%

Effect of capital loss carryforward
    valuation allowance                                                 5%            --%             --%
Other, net                                                             (2)%           --%             --%
                                                                     ----           ----            ----

Effective tax rate                                                     37%            34%             34%
                                                                     ====           ====            ====

NOTE M - FINANCIAL INSTRUMENTS AND LOAN COMMITTMENTS

         Fair Value of Financial Instruments

         The estimated fair value of the Corporation's financial instruments at December 31 are as follows (in thousands):

                                                                        2007                         2006
                                                               ------------------------    -------------------------
                                                               Carrying        Fair         Carrying        Fair
                                                                Amount         Value         Amount         Value
                                                               ----------    ----------    -----------    ----------
Assets:
          Cash and cash equivalents                            $   9,482     $   9,482     $   70,030     $  70,030
          Mortgage loans held for sale                             1,316         1,334          1,823         1,837
          Securities available for sale                            8,902         8,902          5,878         5,878
          Federal Home Loan Bank Stock                             2,072         2,072          1,288         1,288
          Loans, net                                             952,084       962,383        748,645       752,082
          Accrued interest receivable                              3,816         3,816          3,337         3,337

Liabilities:
          Deposits                                               822,627       824,649        633,216       634,084
          Federal funds purchased                                 30,100        30,100         37,300        37,300
          Securities sold under agreements to repurchase             480           480            619           619
          Federal Home Loan Bank advances                         41,370        41,736         25,561        25,367
          Subordinated debentures                                 10,000        10,000         10,000        10,000
          Accrued interest payable                                 3,168         3,168          3,734         3,734

         The following methods and assumptions were used by the Corporation in estimating its fair value disclosure for financial instruments:

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE M - FINANCIAL INSTRUMENTS  AND LOAN COMMITTMENTS (Continued)

         Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently or fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements, and is not considered material to this presentation.

         Loan Committments

         Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same policies are used to make such commitments as are used for loans, including obtaining collareral at exercise of the commitment.

         The Corporation had outstanding loan commitments aggregating $160,451,000 and $171,095,000 at December 31, 2007 and 2006,
         respectively. Loan commitments for variable rate loans were $110,832,000 and $125,128,000 at December 31, 2007 and 2006,
         respectively. Loan commitments for fixed rate loans were $49,619,000 and $45,967,000 at December 31, 2007 and 2006, respectively. The fixed rate loan commitments at December 31, 2007 have interest rates ranging from 5.35% to 9.25% and maturities ranging from one year to ten years. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):

         At December 31, 2007

                                                                                   Commitment Period
                                                          ------------------------------------------------------------------------
                                                           Less
                                                           than 1           1 - 3          3 - 5          Over 5
                                                            year            years          years           years           Totals
                                                          --------         -------         ------         -------         --------
Home equity lines of credit                               $    179         $   670         $3,921         $12,898         $ 17,668
Residential loan commitments                                 3,907              --             --              --            3,907
Standby letters of credit                                    3,536           1,879          2,000              --            7,415
Lines of credit - commercial                                64,717           3,772            807           1,165           70,461
Commercial construction - residential
    land development and construction                       19,487           8,009             35              --           27,531
Other commercial commitments                                24,431           3,988          2,837           2,213           33,469
                                                          --------         -------         ------         -------         --------

Totals                                                    $116,257         $18,318         $9,600         $16,276         $160,451
                                                          ========         =======         ======         =======         ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE M - FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK (Continued)

         At December 31, 2006

                                                                                    Commitment Period
                                                         ------------------------------------------------------------------------
                                                          Less
                                                          than 1           1 - 3          3 - 5          Over 5
                                                           year            years          years           years           Totals
                                                         --------         -------         ------         -------         --------
Home equity lines of credit                              $    102         $   608         $3,463         $12,205         $ 16,378
Residential loan commitments                                2,034              --             --              --            2,034
Standby letters of credit                                   5,195           3,017             --              --            8,212
Lines of credit - commercial                               54,299           1,378          1,413             237           57,327
Commercial construction - residential
    land development and construction                       9,586           6,247              3              --           15,836
Other commercial commitments                               50,306          16,790          4,187              25           71,308
                                                         --------         -------         ------         -------         --------

Totals                                                   $121,522         $28,040         $9,066         $12,467         $171,095
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

NOTE N - EMPLOYEE BENEFIT PLANS

         The Bank maintains a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) plan after completion of age and service requirements. An employee can be enrolled as a participant on the first "Enrollment Date" after reaching age 21 and completing six months of service.

         Contributions to the plan by the Bank are discretionary and are expensed as made. The Bank matches 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 2007, 2006 and 2005, employer contributions were $237,000, $171,000 and $148,000, respectively.

NOTE O - REGULATORY CAPITAL REQUIREMENTS

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

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE O - REGULATORY CAPITAL REQUIREMENTS (Continued)

         Quantitative measures established by regulation require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

         The following is a presentation of the Corporation's and Bank's regulatory capital ratios (in thousands):

                                                                                                         Minimum
                                                                            Minimum              To Be Well Capitalized
                                                                          for Capital            Under Prompt Corrective
                                                   Actual              Adequacy Purposes           Action Regulations
                                              ------------------       -----------------         -----------------------
                                               Amount      Ratio        Amount     Ratio         Amount           Ratio
                                              -------     ------       --------    -----         -------         -------
As of December 31, 2007
   Total capital
      (to risk weighted assets)
          Consolidated                        112,984     11.57%         78,108     8.00%            N/A            N/A
          Bank                                110,486     11.34%         77,972     8.00%         97,465          10.00%
   Tier 1 capital
      (to risk weighted assets)
          Consolidated                        102,367     10.48%         39,054     4.00%            N/A            N/A
          Bank                                 99,869     10.25%         38,986     4.00%         58,479           6.00%
   Tier 1 capital
      (to average assets)
          Consolidated                        102,367     10.15%         40,334     4.00%            N/A            N/A
          Bank                                 99,869      9.99%         39,989     4.00%         49,987           5.00%

As of December 31, 2006
   Total capital
      (to risk weighted assets)
          Consolidated                        155,252     19.69%         63,066     8.00%            N/A            N/A
          Bank                                 85,451     11.06%         61,826     8.00%         77,283          10.00%
   Tier 1 capital
      (to risk weighted assets)
          Consolidated                        147,477     18.71%         31,533     4.00%            N/A            N/A
          Bank                                 77,676     10.05%         30,913     4.00%         46,370          6.00%
   Tier 1 capital
      (to average assets)
          Consolidated                        147,477     18.12%         32,555     4.00%            N/A            N/A
          Bank                                 77,676     10.11%         30,739     4.00%         38,424           5.00%

         At December 31, 2007 and 2006, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. Under the most restrictive of these regulations at December 31, 2007, the Bank could pay approximately $10,600,000 in dividends to the parent company without prior regulatory approval. No cash dividends have ever been paid by the Corporation.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE P - INCENTIVE STOCK PLANS

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

         A summary of the option activity in the 1994 Plan follows:

                                                                                                 Weighted
                                                                                                 Average
                                                                             Options             Exercise
                                                                           Outstanding            Price
                                                                           -----------           --------
Outstanding at January 1, 2005                                                 656,950             $7.93
Exercised                                                                     (139,810)            $7.66
                                                                           -----------
Outstanding at December 31, 2005                                               517,140             $8.00
Exercised                                                                      (48,717)            $6.40
                                                                           -----------
Outstanding at December 31, 2006                                               468,423             $8.16
Exercised                                                                      (14,741)            $4.41
                                                                           -----------
Outstanding at December 31, 2007                                               453,682             $8.29
                                                                           ===========

         Options outstanding under the 1994 Plan at December 31, 2007 were as follows:

                                                  Outstanding                           Exerciseable
                                    ---------------------------------------        ---------------------
                                                  Weighted
                                                   Average         Weighted                     Weighted
                                                  Remaining         Average                     Average
                                                 Contractual       Exercise                     Exercise
Range of Exercise Prices             Number          Life            Price          Number       Price
------------------------            --------     -----------       --------        -------      --------
$4.18 - $9.36                        335,099      2.9 years        $  6.57         335,099      $   6.57
$13.07 - $14.65                      118,583      5.1 years        $ 13.15         118,583      $  13.15
                                    --------                                      --------

Totals                               453,682      3.5 years        $  8.29         453,682      $   8.29
                                    ========                                      ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE P - INCENTIVE STOCK PLANS (Continued)

At December 31, 2007, 2006 and 2005, 453,682, 468,423 and 517,140 options were exercisable at weighted average exercise prices of $8.29, $8.16 and $8.00 per share, respectively.

The intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 were approximately $206,000, $707,000 and $1,592,000, respectively. The intrinsic value of options outstanding at December 31, 2007 was approximately $405,000.

During 2005, the Corporation initiated the 2005 Long-Term Incentive Plan. Under this plan, up to 347,248 shares may be granted to officers and employees of the Bank. This plan provides that stock awards may take the form of any combination of options, shares, share units or performance awards.

The administration of the plan, including the granting of awards and the nature of those awards, is determined by the Corporation's Compensation Committee. The Corporation's Board of Directors approved grants of performance-based stock options and restricted stock in 2005 and 2006. The awards have a term of ten years and typically vest fully three years from the grant date. In order for vesting to occur, the Corporation must meet certain performance criteria over the vesting period. The actual cost of these awards could range from zero to 100% of the currently recorded compensation cost, depending on the Corporation's actual performance. The expected compensation cost of the performance-based awards was being calculated assuming the Corporation's attainment of "target" performance goals over the vesting period of the awards. In the third quarter of 2007, the performance awards were modified because the original performance criteria and vesting requirements were no longer considered to be reasonable or attainable and the Corporation wanted to maintain more practical incentives for the award recipients. The cost recorded by the Corporation was adjusted during the third quarter of 2007 based on the modified fair value by reversing the expense recorded for the original awards and recognizing expense for the modified awards based on the vesting to date and the modified terms and performance targets.

Stock Options Granted - The incentive stock options were granted with exercise prices equal to market prices on the day of grant. The weighted average fair value of the options granted at grant date was $7.83 and $8.36 for options granted during 2006 and 2005, respectively.

The weighted average fair value of the modified options at the modification date in 2007 were $4.40 and $3.94 for the options originally granted in 2006 and 2005, respectively. The following assumptions were used to determine the modified fair value of the options granted in 2006 and 2005 at modification date in 2007:

                                                                              Modified in 2007
                                                                             Originally Granted
                                                                          ---------------------------
                                                                            2006               2005
                                                                          ---------         ---------
Risk-free interest rate                                                        4.31%             4.23%
Expected option life                                                      5.5 years         4.5 years
Dividend yield                                                                 0.00%             0.00%
Expected volatility of stock price                                            26.26%            26.79%

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE P - INCENTIVE STOCK PLANS (Continued)

A summary of the plan's option activity is as follows:

                                                                             Weighted Average
                                                                                Modified
                                                               Number           Exercise
                                                             of Shares           Price
                                                             ---------       ----------------
Outstanding at January 1, 2005                                     --
Shares Granted - Stock Options                                 17,467            $   13.06
                                                               ------
Outstanding at December 31, 2005                               17,467            $   13.06
Shares Granted - Stock Options                                 17,784            $   13.06
                                                               ------
Outstanding at December 31, 2006                               35,251            $   13.06
Shares Granted - Stock Options                                     --
                                                               ------
Outstanding at December 31, 2007                               35,251            $   13.06
                                                               ======

Options exercisable                                                --
                                                               ======

During the year ended December 31, 2007, the Corporation reversed expense related to stock options of $120,000 and recognized compensation expense of $46,000 due to the award modifications. The expense that was reversed is comprised of $76,000 from the grant date through December 31, 2006 and $44,000 during the year ended December 31, 2007. The expense for the modified awards recognized related to stock options is comprised of $20,000 from the grant date through December 31, 2006 and $26,000 for the year ended December 31, 2007.

Compensation cost of $20,000 and $7,000 is expected to be recognized during 2008 and 2009, respectively.

Stock Grants - Stock awards are granted to officers. A summary of the plan's stock award activity is as follows:

                                                          Number              Modification Date
                                                        of Shares              Value per Share
                                                        --------              ------------------
Outstanding at January 1, 2005                               --
Restricted Shares Granted                                12,843                    $  13.06
                                                         ------
Outstanding at December 31, 2005                         12,843
Restricted Shares Granted                                12,239                    $  13.06
Restricted Shares Forfeited                                (513)
                                                         ------
Outstanding at December 31, 2006                         24,569
Restricted Shares Forfeited                                (613)
                                                         ------
Outstanding at December 31, 2007                         23,956
                                                         ======

Restricted shares vested                                     --
                                                         ======

The Corporation reversed expense related to restricted stock of $270,000 and recognized expense of $102,000 in the 2007 due to the award modifications. The expense that was reversed is comprised of $172,000 from the grant date through December 31, 2006 and $98,000 during 2007. The expense for the modified awards recognized related to restricted stock is comprised of $45,000 from the grant date through December 31, 2006 and $57,000 in 2007. Compensation cost of $42,000 and $13,000 is expected to be recognized during 2008 and 2009, respectively.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE Q - EARNINGS PER SHARE

         Factors used in the basic and diluted earnings per share calculation follow (in thousands, except share and per share data):

                                                          2007              2006              2005
                                                      -------------     ------------      -------------
Basic
       Net income                                     $       3,166     $      7,819      $       7,510

       Weighted average common shares                     8,602,704        6,372,471          5,899,281

       Basic earnings per common share                $        0.37     $       1.23      $        1.27

Diluted
       Net income                                     $       3,166     $      7,819      $       7,510

       Weighted average common shares                     8,602,704        6,372,471          5,899,281
             outstanding for basic earnings per
             common share

       Add:  Dilutive effects of assumed
             exercise of stock options                      224,827          299,848            375,123
                                                      -------------     ------------      -------------

        Average shares and dilutive potential
             common shares                                8,827,531        6,672,319          6,274,404
                                                      =============     ============      =============

        Dilutive earnings per common share            $        0.36     $       1.17      $        1.20

         Stock options for 35,251 shares of common stock were not considered in computing diluted earnings per common share 2006 because they were antidilutive. There were no antidilutive options in 2007 or 2005. All share and per share amounts have been adjusted for stock dividends.

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE R - PARENT ONLY CONDENSED FINANCIAL INFORMATION

         The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.

                            CONDENSED BALANCE SHEETS

(In thousands)                                                       December 31,
                                                             -------------------------
                                                               2007             2006
                                                             --------         --------
ASSETS
          Cash and cash equivalents                          $    715         $ 63,416
          Securities, available for sale                           --            4,065
          Investment in subsidiary                            145,050           85,192
          Other assets                                          1,978            2,568
                                                             --------         --------

          Total assets                                       $147,743         $155,241
                                                             ========         ========

LIABILITIES AND
     STOCKHOLDERS' EQUITY
          Other liabilities                                  $    195         $    256
          Subordinated debentures                              10,000           10,000
                                                             --------         --------

          Total liabilities                                    10,195           10,256

          Stockholders' equity                                137,548          144,985
                                                             --------         --------

          Total liabilities and stockholder's equity         $147,743         $155,241
                                                             ========         ========

                         CONDENSED STATEMENTS OF INCOME

(In thousands)                                                         Years Ended December 31,
                                                             ------------------------------------------
                                                               2007             2006             2005
                                                             --------          -------          -------
Interest income                                              $    197          $   948          $   447
Dividends from Bank                                            15,000               --               --
Interest expense                                                  872              870              702
Other operating expenses                                        1,149              921              725
                                                             --------          -------          -------

Net income before income tax and equity
        in undistributed income of subsidiary                  13,176             (843)            (980)

Income tax benefit                                                665              345              335
                                                             --------          -------          -------

Net income before equity in undistributed
        income of subsidiary                                   13,841             (498)            (645)

Equity in undistributed income
        of subsidiary (dividends in excess of earnings)       (10,675)           8,317            8,155
                                                             --------          -------          -------

                    Net income                               $  3,166          $ 7,819          $ 7,510
                                                             ========          =======          =======

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE R - PARENT ONLY CONDENSED FINANCIAL INFORMATION  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)                                                                       Years Ended December 31,
                                                                          --------------------------------------------
                                                                            2007              2006              2005
                                                                          --------          --------          --------
Cash flows from operating activities
          Net income                                                      $  3,166          $  7,819          $  7,510
          Adjustments to reconcile net income
          to net cash provided by operating activities
               (Equity in undistributed income of
                     subsidiary) dividends in excess of earnings            10,675            (8,317)           (8,155)
               Other, net                                                      426                81               (52)
                                                                          --------          --------          --------
Net cash flows provided by operating activities                             14,267              (417)             (697)

Cash flows from investing activities
          Investment in subsidiary                                         (70,516)               --            (2,000)
          Purchases of securities, available for sale                           --           (77,920)          (11,496)
          Proceeds from the sale of securities available for sale               --            77,840                --
          Proceeds from calls, maturities and repayments
              of securities available for sale                               4,077             8,700             9,885
          Property and equipment acquired                                       --                --               (20)
                                                                          --------          --------          --------

Net cash flows used in investing activities                                (66,439)            8,620            (3,631)

Cash flows from financing activities
          Proceeds from exercise of stock options                               62               292             1,028
          Repurchase of common stock                                       (10,801)           (2,824)               --
          Issuance of common stock                                              --            55,131                --
          Tax benefit of stock options exercised                               210                98               426
                                                                          --------          --------          --------

Net cash flows used in financing activities                                (10,529)           52,697             1,454
                                                                          --------          --------          --------

Increase (decrease) in cash and cash equivalents                           (62,701)           60,900            (2,874)

Cash and cash equivalents at the beginning of year                          63,416             2,516             5,390
                                                                          --------          --------          --------

Cash and cash equivalents at end of year                                  $    715          $ 63,416          $  2,516
                                                                          ========          ========          ========

                      DEARBORN BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE S - QUARTERLY FINANCIAL DATA (UNAUDITED)

(In thousands, except per share data)

                                      Interest       Net Interest       Net                 Earnings per share
                                       Income           Income        Income             Basic        Fully diluted
                                      --------       ------------     -------          --------       -------------
2007
    First quarter                      $17,471         $8,649         $ 1,618          $  0.18           $  0.18
    Second quarter                      17,573          8,595           2,005             0.23              0.22
    Third quarter                       17,851          8,501            (855)           (0.10)            (0.10)
    Fourth quarter                      17,215          7,874             398             0.05              0.05


2006
    First quarter                      $12,244         $6,856         $ 1,946          $  0.33           $  0.31
    Second quarter                      13,062          6,956           2,056             0.34              0.33
    Third quarter                       13,870          6,846           1,565             0.26              0.25
    Fourth quarter                      14,710          7,344           2,252             0.30              0.29

Net income for the third and fourth quarters of 2007 include the impact of ($2,680,000) after tax or ($.31) per share and ($564,000) after tax, or ($.07)
per share, respectively against earnings for additional provisions for loan losses primarily to address risks associated with loans to residential developers.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                       AND
                              RESULTS OF OPERATIONS

COMPANY OVERVIEW

Dearborn Bancorp, Inc. (the "Corporation") was incorporated as a Michigan business corporation on September 30, 1992. The Corporation was formed to acquire all of the Bank's issued and outstanding stock and to engage in the business of a bank holding corporation under the Bank Holding Company Act of 1956, as amended (the "Act").

Community Bank of Dearborn (the "Bank"), a Michigan banking corporation, commenced business on February 28, 1994 in Dearborn, Michigan. The Bank was renamed Fidelity Bank on April 30, 2007. The Bank is the only commercial bank headquartered in Dearborn, Michigan and offers a full line of loan and deposit products and services. The Bank offers excellent customer service to its loan and deposit customers and maintains strong relationships with the communities served by the Bank. The Bank emphasizes strong loan quality, excellent customer service and efficient operations in order to maximize profitability and shareholder value.

Subsequent to the commencement of business in Dearborn, Michigan in 1994, the Bank opened five additional offices in Wayne County, Michigan. Since 2001, the Bank opened two offices in Macomb County, Michigan and in 2003, the Bank opened an office in Oakland County, Michigan.

In 2004, the Corporation acquired the Bank of Washtenaw from Pavillion Bancorp. The Bank of Washtenaw's three banking offices, all of which are located in Washtenaw County, Michigan were successfully consolidated into the Bank.

The Corporation completed the acquisition of Fidelity Financial Corporation of Michigan (Fidelity), a commercial bank with seven offices in Oakland County, Michigan on January 4, 2007. The acquisition significantly expanded the Bank's presence in Oakland County, Michigan. Management believes that the acquisition has been beneficial to the Bank's customers and the Corporation's shareholders.

The Bank opened a banking office in Shelby Township, Michigan during the second quarter of 2007. The Bank currently operates nineteen banking offices in Wayne, Macomb, Oakland and Washtenaw Counties, Michigan. A list of banking offices is shown on the following page.

While maintaining satisfactory asset quality and maximizing profitability, the Bank has sustained substantial asset growth. The expansion of our commercial banking department has been a primary element in the Bank's asset growth. This growth has been funded primarily by deposits. The Corporation expects to continue its growth in the Metropolitan Detroit market and look for additional acquisitions as they become available.

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

The Bank's market area consists primarily of the Metropolitan Detroit area. This is a large real estate market and the Bank's loan portfolio accounts for less than one percent of this market. The Detroit real estate market has been negatively impacted by the unfavorable economic conditions in the State of Michigan. Despite the local economy and its impact on certain industries, many local industries and economies are prospering. The Bank has maintained asset quality in this environment by enforcing strong underwriting guidelines and utilizing a diligent loan review process. Despite these measures, the Bank has recorded charge-offs of certain loans, as the value of the underlying collateral of certain non-performing loans has continued to decline. Additionally, the carrying values of real estate owned properties have been adjusted appropriately, as the market value of the real estate has declined.

The Corporation recorded net income of $3,166,000 during 2007, compared to $7,819,000 during 2006. The decline in earnings during 2007 was primarily due to the provision for loan losses and the write-down of real estate owned. The provision for loan losses is determined by the internal analysis of the allowance for loan losses and the large increase during 2007 was the result of a higher level of non-performing loans and net charge-offs. Net charge-offs amounted to $4,683,000 during 2007 compared to net recoveries of $24,000 during 2006. The Corporation also wrote down the value of two real estate properties in the amount of $701,000 during 2007.

Income during 2007 was also impacted by a compression in the Corporation's net interest margin compared with 2006. This was the result of competitive pricing pressure in both loans and deposit generation. Additionally, the continuation of a flat treasury yield curve has resulted in lower interest rate spreads than in other reporting periods.

The Bank has also formed three subsidiaries that offer additional or specialized services to the Bank's customers. The Bank's subsidiaries, their formation date and the type of services offered are listed below:

 Date Formed                      Name                                             Services Offered
--------------    -------------------------------------   --------------------------------------------------------------------
August 1997       Community Bank Insurance Agency, Inc.   Limited insurance related activities

May 2001          Community Bank Mortgage, Inc.           Origination of commercial and residential mortgage loans

March 2002        Community Bank Audit Services, Inc.     Internal auditing and compliance services for financial institutions

The date opened, branch location and branch type of each branch is listed below:

  Date Opened                       Location                                 Type of office
---------------          ------------------------------------     --------------------------------------
February 1994            22290 Michigan Avenue                    Full service retail branch with ATM
                         Dearborn, Michigan  48123

December 1995            24935 West Warren Avenue                 Full service retail branch
                         Dearborn Heights, Michigan  48127

August 1997              44623 Five Mile Road                     Full service retail branch with ATM
                         Plymouth, Michigan  48170

May 2001                 1325 North Canton Center Road            Full service retail branch with ATM
                         Canton, Michigan  48187

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

October 2004             450 East Michigan Avenue                 Full service retail branch with ATM
                         Saline, MI 48176

October 2004             250 West Eisenhower Parkway              Full service retail branch
                         Ann Arbor, MI 48103                      Regional lending center

October 2004             2180 West Stadium Blvd.                  Full service retail branch with ATM
                         Ann Arbor, MI 48103

December 2004            1360 Porter Street                       Loan production office
                         Dearborn, MI 48123                       Regional lending center

January 2007             1040 East Maple                          Full service retail branch  with ATM
                         Birmingham, MI 48009                     Regional lending center

January 2007             3681 West Maple                          Full service retail branch with ATM
                         Bloomfield Township, MI 48301

January 2007             30700 Telegraph                          Full service retail branch with ATM
                         Bingham Farms, MI 48025

January 2007             20000 Twelve Mile Road                   Full service retail branch with ATM
                         Southfield, MI 48076

January 2007             26555 Evergreen                          Full service retail branch with ATM
                         Southfield, Mi 48076

January 2007             200 Galleria Office Center               Full service retail branch with ATM
                         Southfield, MI 48134

January 2007             7755 23 Mile Road                        Full service retail branch with ATM
                         Shelby Township, Mi 48316

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The "Management's Discussion and Analysis of Financial Condition and Results of Operations", as well as disclosures found elsewhere in the annual report, are based upon the consolidated financial statements of Dearborn Bancorp, Inc., which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Dearborn Bancorp, Inc. to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. Actual results could differ from those estimates.

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses in the loan portfolio. Management's evaluation of the adequacy of the allowance for loan losses is an estimate based primarily on reviews of individual loans, assessments of the impact of current economic conditions on the portfolio, and historical loss experience. See Note D of the Notes to Consolidated Financial Statements and the discussion of "Allowance for Loan Losses" in the Management's Discussion and Analysis.

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

RESULTS OF OPERATIONS

2007 Compared to 2006. The Corporation reported net income of $3,166,000 in 2007 compared to $7,819,000 in 2006, a decrease of $4,653,000 or 60%. The
Corporation's decline in net income was primarily due to an increase in provision for loan losses and defaulted loan expense and the write-down of real estate owned. The Corporation's net interest margin also decreased due to increasing deposit costs and an increase in non-performing loans..

2006 Compared to 2005. The Corporation reported net income of $7,819,000 in 2006 compared to $7,510,000 in 2005, an increase of $309,000 or 4%. The Corporation's increase in net income was primarily due to an increase in net interest income and the $696,000 impairment on securities in 2005, partially offset by increases in non-interest expense.

NET INTEREST INCOME

2007 Compared to 2006. Net interest income in 2007 was $33,619,000 compared to $28,002,000 in 2006, an increase of $5,617,000 or 20%. The increase in net interest income was primarily due to the acquisition of Fidelity. The Corporation's net interest rate spread decreased to 2.73% in 2007 from 3.08% in 2006, a decrease of 34 basis points. The Corporation's net interest margin decreased to 3.48% in 2007 from 3.80% in 2006, a decrease of 32 basis points. The decrease in the net interest rate spread and net interest margin was due to increasing liability costs and decreasing assets yields. The decrease in asset yields was primarily due to the increase in non-performing loans.

Average interest earning assets grew by $227.6 million between the periods while interest bearing liabilities grew by $194.6 million. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from the diversification of the Bank's deposit structure. Management expects to decrease time deposits as a percentage of deposits.

2006 Compared to 2005. Net interest income for the year ended December 31, 2006 was $28,002,000 compared to $27,452,000 for the year ended December 31, 2005, an increase of $550,000 or 2%. The increase in net interest income was primarily due to increases in the volume of interest earning assets and interest bearing liabilities. The Corporation's net interest rate spread decreased to 3.08% in 2006 from 3.63% in 2005, a decrease of 55 basis points. The decrease in the net interest rate spread was due to liability costs increasing faster than asset yields. The Corporation's net interest margin decreased to 3.80% in 2006 from 4.14% in 2005.

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

                                                Year ended December 31,         Year ended December 31,
                                                         2007                            2006
                                           -------------------------------   ----------------------------
                                            Average                Average    Average             Average
(In thousands)                              Balance     Interest    Rate      Balance   Interest    Rate
                                           ----------   --------   -------   --------   --------  -------
Assets
 Interest-bearing deposits with banks      $    2,795   $    127    4.54%    $  3,333   $    158    4.74%
 Federal funds sold                             7,964        433    5.44%      11,682        573    4.90%
 Securities available for sale                 10,772        603    5.60%      19,555        893    4.57%
 Loans                                        944,225     68,947    7.30%     703,590     52,321    7.44%
                                           ----------   --------   -----     --------   --------   -----
   Sub-total earning assets                   965,756     70,110    7.26%     738,160     53,945    7.31%
 Other assets                                  83,691                          28,876
                                           ----------                        --------

   Total assets                            $1,049,447                        $767,036
                                           ==========                        ========

Liabilities and stockholders' equity
 Interest bearing deposits                 $  749,894   $ 33,303    4.44%    $568,095   $ 23,447    4.13%
 Other borrowings                              56,526      3,188    5.64%      43,694      2,437    5.58%
                                           ----------   --------   -----     --------   --------   -----
   Sub-total interest bearing liabilities     806,420     36,491    4.53%     611,789     25,884    4.23%
 Non-interest bearing deposits                 95,036                          57,647
 Other liabilities                              4,736                           2,224
 Stockholders' equity                         143,255                          95,376
                                           ----------                        --------

   Total liabilities and stockholders'
     equity                                $1,049,447                        $767,036
                                           ==========                        ========

   Net interest income                                  $ 33,619                        $ 28,061
                                                        ========                        ========
   Net interest rate spread                                         2.74%                          3.08%
                                                                   =====                           ====
   Net interest margin on earning
     assets                                                         3.48%                          3.80%
                                                                   =====                           ====

   Tax equivalent edjustment                                  --                             (59)
                                                        --------                        --------

   Tax equivalent net interest income                   $ 33,619                        $ 28,002
                                                        ========                        ========

(continued)

                                                Year Ended December 31, 2005
                                              --------------------------------
                                              Average                 Average
(In thousands)                                Balance     Interest      Rate
                                              --------    --------    --------
Assets
     Interest-bearing deposits with banks     $  3,675    $    111      3.02%
     Federal funds sold                          7,783         242      3.11%
     Securities available for sale              19,673         598      3.04%
     Loans                                     631,491      42,904      6.79%
                                              --------    --------    ------
         Sub-total earning assets              662,622      43,855      6.62%
     Other assets                               30,220
                                              --------

         Total assets                         $692,842
                                              ========

Liabilities and stockholders' equity
     Interest bearing deposits                $506,228    $ 14,427      2.85%
     Other borrowings                           41,564       1,976      4.75%
                                              --------    --------    ------
         Sub-total interest bearing
          liabilities                          547,792      16,403      2.99%
     Non-interest bearing deposits              63,164
     Other liabilities                           2,305
     Stockholders' equity                       79,581
                                              --------

         Total liabilities and
          stockholders' equity                $692,842
                                              ========

         Net interest income                              $ 27,452
                                                          ========

         Net interest rate spread                                       3.63%
                                                                      ======

         Net interest margin on earning
          assets                                                        4.14%
                                                                      ======

         Tax equivalent adjustment                  --
                                              --------

         Tax equivalent net interest income   $ 27,452
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

                                                    2007/2006                          2006/2005
                                             Change in Interest Due to:      Change in Interest Due to:
                                           -----------------------------    ----------------------------
                                           Average    Average       Net     Average    Average       Net
(In thousands)                             Balance      Rate      Change    Balance     Rate      Change
                                           -------    -------    -------    -------    -------   -------
Assets
  Interest bearing deposits with banks     $   (24)   $    (7)   $   (31)   $   (16)   $   63    $    47
  Federal funds sold                          (202)        62       (140)       191       140        331
  Securities available for sale               (492)       202       (290)        (5)      300        295
  Loans                                     17,571       (945)    16,626      5,361     4,056      9,417
                                           -------    -------    -------    -------    ------    -------
Total earning assets                       $16,853    $  (688)   $16,165    $ 5,531    $4,559    $10,090
                                           =======    =======    =======    =======    ======    =======

Liabilities
  Interest bearing deposits                $ 8,074    $ 1,782    $ 9,856    $ 2,553    $6,467    $ 9,020
  Other borrowings                             724         27        751        119       342        461
                                           -------    -------    -------    -------    ------    -------
Total interest bearing liabilities         $ 8,798    $ 1,809    $10,607    $ 2,672    $6,809    $ 9,481
                                           =======    =======    =======    =======    ======    =======

     Net interest income                                         $ 5,558                         $   609
                                                                 =======                         =======

     Net interest rate spread                                      (0.34%)                         (0.55%)
                                                                 =======                         =======

     Net interest margin on earning
      assets                                                       (0.32%)                         (0.34%)
                                                                 =======                         =======

PROVISION FOR LOAN LOSSES

2007 Compared to 2006. The provision for loan losses was $5,821,000 in 2007, compared to $943,000 in 2006, an increase of $4,878,000 or 517%. The increase in provision during 2007 was due primarily to the increase in non-accrual loans and net charge-offs during the period as a result of the collapse of the residential real estate market in Southeastern Michigan. Non-accrual loans increased to $18,117,000 at December 31, 2007 from $5,560,000 at December 31, 2006. During
2007, the Bank recorded net charge-offs of $4,683,000 compared to net recoveries of $24,000 during 2006. These economic conditions have impacted our portfolio of land development and commercial construction loans and is the primary cause of the increase in non-performing loans. At the time of origination, these loans were well-collateralized loans with well-established real estate developers and home builders. However, the underlying value of our collateral related to these types of loans has declined as the demand for new residential construction in Southeastern Michigan has diminished dramatically.

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

NON-INTEREST INCOME

2007 Compared to 2006. Non-interest income was $1,020,000 in 2007, compared to $925,000 in 2006, an increase of $95,000 or 10%. The increase was primarily due to the increase in service charges and fees to customers as a result of the acquisition of Fidelity. Service charges and other fees to customers were $1,408,000 in 2007 compared to $747,000 in 2006, an increase of $661,000 or 88%.
This increase was substantially offset by the write-down of real estate owned. During 2007, the Bank wrote down the value of an industrial building and a development with 11 residential building lots by $701,000.

2006 Compared to 2005. Non-interest income was $925,000 in 2006, compared to $505,000 in 2005, an increase of $420,000 or 83%. The increase was primarily due to a write-down and subsequent loss on the sale of a single issue of FHLMC preferred stock during 2005.

NON-INTEREST EXPENSE

2007 Compared to 2006. Non-interest expense was $23,796,000 in 2007 compared to $16,225,000 in 2006, an increase of $7,571,000 or 47%. The increase in non-interest expense was primarily due to the acquisition of Fidelity. The largest component of the increase in non-interest expense was salaries and employee benefits which amounted to $13,109,000 in 2007 compared to $10,288,000 in 2006, an increase of $2,821,000 or 27%. As of December 31, 2007, the number of full time equivalent employees was 210 compared to 157 as of December 31, 2006. The second largest component of the increase in non-interest expense was occupancy and equipment expense which amounted to $3,663,000 in 2007 compared to $2,420,000 in 2006, an increase of $1,243,000 or 51%. The increase in occupancy and equipment expense is the result of the addition of six branch offices from the acquisition of Fidelity and the opening of a branch office in Shelby Township, Michigan.

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

INCOME TAX PROVISION

2007 Compared to 2006. Income tax expense was $1,856,000 in 2007 compared to $3,940,000 in 2006, a decrease of $2,084,000 or 53%. The decrease was primarily due to the decrease in income before federal income tax and the expiration of a loss carryforward. The effective tax rate increased to 37% in 2007 from 33.5% in 2006 due primarily to the expiration of a loss carry forward. Refer to Note L of the Notes to Consolidated Financial Statements for additional information.

2006 Compared to 2005. Income tax expense was $3,940,000 in 2006 compared to $3,867,000 in 2005, an increase of $73,000 or 2%. The increase was primarily due to the increase in income before federal income tax.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2007 AND DECEMBER 31, 2006

Assets. Total assets at December 31, 2007 were $1,046,981,000 compared to $855,931,000 at December 31, 2006, an increase of $191,050,000 or 22%. The increase was primarily due to the acquisition of Fidelity. The Corporation acquired Fidelity on January 4, 2007 for $70.5 million. At acquisition, Fidelity had assets of approximately $220.4 million.

Securities Available for Sale. Total securities available for sale, at December 31, 2007 were $8,902,000 compared to $5,878,000 at December 31, 2006, an increase of $3,024,000 or 51%. The increase was primarily due to the purchase of US Treasury securities that are utilized to collateralize certain deposits. The Bank's portfolio of securities available for sale has an amortized cost and a fair value of $8.9 million. The securities at December 31, 2007 are as follows (in thousands):

                                                        December 31, 2007
                                              ---------------------------------------------
                                                             Gross       Gross
                                              Amortized   Unrealized   Unrealized     Fair
                                                Cost        Gains        Losses       Value
                                              ---------   ----------   ----------    ------
US Treasury and Government- sponsored
entity securities                             $   7,809   $       19   $      (10)   $7,818
Municipal bonds                                     758           16           --       774
Mortgage backed securities                          305            5           --       310
                                              ---------   ----------   ----------    ------

          Totals                              $   8,872   $       40   $      (10)   $8,902
                                              =========   ==========   ==========    ======

A maturity and repricing schedule of the securities portfolio at December 31, 2007 is listed below (in thousands):

                               Less than one year    One to five years      Over five years
                                         Weighted              Weighted              Weighted
                                          Average               Average              Average
                               Amount      Yield     Amount      Yield     Amount     Yield     Total
                               ------    --------    ------    --------    ------    --------   ------
US Treasury and
Government-sponsored entity
 securities                    $7,818        4.27%   $   --          --    $   --          --   $7,818
Municipal securities               --          --       774        4.08%       --          --      774
Mortgage backed securities         --          --       170        5.70%      140        6.13%     310
                               ------    --------    ------    --------    ------    --------   ------

          Totals               $7,818                $  944                $  140               $8,902
                               ======                ======                ======               ======

The entire portfolio has a net unrealized gain of $30,000. The unrealized gain is reflected by an adjustment to stockholders' equity. The Corporation does not hold any securities in the "Held to Maturity" category nor does the Corporation hold or utilize derivatives.

Loans. Total loans at December 31, 2007 were $952,084,000 compared to $756,420,000 at December 31, 2006, an increase of $195,664,000 or 26%. The components of the outstanding balances for the years ended December 31, are as follows (in thousands):

                                             2007       2006       2005       2004       2003
                                           --------   --------   --------   --------   --------
Consumer loans                             $ 35,833   $ 32,282   $ 35,041   $ 42,149   $ 25,200
Commercial, financial, & other              174,958    124,523    106,900    115,651     62,844
Land development loans - residential         63,639     65,460     58,943     26,198     27,196
Land development loans - non residential     10,156     14,633         --         --         --
Construction loans - residential             33,768     30,988     37,806     28,269     16,839
Construction loans - non residential         40,187     38,662     47,384     29,176     19,972
Commercial real estate mortgages            539,306    401,924    323,666    296,934    200,463
Residential real estate mortgages            54,237     47,948     47,297     49,185     48,444
                                           --------   --------   --------   --------   --------

                                           $952,084   $756,420   $657,037   $587,562   $400,958
                                           ========   ========   ========   ========   ========

The increase in loans during 2007 was primarily due to the acquisition of Fidelity. The largest increases occurred in the commercial real estate mortgage and commercial, financial and other categories.

The Bank expects the percentage of total commercial loans to increase as a percentage of the loan portfolio in 2008 via business development programs. Additionally, the Bank expects the largest loan growth to occur in the commercial real estate mortgage category. These types of loans carry a relatively large average balance, produce more cross-selling opportunities and are typically well secured by real estate. The Bank believes that the higher level of risk that is also inherent with these types of loans is offset by the Bank's high standards for credit quality and well-seasoned group of commercial lenders.

A maturity and repricing schedule of the loan portfolio, which distributes fixed rate loans by maturity date and adjustable rate loans by repricing date at December 31, 2007 is listed below (in thousands):

                                            Within    Three to    One to     After
                                            Three      Twelve      Five      Five
                                            Months     Months     Years      Years     Total
                                           --------   --------   --------   -------   --------
Consumer loans                             $ 23,216   $  1,109   $ 10,955   $   123   $ 35,403
Commercial, financial & other                93,252      9,827     60,903     9,915    173,897
Land development loans - residential         34,627     16,858      3,586        34     55,105
Land development loans - non-residential      8,238        915      1,003        --     10,156
Construction loans - residential             28,515        619        452        --     29,586
Construction loans - non-residential         28,639         --      5,778     5,770     40,187
Commercial real estate mortgages             53,382     64,038    396,375    22,090    535,885
Residential real estate mortgages             2,434     14,714     27,848     8,752     53,748
                                           --------   --------   --------   -------   --------

                                           $272,303   $108,080   $506,900   $46,684    933,967
                                           ========   ========   ========   =======

Non-accrual loans                                                                       18,117
                                                                                      --------

          Total loans                                                                 $952,084
                                                                                      ========

Loans at fixed interest rates               $35,747   $ 96,896   $475,252   $46,571    654,466
Loans at variable interest rates            236,556     11,184     31,648       113    279,501
                                           --------   --------   --------   -------   --------

                                           $272,303   $108,080   $506,900   $46,684    933,967
                                           ========   ========   ========   =======

Non-accrual loans                                                                       18,117
                                                                                      --------
          Total loans                                                                 $952,084
                                                                                      ========

Variable rate loans comprise 30% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.

The Bank automatically places any loan that has been partially charged-off and most consumer loan borrowers in bankruptcy proceedings on non-accrual. The Bank on a discretionary basis places loans on non-accrual when a borrower is in bankruptcy where adequate security cannot be demonstrated and the borrower ceases paying interest. All other loans are typically placed on non-accrual after the borrower is ninety days or more past due unless collection is expected within 60 days. Refer to Note D of the Notes to the Consolidated Financial Statements for additional information.

The following is a summary of non-performing and problem loans (in thousands):

                                             2007     2006     2005
                                           -------   ------   ------
Over 90 days past due and still accruing   $   884   $2,101   $  189
Non-accrual loans                           18,117    5,560      984
                                           -------   ------   ------
        Total non performing loans         $19,001   $7,661   $1,173
                                           =======   ======   ======

Non-accrual loans at December 31, 2007 were $18,117,000. The increase in non-accrual loans during the year ended December 31, 2007 is primarily due to the downgrading forty loans with a balance of $16,068,000 to non-accrual status. An impairment analysis was completed on these loans resulting in a specific allocation of the allowance for loan losses to these loans of $76,000 at December 31, 2007. Charge-offs in the amount of $3,229,000 were recorded on these loans by the Corporation during 2007. We continue to work to collect these loans as they are all secured by real estate which we believe will have significant value, even in liquidation. The distribution of loans downgraded to non-accrual status during 2007 (dollars, in thousands) is as follows:

                                                    Number of
                                                      Loans     Balance
                                                    ---------   -------
Consumer loans                                              3   $   279
Commercial, financial, & other                             11     1,062
Construction - residential property                         8     3,557
Construction - non residential property                    --        --
Land development loans - residential property              10     8,534
Land development loans - non residential property          --        --
Commercial real estate mortgages                            5     2,226
Residential real estate mortgages                           3       410
                                                    ---------   -------

Total loans downgraded to non-accrual status               40   $16,068
                                                    =========   =======

The collapse of the residential real estate market in Southeastern Michigan has impacted our portfolio of land development and construction loans and is the primary cause of the increase in non-performing loans. At the time of origination, these loans were well-collateralized loans with well-established real estate developers and home builders. However, the underlying value of our collateral related to these types of loans has declined as the demand for new residential construction in Southeastern Michigan has diminished dramatically and the impact on our loan portfolio is expected to continue. The distribution of non-accrual loans by loan type (dollars, in thousands) is as follows at December 31, 2007:

                                                    Number of
                                                      Loans     Balance
                                                    ---------   -------
Consumer loans                                              5      $431
Commercial, financial, & other                             11     1,062
Construction - residential property                         9     4,181
Construction - non residential property                    --        --
Land development loans - residential property              10     8,534
Land development loans - non residential property          --        --
Commercial real estate mortgages                            9     3,420
Residential real estate mortgages                           4       489
                                                    ---------   -------

Total non-accrual loans                                    48   $18,117
                                                    =========   =======

Allowance for Loan Losses. The allowance for loan losses at December 31, 2007 was $10,617,000 compared to $7,775,000 at December 31, 2006, an increase of $2,842,000 or 37%. The increase was primarily due to the acquisition of Fidelity and provision for loan losses made during the period. The large increase in provision for loan losses during 2007 was primarily the result of net charge-offs and more problem loans during the year. Net charge-offs amounted to $4,683,000 during 2007. These charge-offs were primarily related to loans financing the development and construction of residential property. The collapse of the value of the residential real estate market in Southeastern Michigan has negatively impacted the underlying collateral value of our portfolio of residential, land development and construction loans. While these loans were well collateralized when they were made, the market value of the underlying collateral has declined dramatically. This downturn in the residential real estate market is expected to continue and management expects the decline in the market value of our collateral to continue. The allowance for loan losses was based upon management's assessment of relevant factors, including specific borrower situations and estimated collateral values, loan growth, types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current economic conditions. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

                                                  2007      2006     2005     2004     2003
                                                 -------   ------   ------   ------   ------
Balance, beginning of year                       $ 7,775   $6,808   $5,884   $4,314   $2,875

Allowance on loans acquired                        1,704       --       --      184       --

Less charge-offs:
     Consumer loans                                  226       24      112       31       38
     Commercial, financial & other                   914      139      169       --      141
     Construction loans - residential              1,291       --       --       --       50
     Land development loans - residential          1,665       --       --       --       --
     Commercial real estate mortgages                662       36       86       --      124
     Residential real estate mortgages               320       38       --      100       --

Plus recoveries:
     Consumer loans                                   25       17       37       12       13
     Commercial, financial & other                   224      218      131       44       30
     Construction loans - residential                  6       --       --       --       50
     Land development loans - residential             --       --       --       --       --
     Commercial real estate mortgages                140       26       10       61       --
     Residential real estate mortgages                --       --       32       --       --
                                                 -------   ------   ------   ------   ------

Net charge-offs (recoveries)                       4,683      (24)     157       14      260

Provision for loan losses                          5,821      943    1,081    1,400    1,699
                                                 -------   ------   ------   ------   ------

Balance at end of period                         $10,617   $7,775   $6,808   $5,884   $4,314
                                                 =======   ======   ======   ======   ======

Allowance to total loans                            1.12%    1.03%    1.04%    1.00%    1.08%
                                                 =======   ======   ======   ======   ======

Net Charge-offs (recoveries) to average loans       0.50%    0.00%    0.02%    0.00%    0.08%
                                                 =======   ======   ======   ======   ======

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

The allocation of the allowance for loan losses as of December 31, 2007 is as follows (in thousands):

                                                                   Total
                                           -------------------------------------------------------
                                            2007         2006        2005        2004        2003
                                           -------      ------      ------      ------      ------
Consumer loans                             $   453      $  470      $  512      $  551      $  337
Commercial, financial, & other               1,404       1,462       1,527       1,498         941
Land development loans - residential         2,215       1,228         566         347         299
Land development loans - non-residential       117         146          --          --          --
Construction loans - residential               714         366         311         402         211
Construction loans - non-residential           553         434         517         382         260
Commercial real estate mortgages             4,671       3,270       3,065       2,302       1,799
Residential real estate mortgages              490         398         310         402         467
                                           -------      ------      ------      ------      ------
                                           $10,617      $7,775      $6,808      $5,884      $4,314
                                           =======      ======      ======      ======      ======

                                           Percent of allowance for loan losses in each category
                                                     to total allowance for loan losses
                                           -------------------------------------------------------
                                            2007         2006        2005        2004        2003
                                           -------      ------      ------      ------      ------
Consumer loans                                4.27%       6.05%       7.52%       9.36%       7.81%
Commercial, financial, & other               13.22%      18.80%      22.43%      25.46%      21.81%
Land development loans - residential         20.86%      15.80%       8.31%       5.90%       6.93%
Land development loans - non-residential      1.10%       1.88%         --%         --%         --%
Construction loans - residential              6.73%       4.71%       4.57%       6.83%       4.89%
Construction loans - non-residential          5.21%       5.58%       7.59%       6.49%       6.03%
Commercial real estate mortgages             44.00%      42.06%      45.02%      39.12%      41.70%
Residential real estate mortgages             4.62%       5.12%       4.55%       6.83%      10.83%
                                           -------      ------      ------      ------      ------
                                            100.00%     100.00%     100.00%     100.00%     100.00%
                                           =======      ======      ======      ======      ======

                                              Percent of loans in each category to total loans
                                           -------------------------------------------------------
                                            2007         2006        2005        2004        2003
                                           -------      ------      ------      ------      ------
Consumer loans                                3.76%       4.27%       5.33%       7.17%       6.28%
Commercial, financial, & other               18.38%      16.46%      16.27%      19.68%      15.67%
Land development loans - residential          6.68%       8.65%       8.97%       4.46%       6.78%
Land development loans - non-residential      1.07%       1.93%         --%         --%         --%
Construction loans - residential              3.55%       4.10%       5.75%       4.81%       4.20%
Construction loans - non-residential          4.22%       5.11%       7.21%       4.97%       4.98%
Commercial real estate mortgages             56.64%      53.14%      49.26%      50.54%      50.00%
Residential real estate mortgages             5.70%       6.34%       7.20%       8.37%      12.08%
                                           -------      ------      ------      ------      ------
                                            100.00%     100.00%     100.00%     100.00%     100.00%
                                           =======      ======      ======      ======      ======

The increase in the allocation of the allowance for loan losses to land development loans-residential and commercial construction loans-residential at December 31, 2007 compared to December 31, 2006 is primarily due to our impairment evaluation of the non-accrual loans discussed earlier. The increase in the allocation of the allowance for loan losses commercial real estate mortgage loans at December 31, 2007 compared to December 31, 2006 is primarily due to loans and the allowance for loan loss that was transferred from Fidelity.

Bank Premises and Equipment. Bank premises and equipment at December 31, 2007 were $22,782,000 compared to $14,293,000 at December 31, 2006, an increase of $8,489,000 or 59%. The increase was primarily due to the acquisition of Fidelity and the opening of a branch office in Shelby Township, Michigan.

Real Estate Owned. Real estate owned at December 31, 2007 was $6,319,000, compared to $52,000 at December 31, 2006, an increase of $6,267,000. Real estate owned at December 31, 2007 is comprised of eleven properties with an aggregate appraised value of $7,011,000. The Bank expects real estate owned to increase during 2008 based on the increase in non-accrual loans during 2007. During 2007, the Corporation recorded loss on the sale of real estate of $26,000 and write-downs in the value of real estate in the amount of $701,000 to address the decline in property values after the Bank took ownership of real estate.

Goodwill and Other Intangible Assets. Goodwill and other intangible assets were $45,161,000 at December 31, 2007, compared to $7,514,000 at December 31, 2006, an increase of $37,647,000 or 501%. The increase was due to the acquisition of Fidelity. The Bank has intangible assets for the estimated value of core deposit accounts and borrower relationships acquired in the acquisition of Fidelity Bank and the Bank of Washtenaw. The intangible values represent the present value of the net revenue streams attributable to these intangibles. The core deposit intangible was valued at $7,792,000 and is being amortized over a period of ten years. The borrower relationship intangible was valued to $5,178,000 and is being amortized over a period of 17 years. At December 31, 2007, the core deposit intangible and borrower relationship intangible amounted to $6,612,000 and $4,521,000, respectively.

                                                          Gross
                                                         Carrying    Accumulated
                                                          Amount     Amortization
                                                         --------    ------------
Core deposit intangible from acquisition of:
Bank of Washtenaw                                        $    929    $        399
Fidelity Financial Corporation of Michigan                  6,863             781
                                                         --------    ------------
      Total core deposit intangible                         7,792           1,180
                                                         --------    ------------

Borrower relationship intangible from acquisition of:
Bank of Washtenaw                                           1,620             367
Fidelity Financial Corporation of Michigan                  3,558             290
                                                         --------    ------------
      Total borrower relationship intangible                5,178             657
                                                         --------    ------------

      Total intangible assets                            $ 12,970    $      1,837
                                                         ========    ============

The balance of the acquisition price in excess of the fair market value of the assets and liabilities acquired, including intangible assets, was recorded as goodwill and totaled $34.0 million. Goodwill is defined as an intangible asset with an indefinite useful life, and as such, is not amortized, but is required to be tested annually for impairment of the value. If impaired, an impairment loss must be recorded for the value equal to the excess of the asset's carrying value over its fair value. There was no impairment at December 31, 2007.

Management believes that the accounting for goodwill and other intangible assets involves a higher degree of judgment than most other significant accounting policies. Statement of Financial Accounting Standards (SFAS) No. 142, "Accounting for Goodwill and Other Intangible Assets," establishes standards for the amortization of acquired intangible assets and the impairment assessment of goodwill. Our goodwill arose from our acquisitions of Bank of Washtenaw in 2004 and Fidelity in 2007, and it represents the value attributable to unidentifiable intangible assets in the businesses acquired. Goodwill relates to the value inherent in the banking business and that value is dependent upon our ability to provide quality, cost effective banking services in a competitive marketplace.
A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods. SFAS No. 142 requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We engage a valuation firm to assist in our annual evaluation of goodwill for impairment, and we also engaged a valuation firm to help determine the values of the core deposit and borrower relationship intangible assets acquired in the Bank of Washtenaw and Fidelity acquisitions.

Accrued Interest Receivable. Accrued interest receivable at December 31, 2007 was $3,816,000 compared to $3,337,000 at December 31, 2006, an increase of $479,000 or 14%. The increase was primarily due to the acquisition of Fidelity.

Other Assets. Other assets at December 31, 2007 were $5,664,000 compared to $3,071,000 at December 31, 2006, an increase of $2,593,000 or 84%. The increase was largely due to an increase in the Corporation's deferred tax asset.

Deposits. Total deposits at December 31, 2007 were $822,627,000 compared to $633,216,000 at December 31, 2006, an increase of $189,411,000 or 30%. The components of the outstanding balances and percentage increase in deposits from 2006 to 2007 are as follows (in thousands):

                                 December 31, 2007     December 31, 2006
                                ------------------    -------------------          Percent
                                 Balance   Percent    Balance     Percent    Increase/(Decrease)
                                --------   -------    --------    -------    -------------------
Non-interest bearing:
     Demand                     $ 83,594     10.16%   $ 53,065       8.38%                 57.53%

Interest bearing:
     Checking                     65,196      7.93%     62,770       9.91%                  3.86%
     Money market                106,145     12.90%     14,289       2.26%                642.84%
     Savings                      29,814      3.62%     42,169       6.66%                -29.30%
     Time, under $100,000        193,852     23.56%    130,898      20.67%                 48.09%
     Time, $100,000 and over     344,026     41.82%    330,025      52.12%                  4.24%
                                --------   -------    --------    -------    -------------------
                                 739,033     89.84%    580,151      91.62%                 27.39%
                                --------   -------    --------    -------    -------------------

                                $822,627    100.00%   $633,216     100.00%                 29.91%
                                ========    ======    ========     ======    ===================

The increase in deposits was primarily due to the acquisition of Fidelity. As a result of the acquisition and deposit activity during 2007, the Bank increased demand and money market accounts as a percentage of total deposits. The Bank completed an annual birthday celebration in April 2007 and two deposits promotions that featured time deposit products. Management developed these campaigns to increase liquidity and name awareness.

The Bank's primary source of funds are retail deposits. The Bank also utilizes public funds in the form of time deposits, $100,000 and over and brokered deposits as sources of funds. In order to coordinate and manage these efforts, the Bank has also designated a public funds officer. Public funds at December 31, 2007 were $111.4 million compared to $115.4 million at December 31, 2006. There were 36 and 31 entities with public funds on deposit at December 31, 2007 and 2006, respectively. The average term of time deposits invested with the Bank by public units was 138 and 87 days at December 31, 2007 and 2006, respectively. Brokered deposits were $32.8 million with an average rate of 4.89% at December 31, 2007, compared to $56.0 million with an average rate of 4.59% at December 31, 2006.

Final maturities of total time deposits are as follows (in thousands):

                $100,000 and over    Less than $100,000     Total
                -----------------    ------------------    --------
2008            $         319,012    $          178,039    $497,051
2009                        8,625                 5,549     $14,174
2010                        8,028                 3,159     $11,187
2011                        7,595                 6,517     $14,112
2012                          766                   588      $1,354
                -----------------    ------------------    --------

      Totals    $         344,026    $          193,852    $537,878
                =================    ==================    ========

The following is a summary of the distribution and weighted average interest rate of deposits at December 31, 2007 and 2006 (in thousands):

                                     2007                    2006
                             --------------------    --------------------
                                         Weighted                Weighted
                                         Average                 Average
                              Amount       Rate       Amount      Rate
                             --------    --------    --------    --------
Non-interest bearing:
  Demand                      $83,594          --    $ 53,065          --
                             --------                --------

Interest bearing:
  Checking                     65,196        1.01%     62,770        3.35%
  Money market                106,145        2.43%     14,289        2.56%
  Savings                      29,814        1.90%     42,169        1.73%
  Time, under $100,000        193,852        4.95%    130,898        4.59%
  Time, $100,000 and over     344,026        4.89%    330,025        5.03%
                             --------                --------
                              739,033                 580,151
                             --------                --------

                             $822,627                $633,216
                             ========                ========

The Bank continues a strategy of shifting maturing time deposits into other savings products.

Federal Funds Purchased. Federal funds purchased were $30,100,000 at December 31, 2007 compared to $37,300,000 at December 31, 2006. Federal funds purchased are utilized as a short term funding source for the Bank. Management utilized this short term source of liquidity at December 31, 2007 primarily because of the expectation that interest rates would continue to decline during 2008.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2007 were $41,370,000 compared to $25,561,000 at December 31, 2006, an increase of $15,809,000 or 62%. Additional advances from the Federal Home Loan Bank were utilized during 2007 in order to decrease the Bank's cost of funds.

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

Other Borrowings. Other borrowings were $480,000 at December 31, 2007 compared to $619,000 at December 31, 2006, a decrease of $139,000 or 22%. These borrowings were comprised of several repurchase agreements that were acquired in the 2004 acquisition of the Bank of Washtenaw. These repurchase agreements are secured by securities held by the Bank.

Accrued Interest Payable. Accrued interest payable at December 31, 2007 was $3,168,000 compared to $3,734,000 at December 31, 2006, a decrease of $566,000 or 15%. The decrease was primarily due to the shifting of the deposit mix towards short-term time deposits during 2007.

Other Liabilities. Other liabilities were $1,688,000 at December 31, 2007 compared to $516,000 at December 31, 2006, an increase of $1,172,000 or 227%. The increase was primarily due to an increase in accrued expenses.

Subordinated Debentures. On December 19, 2002, the Corporation issued $10,000,000 of floating rate obligated mandatory redeemable securities through a special purpose entity as part of a pooled offering. The securities have a term of thirty years. The Corporation may redeem the securities after five years at face value. They are considered to be Tier 1 capital for regulatory capital purposes. Please refer to Note K of the Notes to the Consolidated Financial Statements for additional information.

CAPITAL

Stockholders' equity at December 31, 2007 was $137,548,000 compared to $144,985,000 as of December 31, 2006, a decrease of $7,437,000 or 5%. The decrease was primarily due to the repurchase of outstanding common shares under a stock repurchase program partially offset by net income. During 2007, the Corporation repurchased 751,800 common shares at an average price of $14.37 per share.

At December 31, 2007 and 2006, the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note O of the Notes to the Consolidated Financial Statements.

MARKET RISK ANALYSIS

The Corporation's primary market risk exposure is interest rate risk and, to a lesser degree, liquidity risk. All of our transactions are denominated in U. S. dollars with no specific foreign exchange exposure. The Corporation has no agricultural-related loan assets and therefore has no significant exposure to changes in commodity prices. Any impact that changes in foreign exchange rates or commodity prices would have on interest rates are assumed to be insignificant. Interest rate risk is the exposure of our financial condition to adverse movements in interest rates. We derive our income primarily from the excess of interest collected on our interest-earning assets over the interest paid on our interest-bearing liabilities. The rates of interest earned on the assets and owed on our liabilities of the Corporation generally are established contractually for a period of time. Since market interest rates change over time, we are exposed to lower profitability if we cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excessive levels of interest rate risk could pose a significant threat to our earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to our safety and soundness.

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

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2007 which are expected to mature or reprice in each of the time periods shown below.

                                                           Interest Rate Sensitivity Period
                                            ------------------------------------------------------------
(In thousands)                                 1-90        91-365        1-5         Over
                                               Days         Days        Years       5 Years       Total
                                            ----------    ---------    --------    --------     --------
Earning assets
      Federal funds sold                    $    1,495    $      --    $     --    $     --     $  1,495
      Interest bearing deposits with
        Banks                                      118           --          --          --          118
      Mortgage loans held for sale               1,316           --          --          --        1,316
      Securities available for sale              3,829        3,990         943         140        8,902
      Federal Home Loan Bank stock               2,072           --          --          --        2,072
      Total loans, net of non-accrual          272,303      108,080     506,899      46,685      933,967
                                            ----------    ---------    --------    --------     --------
Total earning assets                           281,133      112,070     507,842      46,825      947,870

Interest bearing liabilities
      Total interest bearing deposits          510,341      187,935      40,255         502      739,033
      Federal Home Loan Bank advances               --       20,658      20,712          --       41,370
      Other Borrowings                          30,580           --          --          --       30,580
      Subordinates debentures                   10,000           --          --          --       10,000
                                            ----------    ---------    --------    --------     --------
Total interest bearing liabilities             550,921      208,593      60,967         502      820,983
                                            ----------    ---------    --------    --------     --------

Net asset (liability) funding gap             (269,788)     (96,523)    446,875      46,323     $126,887
                                            ----------    ---------    --------    --------     ========
Cumulative net asset (liability) funding
 gap                                        $ (269,788)   $(366,311)    $80,564    $126,887
                                            ==========    =========    ========    ========

The second interest rate measurement used is commonly referred to as net income simulation analysis. We believe that this methodology provides a more accurate measurement of interest rate risk than GAP analysis. The simulation model assesses the directions and magnitude of variations in net interest income resulting from potential changes in market interest rates. Key assumptions in the model include prepayment speeds on various loan and investment assets; cash flows and maturities of interest-sensitive assets and liabilities; the variability of interest rate sensitivity of assets and liabilities; and changes in market conditions impacting loan and deposit volume and pricing. These assumption are inherently uncertain, subject to fluctuation and revision in a dynamic environment; therefore, the model cannot precisely estimate net interest income or exactly predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, changes in market conditions and our strategies, among other factors.

We conducted an interest rate simulation as of December 31, 2007, that assumed a gradual change in market rates occurred over the following twelve months. The following table reflects the suggested impact on net interest income over the next twelve months (dollars, in thousands):

                        Change in Net Interest Income
                        -----------------------------
Interest Rate Change      Amount          Percent
                        -----------     -------------
+ 300 Basis Points       $  1,748          4.80%
+ 200 Basis Points          1,228          3.37%
+ 100 Basis Points            604          1.66%
- 100 Basis Points           (718)        -1.97%
- 200 Basis Points         (1,598)        -4.39%
- 300 Basis Points         (1,659)        -4.55%

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

The following tables provide information about the Bank's contractual obligations and commitments at December 31, 2007 (in thousands):

Contractual Obligations

                                                  Payments Due By Period
                                    ------------------------------------------------------
                                    Less Than      1-3        3-5      Over 5
                                     1 Year       Years      Years      Years      Total
                                    ---------    -------    -------    -------    --------
Securities sold under agreements
  to repurchase                     $     480    $    --    $    --    $    --    $    480
Certificates of deposit               497,051     25,361     15,466         --     537,878
Long-term borrowings                   20,851     20,303        216         --      41,370
Lease commitments                         757      1,322        402         --       2,481
Subordinated debentures                    --         --         --     10,000      10,000
                                    ---------    -------    -------    -------    --------

Totals                              $ 519,139    $46,986    $16,084    $10,000    $592,209
                                    =========    =======    =======    =======    ========

Unused Loan Commitments and Letters of Credit

                                         Amount Of Commitment Expiration Per Period
                                    ------------------------------------------------------
                                    Less Than      1-3        3-5      Over 5
                                      1 Year      Years      Years      Years      Total
                                    ---------    -------    -------    -------    --------
Unused loan commitments             $ 112,721    $16,439    $ 7,600    $16,276    $153,036
Standby letters of credit               3,535      1,880      2,000         --       7,415
                                    ---------    -------    -------    -------    --------

Totals                              $ 116,256    $18,319    $ 9,600    $16,276    $160,451
                                    =========    =======    =======    =======    ========

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

The Bank has implemented the following technologies:

         ATM Banking
         In Touch Voice Response Telephone Banking
         Netteller Internet Banking
         Netteller Cash Management
         Vertex Teller Automation
         Streamline Platform Automation
         Netteller Bill Pay
         Remote Deposit Capture
         Check 21
         Electronic Cash Letter Delivery

During 2008, the Bank plans to implement the following technologies:

         Electronic Statements Interactice
         Cell Phone Banking
         DirectLine OFX (Open Financial Exchange)
         ATM/Debit Card On-Line Real Time Processing
         Remote Deposit Lockbox Processing
         Mutual Fund Sweeps
         Netteller Positive Pay

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

DAVID HIMICK
Retired, Industrial Supply

DONALD G. KARCHER
Retired
Former Chairman of the Board
Karcher Agency, Inc.

BRADLEY F. KELLER
Retired
Former President
Braden Associates, Inc. and
MultiGard Properties, Ltd.

JEFFREY G. LONGSTRETH
Real Estate Broker
Century 21 - Curran & Christie

MIICHAEL J. ROSS
President and Chief Executive Officer
Fidelity Bank

DR. ROBERT C. SCHWYN
Physician
Oaklane Medical

OFFICERS

JOHN E. DEMMER
Chairman of the Board

MICHAEL J. ROSS
President and Chief Executive Officer

JEFFREY L. KARAFA
Vice President, Treasurer and Secretary

                                  FIDELITY BANK

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

DAVID HIMICK
Retired, Industrial Supply

DONALD G. KARCHER
Retired
Former Chairman of the Board
Karcher Agency, Inc.

BRADLEY F. KELLER
Retired
Former President
Braden Associates, Inc. and
MultiGard Properties, Ltd.

JEFFREY G. LONGSTRETH
Real Estate Broker
Century 21 - Curran & Christie

MICHAEL J. ROSS
President and Chief Executive Officer
Fidelity Bank

DR. ROBERT C. SCHWYN
Physician
Oaklane Medical

EXECUTIVE OFFICERS

MICHAEL J. ROSS
President
Chief Executive Officer

JEFFREY L. KARAFA
Senior Vice President
CFO & Secretary

JOHN A. LINDSEY
Oakland Regional President

WARREN R. MUSSON
Senior Vice President
Head of Lending

STEPHEN C. TARCZY
Northeast Regional President

JEFFREY J. WOLBER
Senior Vice President
Head of Retail

                                  FIDELITY BANK

                                    OFFICERS

FIRST VICE PRESIDENT

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

FRANK J. FILECCIA
Vice President - Business Development

CYNTHIA A. FRAGA
Vice President - Commercial Loans

LEE E. FREELAND
Vice President - Sales Administration

JIHAD A. HACHEM
Vice President - Commercial Loans

ALLEN E. HEIMER
Vice President - Commercial Loans

F. GLEN ISLAMI
Vice President - Compliance

WYNN C. MILLER
Vice President - Internal Audit

REGAN J. MORIN
Vice President - Commercial Loans

MARK M. PACITTO
Vice President - Commercial Loans

ELIZABETH A. PIZZO
Vice President - Human Resources

DON A. PLAISTED
Vice President - Commercial Loans

JAMES T. POWERS
Vice President - Product Support

DENNIS C. ROCHELEAU
Vice President & Cashier

GARY P. RUSCH
Vice President - Commercial Loans

WILLIAM M. SCHMIDT
Vice President - Commercial Loans

GREGORY M. SCHNEIDER
Vice President - Commercial Loans

STEVEN P. SLADE
Vice President - Consumer Loans

RICHARD K. VALLEE
Vice President - BSA and Security

SUSAN VETTRAINO
Vice President - Internal Controls

BRADY J. VIBERT
Vice President - Commercial Loans

JOHN W. WESTERHEIDE
Vice President - Commercial Loans

CHRISTOPHER E. WESTPHAL
Vice President - Commercial Loans

PAMELA G. WILKS
Vice President - Product Support

ASSISTANT VICE PRESIDENTS

DEBBY M. ASTERIOU

PATRICIA  CARMONA

KAREN M. COVER

PATRICIA L. DANCIK

DONALD D. HARBIN

DAVID W. LESLIE

NADINE S. McMILLAN

DENIS T. NISSLE

MIHAI PARASCA

MARIAN Z. SMRCKA

FIRST LEVEL OFFICERS

STEPHENI C. AGUILA

MARK D. BOWERS

V. STACY BRANHAM

TERRENCE W. CARLSON

KAREN B. DEVRIES

DANIEL C. GILBERT

ANGELA HSU

MILY H. HUBENY

RICHARD T. JONES

SANDRA L. LETHBRIDGE

LISA M. LOBB

TIMOTHY D. SIERPIEN

CHARLES P. WASCZENSKI

CAROLYN A. WILKINS

                                  FIDELITY BANK

                                  SUBSIDIARIES

                      COMMUNITY BANK INSURANCE AGENCY, INC.
                           Michael J. Ross, President

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

                                GERALD J. CARNAGO
                  Attorney at Law & Certified Public Accountant
                           Carnago & Associates, P.C.

                                MICHAEL P. GUERRA
                                      Owner
                           Millcreek Building Company

                                VITO A. PAMPALONA
                                    President
                     Vito Anthony Homes and Building Company

                                JAMES A. PATRONA
                                      Owner
                        Universal Press & Machinery, Inc.

                                  FIDELITY BANK
                                    LOCATIONS

Ann Arbor / Eisenhower Banking Center                         Dearborn Heights Banking Center
250 West Eisenhower Parkway, Suite 100                        24935 W. Warren Avenue
Ann Arbor, MI 48103                                           Dearborn Heights, MI 48127
Phone: (734) 302-1481                                         Phone: (313) 724-0100

Ann Arbor / Stadium Banking Center                            Dearborn Administrative and
2180 West Stadium Boulevard                                   Regional Lending Center
Ann Arbor, MI 48103                                           1360 Porter Street
Phone: (734) 302-9165                                         Dearborn, MI 48124
                                                              Phone: (313) 565-5700
Auburn Hills Banking Center
3201 University Drive, Suite 180                              Galleria Banking Center
Auburn Hills, MI 48326                                        200 Galleria Office Center
Phone: (248) 364-9700                                         Southfield, MI 48034
                                                              Phone: (248) 352-1580
Bingham Farms Banking Center
30700 Telegraph                                               Plymouth Township Banking Center
Bingham Farms, MI 48025                                       44623 Five Mile
Phone: (248) 642-6757                                         Plymouth Township, MI 48170
                                                              Phone: (734) 454-1000
Birmingham Banking and Regional Lending Center
1040 E. Maple                                                 Saline Banking Center
Birmingham, MI 48009                                          450 E. Michigan Avenue
Phone: (248) 642-1901                                         Saline, MI 48176
                                                              Phone: (734) 429-3828
Bloomfield Township Banking Center
3681 W. Maple                                                 Shelby Township Banking Center
Bloomfield Township, MI 48301                                 7755 23 Mile Road
Phone: (248) 642-1903                                         Shelby Township, MI 48316
                                                              Phone: (586) 254-8700
Canton Township Banking Center
1325 N. Canton Center Road                                    Southgate Banking Center
Canton, MI 48187                                              12820 Fort Street
Phone: (734) 981-0022                                         Southgate, MI 48195
                                                              Phone: (734) 284-3300
Clinton Township Banking Center
19100 Hall Road                                               Southfield/Twelve Mile Banking Center
Clinton Township, MI 48038                                    20000 12 Mile Road
Phone: (586) 416-4400                                         Southfield, MI 48034
                                                              Phone: (248) 559-5779
Clinton Township Regional Lending Center
45000 River Ridge Drive, Suite 110                            Travelers Tower Banking Center
Clinton Township, MI 48038                                    26555 Evergreen
Phone: (586) 416-0200                                         Southfield, MI 48034
                                                              Phone: (248) 351-8311
Dearborn / Main Office Banking Center
22290 Michigan Avenue                                         Bank Operations Center
Dearborn, MI 48124                                            4000 Allen Road
Phone: (313) 274-1000                                         Allen Park, MI 48101
                                                              Phone: (313) 381-3200

DEARBORN BANCORP, INC. COMMON STOCK

Dearborn Bancorp, Inc. common stock is listed on the Nasdaq Global Market and is traded under the symbol "DEAR".

INVESTOR RELATIONS AND FORM 10-K AVAILABLE

Additional information about the Corporation including a free copy of the Corporation's Form 10-K filed with the Securities and Exchange Commission may be obtained by writing or calling: Carolyn Wilkins, Corporate Services Officer, 4000 Allen Road, Allen Park, Michigan 48101; (313) 381-3200 or by E-mail at Carolyn.Wilkins@fidbank.com.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held on Tuesday, May 20, 2008, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 4:00 p.m.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Crowe Chizek and Company LLC
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

Computershare Investor Services, LLC
2 North Lasalle Street
Chicago, Illinois 60602
(888) 294-8217
www.computershare.com

WEBSITE INFORMATION

Online Information for the most current news releases and Dearborn Bancorp, Inc. financial reports and product information, visit our Website at www.fidbank.com

                    QUARTERLY COMMON STOCK PRICE INFORMATION

                                      High             Low             Close
                                    --------         --------         --------
2007

First quarter                       $  19.59         $  17.00         $  17.49
Second quarter                         18.26            15.03            16.95
Third quarter                          17.90            12.20            12.91
Fourth quarter                         13.48             7.10             7.73

2006

First quarter                       $  22.68         $  19.96         $  20.41
Second quarter                         21.76            19.87            21.14
Third quarter                          24.29            21.31            22.65
Fourth quarter                         22.86            18.20            19.00

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

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                          AMONG DEARBORN BANCORP, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                            AND THE NASDAQ BANK INDEX

                               (PERFORMANCE GRAPH)

                     Dearborn Bancorp, Inc.       Nasdaq Stock Market (U.S.)         Nasdaq Bank
                     ----------------------       --------------------------         -----------
12/31/2002                $   100.00                      $  100.00                   $  100.00
12/31/2003                $   135.28                      $  149.52                   $  128.64
12/31/2004                $   218.66                      $  162.72                   $  147.22
12/31/2005                $   204.61                      $  166.18                   $  143.82
12/31/2006                $   173.18                      $  182.57                   $  161.41
12/31/2007                $    70.46                      $  197.98                   $  127.92

                             PRINCIPAL MARKET MAKERS

Automated Trading Desk
Financial Services, LLC
11 E. Wall Street
Mount Pleasant, SC 29464
(843) 789-2000

B-Trade Services, LLC
1633 Broadway, 48th Floor
New York, NY 10019
(212) 448-5690

Citadel Derivatives Group, LLC
131 South Dearborn Street, 32nd Floor
Chicago, IL  60603
(312) 395-2100

Citigroup Global Market Holdings, Inc.
388 Greenwich St., 38th Floor
New York, NY 10013
(212) 816-6000

FIG Partners, LLC
1175 Peachtree Street, NE
100 Colony Square, Suite 2250
Atlanta, GA 30361
(404) 601-7200

Hill Thompson Magid, & Co.
15 Exchange Place, Suite 800
Jersey City, NJ 07302
(201) 434-6900

E*Trade Capital Markets, LLC
One Financial Place
440 S. Lasalle St., Suite 3030
Chicago, IL 60605
312-294-7846

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
(727) 567-1000

Ryan Beck & Co., Inc.
18 Columbia Turnpike, 1st Floor
Florham Park, NJ 07932
(973) 597-6000

Susquehanna Capital Group
401 City Line Avenue, Suite 220
Bala Cynwyd, PA 19004
(610) 617-2600

UBS Securities, LLC
677 Washington Blvd., 6th Floor
Stamford, CT  06901
(203) 719-7448

                           (DEAR NASDAQ LISTED LOGO)

                             DEARBORN BANCORP, INC.
                               1360 Porter Street

                            Dearborn, Michigan 48124

                              Phone: (313) 565-5700

                                 www.fidbank.com