Form 10-K, Exhibit 13
period 2008-12-31
DEARBORN BANCORP INC /MI/
filed 2009-03-23
CIK 895541

Exhibit 13
and its subsidiary
2008
ANNUAL REPORT

Dearborn Bancorp, Inc.
and its subsidiary
Fidelity Bank
CONTENTS

Corporate Information	3

Chairman’s and President’s Letter to Stockholders	4

Summary of Selected Financial Data	7

Report of Independent Registered Public Accounting Firm	9

Management’s Report on Internal Control Over Financial Reporting	11

Consolidated Balance Sheets	12

Consolidated Statements of Income	13

Consolidated Statements of Changes in Stockholders’ Equity	14

Consolidated Statements of Cash Flows	17

Notes to Consolidated Financial Statements	19

Management’s Discussion and Analysis	55

Dearborn Bancorp, Inc. Directors and Officers	80

Fidelity Bank Directors and Executive Officers	81

Fidelity Bank Officers	82

Fidelity Bank Subsidiaries	83

Investor Information	85

DESCRIPTION OF BUSINESS
Dearborn Bancorp, Inc.
Dearborn Bancorp, Inc. (the “Parent Company” and, together with its subsidiary, the “Corporation”) is a registered bank holding company which was incorporated on September 30, 1992. The primary purpose of the holding company is to own and operate the subsidiary bank, Fidelity Bank (the “Bank”). Dearborn Bancorp, Inc. trades on the Nasdaq Global Market under the symbol “DEAR”.
Fidelity Bank
The Bank was incorporated as Community Bank of Dearborn on June 28, 1993 and began operations as a state chartered commercial bank on February 28, 1994 from its main office located on Michigan Avenue in Dearborn. The Corporation acquired the Bank of Washtenaw on October 29, 2004. On January 4, 2007, the Corporation acquired Fidelity Financial Corporation of Michigan and its subsidiary, Fidelity Bank. On April 30, 2007, Community Bank of Dearborn was renamed Fidelity Bank.
The Bank offers a wide range of financial products and services. These include checking accounts, savings accounts, money market accounts, certificates of deposit, business checking, direct deposit, ATM services, telephone banking services, loan services (commercial, consumer, real estate mortgages), travelers’ checks, cashiers’ checks, wire transfers, safe deposit boxes, collection services, night depository service and internet banking services. The Bank does not have a trust department.
Internet banking can be utilized through the Bank’s website, www.fidbank.com. The Bank’s customers are able to execute transfers to their accounts and view their account information and transactions. Commercial customers have the option of utilizing the cash management module. This feature enables commercial customers to designate multiple users, initiate wire transfers, process ACH transactions, perform stop payments, and process federal tax payments. Over 1,000 users have signed up for online banking. The website also contains product information regarding the Bank’s loan and deposit products and the Corporation’s most recent financial information.
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

To Our Stockholders,
     When Fidelity Bank, then known as Community Bank of Dearborn, opened for business 15 years ago, our goal was to build a conservative, well-capitalized, mid-sized bank serving the southeast Michigan metropolitan area. Looking back, we followed our original business plan and developed a billion-dollar organization of which we are all proud. True, we did make occasional small changes in our course over the years, reflecting developments in the markets we serve. However, we have not strayed far from the path we first set out to follow in February, 1994.
     From the beginning, we realized that financial conditions would vary over time. For that reason, we were always cautious lenders, seeking business from individuals and organizations that had good records of successful performance, strong cash flows, and ample collateral to secure the loans we made. We avoided excessive concentration of our business with any one borrower or in any single industry sector. We kept our deposit growth in line with our loan growth, seeking such growth only as we generated loan demand to utilize the funds. This was the formula for success used by well-managed banks for many years. What we could not foresee in 1994 was the economic recession of today and its particularly hard impact on Southeast Michigan.
     We did anticipate some of the problems. We backed away from residential mortgage lending when credit standards began to deteriorate. We shunned the exotic securities that Wall Street created from dubious mortgages and other types of debt. We stuck to our core business of making well-secured loans to people and entities we knew in locations that were familiar to us.
     However, the housing market spiraled downward far faster and farther than we could have predicted. In much of the country, a “bubble” that resulted when too many houses were built to sell at prices that rose too far too fast caused problems in the housing market. Here in Michigan, however, the collapse of the housing market was not caused by overbuilding, exorbitant prices, and wild speculation but by widespread unemployment and depressed business activity.
     The distress in the housing market had a serious impact on our organization in 2008. We took large non-cash write-downs of goodwill and intangible assets reflecting the diminished stock value of our company. We recognized significant losses on defaulted loans and incurred multi-million dollar expenses related to the properties to which we took title in the course of the collection process.
     Costs and charges related to troubled loans also served to depress 2008 earnings. We provided $14,606,000 for possible loan losses and incurred $2,078,000 in defaulted loan expenses. These expenses were largely maintenance, taxes, insurance, and related legal fees. We also had losses of $745,000 on the sale of repossessed real estate and wrote down the value of other real estate that we now own by $2,292,000.
     When we acquired the Bank of Washtenaw in 2004 and Fidelity Bank in 2007, we identified core deposit and borrower relationship intangible assets of $12,970,000 related to these two transactions. We also valued the goodwill acquired with these institutions at $34,028,000. When we re-evaluated these assets in light of current economic conditions during the Fourth Quarter, we determined that it would be appropriate to recognize a $5,573,000 non-cash impairment of the intangible assets and write off all of the goodwill, resulting in another large non-cash charge.
     As a consequence of the two non-cash charges to income and costs related to bad loans, we recorded a net loss of $31,925,000 for 2008. In comparison, we reported net income of $3,166,000 for 2007. This loss was the equivalent of a loss of $3.99 per fully diluted share in 2008 while the net income per share was $0.36 for 2007.

     Because we have always operated under the principle that “there is no such thing as too much capital,” Fidelity Bank has been able to absorb these losses while remaining Well Capitalized according to regulatory guidelines. At the end of 2008, the Bank’s Total Capital to Risk Weighted Assets ratio was 10.47%, the Tier 1 Capital to Risk Weighted Assets ratio was 9.22%, and the Tier 1 Capital to Average Assets ratio was 8.69%. The guideline minimums to be well capitalized are 10.00%, 6.00%, and 5.00%, respectively.
     Our situation has been further enhanced by the action of the FDIC to increase deposit insurance limits on most accounts significantly and remove all limits on some non-interest bearing accounts. Clearly, this has had a very beneficial effect on all banks. It is our opinion that this increased deposit insurance, along with the inherent strength of our own financial position, allows a Fidelity Bank customer to be confident that they are doing business with an institution that is safe and sound.
     We did experience some compression in our net interest margin in 2008 due to the increase in non-performing loans and competitive pressures in both lending and deposit gathering. However, our net interest margin was 3.29% in 2008, which compares well with the average margin of 3.32% reported by the FDIC for banks with total assets of $1 billion or more at the end of the Third Quarter. It had been 3.48% in 2007.
     We are pleased to report that we experienced modest growth during the past year in spite of the depressed state of the economy. Total Assets went up to $1,121,918,000 at the end of 2008 from $1,046,981,000 at the end of 2007, an increase of 7.16%. Total deposits grew to $938,395,000 at year-end while they had been $822,627,000 one year earlier. This was a healthy 14.07% increase. Total loans, however, declined to $933,269,000 from $952,084,000 or 1.98%. Some of this decline was due to net charge-offs of loans in the amount of $10,771,000 over the course of the year and some was attributable to our cautious approach to lending in a difficult environment.
     We believe that we have identified our significant problems and are taking appropriate steps to deal with them. We have added four experienced workout specialists to our staff to help us deal with the problems in our loan portfolio. We are aggressively selling repossessed real estate even when we must do so at a further loss. We are intent on cleaning up our balance sheet as quickly as possible even as we recognize that there are no “quick fixes” in many situations. In short, we think that we know where we are, where we must go, and how best to get there.
     Most important, we are continuing to provide our deposit and loan customers with the high quality service that led them to do business with us in the first place and then remain among our customers over time. We pay competitive rates on deposits and we have money to lend. In times like these, individuals and business organizations, whether they are borrowers or depositors, can rest easy when their accounts are at Fidelity Bank.
     As you know, the last U.S. Congress passed a $700 billion Troubled Asset Relief Program (TARP) to assist banks caught up in the economic crisis last year. The Government could not let a significant number of banks, particularly the largest ones, fail. Essentially, program funds were used to buy preferred stock with common stock warrants attached in some banks. These funds were intended to allow these banks to liquidate portfolios of so-called toxic assets and absorb loan losses.
     Initially, we were inclined to seek TARP money and applied for a $29 million investment. However, as the complete details of the program became clear, we withdrew our application. Our analysis indicated that the terms of the stock warrants we would be forced to issue with the preferred shares would excessively dilute the positions of our existing stockholders. In the end, we felt that a TARP capital infusion would neither advance the interests of our stockholders nor improve our operations.

     Now, as we move into 2009, we believe that we are focused on the priorities that will allow us to prosper once again when the economy recovers. Highest among those priorities are improving our stock value, clearing up problems among our loans, liquidating repossessed property and other assets, and maintaining the high level of customer service that has been the key ingredient in our success over the past 15 years. We know that this will not be easy but we are confident that we have the experienced professionals on our staff who can accomplish the tasks ahead of us.
     Our Annual Meeting of Stockholders will be held on May 19, 2009, at the Park Place, 23400 Park Avenue, Dearborn, Michigan, at 3:00 p.m. The directors and senior officers look forward to seeing you there, providing you with a more detailed report on our operations, answering your questions, and hearing your suggestions.
Sincerely,
John E. Demmer
Chairman of the Board
Michael J. Ross
President and
Chief Executive Officer

SUMMARY OF SELECTED FINANCIAL DATA
The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2008 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Consolidated Balance Sheets as of December 31, 2008 and 2007, and the Consolidated Statements of Income for the years ended December 31, 2008, 2007 and 2006 are included elsewhere in this Annual Report.

(In thousands, except share and per share data)	2008	2007	2006	2005	2004

OPERATIONS
Interest income	$61,126	$70,110	$53,886	$43,855	$29,790
Interest expense	28,995	36,491	25,884	16,403	9,409

Net interest income	32,131	33,619	28,002	27,452	20,381
Provision for loan losses	14,606	5,821	943	1,081	1,400

Net interest income after provision for loan losses	17,525	27,798	27,059	26,371	18,981
Total non-interest income	(930)	1,020	925	505	1,065
Total non-interest expense	65,007	23,796	16,225	15,499	11,700

Net income before federal income tax expense	(48,412)	5,022	11,759	11,377	8,346
Income tax expense (benefit)	(16,487)	1,856	3,940	3,867	2,837

Net income (loss)	($31,925)	$3,166	$7,819	$7,510	$5,509

FINANCIAL CONDITION
Total assets	$1,121,918	$1,046,981	$855,931	$706,497	$652,662
Mortgage loans held for sale	1,834	1,316	1,823	1,041	1,692
Investment securities, available for sale	84,148	8,902	5,878	17,153	21,075
Federal Home Loan Bank stock	3,614	2,072	1,288	1,293	1,122
Loans	933,269	952,084	756,420	657,037	587,562
Allowance for loan losses	(14,452)	(10,617)	(7,775)	(6,808)	(5,884)
Other assets	113,505	93,224	98,297	36,781	26,226
Deposits	938,395	822,627	633,216	582,438	540,880
Federal Home Loan Bank advances	65,019	41,370	25,561	25,588	20,614
Subordinated debentures	10,000	10,000	10,000	10,000	10,000
Other borrowings	2,461	30,580	37,919	1,615	4,115
Other liabilities	2,732	4,856	4,250	2,643	2,449
Stockholders’ equity	103,311	137,548	144,985	84,213	74,604

PER SHARE INFORMATION (1)
Net income (loss) per common share — basic	($3.99)	$0.37	$1.23	$1.27	$1.16
Net income (loss) per common share — diluted	($3.99)	$0.36	$1.17	$1.20	$1.06
Book value per common share	$12.54	$16.70	$16.15	$14.11	$12.80
Average shares outstanding — basic	8,007,345	8,602,704	6,372,471	5,899,281	4,767,907
Average shares outstanding — diluted	8,007,345	8,827,531	6,672,319	6,274,404	5,217,001
Shares outstanding at end of period	7,696,204	8,237,413	8,975,085	5,967,190	5,827,368

OTHER DATA
Return on average assets	-3.02%	0.30%	1.02%	1.08%	1.05%
Return on average equity	-23.51%	2.21%	8.20%	9.44%	10.56%
Net interest margin	3.29%	3.48%	3.80%	4.14%	4.04%
Net interest spread	2.79%	2.74%	3.06%	3.62%	3.69%
Allowance for loan losses to total loans	1.55%	1.12%	1.03%	1.04%	1.00%
Nonperforming assets to total assets	5.51%	2.42%	0.90%	0.26%	0.47%
Stockholders’ equity to total assets	9.21%	13.14%	16.94%	11.92%	11.43%
Total interest expense to gross interest income	47.43%	52.05%	48.03%	37.40%	31.58%
Number of Offices	18	19	12	12	12

(1)	All share and per share amounts have been adjusted to reflect the issuance of stock dividends.

COMMITMENT TO COMMUNITY
     Commitment to community is one of the primary principles upon which Dearborn Bancorp, Inc. and its primary subsidiary, Fidelity Bank were founded. Since Fidelity Bank opened for business in 1994, management has emphasized the importance of community involvement and community development as part of the Bank’s mission. In fact, the majority of the Bank’s directors, officers and employees live in the communities that are serviced by the Bank. During 2008, the Bank provided the following local organizations with financial support or personal involvement:
Agape Christian Academy, Canton
American Arab Chamber of Commerce
Ann Arbor Board of Realtors
Ann Arbor Chamber of Commerce
Auburn Hills Chamber of Commerce
Birmingham Area Seniors (BASCC)
Birmingham Bloomfield Chamber of Commerce
Birmingham Lions Club
Birmingham Optimist Club
Boy Scouts of America
Boys & Girls Club of Troy
Canton Chamber of Commerce
Canton Community Foundation
Canton Exchange Club
Canton Lion’s Club
Canton Senior Center
Canton Senior Safety Coalition
Central Macomb Chamber of Commerce
Children’s Charitites Coalition
Clinton Township Community Blood Drive
Clinton Township Senior Expo
Cranbrook Swim Club
Dearborn Animal Shelter
Dearborn Baseball
Dearborn Board of Realtors
Dearborn Chamber of Commerce
Dearborn Elderfest
Dearborn Exchange Club
Dearborn Goodfellows
Dearborn Heights Chamber of Commerce
Dearborn Heights Lion’s Club
Dearborn Heights Parks and Recreation
Dearborn Heights Spirit Festival
Dearborn Homecoming
Dearborn Kiwanis
Dearborn Optimist Club
Dearborn Police Officers Charity
Dearborn Rotary Club
Dearborn Senior Center
Dearborn Symphony Orchestra
Divine Child School
Easter Seals of Michigan
Garden Club of Dearborn
Goodwill Industries of Greater Detroit
Habitat for Humanity
Hemophilia Foundation of Michigan
Henry Ford Community College Foundation
Junior League Goodwill
Kiwanis Club of Dearborn
Macomb County Treasurer’s Association
Mike Adray Memorial Foundation
Motor City Striders
Mount Clemens Lions Club
NAACP (Detroit Branch)
Northville Chamber of Commerce
Oakland County Community College
Oakwood Health Care Foundation
Plymouth Chamber of Commerce
RARE Foundation
Rochester Chamber of Commerce
Saline 4-H Farmers
Saline Area Chamber of Commerce
Showcase Plymouth
Southern Wayne County Chamber of Commerce
Southfield Area Chamber of Commerce
Southgate Senior Center
St Joseph Hospital
The Community House
Trenton Rotary Club
U of M Dearborn Alumni
Washtenaw County 4-H Fair
Washtenaw Housing Alliance
Wayne County Treasurers Association
West Washtenaw Business Association
Western Wayne Association of Realtors
YWCA of Western Wayne County

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Dearborn Bancorp Inc.
Dearborn, Michigan
We have audited the accompanying consolidated balance sheet of Dearborn Bancorp Inc. as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2008. The Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dearborn Bancorp, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the Unites States of America.
As discussed in Note M, in 2008, the Corporation changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157.

/s/ BKD, LLP
Indianapolis, Indiana
March 20, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Dearborn Bancorp, Inc. and Subsidiary
Dearborn, Michigan
We have audited the accompanying consolidated balance sheet of Dearborn Bancorp, Inc. and Subsidiary as of December 31, 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dearborn Bancorp, Inc. and Subsidiary as of December 31, 2007, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006, in conformity with U. S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Grand Rapids, Michigan
March 15, 2008

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
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
Management assessed the Corporation’s systems of internal control over financial reporting presented in conformity with generally accepted accounting principles as of December 31, 2008. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2008, Dearborn Bancorp, Inc. maintained effective control over financial reporting presented in conformity with generally accepted accounting principles based on those criteria.
The Corporation’s registered public accounting firm has issued an attestation report on our internal control over financial reporting.

Dearborn Bancorp, Inc. and Subsidiary
/s/ Michael J. Ross
Michael J. Ross
President and Chief Executive Officer

/s/ Jeffrey L. Karafa
Jeffery L. Karafa
Vice President, Treasurer and Secretary

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)	December 31,
	2008	2007
ASSETS
Cash and cash equivalents
Cash and due from banks	$11,671	$7,869
Federal funds sold	4,455	1,495
Interest bearing deposits with banks	36,876	118

Total cash and cash equivalents	53,002	9,482

Mortgage loans held for sale	1,834	1,316
Securities available for sale	84,148	8,902
Federal Home Loan Bank stock	3,614	2,072
Loans
Loans	933,269	952,084
Allowance for loan losses	(14,452)	(10,617)

Net loans	918,817	941,467

Premises and equipment, net	21,272	22,782
Real estate owned	9,657	6,319
Goodwill	—	34,028
Other intangible assets	4,592	11,133
Accrued interest receivable	3,499	3,816
Other assets	21,483	5,664

Total assets	$1,121,918	$1,046,981

LIABILITIES
Deposits
Non-interest bearing deposits	$81,317	$83,594
Interest bearing deposits	857,078	739,033

Total deposits	938,395	822,627

Other liabilities
Federal funds purchased	—	30,100
Securities sold under agreements to repurchase	2,461	480
Federal Home Loan Bank advances	65,019	41,370
Accrued interest payable	1,695	3,168
Other liabilities	1,037	1,688
Subordinated debentures	10,000	10,000

Total liabilities	1,018,607	909,433

STOCKHOLDERS’ EQUITY
Common stock — no par value 20,000,000 shares authorized, 7,696,204 and 8,237,413 shares outstanding in 2008 and 2007, respectively	131,784	134,278
Retained earnings	(28,675)	3,250
Accumulated other comprehensive income	202	20

Total stockholders’ equity	103,311	137,548

Total liabilities and stockholders’ equity	$1,121,918	$1,046,981

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
(In thousands, except share data)	2008	2007	2006

Interest income
Interest on loans	$60,533	$68,947	$52,321
Interest on securities, available for sale	464	603	834
Interest on deposits with banks	86	127	158
Interest on federal funds	43	433	573

Total interest income	61,126	70,110	53,886

Interest expense
Interest on deposits	25,106	33,303	23,447
Interest on other liabilities	3,889	3,188	2,437

Total interest expense	28,995	36,491	25,884

Net interest income	32,131	33,619	28,002
Provision for loan losses	14,606	5,821	943

Net interest income after provision for loan losses	17,525	27,798	27,059

Non-interest income
Service charges on deposit accounts	1,538	1,267	699
Fees for other services to customers	128	141	48
Gain on the sale of loans	165	163	145
Gain on the sale of securities	17	—	9
Loss on the sale of real estate owned	(745)	(26)	(103)
Loss on the write-down of real estate owned	(2,292)	(701)	—
Other income	259	176	127

Total non-interest income	(930)	1,020	925

Non-interest expense
Salaries and employee benefits	13,142	13,109	10,288
Occupancy and equipment expense	3,752	3,663	2,420
Amortization of intangible assets	968	1,328	250
Impairment of goodwill	34,028	—	—
Impairment of other intangible assets	5,573	—	—
FDIC assessment	696	424	75
Advertising and marketing	550	468	385
Stationery and supplies	592	617	402
Professional services	1,063	1,042	768
Data processing	848	716	531
Defaulted loan expense	2,078	685	78
Other operating expenses	1,717	1,744	1,028

Total non-interest expense	65,007	23,796	16,225

Income (loss) before federal income tax expense	(48,412)	5,022	11,759
Income tax expense (benefit)	(16,487)	1,856	3,940

Net income (loss)	($31,925)	$3,166	$7,819

Per share data:
Net income (loss) — basic	($3.99)	$0.37	$1.23
Net income (loss) — diluted	($3.99)	$0.36	$1.17

Weighted average number of shares outstanding — basic	8,007,345	8,602,704	6,372,471
Weighted average number of shares outstanding — diluted	8,007,345	8,827,531	6,672,319
The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2008, 2007 and 2006

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders'
(In thousands, except shares)	Stock	Earnings	Income (Loss)	Equity

Balance, January 1, 2006	$83,684	$573	($44)	$84,213

Issuance of common stock (2,918,250 shares)	55,131	—	—	55,131

Purchase of common stock (122,700 shares)	(2,824)	—	—	(2,824)

Stock awards earned (11,164 shares)	151	—	—	151

Stock options expense	67	—	—	67

Exercise of stock options (44,833 shares)	292	—	—	292

Tax benefit from exercise of stock options	98	—	—	98

Stock dividend #1 (272,754 shares)	4,115	(4,115)	—	—

Stock dividend #2 (427,228 shares)	4,193	(4,193)	—	—

Net income	—	7,819	—	7,819

Other comprehensive income
Changes in net unrealized loss on securities available for sale			68	68
Reclassification adjustment for gain included in net income	—	—	(9)	(9)

Net change in net unrealized loss on securities available for sale	—	—	59	59
Deferred tax effects			(21)	(21)

Other comprehensive income	—	—	38	38

Total comprehensive income				7,857

Balance, December 31, 2006	$144,907	$84	($6)	$144,985

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Continued)
Years Ended December 31, 2008, 2007 and 2006

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders’
	Stock	Earnings	Income	Equity

Balance, December 31, 2006	$144,907	$84	($6)	$144,985

Purchase of common stock (751,800 shares)	(10,801)	—	—	(10,801)

Stock awards earned (613 shares forfeited)	(70)	—	—	(70)

Stock options earned	(30)	—	—	(30)

Exercise of stock options (14,741 shares)	62	—	—	62

Tax benefit from exercise of stock options	210	—	—	210

Net income	—	3,166	—	3,166

Other comprehensive income
Changes in net unrealized loss on securities available for sale			38	38
Reclassification adjustment for gain included in net income	—	—	—	—

Net change in net unrealized loss on securities available for sale	—	—	38	38
Deferred tax effects			(12)	(12)

Other comprehensive income	—	—	26	26

Total comprehensive income				3,192

Balance, December 31, 2007	$134,278	$3,250	$20	$137,548

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Continued)
Years Ended December 31, 2008, 2007 and 2006

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders’
	Stock	Earnings	Income	Equity

Balance, December 31, 2007	$134,278	$3,250	$20	$137,548

Purchase of common stock (575,500 shares)	(2,627)	—	—	(2,627)

Stock awards earned	71	—	—	71
(43,883 shares granted, 9,592 shares forfeited)

Stock option expense	62	—	—	62

Net loss	—	(31,925)	—	(31,925)

Other comprehensive income
Changes in net unrealized gain on securities available for sale			293	293
Reclassification adjustment for gain included in net income	—	—	(17)	(17)

Net change in net unrealized gain on securities available for sale	—	—	276	276
Deferred tax effects			(94)	(94)

Other comprehensive income	—	—	182	182

Total comprehensive loss				(31,743)

Balance, December 31, 2008	$131,784	($28,675)	$202	$103,311

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2008	2007	2006

Cash flows from operating activities
Interest and fees received	$61,443	$69,631	$53,135
Interest paid	(30,468)	(37,057)	(23,833)
Proceeds from sale of mortgages held for sale	19,817	20,841	22,339
Origination of mortgages held for sale	(20,041)	(20,171)	(22,789)
Taxes paid	1,118	(3,529)	(4,590)
Gain (loss) on sale of real estate owned	(745)	(26)	(103)
Cash paid to suppliers and employees	(15,622)	(20,232)	(14,146)

Net cash provided by operating activities	15,502	9,457	10,013

Cash flows from investing activities
Sale of securities available for sale	7,276	18,007	96,704
Proceeds from calls, maturities and repayments of of securities available for sale	11,826	12,432	12,848
Purchases of securities available for sale	(93,935)	(12,219)	(97,941)
(Purchase) sale of Federal Home Loan Bank stock	(1,542)	(145)	5
Increase in loans, net of payments received	(3,748)	(27,004)	(99,359)
Purchases of property and equipment	(530)	(999)	(1,447)
Net cash paid in Fidelity acquisition	—	(58,027)	—

Net cash used in investing activities	(80,653)	(67,955)	(89,190)

Cash flows from financing activities
Net decrease in non-interest bearing deposits	(2,277)	(15,477)	(6,587)
Net increase in interest bearing deposits	118,045	17,253	57,365
Increase (decrease) in repurchase agreements	1,981	(139)	(996)
Net change in federal funds purchased	(30,100)	(7,200)	37,300
Federal Home Loan Bank advances	36,500	20,000	—
Repayments on Federal Home Loan Bank advances	(12,851)	(5,958)	(27)
Issuance of common stock	—	—	55,131
Purchase of common stock	(2,627)	(10,801)	(2,824)
Exercise of stock options	—	62	292
Tax benefit from the exercise of stock options	—	210	98

Net cash provided by (used in) financing activities	108,671	(2,050)	139,752

Increase (decrease) in cash and cash equivalents	43,520	(60,548)	60,575
Cash and cash equivalents at the beginning of year	9,482	70,030	9,455

Cash and cash equivalents at the end of year	$53,002	$9,482	$70,030

The accompanying notes are an integral part of these consolidated statements.

	Years Ended December 31,
(In thousands)	2008	2007	2006

Reconciliation of net income to net cash provided by operating activities
Net income (loss)	($31,925)	$3,166	$7,819
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	14,606	5,821	943
Depreciation and amortization expense	1,356	1,440	946
(Increase) decrease in deferred tax asset	(14,117)	(386)	(320)
Restricted stock award expense	62	(70)	151
Stock option expense	71	(30)	67
Accretion of discount on investment securities	(162)	(272)	(277)
Amortization of premium on investment securities	25	—	8
Write-down of real estate owned	2,292	701	—
Amortization of intangible assets	968	1,328	250
Impairment of goodwill	34,028	—	—
Impairment of other intangible assets	5,573	—	—
(Increase) decrease in mortgages held for sale	(518)	507	(782)
Increase in interest receivable	317	765	(751)
Increase (decrease) in interest payable	(1,473)	(903)	2,051
(Gain) loss on sale of securities available for sale	—	—	(9)
(Increase) decrease in real estate owned	6,162	25	—
(Increase) decrease in other assets	(1,112)	(1,850)	361
Increase (decrease) in other liabilities	(651)	(785)	(444)

Net cash provided by operating activities	$15,502	$9,457	$10,013

Supplemental noncash disclosures:
Transfers from loans to real estate owned	$11,792	$6,436	$91

Noncash investing activities:
Fidelity Bank acquisition:
Loans acquired		178,052
Securities available for sale acquired		20,934
Federal Home Loan Bank stock acquired		639
Bank premises and equipment acquired		8,930
Acquisition intangibles recorded		38,975
Other assets acquired		2,194
Deposits assumed		(187,635)
Federal Home Loan Bank advances assumed		(1,767)
Other liabilities assumed		(2,295)

		$58,027

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.
Nature of Operations and Principals of Consolidation
Dearborn Bancorp, Inc. (the “Corporation”) was incorporated in Michigan on September 30, 1992. The Corporation’s primary subsidiary, Community Bank of Dearborn (the “Bank”), began operations on February 28, 1994. As discussed in Note B, the Corporation acquired Fidelity Financial Corporation of Michigan on January 4, 2007 and merged its operations into the Bank. On April 30, 2007, the Community Bank of Dearborn was renamed Fidelity Bank. The Bank operates eighteen banking offices in Dearborn (2), Dearborn Heights, Plymouth Township, Canton Township, Clinton Township (2), Southgate, Auburn Hills, Saline, Ann Arbor (2), Birmingham, Bloomfield Township, Bingham Farms, Southfield (3) and Shelby Township in Michigan, offering a full range of banking services to individuals and businesses. The Bank also operates Community Bank Insurance Agency, Inc., an insurance agency with limited activities and Community Bank Audit Services, Inc., a company that offers internal auditing services to financial institutions.
The Bank’s primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial, residential mortgage, and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.
While the Corporation’s management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation’s banking operations are considered by management to be aggregated in one reportable operating segment.
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Securities
When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and carried at fair value. Any decision to sell a security available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation’s assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized gains and losses on available for sale securities are excluded from income and recorded, net of deferred income tax, in other comprehensive income and as a separate component of stockholders’ equity. All of the Corporation’s securities are classified as available for sale. Gains and losses on sales are based on the amortized cost of the security sold and securities are written down to fair market value when a decline in fair value is not temporary.
Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectability of the loan balance is confirmed or when required by policy.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical or industry loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Loan relationships that are rated watch or worse with a balance above $150,000 are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the fair value of estimated future cash flows using the loan’s existing rate or at the fair value of the collateral if repayment is expected solely from the collateral.
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
Buildings and improvements — 10 to 39 years
Furniture and equipment — 3 to 10 years
Long-Term Assets
Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Other intangible assets consist of core deposit and business relationship intangible assets arising from bank acquisitions in 2004 and 2007. They are initially measured at fair value and are being amortized on an accelerated method over their estimated useful lives, which range from 10 to 11 years.
In addition to a quarterly review by management, goodwill and other intangible assets are evaluated annually by an outside consultant for impairment. If there is impairment, a non-cash impairment expense is recorded.
Stock Compensation
Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-based Payment”, using the modified prospective transition method. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006.
The Corporation has two incentive stock plans. Employee compensation expense under the 1994 Stock Option Plan was reported using the intrinsic value method. No stock-based compensation cost from this plan is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.
Employee compensation expense under the 2005 Long Term Incentive Plan is reported using the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-based Compensation”.
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
The Corporation adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Corporation’s financial statements.
The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.
Reclassifications
Some items in the prior year financial statements were reclassified to conform to the current presentation. These reclassifications had no impact on net income.
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
Restrictions on Cash
The Corporation was required to have $1,917,000 and $25,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2008 and 2007, respectively. These balances do not earn interest.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Valuation Measurements
Valuation methodologies often involve a significant degree of judgment, particularly when there are no observable active markets for the items being valued. Investment securities and residential mortgage loans held for sale are carried at fair value, as defined in SFAS No. 157 “Fair Value Measurement” (“SFAS No. 157”), which requires key judgments affecting how fair value for such assets and liabilities is determined. In addition, the outcomes of valuations have a direct bearing on the carrying amounts for goodwill, and intangibles assets. To determine the values of these assets and liabilities, as well as the extent to which related assets may be impaired, management makes assumptions and estimates related to discount rates, asset returns, prepayment rates and other factors. The use of different discount rates or other valuation assumptions could produce significantly different results, which could affect the Corporation’s results of operations.
Adoption of New Accounting Standards
Effective January 1, 2008, the Corporation adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) for existing fair value measurement requirements related to financial and nonfinancial assets and liabilities. SFAS 157 establishes a hierarchy to be used in performing measurements of fair value. Additionally, SFAS 157 emphasizes that fair value should be determined from the perspective of a market participant while also indicating that valuation methodologies should first reference available market data before using internally developed assumptions. SFAS 157 also provides expanded disclosure requirements regarding the effects of fair value measurements on the financial statements. The adoption of SFAS 157 did not have a material impact on the consolidated financial condition or results of operations, or liquidity.
On October 10, 2008, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key consideration in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The Corporation adopted FSP FAS 157-3 for the period ended September 30, 2008 and the adoption did not have any significant impact on consolidated statements of financial position, consolidated statement of operations, or disclosures.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Effect of Newly Issued But Not Yet Effective Accounting Standards
During December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations (“SFAS 141(R)”). This Statement replaces SFAS 141 “Business Combinations” (“Statement 141”). SFAS 141(R) retains the fundamental requirements in Statement 141 that the acquisition method of accounting (called the ‘purchase method’) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement defines the acquirer as the entity that obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. This is broader than in Statement 141 which applied only to business combinations in which control was obtained by transferring consideration. This Statement requires an acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141(R) recognizes and measures the goodwill acquired in the business combination and defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess as a gain attributable to the acquirer. In contrast, Statement 141 required the “negative goodwill” amount to be allocated as a pro rata reduction of the amounts assigned to assets acquired. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after December 15, 2008. An entity may not apply it before that date.
During December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 established accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statement, but separate from the parent’s equity. Before the Statement was issued these so-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. The amount of consolidated net income attributable to the parent and to the noncontrolling interest must be clearly identified and presented in the consolidated statement of income. This Statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Management does not anticipate that this Statement will have a material impact on the Corporation’s consolidated financial condition or results of operations.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Effect of Newly Issued But Not Yet Effective Accounting Standards
During March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends and expands the disclosure requirement of SFAS 133 No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. Management does not anticipate that this Statement will have a material impact on the Corporation’s consolidated financial condition or results of operations.
During May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. This Statement is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Adoption of SFAS 162 will not be a change in the Corporation’s current accounting practices; therefore, it will not have a material impact on the Corporation’s consolidated financial condition or results of operations.
During June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarifies whether instruments, such as restricted stock, granted in share-based payments are participating securities prior to vesting. Such participating securities must be included in the computation of earnings per share under the two-class method as described in SFAS No. 128, “Earnings per Share.” FSP EITF 03-6-1 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and requires a company to retrospectively adjust its earning per share data. Early adoption is not permitted. It is not expected that the adoption of FSP EITF 03-6-1 will have a material effect on consolidated results of operations or earnings per share.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE B — ACQUISITION
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
Subsequent to an analysis of goodwill and other intangible assets during the fourth quarter of 2008, the Corporation recorded impairment expense of goodwill in the amount of $28,555,000 and impairment expense of other intangible assets in the amount of $4,561,000 related to the acquisition of Fidelity. At December 31, 2008, intangible assets related to the acquisition of Fidelity were $4,010,000.
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE B — ACQUISITION (Continued)
Pro Forma Income Statement for the year ended December 31, 2006 (unaudited)
(In thousands, except share and per share data)

Interest income	$69,183
Interest expense	30,719

Net interest income	38,464
Provision for loan losses	1,343

Net interest income after provision for loan losses	37,121

Non-interest income	2,139
Non-interest expense	24,930

Income before income tax provision	14,330
Income tax provision	4,814

Net income	$9,516

Per share data:
Net income — basic	$1.07
Net income — diluted	$1.04

Weighted average shares outstanding — basic	8,882,966
Weighted average shares outstanding — diluted	9,182,814

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE C — SECURITIES AVAILABLE FOR SALE
The amortized cost and fair value for securities available for sale and the unrealized gains and losses recognized as accumulated other comprehensive income were as follows (in thousands):

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

US Government sponsored entity securities	$21,175	$226	($2)	$21,399
Corporate bonds	13,185	54	(4)	13,235
Municipal securities	1,303	28	—	1,331
Mortgage backed securities	179	4	—	183
Money market mutual funds	48,000	—	—	48,000

Totals	$83,842	$312	($6)	$84,148

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

US Treasury securities	$6,800	$15	($10)	$6,805
US Government sponsored entity securities	1,009	4	—	1,013
Municipal securities	758	16	—	774
Mortgage backed securities	305	5	—	310

Totals	$8,872	$40	($10)	$8,902

The amortized cost and fair value of securities available for sale at December 31, 2008 by contractual maturity are shown below (in thousands). Securities not due at a single maturity date, such as mortgage backed securities and money market mutual funds are shown separately.

	Amortized	Fair
	Cost	Value

Due in less than one year	$5,073	$5,089
Due in one year through five years	30,309	30,592
Due in greater than five years	281	284
Mortgage backed securities	179	183
Money market mutual funds	48,000	48,000

Totals	$83,842	$84,148

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE C — SECURITIES AVAILABLE FOR SALE (Continued)
Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

	2008	2007	2006

Proceeds	$7,276	$18,007	$96,704
Gross gains	17	—	9
Gross losses	—	—	—
Securities having a carrying value of $5,524,000 and $8,478,000 at December 31, 2008 and 2007, respectively, were pledged to secure Federal Home Loan Bank of Indianapolis advances, time deposits and securities sold under agreements to repurchase.
Securities with unrealized losses at year-end 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

			December 31, 2008
Investment category	Less than one year		One year or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

US Government sponsored entity securities	$5,997	($2)	$—	$—	$5,997	($2)
Corporate bonds	2,041	(4)	—	—	2,041	(4)

Total temporarily impaired	$8,038	($6)	$—	$—	$8,038	($6)

			December 31, 2007
Investment category	Less than one year		One year or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

US Treasury securities	$2,330	($10)	$—	$—	$2,330	($10)

Total temporarily impaired	$2,330	($10)	$—	$—	$2,330	($10)

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE C — SECURITIES AVAILABLE FOR SALE (Continued)
Unrealized losses on securities available for sale at December 31, 2008 and 2007 have not been recognized because these securities are of high credit quality and management has the intent and ability to hold these securities to recovery, which may be maturity. The decline in fair value is believed to be largely due to changes in interest rates. The fair value is expected to recover as the securities approach their maturity date.
NOTE D — LOANS
Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

	2008	2007	Incr(decr)

Consumer loans	$31,864	$35,833	(11.08%)
Commercial, financial, & other	164,740	174,958	(5.84%)
Construction and land development loans	113,035	147,750	(23.50%)
Commercial real estate mortgages	571,204	539,306	5.91%
Residential real estate mortgages	52,426	54,237	(3.34%)

Total loans	933,269	952,084	(1.98%)

Allowance for loan losses	(14,452)	(10,617)

Loans, net	$918,817	$941,467

Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2008 and 2007. These loan transactions for the years ended December 31, are as follows (in thousands):

	2008	2007

Balance, beginning of year	$2,494	$2,497
New loans during the year	9	181
Repayments made during the year	(461)	(184)

Balance, end of year	$2,042	$2,494

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE D — LOANS (Continued)
Activity in the allowance for loan losses for the years ended December 31 are as follows (in thousands):

	2008	2007	2006

Balance, beginning of year	$10,617	$7,775	$6,808

Allowance on loans acquired	—	$1,704	—

Less charge-offs:
Consumer loans	318	226	24
Commercial, financial & other	4,304	914	139
Construction and land development loans	3,604	2,956	—
Commercial real estate mortgages	2,446	662	36
Residential loans	296	320	38

Plus recoveries:
Consumer loans	19	25	17
Commercial, financial & other	117	224	218
Construction and land development loans	36	6	—
Commercial real estate mortgages	21	140	26
Residential loans	4	—	—

Net charge-offs (recoveries)	10,771	4,683	(24)

Provision for loan losses	14,606	5,821	943

Balance at end of year	$14,452	$10,617	$7,775

Allowance to total loans	1.55%	1.12%	1.03%

Net Charge-offs to average loans	1.14%	0.50%	0.00%

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE D — LOANS (Continued)
The aggregate balances in impaired loans at December 31, are as follows (in thousands):

	2008	2007	2006

Impaired loans with no allocated allowance for loan losses	$71,961	$27,817	$1,306
Impaired loans with allocated allowance for loan losses	26,908	10,816	4,254

Total (net of $3,405 in partial charge offs in 2007)	$98,869	$38,633	$5,560

Amount of the allowance for loan loss allocated to impaired loans	$5,273	$879	$911

Average of impaired loans during the year	$82,436	$29,492	$3,788

Interest income recognized during impairment	$1,460	$1,086	$—
Cash-basis interest income recognized	$—	$—	$—
Non-performing assets were as follows (in thousands):

	2008	2007	2006

Troubled debt restructuring	17,765	$—	$—
Over 90 days past due and still accruing	450	884	2,101
Non-accrual loans	51,708	18,117	5,560

Total non performing loans	69,923	19,001	7,661

Real estate owned	9,657	6,319	52
Other repossessed assets	—	—	2

Other non performing assets	9,657	6,319	54

Total nonperforming assets	$79,580	$25,320	$7,715

Non-performing loans and impaired loans are defined differently. Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Non-performing loans included troubled debt restructuring of $17,765,000 at December 31, 2008. These loans were qualified as troubled debt restructuring due to changes from principal and interest payments to interest only payments, restructuring of collateral, or renewals of interest reserves when current loan to value ratios were outside of our normal loan policy. In all cases, no additional valuation allowances were recorded against the loans since all of the modifications related to terms other than interest rates or principal balances. All of these loans are current according to their renegotiated terms.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE E — PREMISES AND EQUIPMENT
Premises and equipment are comprised of the following at December 31 (in thousands):

	2008	2007

Land and improvements	$7,728	$7,853
Buildings and improvements	14,553	15,119
Furniture and equipment	6,771	6,277

	29,052	29,249

Less accumulated depreciation	7,780	6,467

	$21,272	$22,782

Depreciation expense for 2008, 2007 and 2006 amounted to $1,355,000, $1,440,000 and $946,000, respectively. During 2008, the Corporation transferred a building with a net book value of approximately $685,000 to other assets. This building is not being utilized and is currently listed for sale. The fair value of this building is evaluated periodically for impairment. This analysis is expected to be completed during the first quarter of 2009. Capital expenditures were primarily due to various improvements in technology.
Rent expense for facilities of $1,064,000, $829,000 and $622,000 was incurred during 2008, 2007 and 2006, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present (in thousands):

2009	$783
2010	631
2011	449
2012	48
2013	25
Thereafter	—

Total	$1,936

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE F — GOODWILL AND OTHER INTANGIBLE ASSETS
The Corporation acquired Fidelity Financial Corporation of Michigan (Fidelity) and the Bank of Washtenaw (Washtenaw) in January of 2007 and October of 2004, respectively. As a result of these acquisitions, the Corporation acquired goodwill and other intangible assets. Both of these acquisitions were consolidated into the Bank along with the goodwill and other intangible assets. The Corporation identified a core deposit intangible of $6,863,000 and a borrower relationship intangible of $3,558,000 related to the acquisition of Fidelity. The Corporation identified a core deposit intangible of $929,000 and a borrower relationship intangible of $1,620,000 related to the acquisition of Washtenaw. These intangible assets were separated from goodwill. These assets are evaluated at least annually for impairment. The Corporation recorded amortization expense of $968,000, $1,328,000 and $250,000 in 2008, 2007 and 2006, respectively. Goodwill amounted to $0 and $34,028,000 at December 31, 2008 and 2007, respectively.
During the fourth quarter of 2008, the significant decline in the market value of the Corporation’s stock below its book value and the decline in the economic environment in which the Corporation operates caused management to engage a third party business valuation specialist to perform the annual impairment test of goodwill and other intangible assets. The third party specialist used three methods of evaluation to determine the fair value of the reporting unit, Fidelity Bank. These methods considered the Bank’s discounted future earnings, the stock price of the Corporation and other comparable financial institutions and the equity values of other companies that have been sold. The value of each approach was weighted and an overall summary of the Bank’s fair value was calculated.
The step one impairment test indicated that the implied fair value of Fidelity Bank was well below the carrying amount as of December 31, 2008. Subsequently, management performed its own internal step two impairment testing by allocating the implied fair value of the Bank to all of the assets and liabilities of the reporting unit. The implied fair value of the Bank was then compared to the actual carrying amount of goodwill. From this testing, management determined the carrying amount of goodwill exceeded in its entirety the implied fair value of goodwill.
Additionally, the Corporation recorded impairment expense of other intangible assets. The Corporation recorded impairment expense of the core deposit intangible in the amount of $2,991,000 and impairment expense of the customer relationship intangibles in the amount of $1,570,000 related to the acquisition of Fidelity. The Corporation also recorded impairment expense of the core deposit intangible in the amount of $806,000 and impairment expense of the customer relationship intangibles in the amount of $206,000 related to the acquisition of Washtenaw. The impairment to the core deposit intangibles was primarily due to the erosion of core deposits at a faster rate than anticipated and the transfer of core deposits to time deposits. The impairment of the customer relationship intangible is primarily due to the migration of loans at a more rapid rate than expected and the impact of current economic conditions on the loan portfolio. The impairment resulted in the establishment of a new carrying amount. Information concerning other intangible assets at December 31, 2008 and 2007 were as follows (in thousands):

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE F — GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

	2008
	Gross
	Carrying	Accumulated
	Amount	Amortization
Amortized intangible assets

Core deposit intangible	$2,757	$—
Borrower relationship intangible	1,835	—

Total	$4,592	$—

	2007
	Gross
	Carrying	Accumulated
	Amount	Amortization
Amortized intangible assets

Core deposit intangible	$7,792	$1,180
Borrower relationship intangible	5,178	657

Total	$12,970	$1,837

     The core deposit intangible is amortized over 11 years and the borrower relationship intangible is amortized over 10 years. Estimated amortization expense for each of the next five years is as follows (in thousands):

Amortization

2009	$793
2010	718
2011	643
2012	568
2013	493

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE G — DEPOSITS
Time deposits of $100,000 or more were $324,420,000 and $344,026,000 at December 31, 2008 and 2007, respectively. Time deposits of $100,000 or more from governmental units, which are included in total time deposits of $100,000 or more were $38,999,000 and $103,795,000 at December 31, 2008 and 2007, respectively.
Scheduled maturities of time deposits at December 31, 2008 are listed in the following table (in thousands):

	$100,000 and over	Less than $100,000	Total

2009	$242,882	$111,284	$354,166
2010	72,969	92,541	165,510
2011	7,856	6,627	14,483
2012	612	330	942
2013 and thereafter	101	327	428

Totals	$324,420	$211,109	$535,529

Related party deposits from directors and executive officers of the Corporation were approximately $6,701,000 and $6,475,000 at December 31, 2008 and 2007, respectively.
NOTE H — SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities sold under agreements to repurchase are secured by US government sponsored entity securities with a carrying amount of approximately $3.0 million and $1.0 million at December 31, 2008 and 2007, respectively.
Securities sold under agreements to repurchase are financing arrangements that mature within two years. At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning securities sold under agreements to repurchase is summarized as follows (in thousands):

	2008	2007

Balance at year-end	$2,461	$481
Average daily balance during the year	$778	$433
Average interest rate during the year	1.25%	1.25%
Maximum month-end balance during year	$2,461	$841
Weighted average interest rate at year-end	1.25%	1.25%

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE J — FEDERAL HOME LOAN BANK ADVANCES
The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis (FHLB). Advances were $65,019,000 and $41,370,000 at December 31, 2008 and 2007, respectively. These advances carry a fixed rate of interest and are secured by a blanket collateral agreement with the Federal Home Loan Bank of Indianapolis covering eligible mortgage loans in the amount of $46,917,000, commercial real estate loans in the amount of $86,179,000 and securities available for sale in the amount of $295,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2008 and 2007 (in thousands):

At December 31, 2008
Maturing in:	Amount	Rate

2009	$20,000	4.76%
2010	30,184	3.27%
2011	4,500	3.20%
2012	335	5.27%
2013	10,000	2.58%

Total	$65,019	3.63%

At December 31, 2007
Maturing in:	Amount	Rate

2008	$20,658	4.79%
2009	20,000	4.76%
2010	302	4.05%
2012	410	5.27%

Total	$41,370	4.77%

The Bank makes monthly interest payments with principal generally due at maturity. Prepayment penalties apply if advances are repaid prior to maturity. The Bank’s capacity to borrow from the Federal Home Loan Bank is capped at $100 million by a resolution of the Board of Directors of the Bank. The Bank had the ability to borrow up to $69.7 million based on collateral pledged by the Bank at December 31, 2008.
Required payments over the next five years are as follows:

Amount
2009	$20,164
2010	30,139
2011	4,548
2012	168
2013	10,000

Total	$65,019

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE J — FEDERAL HOME LOAN BANK ADVANCES (Continued)
Amounts advanced by the FHLB totaling $10,000,000 are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate one year after the date of the advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be pre-payable at the Corporation’s option, at par without a penalty.
NOTE K — SUBORDINATED DEBENTURES
In 2002, Dearborn Bancorp Trust I, a special purpose entity formed by the Corporation, issued $10,000,000 of floating rate mandatory redeemable securities as part of a pooled offering. The Corporation issued $10,000,000 of subordinated debentures to the trust in exchange for the proceeds of the offering. The interest rate on the debentures is the three month LIBOR plus 3.35% and was 8.17% at December 31, 2008. The securities have a term of thirty years with interest payments due on a quarterly basis. The Corporation may redeem the debentures, with regulatory approval, at face value.
NOTE L — INCOME TAXES
The federal tax provision consists of the following (in thousands):

	2008	2007	2006

Current	($2,370)	$1,991	$4,260
Deferred	(14,117)	(386)	(320)
Change in valuation allowance	—	251	—

	($16,487)	$1,856	$3,940

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE L — INCOME TAXES (Continued)
Deferred tax assets and liabilities are due to the following at December 31, (in thousands):

	2008	2007
Deferred tax assets
Allowance for loan losses	$4,913	$3,326
Deferred loan fees and costs	—	49
Goodwill and other intangibles	11,877	—
Capital loss carryforward	251	251
Valuation allowance on capital loss carryforward	(251)	(251)
Non accrual interest income	92	241
Writedowns on other real estate owned	462	255
Amortization of deferred issue costs	81	—
Other	63	41

Total deferred tax assets	17,488	3,912

Deferred tax liabilities
Premises and equipment	(300)	(183)
Goodwill and other intangibles	—	(841)
Prepaid expenses	(259)	(131)
Unrealized gains on securities available for sale	(104)	(10)
Deferred loan fees and costs	(73)	—
Other	(66)	(84)

Total deferred tax liabilities	(802)	(1,249)

Net deferred tax asset (liability)	$16,686	$2,663

The goodwill and other intangible assets acquired during 2004 and 2007 are being amortized over 15 years for tax purposes and are tax deductible, but the goodwill is not being amortized for book purposes. The impairment of goodwill and partial impairment of other intangible assets generated a deferred tax asset of $13,464,000 during 2008. During 2005, a deferred tax asset of $251,000 was generated on the capital loss that resulted from the sale of FHLMC preferred stock. The capital loss can be carried forward through 2010 to offset capital gain income. A valuation allowance against this tax deferred asset was assigned during 2007 for this item based on the likelihood that the capital loss carryforward will expire prior to its utilization.
The recoverability of the deferred tax asset, which is primarily due to the future deductability of goodwill, core deposit intangible and the allowance for loan losses, is contingent upon future book income. The Corporation believes that future income will support this deferred tax asset and believes that no valuation allowance is necessary.
There were no unrecognized tax benefits at December 31, 2008, and the Corporation does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.
The Corporation is no longer subject to examination by the Internal Revenue Service for years before 2007.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE L — INCOME TAXES (Continued)
Effective tax rates differ from the federal statutory rate of 34% applied to income before income taxes due to the following:

	2008	2007	2006

Federal income tax rate	34%	34%	34%

Effect of capital loss carryforward valuation allowance	—%	5%	—%
Other, net	—%	(2%)	—%

Effective tax rate	34%	37%	34%

NOTE M — FINANCIAL INSTRUMENTS AND LOAN COMMITTMENTS
Fair Value of Financial Instruments
The estimated fair value of the Corporation’s financial instruments at December 31 are as follows (in thousands):

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$53,002	$53,002	$9,482	$9,482
Mortgage loans held for sale	1,834	1,861	1,316	1,334
Securities available for sale	84,148	84,148	8,902	8,902
Federal Home Loan Bank Stock	3,614	3,614	2,072	2,072
Loans, net	933,269	934,826	952,084	962,383
Accrued interest receivable	3,499	3,499	3,816	3,816

Liabilities:
Deposits	938,395	945,017	822,627	824,649
Federal funds purchased	—	—	30,100	30,100
Securities sold under agreements to repurchase	2,461	2,461	480	480
Federal Home Loan Bank advances	65,019	66,390	41,370	41,736
Subordinated debentures	10,000	10,028	10,000	10,000
Accrued interest payable	1,695	1,695	3,168	3,168
The following methods and assumptions were used by the Corporation in estimating its fair value disclosure for financial instruments:

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE M — FINANCIAL INSTRUMENTS AND LOAN COMMITTMENTS (Continued)
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
Effective January 1, 2008, the Corporation adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 has been applied prospectively as of the beginning of 2008.
SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to our valuation hierarchy.
Securities available for sale
One component of the Corporation’s securities, available for sale are money market funds that are based on quoted prices in active markets and are classified within Level 1 of the valuation hierarchy. The values of all other securities, available for sale are estimated by a third party using inputs that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.
The following table presents the fair value measurements of the Corporation’s assets and liabilities recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008 (in thousands):

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE M — FINANCIAL INSTRUMENTS AND LOAN COMMITTMENTS (Continued)

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Securities, available for sale	$84,148	$48,000	$36,148	$—
Following is a description of the valuation methodology for assets and liabilities measured at fair value and recognized in the accompanying balance sheet.
Impaired Loans
Loan impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the present value of estimated future cash flows using the loan’s existing rate, or the fair value of collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to increase, such increase is reported as a component of the provision for loan losses. Loan losses are charged against the allowance when management believes the uncollectability of the loan is confirmed. During the year ended December 31, 2008, certain impaired loans were partially charged-off or re-evaluated. This valuation would be considered Level 3, consisting of appraisals of underlying collateral and discounted cash flow analysis.
The following table presents the fair value measurements of the Corporation’s assets and liabilities recognized in the accompanying balance sheet measured at fair value on a non-recurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008 (in thousands):

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Loans	$41,907	$—	$—	$41,907
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE M — FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK (Continued)
The Corporation had outstanding loan commitments aggregating $108,527,000 and $160,451,000 at December 31, 2008 and 2007, respectively. Loan commitments for variable rate loans were $83,043,000 and $110,832,000 at December 31, 2008 and 2007, respectively. Loan commitments for fixed rate loans were $25,484,000 and $49,619,000 at December 31, 2008 and 2007, respectively. The fixed rate loan commitments at December 31, 2008 have interest rates ranging from 4.50% to 8.75% and maturities ranging from one year to ten years. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):
At December 31, 2008

	Commitment Period
	Less
	than one	1-3	3-5	Over 5
	year	years	years	years	Totals

Home equity lines of credit	$158	$1,058	$5,920	$10,461	$17,597
Residential loan commitments	136	—	—	—	136
Standby letters of credit	2,945	27	2,000	—	4,972
Lines of credit — commercial	42,723	4,253	1,016	538	48,530
Commercial construction — residential land development and construction	10,486	3,180	115	—	13,781
Other commercial commitments	15,774	2,758	3,488	1,491	23,511

Totals	$72,222	$11,276	$12,539	$12,490	$108,527

At December 31, 2007

	Commitment Period
	Less
	than	1 - 3	3 - 5	Over 5
	1 year	years	years	years	Totals

Home equity lines of credit	$179	$670	$3,921	$12,898	$17,668
Residential loan commitments	3,907	—	—	—	3,907
Standby letters of credit	3,536	1,879	2,000	—	7,415
Lines of credit — commercial	64,717	3,772	807	1,165	70,461
Commercial construction — residential land development and construction	19,487	8,009	35	—	27,531
Other commercial commitments	24,431	3,988	2,837	2,213	33,469

Totals	$116,257	$18,318	$9,600	$16,276	$160,451

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer’s credit worthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management’s credit evaluation of the customer.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE N — EMPLOYEE BENEFIT PLANS
The Bank maintains a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) plan after completion of age and service requirements. An employee can be enrolled as a participant on the first “Enrollment Date” after reaching age 18 and completing six months of service.
Contributions to the plan by the Bank are discretionary and are expensed as made. The Bank matches 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. During 2008, 2007 and 2006, employer contributions were $243,000, $237,000 and $171,000, respectively.
NOTE O — REGULATORY CAPITAL REQUIREMENTS
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE O — REGULATORY CAPITAL REQUIREMENTS
Quantitative measures established by regulation require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The following is a presentation of the Corporation’s and Bank’s regulatory capital ratios (in thousands):

					Minimum
			Minimum		To Be Well Capitalized
			for Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008
Total capital (to risk weighted assets)
Consolidated	107,962	10.69%	80,832	8.00%	N/A	N/A
Bank	105,568	10.47%	80,667	8.00%	100,834	10.00%
Tier 1 capital (to risk weighted assets)
Consolidated	95,310	9.43%	40,416	4.00%	N/A	N/A
Bank	92,941	9.22%	40,334	4.00%	60,501	6.00%
Tier 1 capital (to average assets)
Consolidated	95,310	8.88%	42,933	4.00%	N/A	N/A
Bank	92,941	8.69%	42,781	4.00%	53,476	5.00%

As of December 31, 2007
Total capital (to risk weighted assets)
Consolidated	112,984	11.57%	78,108	8.00%	N/A	N/A
Bank	110,486	11.34%	77,972	8.00%	97,465	10.00%
Tier 1 capital (to risk weighted assets)
Consolidated	102,367	10.48%	39,054	4.00%	N/A	N/A
Bank	99,869	10.25%	38,986	4.00%	58,479	6.00%
Tier 1 capital (to average assets)
Consolidated	102,367	10.15%	40,334	4.00%	N/A	N/A
Bank	99,869	9.99%	39,989	4.00%	49,987	5.00%
At December 31, 2008 and 2007, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category. Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. No cash dividends have ever been paid by the Corporation.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE P — INCENTIVE STOCK PLANS
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
A summary of the option activity in the 1994 Plan follows:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price
Outstanding at January 1, 2006	517,140	$8.00
Exercised	(48,717)	$6.40

Outstanding at December 31, 2006	468,423	$8.16
Exercised	(14,741)	$4.41

Outstanding at December 31, 2007	453,682	$8.29
Forfeited	(93,284)	$6.88

Outstanding at December 31, 2008	360,398	$8.65

At December 31, 2008, 2007 and 2006, 360,398, 453,682 and 468,423 options were exercisable at weighted average exercise prices of $8.65, $8.29 and $8.16 per share, respectively.
There were no options exercised during 2008. The intrinsic value of options exercised during the years ended December 31, 2007 and 2006 were approximately $206,000 and $707,000, respectively. The options outstanding at December 31, 2008 had no intrinsic value.
During 2005, the Corporation initiated the 2005 Long-Term Incentive Plan. Under this plan, up to 347,248 shares may be granted to officers and employees of the Bank. This plan provides that stock awards may take the form of any combination of options, shares, share units or performance awards.
The administration of the plan, including the granting of awards and the nature of those awards, is determined by the Corporation’s Compensation Committee. The Corporation’s Board of Directors approved grants of performance-based stock options and restricted stock in 2005 and 2006. The Corporation’s Board of Directors approved grants of stock options and restricted stock without performance criteria in 2008. The awards have a term of ten years and typically vest fully three years from the grant date.
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE P — INCENTIVE STOCK PLANS (Continued)
The weighted average fair value of the modified options at the modification date in 2007 were $4.40 and $3.94 for the options originally granted in 2006 and 2005, respectively. The following assumptions were used to determine the modified fair value of the options granted in 2006 and 2005 at modification date in 2007:

	Modified in 2007
	Originally Granted
	2006	2005

Risk-free interest rate	4.31%	4.23%
Expected option life	5.5 years	4.5 years
Dividend yield	0.00%	0.00%
Expected volatility of stock price	26.26%	26.79%
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
The Corporation reversed expense related to restricted stock of $270,000 and recognized expense of $102,000 in 2007 due to the award modifications. The expense that was reversed is comprised of $172,000 from the grant date through December 31, 2006 and $98,000 during 2007. The expense for the modified awards recognized related to restricted stock is comprised of $45,000 from the grant date through December 31, 2006 and $57,000 in 2007.
Stock Options Granted — The incentive stock options were granted with the exercise price equal to market price on the day of grant. The weighted average fair value of the options granted at grant date was $1.56. The following assumptions were used to determine the fair value of the options granted in 2008:

2008

Risk-free interest rate	2.92%
Expected option life	7.0 years
Dividend yield	0.00%
Expected volatility of stock price	28.39%

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE P — INCENTIVE STOCK PLANS (Continued)
A summary of the 2005 Plan’s option activity is as follows:

		Average
		Modified
	Number	Exercise
	of Shares	Price
Outstanding at January 31, 2006	17,467	$13.06
Shares Granted — Stock Options	17,784	$13.06

Outstanding at December 31, 2006	35,251	$13.06
Shares Granted — Stock Options	—	$—

Outstanding at December 31, 2007	35,251	$13.06
Shares Granted — Stock Options	179,144	$4.83
Shares Forfeited — Stock Options	(8,733)	$13.06

Outstanding at December 31, 2008	205,662	$5.89

Options exercisable	67,877
During the year ended December 31, 2008, the Corporation recognized compensation expense of $71,000 related to stock options. Compensation cost of $76,000 and $62,000 is expected to be recognized during 2009 and 2010, respectively.
Stock Grants — Stock awards are granted to officers. A summary of the plan’s stock award activity is as follows:

Number
of Shares
Outstanding at December 31, 2005	12,843
Restricted Shares Granted	12,239
Restricted Shares Forfeited	(513)

Outstanding at December 31, 2006	24,569
Restricted Shares Forfeited	(613)

Outstanding at December 31, 2007	23,956
Restricted Shares Forfeited	(9,592)
Restricted Shares Transferred to Common Shares	(6,231)
Restricted Shares Granted	43,883

Outstanding at December 31, 2008	52,016

During the year ended December 31, 2008, the Corporation recognized compensation expense of $62,000 related to restricted stock. Compensation cost of $75,000 and $62,000 is expected to be recognized during 2009 and 2010, respectively. The fair value of shares vested during 2008 was $81,000. No shares vested during 2006 or 2007.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE Q — EARNINGS PER SHARE
Factors used in the basic and diluted earnings per share calculation follow (in thousands, except share and per share data):

	2008	2007	2006
Basic
Net income (loss)	($31,925)	$3,166	$7,819

Weighted average common shares	8,007,345	8,602,704	6,372,471

Basic earnings per common share	($3.99)	$0.37	$1.23

Diluted
Net income (loss)	($31,925)	$3,166	$7,819

Weighted average common shares outstanding for basic earnings per common share	8,007,345	8,602,704	6,372,471

Add: Dilutive effects of assumed exercise of stock options	—	224,827	299,848

Average shares and dilutive potential common shares	8,007,345	8,827,531	6,672,319

Dilutive earnings per common share	($3.99)	$0.36	$1.17
All stock options and unvested shares were excluded from the computation of diluted earnings per share for 2008 because they were antidilutive. Stock options for 35,251 shares of common stock were not considered in computing diluted earnings per common share for 2006 because they were antidilutive. There were no antidilutive options in 2007. All share and per share amounts have been adjusted for stock dividends.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE R — PARENT ONLY CONDENSED FINANCIAL INFORMATION
The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.
CONDENSED BALANCE SHEETS

	December 31,
(In thousands)	2008	2007
ASSETS
Cash and cash equivalents	$635	$715
Investment in subsidiary	105,675	145,050
Other assets	1,631	1,978

Total assets	$107,941	$147,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$103	$195
Subordinated debentures	10,000	10,000

Total liabilities	10,103	10,195

Stockholders’ equity	97,838	137,548

Total liabilities and stockholder’s equity	$107,941	$147,743

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
(In thousands)	2008	2007	2006

Interest income	$7	$197	$948
Dividends from Bank	3,500	15,000	—
Interest expense	740	872	870
Other operating expenses	1,104	1,149	921

Net income (loss) before income tax and equity in undistributed income of subsidiary	1,663	13,176	(843)

Income tax benefit	702	665	345

Net income (loss) before equity in undistributed income of subsidiary	2,365	13,841	(498)

Equity in undistributed income of subsidiary (dividends in excess of earnings)	(34,290)	(10,675)	8,317

Net income (loss)	($31,925)	$3,166	$7,819

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE R — PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2008	2007	2006
Cash flows from operating activities
Net income (loss)	($31,925)	$3,166	$7,819
Adjustments to reconcile net income to net cash provided by operating activities
(Equity in undistributed income of subsidiary) dividends in excess of earnings	34,290	10,675	(8,317)
Other, net	181	426	81

Net cash flows from operating activities	2,546	14,267	(417)

Cash flows from investing activities
Investment in subsidiary	—	(70,516)	—
Purchases of securities, available for sale	—	—	(77,920)
Proceeds from the sale of securities available for sale	—	—	77,840
Proceeds from calls, maturities and repayments of securities available for sale	—	4,077	8,700
Property and equipment acquired	—	—	—

Net cash flows from investing activities	—	(66,439)	8,620

Cash flows from financing activities
Proceeds from exercise of stock options	—	62	292
Repurchase of common stock	(2,627)	(10,801)	(2,824)
Issuance of common stock	—	—	55,131
Tax benefit of stock options exercised	—	210	98

Net cash flows from financing activities	(2,627)	(10,529)	52,697

Increase (decrease) in cash and cash equivalents	(81)	(62,701)	60,900

Cash and cash equivalents at the beginning of year	716	63,416	2,516

Cash and cash equivalents at end of year	$635	$715	$63,416

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE S — QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net	Earnings (loss) per share
(In thousands, except per share data)	Income	Income	Income (loss)	Basic	Fully diluted
2008
First quarter	$16,299	$8,053	$676	$0.08	$0.08
Second quarter	15,125	8,284	(4,614)	(0.57)	(0.57)
Third quarter	14,863	8,250	1,420	0.18	0.18
Fourth quarter	14,839	7,544	(29,407)	(3.77)	(3.77)

2007
First quarter	$17,471	$8,649	$1,618	$0.18	$0.18
Second quarter	17,573	8,595	2,005	0.23	0.22
Third quarter	17,851	8,501	(855)	(0.10)	(0.10)
Fourth quarter	17,215	7,874	398	0.05	0.05
Net income for the fourth quarter of 2008 includes the impact of ($22,458,000) after tax or ($2.88) per share for the impairment of goodwill and ($3,678,000) after tax, or ($0.47) per share for the impairment of other intangible assets.
NOTE T — SIGNIFICANT ESTIMATES AND CONCENTRATIONS
Current Economic Conditions
The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Corporation.
The Corporation is further affected by the economic conditions specific to Southeastern Michigan due to the importance of the automobile industry to the local economy. While the Corporation does not have significant exposure to automobile manufacturers and suppliers, the downturn in the automotive industry has had an adverse effect of many of the Corporation’s borrowers and the Corporation’s allowance for loan losses.
Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital which could negatively impact the Corporation’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2008, 2007 and 2006
NOTE U — RISKS AND UNCERTAINTIES
The Corporation’s allowance for loan losses contains certain assumptions on the value of collateral dependent loans as well as certain economic and industry conditions which may be subject to change within the next year. These changes could have an adverse impact on the allowance for loan losses in the near term.
NOTE V — SUBSEQUENT EVENT
In February 2009, the Board of Directors of the Federal Deposit Insurance Corporation (FDIC) voted to amend the restoration plan for the Deposit Insurance Fund (DIF). The amended restoration plan extended the period of time to raise the DIF reserve ratio to 1.15 percent from five to seven years. The amended restoration plan also includes a final rule that sets assessment rates. Under this final rule, beginning on April 1, 2009 the Company expects the FDIC premium assessed to the Company to increase.
The Board of the FDIC also adopted an interim rule imposing a 20 basis point special assessment on insured institutions as of June 30, 2009 which will be payable on September 30, 2009. The interim rule would also allow the assessment of additional special assessments of up to 10 basis points after June 30, 2009 as deemed necessary. Comments on the interim rule are due within 30 days of publication in the Federal Register.
While the Company has not fully evaluated the impact the increased assessment rates and the pending special assessment will have on the 2009 financial results, it is anticipated the impact will be material to the 2009 results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND
RESULTS OF OPERATIONS
Company Overview and Executive Summary
Dearborn Bancorp, Inc. (the “Corporation”) was incorporated as a Michigan business corporation on September 30, 1992. The Corporation was formed to acquire all of the Bank’s issued and outstanding stock and to engage in the business of a bank holding corporation under the Bank Holding Company Act of 1956, as amended (the “Act”).
Community Bank of Dearborn (the “Bank”), a Michigan banking corporation, commenced business on February 28, 1994 in Dearborn, Michigan. The Bank was renamed Fidelity Bank on April 30, 2007. The Bank is the only commercial bank headquartered in Dearborn, Michigan and offers a full line of loan and deposit products and services. The Bank offers excellent customer service to its loan and deposit customers and maintains strong relationships with the communities served by the Bank. The Bank emphasizes strong loan quality, excellent customer service and efficient operations in order to maximize profitability and shareholder value.
In 2004, the Corporation acquired the Bank of Washtenaw from Pavillion Bancorp. The Bank of Washtenaw’s three banking offices, all of which are located in Washtenaw County, Michigan were successfully consolidated into the Bank.
The Corporation completed the acquisition of Fidelity Financial Corporation of Michigan (Fidelity), a commercial bank with seven offices in Oakland County, Michigan on January 4, 2007. The acquisition significantly expanded the Bank’s presence in Oakland County, Michigan. Management believes that the acquisition has been beneficial to the Bank’s customers and the Corporation’s shareholders.
The Bank currently operates eighteen banking offices in Wayne, Macomb, Oakland and Washtenaw Counties, Michigan. A list of banking offices is shown on the following page.
The Corporation’s earnings depend primarily on net interest income. Management strives to maximize net interest income through monitoring the economic and competitive environment and making appropriate adjustments in the characteristics and pricing of our products and services.
Other factors that contribute significantly to our earnings are the maintenance of strong asset quality and efficient operations. Management continually monitors the quality of the loan portfolio and the impact of the economic and competitive environment and takes appropriate measures to maintain high asset quality.
The Bank’s market area consists primarily of the Metropolitan Detroit area. This is a large real estate market and the Bank’s loan portfolio accounts for less than one percent of this market. The Detroit real estate market has been negatively impacted by the unfavorable economic conditions in the State of Michigan. Despite the local economy and its impact on certain industries, many local industries and economies are prospering. The Bank has maintained asset quality in this environment by enforcing strong underwriting guidelines and utilizing a diligent loan review process. Despite these measures, the Bank has recorded charge-offs of certain loans, as the value of the underlying collateral of certain non-performing loans has continued to decline. Additionally, the carrying values of real estate owned properties have been adjusted appropriately, as the market value of the real estate has declined.

The Corporation recorded a net loss of ($31,925,000) during 2008, compared to net income of $3,166,000 during 2007. The factors that contributed primarily to the decline in earnings during 2008 were, the impairment of goodwill and other intangible assets, various costs related to the Bank’s non-performing assets such as provision for loan losses, the write-down and loss on sale of other real estate and defaulted loan expense and the decline in the Corporation’s net interest margin.
The most significant factor in the decline in earnings during 2008 was the impairment of goodwill and other intangible assets recorded during the fourth quarter of 2008, which decreased net income by $26,100,000. This non-cash impairment expense was the result of the annual evaluation of the Corporation’s goodwill and other intangible assets.
Another significant factor in the decline in earnings during 2008 was the costs related to the Bank’s non-performing assets. The Corporation recorded provision for loan loss of $14,606,000 during 2008 compared to $5,821,000 during 2007. The provision for loan losses is determined by the internal analysis of the allowance for loan losses and the large increase during 2008 was the result of a higher level of non-performing loans and net charge-offs. Net charge-offs amounted to $10,771,000 during 2008 compared to $4,683,000 during 2007. The Corporation also recorded $3,037,000 for the write-down and loss on sale of other real estate in 2008 compared to $727,000 during 2007. The Corporation also recorded defaulted loan expense of $2,078,000 during 2008 compared to $685,000 during 2007.
Income during 2008 was also impacted by a compression in the Corporation’s net interest margin compared with 2007. This was the result of the increase in non-performing loans, the decline in short term interest rates during the fourth quarter of 2008 and competitive pricing pressure affecting loan and deposit generation.
The Bank has also formed two subsidiaries that offer additional or specialized services to the Bank’s customers. The Bank’s subsidiaries, their formation date and the type of services offered are listed below:

Date Formed	Name	Services Offered

August 1997	Community Bank Insurance Agency, Inc.	Limited insurance related activities

March 2002	Community Bank Audit Services, Inc.	Internal auditing and compliance services for financial institutions

The date opened, branch location and branch type of each branch is listed below:

Date Opened	Location	Type of office

February 1994	22290 Michigan Avenue	Full service retail branch with ATM
Dearborn, Michigan 48123

December 1995	24935 West Warren Avenue	Full service retail branch
Dearborn Heights, Michigan 48127

August 1997	44623 Five Mile Road	Full service retail branch with ATM
Plymouth, Michigan 48170

May 2001	1325 North Canton Center Road	Full service retail branch with ATM
Canton, Michigan 48187

December 2001	45000 River Ridge Drive	Regional lending center
Clinton Township, Michigan 48038

November 2002	19100 Hall Road	Full service retail branch with ATM
Clinton Township, Michigan 48038

February 2003	12820 Fort Street	Full service retail branch with ATM
Southgate, Michigan 48195

May 2003	3201 University Drive, Suite 180	Full service retail branch
Auburn Hills, Michigan 48326

October 2004	450 East Michigan Avenue	Full service retail branch with ATM
Saline, MI 48176

October 2004	250 West Eisenhower Parkway	Full service retail branch Regional lending center
Ann Arbor, MI 48103

October 2004	2180 West Stadium Blvd.	Full service retail branch with ATM
Ann Arbor, MI 48103

December 2004	1360 Porter Street	Loan production office Regional lending center

January 2007	1040 East Maple Birmingham, MI 48009	Full service retail branch with ATM Regional lending center

January 2007	3681 West Maple	Full service retail branch with ATM
Bloomfield Township, MI 48301

January 2007	30700 Telegraph, Suite	Full service retail branch with ATM
Bingham Farms, MI 48025

January 2007	20000 Twelve Mile Road	Full service retail branch with ATM
Southfield, MI 48076

January 2007	200 Galleria Office Center, Suite 141	Full service retail branch with ATM
Southfield, MI 48134

April 2007	7755 23 Mile Road	Full service retail branch with ATM
Shelby Township, Mi 48316

Forward-Looking Statements
The following discussion contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and Bank. Words such as “anticipates”, “believes”, “estimates”, “expects”, “forecasts”, “intends”, “is likely”, “plans”, “projects”, variations of such words and similar expressions are intended to identify such forward- looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.
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
Critical Accounting Policies and Estimates
The “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as disclosures found elsewhere in the annual report, are based upon the consolidated financial statements of Dearborn Bancorp, Inc., which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Dearborn Bancorp, Inc. to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. Actual results could differ from those estimates.
Allowance for Loan Losses
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses in the loan portfolio. Management’s evaluation of the adequacy of the allowance for loan losses is an estimate based primarily on reviews of individual loans, assessments of the impact of current economic conditions on the portfolio, and historical loss experience. See Note D of the Notes to Consolidated Financial Statements and the discussion of “Allowance for Loan Losses” in the Management’s Discussion and Analysis.
Management believes the accounting estimates related to the allowance for loan losses is a “critical accounting estimate” because:
1)	The estimates are highly susceptible to change from period to period and require management to make judgements concerning the quality of the loan portfolio and the impact of current economic conditions on borrowers’ ability to repay their loans.

2)	The impact of recognizing an impairment or loan loss could have a material effect on the financial statements of Dearborn Bancorp, Inc.
Management has discussed the development and selection of these critical accounting estimates with the audit committee of the board of directors and the audit committee has reviewed the Corporation’s disclosures related to them in this Management’s Discussion and Analysis.

Critical Accounting Policies and Estimates (continued)
Goodwill
The valuation of goodwill has been analyzed by management on a periodic basis and analyzed by an independent consultant at least annually. In this process, estimates and judgment are utilized in the projection of future earnings and in the weighting of the components of the valuation of the Bank. Management believes that the accounting estimates used in determining future earnings is a critical accounting estimate because these estimates are based on various factors that are difficult to predict including future economic conditions, the demand for loans and deposits in our markets and fluctuation of interest rates. Judgment is also utilized in the application of factors to the various methods used in determining the value of the reporting unit. The development and assignment of these factors have a significant impact on the final valuation of the reporting unit.
Deferred Tax Asset
The increase in the deferred tax asset is the result of the impairment charge on goodwill and other intangibles assets that was recorded during 2008. In order to record this deferred tax asset, the Corporation must be able to utilize this asset with five years. Management has projected that the Corporation will have sufficient pre-tax earnings during the next five years. This projection utilized various estimates that will impact the Corporation’s earnings during this period. Management believes that the accounting estimates used in determining future earnings is a critical accounting estimate because these estimates are based on various factors that are difficult to predict including future economic conditions, the demand for loans and deposits in our markets and fluctuation of interest rates.
Results of Operations
2008 Compared to 2007. The Corporation reported a net loss of ($31,925,000) in 2008 compared to net income of $3,166,000 in 2007, a decrease of $35,091,000. The Corporation’s decline in net income was primarily due to a non cash impairment charge for the impairment of goodwill and other intangible assets. If the after-tax impact of this impairment charge is excluded, the Corporation’s net loss would be ($5,788,000), compared to net income of $3,166,000 in 2007, a decrease of $8,954,000 or 283%. The decrease in net income excluding the impairment charge is primarily due to the costs related to the Bank’s non-performing assets. The Corporation recorded provision for loan losses of $14,606,000 during 2008 compared to $5,821,000 during 2007. The provision for loan losses is determined by the internal analysis of the allowance for loan losses and the large increase during 2008 was the result of a higher level of non-performing loans and net charge-offs. Net charge-offs amounted to $10,771,000 during 2008 compared to $4,683,000 during 2007. The Corporation also recorded $3,037,000 for the write-down and loss on sale of other real estate in 2008 compared to $727,000 during 2007. The Corporation also recorded defaulted loan expense of $2,078,000 during 2008 compared to $685,000 during 2007.
Income during 2008 was also impacted by a compression in the Corporation’s net interest margin compared with 2007. This was the result of the increase in non-performing loans, the decline in short term interest rates during the fourth quarter of 2008 and competitive pricing pressure affecting loan and deposit generation.
2007 Compared to 2006. The Corporation reported net income of $3,166,000 in 2007 compared to $7,819,000 in 2006, a decrease of $4,653,000 or 60%. The Corporation’s decline in net income was primarily due to an increase in provision for loan losses and defaulted loan expense and the write-down of real estate owned. The Corporation’s net interest margin also decreased due to increasing deposit costs and an increase in non-performing loans..

Net Interest Income
2008 Compared to 2007. Net interest income in 2008 was $32,131,000 compared to $33,619,000 in 2007, a decrease of $1,488,000 or 4%. The decrease in net interest income was primarily due to the decline in interest rates during 2008 and the volume of assets and liabilities affected by the decline in rates. As the Corporation has interest sensitive assets and liabilities of $975,337,000 and $834,731,000, respectively, the decline in interest rates causes a decrease in net interest income. The Corporation’s net interest rate spread increased to 2.80% in 2008 from 2.73% in 2007, an increase of 7 basis points. However, the Corporation’s net interest margin decreased to 3.29% in 2008 from 3.48% in 2007, a decrease of 19 basis points. The increase in the net interest rate spread was due to the decline in interest rates on the Corporation’s interest-bearing assets and interest-bearing liabilities.
Average interest earning assets grew by $9.6 million between the periods while interest bearing liabilities grew by $28.3 million. While management is continually reviewing spreads and margins, future increases in the net interest margin are primarily expected from the diversification of the Bank’s deposit structure. Management expects to decrease time deposits as a percentage of deposits.
2007 Compared to 2006. Net interest income for the year ended December 31, 2007 was $33,619,000 compared to $28,002,000 for the year ended December 31, 2006, an increase of $5,617,000 or 20%. The increase in net interest income was primarily due to the acquisition of Fidelity. The Corporation’s net interest rate spread decreased to 2.73% in 2007 from 3.08% in 2006, a decrease of 34 basis points. The decrease in the net interest rate spread was due to liability costs increasing faster than asset yields. The Corporation’s net interest margin decreased to 3.48% in 2007 from 3.80% in 2006. The decrease in the net interest spread and net interest margin was due to increasing liability costs and decreasing asset yields. The decrease in asset yields was primarily due to the increase in non-performing loans.
Average Balances, Interest Rates and Yields. Net interest income is affected by the difference (“interest rate spread”) between rates of interest earned on interest earning assets and rates of interest paid on interest bearing liabilities and the relative amounts of interest bearing liabilities and interest earning assets. When the total of interest earning assets approximates or exceeds the total of interest bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution’s net interest income is its “net yield on interest earning assets” or “net interest margin,” which is net interest income divided by average interest earning assets.
The following table sets forth certain information relating to the Corporation’s consolidated average interest earning assets and interest bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans, if any, are included in the net loan category.

	Year Ended December 31, 2008			Year Ended December 31, 2007
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-bearing deposits with banks	$6,591	$43	0.65%	$2,795	$127	4.54%
Federal funds sold	8,316	86	1.04%	7,964	433	5.44%
Investment securities, available for sale	15,681	464	2.97%	10,772	603	5.60%
Loans	944,749	60,533	6.42%	944,225	68,947	7.30%

Sub-total earning assets	975,337	61,126	6.27%	965,756	70,110	7.26%
Other assets	81,377			83,691

Total assets	$1,056,714			$1,049,447

Liabilities and stockholders’ equity
Interest bearing deposits	$740,520	$25,106	3.40%	$749,894	$33,303	4.44%
Other borrowings	94,211	3,889	4.13%	56,526	3,188	5.64%

Sub-total interest bearing liabilities	834,731	28,995	3.47%	806,420	36,491	4.53%
Non-interest bearing deposits	83,065			95,036
Other liabilities	3,152			4,736
Stockholders’ equity	135,766			143,255

Total liabilities and stockholders’ equity	$1,056,714			$1,049,447

Net interest income		$32,131			$33,619

Net interest rate spread			2.80%			2.73%

Net interest margin on earning assets			3.29%			3.48%

Tax equivalent adjustment		—			—

Tax equivalent net interest income		$32,131			$33,619

(continued)

	Year Ended December 31, 2006
	Average		Average
(In thousands)	Balance	Interest	Rate

Assets
Interest-bearing deposits with banks	$3,333	$158	4.74%
Federal funds sold	11,682	573	4.90%
Investment securities, available for sale	19,555	893	4.57%
Loans	703,590	52,321	7.44%

Sub-total earning assets	738,160	53,945	7.31%
Other assets	28,876

Total assets	$767,036

Liabilities and stockholders’ equity
Interest bearing deposits	$568,095	$23,447	4.13%
Other borrowings	43,694	2,437	5.58%

Sub-total interest bearing liabilities	611,789	25,884	4.23%
Non-interest bearing deposits	57,647
Other liabilities	2,224
Stockholders’ equity	95,376

Total liabilities and stockholders’ equity	$767,036

Net interest income		$28,061

Net interest rate spread			3.08%

Net interest margin on earning assets			3.80%

Tax equivalent adjustment		(59)

Tax equivalent net interest income		$28,002

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

	2008/2007			2007/2006
	Change in Interest Due to:			Change in Interest Due to:
	Average	Average	Net	Average	Average	Net
(In thousands)	Balance	Rate	Change	Balance	Rate	Change

Assets
Interest bearing deposits with banks	$25	($109)	($84)	($16)	$63	$47
Federal funds sold	3	(350)	(347)	191	140	331
Investment securities, available for sale	144	(283)	(139)	(5)	300	295
Loans	(132)	(8,282)	(8,414)	5,361	4,056	9,417

Total earning assets	$40	($9,024)	($8,984)	$5,531	$4,559	$10,090

Liabilities
Interest bearing deposits	($387)	($7,810)	($8,197)	$2,553	$6,467	$9,020
Other borrowings	1,556	(855)	701	119	342	461

Total interest bearing liabilities	$1,169	($8,665)	($7,496)	$2,672	$6,809	$9,481

Net interest income			($1,488)			$609

Net interest rate spread			0.07%			(0.55%)

Net interest margin on earning assets			(0.19%)			(0.34%)

Provision for Loan Losses
2008 Compared to 2007. The provision for loan losses was $14,606,000 in 2008, compared to $5,821,000 in 2007, an increase of $8,785,000 or 151%. The increase in provision during 2008 was due primarily to the increase in non-accrual loans and net charge-offs during the period as a result of the downturn in economic activity that began in 2007 and has continued into 2008. This downturn in economic activity has continued to worsen the condition of the residential real estate market during 2008 as well as to significantly impact the Bank’s commercial and commercial real estate mortgage portfolios. Non-accrual loans increased to $51,708,000 at December 31, 2008 from $18,117,000 at December 31, 2007. During 2008, the Bank recorded net charge-offs of $10,771,000 compared to $4,683,000 during 2007. The poor economic conditions in Southeastern Michigan that began in 2007 and have intensified during 2008 have significantly impacted our commercial, commercial real estate mortgage and land development portfolios. At the time of origination, these land development loans were well-collateralized loans with well-established real estate developers and home builders. However, the underlying value of our collateral related to these types of loans has declined as the demand for new residential construction in Southeastern Michigan has diminished dramatically.
The fair value of loans specifically reviewed by management and determined to be impaired increased to $41,907,000 at December 31, 2008 from $9,937,000 at December 31, 2007. The allocated allowance of loans specifically reviewed by management and determined to be impaired increased to $5,273,000 at December 31, 2008 from $879,000 at December 31, 2007. Decreases in the fair value of impaired loans are reflected in the provision for loan loss and are primarily due to declines in the value of the underlying collateral.
The provision for loan losses is based upon management’s assessment of relevant factors, including types and amounts of non-performing loans, historical loss experience on such types of loans, the relevant change in the size and mix of the loan portfolio and the impact of current economic conditions on borrowers’ ability to repay their loans.
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
Non-Interest Income
2008 Compared to 2007. Non-interest income was ($930,000) in 2008, compared to $1,020,000 in 2007, a decrease of $1,950,000 or 191%. The increase was primarily due to the increase in the write-down and loss on sale of real estate owned. During 2008, the Corporation recorded write-downs to eleven properties in the amount of $2,292,000. The Corporation recorded a net loss of $745,000 on the sale of fifteen properties during 2008. Service charges and other fees to customers were $1,760,000 in 2008 compared to $1,408,000 in 2007, an increase of $352,000 or 25%.
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

Non-Interest Expense
2008 Compared to 2007. Non-interest expense was $65,007,000 in 2008 compared to $23,796,000 in 2007, an increase of $41,211,000 or 173%. The increase in non-interest expense was primarily due to the impairment of goodwill and other intangible assets. This non-cash expense was due to the evaluation of the Bank’s goodwill and intangible assets as of December 31, 2008. This valuation determined that the Bank’s goodwill and intangible assets were impaired by $34,028,000 and $5,573,000, respectively.
When the non-cash impairment charge is excluded, non-interest expense was $25,406,000 compared to $23,796,000 in 2007, an increase of $1,610,000 or 7%. This increase during 2008 is primarily due to the increase in defaulted loan expense, which is primarily comprised of real estate taxes, legal expense, insurance expense and maintenance expense related to real estate owned and non-performing loans. Defaulted loan expense for 2008 was $2,078,000 compared to $685,000 during 2007, an increase of $1,393,000 or 204%.
The largest component of the increase in non-interest expense was salaries and employee benefits which amounted to $13,142,000 in 2008 compared to $13,109,000 in 2007, an increase of $33,000. As of December 31, 2008, the number of full time equivalent employees was 205 compared to 210 as of December 31, 2007. The second largest component of the increase in non-interest expense was occupancy and equipment expense which amounted to $3,752,000 in 2008 compared to $3,663,000 in 2007, an increase of $89,000 or 2%.
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
Income Tax Provision
2008 Compared to 2007. Income tax expense (benefit) was ($16,487,000) in 2008 compared to $1,856,000 in 2007, a decrease of $18,343,000. The decrease was primarily due to the decrease in income before federal income tax. Refer to Note L of the Notes to Consolidated Financial Statements for additional information.
2007 Compared to 2006. Income tax expense was $1,856,000 in 2007 compared to $3,940,000 in 2006, a decrease of $2,084,000 or 53%. The decrease was primarily due to the decrease in income before federal income tax and the expiration of a loss carry forward. The effective tax rate increased to 37% in 2007 from 33.5% in 2006 due primarily to the expiration of a loss carryforward. Refer to Note L of the Notes to Consolidated Financial Statements for additional information.

Comparison of Financial Condition at December 31, 2008 and December 31, 2007
Assets. Total assets at December 31, 2008 were $1,121,918,000 compared to $1,046,981,000 at December 31, 2007, an increase of $74,937,000 or 7%. The increase was primarily due to an increase in funds from deposits and other assets, partially offset by decreases in loans, goodwill and other intangible assets. The increase in other assets and the decrease in goodwill and other intangible assets are related to the impairment charge on goodwill and other intangible assets and the related increase in deferred tax assets.
Securities Available for Sale. Total securities available for sale, at December 31, 2008 were $84,148,000 compared to $8,902,000 at December 31, 2007, an increase of $75,246,000 or 845%. The increase was primarily due to funds received from deposits which were deployed into short-term investments. The Bank’s portfolio of securities available for sale has an amortized cost and a fair value of $84.1 million. The securities at December 31, 2008 are as follows (in thousands):

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

US Government sponsored entity securities	$21,175	$226	($2)	$21,399
Corporate bonds	13,185	54	(4)	13,235
Municipal securities	1,303	28	—	1,331
Mortgage backed securities	179	4	—	183
Money market mutual funds	48,000	—	—	48,000

Totals	$83,842	$312	($6)	$84,148

A maturity and repricing schedule of the securities portfolio at December 31, 2008 is listed below (in thousands):

	Less than one year		One to five years		Over five years
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Yield	Amount	Yield	Amount	Yield	Total

US Government sponsored entity securities	$4,971	2.17%	$16,428	2.38%	$—	—%	$21,399
Corporate bonds	—	—%	13,235	1.85%	—	—%	13,235
Municipal securities	118	4.51%	929	3.68%	284	3.05%	1,331
Mortgage backed securities	—	—%	183	5.93%	—	—%	183
Money market mutual funds	48,000	0.52%	—	—%	—	—%	48,000

Totals	$53,089		$30,775		$284		$84,148

The entire portfolio has a net unrealized gain of $306,000. The unrealized gain is reflected by an adjustment to stockholders’ equity. The Corporation does not hold any securities in the “Held to Maturity” category nor does the Corporation hold or utilize derivatives.

Loans. Total loans at December 31, 2008 were $933,269,000 compared to $952,084,000 at December 31, 2007, a increase of $18,815,000 or 2%. The components of the outstanding balances for the years ended December 31, are as follows (in thousands):

	2008	2007	2006	2005	2004

Consumer loans	$31,864	$35,833	$32,282	$35,041	$42,149
Commercial, financial, & other	164,740	174,958	124,523	106,900	115,651
Land development loans — residential	54,323	63,639	65,460	58,943	26,198
Land development loans — non residential	16,094	10,156	14,633	—	—
Commercial construction loans — residential	17,296	33,768	30,988	37,806	28,269
Commercial construction loans — non residential	25,322	40,187	38,662	47,384	29,176
Commercial real estate mortgages	571,204	539,306	401,924	323,666	296,934
Residential real estate mortgages	52,426	54,237	47,948	47,297	49,185

	$933,269	$952,084	$756,420	$657,037	$587,562

The decrease in loans during 2008 was primarily due to net charge-offs of $10,771,000 and declining loan demand.
The Bank expects the percentage of total commercial loans to increase as a percentage of the loan portfolio in 2009. These types of loans carry a relatively large average balance, produce more cross-selling opportunities and are typically well secured by real estate. The Bank believes that the higher level of risk that is also inherent with these types of loans is offset by the Bank’s high standards for credit quality and well-seasoned group of commercial lenders.

A maturity and repricing schedule of the loan portfolio, which distributes fixed rate loans by maturity date and adjustable rate loans by repricing date at December 31, 2008 is listed below (in thousands):

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Consumer loans	$21,186	$466	$9,080	$47	$30,779
Commercial, financial & other	77,846	9,032	68,433	4,116	159,427
Land development loans — residential	29,709	4,403	6,775	—	40,887
Land development loans - non-residential	9,048	1,314	1,664	—	12,026
Construction loans — residential	12,256	268	—	—	12,524
Construction loans — non-residential	22,795	—	911	—	23,706
Commercial real estate mortgages	51,341	49,886	418,901	30,565	550,693
Residential real estate mortgages	921	16,095	24,041	10,462	51,519

	$225,102	$81,464	$529,805	$45,190	881,561

Non-accrual loans					51,708

Total loans					$933,269

Loan at fixed interest rates	$56,238	$65,109	$504,490	$44,501	$670,338
Loan at variable interest rates	168,864	16,355	25,315	689	211,223

	$225,102	$81,464	$529,805	$45,190	881,561

Non-accrual loans					51,708

Total loans					$933,269

Variable rate loans comprise 23% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.
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
The following is a summary of non-performing and problem loans (in thousands):

	2008	2007	2006

Troubled debt restructuring	$17,765	$—	$—
Over 90 days past due and still accruing	450	884	2,101
Non-accrual loans	51,708	18,117	5,560

Total non performing loans	$69,923	$19,001	$7,661

Non-performing loans included troubled debt restructuring of $17,765,000 at December 31, 2008. These loans were qualified as troubled debt restructuring due to changes from principal and interest payments to interest only payments, restructuring of collateral, or renewals of interest reserves when current loan to value ratios were outside of our normal loan policy. In all cases, no additional valuation allowances were recorded against the loans since all of the modifications related to terms other than interest rates or principal balances. All of these loans are current according to their renegotiated terms.
Non-accrual loans at December 31, 2008 were $51,708,000. The increase in non-accrual loans during the year ended December 31, 2008 is primarily due to the downgrading of 109 loans with a balance of $46,110,000 to non-accrual status. An impairment analysis was completed on these loans resulting in a specific allocation of the allowance for loan losses to these loans of $4,545,000 at December 31, 2008. Charge-offs in the amount of $6,277,000 were recorded on these loans by the Corporation during 2008. We continue to work to collect these loans as they are all secured by real estate which we believe will have significant value, even in liquidation. The distribution of loans downgraded to non-accrual status during 2008 (dollars, in thousands) is as follows:

	Number of
	Loans	Balance

Consumer Loans	9	$953
Commercial Loans	39	5,085
Land Development — Residential	7	9,844
Land Development — Non Residential	2	4,068
Commercial Construction Loans — Residential	7	3,707
Commercial Construction Loans — Non Residential	1	1,615
Commercial Mortgage Loans	35	20,370
Residential Mortgages Loans	9	468

Totals	109	$46,110

The increase in non-performing loans is primarily related to the Bank’s commercial and commercial real estate loans as well as loans financing the development and construction of residential property. The decline of general economic conditions in Southeastern Michigan which began in 2007 and has continued throughout 2008 has negatively impacted many or the Bank’s commercial borrowers. The collapse of the value of the residential real estate market in Southeastern Michigan has negatively impacted the underlying collateral value of our portfolio of land development and construction loans. At the time of origination, these loans were well-collateralized loans with well-established real estate developers and home builders. However, the underlying value of our collateral related to these types of loans has declined as the demand for new residential construction in Southeastern Michigan has diminished dramatically and the adverse impact on our loan portfolio is expected to continue. The distribution of non-accrual loans by loan type (dollars, in thousands) is as follows at December 31, 2008:

	Number of
	Loans	Balance

Consumer Loans	11	$1,085
Commercial Loans	41	5,313
Land Development — Residential	11	13,436
Land Development — Non Residential	2	4,068
Commercial Construction Loans — Residential	8	4,772
Commercial Construction Loans — Non Residential	1	1,616
Commercial Mortgage Loans	37	20,511
Residential Mortgages Loans	13	907

Totals	124	$51,708

Allowance for Loan Losses. The allowance for loan losses at December 31, 2008 was $14,452,000 compared to $10,617,000 at December 31, 2007, an increase of $3,835,000 or 36%. The large increase in provision for loan losses during 2008 was primarily the result of net charge-offs and more problem loans during the year. Net charge-offs amounted to $10,771,000 during 2008. These charge-offs are primarily related to the Bank’s commercial and commercial real estate loans as well as loans financing the development and construction of residential property. The decline of general economic conditions in Southeastern Michigan which began in 2007 and has continued throughout 2008 has negatively impacted many or the Bank’s commercial borrowers. The collapse of the value of the residential real estate market in Southeastern Michigan has negatively impacted the underlying collateral value of our portfolio of land development and construction loans. This downturn in the residential real estate market is expected to continue and management expects the decline in the market value of our collateral to continue. The allowance for loan losses was based upon management’s assessment of relevant factors, including specific borrower situations and estimated collateral values, loan growth, types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current economic conditions. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

	2008	2007	2006	2005	2004

Balance, beginning of year	$10,617	$7,775	$6,808	$5,884	$4,314

Allowance on loans acquired	—	$1,704	—	—	184

Charge-offs:
Consumer loans	318	226	24	112	31
Commercial, financial & other	4,304	914	139	169	—
Commercial construction loans — residential	1,635	1,291	—	—	—
Commercial construction loans — non-residential	192	—	—	—	—
Land development loans — residential	1,777	1,665	—	—	—
Commercial real estate mortgages	2,446	662	36	86	—
Residential loans	296	320	38	—	100

Recoveries:
Consumer loans	19	25	17	37	12
Commercial, financial & other	117	224	218	131	44
Commercial construction loans — non-residential	3	6	—	—	—
Land development loans — residential	33	—	—	—	—
Commercial real estate mortgages	21	140	26	10	61
Residential loans	4	—	—	32	—

Net charge-offs	10,771	4,683	(24)	157	14

Additions charged to operations	14,606	5,821	943	1,081	1,400

Balance at end of period	$14,452	$10,617	$7,775	$6,808	$5,884

Allowance to total loans	1.55%	1.12%	1.03%	1.04%	1.00%

Net Charge-offs to average loans	1.14%	0.50%	0.00%	0.02%	0.00%

The increase in the allowance for loan losses was based upon management’s assessment of relevant factors, including types and amounts of non-performing loans, historical loss experience for the Bank and for other banks in the peer group on such types of loans, the relevant change in the size and mix of the Bank’s loan portfolio and expected impact of current economic conditions on borrowers’ ability to repay their loans.

The allocation of the allowance for loan losses as of December 31, 2008 is as follows (in thousands):

	Total
	2008	2007	2006	2005	2004

Consumer loans	$141	$453	$470	$512	$551
Commercial, financial, & other	1,298	1,404	1,462	1,527	1,498
Land development loans — residential	4,496	2,215	1,228	566	347
Land development loans — non-residential	2,086	117	146	—	—
Commercial construction loans — residential	1,739	714	366	311	402
Commercial construction loans — non-residential	1,151	553	434	517	382
Commercial real estate mortgages	3,391	4,671	3,270	3,065	2,302
Residential real estate mortgages	150	490	398	310	402

	$14,452	$10,617	$7,775	$6,808	$5,884

	Percent of allowance for loan losses in each category
	to total allowance for loan losses
	2008	2007	2006	2005	2004

Consumer loans	0.98%	4.27%	6.05%	7.52%	9.36%
Commercial, financial, & other	8.98%	13.22%	18.80%	22.43%	25.46%
Land development loans — residential	31.11%	20.86%	15.80%	8.31%	5.90%
Land development loans — non-residential	14.43%	1.10%	1.88%	0.00%	0.00%
Commercial construction loans — residential	12.03%	6.73%	4.71%	4.57%	6.83%
Commercial construction loans — non-residential	7.96%	5.21%	5.58%	7.59%	6.49%
Commercial real estate mortgages	23.46%	44.00%	42.06%	45.02%	39.12%
Residential real estate mortgages	1.04%	4.62%	5.12%	4.55%	6.83%

	100.00%	100.00%	100.00%	100.00%	100.00%

	Percent of loans in each category to total loans
	2008	2007	2006	2005	2004

Consumer loans	3.41%	3.76%	4.27%	5.33%	7.17%
Commercial, financial, & other	17.65%	18.38%	16.46%	16.27%	19.68%
Land development loans — residential	5.82%	6.68%	8.65%	8.97%	4.46%
Land development loans — non-residential	1.72%	1.07%	1.93%	0.00%	0.00%
Commercial construction loans — residential	1.85%	3.55%	4.10%	5.75%	4.81%
Commercial construction loans — non-residential	2.71%	4.22%	5.11%	7.21%	4.97%
Commercial real estate mortgages	61.20%	56.64%	53.14%	49.26%	50.54%
Residential real estate mortgages	5.62%	5.70%	6.34%	7.20%	8.37%

	100.00%	100.00%	100.00%	100.00%	100.00%

The increase in the allocation of the allowance for loan losses to land development loans-residential and commercial construction loans-residential at December 31, 2008 compared to December 31, 2007 and 2006 is primarily due to our impairment evaluation of the non-accrual loans discussed earlier.

Premises and Equipment. Premises and equipment at December 31, 2008 were $21,272,000 compared to $22,782,000 at December 31, 2007, a decrease of $1,510,000 or 7%. The decrease was primarily due to the transfer of an office building to other assets as it is currently not being utilized by the Bank and is currently being marketed for sale.
Real Estate Owned. Real estate owned at December 31, 2008 was $9,657,000, compared to $6,319,000 at December 31, 2007, an increase of $3,338,000 or 53%. Real estate owned at December 31, 2008 is comprised of thirty-six properties with an aggregate appraised value of $12,753,000. The Bank expects real estate owned to increase during 2009 based on the increase in non-accrual loans during 2008. During 2008, the Corporation recorded loss on the sale of real estate of $745,000 and write-downs in the value of real estate in the amount of $2,292,000 to address the decline in property values after the Bank took ownership of real estate.
Goodwill and Other Intangible Assets. Goodwill and other intangible assets were $4,592,000 at December 31, 2008, compared to $45,161,000 at December 31, 2007, an decrease of $40,569,000 or 90%. The decrease was due to the impairment of goodwill and other intangible assets. The Bank has intangible assets for the estimated value of core deposit accounts and borrower relationships acquired in the acquisition of Fidelity Bank and the Bank of Washtenaw. Both of these acquisitions were consolidated into the Bank along with the goodwill and other intangible assets. The intangible values represent the present value of the net revenue streams attributable to these intangibles. These intangible assets were analyzed and re-valued as December 31, 2008. The Corporation recorded impairment expense related to the core deposit intangible in the amount of $2,991,000. The core deposit intangible was valued at $2,757,000 and is being amortized over a period of eleven years. The Corporation recorded impairment expense related to the borrower relationship intangible in the amount of $1,570,000. The borrower relationship intangible was valued to $1,835,000 and is being amortized over a period of ten years. The impairment to the core deposit intangibles was primarily due to the erosion of core deposits at a faster rate than anticipated and the transfer of core deposits to time deposits. The impairment of the customer relationship intangible is primarily due to the migration of loans at a more rapid rate than expected and the impact of current economic conditions on the loan portfolio.

	Gross
	Carrying	Accumulated
	Amount	Amortization
Core deposit intangible from acquisition of:
Bank of Washtenaw	$264	$—
Fidelity Financial Corporation of Michigan	2,493	—

Total core deposit intangible	$2,757	$—

Borrower relationship intangible from acquisition of:
Bank of Washtenaw	$318	$—
Fidelity Financial Corporation of Michigan	1,517	—

Total borrower relationship intangible	$1,835	$—

Total intangible assets	$4,592	$—

During the fourth quarter of 2008, the significant decline in the market value of the Corporation’s stock below its book value and the decline in the economic environment in which the Corporation operates caused management to engage a third party business valuation specialist to perform the annual impairment test of goodwill and other intangible assets. The third party specialist used three methods of evaluation to determine the fair value of the reporting unit, Fidelity Bank. These methods considered the Bank’s discounted future earnings, the stock price of the Corporation and other comparable financial institutions and the equity values of other companies that have been sold. The value of each approach was weighted and an overall summary of the Bank’s fair value was calculated.

The step one impairment test indicated that the fair value of Fidelity Bank was well below the carrying amount as of December 31, 2008. Management then performed its own internal step two impairment testing by allocating the calculated fair value of the Bank to all of the assets and liabilities of the reporting unit to determine the implied fair value of the Bank. The implied fair value of the Bank was then compared to the actual carrying amount of goodwill. From this testing, management determined the carrying amount of goodwill exceeded in its entirety the implied fair value of goodwill. As a result, the Corporation recorded goodwill impairment expense of $34,028,000 as of December 31, 2008.
The stock price of the comparable financial institutions and the equity values of the companies that have been recently sold have been negatively impacted by the current economic environment.
Accrued Interest Receivable. Accrued interest receivable at December 31, 2008 was $3,499,000 compared to $3,816,000 at December 31, 2007, a decrease of $317,000 or 8%. The decrease was primarily due to the decline in interest rates during 2008.
Other Assets. Other assets at December 31, 2008 were $21,483,000 compared to $5,664,000 at December 31, 2007, an increase of $15,819,000 or 279%. The increase was largely due to an increase in the Corporation’s deferred tax asset as a result of the impairment of goodwill and other intangible assets.
Deposits. Total deposits at December 31, 2008 were $938,395,000 compared to $822,627,000 at December 31, 2007, an increase of $115,768,000 or 14%. The components of the outstanding balances and percentage increase in deposits from 2006 to 2007 are as follows (in thousands):

	December 31, 2008		December 31, 2007		Percent
	Balance	Percent	Balance	Percent	Increase/(Decrease)

Non-interest bearing:
Demand	$81,317	8.67%	$83,594	10.16%	(2.72%)

Interest bearing:
Checking	$103,774	11.06%	$65,196	7.93%	59.17%
Money market	163,611	17.44%	106,145	12.90%	54.14%
Savings	54,164	5.77%	29,814	3.62%	81.67%
Time, under $100,000	211,109	22.50%	193,852	23.56%	8.90%
Time, $100,000 and over	324,420	34.57%	344,026	41.82%	(5.70%)

	857,078	91.33%	739,033	89.84%	15.97%

	$938,395	100.00%	$822,627	100.00%	14.07%

The increase in deposits was primarily due to the introduction of a premium checking product, continued growth in two other core deposit products, several time deposit account promotions and the Bank’s participation in a wholesale money market program. As a result of deposit activity during 2008, the Bank increased demand, money market and savings accounts as a percentage of total deposits. The Bank completed an annual customer appreciation promotion in April 2008. Management developed these campaigns to increase liquidity and name awareness.
The Bank’s primary source of funds are retail deposits. The Bank also utilizes public funds in the form of time deposits, $100,000 and over and brokered deposits as sources of funds. In order to coordinate and manage these efforts, the Bank has also designated a public funds officer. Public funds at December 31, 2008 were $44.2 million compared to $111.4 million at December 31, 2007. There were 33 and 36 entities with public funds on deposit at December 31, 2008 and 2007, respectively. The average term of time deposits invested with the Bank by public units was 129 and 138 days at December 31, 2008 and 2007, respectively. Brokered deposits were $97.1 million with an average rate of 3.48% at December 31, 2008, compared to $32.8 million with an average rate of 4.89% at December 31, 2007.

Final maturities of total time deposits are as follows (in thousands):

	$100,000 and over	Less than $100,000	Total

2009	$242,882	$111,284	$354,166
2010	72,969	92,541	165,510
2011	7,856	6,627	14,483
2012	612	330	942
2013	101	327	428

Totals	$324,420	$211,109	$535,529

The following is a summary of the distribution and weighted average interest rate of deposits at December 31, 2008 and 2007 (in thousands):

	2008		2007
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate

Non-interest bearing:
Demand	$81,317	—	$83,594	—

Interest bearing:
Checking	$103,774	1.75%	$65,196	1.01%
Money market	163,611	2.19%	106,145	2.43%
Savings	54,164	2.06%	29,814	1.90%
Time, under $100,000	211,109	3.81%	193,852	4.95%
Time, $100,000 and over	324,420	3.64%	344,026	4.89%

	857,078		739,033

	$938,395		$822,627

The Bank continues a strategy of shifting maturing time deposits into other savings products.
Federal Funds Purchased. Federal funds purchased were $0 at December 31, 2008 compared to $30,100,000 at December 31, 2007. Federal funds purchased are utilized as a short term funding source for the Bank.
Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2008 were $65,019,000 compared to $41,370,000 at December 31, 2007, an increase of $23,649,000 or 57%. Additional advances from the Federal Home Loan Bank were utilized during 2008 in order to decrease the Bank’s cost of funds. Management expects the amount of advances to decrease in 2009.
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

Other Borrowings. Other borrowings were $2,461,000 at December 31, 2008 compared to $480,000 at December 31, 2007, an increase of $1,981,000 or 413%. These borrowings are comprised of several repurchase agreements that are secured by securities held by the Bank.
Accrued Interest Payable. Accrued interest payable at December 31, 2008 was $1,695,000 compared to $3,168,000 at December 31, 2007, a decrease of $1,473,000 or 46%. The decrease was primarily due to the decline in interest rates paid on deposits..
Other Liabilities. Other liabilities were $1,037,000 at December 31, 2008 compared to $1,688,000 at December 31, 2007, a decrease of $651,000 or 39%. The increase was primarily due to an increase in accrued expenses.
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

Capital
Stockholders’ equity at December 31, 2008 was $103,311,000 compared to $137,548,000 as of December 31, 2007, a decrease of $34,237,000 or 25%. The decrease was primarily due the net loss during 2008 in addition to the repurchase of outstanding common shares under a stock repurchase program. During 2008, the Corporation repurchased 575,500 common shares at an average price of $4.56 per share.
At December 31, 2008 and 2007, the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note O of the Notes to the Consolidated Financial Statements.
Market Risk Analysis
The Corporation’s primary market risk exposure is interest rate risk and, to a lesser degree, liquidity risk. All of our transactions are denominated in U. S. dollars with no specific foreign exchange exposure. The Corporation has no agricultural-related loan assets and therefore has no significant exposure to changes in commodity prices. Any impact that changes in foreign exchange rates or commodity prices would have on interest rates are assumed to be insignificant. Interest rate risk is the exposure of our financial condition to adverse movements in interest rates. We derive our income primarily from the excess of interest collected on our interest-earning assets over the interest paid on our interest-bearing liabilities. The rates of interest earned on the assets and owed on our liabilities of the Corporation generally are established contractually for a period of time. Since market interest rates change over time, we are exposed to lower profitability if we cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excessive levels of interest rate risk could pose a significant threat to our earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to our safety and soundness.
Interest Rate Sensitivity Analysis. Evaluating the exposure to changes in interest rates includes assessing both the adequacy of the process used to control interest rate risk and the quantitative level of exposure. The Corporation’s interest rate risk management process seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. In evaluating the quantitative level of interest rate risk, we assess the existing and potential future effects of changes in interest rates on our financial position, including capital adequacy, earnings, liquidity and asset quality.
The Corporation primarily uses two interest rate risk measurement techniques. The first, which is commonly referred to as GAP analysis, measures the difference between the dollars amounts of interest-sensitive assets and liabilities that will be repriced or mature during a given time period. The Corporation has sought to manage its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of the Corporation’s interest earning assets and interest bearing liabilities. The matching of the assets and liabilities may be analyzed by examining the extent to which the assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on net interest income. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Corporation’s assets mature or reprice more quickly or to a greater extent than its liabilities, the Corporation’s net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Corporation’s assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.
Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, and thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. Additionally, the gap analysis does not consider the many factors as banking interest rates move. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. During periods of rising interest rates, the Corporation’s assets tend to have prepayments that are slower than expected and would tend to increase the negative gap position. Conversely, during a period of falling interest rates, the Corporation’s assets would tend to prepay faster than originally expected thus decreasing the negative gap position. In addition, some of the Corporation’s assets, such as adjustable rate mortgages, have caps on the amount by which their interest rates can change in any single period, and therefore may not reprice as quickly as liabilities in the same maturity category.

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2008 which are expected to mature or reprice in each of the time periods shown below.

	Interest Rate Sensitivity Period
	1-90	91-365	1-5	Over
(In thousands)	Days	Days	Years	5 Years	Total
Earning assets
Federal funds sold	$4,455	$—	$—	$—	$4,455
Interest bearing deposits with Banks	36,876	—	—	—	36,876
Mortgage loans held for sale	1,834	—	—	—	1,834
Securities available for sale	48,999	4,090	31,059	—	84,148
Federal Home Loan Bank stock	3,614	—	—	—	3,614
Total loans, net of non-accrual	225,325	80,315	530,033	45,888	881,561

Total earning assets	321,103	84,405	561,092	45,888	1,012,488

Interest bearing liabilities
Total interest bearing deposits	440,871	234,845	181,104	258	857,078
Federal Home Loan Bank advances	10,000	10,000	45,019	—	65,019
Other Borrowings	2,461	—	—	—	2,461
Subordinated debentures	10,000	—	—	—	10,000

Total interest bearing liabilities	463,332	244,845	226,123	258	934,558

Net asset (liability) funding gap	(142,229)	(160,440)	334,969	45,630	$77,930

Cumulative net asset (liability) funding gap	($142,229)	($302,669)	$32,300	$77,930

The second interest rate measurement used is commonly referred to as net income simulation analysis. We believe that this methodology provides a more accurate measurement of interest rate risk than GAP analysis. The simulation model assesses the directions and magnitude of variations in net interest income resulting from potential changes in market interest rates. This model would normally display the impact of identical movements in either direction. However, the potential downward movement in the prime interest rate is limited due to the current level of of that interest rate. The maximum movement of that interest rate would be 100 basis points. Key assumptions in the model include prepayment speeds on various loan and investment assets; cash flows and maturities of interest-sensitive assets and liabilities; the variability of interest rate sensitivity of assets and liabilities; and changes in market conditions impacting loan and deposit volume and pricing. These assumption are inherently uncertain, subject to fluctuation and revision in a dynamic environment; therefore, the model cannot precisely estimate net interest income or exactly predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, changes in market conditions and our strategies, among other factors.
We conducted an interest rate simulation as of December 31, 2008, that assumed a gradual change in market rates occurred over the following twelve months. The following table reflects the suggested impact on net interest income over the next twelve months (dollars, in thousands):

	Change in Net Interest Income
Interest Rate Change	Amount	Percent

+ 300 Basis Points	$2,030	5.57%
+ 200 Basis Points	1,634	4.49%
+ 100 Basis Points	869	2.39%
- 100 Basis Points	(259)	-0.71%

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
The Corporation’s primary source of liquidity is its deposit base, raised through its retail branch system along with its unpledged securities, available for sale and overnight deposits with other banks. The Bank also has other wholesale sources of funds including brokered deposits, advances from the Federal Home Loan Bank of Indianapolis and borrowings from the Federal Reserve Bank.
Management evaluates the liquidity position of the Bank on a daily basis and makes appropriate decisions as to the utilizations of the Bank’s sources of funds and the deployment of excess cash. The Bank’s Deposit Pricing Committee is a sub-committee of the Bank’s Asset and Liability Committee and meets at least weekly. This Committee is comprised of the Chief Financial Officer, Controller, Head of Retail and Chief Deposit Officer. This Committee reviews the Bank’s available cash, available sources of funds, projected deposit maturity schedule and interest rates. This committee makes and enacts decisions regarding all aspects of the Bank’s deposits including the level of interest rates and was formed in order to react more quickly to the rapidly changing liquidity needs of the Bank.
Certain credit markets that the Corporation participated in previously and utilized as a primary source of funds became significantly disrupted and volatile since July 2008 and are no longer relied upon by management. As a result, the Bank has increased its level of deposits and investment securities that can be pledged as collateral.
The following tables provide information about the Bank’s contractual obligations and commitments at December 31, 2008 (in thousands):
Contractual Obligations

	Payments Due By Period
	Less Than		3-5	Over 5
	1 Year	1-3 Years	Years	Years	Total

Securities sold under agreements to repurchase	$2,461	$—	$—	$—	$2,461
Certificates of deposit	354,166	179,993	1,370	—	535,529
Long-term borrowings	20,164	34,687	10,168	—	65,019
Lease commitments	782	1,080	73	—	1,935
Subordinated debentures	—	—	—	10,000	10,000

Totals	$377,573	$215,760	$11,611	$10,000	$614,944

Unused Loan Commitments and Letters of Credit

	Amount Of Commitment Expiration Per Period
	Less Than		3-5	Over 5
	1 Year	1-3 Years	Years	Years	Total

Unused loan commitments	$72,222	$11,276	$12,539	$12,490	$108,527
Standby letters of credit	2,945	27	2,000	—	4,972

Totals	$75,167	$11,303	$14,539	$12,490	$113,499

Impact of Inflation and Changing Prices
The Consolidated Financial Statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Corporation’s operations. Unlike most industrial companies, virtually all the assets and liabilities of the Corporation are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.
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
Electronic Statements Interactice
DirectLine OFX (Open Financial Exchange)
ATM/Debit Card On-Line Real Time Processing
Remote Deposit Lockbox Processing
Mutual Fund Sweeps
Netteller Positive Pay
Overdraft Protection
Yellow Hammer Fraud Protection
During 2009, the Bank plans to implement the following technologies:
Cell Phone Banking
Teller Item Capture

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
Agent
Karcher Agency, Inc.
BRADLEY F. KELLER
Retired
Former President
Braden Associates, Inc. and
MultiGard Properties, Ltd.
JEFFREY G. LONGSTRETH
Real Estate Broker
Century 21 — Curran & Christie
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
Agent
Karcher Agency, Inc.
BRADLEY F. KELLER
Retired
Former President
Braden Associates, Inc. and
MultiGard Properties, Ltd.
JEFFREY G. LONGSTRETH
Real Estate Broker
Century 21 — Curran & Christie
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
Head of Retail

FIDELITY BANK
OFFICERS
FIRST VICE PRESIDENT
TERRENCE R. O’NEIL
First Vice President — Credit
VICE PRESIDENTS
GARY W. AMES, JR.
Vice President & Controller
THOMAS E. BELL
Vice President — Commercial Loans
DANIEL P. BROPHY
Vice President — Commercial Loans
KATHERINE T. BROWN
Vice President — Commercial Loans
DANIEL A. BZURA
Vice President — Branch Operations
RITA L. CAVATAIO
Vice President — Commercial Loans
GEORGE J. DEMOU
Vice President — Commercial Loans
FRANK J. FILECCIA
Vice President — Business Development
CYNTHIA A. FRAGA
Vice President — Commercial Loans
LEE E. FREELAND
Vice President — Sales Administration
JIHAD A. HACHEM
Vice President — Commercial Loans
ALLEN E. HEIMER
Vice President — Commercial Loans
F. GLEN ISLAMI
Vice President — Compliance
DEBRA S. LEONARD
Vice President — Product Delivery
DAVID W. LESLIE
Vice President — Commercial Loans
TERRENCE P. LEVINS
Vice President — Commercial Loans
WYNN C. MILLER
Vice President — Internal Audit
REGAN J. MORIN
Vice President — Commercial Loans
MARK M. PACITTO
Vice President — Commercial Loans
STEVEN M. PELTZ
Vice President — Commercial Loans
ELIZABETH A. PIZZO
Vice President — Human Resources
JAMES T. POWERS
Vice President — Product Support
DENNIS C. ROCHELEAU
Vice President & Cashier
GARY P. RUSCH
Vice President — Commercial Loans
GREGORY M. SCHNEIDER
Vice President — Commercial Loans
STEVEN P. SLADE
Vice President — Consumer Loans
RICHARD K. VALLEE
Vice President — BSA and Security
SUSAN VETTRAINO
Vice President — Internal Controls
BRADY J. VIBERT
Vice President — Commercial Loans
CHRISTOPHER E. WESTPHAL
Vice President — Commercial Loans
PAMELA G. WILKS
Vice President — Product Support
ASSISTANT VICE PRESIDENTS
DEBBY M. ASTERIOU
PATRICIA CARMONA
KAREN M. COVER
PATRICIA L. DANCIK
DONALD D. HARBIN
NADINE S. MCMILLAN
DAN K. MORRIS
MIHAI PARASCA
MARIAN Z. SMRCKA
FIRST LEVEL OFFICERS
STEPHENI C. AGUILA
DIANE E. AVERILL
MARK D. BOWERS
V. STACY BRANHAM
TERRENCE W. CARLSON
TIMOTHY D. COLLINS
KAREN B. DEVRIES
JENNIFER E. DOWNHAM
DANIEL C. GILBERT
DUANE J. HINKLEY
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
DR. MICHAEL J. BUSUITO
Physician
GERALD J. CARNAGO
Attorney at Law & Certified Public Accountant
Carnago & Associates, P.C.
MICHAEL P. GUERRA
Owner
Millcreek Building Company
VITO A. PAMPALONA
President
Vito Anthony Homes and Building Company
JAMES A. PATRONA
Owner
Universal Press & Machinery, Inc.

FIDELITY BANK
LOCATIONS

Ann Arbor / Eisenhower Banking Center	Dearborn Administrative and
250 West Eisenhower Parkway, Suite 100	Regional Lending Center
Ann Arbor, MI 48103	1360 Porter Street
Phone: (734) 302-1481	Dearborn, MI 48124
Phone (313) 565-5700
Ann Arbor / Stadium Banking Center
2180 West Stadium Boulevard	Dearborn Heights Banking Center
Ann Arbor, MI 48103	24935 W. Warren Avenue
Phone: (734) 302-9165	Dearborn Heights, MI 48127
Phone: (313) 724-0100
Auburn Hills Banking Center
3201 University Drive, Suite 180	Plymouth Township Banking Center
Auburn Hills, MI 48326	44623 Five Mile
Phone: (248) 364-9700	Plymouth Township, MI 48170
Phone: (734) 454-1000
Bingham Farms Banking Center
30700 Telegraph	Saline Banking Center
Bingham Farms, MI 48025	450 E. Michigan Avenue
Phone: (248) 642-6757	Saline, MI 48176
Phone: (734) 429-3828
Birmingham Banking and Regional Lending Center
1040 E. Maple	Shelby Township Banking Center
Birmingham, MI 48009	7755 23 Mile Road
Phone: (248) 642-1901	Shelby Township, MI 48316
Phone: (586) 254-8700
Bloomfield Township Banking Center
3681 W. Maple	Southgate Banking Center
Bloomfield Township, MI 48301	12820 Fort Street
Phone: (248) 642-1903	Southgate, MI 48195
Phone: (734) 284-3300
Canton Township Banking Center
1325 N. Canton Center Road	Southfield/Galleria Banking Center
Canton, MI 48187	200 Galleria Office Center
Phone: (734) 981-0022	Southfield, MI 48034
Phone: (248) 352-1580
Clinton Township Banking Center
19100 Hall Road	Southfield/Twelve Mile Banking Center
Clinton Township, MI 48038	20000 12 Mile Road
Phone: (586) 416-4400	Southfield, MI 48034
Phone: (248) 559-5779
Clinton Township Regional Lending Center
45000 River Ridge Drive, Suite 110	Bank Operations Center
Clinton Township, MI 48038	4000 Allen Road
Phone: (586) 416-0200	Allen Park, MI 48101
Phone: (313) 381-3200
Dearborn / Main Office Banking Center
22290 Michigan Avenue
Dearborn, MI 48124
Phone: (313) 274-1000

DEARBORN BANCORP, INC. COMMON STOCK
Dearborn Bancorp, Inc. common stock is listed on the Nasdaq Global Market and is traded under the symbol “DEAR”.
INVESTOR RELATIONS AND FORM 10-K AVAILABLE
Additional information about the Corporation including a free copy of the Corporation’s Form 10-K filed with the Securities and Exchange Commission may be obtained by writing or calling: Carolyn Wilkins, Corporate Services Officer, 4000 Allen Road, Allen Park, Michigan 48101; (313) 381-3200 or by E-mail at Carolyn.Wilkins@fidbank.com.
ANNUAL MEETING
The Annual Meeting of Stockholders will be held on Tuesday, May 19, 2009, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at
3:00 p.m.
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
BKD, LLP
201 North Illinois Street, Suite 700
P. O. Box 44998
Indianapolis, IN 46244-0998
(317) 383-3665
STOCK TRANSFER AGENT AND REGISTRAR
Stockholders requiring a change of name, address or ownership of stock, as well as information about shareholder records or lost or stolen certificates, dividend checks, dividend direct deposit, and dividend reinvestment should contact:
Computershare Trust Company, N.A.
P. O. Box 43070
Providence, RI, 02940-3070
(800) 962-4284
www.computershare.com
WEBSITE INFORMATION
Online Information for the most current news releases and Dearborn Bancorp, Inc. financial reports and product information, visit our Website at www.fidbank.com
QUARTERLY COMMON STOCK PRICE INFORMATION

	High	Low	Close

2008
First quarter	$8.72	$5.38	$7.60
Second quarter	7.70	4.74	4.86
Third quarter	10.00	3.81	4.99
Fourth quarter	6.99	0.93	1.66

2007
First quarter	$19.59	$17.00	$17.49
Second quarter	18.26	15.03	16.95
Third quarter	17.90	12.20	12.91
Fourth quarter	13.48	7.10	7.73
All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

CUMULATIVE STOCK PERFORMANCE GRAPH
The graph and table that follow show the cumulative return on the Common Stock from December 31, 2003 through December 31, 2008. This return is compared in the table and graph with the cumulative return over the same period with the following two indices: (i) the All U.S. Nasdaq Index and (ii) the Nasdaq Bank Index. The graph and table were prepared assuming that $100 was invested on December 31, 2002 in the Common Stock and in each of the indices. Cumulative total return on the Common Stock or the two indices equals the total increase (decrease) in value since December 31, 2002. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or any particular index.
COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG DEARBORN BANCORP, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BANK INDEX

	Dearborn Bancorp, Inc.	Nasdaq Stock Market (U.S.)	Nasdaq Bank

12/31/2003	$100.00	$100.00	$100.00
12/31/2004	$161.63	$108.84	$114.44
12/31/2005	$151.25	$111.16	$111.80
12/31/2006	$128.01	$122.11	$125.47
12/31/2007	$52.08	$132.42	$99.45
12/31/2008	$11.18	$63.80	$72.51

PRINCIPAL MARKET MAKERS
Automated Trading Desk
Financial Services, LLC
11 E. Wall Street
Mount Pleasant, SC 29464
(843) 789-2000
B-Trade Services, LLC
1633 Broadway, 48th Floor
New York, NY 10019
(212) 448-5690
Citadel Derivatives Group, LLC
131 South Dearborn Street, 32nd Floor
Chicago, IL 60603
(312) 395-2100
Citigroup Global Market Holdings, Inc.
388 Greenwich St., 38th Floor
New York, NY 10013
(212) 816-6000
E*Trade Capital Markets, LLC
One Financial Place
440 S. Lasalle St., Suite 3030
Chicago, IL 60605
201-499-9858
FIG Partners, LLC
1175 Peachtree Street, NE
100 Colony Square, Suite 2250
Atlanta, GA 30361
(404) 601-7200
Hill Thompson Magid, & Co.
15 Exchange Place, Suite 800
Jersey City, NJ 07302
(201) 434-6900
Howe Barnes Hoefer & Arnett, Inc.
222 S. Riverside Plaza, 7th Floor
Chicago, Illinois 60606
(312) 655-3000
Knight Equity Markets, L.P.
545 Washington Boulevard
Jersey City, NJ 07310
(201) 557-6886
Oppenheimer & Co, Inc.
125 Broad Street, 14th Floor
New York, NY 10004
(212) 668-8000
Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, FL 33716
(727) 567-1000
Ryan Beck & Co., Inc.
18 Columbia Turnpike, 1st Floor
Florham Park, NJ 07932
(973) 597-6000
Susquehanna Capital Group
401 City Line Avenue, Suite 220
Bala Cynwyd, PA 19004
(610) 617-2600
UBS Securities, LLC
677 Washington Blvd., 6th Floor
Stamford, CT 06901
(203) 719-3000

DEARBORN BANCORP, INC.
1360 Porter Street
Dearborn, Michigan 48124
Phone: (313) 565-5700
www.fidbank.com