Form 10-K, Exhibit 13
period 2009-12-31
DEARBORN BANCORP INC /MI/
filed 2010-03-31
CIK 895541

Exhibit 13
and its subsidiary
2009
ANNUAL REPORT

Dearborn Bancorp, Inc.
and its subsidiary
Fidelity Bank
CONTENTS

Corporate Information	3
Chairman’s and President’s Letter to Stockholders	4
Summary of Selected Financial Data	6
Report of Independent Registered Public Accounting Firm	8
Management’s Report on Internal Control Over Financial Reporting	9
Consolidated Balance Sheets.	10
Consolidated Statements of Income	11
Consolidated Statements of Changes in Stockholders’ Equity	12
Consolidated Statements of Cash Flows	14
Notes to Consolidated Financial Statements	16
Management’s Discussion and Analysis	53
Dearborn Bancorp, Inc. Directors and Officers	79
Fidelity Bank Directors and Executive Officers	80
Fidelity Bank Officers	81
Fidelity Bank Subsidiaries	82
Investor Information	84

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

To Our Stockholders,
          The downturn in economic activity began to affect Fidelity Bank and Southeastern Michigan in 2007 and has only continued to worsen since then. Among other problems, including the once-unthinkable bankruptcies of General Motors and Chrysler, this decline has seriously depressed both residential and commercial real estate values in the area where we do business. Unlike many other metropolitan areas, we did not have a “real estate bubble” to burst here but values collapsed all the same. As a result, many of our real estate related loans have become problems as sales volumes and collateral values of properties have dramatically declined. Obviously, this situation has had an enormous impact upon our organization.
          As a consequence of these developments, we recorded a net loss of ($61,175,000) or ($8.00) per fully diluted share during 2009, compared to a net loss of ($31,925,000) or ($3.99) per share during 2008. The factors that contributed most to this loss during 2009 were various costs related to Fidelity Bank’s problem loans, particularly the provision for loan losses, write downs and losses on the sale of other real estate, and defaulted loan expenses. Other factors of importance were the recording of a valuation allowance on our deferred tax asset, the impairment of intangible assets, and a significant increase in FDIC assessment expense.
          The most significant factor in the decline in earnings during 2009 was the cost associated with Fidelity Bank’s non-performing assets. We recorded a provision for loan losses of $50,863,000 during 2009 compared to $14,606,000 during 2008. The amount provided for loan losses is based upon an analysis of activity in the allowance for loan losses. The large increase in the provision during 2009 was the result of a higher level of non-performing loans and net charge-offs. Net charge-offs amount to $30,190,000 in 2009 while they had been $10,771,000 during 2008. We also recorded write-downs and losses on the sale of other real estate of $2,905,000 during 2009 compared to $3,037,000 of such write-downs and losses in 2008. Defaulted loan expenses, primarily legal fees, taxes, insurance and maintenance of real estate to which we have taken title amounted to $4,624,000 in 2009 while they had been $2,078,000 during 2008.
          During 2009, our local markets were significantly impacted by the unprecedented bankruptcy filings of two major automobile manufacturers during the second quarter of 2009. While the Corporation had no direct exposure to these entities, these bankruptcy filings, subsequent shutdown of production for several months and the resulting employee layoffs has had a devastating impact on the general economic conditions in Southeastern Michigan during 2009. This downturn in economic activity has continued to worsen the condition of the residential real estate market during 2009 as well as to significantly impact the Bank’s commercial and commercial real estate mortgage portfolios. This downturn has also led to a significant decline in collateral values of all types of real property.
          The second most significant component of the 2009 loss was the recording of a $25,851,000 valuation allowance against the deferred tax asset that we had carried on our financial statements. The practical effect of this non-cash charge was to completely eliminate the deferred tax asset. The valuation allowance has the potential to keep us from paying income taxes on approximately $75 million in future earnings. On a good note, we were able to recognize an income tax refund of $5,452,000 in the Fourth Quarter when new legislation extended our Net Operating Loss carry back period for federal income taxes from two to five years for 2008 and 2009 losses.
          We also recognized another non-cash charge of $3,997,000 for the impairment of other intangible assets that were created from prior bank acquisitions. This final impairment completely removes these intangible assets from our financial statements. The goodwill created from the prior acquisitions was completely written-off in 2008.
          We also recorded a major increase in FDIC assessment expense during 2009. FDIC expenses amounted to $2,843,000 last year while they had been just $696,000 in the previous year. This increase was primarily due to an increase in the assessment rates charged during the year along with a special assessment on all banks. Stress on the FDIC’s reserves due to resolution of bank failures is unlikely to ease any time soon.

          Total assets at December 31, 2009, decreased to $986,486,000 while they had been $1,121,918,000 one year earlier in an effort to preserve capital levels. As a result of the net loss recorded in 2009, stockholders’ equity declined to $41,945,000 at year end. Consequently, Fidelity Bank’s capitalization status went from well capitalized to under capitalized and resulted in the negotiation of a Consent Order with the Federal Deposit Insurance Corporation and the Office of Financial and Insurance Regulation for the State of Michigan.
          In view of the economic environment and our organization’s condition, we are moving forward very cautiously. It is clear that we must improve Fidelity Bank’s Tier One capital and restore its capitalization status to well-capitalized as soon as possible. The two primary means of doing this are to issue new common stock or to shrink the bank’s asset size.
          In the meantime, we are striving to deal with our non-performing assets and sell our portfolio of other real estate. For now, we have curtailed new lending in order to concentrate our efforts on these two critical tasks. In addition, we are carefully controlling expenses and overhead. As we continue to develop and implement specific plans to deal with the challenges we face, we can make no promises other than our focused efforts to make things better. The Annual Meeting of Stockholders will be held on May 18, 2010, at the Park Place, 23400 Park Avenue, Dearborn, Michigan, at 3:00 p.m. We hope that you will attend.
Sincerely,
John E. Demmer
Chairman of the Board
Michael J. Ross
President and
Chief Executive Officer

SUMMARY OF SELECTED FINANCIAL DATA
The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2009 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Consolidated Balance Sheets as of December 31, 2009 and 2008, and the Consolidated Statements of Income for the years ended December 31, 2009 and 2008 are included elsewhere in this Annual Report.

(In thousands, except share and per share data)	2009	2008	2007	2006	2005

OPERATIONS
Interest income	$54,253	$61,126	$70,110	$53,886	$43,855
Interest expense	23,367	28,995	36,491	25,884	16,403

Net interest income	30,886	32,131	33,619	28,002	27,452
Provision for loan losses	50,863	14,606	5,821	943	1,081

Net interest income after provision for loan losses	(19,977)	17,525	27,798	27,059	26,371
Total non-interest income	(469)	(930)	1,020	925	505
Total non-interest expense	32,720	65,007	23,796	16,225	15,499

Net income (loss) before federal income tax expense	(53,166)	(48,412)	5,022	11,759	11,377
Income tax expense (benefit)	8,009	(16,487)	1,856	3,940	3,867

Net income (loss)	($61,175)	($31,925)	$3,166	$7,819	$7,510

FINANCIAL CONDITION
Total assets	$986,486	$1,121,918	$1,046,981	$855,931	$706,497
Mortgage loans held for sale	1,129	1,834	1,316	1,823	1,041
Securities, available for sale	45,964	84,148	8,902	5,878	17,153
Securities, held to maturity	336	0	0	0	0
Federal Home Loan Bank stock	3,698	3,614	2,072	1,288	1,293
Loans	833,136	933,269	952,084	756,420	657,037
Allowance for loan losses	(35,125)	(14,452)	(10,617)	(7,775)	(6,808)
Other assets	137,348	113,505	93,224	98,297	36,781
Deposits	867,955	938,395	822,627	633,216	582,438
Federal Home Loan Bank advances	63,855	65,019	41,370	25,561	25,588
Subordinated debentures	10,000	10,000	10,000	10,000	10,000
Other borrowings	—	2,461	30,580	37,919	1,615
Other liabilities	2,731	2,732	4,856	4,250	2,643
Stockholders’ equity	41,945	103,311	137,548	144,985	84,213

PER SHARE INFORMATION (1)
Net income (loss) per common share — basic	($8.00)	($3.99)	$0.37	$1.23	$1.27
Net income (loss) per common share — diluted	($8.00)	($3.99)	$0.36	$1.17	$1.20
Book value per common share	$5.46	$13.42	$16.70	$16.15	$14.11
Average shares outstanding — basic	7,645,076	8,007,345	8,602,704	6,372,471	5,899,281
Average shares outstanding — diluted	7,645,076	8,007,345	8,827,531	6,672,319	6,274,404
Shares outstanding at end of period	7,687,470	7,696,204	8,237,413	8,975,085	5,967,190

OTHER DATA
Return on average assets	-5.79%	-3.02%	0.30%	1.02%	1.08%
Return on average equity	-71.83%	-23.51%	2.21%	8.20%	9.44%
Net interest margin	3.07%	3.29%	3.48%	3.80%	4.14%
Net interest spread	2.77%	2.79%	2.74%	3.06%	3.62%
Allowance for loan losses to total loans	4.22%	1.55%	1.12%	1.03%	1.04%
Nonperforming assets to total assets	13.40%	5.51%	2.42%	0.90%	0.26%
Stockholders’ equity to total assets	4.25%	9.21%	13.14%	16.94%	11.92%
Total interest expense to gross interest income	43.07%	47.43%	52.05%	48.03%	37.40%
Number of Offices	17	18	19	12	12

(1)	All share and per share amounts have been adjusted to reflect the issuance of stock dividends.

COMMITMENT TO COMMUNITY
          Commitment to community is one of the primary principles upon which Dearborn Bancorp, Inc. and its primary subsidiary, Fidelity Bank were founded. Since Fidelity Bank opened for business in 1994, management has emphasized the importance of community involvement and community development as part of the Bank’s mission. In fact, the majority of the Bank’s directors, officers and employees live in the communities that are serviced by the Bank. During 2009, the Bank provided the following local organizations with financial support or personal involvement:
American Arab Chamber of Commerce
Ann Arbor Board of Realtors
Ann Arbor Chamber of Commerce
Auburn Hills Chamber of Commerce
Birmingham Area Seniors (BASCC)
Birmingham Bloomfield Chamber of Commerce
Birmingham Lions Club
Birmingham Optimist Club
Boy Scouts of America
Canton Chamber of Commerce
Canton Community Foundation
Canton Exchange Club
Canton Senior Center
Canton Senior Safety Coalition
Central Macomb Chamber of Commerce
Clinton Township Community Blood Drive
Clinton Township Senior Expo
Dearborn Baseball
Dearborn Board of Realtors
Dearborn Chamber of Commerce
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
Easter Seals of Michigan
Garden Club of Dearborn
Goodwill Industries of Greater Detroit
Habitat for Humanity
Henry Ford Community College Foundation
Kiwanis Club of Dearborn
Macomb County Treasurer’s Association
Mike Adray Memorial Foundation
NAACP (Detroit Branch)
Northville Chamber of Commerce
Oakwood Health Care Foundation
Plymouth Chamber of Commerce
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
Western Wayne Association of Realtors
YWCA of Western Wayne County

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Dearborn Bancorp, Inc.
Dearborn, Michigan
We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. (Corporation) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2009. The Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dearborn Bancorp, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming the Corporation will continue as a going concern. As further discussed in Note B, the Corporation has suffered recurring losses resulting from the effects of the economic downturn in their operating region causing its subsidiary bank to be undercapitalized and resulting in a consent order to be issued by its primary regulator. These facts raise substantial doubt about the Corporation’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ BKD, LLP
Indianapolis, Indiana
March 31, 2010

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
Management assessed the Corporation’s systems of internal control over financial reporting presented in conformity with generally accepted accounting principles as of December 31, 2009. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2009, Dearborn Bancorp, Inc. maintained effective control over financial reporting presented in conformity with generally accepted accounting principles based on those criteria.
The Corporation’s registered public accounting firm has issued an attestation report on our internal control over financial reporting.
Dearborn Bancorp, Inc. and Subsidiary

/s/ Michael J. Ross
Michael J. Ross
President and Chief Executive Officer

/s/ Jeffrey L. Karafa
Jeffery L. Karafa
Vice President, Treasurer and Secretary

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars, in thousands)	2009	2008
ASSETS
Cash and cash equivalents
Cash and due from banks	$7,803	$11,671
Federal funds sold	156	4,455
Interest bearing deposits with banks	69,538	36,876

Total cash and cash equivalents	77,497	53,002

Mortgage loans held for sale	1,129	1,834
Securities available for sale	45,964	84,148
Securities held to maturity	336	—
Federal Home Loan Bank stock	3,698	3,614
Loans
Loans	833,136	933,269
Allowance for loan losses	(35,125)	(14,452)

Net loans	798,011	918,817

Premises and equipment, net	20,194	21,272
Real estate owned	23,435	9,657
Other intangible assets	—	4,592
Accrued interest receivable	3,562	3,499
Other assets	12,660	21,483

Total assets	$986,486	$1,121,918

LIABILITIES
Deposits
Non-interest bearing deposits	$83,873	$81,317
Interest bearing deposits	784,082	857,078

Total deposits	867,955	938,395

Other liabilities
Securities sold under agreements to repurchase	—	2,461
Federal Home Loan Bank advances	63,855	65,019
Accrued interest payable	1,046	1,695
Other liabilities	1,685	1,037
Subordinated debentures	10,000	10,000

Total liabilities	944,541	1,018,607

STOCKHOLDERS’ EQUITY
Common stock — no par value 20,000,000 shares authorized, 7,687,470 and 7,696,204 shares outstanding in 2009 and 2008, respectively	131,929	131,784
Retained earnings	(89,850)	(28,675)
Accumulated other comprehensive income (loss)	(134)	202

Total stockholders’ equity	41,945	103,311

Total liabilities and stockholders’ equity	$986,486	$1,121,918

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In thousands, except share data)	2009	2008
Interest income
Interest on loans	$53,273	$60,533
Interest on securities, available for sale	589	464
Interest on deposits with banks	374	86
Interest on federal funds	17	43

Total interest income	54,253	61,126

Interest expense
Interest on deposits	20,993	25,106
Interest on other liabilities	2,374	3,889

Total interest expense	23,367	28,995

Net interest income	30,886	32,131
Provision for loan losses	50,863	14,606

Net interest income (loss) after provision for loan losses	(19,977)	17,525

Non-interest income
Service charges on deposit accounts	1,499	1,538
Fees for other services to customers	126	128
Gain on the sale of loans	352	165
Gain (loss) on the sale of securities	490	17
Other than temporary impairment on securities, held to maturity Portion of loss recognized in other comprehensive loss before taxes	414	—

Net impairment losses recognized in earnings	(414)	—
Gain (loss) on the sale of real estate owned	(139)	(745)
Loss on the write-down of real estate owned	(2,766)	(2,292)
Other income	383	259

Total non-interest income	(469)	(930)

Non-interest expense
Salaries and employee benefits	12,974	13,142
Occupancy and equipment expense	3,623	3,752
Amortization of intangible expense	595	968
Impairment of goodwill	—	34,028
Impairment of other intangible assets	3,997	5,573
FDIC assessment	2,843	696
Advertising and marketing	237	550
Stationery and supplies	429	592
Professional services	807	1,063
Data processing	905	848
Defaulted loan expense	4,624	2,078
Other operating expenses	1,686	1,717

Total non-interest expense	32,720	65,007

Income before federal income tax expense	(53,166)	(48,412)
Income tax expense (benefit)	8,009	(16,487)

Net loss	($61,175)	($31,925)

Per share data:
Net loss — basic	(8.00)	(3.99)
Net loss — diluted	(8.00)	(3.99)

Weighted average number of shares outstanding — basic	7,645,076	8,007,345
Weighted average number of shares outstanding — diluted	7,645,076	8,007,345
The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Continued)
Years Ended December 31, 2009 and 2008

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders’
	Stock	Earnings	Income (loss)	Equity

Balance, January 1, 2008	$134,278	$3,250	$20	$137,548

Purchase of common stock (575,500 shares)	(2,627)	—	—	(2,627)

Stock awards earned (43,883 shares granted, 9,592 shares forfeited)	71	—	—	71

Stock option expense	62	—	—	62

Net loss	—	(31,925)	—	(31,925)

Other comprehensive income (loss)
Changes in net unrealized gain on securities available for sale			293	293
Reclassification adjustment for gain included in net income	—	—	(17)	(17)

Net change in net unrealized gain on securities available for sale	—	—	276	276
Deferred tax effects			(94)	(94)

Other comprehensive income	—	—	182	182

Total comprehensive income				(31,743)

Balance, December 31, 2008	$131,784	($28,675)	$202	$103,311

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Continued)
Years Ended December 31, 2009 and 2008

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders’
	Stock	Earnings	Income (loss)	Equity

Balance, December 31, 2008	$131,784	($28,675)	$202	$103,311

Stock awards earned	76	—	—	76

Stock option expense	69	—	—	69

Net loss	—	(61,175)	—	(61,175)

Other comprehensive income (loss)
Changes in net unrealized loss on securities available for sale			(21)	(21)
Reclassification adjustment for gain included in net income	—	—	(490)	(490)

Net change in net unrealized loss on securities available for sale	—	—	(511)	(511)
Deferred tax effects			175	175

Other comprehensive loss	—	—	(336)	(336)

Total comprehensive income				(61,511)

Balance, December 31, 2009	$131,929	($89,850)	($134)	$41,945

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2009	2008
Cash flows from operating activities
Interest and fees received	$54,190	$61,443
Interest paid	(24,016)	(30,468)
Proceeds from sale of mortgages held for sale	34,291	19,817
Origination of mortgages held for sale	(33,234)	(20,041)
Taxes refunded	700	1,118
Loss on sale of real estate owned	(139)	(840)
Gain on sale of securities	490	17
Cash paid to suppliers and employees	(23,286)	(21,706)

Net cash provided by operating activities	8,996	9,340

Cash flows from investing activities
Sale of securities available for sale	54,208	7,276
Proceeds from calls, maturities and repayments of of securities available for sale	53,078	11,826
Purchases of securities available for sale	(70,641)	(93,935)
Purchase of Federal Home Loan Bank stock	(84)	(1,542)
(Increase) decrease in loans, net of payments received	48,381	(3,748)
Proceeds from the sale of real estate owned	4,879	6,162
Purchases of property and equipment	(257)	(530)

Net cash provided by (used in) investing activities	89,564	(74,491)

Cash flows from financing activities
Net decrease in non-interest bearing deposits	2,556	(2,277)
Net increase in interest bearing deposits	(72,996)	118,045
Increase (decrease) in repurchase agreements	(2,461)	1,981
Net increase in federal funds purchased	0	(30,100)
Proceeds from Federal Home Loan Bank advances	48,000	36,500
Repayments on Federal Home Loan Bank advances	(49164)	(12,851)
Purchase of common stock	—	(2,627)

Net cash provided by (used in) financing activities	(74,065)	108,671

Increase (decrease) in cash and cash equivalents	24,495	43,520
Cash and cash equivalents at the beginning of year	53,002	9,482

Cash and cash equivalents at the end of year	$77,497	$53,002

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years Ended December 31,
(In thousands)	2009	2008

Reconciliation of net income to net cash provided by operating activities
Net income	($61,175)	($31,925)
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	50,863	14,606
Depreciation and amortization expense	1,335	1,356
(Increase) decrease in deferred tax asset	16,794	(14,117)
Restricted stock award expense	69	62
Stock option expense	76	71
Accretion of discount on investment securities	(52)	(162)
Amortization of premium on investment securities	331	25
Write-down of real estate owned	2,766	2,292
Amortization of intangible assets	595	968
Impairment of goodwill	0	34,028
Impairment of other intangible assets	3,997	5,573
Impairment of securities, held to maturity	414	0
(Increase) decrease in mortgages held for sale	705	(518)
Increase in interest receivable	(63)	317
Increase (decrease) in interest payable	(649)	(1,473)
(Increase) decrease in other assets	(7,658)	(1,112)
Increase (decrease) in other liabilities	648	(651)

Net cash provided by operating activities	$8,996	$9,340

Supplemental noncash disclosures:
Transfers from loans to real estate owned	$21,547	$11,792
The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.
Nature of Operations and Principals of Consolidation
Dearborn Bancorp, Inc. (the “Corporation”) was incorporated in Michigan on September 30, 1992. The Corporation’s primary subsidiary, Community Bank of Dearborn (the “Bank”), began operations on February 28, 1994. As discussed in Note B, the Corporation acquired Fidelity Financial Corporation of Michigan on January 4, 2007 and merged its operations into the Bank. On April 30, 2007, the Community Bank of Dearborn was renamed Fidelity Bank. The Bank operates seventeen banking offices in Dearborn (2), Dearborn Heights, Plymouth Township, Canton Township, Clinton Township (2), Southgate, Auburn Hills, Saline, Ann Arbor, Birmingham, Bloomfield Township, Bingham Farms, Southfield (2) and Shelby Township in Michigan, offering a full range of banking services to individuals and businesses. The Bank also operates Community Bank Insurance Agency, Inc., an insurance agency with limited activities and Community Bank Audit Services, Inc., a company that offers internal auditing services to financial institutions.
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
The consolidated financial statements include the accounts of Dearborn Bancorp, Inc. and its wholly-owned subsidiary, Fidelity Bank and its wholly-owned subsidiaries, Community Bank Insurance Agency, Inc. and Community Bank Audit Services, Inc. All significant intercompany transactions are eliminated in consolidation.
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Cash and Cash Equivalents
The Corporation considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2009 and 2008, cash equivalents consisted primarily of interest-bearing deposits with banks and federal funds sold.
One or more of the financial institutions holding the Corporations’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program. Under the program, through June 30, 2010, all noninterest-bearing transaction accounts at these institutions are fully guaranteed by the FDIC for the entire amount in the account.
For financial institutions opting out of the FDIC’s Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC’s insurance limits increased to $250,000, effective October 3, 2008. The increase in federally insured limits is currently set to expire December 31, 2013. At December 31, 2009, the Corporation’s cash accounts exceeded federally insured limits by approximately $68,388,000 of which approximately $68,138,000 was held with the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Indianapolis.
Restrictions on Cash
The Corporation was required to have $91,000 and $1,917,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2009 and 2008, respectively. These balances do not earn interest. Additionally, the Corporation pledged securities with a collateral value of $15,337,000 to the Federal Reserve Bank.
Securities
Effective April 1, 2009, the Corporation adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (ASC 320-10). When the Corporation does not intend to sell a debt security, and it is more likely than not, the Corporation will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.
As a result of this guidance, the Corporation’s consolidated statement of operations as of December 31, 2009, reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Corporation intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income (loss). The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Prior to the adoption of the recent accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
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
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Loan relationships over $500,000 that are rated substandard and are on non-accrual status are individually evaluated for impairment. If this evaluation indicated that there is a collateral shortfall and the loan is collateral dependent, the shortfall is charged off. If a loan that is not collateral dependent is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the fair value of estimated future cash flows using the loan’s existing rate.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.
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
Federal Home Loan Bank (FHLB) Stock
The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. The Corporation reviewed the FHLB Stock and based on the current performance of the Federal Home Loan Bank of Indianapolis, the Corporation determined there was no impairment of this stock at December 31, 2009.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Stock Compensation
At December 31, 2009 and 2008, the Corporation has a share-based compensation plan, which is more fully described in Note P.
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
December 31, 2009 and 2008
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
The Corporation adopted ASC 740, “Accounting for Income Taxes”, formerly known as FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Corporation’s financial statements.
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
Earnings (Loss) Per Share
Basic earnings (loss) per share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings (loss) per share is restated for all stock splits and dividends through the date of issue of the financial statements.
Comprehensive Income (loss)
Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income includes unrealized gains and losses on securities available for sale, net of deferred income tax, which are also recognized as separate components of equity.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
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
Valuation Measurements
Valuation methodologies often involve a significant degree of judgment, particularly when there are no observable active markets for the items being valued. Investment securities and residential mortgage loans held for sale are carried at fair value, as defined in ASC 820, “Fair Value Measurements and Disclosures”, formerly SFAS No. 157 “Fair Value Measurement”, which requires key judgments affecting how fair value for such assets and liabilities is determined. In addition, the outcomes of valuations have a direct bearing on the carrying amounts for goodwill, and intangibles assets. To determine the values of these assets and liabilities, as well as the extent to which related assets may be impaired, management makes assumptions and estimates related to discount rates, asset returns, prepayment rates and other factors. The use of different discount rates or other valuation assumptions could produce significantly different results, which could affect the Corporation’s results of operations.
Adoption of New Accounting Standards
In July 2009, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:
A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.
In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and
A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.
The adoption of this standard did not have a material impact on the Corporation’s financial statements.
ASU 2009-01 (formerly SFAS No. 168), Topic 105 — Generally Accepted Accounting Principles - FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles
ASU 2009-01 establishes the FASB Accounting Standards Codification (Codification) as the single source of authoritative U.S. generally accepted accounting principles (U.S. GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. ASU 2009-01 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We have made the appropriate changes to GAAP references in our financial statements.
Earnings Per Share (EPS): (formerly FSP EITF 03-6-1), Determining Whether Instruments Granted in Shared-Based Payment Transaction are Participating Securities.
In June 2008, the FASB issued ASC 260 which clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. ASC 260 also provides guidance on how to allocate earnings to participating securities and compute EPS using the two-class method. ASC 260 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The provisions of ASC 260 did not have a material impact on our EPS calculation.
ASU No. 2009-05, Measuring Liabilities at Fair Value codified in “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value”
In August 2009, this ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. The provisions of ASU 2009-05 did not have a material impact on our financial condition, results of operations or disclosures.
ASU 2009-01 (formerly SFAS No. 168), Topic 105 — Generally Accepted Accounting Principles — FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles
ASU 2009-01 establishes the FASB Accounting Standards Codification (Codification) as the single source of authoritative U.S. generally accepted accounting principles (U.S. GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. ASU 2009-01 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We have made the appropriate changes to GAAP references in our financial statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Accounting Standards Codification (ASC) 810 (formerly FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R)
In June 2009, the FASB issued this guidance which amends the consolidation guidance applicable to variable interest entities. The amendments to the consolidation guidance affect all entities currently within the scope of ASC Topic 810-10 (formerly FIN 46(R)), as well as qualifying special-purpose entities (QSPEs) that are currently excluded from the scope of that guidance. This guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009. The provisions of ASC Topic 810-10 did not have a material impact on our financial condition, results of operations or disclosures.
NOTE B — CONSENT ORDER AND GOING CONCERN CONSIDERATIONS
Consent Order
Due to our financial condition, the Federal Deposit Insurance Corporation (“FDIC”) and the Office of Financial and Insurance Regulation for the State of Michigan (“OFIR”) required that our Board of Directors sign a formal enforcement action (“Consent Order”) with the FDIC and OFIR which conveys specific actions needed to address certain findings from their examination and to address our current financial condition. We entered into the Consent Order on February 12, 2010, which contains a list of requirements that are to be met by specific dates. Certain requirements are listed below:
•	Completion of a senior management study by an independent consultant

•	Plans for the reduction of delinquencies and classified assets

•	Plans for lending and collection policies

•	Plans for the reduction of loan concentrations

•	The revision and implementation of a comprehensive strategic plan

•	The revision of its Liquidity Plan and the submission of weekly liquidity reports to the FDIC and OFIR
The Consent Order also includes a capital directive, which requires the Bank to have and maintain its level of tier 1 capital as a percentage of total assets (capital ratio) at a minimum of 9% and its level of qualifying total capital as a percentage of risk-weighted assets (total risk-based capital ratio) at a minimum of 12% . These ratios are in excess of the statutory minimums to be well-capitalized. At December 31, 2009, the Bank’s capital ratio was 5.10% and the Bank’s total risk-based capital ratio was 7.19%.
Additionally, the Bank is prohibited from declaring or paying any cash dividends without prior written consent of the FDIC.
The Bank submitted a Capital Restoration Plan (“CRP”) to the FDIC and OFIR on December 15, 2009, due to our undercapitalized status based on our September 30, 2009 regulatory report of condition and income. The CRP addresses, among other things, the steps management will take to cause our capital levels to return to the minimum level to be adequately capitalized.
The Bank is currently undercapitalized. Failure to meet the minimum ratios set forth in the Consent Order could result in regulators taking additional enforcement action against us.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE B — CONSENT ORDER AND GOING CONCERN CONSIDERATIONS (Con’t)
Going Concern
As a result of the effects of the economic downturn and the bankruptcy and downsizing of two major automotive manufacturers headquartered in our region, the capital of the Corporation and the Bank has been significantly depleted. Management is currently attempting to raise additional capital that will return the Bank to compliance with regulatory capital requirements of the Consent Order. Our ability to raise capital is contingent on the current capital markets and our financial performance. Available capital markets are not currently favorable and we cannot be certain of our ability to raise capital on any terms.
The losses reported by the Corporation during 2008 and 2009 were primarily due to large provisions for loan losses, the impairment of goodwill and other intangible assets and the establishment of a valuation allowance against the Corporation’s deferred tax asset. Prior to sustaining these losses in 2008 and 2009, the Corporation had a history of profitable operations. Our return to profitable operations is contingent on the economic recovery in our region and the stability of collateral values of the real estate that secures many of our loans. It is difficult to predict when the economy will begin to recover and the impact of that recovery on our operations. Therefore, we cannot predict the timing of our return to profitable operations.
While the Corporation believes that it may be able to raise sufficient capital to meet its capital requirements and manage loan losses in the near term until such time that the local economy improves without having to liquidate assets, the realization of assets in other than the normal course of business in order to provide liquidity could result in losses not reflected in these financial statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE C — SECURITIES
The amortized cost and fair value for securities available for sale and the unrealized gains and losses recognized as accumulated other comprehensive income were as follows (in thousands):

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

US Government sponsored entity securities	$12,759	$20	($30)	$12,749
Corporate bonds	33,308	—	(197)	33,111
Mortgage backed securities	101	3	—	104

Totals	$46,168	$23	($227)	$45,964

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

US Government sponsored entity securities	$21,175	$226	($2)	$21,399
Corporate bonds	13,185	54	(4)	13,235
Municipal securities	1,303	28	—	1,331
Mortgage backed securities	179	4	—	183
Money market mutual funds	48,000	—	—	48,000

Totals	$83,842	$312	($6)	$84,148

The amortized cost and fair value of securities available for sale at December 31, 2009 by contractual maturity are shown below (in thousands). Securities not due at a single maturity date, such as mortgage backed securities are shown separately.

	Amortized	Fair
	Cost	Value

Due in one year through five years	$46,067	$45,860
Mortgage backed securities	101	104

Totals	$46,168	$45,964

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE C — SECURITIES (Continued)
Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

	2009	2008

Proceeds	$54,208	$7,276
Gross gains	492	17
Gross losses	2	—
Securities having a carrying value of $15,441,000 and $5,524,000 at December 31, 2009 and 2008, respectively, were pledged to secure Federal Home Loan Bank of Indianapolis advances, time deposits, securities sold under agreements to repurchase and clearing activity with the Federal Reserve Bank.
Securities with unrealized losses at year-end 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	December 31, 2009
	Less than one year		One year or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Investment category	Value	Loss	Value	Loss	Value	Loss

US Government sponsored entity securities	$6,657	($30)	$—	$—	$6,657	($30)
Corporate bonds	33,111	(197)	—	—	33,111	(197)

Total temporarily impaired	$39,768	($227)	$—	$—	$39,768	($227)

	December 31, 2008
	Less than one year		One year or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Investment category	Value	Loss	Value	Loss	Value	Loss

US Government sponsored entity securities	$5,997	($2)	$—	$—	$5,997	($2)
Corporate bonds	2,041	(4)	—	—	2,041	(4)

Total temporarily impaired	$8,038	($6)	$—	$—	$8,038	($6)

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE C — SECURITIES (Continued)
The unrealized losses on the Corporation’s investments were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Corporation does not intend to sell the investments and it is not more likely than not the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at December 31, 2009.
The Corporation holds two single issuer trust preferred securities that are classified as securities held to maturity. The amortized cost and fair value of securities, held to maturity are listed below (in thousands):

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Trust preferred securities	$336	$—	$—	$336

Totals	$336	$—	$—	$336

The contractual maturity of these securities is over five years.
The single issuer trust preferred securities were evaluated for other than temporary impairment by determining the strength of the underlying issuer and its ability to make the contractual principal and interest payments.
One issuer of a trust preferred security the Corporation holds is a bank holding company, headquartered in Michigan that owns commercial banks in several states. The Corporation received a third party valuation of this security and noted the cost basis exceeded the fair value of the security. Upon further analysis, the Corporation noted that the underlying issuer commenced deferral of interest payments on this trust preferred security for up to a period of five years. This issuer has been negatively impacted by the downturn in the economy and the asset quality issues that have impacted the financial services industry in the Michigan market. Various subsidiary banks held by this issuer have been downgraded to adequately-capitalized status as of September 30, 2009. The Corporation believes that based upon the continued deterioration of asset quality and regulatory capital ratio of this issuer results in an other-than-temporary impairment that is credit related. As a result, the Corporation recorded an other-than-temporary impairment charge of $414,000 through the income statement during the year ended December 31, 2009.
Certain debt securities have experienced fair value deterioration due to credit losses, as well as due to other market factors, but are not otherwise other-than-temporarily impaired. The following table provides information about debt securities for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income.

Credit losses on debt securities held	Amount
Balance, January 1, 2009	$—
Additions related to other than temporary losses not previously recognized	414

Balance, December 31, 2009	$414

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE D — LOANS
Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

			Percent
	2009	2008	Incr(decr)

Consumer loans	$29,386	$31,864	(7.78%)
Commercial, financial, & other	144,630	164,740	(12.21%)
Construction and land development loans	83,464	113,035	(26.16%)
Commercial real estate mortgages	531,156	571,204	(7.01%)
Residential real estate mortgages	44,500	52,426	(15.12%)

Total loans	833,136	933,269	(10.73%)

Allowance for loan losses	(35,125)	(14,452)

Loans, net	$798,011	$918,817

Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2009 and 2008. These loan transactions for the years ended December 31, are as follows (in thousands):

	2009	2008
Balance, beginning of year	$2,042	$2,494
New loans during period	—	9
Repayments made during period	(946)	(461)

Balance, end of period	$1,096	$2,042

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE D — LOANS (Continued)
Activity in the allowance for loan losses for the years ended December 31 are as follows (in thousands):

	2009	2008

Balance, beginning of year	$14,452	$10,617

Less charge-offs:
Consumer loans	1,154	318
Commercial, financial & other	4,878	4,304
Construction and land development loans	17,257	3,604
Commercial real estate mortgages	6,919	2,446
Residential loans	701	296

Plus recoveries:
Consumer loans	176	19
Commercial, financial & other	339	117
Construction and land development loans	107	36
Commercial real estate mortgages	61	21
Residential loans	36	4

Net charge-offs (recoveries)	30,190	10,771

Provision for loan losses	50,863	14,606

Balance at end of period	$35,125	$14,452

Allowance to total loans	4.22%	1.55%

Net charge-offs to average loans	3.41%	1.14%

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE D — LOANS (Continued)
The aggregate balances in impaired loans at December 31, are as follows (in thousands):

	2009	2008

Impaired loans with no allocated allowance for loan losses	$83,226	$71,961
Impaired loans with allocated allowance for loan losses	43,553	26,908

Total	$126,779	$98,869

Amount of the allowance for loan loss allocated to impaired loans	$10,715	$5,273

Average of impaired loans during the year	$102,550	$82,436

Interest income recognized during impairment	$2,349	$1,460
Cash-basis interest income recognized	$2,149	$—
Non-performing assets were as follows (in thousands):

	2009	2008

Troubled debt restructuring and still accruing	$59,420	$17,765
Over 90 days past due and still accruing	—	450
Non-accrual loans	49,341	51,708

Total non performing loans	108,761	69,923

Real estate owned	23,435	9,657
Other repossessed assets	—	—

Other non performing assets	23,435	9,657

Total nonperforming assets	$132,196	$79,580
Impaired loans and non-performing loans are defined differently. Impaired loans are loans for which the collection of principal and interest according to the contractual terms of the agreement is not probable. Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
Non-performing loans included troubled debt restructuring of $59,420,000 at December 31, 2009. These loans were qualified as troubled debt restructuring due to changes from principal and interest payments to interest only payments, reduction of interest rates, or the lengthening of the amortization. Valuation allowances in the amount of $5,452,000 were recorded against the loans. At December 31, 2009, 3 loans classified as troubled debt restructuring amounting to $2,705,000 were not current according to their renegotiated terms.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE E — PREMISES AND EQUIPMENT
Premises and equipment are comprised of the following at December 31 (in thousands):

	2009	2008

Land and improvements	$7,728	$7,728
Building and improvements	14,553	14,553
Furniture and equipment	6,988	6,771

	29,269	29,052

Less accumulated depreciation	9,075	7,780

	$20,194	$21,272

Depreciation expense for 2009 and 2008 amounted to $1,335,000 and $1,355,000, respectively. Capital expenditures were primarily due to various improvements in technology.
Rent expense for facilities of $1,009,000 and $1,064,000 was incurred during 2009 and 2008, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present (in thousands):

2010	$649
2011	439
2012	48
2013	24

Total	$1,160

NOTE F — GOODWILL AND OTHER INTANGIBLE ASSETS
The Corporation acquired Fidelity Financial Corporation of Michigan (Fidelity) and the Bank of Washtenaw (Washtenaw) in January of 2007 and October of 2004, respectively. As a result of these acquisitions, the Corporation acquired goodwill and other intangible assets. The Corporation recorded amortization expense of $595,000 and $968,000 in 2009 and 2008, respectively. Goodwill amounted to $0 at December 31, 2009 and 2008.
The carrying basis and accumulated amortization and impairment of intangible assets at December 31, 2009 and 2008, were:

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE F — GOODWILL AND OTHER INTANGIBLE ASSETS (Con’t)

	2009
	Gross Carrying	Accumulated	Accumulated
	Amount	Amortization	Impairment Charge

Core deposit intangible	$7,792	$2,389	$5,403
Borrower relationship intangible	5,178	2,023	3,155

Total intangible assets	$12,970	$4,412	$8,558

	2008
	Gross Carrying	Accumulated	Accumulated
	Amount	Amortization	Impairment Charge

Core deposit intangible	$7,792	$2,044	$2,991
Borrower relationship intangible	5,178	1,773	1,570

Total intangible assets	$12,970	$3,817	$4,561

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
The changes in the carrying amount of goodwill for the year ended December 31, 2008 were as follows:

Amount

Balance, January 1, 2008	$34,028
Impairment loss during 2008	(34,028)

Balance, December 31, 2008	$—

The impairment to the core deposit intangibles was primarily due to the erosion of core deposits at a faster rate than anticipated. The impairment of the customer relationship intangible is primarily due to the migration of loans at a more rapid rate than expected and the impact of current economic conditions on the loan portfolio. The impairment during 2009 left no residual value in these intangible assets.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE G — DEPOSITS
Time deposits of $100,000 or more were $303,411,000 and $324,420,000 at December 31, 2009 and 2008, respectively. Time deposits of $100,000 or more from governmental units, which are included in total time deposits of $100,000 or more were $4,366,000 and $38,999,000 at December 31, 2009 and 2008, respectively.
Scheduled maturities of time deposits at December 31, 2009 are listed in the following table (in thousands):

	$100,000 and over	Less than $100,000	Total

2010	$277,729	$274,181	$551,910
2011	24,367	26,534	50,901
2012	802	587	1,389
2013	—	187	187
2014 and thereafter	513	340	853

Totals	$303,411	$301,829	$605,240

Related party deposits from directors and executive officers of the Corporation were approximately $4,233,000 and $6,701,000 at December 31, 2009 and 2008, respectively.
NOTE H — SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities sold under agreements to repurchase are secured by US government entity securities with a carrying amount of zero and approximately $3.0 million at December 31, 2009 and 2008, respectively.
Securities sold under agreements to repurchase are financing arrangements that mature within two years. At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning securities sold under agreements to repurchase is summarized as follows (in thousands):

	2009	2008

Balance at year-end	$—	$2,461
Average daily balance during the year	$1,966	$778
Average interest rate during the year	1.25%	1.25%
Maximum month-end balance during year	$2,539	$2,461
Weighted average interest rate at year-end	1.25%	1.25%

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE I — FEDERAL HOME LOAN BANK ADVANCES
The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis (FHLB). Advances were $63,855,000 and $65,019,000 at December 31, 2009 and 2008, respectively. These advances can carry a fixed or floating rate of interest and are secured by a physical collateral agreement with the Federal Home Loan Bank of Indianapolis covering eligible mortgage loans in the amount of $39,169,000, commercial real estate loans in the amount of $99,463,000 and securities available for sale in the amount of $101,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2009 and 2008 (in thousands):

At December 31, 2009
		Weighted
Maturing in:	Amount	Average Rate

2010	$49,084	2.19%
2011	4,500	3.20%
2012	271	5.27%
2013	10,000	2.58%

Total	$63,855	2.33%

At December 31, 2008
		Weighted
Maturing in:	Amount	Average Rate

2009	$20,000	4.76%
2010	30,184	3.27%
2011	4,500	3.20%
2012	335	5.27%
2013	10,000	2.58%

Total	$65,019	3.63%

The Bank makes monthly interest payments with principal generally due at maturity. Prepayment penalties apply if advances are repaid prior to maturity. The Bank’s capacity to borrow from the Federal Home Loan Bank is capped at $100 million by a resolution of the Board of Directors of the Bank. The Bank had the ability to borrow up to $66.6 million based on collateral pledged by the Bank at December 31, 2009.
Required payments over the next five years are as follows:

Amount

2010	$49,139
2011	4,548
2012	168
2013	10,000

Total	$63,855

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE I — FHLB ADVANCES (Continued)
Amounts advanced by the FHLB totaling $10,000,000 are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate one year after the date of the advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be pre-payable at the Corporation’s option, at par without a penalty.
NOTE J — SUBORDINATED DEBENTURES
In 2002, Dearborn Bancorp Trust I, a special purpose entity formed by the Corporation, issued $10,000,000 of floating rate mandatory redeemable securities as part of a pooled offering. The Corporation issued $10,000,000 of subordinated debentures to the trust in exchange for the proceeds of the offering. The interest rate on the debentures is the three month LIBOR plus 3.35% and was 3.63% at December 31, 2009. The securities have a term of thirty years with interest payments due on a quarterly basis. The Corporation may redeem the debentures, with regulatory approval, at face value.
On August 28, 2009, the Corporation elected to defer regularly scheduled quarterly interest payments on Dearborn’s junior subordinated debentures (“Debentures”). While the Corporation defers the payment of interest, it will continue to accrue the interest expense owed at the applicable interest rate. At the expiration of the deferral period, all accrued and unpaid interest is due and payable.
NOTE K — INCOME TAXES
The federal tax provision consists of the following (in thousands):

	2009	2008

Current	($8,785)	($2,370)
Deferred	16,794	(14,117)

	$8,009	($16,487)

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE K — INCOME TAXES (Continued)
Deferred tax assets and liabilities are due to the following at December 31, (in thousands):

	2009	2008

Deferred tax assets
Allowance for loan losses	$11,943	$4,913
Net operating loss carryforward	734	—
Goodwill and other intangibles	12,505	11,877
Capital loss carryforward	251	251
Non accrual interest income	14	92
Writedowns on other real estate owned	1,070	462
Amortization of deferred issue costs	263	81
Other	11	63

Total deferred tax assets	26,791	17,739

Deferred tax liabilities
Premises and equipment	(423)	(300)
Prepaid expenses	(283)	(259)
Unrealized losses on securities available for sale	—	(104)
Deferred loan fees and costs	(130)	(73)
Other	(104)	(66)

Total deferred tax liabilities	(940)	(802)

Less: valuation allowance	(25,851)	(251)

Net deferred tax asset	$—	$16,686

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE K — INCOME TAXES (Continued)
There were no unrecognized tax benefits at December 31, 2008, and the Corporation does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.
The Corporation is no longer subject to examination by the Internal Revenue Service for years before 2007.
Effective tax rates differ from the federal statutory rate of 34% applied to income before income taxes due to the following:

	2009	2008

Federal income tax rate	34%	34%
Effect of capital loss carryback valuation allowance	(48%)	—%
Other, net	(1%)	—%

Effective tax rate	(15%)	34%

NOTE L — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES
Fair Value of Financial Instruments
The following methods and assumptions were used by the Corporation in estimating its fair value disclosure for financial instruments:
Cash and Cash Equivalents, Securities Sold Under Agreements to Repurchase, Interest-bearing Deposits and Federal Home Loan Bank Stock
The carrying amount approximates fair value.
Held-to-maturity Securities
Fair value is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
Loans Held for Sale
Fair value is based upon the quoted price for the sale of those loans.
Loans
The fair value of loans is estimated by discounting the future cash flows using the market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE L — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
Deposits
Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.
Interest Receivable and Interest Payable
The carrying amount approximates fair value.
Federal Home Loan Bank Advances
Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. Fair value of long-term debt is based on quoted market prices or dealer quotes for the identical liability when traded as an asset in an active market. If a quoted market price is not available, an expected present value technique is used to estimate fair value.
Subordinated Debentures
Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.
Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit
The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of forward sale commitments is estimated based on current market prices for loans of similar terms and credit quality. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The fair value of such arrangements are not considered material to this presentation.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE L — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
The estimated fair value of the Corporation’s financial instruments at December 31 are as follows (in thousands):

	At December 31, 2009		At December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	$77,497	$77,497	$53,002	$53,002
Mortgage loans held for sale	1,129	1,146	1,834	1,858
Securities available for sale	45,964	45,964	84,148	84,148
Federal Home Loan Bank Stock	3,698	3,698	3,614	3,614
Loans, net	833,136	829,122	933,269	934,826
Accrued interest receivable	3,562	3,562	3,499	3,499

Liabilities:
Deposits	867,955	871,177	938,395	945,017
Securities sold under agreements to repurchase	—	—	2,461	2,461
Federal Home Loan Bank advances	63,855	64,275	65,019	66,390
Subordinated debentures	10,000	4,081	10,000	10,028
Accrued interest payable	1,046	1,046	1,695	1,695
Effective January 1, 2008, the Corporation adopted ASC 820 (formerly SFAS 157) Fair Value Measurements” (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 has been applied prospectively as of the beginning of 2008.
ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 2 securities are valued by a third party pricing service commonly used in the banking industry, utilizing observable inputs. Observable inputs include dealer quotes, market spreads, cash flow analysis, the U.S. Treasury curve, trade execution data, market consensus prepayment spreads and available credit information. The pricing provided utilizes evaluated pricing models that are based on asset class. These models incorporate available market information including quoted prices of securities with similar characteristics and, because many fixed income securities do not trade on a daily basis, apply available information through processes such as benchmark curves and matrix pricing.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE L — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
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
Level 2 securities are valued by a third party pricing service commonly used in the banking industry, utilizing observable inputs. Observable inputs include dealer quotes, market spreads, cash flow analysis, the U.S. Treasury curve, trade execution data, market consensus prepayment spreads and available credit information. The pricing provided utilizes evaluated pricing models that are based on asset class. These models incorporate available market information including quoted prices of securities with similar characteristics and, because many fixed income securities do not trade on a daily basis, apply available information through processes such as benchmark curves and matrix pricing. Level 2 securities include US Government sponsored entity securities, corporate bonds and mortgage-backed securities.
The following table presents the fair value measurements of the Corporation’s assets and liabilities recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the ASC 820 fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008 (in thousands):

		Quoted
		Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
At 12/31/2009	Fair Value	(Level 1)	(Level 2)	(Level 3)
US Government sponsored entity securities	$12,749	$—	$12,749	$—
Corporate bonds	33,111	—	33,111	—
Mortgage backed securities	104	—	104	—

Total securities, available for sale	$45,964	$—	$45,964	$—

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE L — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

		Quoted
		Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
At 12/31/2008	Fair Value	(Level 1)	(Level 2)	(Level 3)
US Government sponsored entity securities	$21,399	$—	$21,399	$—
Corporate bonds	13,235	—	13,235	—
Municipal securities	1,331	—	1,331	—
Mortgage backed securities	183	—	183	—
Money market mutual funds	48,000	48,000	—	—

Total securities, available for sale	$84,148	$48,000	$36,148	$—

Following is a description of the valuation methodology for assets and liabilities measured at fair value on a non-recurring basis and recognized in the accompanying balance sheet.
Impaired Loans (Collateral Dependent)
Loans for which it is probable that the Corporation will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans.
If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.
Real Estate Owned
The fair value of other real estate owned is measured based on the value of the collateral securing those loans/real estate and is determined using several methods. The fair value of real estate is generally determined based on appraisals by qualified licensed appraisers. The appraisers typically determine the value of the real estate by utilizing an income or market valuation approach. If an appraisal is not available, the fair value may be determined by using a cash flow analysis. Fair value on the collateral such as business assets is typically calculated by using financial information such as financial statements and aging reports provided by the borrower and is discounted as considered appropriate.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE L — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
The following table presents the fair value measurements of the Corporation’s assets and liabilities recognized in the accompanying balance sheet measured at fair value on a non-recurring basis and the level within the ASC 820 fair value hierarchy in which the fair value measurements fall at December 31, 2009 (in thousands):

Quoted
Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
At 12/31/2009	Fair Value	(Level 1)	(Level 2)	(Level 3)
Loans	$60,905	$—	$—	$60,905
Other real estate	7,601	—	—	7,601

Quoted
Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
At 12/31/2008	Fair Value	(Level 1)	(Level 2)	(Level 3)
Loans	$41,907	$—	$—	$41,907
Other real estate	4,833	—	—	4,833
NOTE M — COMMITMENTS AND CREDIT RISK
Loan Commitments
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE M — COMMITMENTS AND CREDIT RISK (Con’t)
The Corporation had outstanding loan commitments aggregating $77,919,000 and $113,868,000 at December 31, 2009 and 2008, respectively. Loan commitments for variable rate loans were $61,420,000 and $83,043,000 at December 31, 2009 and 2008, respectively. Loan commitments for fixed rate loans were $16,499,000 and $25,484,000 at December 31, 2009 and 2008, respectively. The fixed rate loan commitments at December 31, 2009 have interest rates ranging from 3.00% to 9.50% and maturities ranging from one year to five years. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):

	Commitment Period
	Less
	than 1	1 - 3	3 - 5	Over 5
At December 31, 2009	year	years	years	years	Totals
Home equity lines of credit	$355	$3,073	$4,208	$8,695	$16,331
Residential loan commitments	132	—	—	—	132
Standby letters of credit	770	1,932	—	—	2,702
Lines of credit — commercial	29,527	2,709	731	27	32,994
Commercial construction — residential land development and construction	5,134	286	735	—	6,155
Other commercial commitments	16,668	1,693	1,244	—	19,605

Totals	$52,586	$9,693	$6,918	$8,722	$77,919

	Commitment Period
	Less
	than 1	1 - 3	3 - 5	Over 5
At December 31, 2008	year	years	years	years	Totals
Home equity lines of credit	$158	$1,058	$5,920	$10,461	$17,597
Residential loan commitments	5,477	—	—	—	5,477
Standby letters of credit	2,945	27	2,000	—	4,972
Lines of credit — commercial	42,723	4,253	1,016	538	48,530
Commercial construction — residential land development and construction	10,486	3,180	115	—	13,781
Other commercial commitments	15,774	2,758	3,488	1,491	23,511

Totals	$77,563	$11,276	$12,539	$12,490	$113,868

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
December 31, 2009 and 2008
NOTE N — EMPLOYEE BENEFIT PLANS
The Bank maintains a 401(k) plan for its employees. All employees are eligible to participate in the 401(k) plan after completion of age and service requirements. An employee can be enrolled as a participant on the first “Enrollment Date” after reaching age 18 and completing six months of service.
Contributions to the plan by the Bank are discretionary and are expensed as made. Historically, the Bank had matched 50% of the first 6% of employee contributions to the plan. Employer contributions vest 20% per year for five years. As of October 1, 2009, the Bank discontinued the practice of matching employee contributions to the plan due to the declining performance of the Bank during the recent economic downturn.
During 2009 and 2008, employer contributions were $203,000 and $243,000, respectively.
NOTE O — REGULATORY CAPITAL REQUIREMENTS
The Corporation and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and, additionally for the Bank, the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Under the Consent Order dated February 12, 2010, the Bank is required to achieve and maintain tier 1 capital as a percentage of total assets of 9% or higher and total capital as a percentage of risk-weighted assets of 12% or higher within 120 days from the effective date of the order.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
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

					Minimum
			Minimum		To Be Well Capitalized
			for Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009
Total capital (to risk weighted assets)
Consolidated	63,043	7.39%	68,264	8.00%	N/A	N/A
Bank	61,169	7.19%	68,105	8.00%	85,132	10.00%
Tier 1 capital (to risk weighted assets)
Consolidated	52,080	6.10%	34,132	4.00%	N/A	N/A
Bank	50,225	5.90%	34,053	4.00%	51,079	6.00%
Tier 1 capital (to average assets)
Consolidated	52,080	4.98%	41,838	4.00%	N/A	N/A
Bank	50,225	4.81%	41,776	4.00%	52,220	5.00%

As of December 31, 2008
Total capital (to risk weighted assets)
Consolidated	107,962	10.69%	80,832	8.00%	N/A	N/A
Bank	105,568	10.47%	80,667	8.00%	100,834	10.00%
Tier 1 capital (to risk weighted assets)
Consolidated	95,310	9.43%	40,416	4.00%	N/A	N/A
Bank	92,941	9.22%	40,334	4.00%	60,501	6.00%
Tier 1 capital (to average assets)
Consolidated	95,310	8.88%	42,933	4.00%	N/A	N/A
Bank	92,941	8.69%	42,781	4.00%	53,476	5.00%
At December 31, 2009, the Bank was undercapitalized. At December 31, 2008, the Bank was well capitalized. There are no conditions or events since that notification that management believes have changed the institution’s category. Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. No cash dividends have ever been paid by the Corporation.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
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
A summary of the option activity in the 1994 Plan follows:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price
Outstanding at January 1, 2009	360,398	$8.65
Exercised	—	$0.00
Forfeited	—	$0.00

Outstanding At December 31, 2009	360,398	$8.65

At December 31, 2009 and 2008 respectively, 360,398 options were exercisable at weighted average exercise price of $8.65.
There were no options exercised during 2008 or 2009. The options outstanding at December 31, 2008 or 2009 had no intrinsic value.
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE P — INCENTIVE STOCK PLANS
A summary of the 2005 Plan’s option activity is as follows:

		Weighted
	Number	Exercise
	of Shares	Price

Outstanding at January 1, 2009	205,662	$5.89
Shares Forfeited — Stock Options	(14,816)	$13.06

Outstanding at December 31, 2009	190,846	$5.33

During the year ended December 31, 2009, the Corporation recognized compensation expense of $69,000 related to stock options. Compensation cost of $62,000 and $42,000 is expected to be recognized during 2010 and 2011, respectively.
Stock Grants — Stock awards are granted to officers. A summary of the plan’s stock award activity is as follows:

Number
of Shares

Outstanding at January 1, 2009	52,016
Restricted Shares Forfeited	(8,734)
Restricted Shares Transferred to Common Shares	(1,752)

Outstanding at December 31, 2009	41,530

During the year ended December 31, 2009, the Corporation recognized compensation expense of $76,000 related to restricted stock. Compensation cost of $62,000 and $41,000 is expected to be recognized during 2010 and 2011, respectively. The fair value of shares vested during 2008 was $81,000.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE Q — EARNINGS PER SHARE
Factors used in the basic and diluted earnings per share calculation follow (in thousands, except share and per share data):

	2009	2008
Basic
Net loss	($61,175)	($31,925)

Weighted average common shares	7,645,076	8,007,345

Basic earnings per common share	($8.00)	($3.99)

Diluted
Net loss	($61,175)	($31,925)

Weighted average common shares outstanding for basic earnings per common share	7,645,076	8,007,345

Average shares and dilutive potential common shares	7,645,076	8,007,345

Dilutive earnings per common share	($8.00)	($3.99)
All stock options and unvested shares were excluded from the computation of diluted earnings per share for 2009 and 2008 because they were antidilutive. All share and per share amounts have been adjusted for stock dividends.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE R — PARENT ONLY CONDENSED FINANCIAL INFORMATION
The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.
CONDENSED BALANCE SHEETS

	December 31,
(In thousands)	2009	2008
ASSETS
Cash and cash equivalents	$116	$635
Investment in subsidiary	50,090	111,148
Other assets	1,994	1,631

Total assets	$52,200	$113,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$255	$103
Subordinated debentures	10,000	10,000

Total liabilities	10,255	10,103

Stockholders’ equity	41,945	103,311

Total liabilities and stockholder’s equity	$52,200	$113,414

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
(In thousands)	2009	2008

Interest income	$—	$7
Dividends from Bank	—	3,500
Interest expense	411	740
Other operating expenses	291	1,104

Net loss before income tax and equity in undistributed income of subsidiary	(702)	1,663
Income tax benefit	43	702

Net loss before equity in undistributed income of subsidiary	(659)	2,365

Equity in undistributed income of subsidiary (dividends in excess of earnings)	(60,516)	(34,290)

Net loss	($61,175)	($31,925)

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE R — PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2009	2008
Cash flows from operating activities
Net loss	($61,175)	($31,925)
Adjustments to reconcile net income to net cash provided by operating activities (Equity in undistributed income of subsidiary) dividends in excess of earnings	60,516	34,290
Other, net	140	181

Net cash flows provided by (used in) operating activities	(519)	2,546

Cash flows from the repurchase of common stock	—	(2,627)

Decrease in cash and cash equivalents	(519)	(81)

Cash and cash equivalents at the beginning of year	635	716

Cash and cash equivalents at end of year	$116	$635
NOTE S — QUARTERLY FINANCIAL DATA (UNAUDITED)
(In thousands, except per share data)

	Interest	Net Interest	Net	Earnings per share
	Income	Income	Income	Basic	Fully diluted
2009
First quarter	$14,166	$7,517	($6,249)	($0.81)	($0.81)
Second quarter	13,573	7,537	(9,075)	(1.19)	(1.19)
Third quarter	13,246	7,826	(40,045)	(5.24)	(5.24)
Fourth quarter	13,268	8,006	(5,806)	(0.76)	(0.76)

2008
First quarter	$16,299	$8,053	$676	$0.08	$0.08
Second quarter	15,125	8,284	(4,614)	(0.57)	(0.57)
Third quarter	14,863	8,250	1,420	0.18	0.18
Fourth quarter	14,839	7,544	(29,407)	(3.77)	(3.77)

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE T — SIGNIFICANT ESTIMATES AND CONCENTRATIONS
Current Economic Conditions
The current protracted economic decline presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Corporation.
The Corporation is further affected by the economic conditions specific to Southeastern Michigan due to the importance of the automobile industry to the local economy. While the Corporation does not have significant exposure to automobile manufacturers and suppliers, the downturn in the automotive industry has had an adverse effect on many of the Corporation’s borrowers and the Corporation’s allowance for loan losses.
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
Loan Concentrations
Our lending operations may be subject to enhanced scrutiny by banking regulators based on our concentration of commercial real estate loans (“CRE”). CRE loans generally include land development, construction loans and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property.
As of December 31, 2009, our concentration of construction, land development and other land loans totaled 199.0% and our CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 997.0%.

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
The Bank currently operates seventeen banking offices in Wayne, Macomb, Oakland and Washtenaw Counties, Michigan. A list of banking offices is shown on page 55.
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
The Bank’s market area consists primarily of the Metropolitan Detroit area. This is a large real estate market and the Bank’s loan portfolio accounts for less than one percent of this market. The Detroit real estate market has been negatively impacted by the unfavorable economic conditions in the State of Michigan. Despite the local economy and its impact on certain industries, many local industries and economies are performing well. The Bank has attempted to maintain asset quality in this environment by enforcing strong underwriting guidelines and utilizing a diligent loan review process. Despite these measures, the Bank has recorded charge-offs of certain loans, as the value of the underlying collateral of certain non-performing loans has continued to decline. Additionally, the carrying values of real estate owned properties have been adjusted appropriately, as the market value of the real estate has declined.
The Corporation recorded a net loss of ($61,175,000) during 2009, compared to a net loss of ($31,925,000) during 2008. The factors that contributed primarily to the decline in earnings during 2009 were various costs related to the Bank’s non-performing assets such as provision for loan losses, the write-down and loss on sale of other real estate and defaulted loan expense, the recording of a valuation allowance on the Corporation’s deferred tax asset, the impairment of intangible assets and the increase in FDIC assessment expense.

The most significant factor in the decline in earnings during 2009 was the costs related to the Bank’s non-performing assets. The Corporation recorded provision for loan loss of $50,863,000 during 2009 compared to $14,606,000 during 2008. The provision for loan losses is determined by the internal analysis of the allowance for loan losses and the large increase during 2009 was the result of a higher level of non-performing loans and net charge-offs. Net charge-offs amounted to $30,190,000 during 2009 compared to $10,771,000 during 2008. The Corporation also recorded $2,905,000 for the write-down and loss on sale of other real estate in 2009 compared to $3,037,000 during 2008. The Corporation also recorded defaulted loan expense of $4,624,000 during 2009 compared to $2,078,000 during 2008. The increase in defaulted loans expense was due to the property tax expense and other holding costs related to the increased amount of collateral transferred to real estate owned during 2009.
During 2009, our local markets were significantly impacted by the unprecedented bankruptcy filings of two major automobile manufacturers during the second quarter of 2009. While the Corporation had no direct exposure to these entities, these bankruptcy filings, subsequent shutdown of production for several months and the resulting employee layoffs has had a devastating impact on the general economic conditions in Southeastern Michigan during 2009. This downturn in economic activity has continued to worsen the condition of the residential real estate market during 2009 as well as to significantly impact the Bank’s commercial and commercial real estate mortgage portfolios. This downturn has also led to a significant decline in collateral values of all types of real property.
Another significant factor in the loss recorded during 2009 was the recording of a valuation allowance against the deferred tax asset in the amount of $25,851,000. This non-cash charge eliminates the Corporation’s deferred tax asset in its entirety.
Another factor was the impairment of intangibles assets during 2009, which amounted to $3,997,000. The impairment to the core deposit intangibles was primarily due to the erosion of core deposits at a faster rate than anticipated and the transfer of core deposits to time deposits. The impairment of the customer relationship intangible is primarily due to the migration of loans at a more rapid rate than expected and the impact of current economic conditions on the loan portfolio.
The Corporation also recorded addition FDIC assessment expense during 2009. FDIC assessment expense amounted to $2,843,000 during 2009 compared to $696,000 in 2008, an increase of $2,147,000. This increase was primarily due to a special assessment charged to banks and the increased assessment rates charged during 2009
As a result of the loss recorded during 2009, the capitalization status of the Bank declined from well capitalized to undercapitalized. As a result of the decline in the Bank’s capitalization level, the Bank is limited in its utilization of brokered deposits. The Bank is also restricted in the setting of deposit interest rates. Additionally, there are limitations in the borrowing terms and capacity with the Federal Reserve Bank.
The loss incurred during 2009 was largely driven by problems related to the increase in the Bank’s level of non-performing assets. Management has continued to supplement its Special Assets Department, which is responsible for the management of most non-performing loans and the liquidation of real estate owned. During 2009. the Bank continued to provide additional resources to this department by adding a Special Assets Manager and an additional loan officer in this department. The reduction of non-performing assets is a primary objective of management and is critical to the future success of the Corporation.
The Bank submitted a Capital Restoration Plan (“CRP”) to the FDIC and OFIR on December 15, 2009, due to our undercapitalized status based on our September 30, 2009 regulatory report of condition and income. The CRP addresses, among other things, the steps management will take to cause our capital levels to return to the minimum level to be adequately capitalized.
On February 12, 2010, the Bank received a Consent Order that is effective February 22, 2010 from the FDIC and OFIR, its principal regulators, subsequent to a safety and soundness exam which outlined a variety of requirements to fulfill within certain timelines.
The Bank has also formed two subsidiaries that offer additional or specialized services to the Bank’s customers. The Bank’s subsidiaries, their formation date and the type of services offered are listed below:

Date Formed	Name	Services Offered
August 1997	Community Bank Insurance Agency, Inc.	Limited insurance related activities

March 2002	Community Bank Audit Services, Inc.	Internal auditing and compliance services for financial institutions
The date opened, branch location and branch type of each branch is listed below:

Date Opened	Location	Type of office
February 1994	22290 Michigan Avenue Dearborn, Michigan 48123	Full service retail branch with ATM

December 1995	24935 West Warren Avenue Dearborn Heights, Michigan 48127	Full service retail branch

August 1997	44623 Five Mile Road Plymouth, Michigan 48170	Full service retail branch with ATM

May 2001	1325 North Canton Center Road Canton, Michigan 48187	Full service retail branch with ATM

December 2001	45000 River Ridge Drive Clinton Township, Michigan 48038	Regional lending center

November 2002	19100 Hall Road Clinton Township, Michigan 48038	Full service retail branch with ATM

February 2003	12820 Fort Street Southgate, Michigan 48195	Full service retail branch with ATM

May 2003	3201 University Drive, Suite 180 Auburn Hills, Michigan 48326	Full service retail branch

October 2004	450 East Michigan Avenue Saline, MI 48176	Full service retail branch with ATM

October 2004	250 West Eisenhower Parkway Ann Arbor, MI 48103	Full service retail branch Regional lending center

December 2004	1360 Porter Street Dearborn, MI 48123	Loan production office Regional lending center

January 2007	1040 East Maple Birmingham, MI 48009	Full service retail branch with ATM Regional lending center

January 2007	3681 West Maple Bloomfield Township, MI 48301	Full service retail branch with ATM

January 2007	30700 Telegraph, Suite Bingham Farms, MI 48025	Full service retail branch with ATM

January 2007	20000 Twelve Mile Road Southfield, MI 48076	Full service retail branch with ATM

January 2007	200 Galleria Office Center, Suite 141 Southfield, MI 48134	Full service retail branch with ATM

April 2007	7755 23 Mile Road Shelby Township, Mi 48316	Full service retail branch with ATM

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

Results of Operations
2009 Compared to 2008. The Corporation reported a net loss of ($61,175,000) in 2009 compared to a net loss of ($31,925,000) in 2008, a decrease of $29,250,000. The loss in 2009 included a non-cash impairment charge for the impairment of other intangible assets in the amount of $3,997,000, a non-cash charge for the recording of a valuation allowance on the Corporation’s deferred tax asset in the amount of $25,581,000 and a non-cash benefit for the extended period of time that net operating losses could be carried back. This increase in the period that losses can be carried back, resulted in a refund of $5,452,000. When these non-cash charges and benefits are excluded from net income, the Corporation’s net loss is ($37,503,000), compared to a net loss of ($5,788,000) for 2008, an increase in the loss of $31,715,000.
The larger net loss during 2009 is due primarily to the provision for loan loss, the recording of a valuation allowance against the Corporation’s deferred tax asset, FDIC assessment and defaulted loan expense. The Corporation recorded provision for loan losses of $50,863,000 during 2009 compared to $14,606,000 during 2008. The provision for loan losses is determined by the internal analysis of the allowance for loan losses and the large increase during 2009 was the result of a higher level of non-performing loans and net charge-offs. Net charge-offs amounted to $30,190,000 during 2009 compared to $10,771,000 during 2008.
Another significant factor in the loss recorded during 2009 was the recording of a valuation allowance against the deferred tax asset in the amount of $25,851,000. This non-cash charge eliminates the Corporation’s deferred tax asset in its entirety.
The Corporation also incurred FDIC expense of $2,843,000 during 2009, compared to $696,000 during 2008. The increase in FDIC expense was due to the special assessment levied by the FDIC and the increased assessment rate for the fourth quarter. The Corporation also recorded defaulted loan expense of $4,624,000 during 2009 compared to $2,078,000 during 2008.
Income during 2009 was also impacted by a compression in the Corporation’s net interest margin compared with 2008. This was the result of the increase in non-performing loans and the decline in short term interest rates.
2008 Compared to 2007. The Corporation reported a net loss of ($31,925,000) in 2008 compared to net income of $3,166,000 in 2007, a decrease of $35,091,000. The Corporation’s decline in net income was primarily due to a non cash impairment charge for the impairment of goodwill and other intangible assets. If the after-tax impact of this impairment charge is excluded, the Corporation’s net loss would be ($5,788,000), compared to net income of $3,166,000 in 2007, a decrease of $8,954,000. The decrease in net income excluding the impairment charge is primarily due to the provision for loan loss, other costs related to the Bank’s non-performing assets and the decline in net interest income.

Net Interest Income
2009 Compared to 2008. Net interest income in 2009 was $30,886,000 compared to $32,131,000 in 2008, a decrease of $1,245,000 or 4%. The decrease in net interest income was primarily due to the decline in interest rates during 2009 and the volume of assets and liabilities affected by the decline in rates. As the Corporation has interest sensitive assets of $1,005,918,000 and $975,337,000 for the years ended December 31, 2009 and 2008, respectively and interest bearing liabilities of $$887,010,000 and $834,731,000 for the years ended December 31, 2009 and 2008, respectively, the decline in interest rates causes a decrease in net interest income. The Corporation’s net interest rate spread decreased to 2.77% in 2009 from 2.80% in 2008, a decrease of 3 basis points. The Corporation’s net interest margin also decreased to 3.07% in 2009 from 3.29% in 2008, a decrease of 22 basis points. The decrease in the net interest rate spread was due to the decline in interest rates on the Corporation’s interest-bearing assets and interest-bearing liabilities and the increase in non-performing assets.
Average interest earning assets grew by $30.6 million between the periods while interest bearing liabilities grew by $52.3 million. Interest bearing liabilities were grown during the latter half of 2009 in order to improve the liquidity position of the Corporation. Management expects to increase time deposits as a percentage of deposits.
2008 Compared to 2007. Net interest income in 2008 was $32,131,000 compared to $33,619,000 in 2007, a decrease of $1,488,000 or 4%. The decrease in net interest income was primarily due to the decline in interest rates during 2008 and the volume of assets and liabilities affected by the decline in rates. As the Corporation has interest sensitive assets and liabilities of $975,337,000 and $834,731,000 for the years ended December 31, 2008 and 2007, respectively, the decline in interest rates causes a decrease in net interest income. The Corporation’s net interest rate spread increased to 2.80% in 2008 from 2.73% in 2007, an increase of 7 basis points. However, the Corporation’s net interest margin decreased to 3.29% in 2008 from 3.48% in 2007, a decrease of 19 basis points. The increase in the net interest rate spread was due to the decline in interest rates on the Corporation’s interest-bearing assets and interest-bearing liabilities.
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

	Year Ended December 31, 2009			Year Ended December 31, 2008
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-bearing deposits with banks	$73,057	$374	0.51%	$6,591	$43	0.65%
Federal funds sold	5,873	17	0.29%	8,316	86	1.04%
Securities, available for sale	40,245	589	1.46%	15,681	464	2.97%
Loans	886,743	53,273	6.01%	944,749	60,533	6.42%

Sub-total earning assets	1,005,918	54,253	5.39%	975,337	61,126	6.27%
Other assets	51,333			81,377

Total assets	$1,057,251			$1,056,714

Liabilities and stockholders’ equity
Interest bearing deposits	$809,905	$20,993	2.59%	$740,520	$25,106	3.40%
Other borrowings	77,105	2,374	3.08%	94,211	3,889	4.13%

Sub-total interest bearing liabilities	887,010	23,367	2.63%	834,731	28,995	3.47%
Non-interest bearing deposits	82,915			83,065
Other liabilities	2,157			3,152
Stockholders’ equity	85,169			135,766

Total liabilities and stockholders’ equity	$1,057,251			$1,056,714

Net interest income		$30,886			$32,131

Net interest rate spread			2.77%			2.80%

Net interest margin on earning assets			3.07%			3.29%

(continued)

	Year Ended December 31, 2007
	Average		Average
(In thousands)	Balance	Interest	Rate

Assets
Interest-bearing deposits with banks	$2,795	$127	4.54%
Federal funds sold	7,964	433	5.44%
Securities, available for sale	10,772	603	5.60%
Loans	944,225	68,947	7.30%

Sub-total earning assets	965,756	70,110	7.26%
Other assets	83,691

Total assets	$1,049,447

Liabilities and stockholders’ equity
Interest bearing deposits	$749,894	$33,303	4.44%
Other borrowings	56,526	3,188	5.64%

Sub-total interest bearing liabilities	806,420	36,491	4.53%
Non-interest bearing deposits	95,036
Other liabilities	4,736
Stockholders’ equity	143,255

Total liabilities and stockholders’ equity	$1,049,447

Net interest income		$33,619

Net interest rate spread			2.73%

Net interest margin on earning assets			3.48%

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

		2009/2008			2008/2007
	Change in Interest Due to:			Change in Interest Due to:
	Average	Average	Net	Average	Average	Net
(In thousands)	Balance	Rate	Change	Balance	Rate	Change

Assets
Interest bearing deposits with banks	$340	($9)	$331	$25	($109)	($84)
Federal funds sold	(7)	(62)	(69)	3	(350)	(347)
Investment securities, available for sale	361	(236)	125	144	(283)	(139)
Loans	(3,319)	(3,941)	(7,260)	(132)	(8,282)	(8,414)

Total earning assets	($2,625)	($4,248)	($6,873)	$40	($9,024)	($8,984)

Liabilities
Interest bearing deposits	$1,867	($5,980)	($4,113)	($387)	($7,810)	($8,197)
Other borrowings	(527)	(988)	(1,515)	1,556	(855)	701

Total interest bearing liabilities	$1,340	($6,968)	($5,628)	$1,169	($8,665)	($7,496)

Net interest income			($1,245)			($1,488)

Net interest rate spread			(0.03%)			0.07%

Net interest margin on earning assets			(0.22%)			(0.19%)

Provision for Loan Losses
2009 Compared to 2008. The provision for loan losses was $50,863,000 in 2009, compared to $14,606,000 in 2008, an increase of $36,257,000 or 248%. The increase in provision during 2009 was due primarily to the increase in non-accrual loans and net charge-offs during the period as a result of the downturn in economic activity that rapidly accelerated in early 2009. During 2009, our local markets were significantly impacted by the unprecedented bankruptcy filings of two major automobile manufacturers during the second quarter of 2009. While the Corporation had no direct exposure to these entities, these bankruptcy filings, subsequent shutdown of production for several months and the resulting employee layoffs has had a devastating impact on the general economic conditions in Southeastern Michigan during 2009. This downturn in economic activity has continued to worsen the condition of the residential real estate market during 2009 as well as to significantly impact the Bank’s commercial and commercial real estate mortgage portfolios. This downturn has also led to a significant decline in collateral values of all types of real property. Non-accrual loans declined to $49,341,000 at December 31, 2009 from $51,708,000 at December 31, 2008. The charge-off policy utilized by the Bank was also revised due to updated regulatory guidance. The Bank is required to record charge-offs on any substandard collateral dependent loan to reduce the loan balance to its fair value. Previously, the Bank would include any collateral shortfall on substandard collateral dependent loans in the allowance for loan losses. During 2009, the Bank recorded net charge-offs of $30,190,000 compared to $10,771,000 during 2008. At the time of origination, these land development loans were well-collateralized loans with well-established real estate developers and home builders. However, the underlying value of our collateral related to these types of loans has declined as the demand for new residential construction in Southeastern Michigan has diminished dramatically.
The fair value of loans specifically reviewed by management and determined to be impaired increased to $90,135,000 at December 31, 2009 from $41,907,000 at December 31, 2008. The allocated allowance of loans specifically reviewed by management and determined to be impaired increased to $8,297,000 at December 31, 2009 from $5,273,000 at December 31, 2008. Decreases in the fair value of impaired loans are reflected in the provision for loan loss and are primarily due to declines in the value of the underlying collateral.
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
Non-Interest Income
2009 Compared to 2008. Non-interest income was ($469,000) in 2009, compared to ($930,000) in 2008, an increase of $461,000 or 50%. The increase was primarily due to the increase in the gain on the sale of loans, increased rental income on other real estate and a decline in the losses recognized on the sale of other real estate write-down and loss on sale of real estate owned. During 2009, the Corporation recorded write-downs on 44 properties in the amount of $2,766,000. The Corporation recorded a net loss of $139,000 on the sale of 22 properties during 2009.

2008 Compared to 2007.    Non-interest income was ($930,000) in 2008, compared to $1,020,000 in 2007, a decrease of $1,950,000 or 191%. The increase was primarily due to the increase in the write-down and loss on sale of real estate owned. During 2008, the Corporation recorded write-downs on eleven properties in the amount of $2,292,000. The Corporation recorded a net loss of $745,000 on the sale of fifteen properties during 2008. Service charges and other fees to customers were $1,760,000 in 2008 compared to $1,408,000 in 2007, an increase of $352,000 or 25%.
Non-Interest Expense
2009 Compared to 2008.    Non-interest expense was $32,720,000 in 2009 compared to $65,007,000 in 2008 a decrease of $32,287,000 or 50%. The decrease in non-interest expense was primarily due to the impairment of goodwill and other intangible assets in 2008, partially offset by the impairment of intangible assets in 2009. This non-cash expense was due to the evaluation of the Bank’s intangible assets as of September 30, 2009. This valuation determined that the Bank’s intangible assets were entirely impaired.
When the non-cash impairment charges are excluded from 2009 and 2008, non-interest expense was $28,723,000 compared to $25,406,000 in 2008, an increase of $3,317,000 or 13%. This increase during 2009 is primarily due to the increase in defaulted loan expense, which is primarily comprised of real estate taxes, legal expense, insurance expense and maintenance expense related to real estate owned and non-performing loans and the increase in the FDIC assessment. Defaulted loan expense for 2009 was $4,624,000 compared to $2,078,000 during 2008, an increase of $2,546,000 or 123%. The FDIC assessment for 2009 was $2,843,000 compared to $696,000 during 2008, an increase of $2,147,000 or 308%.
The largest component of the decrease in non-interest expense was salaries and employee benefits which amounted to $12,974,000 in 2009 compared to $13,142,000 in 2008, a decrease of $168,000 or 1%. As of December 31, 2009, the number of full time equivalent employees was 194 compared to 205 as of December 31, 2008.
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
Income Tax Provision
2009 Compared to 2008.    Income tax expense (benefit) was $8,009,000 in 2009 compared to ($16,847,000) in 2008, an increase of $24,856,000. The increase was primarily due to the recording of a valuation allowance on the Corporation’s deferred tax asset in the amount of $25,851,000. As noted in the discussion of the provision for loan losses, two major automobile manufacturers filed for bankruptcy during 2009. The negative impact of these filings led to a significant increase in non-performing assets and subsequent losses recognized on these assets. These losses led management to evaluate the ability to utilize the deferred tax asset in a reasonable period. Management determined that utilizing the deferred tax asset was not verifiable and accordingly has fully reserved this asset. This non-cash charge eliminates the Corporation’s deferred tax asset in its entirety. Until this valuation allowance is retired, the Corporation will not record income tax expense or benefit. Refer to Note L of the Notes to Consolidated Financial Statements for additional information.
2008 Compared to 2007.    Income tax expense (benefit) was ($16,487,000) in 2008 compared to $1,856,000 in 2007, a decrease of $18,343,000. The decrease was primarily due to the decrease in income before federal income tax. Refer to Note K of the Notes to Consolidated Financial Statements for additional information.

Comparison of Financial Condition at December 31, 2009 and December 31, 2008
Assets. Total assets at December 31, 2009 were $986,486,000 compared to $1,121,918,000 at December 31, 2008, a decrease of $135,432,000 or 12%. The decrease was primarily due to a decrease in net loans, securities available for sale, other assets, partially offset by an increase in other real estate and cash and cash equivalents. The decrease in other assets was primarily due to the recording of a valuation allowance on the Corporation’s deferred tax asset.
Securities Available for Sale. Total securities available for sale, at December 31, 2009 were $45,964,000 compared to $84,148,000 at December 31, 2008, a decrease of $38,184,000 or 45%. The decrease was primarily due to the sale of a short-term investment. The Bank’s portfolio of securities available for sale has an amortized cost and a fair value of $46.0 million. The securities at December 31, 2009 are as follows (in thousands):

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

US Government sponsored agency securities	$12,759	$20	($30)	$12,749
Corporate bonds	33,308	—	(197)	33,111
Mortgage backed securities	101	3	—	104

Totals	$46,168	$23	($227)	$45,964

A balance and yield schedule of the securities portfolio at December 31, 2009 is listed below (in thousands):

			Estimated	Weighted
		Amortized	Market	Average
	Par Value	Cost	Value	Yield

US Government sponsored agency securities	$12,500	$12,759	$12,749	1.25%
Corporate bonds	33,000	33,308	33,111	1.19%
Mortgage backed securities	101	101	104	5.95%

Totals	$45,601	$46,168	$45,964	1.22%

The entire available for sale portfolio matures in 1 to 5 years. The entire portfolio has a net unrealized loss of $204,000. The unrealized gain is reflected by an adjustment to stockholders’ equity. The Corporation does not hold or utilize derivatives.

Loans. Total loans at December 31, 2009 were $833,136,000 compared to $933,269,000 at December 31, 2008, a decrease of $100,133,000 or 11%. The components of the outstanding balances for the years ended December 31, are as follows (in thousands):

	2009	2008	2007	2006	2005

Consumer loans	$29,386	$31,864	$35,833	$32,282	$35,041
Commercial, financial, & other	144,630	164,740	174,958	124,523	106,900
Land development loans — residential	38,472	54,323	63,639	65,460	58,943
Land development loans — non residential	11,644	16,094	10,156	14,633	0
Commercial construction loans — residential	13,287	17,296	33,768	30,988	37,806
Commercial construction loans — non residential	20,061	25,322	40,187	38,662	47,384
Commercial real estate mortgages	531,156	571,204	539,306	401,924	323,666
Residential real estate mortgages	44,500	52,426	54,237	47,948	47,297

	$833,136	$933,269	$952,084	$756,420	$657,037

The decrease in loans during 2009 was primarily due to net charge-offs of $30,190,000, the transfer of loans to other real estate in the amount of $21,547,000 and normal loan amortization.
The Bank expects all types of commercial loans to decline during 2010, as management continues to focus on management of the existing loan portfolio and decreasing the level of non-performing loans in the portfolio. The Bank’s portfolio of consumer and residential loans will remain relatively stable as the repayment streams of these types of loans will be replaced by the active origination of these types of loans.

A maturity and repricing schedule of the loan portfolio, which distributes fixed rate loans by maturity date and adjustable rate loans by repricing date at December 31, 2009 is listed below (in thousands):

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total

Consumer loans	$19,695	$573	$7,843	$36	$28,147
Commercial, financial & other	60,748	12,067	59,696	3,031	135,542
Land development loans — residential	23,409	1,848	3,280	—	28,537
Land development loans - non-residential	6,861	—	1,791	—	8,652
Construction loans — residential	5,507	1,856	—	—	7,363
Construction loans — non-residential	15,224	228	1,050	—	16,502
Commercial real estate mortgages	35,438	55,275	404,312	21,550	516,575
Residential real estate mortgages	2,282	17,321	14,599	8,275	42,477

	$169,164	$89,168	$492,571	$32,892	783,795

Non-accrual loans					49,341

Total loans					$833,136

Loan at fixed interest rates	$58,645	$72,853	$474,850	$32,410	$638,758
Loan at variable interest rates	110,519	16,315	17,721	482	145,037

	$169,164	$89,168	$492,571	$32,892	783,795

Non-accrual loans					49,341

Total loans					$833,136

Variable rate loans comprise 19% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.
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
The following is a summary of non-performing and problem loans (in thousands):

	2009	2008

Troubled debt restructuring and still accruing	59,420	17,765
Over 90 days past due and still accruing	—	450
Non-accrual loans	49,341	51,708

Total non performing loans	$108,761	$69,923

Non-performing loans included troubled debt restructuring of $59,420,000 at December 31, 2009. These loans were qualified as troubled debt restructuring due to changes from principal and interest payments to interest only payments, restructuring of collateral, or renewals of interest reserves when current loan to value ratios were outside of our normal loan policy. Accordingly, these loans are deemed impaired upon restructuring. Any necessary valuation allowance is set aside for these loans in the allowance for loan losses. At December 31, 2009, specific allocations for loans classified as troubled debt restructuring amount to $5,452,000. At December 31, 2009, 3 loans classified as troubled debt restructuring amounting to $2,705,000 were not performing according to their restructured terms.
Non-accrual loans at December 31, 2009 were $49,341,000. The increase in non-accrual loans during the year ended December 31, 2009 is primarily due to the downgrading of 101 loans with a balance of $34,695,000 to non-accrual status. An impairment analysis was completed on these loans and any loans with a collateral shortfall were charged down to the fair value of the collateral less estimated selling costs. The fair value of the collateral is determined primarily through the utilization of prior appraisals, which are discounted according to age of the appraisal and the utilization of supplemental current market information. Charge-offs in the amount of $30,190,000 were recorded on these loans by the Corporation during 2009. We continue to work to collect these loans as they are all secured by real estate which we believe will have significant value, even in liquidation. The distribution of loans downgraded to non-accrual status during 2009 (dollars, in thousands) is as follows:

	Number of
	Loans	Balance
Consumer Loans	12	$787
Commercial Loans	31	8,375
Land Development — Residential	10	5,740
Land Development — Non Residential	2	1,548
Commercial Construction Loans — Residential	9	3,230
Commercial Construction Loans — Non Residential	3	3,559
Commercial Mortgage Loans	25	9,672
Residential Mortgages Loans	9	1,784

Totals	101	$34,695

The increase in non-performing loans is primarily related to the Bank’s commercial and commercial real estate loans as well as loans financing the development and construction of residential property. The decline of general economic conditions in Southeastern Michigan which intensified during 2009 has negatively impacted many or the Bank’s commercial borrowers. The collapse of the value of the residential real estate market in Southeastern Michigan has negatively impacted the underlying collateral value of our portfolio of land development and construction loans. At the time of origination, these loans were well-collateralized loans with well-established real estate developers and home builders. However, the underlying value of our collateral related to these types of loans has declined as the demand for new residential construction in Southeastern Michigan has diminished dramatically and the adverse impact on our loan portfolio is expected to continue. The distribution of non-accrual loans by loan type (dollars, in thousands) is as follows at December 31, 2009:

	Number of
	Loans	Balance
Consumer loans	17	$1,239
Commercial, financial, & other	40	9,088
Commercial real estate construction — residential property	14	9,935
Commercial real estate construction — non residential property	3	2,992
Land development loans — residential property	13	5,924
Land development loans — non residential property	3	3,559
Commercial real estate mortgages	38	14,581
Residential real estate mortgages	11	2,023

Total non-accrual loans	139	$49,341

Allowance for Loan Losses. The allowance for loan losses at December 31, 2009 was $35,125,000 compared to $14,452,000 at December 31, 2008, an increase of $20,673,000 or 143%. The large increase in provision for loan losses during 2009 was primarily the result of net charge-offs and the increase in problem loans during the year. Net charge-offs amounted to $30,190,000 during 2009. These charge-offs are primarily related to the Bank’s commercial and commercial real estate loans as well as loans financing the development and construction of residential property. The decline of general economic conditions in Southeastern Michigan as previously discussed has negatively impacted many of the Bank’s commercial borrowers. The collapse of the value of the residential real estate market in Southeastern Michigan has negatively impacted the underlying collateral value of our portfolio of land development and construction loans. This downturn in the residential real estate market is expected to continue and management expects the decline in the market value of our collateral to continue. The allowance for loan losses was based upon management’s assessment of relevant factors, including specific borrower situations and estimated collateral values, loan growth, types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current economic conditions. Transactions in the allowance for loan losses for the years ended December 31, are as follows (in thousands):

	2009	2008	2007	2006	2005

Balance, beginning of year	$14,452	$10,617	$7,775	$6,808	$5,884

Allowance on loans acquired	—	—	1,704	—	—

Charge-offs:
Consumer loans	1,154	318	226	24	112
Commercial, financial & other	4,878	4,304	914	139	169
Commercial construction loans — residential	9,441	1,635	1,291	—	—
Commercial construction loans — non-residential	4,364	192	0	—	—
Land development loans — residential	1,471	1,777	1,665	—	—
Land development loans — non-residential	1,981	0	0	0	0
Commercial real estate mortgages	6,919	2,446	662	36	86
Residential loans	701	296	320	38	—

Recoveries:
Consumer loans	176	19	25	17	37
Commercial, financial & other	339	117	224	218	131
Commercial construction loans — non-residential	0	3	6	—	—
Land development loans — residential	107	33	—	—	—
Commercial real estate mortgages	61	21	140	26	10
Residential loans	36	4	—	—	32

Net charge-offs	30,190	10,771	4,683	(24)	157

Additions charged to operations	50,863	14,606	5,821	943	1,081

Balance at end of period	$35,125	$14,452	$10,617	$7,775	$6,808

Allowance to total loans	4.22%	1.55%	1.12%	1.03%	1.04%

Net Charge-offs to average loans	3.41%	1.14%	0.50%	0.00%	0.02%

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
Management made significant enhancements to its methodology for analyzing its allowance for loan losses during 2009. These enhancements were made in order to more accurately identify the risk factors and their impact on the Bank’s loan portfolio. These enhancements to our analysis include:
•	The period utilized for the consideration of net charge-offs was shortened from two years to one year based on the nature of the economic environment in Southeastern Michigan.

•	The charge-off policy utilized by the Bank was also revised due to updated regulatory guidance. The Bank is required to record charge-offs on any substandard collateral dependent loan to reduce the loan balance to its fair value. Previously, the Bank would include any collateral shortfall on substandard collateral dependent loans in the allowance for loan losses.

•	The loans that were individually analyzed for impairment was changed during 2009 to include any loans over $500,000 that were on non-accrual status and any loans that were classified as troubled debt restructuring. Previously, all substandard loans greater that $150,000 were individually analyzed for impairment and loans classified as troubled debt restructuring were not individually analyzed.

•	The loss factors applied to those loans not individually analyzed was modified to more accurately include the risk of charge-off by loan type.
Management believes that these enhancements in its methodology of analyzing its allowance for loan losses will identify the risk inherent in its loan portfolio more effectively.

The allocation of the allowance for loan losses as of December 31, 2009 is as follows (in thousands):

	Total
	2009	2008	2007	2006	2005

Consumer loans	$819	$141	$453	$470	$512
Commercial, financial, & other	6,498	1,298	1,404	1,462	1,527
Land development loans — residential	5,909	4,496	2,215	1,228	566
Land development loans — non-residential	807	2,086	117	146	0
Commercial construction loans — residential	2,003	1,739	714	366	311
Commercial construction loans — non-residential	3,450	1,151	553	434	517
Commercial real estate mortgages	15,286	3,391	4,671	3,270	3,065
Residential real estate mortgages	353	150	490	398	310

	$35,125	$14,452	$10,617	$7,775	$6,808

	Percent of allowance for loan losses in each category
	to total allowance for loan losses
	2009	2008	2007	2006	2005

Consumer loans	2.33%	0.98%	4.27%	6.05%	7.52%
Commercial, financial, & other	18.50%	8.98%	13.22%	18.80%	22.43%
Land development loans — residential	16.82%	31.11%	20.86%	15.80%	8.31%
Land development loans — non-residential	2.30%	14.43%	1.10%	1.88%	0.00%
Commercial construction loans — residential	5.70%	12.03%	6.73%	4.71%	4.57%
Commercial construction loans — non-residential	9.82%	7.96%	5.21%	5.58%	7.59%
Commercial real estate mortgages	43.52%	23.46%	44.00%	42.06%	45.02%
Residential real estate mortgages	1.01%	1.04%	4.62%	5.12%	4.55%

	100.00%	100.00%	100.00%	100.00%	100.00%

	Percent of loans in each category to total loans
	2009	2008	2007	2006	2005

Consumer loans	3.53%	3.41%	3.76%	4.27%	5.33%
Commercial, financial, & other	17.36%	17.65%	18.38%	16.46%	16.27%
Land development loans — residential	4.62%	5.82%	6.68%	8.65%	8.97%
Land development loans — non-residential	1.40%	1.72%	1.07%	1.93%	0.00%
Commercial construction loans — residential	1.59%	1.85%	3.55%	4.10%	5.75%
Commercial construction loans — non-residential	2.42%	2.71%	4.22%	5.11%	7.21%
Commercial real estate mortgages	63.75%	61.20%	56.64%	53.14%	49.26%
Residential real estate mortgages	5.34%	5.62%	5.70%	6.34%	7.20%

	100.00%	100.00%	100.00%	100.00%	100.00%

Premises and Equipment. Premises and equipment at December 31, 2009 were $20,194,000 compared to $21,272,000 at December 31, 2008, a decrease of $1,078,000 or 5%. The decrease was primarily due to the depreciation of the Bank’s fixed assets.
Real Estate Owned. Real estate owned at December 31, 2009 was $23,435,000, compared to $9,657,000 at December 31, 2008, an increase of $13,778,000 or 143%. Prior to being transferred to real estate owned, a valuation of the collateral is completed. Depending on the scope of the collateral, new appraisals may be performed as part of this process. If a new appraisal is not deemed to be necessary, valuations are completed internally by lending professionals based on prior appraisals and other current market information. Prior appraisals are discounted based on the age of the appraisal. All valuations are subsequently reviewed by management. The book value is determined by deducting the estimated selling costs from the valuation. Any charge-offs are recorded prior to the transfer to real estate owned. The fair value of these properties is reviewed based on changing market conditions and subsequent valuations are obtained at least annually. Real estate owned at December 31, 2009 is comprised of 72 properties with an aggregate appraised value of $28,001,000. The Bank expects real estate owned to increase during 2010 as non-performing loans are transferred to other real estate. During 2009, the Corporation recorded loss on the sale of real estate of $139,000 and write-downs in the value of real estate in the amount of $2,766,000 to address the decline in property values after the Bank took ownership of real estate.
Goodwill and Other Intangible Assets. Goodwill and other intangible assets were $0 at December 31, 2009, compared to $4,592,000 at December 31, 2008. The decrease was due to the impairment other intangible assets. The Bank had intangible assets for the estimated value of core deposit accounts and borrower relationships acquired in the acquisition of Fidelity Bank and the Bank of Washtenaw. Both of these acquisitions were consolidated into the Bank along with the goodwill and other intangible assets. The intangible values represent the present value of the net revenue streams attributable to these intangibles.
These intangible assets were analyzed and re-valued at September 30, 2009. The analysis indicated that these intangibles assets had no remaining value. The impairment to the core deposit intangibles was primarily due to the erosion of core deposits at a faster rate than anticipated. The impairment of the customer relationship intangible is primarily due to the migration of loans at a more rapid rate than expected and the impact of current economic conditions on the loan portfolio. The Bank recorded amortization expense for intangible assets of $595,000 and impairment expense for intangible assets of $3,997,000 during the year ended December 31, 2009. The components of amortization expense of intangible assets and impairment expense of intangible assets for the year ended December 31, 2009 were as follows (in thousands):

	2009
	Amortization of	Impairment of
	Intangible Assets	Intangible Assets
Core deposit intangible from acquisition of:
Bank of Washtenaw	$33	$231
Fidelity Financial Corporation of Michigan	312	2,181

Total core deposit intangible	$345	$2,412

Borrower relationship intangible from acquisition of:
Bank of Washtenaw	$43	$275
Fidelity Financial Corporation of Michigan	207	1,310

Total borrower relationship intangible	$250	$1,585

Total intangible assets	$595	$3,997

Accrued Interest Receivable. Accrued interest receivable at December 31, 2009 was $3,562,000 compared to $3,499,000 at December 31, 2008, an increase of $63,000 or 2%. The increase was primarily due to the decline in loans during 2009.
Other Assets. Other assets at December 31, 2009 were $12,660,000 compared to $21,483,000 at December 31, 2008, a decrease of $8,823,000 or 41%. The decrease was largely due to the recording of a valuation allowance on the Corporation’s deferred tax asset, partially offset by the recording of a federal income tax receivable.

Deposits. Total deposits at December 31, 2009 were $867,955,000 compared to $938,395,000 at December 31, 2008, a decrease of $70,440,000 or 8%. The components of the outstanding balances and percentage increase in deposits from 2008 to 2009 are as follows (in thousands):

	December 31, 2009		December 31, 2008		Percent
	Balance	Percent	Balance	Percent	Increase/(Decrease)

Non-interest bearing:
Demand	$83,873	9.66%	$81,317	8.67%	3.14%

Interest bearing:
Checking	$83,087	9.57%	$103,774	11.06%	(19.93%)
Money market	52,412	6.04%	163,611	17.44%	(67.97%)
Savings	43,343	4.99%	54,164	5.77%	(19.98%)
Time, under $100,000	301,829	34.77%	211,109	22.50%	42.97%
Time, $100,000 and over	303,411	34.97%	324,420	34.56%	(6.48%)

	784,082	90.34%	857,078	91.33%	(8.52%)

	$867,955	100.00%	$938,395	100.00%	(7.51%)

The decrease in deposits was primarily due to the liquidation of the Deutche Bank Money Market program which was initiated by management and the decrease in wholesale deposits. These decreases were partially offset by the increase in time deposits. The Bank completed an annual customer appreciation promotion in April 2009. Management developed this campaign to increase liquidity and name awareness.
The Bank’s primary source of funds are retail deposits. The Bank is currently limited in the interest rates that may be offered on deposit account. The interest rates that the Bank offers on deposit products cannot exceed the interest rate caps that are published by the FDIC on a weekly basis. Additionally, the Bank is limited in the utilization of brokered deposits.
The Bank also utilizes public funds in the form of time deposits, $100,000 and over and brokered deposits as secondary sources of funds. In order to coordinate and manage these efforts, the Bank has also designated a public funds officer. Public funds at December 31, 2009 were $4.5 million compared to $44.2 million at December 31, 2008. There were 23 and 33 entities with public funds on deposit at December 31, 2009 and 2008, respectively. The average term of time deposits invested with the Bank by public units was 240 and 129 days at December 31, 2009 and 2008, respectively. Brokered deposits were $17.5 million with an average rate of 1.05% at December 31, 2009, compared to $91.7 million with an average rate of 3.48% at December 31, 2008.

Final maturities of total time deposits are as follows (in thousands):

	$100,000 and over	Less than $100,000	Total

2010	$277,729	$274,181	$551,910
2011	24,367	26,534	50,901
2012	802	587	1,389
2013	—	187	187
2014 and thereafter	513	340	853

Totals	$303,411	$301,829	$605,240

The following is a summary of the distribution and weighted average interest rate of deposits at December 31, 2009 and 2008 (in thousands):

	2009		2008
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate

Non-interest bearing:
Demand	$83,873	—	$81,317	—

Interest bearing:
Checking	$83,087	0.47%	$103,774	1.75%
Money market	52,412	0.64%	163,611	2.19%
Savings	43,343	0.30%	54,164	2.06%
Time, under $100,000	301,829	2.71%	211,109	3.81%
Time, $100,000 and over	303,411	2.59%	324,420	3.64%

	784,082		857,078

	$867,955		$938,395

The Bank continues a strategy of shifting maturing time deposits into other savings products.
Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2009 were $63,855,000 compared to $65,019,000 at December 31, 2008, an decrease of $1,164,000 or 2%. Management expects the amount of advances to remain relatively unchanged during 2010
In 1999, the Bank joined the Federal Home Loan Bank of Indianapolis. Membership in the Federal Home Loan Bank provides the Bank with a stable source of additional funding at a reasonable cost. Federal Home Loan Bank advances are collateralized with a blanket collateral agreement with the Federal Home Loan Bank and investment securities, available for sale. Please refer to Note I of the Notes to the Consolidated Financial Statements for additional information.

Other Borrowings. Other borrowings were $0 at December 31, 2009 compared to $2,461,000 at December 31, 2008, a decrease of $2,461,000. These borrowings were comprised of several repurchase agreements that are secured by securities held by the Bank. These agreements have been terminated.
Accrued Interest Payable. Accrued interest payable at December 31, 2009 was $1,046,000 compared to $1,695,000 at December 31, 2008, a decrease of $649,000 or 38%. The decrease was primarily due to the decline in interest rates paid on deposits.
Other Liabilities. Other liabilities were $1,685,000 at December 31, 2009 compared to $1,037,000 at December 31, 2008, an increase of $648,000 or 62%. The increase was primarily due to an increase in accrued expenses.
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
Capital
Stockholders’ equity at December 31, 2009 was $41,945,000 compared to $103,311,000 as of December 31, 2008, a decrease of $61,366,000 or 59%. The decrease was primarily due to the net loss during 2009.
Applicable federal prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 2009, the Bank and Corporation were undercapitalized. At December 31, 2008, the Bank and Corporation exceeded all applicable regulatory capital requirements as described in Note O of the Notes to the Consolidated Financial Statements.
Undercapitalized institutions are subject to close monitoring by their federal bank regulator, restrictions on asset growth and expansion, and other significantly greater regulatory restrictions than apply to well-capitalized or adequately capitalized institutions.
The Bank submitted a Capital Restoration Plan (“CRP”) to the FDIC and OFIR on December 15, 2009, due to our undercapitalized status based on our September 30, 2009 regulatory report of condition and income. The CRP addresses, among other things, the steps management will take to cause our capital levels to return to the minimum level to be adequately capitalized.
Management is considering various sources of capital and is considering a variety of options to accomplish this requirement during 2010.
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

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2009 which are expected to mature or reprice in each of the time periods shown below.

	Interest Rate Sensitivity Period
	1-90	91-365	1-5	Over
(In thousands)	Days	Days	Years	5 Years	Total
Earning assets
Federal funds sold	$156	$—	$—	$—	$156
Interest bearing deposits with Banks	69,538	—	—	—	69,538
Mortgage loans held for sale	1,129	—	—	—	1,129
Securities available for sale	—	—	45,964	—	45,964
Federal Home Loan Bank stock	3,698	—	—	—	3,698
Total loans, net of non-accrual	169,163	88,745	492,995	32,892	783,795

Total earning assets	243,684	88,745	538,959	32,892	904,280

Interest bearing liabilities
Total interest bearing deposits	374,977	355,773	53,064	268	784,082
Federal Home Loan Bank advances	34,000	15,084	14,771	—	63,855
Other Borrowings	—	—	—	—	—
Subordinated debentures	10,000	—	—	—	10,000

Total interest bearing liabilities	418,977	370,857	67,835	268	857,937

Net asset (liability) funding gap	(175,293)	(282,112)	471,124	32,624	$46,343

Cumulative net asset (liability) funding gap	($175,293)	($457,405)	$13,719	$46,343

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
We conducted an interest rate simulation as of December 31, 2009, that assumed a gradual change in market rates occurred over the following twelve months. The following table reflects the suggested impact on net interest income over the next twelve months (dollars, in thousands):

	Change in Net Interest Income
Interest Rate Change	Amount	Percent
+ 300 Basis Points	$962	2.64%
+ 200 Basis Points	714	1.96%
+ 100 Basis Points	398	1.09%
- 100 Basis Points	10	0.03%

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
Management evaluates the liquidity position of the Bank on a daily basis and makes appropriate decisions as to the utilizations of the Bank’s sources of funds and the deployment of excess cash. The Bank’s Deposit Pricing Committee is a sub-committee of the Bank’s Asset and Liability Committee and meets at least weekly. This Committee is comprised of the Chief Financial Officer, Controller, Head of Retail and Chief Deposit Officer. This Committee reviews the Bank’s available cash, available sources of funds, projected deposit maturity schedule and interest rates. This committee makes and enacts decisions regarding all aspects of the Bank’s deposits including the level of interest rates and was formed in order to react more quickly to the rapidly changing liquidity needs of the Bank. Regulatory interest rate restrictions are monitored weekly by the Chief Deposit Officer and any appropriate adjustments are implemented promptly.
Certain credit markets that the Corporation participated in previously and utilized as a primary source of funds became significantly disrupted and volatile during 2009 and are no longer relied upon by management. As a result, the Bank has increased its level of deposits and investment securities that can be pledged as collateral.
The following tables provide information about the Bank’s contractual obligations and commitments at December 31, 2009 (in thousands):
Contractual Obligations

	Payments Due By Period
	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total
Certificates of deposit	$551,910	$52,290	$1,040	$—	$605,240
Long-term borrowings	49,139	4,716	10,000	—	63,855
Lease commitments	649	487	24	—	1,160
Subordinated debentures	—	—	—	10,000	10,000

Totals	$601,698	$57,493	$11,064	$10,000	$680,255

Unused Loan Commitments and Letters of Credit

	Amount Of Commitment Expiration Per Period
	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total
Unused loan commitments	$51,816	$7,761	$6,918	$8,722	$75,217
Standby letters of credit	770	1,932	—	—	2,702

Totals	$52,586	$9,693	$6,918	$8,722	$77,919

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
Teller Item Capture
Streamline Platform Automation
Netteller Bill Pay
Remote Deposit Capture
Check 21
Electronic Cash Letter Delivery
Electronic Statements Interactive
DirectLine OFX (Open Financial Exchange)
ATM/Debit Card On-Line Real Time Processing
Remote Deposit Lockbox Processing
Mutual Fund Sweeps
Netteller Positive Pay
Overdraft Protection
Yellow Hammer Fraud Protection
During 2010, the Bank plans to implement the following technologies:
     Re-launch Website with an updated features and appearance

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
Jack Demmer Lincoln-Mercury
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
Head of Retail

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
ROBERT F. GRANT
Vice President — Commercial Loans
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
GREGORY M. SCHNEIDER
Vice President — Commercial Loans
STEVEN P. SLADE
Vice President — Consumer Loans
DAVID S. SOBLE
Vice President — Commercial Loans
STEPHEN C. TARCZY
Vice President — Commercial Loans
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
HILARY L. CHORNEY
TIMOTHY D. COLLINS
DAVID H. DAVIES
KAREN B. DEVRIES
JENNIFER E. DOWNHAM
DANIEL C. GILBERT
DUANE J. HINKLEY
ANGELA HSU
MILY H. HUBENY
KIM M. KELEMEN
SANDRA L. LETHBRIDGE
LISA M. LOBB
JAMES F. MILLER
MARK A. O’KEEFE
MATTHEW J. VER VAECKE
CHARLES P. WASCZENSKI
CAROLYN A. WILKINS

FIDELITY BANK
SUBSIDIARIES
COMMUNITY BANK INSURANCE AGENCY, INC.
Michael J. Ross, President
COMMUNITY BANK AUDIT SERVICES, INC.
Wynn C. Miller, President

FIDELITY BANK
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
Bloomfield Township Banking Office
3681 W. Maple
Bloomfield Township, MI 48301
Phone: (248) 642-1903
Canton Township Banking Office
1325 N. Canton Center Road
Canton. MI 48187
Phone: (734) 981-0022
Clinton Township Banking Office
19100 Hall Road
Clinton Township, MI 48038
Phone: (586) 416-4400
Clinton Township Regional Lending Center
45000 River Ridge Drive, Suite 110
Clinton Township, MI 48038
Phone: (586) 416-0200
Dearborn / Main Office Banking Center
22290 Michigan Avenue
Dearborn. MI 48124
Phone: (313) 274-1000
Dearborn Heights Banking Center
24935 W. Warren Avenue
Dearborn Heights, MI 48127
Phone: (313) 724-0100
Dearborn Administrative and
Regional Lending Center
1360 Porter Street
Dearborn. MI 48124
Phone: (313) 565-5700
Galleria Banking Center
200 Galleria Office Center
Southfield, MI 48034
Phone: (248) 352-1580
Plymouth Township Banking Center
44623 Five Mile
Plymouth Township, MI 48170
Phone: (734) 454-1000
Saline Banking Center
450 E. Michigan Avenue
Saline, MI 48176
Phone: (734) 429-3828
Shelby Township Banking Center
7755 23 Mile Road
Shelby Township, MI 48316
Phone: (586) 254-8700
Southgate Banking Center
12820 Fort Street
Southgate, MI 48195
Phone: (734) 284-3300
Southfield/Twelve Mile Banking Center
20000 12 Mile Road
Southfield, MI 48034
Phone: (248) 559-5779
Bank Operations Center
4000 Allen Road
Allen Park, MI 48101
Phone: (313) 381-3200
Galleria — ATM Only
300 Galleria Office Center
Southfield, MI 48034
Henry Ford Community College — ATM Only
5101 Evergreen Road
Dearborn, MI 48124
Travelers Tower — ATM Only
26555 Evergreen
Southfield, MI 48034

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
ANNUAL MEETING
The Annual Meeting of Stockholders will be held on Tuesday, May 18, 2010, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 3:00 p.m.
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
BKD, LLP
201 North Illinois Street, Suite 700
P. O. Box 44998
Indianapolis, IN 46244-0998
(317)383-3665
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

	High	Low	Close
2009
First quarter	$2.45	$1.33	$1.82
Second quarter	3.22	1.75	1.80
Third quarter	2.00	0.80	1.21
Fourth quarter	1.25	0.35	0.46

2008
First quarter	$8.72	$5.38	$7.60
Second quarter	7.70	4.74	4.86
Third quarter	10.00	3.81	4.99
Fourth quarter	6.99	0.93	1.66
     All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

PRINCIPAL MARKET MAKERS
Citadel Derivatives Group, LLC
131 South Dearborn Street, 32nd Floor
Chicago, IL 60603
(312) 395-2100
Credit Suisse Securities USA
11 Madison Ave
New York NY 10010
(212)-325-2000
Domestic Securities Inc
160 Summit Ave
Montvale NJ 07645
(201)-782-0888
E*Trade Capital Markets, LLC
One Financial Place
440 S. Lasalle St., Suite 3030
Chicago, IL 60605
201-499-9858
Hudson Securities Inc
111 Town Square Place Ste 1500A
Jersey City NJ 07310
(201)-216-0100
Goldman Sachs & Co
85 Broad St
New York NY 10004
(212)-902-1000
Howe Barnes Hoefer & Arnett, Inc.
222 S. Riverside Plaza, 7th Floor
Chicago, Illinois 60606
(312) 655-3000
Knight Equity Markets, L.P.
545 Washington Boulevard
Jersey City, NJ 07310
(201) 557-6886
Merrill Lynch Pierce Fenner
Four World Financial Center
250 Vesey Street
New York NY 10080
(212)-449-1000
McAdams Wright Ragen Inc
925 Fourth Ave Ste 3900
Seattle WA 98104
(206)664-8850
Stifel Nicolaus & Co Inc
1 Financial Plaza
501 N Broadway
St Louis MI 63102
(314)-342-2000
UBS Securities, LLC
677 Washington Blvd., 6th Floor
Stamford, CT 06901
(203) 719-3000

DEARBORN BANCORP, INC.
1360 Porter Street
Dearborn, Michigan 48124
Phone: (313) 565-5700
www.fidbank.com