Form 10-K, Exhibit 13
period 2010-12-31
DEARBORN BANCORP INC /MI/
filed 2011-03-21
CIK 895541

DEARBORN BANCORP, INC.
FORM 10-K (continued)
Exhibit 13
and its subsidiary
2010
ANNUAL REPORT

Dearborn Bancorp, Inc.
and its subsidiary
Fidelity Bank

CONTENTS

Corporate Information	2
Chairman’s and President’s Letter to Stockholders	3
Summary of Selected Financial Data	5
Report of Independent Registered Public Accounting Firm	7
Management’s Report on Internal Control Over Financial Reporting	8
Consolidated Balance Sheets	9
Consolidated Statements of Operations	10
Consolidated Statements of Changes in Stockholders’ Equity	11
Consolidated Statements of Cash Flows	13
Notes to Consolidated Financial Statements	15
Management’s Discussion and Analysis	56
Dearborn Bancorp, Inc. Directors and Officers	84
Fidelity Bank Directors and Executive Officers	85
Fidelity Bank Officers	86
Fidelity Bank Subsidiaries	87
Investor Information	89

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
Internet banking can be accessed through the Bank’s website, www.fidbank.com. The Bank’s customers are able to execute transfers to their accounts and view their account information and transactions. Commercial customers have the option of utilizing the cash management module. This feature enables commercial customers to designate multiple users, initiate wire transfers, process ACH transactions, perform stop payments, and process federal tax payments. Over 3,800 users have signed up for online banking. The website also contains product information regarding the Bank’s loan and deposit products and the Corporation’s most recent financial information.
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

To Our Stockholders,
     The problems we encountered in recent years because of Michigan’s one-state depression and the collapse of the local real estate market were not as severe in 2010 as they had been, but they remained with us all the same. Our net loss for the twelve months ended December 31, 2010, was $14,249,000 or ($1.86) per fully diluted common share. The net loss for all of 2009 was $61,175,000 or ($8.00) per diluted share. However, results for the two years are not directly comparable for several reasons. First, we removed a $25,851,000 deferred tax asset from our balance sheet in 2009 and charged the adjustment to that year’s earnings. Second, we recognized a $5,451,000 tax refund in 2009 because a new law allowed us to carry back net operating losses for five years instead of just two and then recover previously paid income taxes. Third, we wrote off $3,997,000 in intangible assets related to 2004 and 2007 acquisitions and charged this write-off to 2009 earnings. Regardless of the adjustments, our 2010 results were substantially improved over 2009 in terms of net loss and net interest margin.
     At December 31, 2010, total assets were $915,684,000. This was a decline of 7.2 percent from the asset total of $986,486,000 one year earlier. Total deposits at year-end of $812,101,000 were down 6.4 percent from $867,955,000 12 months previously. Over the course of the year, total loans were reduced by 11.6 percent to $735,851,000 while they had been $833,136,000 at the beginning of the year. On the other hand, cash and cash equivalents went up 21.0 percent during the year to $93,775,000 from $77,497,000 and securities available for sale increased 18.7 percent, going to $54,561,000 from $45,964,000. All of these portfolio changes were the intended result of strategies designed to strengthen our capital position, improve liquidity, and produce a better net interest margin. Shareholders’ equity was $26,959,000 at year-end, which was a tangible book value of $3.51 per share and the market closing price was $1.65 on December 31, 2010. According to regulatory capital guidelines, Fidelity Bank remains “undercapitalized.”
     Our financial condition is certainly not what we want it to be but we did see some signs of improvement during 2010. Non-performing assets peaked during the First Quarter of 2010, at $138,494,000 and have slowly declined during each subsequent quarter so that, at year-end, they were $136,592,000. The December 31, 2010, figure included $48,527,000 in troubled debt restructured loans that were all current in accordance with their restructured terms. Net charge-offs were $23,132,000 in 2010 while they had been $30,190,000 in 2009, a 24 percent improvement. The provision for loan losses charged to income was $15,978,000 in 2010, down from $50,863,000 in 2009.
     Other real estate owned declined 8 percent from $23,435,000 at the beginning of the year to $21,502,000 at year-end. It should be noted that our Special Assets team sold more than $8 million in real estate owned during the Fourth Quarter of the year. We are also beginning to receive multiple bids on bank owned properties offered for sale while we rarely received more than nominal bids one year ago. It would be premature to report noteworthy recovery in the Southeast Michigan real estate market; however, we are experiencing some improvement in sales of other real estate owned while, at the same time, we are finding it necessary to classify fewer new properties as non-performing assets.
     During 2010, defaulted loan expenses, primarily taxes, insurance and maintenance related to other real estate owned, were $4,372,000 while they had been $4,624,000 in 2009. FDIC Assessments in 2010 amounted to $4,125,000 or almost one half of one percent of average deposits. This was a 45.0 percent increase over the assessments of $2,843,000 one year earlier. The substantial income produced by our core banking operations before dealing with the losses on problem loans has been very important in covering these extraordinary expenses.
     During the Fourth Quarter of 2010, our net interest margin was 3.93%. In the last quarter of 2009, the margin had been 3.14%. Much of this improvement was the result of paying lower rates on deposits during the year. Improving the margin has been among our top priorities. Finally, non-interest expenses in 2010 were improved from the previous year, notwithstanding the $1,282,000 increase in FDIC Assessments. This performance was attributable to the diligent efforts of every officer and employee to keep discretionary expenses in check, another of our most important priorities.

     Going forward, we are encouraged by the modest improvements we have seen in our operation during the latter part of 2010. However, our ability to become solidly profitable again is largely dependent upon the condition of our loan portfolio and that, in turn, is largely dependent upon the recovery of the real estate market in Southeastern Michigan. Realistically, we have a long road back to consistent prosperity ahead of us and we are doing our utmost to reach that goal.
     The Annual Meeting of Stockholders will be held on May 17, 2011, at the Park Place, 23400 Park Avenue, Dearborn, Michigan, at 3:00 p.m. We hope that you will attend.
Sincerely,
John E. Demmer
Chairman of the Board
Michael J. Ross
President and
Chief Executive Officer

SUMMARY OF SELECTED FINANCIAL DATA
The following selected consolidated financial and other data as of and for each of the five years in the period ended December 31, 2010 should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Consolidated Balance Sheets as of December 31, 2010 and 2009, and the Consolidated Statements of Income for the years ended December 31, 2010 and 2009 are included elsewhere in this Annual Report.

(In thousands, except share and per share data)	2010	2009	2008	2007	2006

OPERATIONS
Interest income	$46,973	$54,253	$61,126	$70,110	$53,886
Interest expense	12,894	23,367	28,995	36,491	25,884

Net interest income	34,079	30,886	32,131	33,619	28,002
Provision for loan losses	15,978	50,863	14,606	5,821	943

Net interest income after provision for loan losses	18,101	(19,977)	17,525	27,798	27,059
Total non-interest income	(4,006)	(469)	(930)	1,020	925
Total non-interest expense	28,532	32,720	65,007	23,796	16,225

Net income before federal income tax expense	(14,437)	(53,166)	(48,412)	5,022	11,759
Income tax expense (benefit)	(188)	8,009	(16,487)	1,856	3,940

Net income (loss)	($14,249)	($61,175)	($31,925)	$3,166	$7,819

FINANCIAL CONDITION
Total assets	$915,684	$986,486	$1,121,918	$1,046,981	$855,931
Mortgage loans held for sale	353	1,129	1,834	1,316	1,823
Securities, available for sale	54,811	46,300	84,148	8,902	5,878
Federal Home Loan Bank stock	3,605	3,698	3,614	2,072	1,288
Loans	735,851	833,136	933,269	952,084	756,420
Allowance for loan losses	(27,971)	(35,125)	(14,452)	(10,617)	(7,775)
Other assets	149,035	137,348	113,505	93,224	98,297
Deposits	812,101	867,955	938,395	822,627	633,216
Federal Home Loan Bank advances	63,716	63,855	65,019	41,370	25,561
Subordinated debentures	10,000	10,000	10,000	10,000	10,000
Other borrowings	—	—	2,461	30,580	37,919
Other liabilities	2,908	2,731	2,732	4,856	4,250
Stockholders’ equity	26,959	41,945	103,311	137,548	144,985

PER SHARE INFORMATION (1)
Net income (loss) per common share — basic	($1.86)	($8.00)	($3.99)	$0.37	$1.23
Net income (loss) per common share — diluted	($1.86)	($8.00)	($3.99)	$0.36	$1.17
Book value per common share	$3.51	$5.46	$13.42	$16.70	$16.15
Average shares outstanding — basic	7,645,940	7,645,076	8,007,345	8,602,704	6,372,471
Average shares outstanding — diluted	7,645,940	7,645,076	8,007,345	8,827,531	6,672,319
Shares outstanding at end of period	7,685,705	7,687,470	7,696,204	8,237,413	8,975,085

OTHER DATA
Return on average assets	-1.50%	-5.79%	-3.02%	0.30%	1.02%
Return on average equity	-37.82%	-71.83%	-23.51%	2.21%	8.20%
Net interest margin	3.75%	3.07%	3.29%	3.48%	3.80%
Net interest spread	3.60%	2.77%	2.79%	2.74%	3.06%
Allowance for loan losses to total loans	3.80%	4.22%	1.55%	1.12%	1.03%
Nonperforming assets to total assets	14.92%	13.40%	5.51%	2.42%	0.90%
Stockholders’ equity to total assets	2.94%	4.25%	9.21%	13.14%	16.94%
Total interest expense to gross interest income	27.45%	43.07%	47.43%	52.05%	48.03%
Number of Offices	17	17	18	19	12

(1)	All share and per share amounts have been adjusted to reflect the issuance of stock dividends.

COMMITMENT TO COMMUNITY
     Commitment to community is one of the primary principles upon which Dearborn Bancorp, Inc. and its primary subsidiary, Fidelity Bank were founded. Since Fidelity Bank opened for business in 1994, management has emphasized the importance of community involvement and community development as part of the Bank’s mission. In fact, the majority of the Bank’s directors, officers and employees live in the communities that are serviced by the Bank. During 2010, the Bank provided the following local organizations with financial support or personal involvement:

American Arab Chamber of Commerce
Ann Arbor/Ypsilanti Regional Chamber of Commerce
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
Dearborn Chamber of Commerce
Dearborn Exchange Club
Dearborn Goodfellows
Dearborn Heights Chamber of Commerce
Dearborn Heights Parks and Recreation
Dearborn Heights Spirit Festival
Dearborn Kiwanis
Dearborn Police Officers Charity
Dearborn Public Library
Dearborn Rotary Club
Dearborn Senior Center
Dearborn Symphony Orchestra
Divine Child School
Downriver Family YMCA
Easter Seals of Michigan
Garden Club of Dearborn
Goodwill Industries of Greater Detroit
Habitat for Humanity
Henry Ford Community College Foundation
Kiwanis Club of Dearborn
Mike Adray Memorial Foundation
NAACP (Detroit Branch)
Oakwood Health Care Foundation
Perry Nursing School
Plymouth Chamber of Commerce
Rochester Regional Chamber of Commerce
Saline 4-H Farmers
Saline Area Chamber of Commerce
Showcase Plymouth
Southern Wayne County Chamber of Commerce
Southgate Senior Center
Washtenaw County 4-H Fair
Wayne County Treasurers Association
West Washtenaw Business Association
YWCA of Western Wayne County

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Dearborn Bancorp, Inc.
Dearborn, Michigan
We have audited the accompanying consolidated balance sheets of Dearborn Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dearborn Bancorp, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming the Corporation will continue as a going concern. As further discussed in Note B, the Corporation has suffered recurring losses resulting from the effects of the economic downturn in their operating region causing its subsidiary bank to be undercapitalized and resulting in a consent order to be issued by its primary regulator. These facts raise substantial doubt about the Corporation’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ BKD, LLP
Indianapolis, Indiana
March 21, 2011

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
Management assessed the Corporation’s systems of internal control over financial reporting presented in conformity with generally accepted accounting principles as of December 31, 2010. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2010, Dearborn Bancorp, Inc. maintained effective control over financial reporting presented in conformity with generally accepted accounting principles based on those criteria.
Dearborn Bancorp, Inc. and Subsidiary

/s/ Michael J. Ross
Michael J. Ross
President and Chief Executive Officer

/s/ Jeffrey L. Karafa
Jeffery L. Karafa
Vice President, Treasurer and Secretary

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars, in thousands)	2010	2009
ASSETS
Cash and cash equivalents
Cash and due from banks	$6,645	$7,803
Federal funds sold	55	156
Interest bearing deposits with banks	87,075	69,538

Total cash and cash equivalents	93,775	77,497

Mortgage loans held for sale	353	1,129
Securities available for sale	54,811	46,300
Federal Home Loan Bank stock	3,605	3,698
Loans
Loans	735,851	833,136
Allowance for loan losses	(27,971)	(35,125)

Net loans	707,880	798,011

Premises and equipment, net	19,195	20,194
Real estate owned	21,502	23,435
Accrued interest receivable	3,286	3,562
Other assets	11,277	12,660

Total assets	$915,684	$986,486

LIABILITIES
Deposits
Non-interest bearing deposits	$88,266	$83,873
Interest bearing deposits	723,835	784,082

Total deposits	812,101	867,955

Other liabilities
Federal Home Loan Bank advances	63,716	63,855
Accrued interest payable	1,056	1,046
Other liabilities	1,852	1,685
Subordinated debentures	10,000	10,000

Total liabilities	888,725	944,541

STOCKHOLDERS’ EQUITY
Common stock — no par value 100,000,000 shares authorized, 7,685,706 and 7,687,470 shares outstanding in 2010 and 2009, respectively	132,083	131,929
Accumulated deficit	(104,099)	(89,850)
Accumulated other comprehensive income (loss)	(1,025)	(134)

Total stockholders’ equity	26,959	41,945

Total liabilities and stockholders’ equity	$915,684	$986,486

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In thousands, except share data)	2010	2009
Interest income
Interest on loans	$45,668	$53,273
Interest on securities, available for sale	967	589
Interest on deposits with banks	337	374
Interest on federal funds	1	17

Total interest income	46,973	54,253

Interest expense
Interest on deposits	11,427	20,993
Interest on other liabilities	1,467	2,374

Total interest expense	12,894	23,367

Net interest income	34,079	30,886
Provision for loan losses	15,978	50,863

Net interest income (loss) after provision for loan losses	18,101	(19,977)

Non-interest income (loss)
Service charges on deposit accounts	1,448	1,499
Fees for other services to customers	89	126
Gain on the sale of loans	279	352
Gain (loss) on the sale of securities	539	490
Other than temporary impairment on securities, held to maturity Portion of loss recognized in other comprehensive income before taxes
Net impairment losses recognized in earnings	—	(414)
Loss on the sale of real estate owned	(476)	(139)
Loss on the write-down of real estate owned	(6,338)	(2,766)
Other income	453	383

Total non-interest loss	(4,006)	(469)

Non-interest expense
Salaries and employee benefits	12,436	12,974
Occupancy and equipment expense	3,255	3,623
Amortization of intangible expense	—	595
Impairment of other intangible assets	—	3,997
FDIC assessment	4,125	2,843
Advertising and marketing	146	237
Stationery and supplies	292	429
Professional services	1,172	807
Data processing	722	905
Defaulted loan expense	4,372	4,624
Other operating expenses	2,012	1,686

Total non-interest expense	28,532	32,720

Income before federal income tax expense	(14,437)	(53,166)
Income tax expense (benefit)	(188)	8,009

Net loss	($14,249)	($61,175)

Per share data:
Net loss — basic	($1.86)	($8.00)
Net loss — diluted	($1.86)	($8.00)

Weighted average number of shares outstanding — basic	7,645,940	7,645,076
Weighted average number of shares outstanding — diluted	7,645,940	7,645,076
The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2010 and 2009

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders’
	Stock	Earnings	Income	Equity
Balance, January 1, 2009	$131,784	$(28,675)	$202	$103,311

Stock awards earned	76	—	—	76

Stock option expense	69	—	—	69

Net loss	—	(61,175)	—	(61,175)

Other comprehensive income
Changes in net unrealized gain on securities available for sale			(21)	(21)
Reclassification adjustment for gain included in net income	—	—	(490)	(490)

Net change in net unrealized gain on securities available for sale	—	—	(511)	(511)
Deferred tax effects			175	175

Other comprehensive income	—	—	(336)	(336)

Total comprehensive income				(61,511)

Balance, December 31, 2009	$131,929	$(89,850)	$(134)	$41,945

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Continued)
Years Ended December 31, 2010 and 2009

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders’
	Stock	Earnings	Income	Equity
Balance, December 31, 2009	$131,929	$(89,850)	$(134)	$41,945

Stock awards earned	85	—	—	85

Stock option expense	69	—	—	69

Net loss	—	(14,249)	—	(14,249)

Other comprehensive income
Changes in net unrealized loss on securities available for sale			(282)	(282)
Reclassification adjustment for gain included in net income	—	—	(539)	(539)

Net change in net unrealized loss on securities available for sale	—	—	(821)	(821)
Deferred tax effects			(70)	(70)

Other comprehensive loss	—	—	(891)	(891)

Total comprehensive income				(15,140)

Balance, December 31, 2010	$132,083	$(104,099)	$(1,025)	$26,959

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2010	2009
Cash flows from operating activities
Interest and fees received	$47,249	$54,190
Interest paid	(12,724)	(24,016)
Proceeds from sale of mortgages held for sale	25,217	34,291
Origination of mortgages held for sale	(24,162)	(33,234)
Taxes refunded	4,074	700
Loss on sale of real estate owned	(476)	(139)
Gain on sale of securities	539	490
Cash paid to suppliers and employees	(27,574)	(23,286)

Net cash provided by operating activities	12,143	8,996

Cash flows from investing activities
Sale of securities available for sale	52,116	54,208
Proceeds from calls, maturities and repayments of securities available for sale	5,996	53,078
Purchases of securities available for sale	(67,502)	(70,641)
Redemption (purchase) of Federal Home Loan Bank stock	93	(84)
Decrease in loans, net of payments received	57,922	48,381
Proceeds from the sale of real estate owned	11,615	4,879
Purchases of property and equipment	(112)	(257)

Net cash used in investing activities	60,128	89,564

Cash flows from financing activities
Net increase in non-interest bearing deposits	4,393	2,556
Net decrease in interest bearing deposits	(60,247)	(72,996)
Decrease in repurchase agreements	—	(2,461)
Proceeds from Federal Home Loan Bank advances	—	29,000
Repayments on Federal Home Loan Bank advances	(139)	(30,164)

Net cash used in financing activities	(55,993)	(74,065)

Increase in cash and cash equivalents	16,278	24,495
Cash and cash equivalents at the beginning of year	77,497	53,002

Cash and cash equivalents at the end of year	$93,775	$77,497

The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years Ended December 31,
(In thousands)	2010	2009
Reconciliation of net loss to net cash provided by operating activities Net loss	$(14,249)	$(61,175)
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	15,978	50,863
Depreciation expense	1,111	1,335
Decrease in deferred tax asset	—	16,794
Restricted stock award expense	85	69
Stock option expense	68	76
Accretion of discount on investment securities	(243)	(52)
Amortization of premium on investment securities	301	331
Write-down of real estate owned	6,338	2,766
Amortization of intangible assets	—	595
Impairment of other intangible assets	—	3,997
Impairment of securities, held to maturity	—	414
Decrease in mortgages held for sale	776	705
(Increase) decrease in interest receivable	276	(63)
Increase (decrease) in interest payable	10	(649)
(Increase) decrease in other assets	1,525	(7,658)
Increase in other liabilities	167	648

Net cash provided by operating activities	$12,143	$8,996

Supplemental noncash disclosures:
Transfers from loans to real estate owned	$16,231	$21,547
The accompanying notes are an integral part of these consolidated statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
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
December 31, 2010 and 2009
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Cash and Cash Equivalents
The Corporation considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2010 and 2009, cash equivalents consisted primarily of interest-bearing deposits with banks and federal funds sold.
One or more of the financial institutions holding the Corporation’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program. Under the program, through December 31, 2010, all noninterest-bearing transaction accounts at these institutions are fully guaranteed by the FDIC for the entire amount in the account. Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.
For financial institutions opting out of the FDIC’s Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC’s insurance limits were permanently increased to $250,000, effective July 21, 2010. At December 31, 2010, the Corporation’s cash accounts exceeded federally insured limits by approximately $46,417,000 of which approximately $45,871,000 was held with the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Indianapolis.
Restrictions on Cash
The Corporation was required to have $282,000 and $91,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year end 2010 and 2009, respectively. These balances do not earn interest. Additionally, the Corporation pledged securities with a collateral value of $35,045,000 to the Federal Reserve Bank.
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
As a result of this guidance, the Corporation’s consolidated statement of operations as of December 31, 2010, reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Corporation intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income (loss). The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
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
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Corporation’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Loan relationships that are rated substandard and are on non-accrual status are considered to be impaired. All impaired loans over $500,000 are individually evaluated. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
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
Federal Home Loan Bank (FHLB) Stock
The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. The Corporation reviewed the FHLB Stock and based on the current performance of the Federal Home Loan Bank of Indianapolis, the Corporation determined there was no impairment of this stock at December 31, 2010.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Long-Term Assets
Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Stock Compensation
At December 31, 2010 and 2009, the Corporation has a share-based compensation plan, which is more fully described in Note N.
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
Uncertain tax positions are recognized if its more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.
Reclassifications
Some items in the prior year financial statements were reclassified to conform to the current presentation. These reclassifications had no impact on net income.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Valuation Measurements
Valuation methodologies often involve a significant degree of judgment, particularly when there are no observable active markets for the items being valued. Investment securities and residential mortgage loans held for sale are carried at fair value, as defined in ASC 820, “Fair Value Measurements and Disclosures”, which requires key judgments affecting how fair value for such assets and liabilities is determined. To determine the values of these assets and liabilities, as well as the extent to which related assets may be impaired, management makes assumptions and estimates related to discount rates, asset returns, prepayment rates and other factors. The use of different discount rates or other valuation assumptions could produce significantly different results, which could affect the Corporation’s results of operations.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Adoption of New Accounting Standards
FASB ASU 2009-16, Transfers and Servicing (Topic 860); Accounting for Transfers of Financial Assets — ASU 2009-16 requires more information about transfers of financial assets, including securitization transactions, and where entities have continued exposure to the risks related to transferred assets. The Corporation adopted ASU 2009-16 effective January 1, 2010 and adoption did not have a material effect on its financial position or results of operations.
ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It will also require the presentation of purchases, sales, issuances, and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. The Company’s disclosures about fair value measurements are presented in Note E — Disclosures About Fair Value of Assets and Liabilities. These new disclosure requirements were effective for the period ended March 31, 2010, except for the requirement concerning gross presentation of Level 3 activity, which is effective for fiscal years beginning after December 15, 2010. There was no significant effect to the Corporation’s financial statement disclosure upon adoption of this ASU.
ASU No. 2010-09, Subsequent Events (Topic 855) — Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 amends the subsequent events disclosure guidance. The amendments include a definition of an SEC filer, requires an SEC filer or conduit bond obligor to evaluate subsequent events through the date the financial statements are issued, and removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated. ASU 2010-09 was effective upon issuance for us. The impact of ASU 2010-09 on our disclosures is reflected in Subsequent Events footnote.
FASB ASU 2010-18 — Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset. This Update clarifies that modifications of loans that are accounted for within a pool under Subtopic 310-30, which provides guidance on accounting for acquired loans that have evidence of credit deterioration upon acquisition, do not result in the removal of those loans from the pool even if the modification would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments do not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40. The Corporation has adopted ASU 2010-18, but does not anticipate that its adoption will have an impact on its financial statements.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Adoption of New Accounting Standards
ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 requires that more information be disclosed about the credit quality of a company’s loans and the allowance for loan losses held against those loans. A company will need to disaggregate new and existing disclosure based on how it develops its allowance for loan losses and how it manages credit exposures. Existing disclosures to be presented on a disaggregated basis include a roll-forward of the allowance for loan losses, the related recorded investment in such loans, the nonaccrual status of loans, and impaired loans. Additional disclosure is also required about the credit quality indicators of loans by class at the end of the reporting period, the aging of past due loans, information about troubled debt restructurings, and significant purchases and sales of loans during the reporting period by class.
For public companies, ASU 2010-20 requires certain disclosures as of the end of a reporting period effective for periods ending on or after December 15, 2010. Other required disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010. The Corporation’s adoption of these additional disclosures did not have a material effect on its financial position or results of operations.
FASB Accounting Standards Update 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The amendments in this Update temporarily delay the effective date of the disclosures about troubled debt restructurings in Accounting Standards Update No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.
The FASB believes this guidance will be effective for interim and annual periods after June 15, 2011.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE B — CONSENT ORDER, WRITTEN ORDER AND GOING CONCERN CONSIDERATIONS
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
The Consent Order also includes a capital directive, which requires the Bank to have and maintain its level of tier 1 capital as a percentage of total assets (capital ratio) at a minimum of 9% and its level of qualifying total capital as a percentage of risk-weighted assets (total risk-based capital ratio) at a minimum of 12%. These ratios are in excess of the statutory minimums to be well-capitalized. At December 31, 2010, the Bank’s total risk-based capital ratio was 6.17%. Additionally, the Bank is prohibited from declaring or paying any cash dividends without prior written consent of the FDIC.
The Bank submitted a Capital Restoration Plan (“CRP”) to the FDIC and OFIR on December 15, 2009, due to our undercapitalized status based on our September 30, 2009 regulatory report of condition and income. This CRP was rejected because capital has not been successfully raised within the 120 days of the issuance of the consent order. An amended CRP was submitted on May 24, 2010. This CRP was also rejected because capital has not been successfully raised. The CRP addresses, among other things, the steps management will take to cause our capital levels to return to the minimum level to be adequately capitalized.
The Bank is currently undercapitalized. Failure to meet the minimum ratios set forth in the Consent Order could result in regulators taking additional enforcement action against us. With the exception of raising additional capital, the Bank has met all of the provisions of the consent order.
Written Order
Due to our financial condition, the Federal Reserve Bank of Chicago (“FRB”) required that our Board of Directors sign a formal enforcement action (“Consent Order”) with the FRB which conveys specific actions needed to address certain findings from their examination and to address our current financial condition. We entered into the Written Order on June 15, 2010, which contains certain requirements that are to be met by specific dates, including the submission of a capital plan, the submission of annual cash flow projections and the submission of quarterly update reports.
With the exception of raising additional capital, management believes that it has met all of the provisions of the written order.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE B — CONSENT ORDER, WRITTEN ORDER AND GOING CONCERN CONSIDERATIONS Con’t)
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
The losses reported by the Corporation during 2008 and 2009 were primarily due to large provisions for loan losses, the impairment of goodwill and other intangible assets and the establishment of a valuation allowance against the Corporation’s deferred tax asset. The loss reported during 2010 was primarily due to costs related to non-performing loans, primarily the provision for loan losses, losses on the writedown and sale of real estate owned and defaulted loan expense. The losses on the writedown of real estate owned was primarily due to the decline in the appraised values on these properties. Prior to sustaining these losses in 2008, 2009 and 2010, the Corporation had a history of profitable operations. Our return to profitable operations is contingent on the economic recovery in our region and the stability of collateral values of the real estate that secures many of our loans. It is difficult to predict when the economy will begin to recover and the impact of that recovery on our operations. Therefore, we cannot predict the timing of our return to profitable operations.
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
December 31, 2010 and 2009
NOTE C — SECURITIES
The amortized cost and fair value for securities available for sale and the unrealized gains and losses recognized as accumulated other comprehensive income were as follows (in thousands):

	December 31, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Government sponsored enterprises (GSE) — mortgage backed securities	$55,586	$1	($1,026)	$54,561
Other securities	250	—	—	250

Totals	$55,836	$1	($1,026)	$54,811

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

US Government sponsored agency securities	$12,759	$20	($30)	$12,749
Corporate bonds	33,308	—	(197)	33,111
Government sponsored enterprises (GSE) — mortgage backed securities	101	3	—	104
Other securities	336	—	—	336

Totals	$46,504	$23	($227)	$46,300

The amortized cost and fair value of securities available for sale at December 31, 2010 by contractual maturity are shown below (in thousands). Securities not due at a single maturity date , such as mortgage backed securities are shown separately:

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE C — SECURITIES (Continued)

	Amortized	Fair
	Cost	Value

Due in over ten years	$250	$250
GSE — mortgage backed securities	55,586	54,561

Totals	$55,836	$54,811

Sales of available for sale securities for the years ended December 31, are as follows (in thousands):

	2010	2009
Proceeds	$52,116	$54,208
Gross gains	539	492
Gross losses	—	2
Securities having a carrying value of $44,620,000 and $15,441,000 at December 31, 2010 and 2009, respectively, were pledged to secure Federal Home Loan Bank of Indianapolis advances, time deposits and clearing activity with the Federal Reserve Bank.
Securities with unrealized losses at year-end 2010 and 2009, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

			December 31, 2010
	Less than one year		One year or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Investment category	Value	Loss	Value	Loss	Value	Loss

GSE — mortgage backed securities	$54,526	$(1,026)	$—	$—	$54,526	$(1,026)

Total temporarily impaired	$54,526	$(1,026)	$—	$—	$54,526	$(1,026)

			December 31, 2009
	Less than one year		One year or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Investment category	Value	Loss	Value	Loss	Value	Loss

US Government sponsored entity securities	$6,657	$(30)	$—	$—	$6,657	$(30)
Corporate bonds	33,111	(197)	—	—	33,111	(197)

Total temporarily impaired	$39,768	$(227)	$—	$—	$39,768	$(227)

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE C — SECURITIES (Continued)
The unrealized losses on the Corporation’s investments at December 31, 2010 were caused by interest rate increases. Additionally, these securities are issued by an agency of the United States of America and are backed fully by the United States Government. Because the Corporation does not intend to sell the investments and it is not more likely than not the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at December 31, 2010.
NOTE D — LOANS
Major categories of loans included in the portfolio at December 31 are as follows (in thousands):

			Percent
	2010	2009	Incr(decr)
Consumer loans	$25,871	$29,386	(11.96%)
Commercial, financial, & other	121,015	144,630	(16.33%)
Construction and land development loans	55,126	83,464	(33.95%)
Commercial real estate mortgages	495,501	531,156	(6.71%)
Residential real estate mortgages	38,338	44,500	(13.85%)

Total loans	735,851	833,136	(11.68%)

Allowance for loan losses	(27,971)	(35,125)

Loans, net	$707,880	$798,011

Certain directors and executive officers of the Corporation, including their related interests, were loan customers of the Bank during 2010 and 2009. These loan transactions for the years ended December 31, are as follows (in thousands):

	2010	2009
Balance, beginning of year	$1,096	$2,042

New loans during period	—	—

Repayments made during period	(480)	(946)

Balance, end of period	$616	$1,096

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE D — LOANS (Continued)
Impaired loans and non-performing loans are defined differently. Impaired loans are loans for which the collection of principal and interest according to the contractual terms of the agreement is not probable. Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
An analysis of impaired loans by loans type at December 31, 2010 and 2009 (in thousands) is listed below:

				Average
	Unpaid			Investment	Interest
	Principal	Recorded	Specific	In Impaired	Income
Loans at December 31, 2010	Balance	Investment	Allowance	Loans	Recognized
Without a specific valuation allowance
Consumer loans	$1,886	$1,533	$—	$1,102	$—
Commercial, financial and other	22,412	16,472	—	17,827	125
Construction and land development	31,156	17,709	—	22,530	96
Commercial real estate mortgages	41,773	36,818	—	38,794	927
Residential real estate mortgages	1,323	1,166	—	2,181	—

Total	$98,550	$73,698	$—	$82,434	$1,148

With a specific valuation allowance
Consumer loans	$—	$—	$—	$—	$—
Commercial, financial and other	3,910	3,910	1,135	3,933	90
Construction and land development	18,364	18,296	5,280	10,976	240
Commercial real estate mortgages	22,174	20,628	4,310	17,545	497
Residential real estate mortgages	—	—	—	—	—

Total	$44,448	$42,834	$10,725	$32,454	$827

Total
Consumer loans	$1,886	$1,533	$—	$1,102	$—
Commercial, financial and other	26,322	20,382	1,135	21,760	215
Construction and land development	49,520	36,005	5,280	33,506	336
Commercial real estate mortgages	63,947	57,446	4,310	56,339	1,424
Residential real estate mortgages	1,323	1,166	—	2,181	—

Total Impaired Loans	$142,998	$116,532	$10,725	$114,888	$1,975

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE D — LOANS (Continued)

				Average
	Unpaid			Investment	Interest
	Principal	Recorded	Specific	In Impaired	Income
Loans at December 31, 2009	Balance	Investment	Allowance	Loans	Recognized
Loans without a specific valuation allowance
Consumer loans	$881	$881	$—	$981	$—
Commercial, financial and other	14,478	13,143	—	10,737	239
Construction and land development	32,996	22,286	—	22,002	47
Commercial real estate mortgages	52,670	45,418	—	41,355	1,336
Residential real estate mortgages	1,547	1,498	—	1,366	—

Total	$102,572	$83,226	$—	$76,441	$1,622

Loans with a specific valuation allowance
Consumer loans	$358	$358	$282	$179	$—
Commercial, financial and other	15,548	15,548	4,495	7,893	252
Construction and land development	10,048	8,007	2,384	7,274	—
Commercial real estate mortgages	16,150	18,834	3,449	10,334	475
Residential real estate mortgages	855	806	105	429	—

Total	$42,959	$43,553	$10,715	$26,109	$727

Total
Consumer loans	$1,239	$1,239	$282	$1,160	$—
Commercial, financial and other	30,026	28,691	4,495	18,630	491
Construction and land development	43,044	30,293	2,384	29,276	47
Commercial real estate mortgages	68,820	64,252	3,449	51,689	1,811
Residential real estate mortgages	2,402	2,304	105	1,795	—

Total Impaired Loans	$145,531	$126,779	$10,715	$102,550	$2,349

	2010	2009	2008
Troubled debt restructuring and still accruing	$48,527	$59,420	$17,765
Over 90 days past due and still accruing	—	—	450
Non-accrual loans	66,563	49,341	51,708

Total non-performing loans	115,090	108,761	69,923

Real estate owned	21,502	23,435	9,657

Other non-performing assets	21,502	23,435	9,657

Total non-performing assets	$136,592	$132,196	$79,580

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE D — LOANS (Continued)
Non-performing loans included troubled debt restructuring of $48,527,000 at December 31, 2010. These loans were qualified as troubled debt restructuring due to changes from principal and interest payments to interest only payments, reduction of interest rates, or the lengthening of the amortization. Valuation allowances in the amount of $6,310,000 were recorded against the loans. At December 31, 2010, all loans classified as troubled debt restructuring were current according to their restructured terms.
An aging analysis of loans at December 31, 2010 and 2009 is listed below (in thousands):

			90 Days
	30 - 59	60 - 89	or More
	Days	Days	Past Due or		Total
At December 31, 2010	Past Due	Past Due	Non-Accrual	Current	Loans
Consumer loans	$47	$168	$1,533	$24,123	$25,871
Commercial, financial and other	951	524	15,729	103,811	121,015
Construction and land development	4,000	—	18,925	31,449	55,126
Commercial real estate mortgages	4,478	8,134	29,210	454,431	495,501
Residential real estate mortgages	—	—	1,166	37,172	38,338

Total Loans	$9,476	$8,826	$66,563	$650,986	$735,851

			90 Days
	30 - 59	60 - 89	or More
	Days	Days	Past Due or		Total
At December 31, 2009	Past Due	Past Due	Non-Accrual	Current	Loans
Consumer loans	$230	$40	$1,239	$27,877	$29,386
Commercial, financial and other	739	1,279	9,125	133,487	144,630
Construction and land development	—	596	22,372	60,496	83,464
Commercial real estate mortgages	2,643	3,807	14,582	510,124	531,156
Residential real estate mortgages	369	10	2,023	42,098	44,500

Total Loans	$3,981	$5,732	$49,341	$774,082	$833,136

All loans that were 90 days or more past due at December 31, 2010 and 2009 were on non-accrual status.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE D — LOANS (Continued)
     Loans on non-accrual status at December 31, 2010 and 2009 are listed below (in thousands):

	2010	2009
Consumer loans	$1,533	$1,239
Commercial, financial and other	15,729	9,125
Construction and land development	19,677	22,372
Commercial real estate mortgages	28,458	14,582
Residential real estate mortgages	1,166	2,023

Total Loans	$66,563	$49,341

Loans segregated by risk category based on performance status at December 31, 2010 and 2009 are listed below (in thousands):

At December 31, 2010	Performing	Non-performing	Total Loans
Consumer loans	$24,338	$1,533	$25,871
Commercial, financial and other	100,679	20,336	121,015
Construction and land development	19,366	35,760	55,126
Commercial real estate mortgages	439,206	56,295	495,501
Residential real estate mortgages	37,172	1,166	38,338

Total Loans	$620,761	$115,090	$735,851

At December 31, 2009	Performing	Non-performing	Total Loans
Consumer loans	$28,147	$1,239	$29,386
Commercial, financial and other	119,908	24,722	144,630
Construction and land development	57,020	26,444	83,464
Commercial real estate mortgages	476,822	54,334	531,156
Residential real estate mortgages	42,477	2,023	44,500

Total Loans	$724,374	$108,762	$833,136

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE D — LOANS (Continued)
The corporation utilizes a rating system to assign a risk rating to all loans in the loan portfolio. The rating system used consists of classification grading from one through nine which identifies the inherent risk associated with a loan. A description of the risk grades is listed below:
Excellent Quality (Pass)
Borrower may be a privately held company with a strong balance sheet, consistent earnings, and worthy of unsecured credit. Leverage and liquidity are average to slightly better than average within industry. History of profitable operations, but conditions exist that would suggest borrower’s earnings could temporarily decline due to market or economic conditions. Cash flow is adequate and profit margins are slightly above average within the industry.
Good Quality (Pass)
Subject to normal degree of risk. Cash flow adequate to service debt, but is susceptible to some deterioration due to seasonal or economic fluctuations. Balance sheet contains some leverage, and liquidity could be temporarily tight. There could be some asset concentration.
Satisfactory Quality (Pass)
Reasonable risk. Some unfavorable characteristics would be reliance on single product or major customer concentration, volatility of earnings or increasing leverage which is still within normal industry parameters.
Acceptable Risk (Pass)
More unpredictability in earnings and cash flow. Borrower may have experienced modest and presumably temporary losses (less than 10% of capital), however cash flow is still sufficient to meet debt service. Leverage and liquidity are below normal industry standards. Secondary source of repayment may be limited.
Watch
A Watch asset is not considered “rated” or “classified” for regulatory purpose, but is considered a criticized asset, which bears watching due to some modest deterioration in financial performance or external threats, such as lawsuit, environmental issue, or potential loss of a significant customer. The following points are characteristics which a Monitor asset may exhibit: financial condition has taken a negative turn and may be temporarily strained; borrower may have experienced recent losses from operations up to 20% of net worth, cash flow may be insufficient to service debt in the most recent six month period. This rating also applies to all other real estate loans performing at a level slightly under the parameters as originally underwritten.
Special Mention
A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan, or in the institution’s credit position at some future date. Special Mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. The following are some of the attributes of a Special Mention credit: loans are currently protected, but are potentially weak due to negative trends in the balance sheet or income statement; there is a lack of effective control over the collateral or documentation deficiencies exists; there is a potential risk of payment default; management’s ability to cope with the current financial condition is questioned; collateral coverage is becoming strained but is still acceptable; operating losses may exceed 20% of capital. This rating applies to all other real estate loans performing at a level significantly under the level as originally underwritten.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE D — LOANS (Continued)
Substandard
This grade includes “Substandard” loans in accordance with regulatory guidelines. Loans categorized in this grade possess a well defined credit weakness and the likelihood of repayment from the primary source is uncertain. Significant financial deterioration has occurred and very close attention is warranted to ensure the full repayment without loss. Collateral coverage may be marginal. All non-accrual loans will be rated “7” or higher.
Doubtful
This grade includes “Doubtful” loans in accordance with regulatory guidelines. Such loans have been placed on non-accrual status and may be heavily dependent upon collateral possessing a value that is difficult to determine or based upon some near-term event which lacks clear certainty. These loans have all of the weaknesses of those classified as Substandard however, based on existing conditions, these weaknesses make full collection of the principal balance highly improbable.
Loss
Assets classified as Loss are determined to be uncollectible based on current facts. Accordingly, they should be classified as “Loss” and promptly charged off.
Loans segregated by risk category based on internally assigned risk ratings at December 31, 2010 and 2009 are listed below (in thousands):

		Special			Total
At December 31, 2010	Pass	Mention	Substandard	Doubtful	Loans
Consumer loans	$22,988	$—	$2,798	$85	$25,871
Commercial, financial and other	77,076	14,298	29,641	—	121,015
Construction and land development	13,355	5,546	36,225	—	55,126
Commercial real estate mortgages	338,194	56,410	100,897	—	495,501
Residential real estate mortgages	35,750	771	1,817	—	38,338

Total Loans	$487,363	$77,025	$171,378	$85	$735,851

		Special			Total
At December 31, 2009	Pass	Mention	Substandard	Doubtful	Loans
Consumer loans	$27,277	$152	$1,476	$481	$29,386
Commercial, financial and other	106,789	7,620	28,702	1,519	144,630
Construction and land development	28,364	13,906	37,870	3,324	83,464
Commercial real estate mortgages	424,256	42,421	64,106	373	531,156
Residential real estate mortgages	40,243	888	2,685	684	44,500

Total Loans	$626,929	$64,987	$134,839	$6,381	$833,136

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE D — LOANS (Continued)
Activity in the allowance for loan losses during 2010 by loan type is further described below (in thousands):

		Commercial ,	Construction	Commercial	Residential
		Financial	and Land	Real Estate	Real Estate
	Consumer	& Other	Development	Mortgages	Mortgages	Total
Balance at January 1, 2010	$819	$6,498	$12,169	$15,286	$353	$35,125

Provision for loan losses	1,112	6,128	7,926	649	163	15,978

Charge-offs	1,019	6,385	12,269	4,455	276	24,404
Recoveries	203	330	44	622	73	1,272

Net Charge-offs	816	6,055	12,225	3,833	203	23,132

Balance at December 31, 2010	$1,115	$6,571	$7,870	$12,102	$313	$27,971

	Allowance For Loan Losses Evaluated at December 31, 2010
		Commercial ,	Construction	Commercial	Residential
		Financial	and Land	Real Estate	Real Estate
	Consumer	& Other	Development	Mortgages	Mortgages	Total
Individually Evaluated For Impairment	$—	$373	$5,280	$5,072	$—	$10,725
Collectively Evaluated For Impairment	1,136	6,292	2,036	7,438	344	17,246

Allowance for
loan losses	$1,136	$6,665	$7,316	$12,510	$344	$27,971

	Loans Evaluated at December 31, 2010
		Commercial ,	Construction	Commercial	Residential
		Financial	and Land	Real Estate	Real Estate
	Consumer	& Other	Development	Mortgages	Mortgages	Total
Individually Evaluated For Impairment	$1,533	$20,382	$36,005	$57,446	$1,166	$116,532
Collectively Evaluated For Impairment	24,338	100,633	19,121	438,055	37,172	619,319

Total loans	$25,871	$121,015	$55,126	$495,501	$38,338	$735,851

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE D — LOANS (Continued)

		Commercial ,	Construction	Commercial	Residential
		Financial	and Land	Real Estate	Real Estate
	Consumer	& Other	Development	Mortgages	Mortgages	Total
Balance at January 1, 2009	$163	$1,532	$8,050	$4,509	$198	$14,452

Provision for loan losses	1,634	9,505	21,269	17,635	820	50,863

Charge-offs	1,154	4,878	17,257	6,919	701	30,909
Recoveries	176	339	107	61	36	719

Net Charge-offs	978	4,539	17,150	6,858	665	30,190

Balance at December 31, 2009	$819	$6,498	$12,169	$15,286	$353	$35,125

	Allowance For Loan Losses Evaluated at December 31, 2009
		Commercial ,	Construction	Commercial	Residential
		Financial	and Land	Real Estate	Real Estate
	Consumer	& Other	Development	Mortgages	Mortgages	Total
Individually Evaluated For Impairment	$282	$4,495	$2,384	$3,420	$20	$10,601
Collectively Evaluated For Impairment	537	2,003	9,785	11,866	333	24,524

Allowance for loan losses	$819	$6,498	$12,169	$15,286	$353	$35,125

	Loans Evaluated at December 31, 2009
		Commercial ,	Construction	Commercial	Residential
		Financial	and Land	Real Estate	Real Estate
	Consumer	& Other	Development	Mortgages	Mortgages	Total
Individually Evaluated For Impairment	$1,239	$28,691	$30,293	$64,252	$2,304	$126,779
Collectively Evaluated For Impairment	28,147	115,939	53,171	466,904	42,196	706,357

Total loans	$29,386	$144,630	$83,464	$531,156	$44,500	$833,136

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE E — PREMISES AND EQUIPMENT
Premises and equipment are comprised of the following at December 31 (in thousands):

	2010	2009
Land and improvements	$7,561	$7,728
Building and improvements	14,536	14,553
Furniture and equipment	7,122	6,988

	29,219	29,269

Less accumulated depreciation	10,024	9,075

	$19,195	$20,194

Depreciation expense for 2010 and 2009 amounted to $1,111,000 and $1,335,000, respectively. Capital expenditures were primarily due to various improvements in technology.
Rent expense for facilities of $983,000 and $1,009,000 was incurred during 2010 and 2009, respectively. Rental commitments under noncancellable operating leases are as follows, before considering renewal options that generally are present (in thousands):

2011	$625
2012	236
2013	203
2014	161
Thereafter	40

Total	$1,265

NOTE F — DEPOSITS
Time deposits of $100,000 or more were $291,478,000 and $303,411,000 at December 31, 2010 and 2009, respectively. Time deposits of $100,000 or more from governmental units, which are included in total time deposits of $100,000 or more were $3,546,000 and $4,366,000 at December 31, 2010 and 2009, respectively.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE F — DEPOSITS (Continued)
Scheduled maturities of time deposits at December 31, 2010 are listed in the following table (in thousands):

	$100,000 and	Less than
	over	$100,000	Total
2011	$198,481	$219,980	$418,461
2012	59,846	62,360	122,206
2013	4,751	5,901	10,652
2014	454	826	1,280
2015 and thereafter	1,004	2,411	3,415

Totals	$264,536	$291,478	$556,014

Related party deposits from directors and executive officers of the Corporation were approximately $3,331,000 and $4,233,000 at December 31, 2010 and 2009, respectively.
NOTE G — FEDERAL HOME LOAN BANK ADVANCES
The Bank has entered into an Advances, Pledge and Security Agreement with the Federal Home Loan Bank of Indianapolis (FHLB). Advances were $63,716,000 and $63,855,000 at December 31, 2010 and 2009, respectively. These advances can carry a fixed or floating rate of interest and are secured by a physical collateral agreement with the Federal Home Loan Bank of Indianapolis covering eligible mortgage loans in the amount of $27,510,000, commercial real estate loans in the amount of $95,252,000 and securities available for sale in the amount of $9,757,000. Federal Home Loan Bank advances are comprised of the following at December 31, 2010 and 2009 (in thousands):

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE G — FHLB ADVANCES (Continued)

At December 31, 2010
Maturing in:	Amount	Rate
2011	$53,500	0.77%
2012	216	5.27%
2013	10,000	2.58%

Total	$63,716	1.07%

At December 31, 2009
Maturing in:	Amount	Rate
2010	$49,084	2.19%
2011	4,500	3.20%
2012	271	5.27%
2013	10,000	2.58%

Total	$63,855	2.33%

The Bank makes monthly interest payments with principal generally due at maturity. Prepayment penalties apply if advances are repaid prior to maturity. The Bank’s capacity to borrow from the Federal Home Loan Bank is capped at $100 million by a resolution of the Board of Directors of the Bank. The Bank had the ability to borrow up to $66.4 million based on collateral pledged by the Bank at December 31, 2010.
Amounts advanced by the FHLB totaling $10,000,000 are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate one year after the date of the advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be pre-payable at the Corporation’s option, at par without a penalty.
NOTE H — SUBORDINATED DEBENTURES
In 2002, Dearborn Bancorp Trust I, a special purpose entity formed by the Corporation, issued $10,000,000 of floating rate mandatory redeemable securities as part of a pooled offering. The Corporation issued $10,000,000 of subordinated debentures to the trust in exchange for the proceeds of the offering. The interest rate on the debentures is the three month LIBOR plus 3.35% and was 3.65% at December 31, 2010. The securities have a term of thirty years with interest payments due on a quarterly basis. The Corporation may redeem the debentures, with regulatory approval, at face value.
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE H — SUBORDINATED DEBENTURES (Continued)
Pursuant to the Written Order discussed in Note B, the Corporation may not make any distributions of principal or interest on the subordinated debentures without the prior written approval of the Federal Reserve Bank.
NOTE I — INCOME TAXES
The federal tax provision consists of the following (in thousands):

	2010	2009
Current	($188)	($8,785)
Deferred	—	16,794

	($188)	$8,009

Activity in the Corporation’s valuation allowance for the deferred tax asset for the years ended December 31, 2010 and 2009 is as follows (in thousands):

	2010	2009
Beginning balance	($25,851)	($251)

(Increase) decrease during period	(3,922)	($25,600)

Ending balance	($29,773)	($25,851)

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE I — INCOME TAXES (Continued)
Deferred tax assets and liabilities are due to the following at December 31, (in thousands):

	2010	2009
Deferred tax assets
Allowance for loan losses	$9,510	$11,943
Net operating loss carryforward	6,202	734
Goodwill and other intangibles	11,455	12,505
Capital loss carryforward	—	251
Non-accrual interest income	343	—
Writedowns on other real estate owned	3,539	1,070
Amortization of deferred issue costs	75	263
Other	100	25

Total deferred tax assets	31,224	26,791

Deferred tax liabilities
Premises and equipment	(368)	(423)
Prepaid expenses	(455)	(283)
Deferred loan fees and costs	(64)	(130)
Other	(37)	(104)

Total deferred tax liabilities	(924)	(940)

Less: valuation allowance	(30,300)	(25,851)

Net deferred tax asset	$—	$—

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE I — INCOME TAXES (Continued)
There were no unrecognized tax benefits at December 31, 2010, and the Corporation does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.
The Corporation is no longer subject to examination by the Internal Revenue Service for years before 2007.
Effective tax rates differ from the federal statutory rate of 34% applied to income before income taxes due to the following:

	2010	2009
Federal income tax rate	34%	34%
Effect of capital loss carryforward valuation allowance	-31%	-52%
Other, net	-2%	-1%

Effective tax rate	1%	-19%

NOTE J — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES
Fair Value of Financial Instruments
The following methods and assumptions were used by the Corporation in estimating its fair value disclosure for financial instruments:
Cash and Cash Equivalents and Federal Home Loan Bank Stock
The carrying amount approximates fair value.
Mortgage Loans Held for Sale
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE J — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE J — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
The estimated fair value of the Corporation’s financial instruments at December 31 are as follows (in thousands):

	At December 31, 2010		At December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	$93,775	$93,775	$77,497	$77,497
Mortgage loans held for sale	353	356	1,129	1,146
Securities available for sale	54,811	54,811	46,300	46,300
Federal Home Loan Bank Stock	3,605	3,605	3,698	3,698
Loans	735,851	734,106	833,136	829,122
Accrued interest receivable	3,286	3,286	3,562	3,562

Liabilities:
Deposits	812,101	815,582	867,955	871,177
Federal Home Loan Bank advances	63,716	64,060	63,855	64,275
Subordinated debentures	10,000	4,718	10,000	4,081
Accrued interest payable	1,056	1,056	1,046	1,046
ASC 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE J — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
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
Level 2 securities are valued by a third party pricing service commonly used in the banking industry, utilizing observable inputs. Observable inputs include dealer quotes, market spreads, cash flow analysis, the U.S. Treasury curve, trade execution data, market consensus prepayment spreads and available credit information. The pricing provided utilizes evaluated pricing models that are based on asset class. These models incorporate available market information including quoted prices of securities with similar characteristics and, because many fixed income securities do not trade on a daily basis, apply available information through processes such as benchmark curves and matrix pricing. Level 2 securities include US Government sponsored mortgage-backed securities and other securities.
The following table presents the fair value measurements of the Corporation’s assets and liabilities recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009 (in thousands):

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
	Fair	Identical Assets	Inputs	Inputs
At 12/31/2010	Value	(Level 1)	(Level 2)	(Level 3)
GSE — mortgage backed securities	$54,561	$—	$54,561	$—
Other securities	250	—	250	—

Total securities, available for sale	$54,811	$—	$54,811	$—

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE J — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
	Fair	Identical Assets	Inputs	Inputs
At 12/31/2009	Value	(Level 1)	(Level 2)	(Level 3)
US Government sponsored agency securities	$12,749	$—	$12,749	$—
Corporate bonds	33,111	—	33,111	—
Mortgage backed securities	104	—	104	—
Other securities	336	—	336	—

Total securities, available for sale	$46,300	$—	$46,300	$—

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

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE J — DISCLOSURES ABOUT FAIR VALUE OF ASSETS AND LIABILITIES (Continued)
The following table presents the fair value measurements of the Corporation’s assets and liabilities recognized in the accompanying balance sheet measured at fair value on a non-recurring basis and the level within the ASC 820 fair value hierarchy in which the fair value measurements fall at December 31, 2010 (in thousands):

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
At 12/31/2010	Fair Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans (collateral dependent)	$66,977	$—	$—	$66,977
Other real estate	10,003	—	—	10,003

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
At 12/31/2009	Fair Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans (collateral dependent)	$60,905	$—	$—	$60,905
Other real estate	7,601	—	—	7,601
NOTE K — COMMITMENTS AND CREDIT RISK
Loan Commitments
Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE K — COMMITMENTS AND CREDIT RISK (Con’t)
The Corporation had outstanding loan commitments aggregating $50,694,000 and $77,919,000 at December 31, 2010 and 2009, respectively. Loan commitments for variable rate loans were $36,845,000 and $61,420,000 at December 31, 2010 and 2009, respectively. Loan commitments for fixed rate loans were $13,849,000 and $16,499,000 at December 31, 2010 and 2009, respectively. The fixed rate loan commitments at December 31, 2010 have interest rates ranging from 1.00% to 10.00% and maturities ranging from one year to five years. A distribution of outstanding loan commitments by contractual maturity is shown below (in thousands):

	Commitment Period
	Less
	than 1	1 - 3	3 - 5	Over 5
At December 31, 2010	year	years	years	years	Totals
Home equity lines of credit	$637	$4,538	$2,724	$7,397	$15,296
Residential loan commitments	375	—	—	—	375
Standby letters of credit	548	—	—	—	548
Lines of credit — commercial	19,534	1,479	—	37	21,050
Commercial construction - residential land development and construction	1,438	1,065	319	—	2,822
Other commercial commitments	8,439	1,003	1,161	—	10,603

Totals	$30,971	$8,085	$4,204	$7,434	$50,694

	Commitment Period
	Less
	than 1	1 - 3	3 - 5	Over 5
At December 31, 2009	year	years	years	years	Totals
Home equity lines of credit	$355	$3,073	$4,208	$8,695	$16,331
Residential loan commitments	132	—	—	—	132
Standby letters of credit	770	1,932	—	—	2,702
Lines of credit — commercial	29,527	2,709	731	27	32,994
Commercial construction - residential land development and construction	5,134	286	735	—	6,155
Other commercial commitments	16,668	1,693	1,244	—	19,605

Totals	$52,586	$9,693	$6,918	$8,722	$77,919

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
December 31, 2010 and 2009
NOTE L — EMPLOYEE BENEFIT PLANS
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
During 2010 and 2009, employer contributions were $0 and $203,000, respectively.
NOTE M — REGULATORY CAPITAL REQUIREMENTS
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
Quantitative measures established by regulation require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The following is a presentation of the Corporation’s and Bank’s regulatory capital ratios and amounts (in thousands):

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE M — REGULATORY CAPITAL REQUIREMENTS (Continued)

					Minimum
			Minimum		To Be Well Capitalized
			for Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total capital (to risk weighted assets)
Consolidated	$47,591	6.34%	$60,012	8.00%	N/A	N/A
Bank	46,169	6.17%	59,902	8.00%	74,877	10.00%
Tier 1 capital (to risk weighted assets)
Consolidated	37,984	5.06%	30,006	4.00%	N/A	N/A
Bank	36,580	4.89%	29,951	4.00%	44,926	6.00%
Tier 1 capital (to average assets)
Consolidated	37,984	4.09%	37,135	4.00%	N/A	N/A
Bank	36,580	3.95%	37,077	4.00%	46,346	5.00%

As of December 31, 2009
Total capital (to risk weighted assets)
Consolidated	$63,043	7.39%	$68,264	8.00%	N/A	N/A
Bank	61,169	7.19%	68,105	8.00%	85,132	10.00%
Tier 1 capital (to risk weighted assets)
Consolidated	52,080	6.10%	34,132	4.00%	N/A	N/A
Bank	50,225	5.90%	34,053	4.00%	51,079	6.00%
Tier 1 capital (to average assets)
Consolidated	52,080	4.98%	41,838	4.00%	N/A	N/A
Bank	50,225	4.81%	41,776	4.00%	52,220	5.00%
At December 31, 2010 and 2009, the Bank was undercapitalized. There are no conditions or events since that notification that management believes have changed the institution’s category. Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank can pay to its parent company. No cash dividends have been paid by the Corporation.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE N — INCENTIVE STOCK PLANS
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
A summary of the option activity in the 1994 Plan follows:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price
Outstanding at January 1, 2010	360,398	$8.65
Forfeited	117,407	$5.34

Outstanding at December 31, 2010	242,991	$10.25

There were no options exercised during 2010 or 2009. The options outstanding at December 31, 2010 or 2009 had no intrinsic value.
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
Stock Options Granted — The incentive stock options were granted with the exercise price equal to market price on the day of grant. The weighted average fair value of the options granted at grant date was $1.23. The following assumptions were used to determine the fair value of the options granted in 2010:

2010
Risk-free interest rate	1.04%
Expected option life	4.0 years
Dividend yield	0.00%
Expected volatility of stock price	113.02%

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE N — INCENTIVE STOCK PLANS (Continued)
A summary of the 2005 Plan’s option activity is as follows:

		Weighted
	Number	Exercise
	of Shares	Price
Outstanding at January 1, 2010	190,846	$5.33
Shares Granted — Stock Options	88,019	$1.66
Shares Forfeited — Stock Options	(20,000)	$4.25

Outstanding at December 31, 2010	258,865	$4.17

Options exercisable at December 31, 2010	158,865	$5.69
During the year ended December 31, 2010, the Corporation recognized compensation expense of $68,000 related to stock options. Compensation cost of $72,000 and $30,000 is expected to be recognized during 2011 and 2012, respectively.
Stock Grants — Stock awards are granted to officers. A summary of the plan’s stock award activity is as follows:

Number
of Shares
Outstanding at December 31, 2009	41,530
Restricted Shares Forfeited	(1,765)

Outstanding at December 31, 2010	39,765

During the year ended December 31, 2010, the Corporation recognized compensation expense of $85,000 related to restricted stock. Compensation cost of $176,000 is expected to be recognized during 2011.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE O — EARNINGS PER SHARE
Factors used in the basic and diluted earnings per share calculation follow (in thousands, except share and per share data):

	2010	2009
Basic
Net loss	($14,249)	($61,175)

Weighted average common shares	7,645,940	7,645,076

Basic earnings per common share	($1.86)	($8.00)

Diluted
Net loss	($14,249)	($61,175)

Weighted average common shares outstanding for basic earnings per common share	7,645,940	7,645,076

Average shares and dilutive potential common shares	7,645,940	7,645,076

Dilutive earnings per common share	($1.86)	($8.00)

All stock options and unvested shares were excluded from the computation of diluted earnings per share for 2010 and 2009 because they were antidilutive. All share and per share amounts have been adjusted for stock dividends.

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE P — PARENT ONLY CONDENSED FINANCIAL INFORMATION
The condensed financial information that follows presents the financial condition of the parent company, Dearborn Bancorp, Inc., along with the results of its operations and its cash flows.
CONDENSED BALANCE SHEETS

	December 31,
(In thousands)	2010	2009
ASSETS
Cash and cash equivalents	$292	$116
Investment in subsidiary	35,555	50,090
Other assets	1,863	1,994

Total assets	$37,710	$52,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$751	$255
Subordinated debentures	10,000	10,000

Total liabilities	10,751	10,255

Stockholders’ equity	26,959	41,945

Total liabilities and stockholder’s equity	$37,710	$52,200

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In thousands)	2010	2009
Interest expense	$399	$411
Other operating expenses	225	291

Net loss before income tax and equity in undistributed income of subsidiary	(624)	(702)

Income tax benefit	20	43

Net loss before equity in undistributed income of subsidiary	(604)	(659)

Equity in undistributed loss of subsidiary	(13,645)	(60,516)

Net loss	($14,249)	($61,175)

DEARBORN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
NOTE P — PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2010	2009
Cash flows from operating activities
Net loss	($14,249)	($61,175)
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed loss of Subsidiary	13,645	60,516
Other, net	780	140

Net cash flows provided by operating activities	176	(519)

Increase (decrease) in cash and cash equivalents	176	(519)

Cash and cash equivalents at the beginning of year	116	635

Cash and cash equivalents at end of year	$292	$116

NOTE Q — SIGNIFICANT ESTIMATES AND CONCENTRATIONS
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
The Corporation is further affected by the economic conditions specific to Southeastern Michigan due in large part to the importance of the automobile industry to the local economy. While the Corporation does not have significant exposure to automobile manufacturers and suppliers, the downturn in the automotive industry has had an adverse effect on many of the Corporation’s borrowers and the Corporation’s allowance for loan losses.
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
December 31, 2010 and 2009
NOTE Q — SIGNIFICANT ESTIMATES AND CONCENTRATIONS (Continued)
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
As of December 31, 2010, our concentration of construction, land development and other land loans totaled 150.7% of Tier 1 capital and our CRE concentration, net of owner-occupied loans, as a percentage of Tier 1 capital totaled 978.2%.
NOTE R — GENERAL LITIGATION
The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

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
The Bank currently operates seventeen banking offices in Wayne, Macomb, Oakland and Washtenaw Counties, Michigan. A list of banking offices is shown on page 60.
The Corporation’s earnings depend primarily on net interest income. Management strives to maximize net interest income through monitoring the economic and competitive environment and making appropriate adjustments in the characteristics and pricing of our products and services.
Other factors that contribute significantly to our earnings are the maintenance of asset quality and efficient operations. Management continually monitors the quality of the loan portfolio and the impact of the economic and competitive environment and takes appropriate measures to maintain high asset quality.
The Bank’s market area consists primarily of the Metropolitan Detroit area. This is a large real estate market and the Bank’s loan portfolio accounts for less than one percent of this market. The Detroit real estate market has been negatively impacted by the unfavorable economic conditions in the State of Michigan. Despite the local economy and its impact on certain industries, many local industries and economies are performing well. The Bank has attempted to maintain asset quality in this environment by enforcing strong underwriting guidelines and utilizing a diligent loan review process. During 2010, management has continued to supplement its Special Assets Department, which is responsible for the management of most non-performing loans and the liquidation of real estate owned. During 2010, the Bank continued to provide additional resources to this department by adding an additional loan officer in this department. This department consists of a department manager and six experienced loan officers. The reduction of non-performing assets is a primary objective of management and is critical to the future success of the Corporation. Despite these measures, the Bank has recorded charge-offs of certain loans, as the value of the underlying collateral of certain non-performing loans has continued to decline. Additionally, the carrying values of real estate owned properties have been adjusted appropriately, as the market value of the real estate has declined.

The Corporation recorded a net loss of ($14,249,000) during 2010, compared to a net loss of ($61,175,000) during 2009. The factors that contributed primarily to the decrease in the loss during 2010 were the decline in the Corporation’s provision for loan losses and the improvement in net interest income, which were partially offset by the increase in the write-down and sale of real estate owned during 2010. Additionally, the Corporation recorded non-cash expenses during 2009 for the impairment of intangible assets in the amount of $3,997,000 and for the establishment of a valuation allowance on the Corporation’s deferred tax asset in the amount of $25,851.000. The Corporation also recorded a federal income tax benefit of $5,400,000 due to federal Income tax carrybacks that became available due to the passage of the Worker, Home Ownership and Business Assistance Act of 2009. The aggregate impact of these non-cash transactions decreased net income during 2009 in the amount of $24,448,000.
The most significant factor in the improvement in the loss during 2010, compared to 2009 was the decrease in the provision for loan losses. The Corporation recorded provision for loan loss of $15,978,000 during 2010 compared to $50,863,000 during 2009. The provision for loan losses is determined by the internal analysis of the allowance for loan losses and the decrease during 2010 was the result of the lower level of net charge-offs during 2010. Net charge-offs amounted to $23,132,000 during 2010 compared to $30,190,000 during 2009. Charge-offs of $4,058,000 were recorded during 2010 on loans with specific allocations assigned at December 31, 2009 because these charge-offs were based on information that was received in 2010 but where deterioration of the credit related to events that occurred in 2009. The provision for these charge-offs was recorded during the fourth quarter of 2009 because the deterioration of these credits occurred during 2009. Additionally, charge-offs of $3,667,000 were due to a change in the methodology relating to the valuation of residential building lots. This change was related to the evaluation of appraisals of this type of collateral, where the appraised value of developed residential building lots was required to be discounted based on the absorption factor associated with the collateral. The fact that these charge-offs, which amount to $7,725,000 during 2010 were not the result of deterioration of these credits during 2010 was considered in management’s analysis of the allowance for loan losses at December 31, 2010.
The Corporation’s net interest income improved during 2010 to $34,079,000 from $30,886,000 in 2009, an increase of $3,193,000 or 10%. The increase in net interest income was primarily due to the decline in cost of interest bearing liabilities during 2010, which offset the negative impact of the decline in the volume of assets and liabilities.
The Corporation also recorded $6,814,000 for the write-down and loss on sale of other real estate in 2010 compared to $2,905,000 during 2009. The write-downs were primarily due to the deterioration of the value of these properties evidenced by declining appraisal values subsequent to the transfer of ownership to the Corporation. The Corporation sold 35 properties for $11,615,000 during 2010 compared to 22 properties for $4,879,000 during 2009.
During 2010, the local economy has begun to shows signs of improvement. We have seen asset quality stabilize during 2010. While non-performing assets increased by 66% during 2009, non-performing assets increased by 3% during 2010. Additionally, we have seen modest improvements in the quality of our loan portfolio as the level of delinquencies and non-performing loans have stabilized during the last half of 2010. However, these positive trends have not yet materialized into an improvement in valuations of real estate in the Bank’s market area.
On February 12, 2010, the Bank entered into a Consent Order that is effective February 22, 2010 with the FDIC and OFIR, its principal regulators, subsequent to a safety and soundness exam which outlined a variety of requirements to fulfill within certain timelines.
The Bank submitted a Capital Restoration Plan (“CRP”) to the FDIC and OFIR on December 15, 2009, due to our undercapitalized status based on our September 30, 2009 regulatory report of condition and income. This CRP was rejected because capital has not been successfully raised within the 120 days of the issuance of the Consent Order. An amended CRP was submitted on May 24, 2010. This CRP was also rejected because capital has not been successfully raised. The CRP addresses, among other things, the steps management will take to cause our capital levels to return to the minimum level to be adequately capitalized.
The Bank is currently undercapitalized. Failure to meet the minimum ratios set forth in the Consent Order could result in regulators taking additional enforcement action against us. With the exception of raising additional capital, management believes that it met all of the provisions of the consent order.

As a result of the decline in the Bank’s capitalization level, the Bank is limited in its utilization of brokered deposits and in the sources of liquidity that are available to us. Borrowings are available to us only on a collateralized basis. Additionally, there are limitations in the borrowing terms and capacity with the Federal Reserve Bank. The Bank is also restricted in the setting of deposit interest rates. As a result the Bank has chosen to maintain higher levels of liquidity, which are primarily in the form of overnight deposits with the Federal Reserve Bank.
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

Results of Operations
2010 Compared to 2009. The Corporation reported a net loss of ($14,249,000) in 2010 compared to a net loss of ($61,175,000) in 2009, a decrease in the loss of $46,926,000. The decrease in the loss during 2010 was primarily due to a decrease in the provision for loan loss of $34,885,000 and an increase in net interest income of $3,193,000, which was partially offset by higher write-downs on real estate owned during 2010 and an increase in the FDIC assessment. Additionally, the Corporation recorded non-cash charges during 2009 for the impairment of intangible assets and the establishment of a valuation allowance on the Corporation’s deferred tax asset.
The Corporation recorded provision for loan losses of $15,978,000 in 2010 compared to $50,863,000 in 2009. The provision for loan losses is determined by the internal analysis of the allowance for loan losses and the decrease during 2010 was the result of lower net charge-offs and a decline in the escalation of loans to non-performing status. Additionally, the impact of the continuing economic downturn during 2009 was escalated by the bankruptcy of two major automotive manufacturers and the related negative impact on the overall economy and collateral values resulted in increased provisions in 2009. Net charge-offs amounted to $23,131,000 for the year ended December 31, 2010 compared to $30,190,000 for the same period in 2009.
Net interest income in 2010 was $34,079,000 compared to $30,886,000 in 2009. The increase in net interest income was primarily due to the decreased cost of interest bearing liabilities.
The Corporation recorded write-downs on real estate owned in 2010 in the amount of $6,338,000 compared to $2,766,000 in 2009. The write-downs were primarily due to the deterioration of the value of these properties evidenced by declining appraisal values subsequent to the transfer of ownership to the Corporation.
The Corporation also incurred FDIC expense of $4,125,000 in 2010 compared to $2,843,000 in 2009. The increase in FDIC expense was due and the increased assessment rate based on the Bank’s risk rating which changed during the fourth quarter of 2009.
2009 Compared to 2008. The Corporation reported a net loss of ($61,175,000) in 2009 compared to a net loss of ($31,925,000) in 2008, an increase in the loss of $29,250,000. The loss in 2009 included a non-cash impairment charge for the impairment of other intangible assets in the amount of $3,997,000, a non-cash charge for the recording of a valuation allowance on the Corporation’s deferred tax asset in the amount of $25,581,000 and a non-cash benefit for the extended period of time that net operating losses could be carried back. This increase in the period that losses can be carried back, resulted in a refund of $5,452,000. When these non-cash charges and benefits are excluded from net income, the Corporation’s net loss is ($37,503,000), compared to a net loss of ($5,788,000) for 2008, an increase in the loss of $31,715,000.

Net Interest Income
2010 Compared to 2009. Net interest income in 2010 was $34,079,000 compared to $30,886,000 in 2009, an increase of $3,193,000 or 10%. The increase in net interest income was primarily due to the decline in cost of interest bearing liabilities during 2010, which offset the negative impact of the decline in the volume of assets and liabilities. The Corporation had average interest sensitive assets of $948,021,000 and $1,005,918,000 for the years ended December 31, 2010 and 2009, respectively and average interest bearing liabilities of $818,167,000 and $887,010,000 for the years ended December 31, 2010 and 2009, respectively. The Corporation’s net interest rate spread increased to 3.60% in 2010 from 2.77% in 2009, an increase of 83 basis points. The Corporation’s net interest margin also increased to 3.75% in 2010 from 3.07% in 2009, an increase of 68 basis points. The increase in the net interest rate spread and net interest margin was primarily due to the decline in interest rates on interest bearing liabilities and the increase in the yield on securities, which offset the decrease in the yield on loans..
Average interest earning assets declined by $96.1 million between the periods while interest bearing liabilities declined by $68.8 million. Interest bearing assets and liabilities are expected to remain relatively constant during 2011. Management expects the cost of interest bearing liabilities to decline moderately during 2011.
2009 Compared to 2008. Net interest income in 2009 was $30,886,000 compared to $32,131,000 in 2008, a decrease of $1,245,000 or 4%. The decrease in net interest income was primarily due to the decline in interest rates during 2009 and the volume of assets and liabilities affected by the decline in rates. As the Corporation had interest sensitive assets of $1,005,918,000 and $975,337,000 for the years ended December 31, 2009 and 2008, respectively and interest bearing liabilities of $887,010,000 and $834,731,000 for the years ended December 31, 2009 and 2008, respectively, the decline in interest rates causes a decrease in net interest income. The Corporation’s net interest rate spread decreased to 2.77% in 2009 from 2.80% in 2008, a decrease of 3 basis points. The Corporation’s net interest margin also decreased to 3.07% in 2009 from 3.29% in 2008, a decrease of 22 basis points. The decrease in the net interest rate spread was due to the decline in interest rates on the Corporation’s interest-bearing assets and interest-bearing liabilities and the increase in non-performing assets.
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

	Year Ended December 31, 2010			Year Ended December 31, 2009
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets

Interest-bearing deposits with banks	$75,577	$337	0.45%	$73,057	$374	0.51%
Federal funds sold	72	1	1.39%	5,873	17	0.29%
Securities, available for sale	46,064	967	2.10%	40,245	589	1.46%
Loans	788,020	45,668	5.80%	886,743	53,273	6.01%

Sub-total earning assets	909,733	46,973	5.16%	1,005,918	54,253	5.39%
Other assets	38,288			51,333

Total assets	$948,021			$1,057,251

Liabilities and stockholders’ equity

Interest bearing deposits	$744,385	$11,427	1.54%	$809,905	$20,993	2.59%
Other borrowings	73,782	1,467	1.99%	77,105	2,374	3.08%

Sub-total interest bearing liabilities	818,167	12,894	1.58%	887,010	23,367	2.63%
Non-interest bearing deposits	89,832			82,915
Other liabilities	2,346			2,157
Stockholders’ equity	37,676			85,169

Total liabilities and stockholders’ equity	$948,021			$1,057,251

Net interest income		$34,079			$30,886

Net interest rate spread			3.60%			2.77%

Net interest margin on earning assets			3.75%			3.07%

(continued)

	Year Ended December 31, 2008
	Average		Average
(In thousands)	Balance	Interest	Rate
Assets

Interest-bearing deposits with banks	$6,591	$43	0.65%
Federal funds sold	8,316	86	1.04%
Securities, available for sale	15,681	464	2.97%
Loans	944,749	60,533	6.42%

Sub-total earning assets	975,337	61,126	6.27%
Other assets	81,377

Total assets	$1,056,714

Liabilities and stockholders’ equity

Interest bearing deposits	$740,520	$25,106	3.40%
Other borrowings	94,211	3,889	4.13%

Sub-total interest bearing liabilities	834,731	28,995	3.47%
Non-interest bearing deposits	83,065
Other liabilities	3,152
Stockholders’ equity	135,766

Total liabilities and stockholders’ equity	$1,056,714

Net interest income		$32,131

Net interest rate spread			2.80%

Net interest margin on earning assets			3.29%

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

	2010/2009			2009/2008
	Change in Interest Due to:			Change in Interest Due to:
	Average	Average	Net	Average	Average	Net
(In thousands)	Balance	Rate	Change	Balance	Rate	Change
Assets

Interest bearing deposits with banks	$11	($48)	($37)	$340	($9)	$331
Federal funds sold	(81)	65	(16)	(7)	(62)	(69)
Securities, available for sale	122	256	378	361	(236)	125
Loans	(5,721)	(1,884)	(7,605)	(3,319)	(3,941)	(7,260)

Total earning assets	($5,669)	($1,611)	($7,280)	($2,625)	($4,248)	($6,873)

Liabilities

Interest bearing deposits	($1,006)	($8,560)	($9,566)	$1,867	($5,980)	($4,113)
Other borrowings	(66)	(841)	(907)	(527)	(988)	(1,515)

Total interest bearing liabilities	($1,072)	($9,401)	($10,473)	$1,340	($6,968)	($5,628)

Net interest income			$3,193			($1,245)

Net interest rate spread			0.83%			(0.03%)

Net interest margin on earning assets			0.68%			(0.22%)

Provision for Loan Losses
2010 Compared to 2009. The provision for loan losses was $15,978,000 in 2010, compared to $50,863,000 in 2009, a decrease of $34,885,000 or 69%. The decrease in provision during 2010 was due primarily to the leveling off in the rate of deterioration of non-performing loans during 2010 and the decline in net charge-offs during 2010. While the provision for loan losses during 2010 was due primarily to net charge-offs, the provision for loan losses during 2009 was due in large part to the increase in specific allowances and an increase in the allocation factors to those loans not specifically analyzed. During 2010, the Bank recorded net charge-offs of $23,132,000 compared to $30,190,000 during 2009. Charge-offs of $4,058,000 were recorded during 2010 on loans with specific allocations assigned at December 31, 2009 because these charge-offs were based on information that was received and subsequently confirmed in 2010 but where deterioration of the credit related to events that occurred in 2009. The provision for these charge-offs was recorded during the fourth quarter of 2009 because the deterioration of these credit occurred during 2009. Additionally, charge-offs of $3,667,000 were due to a change in the methodology relating to the valuation of residential building lots. This change was related to the evaluation of appraisals of this type of collateral, where the appraised value of developed residential building lots was required to be discounted based on the absorption factor associated with the collateral. Additionally, the impact of the continuing economic downturn during 2009 was escalated by the bankruptcy of two major automotive manufacturers and the related negative impact on the overall economy and collateral values resulted in increased provisions in 2009. The fact that these charge-offs, which amount to $7,725,000 during 2010 were not the result of deterioration of these credits during 2010 was considered in management’s analysis of the allowance for loan losses at December 31, 2010.
At the time of origination, these land development loans were well-collateralized loans with well-established real estate developers and home builders. However, the underlying value of our collateral related to these types of loans has declined as the demand for new residential construction in Southeastern Michigan has diminished dramatically.
During 2009, our local markets were significantly impacted by the unprecedented bankruptcy filings of two major automobile manufacturers during the second quarter of 2009. While the Corporation had no direct exposure to these entities, these bankruptcy filings, subsequent shutdown of production for several months and the resulting employee layoffs had a devastating impact on the general economic conditions in Southeastern Michigan during 2009. This downturn in economic activity continued to worsen the condition of the residential real estate market during 2009 as well as to significantly impact the Bank’s commercial and commercial real estate mortgage portfolios. This downturn also led to a significant decline in collateral values of all types of real property.
During 2010, the local economy has begun to shows signs of improvement. We have seen asset quality stabilize during 2010. While non-performing assets increased by 66% during 2009, non-performing assets increased by 3% during 2010. Additionally, we have seen modest improvements in the quality of our loan portfolio as the level of delinquencies and non-performing loans have stabilized during the last half of 2010. However, these positive trends have not yet materialized into an improvement in the level of valuations of real estate in the Bank’s market area.
During 2010, non-accrual loans increased to $66,563,000 at December 31, 2010 from $49,341,000 at December 31, 2009. Non-accrual loans at December 31, 2010 that were current according to the modified terms of their loan agreement were $16,073,000 compared to $4,536,000 at December 31, 2009. Non-accrual loans at December 31, 2010 that were not current according to the modified terms of their loan agreement were $50,490,000 compared to $44,805,000 at December 31, 2009. The Bank is required to record charge-offs on any substandard collateral dependent loan to reduce the loan balance to its fair value. Previously, the Bank would include any collateral shortfall on substandard collateral dependent loans in the allowance for loan losses.
During 2010, loans qualified as troubled debt restructuring decreased to $48,527,000 at December 31, 2010 from $59,420,000 at December 31, 2009. All loans qualified as troubled debt restructuring were current according to their modified terms while there were 3 loans for $2,705,000 that were not performing according to their modified terms at December 31, 2009.
Non-accrual loans at December 31, 2010 that were not current according to the modified terms of their loan agreement were $50,490,000 compared to $47,510,000 at December 31, 2009.

The net realizable value of loans specifically reviewed by management and determined to be impaired increased to $94,521,000 at December 31, 2010 from $90,135,000 at December 31, 2009. The allocated allowance of loans specifically reviewed by management and determined to be impaired increased to $10,725,000 at December 31, 2010 from $8,297,000 at December 31, 2009. Decreases in the recorded balance of impaired loans are reflected in the provision for loan loss and are primarily due to declines in the value of the underlying collateral.
The provision for loan losses is based upon management’s assessment of relevant factors, including types and amounts of non-performing loans, historical loss experience on such types of loans, the relevant change in the size and mix of the loan portfolio and the impact of current economic conditions on borrowers’ ability to repay their loans.
2009 Compared to 2008. The provision for loan losses was $50,863,000 in 2009, compared to $14,606,000 in 2008, an increase of $36,257,000 or 248%. The increase in provision during 2009 was due primarily to the increase in non-accrual loans and net charge-offs during the period as a result of the downturn in economic activity that rapidly accelerated in early 2009. During 2009, our local markets were significantly impacted by the unprecedented bankruptcy filings of two major automobile manufacturers during the second quarter of 2009. While the Corporation had no direct exposure to these entities, these bankruptcy filings, subsequent shutdown of production for several months and the resulting employee layoffs has had a devastating impact on the general economic conditions in Southeastern Michigan during 2009. This downturn in economic activity has continued to worsen the condition of the residential real estate market during 2009 as well as to significantly impact the Bank’s commercial and commercial real estate mortgage portfolios. This downturn has also led to a significant decline in collateral values of all types of real property. Non-accrual loans declined to $49,341,000 at December 31, 2009 from $51,708,000 at December 31, 2008. The charge-off policy utilized by the Bank was also revised due to updated regulatory guidance. In accordance with the updated regulatory guidance, the Bank records charge-offs on any substandard collateral dependent loan to reduce the loan balance to its net realizable value as this is deemed a confirmed loss. Previously, the Bank would include any collateral shortfall on substandard collateral dependent loans in the allowance for loan losses until the loss was confirmed. During 2009, the Bank recorded net charge-offs of $30,190,000 compared to $10,771,000 during 2008. At the time of origination, these land development loans were well-collateralized loans with well-established real estate developers and home builders. However, the underlying value of our collateral related to these types of loans has declined as the demand for new residential construction in Southeastern Michigan has diminished dramatically.
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
Non-Interest Loss
2010 Compared to 2009. Non-interest loss was ($4,006,000) in 2010, compared to ($469,000) in 2009, an increase in the loss of $3,537,000. The increase in the loss was primarily due to the increase in loss on the write-down of real estate owned during 2010. During 2010, the Corporation recorded write-downs on 45 properties in the amount of $6,338,000. The write-downs were primarily due to the deterioration of the value of these properties evidenced by declining appraisal values subsequent to the transfer of ownership to the Corporation. Write-downs to real estate in the amount of $1,581,000 were due to a change in the methodology utilized in the valuation of developed residential building lots. This change was related to the evaluation of appraisals of this type of collateral, where the appraised value of developed residential building lots was required to be discounted based on the absorption factor associated with the collateral. The Corporation recorded a loss of $476,000 on the sale of 37 properties during 2010.
2009 Compared to 2008. Non-interest loss was ($469,000) in 2009, compared to ($930,000) in 2008, a decrease in the loss of $461,000 or 50%. The decrease in the loss was primarily due to the increase in the gain on the sale of loans, increased rental income on other real estate and a decline in the losses recognized on the sale of other real estate write-down and loss on sale of real estate owned. During 2009, the Corporation recorded write-downs on 44 properties in the amount of $2,766,000. The Corporation recorded a net loss of $139,000 on the sale of 22 properties during 2009.

Non-Interest Expense
2010 Compared to 2009. Non-interest expense was $28,532,000 in 2010 compared to $32,720,000 in 2009 a decrease of $4,188,000 or 13%. The decrease in non-interest expense was primarily due to the impairment of other intangible assets in 2009.
When the non-cash impairment charge is excluded from 2009, non-interest expense was $28,532,000 compared to $28,723,000 in 2009, a decrease of $191,000 or 1%. This decrease was primarily due to decreases in salaries and benefits, amortization of intangible assets, and defaulted loan expense, which were partially offset by an increase in the FDIC assessment
The largest component of the decrease in non-interest expense was salaries and employee benefits which amounted to $12,436,000 in 2010 compared to $12,974,000 in 2009, a decrease of $538,000 or 4%. The decline in salaries and employee benefits was primarily the reallocation of personnel resources. As of December 31, 2010, the number of full time equivalent employees was 193 compared to 194 as of December 31, 2009.
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
Income Tax Provision
2010 Compared to 2009. Income tax benefit was $188,000 in 2010 compared to income tax expense of $8,009,000 in 2009, a decrease in income tax expense of $8,197,000.
2009 Compared to 2008. Income tax expense (benefit) was $8,009,000 in 2009 compared to ($16,847,000) in 2008, a decrease of $24,856,000. The decrease was primarily due to the recording of a valuation allowance on the Corporation’s deferred tax asset in the amount of $25,851,000. As noted in the discussion of the provision for loan losses, two major automobile manufacturers filed for bankruptcy during 2009. The negative impact of these filings led to a significant increase in non-performing assets and subsequent losses recognized on these assets. These losses led management to evaluate the ability to utilize the deferred tax asset in a reasonable period. Management determined that utilizing the deferred tax asset was not verifiable and accordingly has fully reserved this asset. This non-cash charge eliminates the Corporation’s deferred tax asset in its entirety. Until this valuation allowance is retired, the Corporation will not record income tax expense or benefit. Refer to Note I of the Notes to Consolidated Financial Statements for additional information.

Comparison of Financial Condition at December 31, 2010 and December 31, 2009
Assets. Total assets at December 31, 2010 were $915,684,000 compared to $986,486,000 at December 31, 2009, a decrease of $70,802,000 or 7%. The decrease was primarily due to a decrease in net loans which is partially offset by increases in interest bearing deposits with banks and securities available for sale.
Securities Available for Sale. Total securities available for sale, at December 31, 2010 were $54,811,000 compared to $46,300,000 at December 31, 2009, an increase of $8,511,000 or 18%. The increase was primarily due to the deployment of available funds into securities available for sale in order to improve the Corporation’s yield on available funds. The Bank’s portfolio of securities available for sale has an amortized cost of $55.8 million and a fair value of $54.8 million. The securities at December 31, 2010 are as follows (in thousands):

	December 31, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Government sponsored enterprises (GSE) — mortgage backed securities	$55,586	$1	($1,026)	$54,561
Other securities	250	—	—	250

Totals	$55,836	$1	($1,026)	$54,811

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
US Government sponsored agency securities	$12,759	$20	($30)	$12,749
Corporate bonds	33,308	—	(197)	33,111
Government sponsored enterprises (GSE) — mortgage backed securities	101	3	—	104
Other securities	336	—	—	336

Totals	$46,504	$3	($227)	$46,300

A balance and yield schedule of the securities portfolio at December 31, 2010 is listed below (in thousands):

				Weighted
		Amortized	Fair	Average
	Par Value	Cost	Value	Yield
GSE — mortgage backed securities	$53,396	$55,586	$54,561	2.53%
Other securities	250	250	250	4.50%

Totals	$53,646	$55,836	$54,811	2.54%

The entire available for sale portfolio matures in 1 to 5 years. The entire portfolio has a net unrealized loss of $1,025,000. The unrealized loss is reflected by an adjustment to stockholders’ equity.
Loans. Total loans at December 31, 2010 were $735,851,000 compared to $833,136,000 at December 31, 2009, a decrease of $97,285,000 or 12%. The components of the outstanding balances for the years ended December 31, are as follows (in thousands):

	2010	2009	2008	2007	2006
Consumer loans	$25,871	$29,386	$31,864	$35,833	$32,282
Commercial, financial, & other	121,015	144,630	164,740	174,958	124,523
Land development loans — residential	21,975	38,472	54,323	63,639	65,460
Land development loans — non residential	9,970	11,644	16,094	10,156	14,633
Commercial construction loans — residential	10,613	13,287	17,296	33,768	30,988
Commercial construction loans — non residential	12,568	20,061	25,322	40,187	38,662
Commercial real estate mortgages	495,501	531,156	571,204	539,306	401,924
Residential real estate mortgages	38,338	44,500	52,426	54,237	47,948

	$735,851	$833,136	$933,269	$952,084	$756,420

The decrease in loans during 2010 was primarily due to net charge-offs of $23,132,000, the transfer of loans to other real estate in the amount of $16,231,000 and normal loan amortization.
The Bank expects the amount of total loans to remain relatively constant during 2011. The balances in land development loans and commercial construction loans are expected to decline. The balances in residential real estate mortgages, commercial real estate mortgages and other commercial loans are expected to increase. Management has implemented a strategy to decrease its exposure to land development and commercial construction loans. The extension of credit on these types of collateral is very limited or prohibited. Management will continue to focus on management of the existing loan portfolio and decreasing the level of non-performing loans in the portfolio. The Bank’s portfolio of consumer and residential loans will remain relatively stable as the repayment streams of these types of loans will be replaced by the active origination of these types of loans.

A maturity and repricing schedule of the loan portfolio, which distributes fixed rate loans by maturity date and adjustable rate loans by repricing date at December 31, 2010 is listed below (in thousands):

	Within	Three to	One to	After
	Three	Twelve	Five	Five
	Months	Months	Years	Years	Total
Consumer loans	$17,336	$2,390	$4,590	$21	$24,337
Commercial, financial & other	45,783	28,014	31,802	1,728	107,327
Land development loans — residential	3,091	2,924	4,056	—	10,071
Land development loans — non-residential	625	4,932	2,680	—	8,237
Construction loans — residential	732	2,119	—	—	2,851
Construction loans — non-residential	11,544	—	707	—	12,251
Commercial real estate mortgages	62,407	87,011	297,560	20,065	467,043
Residential real estate mortgages	1,007	19,531	8,934	7,699	37,171

	$142,525	$146,921	$350,329	$29,513	669,288

Non-accrual loans					66,563

Total loans					$735,851

Loan at fixed interest rates	$65,330	$125,982	$340,731	$28,498	$560,541
Loan at variable interest rates	77,195	20,939	9,598	1,015	108,747

	$142,525	$146,921	$350,329	$29,513	669,288

Non-accrual loans					66,563

Total loans					$735,851

Variable rate loans comprise 15% of the loan portfolio. The interest rates of these loans change or reprice at specific intervals according to certain market indices. The remainder of the loan portfolio has a fixed interest rate until maturity.
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
The following is a summary of non-performing and problem loans (in thousands):

	2010	2009	2008
Troubled debt restructuring and still accruing	48,527	59,420	17,765
Over 90 days past due and still accruing	—	—	450
Non-accrual loans	66,563	49,341	51,708

Total non performing loans	$115,090	$108,761	$69,923

Non-performing loans included troubled debt restructuring of $48,527,000 at December 31, 2010. These loans were qualified as troubled debt restructuring due primarily to changes from principal and interest payments to interest only payments, restructuring of collateral, or renewals of interest reserves when current loan to value ratios were outside of our normal loan policy. Accordingly, these loans are deemed impaired upon restructuring. Any necessary valuation allowance is set aside for these loans in the allowance for loan losses. At December 31, 2010, specific allocations for loans classified as troubled debt restructuring amounted to $6,310,000. At December 31, 2010, all loans classified as troubled debt restructuring were performing according to their restructured terms. At December 31, 2009, 3 loans classified as troubled debt restructuring amounting to $2,705,000 were not performing according to their restructured terms.
During 2010, non-accrual loans increased to $66,563,000 at December 31, 2010 from $49,341,000 at December 31, 2009. Non-accrual loans at December 31, 2010 that were current according to the modified terms of their loan agreement were $16,073,000 compared to $4,536,000 at December 31, 2009. Non-accrual loans at December 31, 2010 that were not current according to the modified terms of their loan agreement were $50,490,000 compared to $44,805,000 at December 31, 2009. The Bank is required to record charge-offs on any substandard collateral dependent loan to reduce the loan balance to its fair value. Previously, the Bank would include any collateral shortfall on substandard collateral dependent loans in the allowance for loan losses.
Non-performing loans at December 31, 2010 that were not current according to the modified terms of their loan agreement were $50,490,000 compared to $47,510,000 at December 31, 2009.
The increase in non-accrual loans during the year ended December 31, 2010 is primarily due to the downgrading of 110 loans with a balance of $48,140,000 to non-accrual status. An impairment analysis was completed on these loans and any loans with a collateral shortfall were charged down to the fair value of the collateral less estimated selling costs. The impact of the the increase in the amount of non-accruals loans on the allowance for loan loss was largely offset by the decline in the allocation factors identified for these types of loans. The fair value of the collateral is determined primarily through the utilization of prior appraisals, which are discounted according to age of the appraisal and the utilization of supplemental current market information. Charge-offs in the amount of $23,132,000 were recorded on these loans by the Corporation during 2010. We continue to work to collect these loans as they are all secured by real estate which we believe will have significant value, even in liquidation. The distribution of loans downgraded to non-accrual status during 2010 (dollars, in thousands) is as follows:

	Number of
	Loans	Balance
Consumer loans	15	$1,497
Commercial, financial, & other	30	8,912
Commercial real estate construction — residential property	10	9,613
Commercial real estate construction — non-residential property	—	—
Land development loans — residential property	4	5,391
Land development loans — non-residential property	1	317
Commercial real estate mortgages	41	21,721
Residential real estate mortgages	9	689

Total loans downgraded to non-accrual status	110	$48,140

The increase in non-performing loans is primarily related to the Bank’s commercial and commercial real estate loans as well as loans financing the development and construction of residential property. The decline of general economic conditions in Southeastern Michigan has negatively impacted many or the Bank’s commercial borrowers. The collapse of the value of the residential real estate market in Southeastern Michigan has negatively impacted the underlying collateral value of our portfolio of land development and construction loans. At the time of origination, these loans were well-collateralized loans with well-established real estate developers and home builders. However, the underlying value of our collateral related to these types of loans has declined as the demand for new residential construction in Southeastern Michigan has diminished dramatically and the adverse impact on our loan portfolio is expected to continue. The distribution of non-accrual loans by loan type (dollars, in thousands) is as follows at December 31, 2010:

	Number of
	Loans	Balance
Consumer loans	18	$1,533
Commercial, financial, & other	42	13,688
Commercial real estate construction — residential property	16	11,904
Commercial real estate construction — non-residential property	2	1,734
Land development loans — residential property	8	7,763
Land development loans — non-residential property	1	317
Commercial real estate mortgages	45	28,458
Residential real estate mortgages	14	1,166

Total non-accrual loans	146	$66,563

Allowance for Loan Losses. The allowance for loan losses at December 31, 2010 was $27,971,000 compared to $35,125,000 at December 31, 2009, a decrease of $7,154,000 or 20%. The decrease in the allowance for loan loss is primarily due to the recording of $4,058,000 in specific allowances at December 31, 2009 for charge-offs that were recorded during 2010, the decline of net charge-offs and shrinkage in the loan portfolio during 2010 and to the leveling off in the rate of deterioration of non-performing loans during 2010. While the provision for loan losses during 2010 was due primarily to net charge-offs, the provision for loan losses during 2009 was due in large part to the increase in specific allowances and an increase in the allocation factors to those loans not specifically analyzed. During 2010, the Bank recorded net charge-offs of $23,132,000 compared to $30,190,000 during 2009. Charge-offs of $4,058,000 were recorded during 2010 on loans with specific allocations assigned at December 31, 2009 because these charge-offs were based on information that was received and subsequently confirmed in 2010 but where deterioration of the credit related to events that occurred in 2009. The provision for these charge-offs was recorded during the fourth quarter of 2009 because the deterioration of these credit occurred during 2009 even though the evidence of this deterioration was not received until 2010. Additionally, charge-offs of $3,667,000 were due to a change in the methodology relating to the valuation of residential building lots. This change was related to the evaluation of appraisals of this type of collateral, where the appraised value of developed residential building lots was required to be discounted based on the absorption factor associated with the collateral. The fact that these charge-offs, which amount to $7,725,000 during 2010 were not the result of deterioration of these credits during 2010 was considered in management’s analysis of the allowance for loan losses at December 31, 2010.
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

	2010	2009	2008	2007	2006
Balance, beginning of year	$35,125	$14,452	$10,617	$7,775	$6,808

Allowance on loans acquired	—	—	—	1,704	—

Charge-offs:
Consumer loans	1,019	1,154	318	226	24
Commercial, financial & other	6,385	4,878	4,304	914	139
Commercial construction loans — residential	1,887	9,441	1,635	1,291	—
Commercial construction loans — non-residential	36	4,364	192	—	—
Land development loans — residential	10,046	1,471	1,777	1,665	—
Land development loans — non-residential	300	1,981	—	—	—
Commercial real estate mortgages	4,455	6,919	2,446	662	36
Residential loans	276	701	296	320	38

Recoveries:
Consumer loans	203	176	19	25	17
Commercial, financial & other	330	339	117	224	218
Commercial construction loans — residential	1	—	—	—	—
Commercial construction loans — non-residential	—	—	3	6	—
Land development loans — residential	43	107	33	—	—
Commercial real estate mortgages	622	61	21	140	26
Residential loans	73	36	4	—	—

Net charge-offs	23,132	30,190	10,771	4,683	(24)

Additions charged to operations	15,978	50,863	14,606	5,821	943

Balance at end of period	$27,971	$35,125	$14,452	$10,617	$7,775

Allowance to total loans	3.80%	4.22%	1.55%	1.12%	1.03%

Net Charge-offs to average loans	2.94%	3.41%	1.14%	0.50%	0.00%

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

The allocation of the allowance for loan losses as of December 31, 2010 is as follows (in thousands):

	Total
	2010	2009	2008	2007	2006
Consumer loans	$1,115	$819	$141	$453	$470
Commercial, financial, & other	6,571	6,498	1,298	1,404	1,462
Land development loans — residential	1,757	5,909	4,496	2,215	1,228
Land development loans — non-residential	972	807	2,086	117	146
Commercial construction loans — residential	2,467	2,003	1,739	714	366
Commercial construction loans — non-residential	2,674	3,450	1,151	553	434
Commercial real estate mortgages	12,102	15,286	3,391	4,671	3,270
Residential real estate mortgages	313	353	150	490	398

	$27,971	$35,125	$14,452	$10,617	$7,775

	Percent of allowance for loan losses in each category
	to total allowance for loan losses
	2010	2009	2008	2007	2006
Consumer loans	3.99%	2.33%	0.98%	4.27%	6.05%
Commercial, financial, & other	23.49%	18.50%	8.98%	13.22%	18.80%
Land development loans — residential	6.28%	16.82%	31.11%	20.86%	15.80%
Land development loans — non-residential	3.48%	2.30%	14.43%	1.10%	1.88%
Commercial construction loans — residential	8.82%	5.70%	12.03%	6.73%	4.71%
Commercial construction loans — non-residential	9.56%	9.82%	7.96%	5.21%	5.58%
Commercial real estate mortgages	43.27%	43.52%	23.46%	44.00%	42.06%
Residential real estate mortgages	1.12%	1.00%	1.04%	4.62%	5.12%

	100.00%	100.00%	100.00%	100.00%	100.00%

	Percent of loans in each category to total loans
	2010	2009	2008	2007	2006
Consumer loans	3.52%	3.53%	3.41%	3.76%	4.27%
Commercial, financial, & other	16.45%	17.36%	17.65%	18.38%	16.46%
Land development loans — residential	2.99%	4.62%	5.82%	6.68%	8.65%
Land development loans — non-residential	1.35%	1.40%	1.72%	1.07%	1.93%
Commercial construction loans — residential	1.44%	1.59%	1.85%	3.55%	4.10%
Commercial construction loans — non-residential	1.71%	2.41%	2.71%	4.22%	5.11%
Commercial real estate mortgages	67.34%	63.75%	61.20%	56.64%	53.14%
Residential real estate mortgages	5.21%	5.34%	5.62%	5.70%	6.34%

	100.00%	100.00%	100.00%	100.00%	100.00%

Premises and Equipment. Premises and equipment at December 31, 2010 were $19,195,000 compared to $20,194,000 at December 31, 2009, a decrease of $999,000 or 5%. The decrease was primarily due to the depreciation of the Bank’s fixed assets.
Real Estate Owned. Real estate owned at December 31, 2010 was $21,502,000, compared to $23,435,000 at December 31, 2009, a decrease of $1,933,000 or 8%. Prior to being transferred to real estate owned, a valuation of the collateral is completed. Depending on the scope of the collateral, new appraisals may be performed as part of this process. If a new appraisal is not deemed to be necessary, valuations are completed internally by lending professionals based on prior appraisals and other current market information. Prior appraisals are discounted based on the age of the appraisal. All valuations are subsequently reviewed by management. The net realizable value is determined by deducting the estimated selling costs from the valuation. Any charge-offs are recorded prior to the transfer to real estate owned. The fair value of these properties is reviewed based on changing market conditions and subsequent valuations are obtained at least annually. Real estate owned at December 31, 2010 is comprised of real estate owned in the amount of $19,099,000 and real estate in redemption of $2,403,000. Real estate owned at December 31, 2010 is comprised of 68 properties with an aggregate appraised value of $24,332,000. The Bank expects real estate owned to increase during 2011 as non-performing loans are transferred to other real estate. During 2010, the Corporation recorded loss on the sale of real estate of $476,000 and write-downs in the value of real estate in the amount of $6,338,000 to address the decline in property values after the Bank took ownership of real estate. A summary by type of the real estate owned by the Bank is listed below (amounts, in thousands):

	Number of
Property Type	Properties	Amount
Single Family Homes	22	$1,815
Condominium	2	1,297
Vacant Land	24	10,368
Commercial	12	3,761
Office/Retail	8	4,261

Total	68	$21,502

Accrued Interest Receivable. Accrued interest receivable at December 31, 2010 was $3,286,000 compared to $3,562,000 at December 31, 2009, a decrease of $276,000 or 8%. The decrease was primarily due to the decline in loans during 2010.
Other Assets. Other assets at December 31, 2010 were $11,277,000 compared to $12,660,000 at December 31, 2009, a decrease of $1,383,000 or 11%. The decrease was largely due to the decrease in the federal income tax receivable.

Deposits. Total deposits at December 31, 2010 were $812,101,000 compared to $867,955,000 at December 31, 2009, a decrease of $55,854,000 or 6%. The components of the outstanding balances and percentage increase in deposits from 2009 to 2010 are as follows (in thousands):

	December 31, 2010		December 31, 2009		Percent
	Balance	Percent	Balance	Percent	Increase/(Decrease)
Non-interest bearing:
Demand	$88,267	10.87%	$83,873	9.66%	5.24%

Interest bearing:
Checking	$73,107	9.00%	$83,087	9.57%	(12.01%)
Money market	53,499	6.59%	52,412	6.04%	2.07%
Savings	41,214	5.07%	43,343	4.99%	(4.91%)
Time, under $100,000	291,478	35.89%	301,829	34.77%	(3.43%)
Time, $100,000 and over	264,536	32.57%	303,411	34.96%	(12.81%)

	723,834	89.13%	784,082	90.34%	(7.68%)

	$812,101	100.00%	$867,955	100.00%	(6.44%)

The decrease in deposits was primarily due in the level of earnings assets during 2010. The Bank completed an annual customer appreciation promotion in April 2010 as well as two time deposit promotions during 2010. The customer appreciation promotion is offered annually to enhance the Bank’s name awareness.
The Bank’s primary source of funds are retail deposits. The Bank is currently limited in the interest rates that may be offered on deposit account. The interest rates that the Bank offers on deposit products cannot exceed the interest rate caps that are published by the FDIC on a weekly basis. Additionally, the Bank is limited in the utilization of brokered deposits.
The Bank also utilizes public funds in the form of time deposits, $100,000 and over and brokered deposits as secondary sources of funds. In order to coordinate and manage these efforts, the Bank has also designated a public funds officer. Public funds at December 31, 2010 were $6.4 million compared to $7.1 million at December 31, 2009. There were 24 and 27 entities with public funds on deposit at December 31, 2010 and 2009, respectively. The average term of time deposits invested with the Bank by public units was 345 and 240 days at December 31, 2010 and 2009, respectively. There were no brokered deposits at December 31, 2010. Brokered deposits were $17.5 million with an average rate of 1.05% at December 31, 2009.

Final maturities of total time deposits are as follows (in thousands):

	$100,000 and over	Less than $100,000	Total
2011	$198,481	$219,980	$418,461
2012	59,846	62,360	122,206
2013	4,751	5,901	10,652
2014	454	826	1,280
2015 and thereafter	1,004	2,411	3,415

Totals	$264,536	$291,478	$556,014

The following is a summary of the distribution and weighted average interest rate of deposits at December 31, 2010 and 2009 (in thousands):

	2010		2009
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate
Non-interest bearing:
Demand	$88,267	—	$83,873	—

Interest bearing:
Checking	$73,107	0.21%	$83,087	0.47%
Money market	53,499	0.23%	52,412	0.64%
Savings	41,214	0.21%	43,343	0.30%
Time, under $100,000	291,478	1.60%	301,829	2.71%
Time, $100,000 and over	264,536	1.58%	303,411	2.59%

	723,834		784,082

	$812,101		$867,955

The Bank continues a strategy of shifting maturing time deposits into other savings products.
Federal Home Loan Bank Advances. Federal Home Loan Bank advances at December 31, 2010 were $63,716,000 compared to $63,855,000 at December 31, 2009, a decrease of $139,000. Management expects the amount of advances to remain relatively unchanged during 2011
In 1999, the Bank joined the Federal Home Loan Bank of Indianapolis. Membership in the Federal Home Loan Bank provides the Bank with a stable source of additional funding at a reasonable cost. Federal Home Loan Bank advances are collateralized with a blanket collateral agreement with the Federal Home Loan Bank and investment securities, available for sale. Please refer to Note G of the Notes to the Consolidated Financial Statements for additional information.

Accrued Interest Payable. Accrued interest payable at December 31, 2010 was $1,056,000 compared to $1,046,000 at December 31, 2009, an increase of $10,000 or 1%. The increase was primarily due to deferred interest payments on subordinated debentures partially offset by the decline in interest paid on deposits.
Other Liabilities. Other liabilities were $1,852,000 at December 31, 2010 compared to $1,685,000 at December 31, 2009, an increase of $167,000 or 10%. The increase was primarily due to an increase in accrued expenses.
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
Capital
Stockholders’ equity at December 31, 2010 was $26,959,000 compared to $41,945,000 as of December 31, 2009, a decrease of $14,986,000 or 36%. The decrease was primarily due to the net loss during 2010.
Applicable federal prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 2010 and 2009, the Bank and Corporation were undercapitalized. Please refer to Note M of the Notes to the Consolidated Financial Statements for additional information.
Undercapitalized institutions are subject to close monitoring by their federal bank regulator, restrictions on asset growth and expansion, and other significantly greater regulatory restrictions than apply to well-capitalized or adequately capitalized institutions.
On February 12, 2010, the Bank entered into a Consent Order that is effective February 22, 2010 with the FDIC and OFIR, its principal regulators, subsequent to a safety and soundness exam which outlined a variety of requirements to fulfill within certain timelines.
The Bank submitted a Capital Restoration Plan (“CRP”) to the FDIC and OFIR on December 15, 2009, due to our undercapitalized status based on our September 30, 2009 regulatory report of condition and income. This CRP was rejected because capital has not been successfully raised within the 120 days of the issuance of the Consent Order. An amended CRP was submitted on May 24, 2010. This CRP was also rejected because capital has not been successfully raised. The CRP addresses, among other things, the steps management will take to cause our capital levels to return to the minimum level to be adequately capitalized.
Management is considering various sources of capital and is considering a variety of options to accomplish this requirement during 2011.
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

The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 2010 which are expected to mature or reprice in each of the time periods shown below.

	Interest Rate Sensitivity Period
	1-90	91-365	1-5	Over
(In thousands)	Days	Days	Years	5 Years	Total
Earning assets
Federal funds sold	$55	$—	$—	$—	$55
Interest bearing deposits with Banks	48,621	9,044	29,410	—	87,075
Mortgage loans held for sale	353	—	—	—	353
Securities available for sale	10	25	—	54,776	54,811
Federal Home Loan Bank stock	3,605	—	—	—	3,605
Total loans, net of non-accrual	144,359	145,291	350,519	29,119	669,288

Total earning assets	197,003	154,360	379,929	83,895	815,187

Interest bearing liabilities
Total interest bearing deposits	285,716	300,566	137,290	263	723,835
Federal Home Loan Bank advances	53,500	—	10,216	—	63,716
Other Borrowings	—	—	—	—	—
Subordinated debentures	10,000	—	—	—	10,000

Total interest bearing liabilities	349,216	300,566	147,506	263	797,551

Net asset (liability) funding gap	(152,213)	(146,206)	232,423	83,632	$17,636

Cumulative net asset (liability) funding gap	($152,213)	($298,419)	($65,996)	$17,636

The second interest rate measurement used is commonly referred to as net income simulation analysis. We believe that this methodology provides a more accurate measurement of interest rate risk than GAP analysis. The simulation model assesses the directions and magnitude of variations in net interest income resulting from potential changes in market interest rates. This model would normally display the impact of identical movements in either direction. However, the potential downward movement in the prime interest rate is limited due to the current level of that interest rate. The maximum movement of that interest rate would be 100 basis points. Key assumptions in the model include prepayment speeds on various loan and investment assets; cash flows and maturities of interest-sensitive assets and liabilities; the variability of interest rate sensitivity of assets and liabilities; and changes in market conditions impacting loan and deposit volume and pricing. These assumption are inherently uncertain, subject to fluctuation and revision in a dynamic environment; therefore, the model cannot precisely estimate net interest income or exactly predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, changes in market conditions and our strategies, among other factors.
We conducted an interest rate simulation as of December 31, 2010, that assumed a gradual change in market rates occurred over the following twelve months. The following table reflects the suggested impact on net interest income over the next twelve months (dollars, in thousands):

	Change in Net Interest Income
Interest Rate Change	Amount	Percent
+ 500 Basis Points	$6,228	18.66%
+ 400 Basis Points	5,048	15.13%
+ 300 Basis Points	3,836	11.49%
+ 200 Basis Points	2,751	8.24%
+ 100 Basis Points	1,476	4.42%
- 100 Basis Points	0	0.00%

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
The following tables provide information about the Bank’s contractual obligations and commitments at December 31, 2010 (in thousands):
Contractual Obligations

	Payments Due By Period
	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total
Certificates of deposit	$418,461	$132,858	$4,433	$262	$556,014
Long-term borrowings	53,548	10,168	—	—	63,716
Lease commitments	626	439	201	—	1,266
Subordinated debentures	—	—	—	10,000	10,000

Totals	$472,635	$143,465	$4,634	$10,262	$630,996

Unused Loan Commitments and Letters of Credit

	Amount Of Commitment Expiration Per Period
	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total
Unused loan commitments	$25,667	$8,084	$4,204	$7,435	$45,390
Standby letters of credit	548	—	—	—	548

Totals	$26,215	$8,084	$4,204	$7,435	$45,938

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
Electronic Cash Letter Delivery
Electronic Statements Interactive
DirectLine OFX (Open Financial Exchange)
ATM/Debit Card On-Line Real Time Processing
Remote Deposit Lockbox Processing
Mutual Fund Sweeps
Netteller Positive Pay
Overdraft Protection
Yellow Hammer Fraud Protection
Re-launch Website with updated features and appearance
There are no plans to implement additional technologies in 2011.

DEARBORN BANCORP, INC.
DIRECTORS AND OFFICERS
DIRECTORS
MARGARET I. CAMPBELL
Retired, Manufacturing
JOHN E. DEMMER
Chairman of the Board and Chief Executive Officer
Jack Demmer Ford, Inc.;
Jack Demmer Lincoln, Inc. and
Jack Demmer Leasing
WILLIAM J. DEMMER
President
Jack Demmer Ford, Inc and
Jack Demmer Lincoln, Inc.
Jack Demmer Leasing
MICHAEL V. DORIAN, JR.
President
Mike Dorian Ford
DAVID HIMICK
Retired, Industrial Supply
DONALD G. KARCHER
Insurance Underwriter
Karcher Agency, Inc.
BRADLEY F. KELLER
Retired, Management
JEFFREY G. LONGSTRETH
Retired, Real Estate Broker/Owner
Century 21 — Curran & Christie
MICHAEL J. ROSS
President and Chief Executive Officer
Dearborn Bancorp, Inc. and Fidelity Bank
DR. ROBERT C. SCHWYN
Physician
Oaklane Medical
OFFICERS
JOHN E. DEMMER
Chairman of the Board
MICHAEL J. ROSS
President and Chief Executive Officer
JEFFREY L. KARAFA
Vice President, Treasurer and Secretary

FIDELITY BANK
DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS
MARGARET I. CAMPBELL
Retired, Manufacturing
JOHN E. DEMMER
Chairman of the Board
Jack Demmer Ford, Inc.;
Jack Demmer Lincoln Inc. and
Jack Demmer Leasing, Inc.
WILLIAM J. DEMMER
President
Jack Demmer Ford, Inc. and
Jack Demmer Lincoln, Inc. and
Jack Demmer Leasing, Inc.
MICHAEL V. DORIAN, JR.
President
Mike Dorian Ford
DAVID HIMICK
Retired, Industrial Supply
DONALD G. KARCHER
Insurance Underwriter
Karcher Agency, Inc.
BRADLEY F. KELLER
Retired, Management
JEFFREY G. LONGSTRETH
Retired, Real Estate Broker/Owner
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
GARY W. AMES JR.
Vice President & Controller
DEBBY M. ASTERIOU
Vice President — Treasury
THOMAS E. BELL
Vice President — Commercial Loans
DANIEL P. BROPHY
Vice President — Commercial Loans
KATHERINE T. BROWN
Vice President — Commercial Loans
DANIEL A. BZURA
Vice President — Branch Operations
PATRICIA CARMONA
Vice President — Accounting
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
TERRENCE P. LEVINS
Vice President — Commercial Loans
GAYLE S. McGREGOR
Vice President — Commercial Loans
WYNN C. MILLER
Vice President — Internal Audit
REGAN J. MORIN
Vice President — Commercial Loans
DAN K. MORRIS
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
Vice President — BSA & Security
SUSAN VETTRAINO
Vice President — Internal Controls
BRADY J. VIBERT
Vice President — Commercial Loans
CHRISTOPHER E. WESTPHAL
Vice President — Commercial Loans
PAMELA G. WILKS
Vice President — Product Support
ASSISTANT VICE PRESIDENTS
KAREN M. COVER
PATRICIA L. DANCIK
DONALD D. HARBIN
NADINE S. McMILLAN
MIHAI PARASCA
MARIAN Z. SMRCKA
FIRST LEVEL OFFICERS
STEPHENI C. AGUILA
DIANE E. AVERILL
MARK D. BOWERS
V. STACY BRANHAM
TERRENCE W. CARLSON
TIMOTHY D. COLLINS
DAVID H. DAVIES
KAREN B. DeVRIES
JENNIFER E. DOWNHAM
DANIEL C. GILBERT
DUANE J. HINKLEY
ANGELA HSU
MILY H. HUBENY
HILARY L. JOHNSON
KIM M. KELEMEN
SANDRA L. LETHBRIDGE
LISA M. LOBB
KRISTIN N. McCLARY
JAMES F. MILLER
MARK A. O’KEEFE
MICHAEL B. VASSAS
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
(313) 381-3200 or by E-mail at
Carolyn.Wilkins@fidbank.com.
ANNUAL MEETING
The Annual Meeting of Stockholders will be held on Tuesday, May 17, 2011, at Park Place, 23400 Park Avenue, Dearborn, Michigan, at 3:00 p.m.
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

	High	Low	Close
2010
First quarter	$2.48	$0.41	$1.11
Second quarter	5.47	1.09	1.87
Third quarter	3.16	1.23	1.79
Fourth quarter	2.40	1.50	1.65

2009
First quarter	$2.45	$1.33	$1.82
Second quarter	3.22	1.75	1.80
Third quarter	2.00	0.80	1.21
Fourth quarter	1.25	0.35	0.46
All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

PRINCIPAL NASDAQ MARKET MAKERS
Citadel Securities, LLC
131 South Dearborn Street, 32nd Floor
Chicago, IL 60603
(312) 395-2100
Credit Suisse Securities (USA), LLC
11 Madison Ave
New York NY 10010
(212)-325-2000
Direct Edge ECN, LLC
545 Washington Boulevard
Jersey City, NJ 07310
201-942-8228
E*Trade Capital Markets, LLC
One Financial Place
440 S. Lasalle St., Suite 3030
Chicago, IL 60605
(312) 986-9986
Goldman Sachs & Co
200 West Street
New York NY 10282
(212)-902-1000
Howe Barnes Hoefer & Arnett, Inc.
222 S. Riverside Plaza, 7th Floor
Chicago, Illinois 60606
(312) 655-3000
Knight Capital Americas, L.P.
545 Washington Boulevard
Jersey City, NJ 07310
(201) 557-6844
Merrill Lynch Pierce Fenner
One Bryant Park
New York NY 10036
(212)-449-1000
McAdams Wright Ragen Inc
925 Fourth Ave Ste 3900
Seattle WA 98104
(206)664-8850
Morgan Stanley & Company, Inc.
1585 Broadway
New York, NY 10036
(212) 761-4000
Pershing, LLC
One Pershing Plaza
Jersey City, NJ 07399
(201) 413-2000
Stifel Nicolaus & Co Inc
1 Financial Plaza
501 N Broadway
St Louis MI 63102
(314)-342-2000
UBS Securities, LLC
677 Washington Blvd., 6th Floor
Stamford, CT 06901
(203) 719-3000

DEARBORN BANCORP, INC.
1360 Porter Street
Dearborn, Michigan 48124
Phone: (313) 565-5700
www.fidbank.com